As filed with the Securities and Exchange Commission on April 22, 2024

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEAC II Corp.*

(Exact name of registrant as specified in its charter)

Cayman Islands*	7812	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

955 Fifth Avenue

New York, NY 10075

(310) 209-7280

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eli Baker

President and Chief Financial Officer

Screaming Eagle Acquisition Corp.

955 Fifth Avenue

New York, NY 10075

Telephone: (310) 209-7280

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel L. Rubinstein Jonathan P. Rochwarger White & Case LLP 1221 Avenue of the Americas New York, NY 10020 (212) 819-8200	David Coll-Black Goodmans LLP 333 Bay Street Toronto, Canada, ON M5H 2S7	David E. Shapiro Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Kimberly Burns Bennett Wong Dentons Canada LLP 250 Howe Street, 20th Floor Vancouver, British Columbia Canada, V6C 3R8

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

*

Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a deregistration pursuant to and in accordance with Sections 206 through 209 of the Cayman Islands Companies Act (as revised) and a continuation and domestication as a British Columbia company in accordance with the Business Corporations Act (British Columbia), pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to British Columbia, Canada. In connection with the Business Combination, the Registrant intends to change its name to Lionsgate Studios Corp.

The registrant (the “Registrant”) hereby amends this registration statement (the “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement registers the resale of up to 25,110,168 common shares (the “Offering Shares”), without par value, of SEAC II Corp., a Cayman Islands exempted company, by the Selling Shareholders named in this prospectus (or their permitted transferees) (the “Selling Shareholders”). The Selling Shareholders are expected to be issued the PIPE Shares (as defined below) in private placements immediately after the Amalgamations (as defined below) in connection with the proposed business combination and immediately prior to the consummation of the Business Combination by and among Screaming Eagle Acquisition Corp. (“SEAC”), SEAC II Corp., a Cayman Islands exempted company and a wholly-owned subsidiary of SEAC (“New SEAC” or “Pubco” following the consummation of the Business Combination), Lions Gate Entertainment Corp., a British Columbia company (“Lions Gate Parent” or “Lionsgate”), LG Sirius Holdings ULC, a British Columbia unlimited liability company and a wholly-owned subsidiary of Lions Gate Parent (“Studio HoldCo”), LG Orion Holdings ULC, a British Columbia unlimited liability company and a wholly-owned subsidiary of Lions Gate Parent (“StudioCo”), SEAC MergerCo, a Cayman Islands exempted company and a direct, wholly-owned subsidiary of New SEAC (“MergerCo”), and 1455941 B.C. Unlimited Liability Company, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of SEAC (“New BC Sub”).

The Offering Shares will not be issued and outstanding at the time of the extraordinary general meetings (the “SEAC Meetings”) of SEAC’s shareholders and public warrantholders relating to the Business Combination. Further, the holders of the Offering Shares will not receive any proceeds from the trust account established in connection with SEAC’s initial public offering in the event SEAC does not consummate an initial business combination by the June 15, 2024 deadline set forth in its amended and restated memorandum and articles of association, as amended (the “SEAC Articles”). In the event the Business Combination is not approved by SEAC Shareholders or the other conditions precedent to the consummation of the Business Combination are not met or waived, the PIPE Shares will not be issued and New SEAC will seek to withdraw the registration statement prior to its effectiveness.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 22, 2024

PRELIMINARY PROSPECTUS

SEAC II CORP.

25,110,168 Common Shares

This prospectus relates to the resale from time to time by the Selling Shareholders named in this prospectus or their permitted transferees (collectively, the “Selling Shareholders”) of up to 25,110,168 common shares (the “Offering Shares”), without par value, of SEAC II Corp., a Cayman Islands exempted company limited by shares (“New SEAC” or “Pubco”), which are expected to be issued to PIPE Investors (as defined below) in private placements immediately after the Amalgamations (as defined below) contemplated by the Business Combination (as defined below) pursuant to the terms of the Subscription Agreements (as defined below) in connection with the Business Combination. If the Business Combination is not consummated, the Offering Shares registered pursuant to this prospectus will not be issued.

On December 21, 2023, the board of directors of New SEAC (the “New SEAC Board”) and the board of directors of Screaming Eagle Acquisition Corp. (“SEAC” and its board of directors, the “SEAC Board”), respectively, approved a Business Combination Agreement, by and among SEAC, the parent company of New SEAC, New SEAC, Lions Gate Entertainment Corp., a British Columbia company (“Lions Gate Parent” or “Lionsgate”), LG Sirius Holdings ULC, a British Columbia unlimited liability company and a wholly-owned subsidiary of Lions Gate Parent (“Studio HoldCo”), LG Orion Holdings ULC, a British Columbia unlimited liability company and a wholly-owned subsidiary of Lions Gate Parent (“StudioCo”), SEAC MergerCo, a Cayman Islands exempted company and a direct, wholly-owned subsidiary of New SEAC (“MergerCo”), and 1455941 B.C. Unlimited Liability Company, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of SEAC (“New BC Sub”) (as amended on April 11, 2024 and as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, among other things and subject to the terms and conditions contained therein and the plan of arrangement (i) SEAC will merge with and into MergerCo (the “SEAC Merger”) with MergerCo surviving the SEAC Merger as a direct, wholly-owned subsidiary of New SEAC (the resulting entity referred to herein as MergerCo or, where specified, the “SEAC Merger Surviving Company”), (ii) SEAC Merger Surviving Company will distribute all of its assets lawfully available for distribution to New SEAC by way of a cash dividend (the “Cash Distribution”), (iii) SEAC Merger Surviving Company will transfer by way of continuation from the Cayman Islands to British Columbia in accordance with the Cayman Islands Companies Act (as revised) (the “Companies Act”) and the Business Corporations Act (British Columbia) (the “BC Act”) and convert to a British Columbia unlimited liability company in accordance with the BC Act (the “MergerCo Domestication and Conversion”), (iv) New SEAC will transfer by way of continuation from the Cayman Islands (the “New SEAC Domestication”, and together with the MergerCo Domestication and Conversion, the “Domestications”) to British Columbia in accordance with the Companies Act and continue as a British Columbia company in accordance with the applicable provisions of the BC Act, and (v) pursuant to an arrangement under Division 5 of Part 9 of the BC Act (the “Arrangement”), on the terms and subject to the conditions set forth in the Plan of Arrangement, (A) SEAC Merger Surviving Company and New BC Sub will amalgamate (the “MergerCo Amalgamation”) to form one corporate entity (“MergerCo Amalco”), in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement, (B) New SEAC and MergerCo Amalco will amalgamate (the “SEAC Amalgamation”) to form one corporate entity (“SEAC Amalco”), in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement, and (C) StudioCo and SEAC Amalco will amalgamate (the “StudioCo Amalgamation” and together with the MergerCo Amalgamation and the SEAC Amalgamation, the “Amalgamations”) to form one corporate entity (“Pubco”), in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement. The SEAC Merger, the Cash Distribution, the Domestications and the Arrangement (which includes the Amalgamations), together with the other transactions contemplated by the Business Combination Agreement, the Plan of Arrangement and all other agreements, certificates and instruments entered into in connection therewith, are referred to herein as the “Business Combination.” If the Business Combination

Agreement and the SEAC Merger are approved and adopted by SEAC’s shareholders and the closing conditions contemplated by the Business Combination Agreement are satisfied, New SEAC intends to effect a deregistration pursuant to and in accordance with Sections 206 through 209 of the Cayman Islands Companies Act (as revised) and a continuation and domestication as a British Columbia company in accordance with the Business Corporations Act (British Columbia), pursuant to which the New SEAC’s jurisdiction of incorporation will be changed from the Cayman Islands to British Columbia, Canada. In connection with the Business Combination, New SEAC intends to change its name to Lionsgate Studios Corp.

In connection with the Business Combination, concurrently with the execution of the Business Combination Agreement on December 22, 2023, and on April 11, 2024, SEAC, New SEAC and Lions Gate Parent entered into subscription agreements with the PIPE Investors pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase from Pubco, immediately following the Amalgamations, an aggregate of approximately 23,091,217 common shares of Pubco (the “PIPE Shares”), at a purchase price of $9.63 per share and $10.165 per share, respectively, for an aggregate cash amount of $225,000,000. Additionally, the Subscription Agreements provide certain PIPE Investors with certain reduction rights, pursuant to which the PIPE Investors may offset their total commitments under their respective Subscription Agreements to the extent such PIPE Investors purchase SEAC Class A Ordinary Shares (as defined below) in the open market or otherwise own such shares as of the date of the Subscription Agreement.

The Selling Shareholders may offer, sell or distribute all or a portion of the PIPE Shares registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will pay certain offering fees and expenses and fees in connection with the registration of the PIPE Shares and will not receive proceeds from the sale of the PIPE Shares by the Selling Shareholders. Class A ordinary shares, par value $0.0001 per share, of SEAC (a “SEAC Class A Ordinary Share”) and public warrants of SEAC (“SEAC Warrants”) are currently listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the symbols “SCRM” and “SCRMW”, respectively. In addition, certain of the SEAC Class A Ordinary Shares and the SEAC Public Warrants currently trade as part of the SEAC Units, which are listed on Nasdaq under the symbol “SCRMU”. Upon consummation of the Business Combination (the “Closing” and the date of the Closing, the “Closing Date”), SEAC Public Shareholders who do not redeem their SEAC Class A Ordinary Shares will ultimately (as a result of the SEAC Merger and the Amalgamations) receive one (1) common share of Pubco (“Pubco Common Share”) for each SEAC Class A Ordinary Share held by them immediately prior to the SEAC Merger. One business day prior to the Closing Date and prior to the SEAC Merger, subject to the approval by the public warrantholders of SEAC (the “SEAC Public Warrantholders”), each then issued and outstanding SEAC Public Warrant will be automatically exchanged for $0.50 in cash. In addition, all of the SEAC Private Placement Warrants will be forfeited and cancelled for no consideration. It is anticipated that upon the Closing, the Pubco Common Shares will be listed on Nasdaq under the ticker symbol “LION”. Pubco will have no units or warrants traded following the Closing.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 21 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April  , 2024.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

SELECTED DEFINITIONS

Unless otherwise stated or unless the context otherwise requires, the term“SEAC” refer to Screaming Eagle Acquisition Corp., the terms “we,” “us,” “our,” “New SEAC” refer to SEAC II Corp. and “Pubco,” “combined company” and “post-combination company” refer to SEAC II Corp. (to be renamed as Lionsgate Studios Corp.) and its subsidiaries following the consummation of the Business Combination.

Unless the context otherwise requires, references in this prospectus to:

•	“A&R Registration Rights Agreement” are to that certain amended and restated registration rights agreement Pubco, Studio HoldCo and SEAC Sponsor will enter into concurrently with the Closing.

•

“Adjusted OIBDA” are to a non-GAAP measure calculated as operating income (loss) before adjusted depreciation and amortization (“OIBDA”), adjusted for adjusted share-based compensation, purchase accounting and related adjustments, restructuring and other costs, certain charges (benefits) related to the COVID-19 global pandemic, certain programming and content charges as a result of management changes and/or changes in strategy, and unusual gains or losses (such as goodwill and intangible asset impairment and charges related to Russia’s invasion of Ukraine), when applicable.

•

“Aggregate Transaction Proceeds” are to an amount equal to the sum of (a) the amount of cash available in the Trust Account at Closing (subject to certain adjustments and after, for the avoidance of doubt, giving effect to redemptions but, for the avoidance of doubt, prior to the SEAC Public Warrant Exchange or the payment of any transaction expenses) plus (b) the aggregate cash proceeds actually received or deemed received by Pubco, SEAC, New SEAC or any of their applicable successors or assigns in respect of the PIPE.

•	“Amalgamations” are to the SEAC Amalgamation, the MergerCo Amalgamation and the StudioCo Amalgamation, collectively.

•

“Arrangement” are to an arrangement proposed by New BC Sub under Part 9, Division 5 of the BC Act on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Business Combination Agreement or the provisions of the Plan of Arrangement or made at the directions of the Court in the Interim Order or Final Order with the prior written consent of SEAC and Lions Gate Parent, such consent not to be unreasonably withheld, conditioned or delayed.

•	“BC Act” are to the Business Corporations Act (British Columbia).

•

“Business Combination” are to the transactions, including the SEAC Merger, the Cash Distribution, the Domestications and the Amalgamations, contemplated by the Business Combination Agreement, the Plan of Arrangement and all other agreements entered into in connection therewith.

•

“Business Combination Agreement” are to that certain Business Combination Agreement, dated December 22, 2023, as amended on April 11, 2024, by and among SEAC, New SEAC, Lions Gate Parent, Studio HoldCo, StudioCo, MergerCo and New BC Sub.

•

“Class B Conversion” are to any remaining SEAC Class B Ordinary Shares being deemed cancelled and surrendered for no consideration pursuant to a surrender letter in connection with each of the 2,010,000 remaining SEAC Class B Ordinary Shares automatically converting into one SEAC Class A Ordinary Share immediately following the Sponsor Securities Repurchase.

•	“Closing” are to the closing of the Business Combination.

•	“Closing Date” are to the date of Closing.

•	“Code” are to the U.S. Internal Revenue Code of 1986, as amended.

•	“Companies Act” are to the Cayman Islands Companies Act (as amended).

•	“Court” are to the Supreme Court of British Columbia.

•	“Deadline Date” are to the date by which SEAC must complete an Initial Business Combination, in accordance with the SEAC Articles.

•

“Domestication(s)” are to the transfer of New SEAC and/or MergerCo by way of continuation from the Cayman Islands to British Columbia, Canada in accordance with the memorandum and articles of association of respective entities and the Companies Act and BC Act and the domestication of New SEAC and/or MergerCo as British Columbia company(y/ies) in accordance with the applicable provisions of the BC Act, including all matters necessary or ancillary in order to effect such transfer by way of continuation, including the adoption of the notice of articles and articles in connection with the continuation into British Columbia under the BC Act.

•	“Exchange Act” are to the U.S. Securities Exchange Act of 1934, as amended.

•

“Final Order” are to the final order of the Court pursuant to section 291 of the BC Act, approving the Arrangement, in a form acceptable to SEAC and Lions Gate Parent, each acting reasonably, as such order may be amended, modified, supplemented or varied by the Court with the consent of SEAC and Lions Gate Parent, such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the effective time of the Arrangement or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended, on appeal, provided that any such affirmation or amendment is acceptable to each of SEAC and Lions Gate Parent, each acting reasonably.

•	“Form S-4/A” are to New SEAC’s Form S-4/A (File No. 333-276414), last filed with the SEC on April 12, 2024.

•	“GAAP” are to generally accepted accounting principles.

•	“Initial Business Combination” are to SEAC’s initial merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more business.

•

“Interim Order” are to the interim order of the Court contemplated by Section 2.02 of the Business Combination Agreement and made pursuant to section 291 of the BC Act, providing for, among other things, the calling and holding of the SEAC Shareholders’ Meeting, as the same may be amended, modified, supplemented or varied by the Court with the consent of SEAC and Lions Gate Parent, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of SEAC and Lions Gate Parent. A copy of the Interim Order is attached as Annex P to the Form S-4/A.

•	“Investment Canada Act” are to the Investment Canada Act (Canada) and the regulations made thereunder.

•	“IRS” are to the U.S. Internal Revenue Service.

•	“ITA” are to the Income Tax Act (Canada) and the regulations made thereunder as amended from time to time.

•

“LG Internal Restructuring” are to a series of transactions, which, if completed in their entirety, will result in the transfer of the Studio Business from Lions Gate Parent to StudioCo and the retention of Lions Gate Parent of the Starz Business.

•	“Lions Gate Parent” or “Lionsgate” are to Lions Gate Entertainment Corp., a British Columbia company.

•	“LG Parties” are to Lions Gate Parent, Studio HoldCo and StudioCo.

•

“LG Studios” are to StudioCo assuming, unless the context otherwise requires, the completion of the LG Internal Restructuring pursuant to which StudioCo shall, directly or indirectly, own the Studio Business.

•

“Lock-Up Agreement” are to the lock-up agreement by which the SEAC Sponsor and its transferees and holders of Pubco Common Shares affiliated with Lions Gate Parent (collectively, the “Lockup Shareholders”) will become bound on the Closing Date pursuant to the Business Combination Agreement and as set forth in the Plan of Arrangement.

•

“Maximum Redemption Scenario” are to the redemption scenario assuming that holders of an additional 5,531,192 SEAC Class A Ordinary Shares, or approximately 32% of the currently outstanding SEAC Class A Ordinary Shares following the Extension Meeting, exercise redemption rights with respect to such shares for their pro rata share of the funds in the Trust Account. As the Business Combination Agreement includes a Minimum Cash Condition that, at the Closing, Aggregate Transaction Proceeds be at least equal to $350.0 million in cash, including (i) at least $125.0 million in cash from the Trust Account (subject to adjustments and after reduction for the aggregate amount of payments required to be made in connection with any redemptions), plus (ii) the aggregate amount of cash that has been funded pursuant to the PIPE. Thus, the redemption of 5,531,192 SEAC Class A Ordinary Shares represents the estimated maximum number of SEAC Class A Ordinary Shares that can be redeemed while still achieving the Minimum Cash Condition.

•	“MergerCo” are to SEAC MergerCo, a Cayman Islands exempted company and a direct wholly-owned subsidiary of New SEAC, through the continuation into British Columbia under the BC Act.

•

“MergerCo Amalgamation” are to the amalgamation of SEAC Merger Surviving Company and New BC Sub pursuant to the Plan of Arrangement to form one corporate entity (“MergerCo Amalco”), in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement.

•	“MergerCo Class A Common Shares” are to the Class A common shares in the authorized share structure of SEAC Merger Surviving Company.

•	“Nasdaq” are to The Nasdaq Stock Market LLC.

•	“New BC Sub” are to 1455941 B.C. Unlimited Liability Company, and a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of SEAC.

•

“New SEAC” are to SEAC II Corp., a Cayman Islands exempted company and a wholly-owned subsidiary of SEAC, which in connection with the Business Combination will effect a deregistration pursuant to and in accordance with the Companies Act and a continuation and domestication as a British Columbia company in accordance with the BC Act, pursuant to which jurisdiction of New SEAC will be changed from the Cayman Islands to British Columbia, Canada.

•

“New SEAC Domestication” are to New SEAC transferring by way of continuation from the Cayman Islands to British Columbia in accordance with the Companies Act and continuing as a British Columbia company in accordance with the applicable provisions of the BC Act.

•	“Newly Issued Reduction Right Shares” means any newly issued SEAC Class A Ordinary Shares that may be issued to such PIPE Investors in connection with their purchase of the Reduction Right Shares.

•

“No Redemption Scenario” or “No Additional Redemption Scenario” are to the redemption scenario assuming that none of the holders of SEAC Class A Ordinary Shares exercise redemption rights with respect to such shares in connection with the Business Combination (but takes into account redemptions that already occurred in connection with the Extension Meeting).

•	“Offering Shares” are to PIPE Shares being registered herein.

•	“Outside Date” are to June 15, 2024, which can be extended to July 31, 2024 by SEAC or Lions Gate Parent subject to the conditions in the Business Combination Agreement.

•	“Pubco Sponsor Options” are to the options of Pubco to be issued to SEAC Sponsor in connection with the Closing, each of which is exercisable to purchase one Pubco Common Share.

•

“PIPE” are to a private placement to close immediately following the Amalgamations and conditioned upon the effectiveness of the consummation of the Business Combination, for an aggregate investment price equal to $225,000,000.

•	“PIPE Investors” are to those certain investors participating in the PIPE pursuant to the Subscription Agreements.

•	“PIPE Shares” are to the 23,091,217 Pubco Common Shares to be issued to the PIPE Investors in connection with the Business Combination.

•

“Plan of Arrangement” are to the Plan of Arrangement in respect of the Arrangement, the form of which is attached as Annex B to the Form S-4/A, subject to any amendments or variations to such plan made in accordance with the Business Combination Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of StudioCo and SEAC, each acting reasonably.

•

“Private Placement” are to the issuance of an aggregate of 23,091,217 Pubco Common Shares pursuant to the Subscription Agreements to the PIPE Investors immediately following the Amalgamations, at a purchase price of $9.63 per share and $10.165 per share, as applicable.

•

“Pubco” are to New SEAC, as such entity exists on the date hereof and as it is continued and amalgamated in connection with the Business Combination. Pubco intends to change its name to Lionsgate Studios Corp. following the Business Combination.

•	“Pubco Board” are to the board of directors of Pubco following the StudioCo Amalgamation.

•	“Pubco Closing Articles” are to the notice of articles and articles of Pubco to be adopted at the StudioCo Amalgamation Effective Time.

•	“Pubco Common Shares” are to, collectively, the Pubco common shares in the authorized share capital of Pubco.

•	“Pubco Shareholders” are to subsequent to the StudioCo Amalgamation, the shareholders of Pubco.

•	“Reduction Right Shares” are to shares purchased by the PIPE Investors for which they have exercised their reduction right in accordance with the terms of the Subscription Agreements.

•	“Registration Statement” are to this registration statement on Form S-1 filed with the SEC by Pubco, as it may be amended or supplemented from time to time, of which this prospectus forms a part.

•	“Sarbanes-Oxley Act” are to the U.S. Sarbanes-Oxley Act of 2002.

•	“SEAC” are to Screaming Eagle Acquisition Corp., a Cayman Islands exempted company.

•

“SEAC Amalgamation” are to the amalgamation of New SEAC and MergerCo Amalco pursuant to the Plan of Arrangement to form one corporate entity (“SEAC Amalco”), in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement.

•

“SEAC Articles” are to the amended and restated memorandum and articles of association of SEAC, adopted by Special Resolution dated January 4, 2022, effective on January 5, 2022, and as amended on April 9, 2024, as may be further amended and/or restated from time to time.

•	“SEAC Board” are to the board of directors of SEAC.

•	“SEAC Class A Ordinary Shares” are to SEAC’s Class A ordinary shares, par value $0.0001 per share, which are subject to possible redemption.

•	“SEAC Class B Ordinary Shares” are to SEAC’s Class B ordinary shares, par value $0.0001 per share.

•	“SEAC Entities” are to, collectively, New SEAC, MergerCo and New BC Sub.

•	“SEAC Founder Shares” are to the issued and outstanding SEAC Class B Ordinary Shares.

•	“SEAC Insiders” are to SEAC Sponsor and the directors and officers of SEAC.

•	“SEAC IPO” are to SEAC’s initial public offering of SEAC Units, which closed on January 10, 2022.

•	“SEAC management” are to SEAC’s officers and directors.

•	“SEAC Meetings” are to the SEAC Shareholders’ Meeting and the SEAC Public Warrantholders’ Meeting.

•

“SEAC Merger” are to SEAC’s merger with MergerCo, where SEAC merges into MergerCo, with MergerCo being the surviving entity (the resulting entity referred to herein as MergerCo or, where specified, the “SEAC Merger Surviving Company”).

•	“SEAC Ordinary Shares” are to the SEAC Class A Ordinary Shares and the SEAC Class B Ordinary Shares.

•	“SEAC Private Placement Warrants” are to the warrants issued to SEAC Sponsor in a private placement simultaneously with the closing of the SEAC IPO.

•	“SEAC Public Shareholders” are to the holders of SEAC Public Shares.

•	“SEAC Public Shares” are to SEAC Class A Ordinary Shares sold as part of the SEAC Units in the SEAC IPO (whether they were purchased in the SEAC IPO or thereafter in the open market).

•	“SEAC Public Warrantholders’ Meeting” are to the extraordinary general meeting of SEAC Public Warrantholders that is the subject of this prospectus and any adjournments thereof.

•	“SEAC Public Warrantholders” are to the holders of SEAC Public Warrants.

•	“SEAC Public Warrants” are to the warrants sold as part of the SEAC Units in the SEAC IPO (whether they were purchased in the SEAC IPO or thereafter in the open market).

•	“SEAC Securities” are to SEAC Units, SEAC Ordinary Shares and SEAC Warrants, collectively.

•	“SEAC Shareholders” are to, collectively, the SEAC Sponsor and the SEAC Public Shareholders.

•	“SEAC Shareholders’ Meeting” are to the extraordinary general meeting of SEAC Shareholders to be held on May 7, 2024 and any adjournments thereof.

•	“SEAC Sponsor” are to Eagle Equity Partners V, LLC, a Delaware limited liability company.

•

“SEAC Sponsor Options” are to the 2,200,000 SEAC Sponsor Options to be issued to the SEAC Sponsor one business day prior to the Closing, as a partial consideration for the Sponsor Securities Repurchase. Each of SEAC Sponsor Options will entitle SEAC Sponsor to purchase one SEAC Class A Ordinary Share at $0.0001 per share if certain vesting conditions are met within 5 years of the Closing Date. In connection with the Business Combination, the SEAC Sponsor Options will ultimately become options to purchase Pubco Common Shares pursuant to the terms of the Sponsor Option Agreement.

•	“SEAC Units” are to the units of SEAC sold in the SEAC IPO, each of which consists of one SEAC Class A Ordinary Share and one-third of one SEAC Public Warrant.

•	“SEAC Warrant Agreement” are to the Warrant Agreement, dated January 10, 2022, between SEAC and Continental Stock Transfer & Trust Company, as warrant agent.

•

“SEAC Warrant Agreement Amendment” are to an amendment to the SEAC Warrant Agreement, pursuant to which, one business day prior to the Closing, each then issued and outstanding SEAC Public Warrant will be automatically exchanged for $0.50 in cash, and all of the issued and outstanding SEAC Private Placement Warrants will be forfeited and cancelled for no consideration, the form of which is attached as Annex F to the Form S-4/A.

•	“SEAC Warrants” are to the SEAC Private Placement Warrants and the SEAC Public Warrants, collectively.

•	“SEAC Warrant Support Investors” are to those certain SEAC Public Warrantholders who entered into Warrantholder Support Agreements.

•	“SEAC Sponsor” are to Eagle Equity Partners V, LLC, a Delaware limited liability company.

•	“SEC” are to the U.S. Securities and Exchange Commission.

•	“Securities Act” are to the U.S. Securities Act of 1933, as amended.

•

“Special Resolution” are to a resolution passed by a majority of not less than two-thirds (66 2/3%) of the SEAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the SEAC Shareholders’ Meeting.

•

“Sponsor Support Agreement” are to that certain letter agreement dated as of December 22, 2023, by and among SEAC Sponsor, SEAC, StudioCo and Lions Gate Parent, a copy of which is attached hereto as Annex G to the Form S-4/A.

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“Sponsor Option Agreement” are to the sponsor option agreement that SEAC, New SEAC and the Sponsor will enter into, in connection with the Sponsor Securities Repurchase, one business day prior to the Closing, a copy of which is attached as Annex H to the Form S-4/A.

•	“Starz Business” are to substantially all of the assets and liabilities constituting Lions Gate Parent’s Media Networks segment.

•	“StudioCo” are to LG Orion Holdings ULC, a British Columbia unlimited liability company.

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“StudioCo Amalgamation” are to the amalgamation of StudioCo’s and SEAC Amalco pursuant to the Plan of Arrangement to form one corporate entity (“Pubco”), in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement.

•	“StudioCo Amalgamation Effective Time” are to the effective time of the StudioCo Amalgamation.

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“Studio Business” are to substantially all of the assets and liabilities constituting Lions Gate Parent’s Motion Picture and Television Production segments and a substantial portion of Lions Gate Parent’s corporate general and administrative functions.

•	“Studio HoldCo” are to LG Sirius Holdings ULC, a British Columbia unlimited liability company and a wholly owned subsidiary of Lions Gate Parent.

•

“Subscription Agreements” are to, the subscription agreements SEAC, New SEAC and Lions Gate Parent entered into with the PIPE Investors concurrently with the execution of the Business Combination Agreement and on April 11, 2024, a form of which is attached as Annex D to the Form S-4/A.

•	“Transfer Agent” are to Continental Stock Transfer & Trust Company, as transfer agent of SEAC.

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“Trading Price” are to the daily closing price of the Pubco Common Shares (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days beginning thirty (30) days or more after the Closing.

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“Trust Account” are to the trust account that holds proceeds from the SEAC IPO and the concurrent private placement of the SEAC Private Placement Warrants, established by SEAC for the benefit of the SEAC Public Shareholders, maintained by Continental Stock Transfer & Trust Company, acting as trustee.

•

“Warrantholder Support Agreements” are to those certain investor rights agreements entered into between StudioCo and certain SEAC Public Warrantholders concurrently with the execution of the Business Combination Agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect SEAC’s, Lions Gate Parent’s or StudioCo’s current views, as applicable, with respect to, among other things, their respective capital resources, performance and results of operations. Likewise, all of Lions Gate Parent’s and StudioCo’s statements regarding anticipated growth in operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook”, “believe”, “expect”, “potential”, “continue”, “may”, “will”, “should”, “could”, “seek”, “approximately”, “predict”, “intend”, “plan”, “estimate”, “anticipate” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this prospectus reflect SEAC’s, Lions Gate Parent’s or StudioCo’s current views, as applicable, about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. None of SEAC, Lions Gate Parent or StudioCo guarantees that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

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possible delays in closing the Business Combination, whether due to the inability to obtain SEAC Shareholder Approval or SEAC Public Warrantholder Approval, or failure to satisfy any of the conditions to closing the Business Combination, as set forth in the Business Combination Agreement;

•

the inability of the Business Combination, or an alternate business combination, to be completed by the Deadline Date, and the potential failure of SEAC to obtain an extension of the Deadline Date if sought by SEAC;

•	any waivers of the conditions to Closing as may be permitted in the Business Combination Agreement;

•	general economic uncertainty;

•	the volatility of currency exchange rates;

•	StudioCo’s ability to manage growth;

•	Pubco’s ability to obtain or maintain the listing of Pubco Common Shares on Nasdaq or any other national exchange following the Business Combination;

•	risks related to the rollout of StudioCo’s business and expansion strategy;

•	the effects of competition on StudioCo’s future business;

•	potential disruption in Lions Gate Parent’s employee retention as a result of the Business Combination;

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the impact of and changes in governmental regulations or the enforcement thereof, tax laws and rates, accounting guidance and similar matters in regions in which Pubco operates or will operate in the future;

•	international, national or local economic, social or political conditions that could adversely affect the companies and their business;

•	the effectiveness of Pubco’s internal controls and its corporate policies and procedures;

•	changes in personnel and availability of qualified personnel;

•	the volatility of the market price and liquidity of SEAC Units, SEAC Public Shares and SEAC Public Warrants;

•	potential write-downs, write-offs, restructuring and impairment or other charges required to be taken by Pubco subsequent to the Business Combination;

•	the possibility that the SEAC Board’s valuation of StudioCo was inaccurate, including the failure of SEAC’s diligence review to identify all material risks associated with the Business Combination;

•	the volatility of the market price and liquidity of Pubco Common Shares;

•	factors relating to the business, operations and financial performance of LG Studios and its subsidiaries and the Studio Business, including:

•	the anticipated benefits of the Business Combination may not be achieved;

•	changes in LG Studios’ business strategy, plans for growth or restructuring may increase its costs or otherwise affect its profitability;

•	LG Studios’ revenues and results of operations may fluctuate significantly;

•	the Studio Business relies on a few major retailers and distributors and the loss of any of those could reduce its revenues and operating results;

•	the Studio Business does not have long-term arrangements with many of its production or co- financing partners;

•	protecting and defending against intellectual property claims may have a material adverse effect on the Studio Business;

•	changes in consumer behavior, as well as evolving technologies and distribution models, may negatively affect the Studio Business, financial condition or results of operations;

•	LG Studios could be adversely affected by labor disputes, strikes or other union job actions;

•	LG Studios will be subject to risks associated with possible acquisitions, dispositions, business combinations, or joint ventures; and

•	business interruptions from circumstances or events out of LG Studios’ control could adversely affect LG Studios’ operations.

Forward-looking statements regarding expected ownership of Pubco Common Shares by existing SEAC Shareholders and Lions Gate Parent Shareholders following the Business Combination have been calculated based on each of SEAC’s and StudioCo’s outstanding share capital, each as of the date of this prospectus. The statements contained under the heading “LG Studios Projected Financial Information” in this prospectus are considered forward-looking statements. Forward-looking statements representing post-closing expectations are inherently uncertain. Estimates such as expected revenue, production, operating expenses, Adjusted OIBDA, general and administrative expenses, capital expenditures, free cash flow, net debt, reserves and other measures are preliminary in nature. There can be no assurance that the forward-looking statements will prove to be accurate and reliance should not be placed on these estimates in making investment decisions. See the other cautionary statements under “LG Studios Projected Financial Information” for further information.

The forward-looking statements contained herein are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-

looking statements. For a further discussion of the risks and other factors that could cause SEAC’s, StudioCo’s or Pubco’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statements, please see the section entitled “Risk Factors”. There may be additional risks that SEAC, StudioCo and/or Lions Gate Parent do not presently know or that SEAC, StudioCo and/or Lions Gate Parent currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made in making these forward-looking statements prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. While such forward-looking statements reflect SEAC’s, StudioCo’s and Lions Gate Parent’s good faith beliefs, as applicable, they are not guarantees of future performance. SEAC, StudioCo and Lions Gate Parent disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this prospectus, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to SEAC, StudioCo and Lions Gate Parent, as applicable.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SEAC,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Studio Business of Lions Gate Entertainment Corp.” and the financial statements included elsewhere in this prospectus.

Information About the Parties to the Business Combination

SEAC

SEAC is a blank check company incorporated as a Cayman Islands exempted company on November 3, 2021, for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving SEAC and one or more target businesses.

SEAC’s securities are traded on Nasdaq under the ticker symbols “SCRM”, “SCRMU” and “SCRMW”. In connection with the Closing, the SEAC Securities will be delisted from Nasdaq.

SEAC’s sponsor is Eagle Equity Partners V, LLC, a Delaware limited liability company. The sole managing member of SEAC Sponsor is EEP Holdings – SC, LLC (“EEP Holdings”), a Delaware limited liability company. EEP Holdings is controlled by Eli Baker, Harry E. Sloan and Jeff Sagansky, each of whom is a U.S. person. The business of SEAC Sponsor is to invest in the securities of SEAC.

The mailing address of SEAC’s principal executive office is 955 Fifth Avenue, New York, NY 10075, and its telephone number is (310) 209-7280.

New SEAC

New SEAC is SEAC II Corp., a Cayman Islands exempted company and a wholly-owned subsidiary of SEAC. Prior to the consummation of the Business Combination described herein, New SEAC intends to effect a deregistration pursuant to and in accordance with Sections 206 through 209 of the Companies Act and a continuation and domestication as a British Columbia company in accordance with the BC Act, pursuant to which jurisdiction of incorporation of New SEAC will be changed from the Cayman Islands to British Columbia, Canada. In connection with the Business Combination, New SEAC (which we refer to as Pubco following the Business Combination) intends to change its name to Lionsgate Studios Corp.

MergerCo

MergerCo is SEAC MergerCo, a Cayman Islands exempted company and a wholly-owned subsidiary of New SEAC.

New BC Sub

New BC Sub is 1455941 B.C. Unlimited Liability Company, a British Columbia unlimited liability company and a wholly-owned subsidiary of SEAC.

Lions Gate Parent

Lions Gate Parent, or Lionsgate, is Lions Gate Entertainment Corp., a British Columbia corporation. Lions Gate Parent was incorporated under the Canada Business Corporations Act using the name 3369382 Canada Limited on April 28, 1997, amended its articles on July 3, 1997 to change its name to Lions Gate Entertainment Corp., and on September 24, 1997, continued under the Business Corporations Act (British Columbia).

Lions Gate Parent, and its Studio Business, encompasses a world-class motion picture and television studio operations, designed to bring a unique and varied portfolio of entertainment to consumers around the world. Its film, television and location-based entertainment businesses are backed by a more than 20,000-title library and a valuable collection of iconic film and television franchises.

Lions Gate Parent’s securities are traded on the New York Stock Exchange under the ticker symbols “LGF.A” and “LGF.B”.

The mailing address of Lions Gate Parent’s principal executive office is 2700 Colorado Avenue, Santa Monica, CA 90404, and its telephone number is (310) 449-9200. Lions Gate Parent’s head office address is located at 250 Howe Street, 20th Floor, Vancouver, British Columbia V6C 3R8.

Studio HoldCo

Studio HoldCo is LG Sirius Holdings ULC, a British Columbia unlimited liability company and a wholly owned subsidiary of Lions Gate Parent.

StudioCo

StudioCo is LG Orion Holdings ULC, a British Columbia unlimited liability company and a wholly-owned subsidiary of Lions Gate Parent. StudioCo exists for the purpose of holding Lions Gate Parent’s Studio Business and amalgamating with New SEAC in connection with the transactions described in this prospectus. Prior to the contribution of the Studio Business to StudioCo by Lions Gate Parent, which will occur prior to the StudioCo Amalgamation, StudioCo will have no operations other than those incidental to the transactions contemplated in the Business Combination Agreement and the potential completion of one or more financing transactions as further described in this prospectus.

Following the completion of the LG Internal Restructuring and prior to the Closing, StudioCo shall, directly or indirectly, own the assets and assume the liabilities of the Studio Business, which we refer to as LG Studios. LG Studios encompasses world-class motion picture and television studio operations, designed to bring a unique and varied portfolio of entertainment to consumers around the world. LG Studios’ film, television and location-based entertainment businesses are backed by a more than 20,000-title library and a valuable collection of iconic film and television franchises. A digital age company driven by its entrepreneurial culture and commitment to innovation, the Lionsgate brand is synonymous with bold, original, relatable entertainment for audiences worldwide. LG Studios manages and reports its operating results through two reportable business segments: Motion Picture and Television Production. See the section entitled “Business of LG Studios and Certain Information About StudioCo” for more information.

The mailing address of StudioCo’s principal executive office is 2700 Colorado Avenue, Santa Monica, CA 90404, and its telephone number is (310) 449-9200.

The Business Combination

On December 22, 2023, SEAC, New SEAC, Lions Gate Parent, Studio HoldCo, StudioCo, MergerCo and New BC Sub, entered into the Business Combination Agreement, which was amended on April 11, 2024, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) SEAC will merge with and into MergerCo with SEAC Merger

Surviving Company as the resulting entity, (ii) SEAC Merger Surviving Company will distribute all of its assets lawfully available for distribution to New SEAC by way of a cash dividend, (iii) SEAC Merger Surviving Company will transfer by way of continuation from the Cayman Islands to British Columbia in accordance with the Companies Act and the BC Act and convert to a British Columbia unlimited liability company in accordance with the applicable provisions of the BC Act, (iv) New SEAC will transfer by way of continuation from the Cayman Islands to British Columbia in accordance with the Companies Act and continue as a British Columbia company in accordance with the applicable provisions of the BC Act, and (v) in pursuant to an arrangement under Division 5 of Part 9 of the BC Act (the “Arrangement”) and on the terms and subject to the conditions set forth in the Plan of Arrangement, (A) SEAC Merger Surviving Company and New BC Sub will amalgamate to form MergerCo Amalco, in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement, (B) New SEAC and MergerCo Amalco will amalgamate to form SEAC Amalco, in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement and (C) StudioCo and SEAC Amalco will amalgamate to form Pubco, in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement. The Arrangement is subject to the approval by the Court under the BC Act. Details regarding the terms and conditions of the Business Combination are contained in the Business Combination Agreement.

If the Business Combination Agreement and the SEAC Merger are approved and adopted and the Business Combination is consummated, New SEAC will effect a deregistration pursuant to and in accordance with Sections 206 through 209 of the Cayman Islands Companies Act (as revised) and a continuation and domestication as a British Columbia company in accordance with the Business Corporations Act (British Columbia), pursuant to which the New SEAC’s jurisdiction of incorporation will be changed from the Cayman Islands to British Columbia, Canada. In connection with the Business Combination, New SEAC intends to change its name to Lionsgate Studios Corp.

Structure of the Business Combination

The following diagram illustrates the organizational structure of SEAC and LG Studios immediately prior to the Business Combination:

The following diagram illustrates the structure of Pubco immediately following the Business Combination. The percentages shown reflect the voting power and economic interests in Pubco on a combined basis, assuming no additional redemptions. Interests shown exclude any Pubco Common Shares that may be issuable to SEAC Sponsor upon vesting of the Pubco Sponsor Options after the Closing. Please see the subsection entitled “Ownership of Pubco Common Shares After Closing” for additional assumptions used in calculating such percentages.

The Private Placement

Concurrently with the execution of the Business Combination Agreement and on April 11, 2024, SEAC, New SEAC and Lions Gate Parent entered into subscription agreements with the PIPE Investors pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase from Pubco, immediately following the Amalgamations, an aggregate of approximately 23,091,217 PIPE Shares, at a purchase price of $9.63 per share and $10.165 per share, respectively, for an aggregate cash amount of $225,000,000. Additionally, the Subscription Agreements provide certain PIPE Investors with certain reduction rights, pursuant to which the PIPE Investors may offset their total commitments under their respective Subscription Agreements to the extent such PIPE Investors purchase SEAC Class A Ordinary Shares in the open market or otherwise own such shares as of the date of the Subscription Agreement, for up to an additional 2,018,951 PIPE Shares that may be issued to PIPE Investors who exercise such reduction rights.

Stock Exchange Listing

Listing of Pubco Common Shares on Nasdaq

New SEAC will apply to have the Pubco Common Shares listed on Nasdaq. Listing is subject to the approval of Nasdaq, respectively, in accordance with their respective original listing requirements. There is no assurance that Nasdaq will approve Pubco’s listing applications. Any such listing of the Pubco Common Shares will be conditional upon Pubco fulfilling all of the listing requirements and conditions of Nasdaq. It is anticipated that upon the Closing the Pubco Common Shares will be listed on Nasdaq under the ticker symbol “LION”.

Delisting of SEAC Securities and Deregistration of SEAC

SEAC and Lions Gate Parent anticipate that, following consummation of the Business Combination, the SEAC Class A Ordinary Shares, SEAC Units and SEAC Warrants will be delisted from Nasdaq, and SEAC will be deregistered under the Exchange Act.

Summary of Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 22 before making a decision to invest in Pubco Common Shares. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. Some of the risks related to Pubco and StudioCo’s business and industry and the Business Combination are summarized below.

Risks Related to the Studio Business

•	LG Studios faces substantial capital requirements and financial risks.

•	LG Studios may incur significant write-offs if its projects do not perform well enough to recoup costs.

•	Changes in LG Studios’ business strategy, plans for growth or restructuring may increase its costs or otherwise affect its profitability.

•	LG Studios’ revenues and results of operations may fluctuate significantly.

•

LG Studios’ content licensing arrangements, primarily those relating to the distribution of films in foreign territories, may include minimum guarantee arrangements which, absent such arrangements, could adversely affect our results of operations.

•	The Studio Business does not have long-term arrangements with many of its production or co- financing partners.

•	The Studio Business relies on a few major retailers and distributors and the loss of any of those could reduce its revenues and operating results.

•	A significant portion of the Studio Business’ library revenues comes from a small number of titles.

•	Changes in consumer behavior, as well as evolving technologies and distribution models, may negatively affect LG Studios’ business, financial condition or results of operations.

•	LG Studios expects to face substantial competition in all aspects of its business.

•	LG Studios faces economic, political, regulatory, and other risks from doing business internationally.

•	LG Studios will be subject to risks associated with possible acquisitions, dispositions, business combinations, or joint ventures.

•	If Entertainment One Canada Ltd. loses Canadian status, it could lose licenses, incentives and tax credits.

•	Lions Gate Parent may fail to realize the anticipated benefits of the acquisition of eOne.

•	LG Studios’ success will depend on attracting and retaining key personnel and artistic talent.

•	Global economic turmoil and regional economic conditions could adversely affect LG Studios’ business.

•	LG Studios could be adversely affected by labor disputes, strikes or other union job actions.

•	Business interruptions from circumstances or events out of LG Studios’ control could adversely affect LG Studios’ operations.

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LG Studios’ business is dependent on the maintenance and protection of its intellectual property and pursuing and defending against intellectual property claims may have a material adverse effect on LG Studios’ business.

•	The Studio Business involves risks of liability claims for content of material, which could adversely affect LG Studios’ business, results of operations and financial condition.

•	Piracy of films and television programs could adversely affect LG Studios’ business over time.

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LG Studios may rely upon “cloud” computing services to operate certain aspects of its service and any disruption of or interference with its use of its “cloud” computing servicer could impact its operations and its business could be adversely impacted.

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LG Studios’ activities are subject to stringent and evolving obligations which may adversely impact its operations. LG Studios’ actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions, litigation, fines and penalties, disruptions of its business operations, reputational harm, loss of revenue or profits, loss of customers or sales, and other adverse business consequences.

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Service disruptions or failures of LG Studios or its third-party service providers’ information systems may disrupt its businesses, damage its reputation, expose it to regulatory investigations, actions, litigation, fines and penalties or have a negative impact on its results of operations including but not limited to a loss of revenue or profit, loss of customers or sales and other adverse consequences.

•	LG Studios may incur debt obligations that could adversely affect its business and profitability and its ability to meet other obligations.

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The terms of the Lions Gate Parent Credit Agreement (as defined below) and the Lions Gate Parent Indenture (as defined below) restrict LG Studios’ current and future operations, particularly LG Studios’ ability to respond to changes or to take certain actions.

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The U.S. Internal Revenue Service may not agree that Pubco should be treated as a non-U.S. corporation for U.S. federal tax purposes and may not agree that its U.S. affiliates should not be subject to certain adverse U.S. federal income tax rules.

•	Future changes to U.S. and non-U.S. tax laws could adversely affect Pubco.

•	Changes in foreign, state and local tax incentives may increase the cost of original programming content to such an extent that they are no longer feasible.

•	Pubco’s tax rate is uncertain and may vary from expectations.

•	Legislative or other governmental action in the U.S. could adversely affect Pubco’s business.

•	Changes in, or interpretations of, tax rules and regulations, and changes in geographic operating results, may adversely affect Pubco’s effective tax rates.

Risks Related to Ownership of Pubco’s Securities

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Pubco cannot be certain that an active trading market for its common shares will develop or be sustained after the Business Combination, and following the completion of the Business Combination, its share price may fluctuate significantly as a result of numerous factors beyond Pubco’s control.

•	Pubco does not expect to pay any cash dividends for the foreseeable future.

•	If securities or industry analysts do not publish research or publish misleading or unfavorable research about Pubco’s business, Pubco’s share price and trading volume could decline.

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Upon consummation of the Business Combination, the rights and obligations of a Pubco shareholder will be governed by British Columbia law and may differ from the rights and obligations of shareholders of companies organized under the laws of other jurisdictions.

Controlled Company Exemption

Following the completion of the Business Combination, Lions Gate Parent will control a majority of the voting power of the outstanding Pubco Common Shares. As a result, Pubco will be a “controlled company” within the meaning of the Nasdaq rules, and Pubco may qualify for and rely on exemptions from certain corporate governance requirements. Under Nasdaq corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements to:

•	have a board that includes a majority of “independent directors”, as defined under Nasdaq rules;

•	have a compensation committee of the board that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	have independent director oversight of director nominations.

Pubco may rely on the exemption from having a board that includes a majority of “independent directors” as defined under Nasdaq rules. Pubco may elect to rely on additional exemptions and it will be entitled to do so for as long as Pubco is considered a “controlled company”, and to the extent it relies on one or more of these exemptions, holders of Pubco Common Shares will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

THE OFFERING

Issuer	SEAC II Corp.

In connection with and prior to the consummation of the Business Combination, New SEAC will effect a deregistration pursuant to and in accordance with Sections 206 through 209 of the Cayman Islands Companies Act (as revised) and a continuation and domestication as a British Columbia company in accordance with the Business Corporations Act (British Columbia), pursuant to which the New SEAC’s jurisdiction of incorporation will be changed from the Cayman Islands to British Columbia, Canada. In connection with the Business Combination, the New SEAC intends to change its name to Lionsgate Studios Corp. If the Business Combination is not consummated, the Pubco Common Shares registered pursuant to this prospectus will not be issued.

Pubco Common Shares offered by the Selling Shareholders	Up to 25,110,168 shares of Pubco Common Shares, which include 23,091,217 PIPE Shares that are expected to be issued immediately following the Amalgamations and prior to the consummation of the Business Combination pursuant to the terms of the Subscription Agreements, an additional 2,018,951 PIPE Shares that may be issued to PIPE Investors who exercise reduction rights, which we refer to herein as “Newly Issued Reduction Right Shares.”

SEAC Ordinary Shares outstanding prior to the consummation of the Business Combination	35,925,223 Ordinary Shares issued and outstanding in the aggregate as of April 22, 2024. Of these 35,925,223 Ordinary Shares, 17,175,223 were SEAC Class A Ordinary Shares and 18,750,000 were SEAC Class B Ordinary Shares.

Pubco Common Shares outstanding after the consummation of the Business Combination	295,712,234 Pubco Common Shares under the No Redemption Scenario and 290,181,042 Pubco Common Shares under the Maximum Redemptions Scenario issued and outstanding after the Closing, which amounts exclude any additional shares that may be issued to PIPE Investors who exercise their reduction rights.

Use of proceeds	We will not receive any of the proceeds from the sale of the Pubco Common Shares by the Selling Shareholders.

Market for SEAC Class A ordinary shares and Pubco Common Shares	SEAC Class A Ordinary Shares, SEAC’s units and SEAC Public Warrants are currently traded on Nasdaq under the ticker symbols “SCRM”, “SCRMU” and “SCRMW,” respectively. We intend to list the Pubco Common Shares on Nasdaq under the ticker symbol “LION” upon the Closing. Pubco will not have units or warrants traded.

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before making an investment decision. Our business, prospects, financial condition or operating results could decline due to any of these risks and, as a result, you may lose all or part of your investment.

Risks Related to the Studio Business

LG Studios faces substantial capital requirements and financial risks.

The production, acquisition and distribution of motion picture and television content requires substantial capital. A significant amount of time may elapse between expenditure of funds and the receipt of revenues after release or distribution of such content. LG Studios cannot assure you that it is able to successfully implement arrangements to reduce the risks of production exposure such as tax credit, government or industry programs. Additionally, LG Studios may experience delays and increased costs due to disruptions or events beyond its control and if production incurs substantial budget overruns, LG Studios may have to seek additional financing or fund the overrun itself. LG Studios cannot make assurances regarding the availability of such additional financing on terms acceptable to it, or that it will recoup these costs. Increased costs or budget overruns incurred with respect to a particular film may prevent its completion of release, or may result in a delayed release and the postponement to a potentially less favorable date. This could adversely affect box office performance, and the overall financial success of such film. Any of the foregoing could have a material adverse effect on LG Studios’ business, financial condition, operating results, liquidity and prospects.

LG Studios may incur significant write-offs if its projects do not perform well enough to recoup costs.

LG Studios will be required to amortize capitalized production costs over the expected revenue streams as it recognizes revenue from films or other projects. The amount of production costs that will be amortized each quarter depends on, among other things, how much future revenue LG Studios expects to receive from each project. Unamortized production costs are evaluated for impairment each reporting period on a project-by-project basis when events or changes in circumstances indicate that the fair value of a film is less than its unamortized cost. These events and changes in circumstances include, among others, an adverse change in the expected performance of a film prior to its release, actual costs substantially in excess of budgeted cost for the film, delays or changes in release plans and actual performance subsequent to the film’s release being less than previously expected performance estimates. In any given quarter, if LG Studios lowers its previous forecast with respect to total anticipated revenue from any film or other project or increases its previous forecast of cost of making or distribution of the film, LG Studios may be required to accelerate amortization or record impairment charges with respect to the unamortized costs, even if it previously recorded impairment charges for such film or other project. Such impairment charges could adversely impact the business, operating results and financial condition.

Changes in LG Studios’ business strategy, plans for growth or restructuring may increase its costs or otherwise affect its profitability.

As changes in LG Studios’ business environment occur, it may adjust its business strategies to meet these changes, which may include growing a particular area of business or restructuring a particular business or asset. In addition, external events including changing technology, changing consumer patterns, acceptance of its theatrical offerings and changes in macroeconomic conditions may impair the value of its assets. When these occur, LG Studios may incur costs to adjust its business strategy and may need to write down the value of assets. LG Studios may also invest in existing or new businesses. Some of these investments may have negative or low short-term returns and the ultimate prospects of the businesses may be uncertain or may not develop at a rate that supports its level of investment. In any of these events, LG Studios’ costs may increase, it may have significant charges associated with the write-down of assets, or returns on new investments may be lower than prior to the change in strategy, plans for growth or restructuring.

LG Studios’ revenues and results of operations may fluctuate significantly.

LG Studios’ results of operations will depend significantly upon the commercial success of the motion picture, television and other content that it sells, licenses or distributes, which cannot be predicted with certainty. In particular, if one or more motion pictures underperform at the box office in any given period, its revenue and earnings results for that period (and potentially, subsequent periods) may be less than anticipated. LG Studios’ results of operations may also fluctuate due to the timing, mix, number and availability of theatrical motion picture and home entertainment releases, as well as license periods for content. Moreover, low ratings for television programming produced by LG Studios may lead to the cancellation of a program which may result in significant programming impairment charges in a given period, and can negatively affect license fees for the cancelled program in future periods. Other than non-renewals or cancellation of television programs or series that may occur from time to time, Lions Gate Parent is not aware of any current material cancellation of television programming releases or of content that it sells, licenses or distributes. In addition, the comparability of results may be affected by changes in accounting guidance or changes in LG Studios’ ownership of certain assets and businesses. As a result of the factors above, LG Studios’ results of operations may fluctuate and differ from period to period, and therefore, may not be indicative of the results for any future periods or directly comparable to prior reporting periods.

LG Studios’ content licensing arrangements, primarily those relating to the distribution of films in foreign territories, may include minimum guarantee arrangements which, absent such arrangements, could adversely affect our results of operations.

LG Studios generates revenue principally from the licensing of content in domestic theatrical exhibition, home entertainment (e.g., digital media and packaged media), television, and international market places. Certain of such content licensing arrangements, primarily those relating to the distribution of films by third parties in foreign territories, may include a minimum guarantee. Revenue from these minimum guarantee arrangements amounted to approximately $101.3 million, $51.1 million and $29.8 million for the years ended March 31, 2023, 2022 and 2021 respectively, and $100.0 million and $29.6 million for the nine months ended December 31, 2023 and 2022, respectively.

To the extent that receipts generated by such foreign distributor from distribution of the film in the territory exceeds a formula-based threshold, the distributor pays LG Studios an amount in addition to the minimum guarantee (the “overage”). Absent these arrangements, the revenues derived by LG Studios may be determined as a function of a revenue-sharing formulation that calculates the licensee fee payable to LG Studios solely based on the actual performance of the film in the territory. In these situations, content that is not favorably received or underperforms may not achieve the level of revenues that LG Studios would have received from a minimum guarantee arrangement, which could adversely impact the Company’s business, operating results and financial condition.

The Studio Business does not have long-term arrangements with many of its production or co-financing partners.

With respect to the Studio Business, Lions Gate Parent typically does not enter into long-term production contracts with the creative producers of motion picture and television content that it produces, acquires or distributes. Moreover, LG Studios generally will have certain derivative rights that provide it with distribution rights to, for example, prequels, sequels and remakes of certain content it produces, acquires or distributes. There is no guarantee that LG Studios will produce, acquire or distribute future content by any creative producer or co-financing partner, and a failure to do so could adversely affect its business, financial condition, operating results, liquidity and prospects.

The Studio Business relies on a few major retailers and distributors and the loss of any of those could reduce its revenues and operating results.

A small number of retailers and distributors account for a material percentage of the revenues in home entertainment for the Motion Picture segment of the Studio Business. The Studio Business does not have long-term agreements with retailers. In addition, in fiscal 2023, 2022 and 2021, the Studio Business generated approximately 25%, 24% and 11%, respectively, of its revenue from the Starz Business, and in fiscal 2023, 2022 and 2021, the Studio Business generated approximately 11%, 9% and 15%, respectively, of its revenue from Amazon.com, Inc. and its subsidiaries. LG Studios cannot assure you that it will maintain favorable relationships with its retailers and distributors or that they will not be adversely affected by economic conditions, including as a result of global pandemics, wars, such as Russia’s invasion of Ukraine (including sanctions therefrom, though Lions Gate Parent and, to the knowledge of Lions Gate Parent, its directors and executive officers have not been, and are not expected to be, subject to any sanctions related to Russia’s invasion of Ukraine), rising interest rates, inflation or a recession. For additional information, see Note 16 to the combined audited financial statements of the Studio Business in this prospectus. For information regarding charges related to Russia’s invasion of Ukraine included in direct operating expenses for fiscal 2022, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Studio Business of Lions Gate Entertainment Corp.”

A significant portion of the Studio Business’ library revenues comes from a small number of titles.

The Studio Business depends on a limited number of titles in any given fiscal quarter for the majority of the revenues generated by its library. In addition, many of the titles in its library are not presently distributed and generate substantially no revenue. Moreover, its rights to the titles in its library vary; in some cases, the Studio Business only holds the right to distribute titles in certain media and territories for a limited term; in other cases, certain rights may be reserved and/or granted to third parties or otherwise only granted to LG Studios for a limited period. If LG Studios cannot acquire new product and the rights to popular titles through production, distribution agreements, acquisitions, mergers, joint ventures or other strategic alliances, or renew expiring rights to titles generating a significant portion of its revenue on acceptable terms, any such failure could have a material adverse effect on its business, financial condition, operating results, liquidity and prospects. Other than its recent acquisition of eOne, Lions Gate Parent has not entered into any agreements regarding material acquisitions of titles, renewals, business combinations, joint ventures or sales that are pending. Completed material acquisitions have been previously disclosed in the reports of Lions Gate Parent that have been filed under the Exchange Act.

Changes in consumer behavior, as well as evolving technologies and distribution models, may negatively affect LG Studios’ business, financial condition or results of operations.

LG Studios’ success, in part, depends on its ability to anticipate and adapt to shifting content consumption patterns. The ways in which viewers consume content, and technology and business models in its industry, continue to evolve, and new distribution platforms, as well as increased competition from new entrants and emerging technologies, have added to the complexity of maintaining predictable revenues. Developments in technology and new content delivery products and services have also led to an increased amount of video content, as well as changes in consumers’ expectations regarding the availability of video content and their willingness to pay for access to such content. These changes include the increase in the number of advertising-based video on demand services or free, ad-supported streaming linear channels (also known as FAST channels) or increased cord-cutting. In addition, rules governing new technological developments, such as developments in generative artificial intelligence, remain unsettled, and these developments may affect aspects of LG Studios’ business model, including revenue streams for the use of its intellectual property and how LG Studios creates and distributes its content. If LG Studios fails to successfully exploit emerging technologies and effectively anticipate or adapt to emerging competitors, content distribution platforms, changes in consumer behavior and shifting business models, this could have a material adverse effect on its competitive position, business, financial condition and results of operations.

LG Studios expects to face substantial competition in all aspects of its business.

LG Studios will be an independent distributor and producer. Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations that can provide both the means of distributing their products and stable sources of earnings that may allow them to better offset fluctuations in the financial performance of their motion picture operations and television production operations.

LG Studios faces economic, political, regulatory, and other risks from doing business internationally.

LG Studios has operations and distributes content outside the U.S. and derives revenue from international sources. As a result, its business is subject to certain risks inherent in international business, many of which are beyond its control. These risks may include:

•	difficulties in understanding and complying with local laws, regulations and customs in foreign jurisdictions;

•	laws and policies adversely affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

•	sanctions imposed on countries, entities and individuals with whom it conducts business (such as those imposed due to Russia’s invasion of Ukraine);

•	the impact of trade disputes;

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anti-corruption laws and regulations such as the Foreign Corrupt Practices Act and the U.K. Bribery Act that impose strict requirements on how LG Studios may conduct its foreign operations and changes in these laws and regulations;

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changes in local regulatory requirements including regulations designed to stimulate local productions, promote and preserve local culture and economic activity (including local content quotas, investment obligations, local ownership requirements, and levies to support local film funds);

•	differing degrees of consumer protection, data privacy and cybersecurity laws and changes in these laws;

•	differing degrees of employee or labor laws and changes in these laws that may impact our ability to hire and retain foreign employees;

•	strikes or other employment actions that may make it difficult to produce and/or localize content;

•	censorship requirements that may cause LG Studios to remove or edit popular content, leading to consumer disappointment, brand tarnishment or consumer dissatisfaction;

•	inability to adapt LG Studios’ offerings successfully to differing languages, cultural tastes, and preferences in international markets;

•	international jurisdictions where laws are less protective of intellectual property and varying attitudes towards the piracy of intellectual property;

•	establishing and protecting a new brand identity in competitive markets;

•	the instability of foreign economies and governments;

•	currency exchange restrictions, export controls and currency devaluation risks in some foreign countries;

•	war and acts of terrorism; and

•	the spread of communicable diseases, which may impact business in such jurisdictions.

LG Studios’ actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions, litigation, fines and penalties, disruptions of its business operations, reputational harm, loss of revenue or profits, loss of customers or sales, and other adverse business consequences.

LG Studios will be subject to risks associated with possible acquisitions, dispositions, business combinations, or joint ventures.

From time to time, LG Studios may engage in discussions and activities with respect to possible acquisitions, sale of assets, business combinations, joint ventures intended to complement or expand its business or other transactions, such as its acquisition of eOne in December 2023. However, LG Studios may not realize the anticipated benefit from the transactions it pursues; there may be liabilities assumed that it did not discover or that it underestimated in the course of performing its due diligence; the negotiation of the transaction and the integration of the acquired business could require LG Studios to incur significant costs and cause diversion of management’s time and resources; the transaction could result in impairment of goodwill and other intangibles, development write-offs and other related expenses; the transaction may pose challenges in the consolidation and integration of information technology, accounting systems, personnel and operations; and LG Studios may have difficulty managing the combined entity in the short term if it experiences a significant loss of management personnel during the transition period after a significant acquisition. No assurance can be given that expansion, acquisition or other opportunities will be successful, completed on time, or that LG Studios will realize expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits. Any of the foregoing could have a material adverse effect on LG Studios’ business, financial condition, operating results, liquidity and prospects. If LG Studios determines to sell individual properties, libraries or other assets or businesses, it will benefit from the net proceeds realized from such sales. However, LG Studios’ long-term revenue may be affected due to the loss of revenue generating assets, and poor timing of disposals may result in unrealized asset value, all of which may diminish its ability to service its indebtedness and repay its notes and its other indebtedness at maturity. Furthermore, LG Studios’ future growth may be inhibited if the disposed asset contributed in a significant way to the diversification of its business platform.

If Entertainment One Canada Ltd. loses Canadian status, it could lose licenses, incentives and tax credits.

Through the acquisition of eOne, LG Studios indirectly acquired the economic interests in Entertainment One Canada Ltd., a Canadian corporation (“EOCL”). EOCL is able to benefit from a number of licenses, incentive programs and Canadian government tax credits as a result of it being “Canadian controlled” as defined in the Investment Canada Act. LG Studios has taken measures to ensure that EOCL’s Canadian status is maintained. There can be no assurance, however, that EOCL will be able to continue to maintain its Canadian status. The loss of EOCL’s Canadian status could harm LG Studios’ business, including the possible loss of future incentive programs and clawback of funding previously provided to EOCL.

Lions Gate Parent may fail to realize the anticipated benefits of the acquisition of eOne.

Lions Gate Parent may not be able to successfully integrate acquired personnel, operations, and technologies, or effectively manage the combined business following the eOne acquisition. Lions Gate Parent also may not achieve the anticipated benefits from the eOne acquisition due to a number of factors, including: (a) an inability to integrate or benefit from the acquisition in a profitable manner; (b) unanticipated costs or liabilities associated with the acquisition; (c) the incurrence of acquisition-related costs; (d) the diversion of management’s attention from other business concerns; and (e) the loss of our or the acquired business’ key employees.

LG Studios’ success will depend on attracting and retaining key personnel and artistic talent.

LG Studios’ success will depend upon the continued efforts, abilities and expertise of its executive teams and other key employees, including production, creative and technical personnel, including, in turn, on its ability to identify, attract, hire, train and retain such personnel. LG Studios expects to have employment agreements with top executive officers and production executives but does not expect to have significant “key person” life insurance policies for any employee. Although it is standard in the industry to rely on employment agreements as a method of retaining the services of key employees, these agreements cannot assure LG Studios of the continued services of such employees. In addition, LG Studios will depend on the availability of a number of actors, writers, directors and producers of third-party production companies who create its original programming. LG Studios cannot assure you that it will be successful in identifying, attracting, hiring, training and retaining such personnel in the future, and LG Studios’ inability to do so could have a material adverse effect on its business, financial condition, operating results, liquidity and prospects.

Global economic turmoil and regional economic conditions could adversely affect LG Studios’ business.

Global economic turmoil resulting from such events as global pandemics, wars, inflation, rising interest rates, bank failures or a recession, may cause a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, levels of intervention from U.S. federal government and other foreign governments, decreased consumer confidence, overall slower economic activity and extreme volatility in credit, equity and fixed income markets. A decrease in economic activity in the U.S. or in other regions of the world in which LG Studios will do business could adversely affect demand for its content, thus reducing its revenues and earnings. A decline in economic conditions could reduce performance of theatrical and home entertainment releases. In addition, an increase in price levels generally could result in a shift in consumer demand away from the entertainment offered, which could also adversely affect LG Studios revenues and, at the same time, increase costs. Moreover, financial institution failures may make it more difficult to finance any future acquisitions, or engage in other financing activities.

LG Studios could be adversely affected by labor disputes, strikes or other union job actions.

The Studio Business is directly or indirectly dependent upon highly specialized union members who are essential to the production of motion pictures and television content including writers, directors, actors and other talent as well as trade employees and others who are subject to collective bargaining agreements. In general, a labor dispute, work stoppage, work slowdown, strike by, or a lockout of, one or more of the unions that provide personnel essential to the production of motion pictures or television content, including a potential strike from The International Alliance of Theatrical Stage Employees, could delay or halt the Studio Business’s ongoing development and/or production activities, or could cause a delay or interruption in release of new motion pictures and television content. Labor disputes may restrict access to content, result in work stoppages, and may result in increased costs and decreased revenue, which could have a material adverse effect on LG Studios’ business, financial condition, operating results, liquidity and prospects.

Business interruptions from circumstances or events out of LG Studios’ control could adversely affect LG Studios’ operations.

The operations of the Studio Business are vulnerable to outages and interruptions due to fire, floods, power loss, telecommunications failures, software or hardware failures, loss of data, security breaches, cyberattacks, personnel misconduct or error, global pandemics, work stoppages and strikes, and similar events beyond its control. LG Studios’ headquarters will be located in Southern California, which is subject to natural disasters such as earthquakes, wildfires and flooding. In the event of a short-term power outage, LG Studios may have uninterrupted power source equipment designed to protect its equipment. A long-term power outage, however, could disrupt its operations.

Although LG Studios may carry business interruption insurance for potential losses (including earthquake-related losses), there can be no assurance that such insurance will be sufficient to compensate for losses that may occur or that such insurance may continue to be available on affordable terms. Any losses or damages incurred by LG Studios could have a material adverse effect on its business, financial condition, operating results, liquidity and prospects.

LG Studios’ business is dependent on the maintenance and protection of its intellectual property and pursuing and defending against intellectual property claims may have a material adverse effect on LG Studios’ business.

LG Studios’ ability to compete depends, in part, upon successful maintenance and protection of its intellectual property. LG Studios will attempt to maintain and protect its proprietary and intellectual property rights to its productions through available copyright and trademark laws, contractual provisions in its agreements with its employees, contractors and production partners that develop intellectual property on its behalf, and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations. Despite these precautions, existing copyright and trademark laws afford only limited practical protection in certain countries where the Studio Business distributes its products. As a result, it may be possible for unauthorized third parties to copy and distribute LG Studios’ productions or certain portions or applications of its intended productions, which could have a material adverse effect on LG Studios’ business, financial condition, operating results, liquidity and prospects. Moreover, there can be no assurance that LG Studios, content producers or other third parties from whom it has licensed or acquired content, have, in every instance, entered into agreements that contain appropriate protections regarding intellectual property, including non-disclosure, “work made for hire” or valid assignment provisions, with each party who has developed intellectual property on their respective behalf. Litigation may also be necessary to enforce LG Studios’ intellectual property rights, to protect its trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation, infringement or invalidity claims could result in substantial costs and the diversion of resources and could have a material adverse effect on LG Studios’ business, financial condition, operating results, liquidity and prospects. LG Studios’ more successful and popular film or television products or franchises may experience higher levels of infringing activity, particularly around key release dates. Alleged infringers have claimed and may claim that their products are permitted under fair use or similar doctrines, that they are entitled to compensatory or punitive damages because LG Studios’ efforts to protect its intellectual property rights are illegal or improper, and that LG Studios’ key trademarks or other significant intellectual property are invalid. Such claims, even if meritless, may result in adverse publicity or costly litigation. LG Studios will vigorously defend its copyrights and trademarks from infringing products and activity, which can result in litigation. It may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurance that a favorable final outcome will be obtained in all cases. Additionally, one of the risks of the film and television production business is the possibility that others may claim that LG Studios’ productions and production techniques misappropriate, infringe, or otherwise violate the intellectual property rights of third parties.

Notwithstanding its efforts to obtain all permissions and clearances it deems necessary in relation to the content it creates or distributes, from time to time, LG Studios may be subject to claims and legal proceedings regarding alleged infringement by it of the intellectual property rights (including patents) of third parties. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, require the development of alternative technology or business practices, injunctions against LG Studios, or payments for licenses or damages. These risks may be amplified by the increase in third parties whose sole or primary business is to assert such claims. Regardless of the validity or the success of the assertion of any such claims, LG Studios could incur significant costs and diversion of resources in enforcing its intellectual property rights or in defending against such claims, which could have a material adverse effect on its business, financial condition, operating results, liquidity and prospects.

In addition, LG Studios may, from time to time, lose or cease to control certain of its rights in the intellectual property on which it relies. Pursuant to applicable intellectual property laws, such rights may expire or be transferred to third parties as a result of the operation of copyright reversion and/or termination of transfer rights under applicable laws. Additionally, where LG Studios acquires rights in certain properties or content, it may only acquire such rights for a limited period or subject to other restrictions. Where LG Studios loses intellectual property rights, it may not be able to re-acquire such rights on reasonable terms or at all, including due to material entering the public domain. The loss of (or of control of) such intellectual property rights may adversely impact LG Studios’ ability to prevent others from exploiting content based on such rights.

The Studio Business involves risks of liability claims for content of material, which could adversely affect LG Studios’ business, results of operations and financial condition.

As a distributor of media content, LG Studios may face potential liability for defamation, violation of rights of privacy or publicity or other similar rights, negligence, copyright or trademark infringement, claims related to the adult nature of some of its content, other claims based on the nature and content of the materials distributed or on statements made by personnel or talent regarding or promoting those materials or attributable to its business. These types of claims have been brought, sometimes successfully, against producers and distributors of media content. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on LG Studios’ business, financial condition, operating results, liquidity and prospects.

Piracy of films and television programs could adversely affect LG Studios’ business over time.

Piracy is extensive in many parts of the world and is made easier by the availability of digital copies of content and technological advances allowing conversion of films and television content into digital formats. This trend facilitates the creation, transmission and sharing of high-quality unauthorized copies of motion pictures and television content. The proliferation of unauthorized copies of these products has had and will likely continue to have an adverse effect on the Studio Business, because these products may reduce the revenue it may receive from distribution. In order to contain this problem, LG Studios may have to implement elaborate and costly security and anti-piracy measures, which could result in significant expenses and losses of revenue. LG Studios cannot assure you that even the highest levels of security and anti-piracy measures will prevent piracy.

LG Studios may rely upon “cloud” computing services to operate certain aspects of its service and any disruption of or interference with its use of its “cloud” computing servicer could impact its operations and its business could be adversely impacted.

LG Studios may utilize “cloud” computing services to deliver a distributed computing infrastructure platform for its business operations. LG Studios may architect its software and computer systems so as to utilize data processing, storage capabilities and other services provided by its current “cloud” computing service provider and run its computing via such “cloud” computing service provider. Given this, along with the fact that switching “cloud” computing services to another provider may be difficult, any problems faced by LG Studios’ “cloud” computing provider, including technological or business-related disruptions, as well as cybersecurity threats and regulatory interference, or any unanticipated interference with its current “cloud” service provider could impact LG Studios’ operations and its business could be adversely impacted.

LG Studios’ activities are subject to stringent and evolving obligations which may adversely impact its operations. LG Studios’ actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation; fines and penalties; disruptions of its business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse business consequences.

Data Privacy and Security. In the ordinary course of its business, LG Studios collects, generates, uses, stores, processes, discloses, transmits, shares and transfers (collectively “processing”) personal data and other sensitive information, including proprietary and confidential business data, trade secrets, intellectual property, and third-party data, through its websites and applications and those of third parties. Among other purposes, LG Studios uses this information to engage with users, promote its programming, and monitor the use of its digital platforms. LG Studios’ collection and use of personal data may subject it to numerous data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations relating to data privacy and security.

In the U.S, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal

Trade Commission Act and the Controlling the Assault of Non-Solicited Pornography and Marketing Act), and other similar laws (e.g., wiretapping laws). For example, in the past few years, numerous U.S. states—including California, Virginia, Colorado, Connecticut, and Utah—have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities, such as targeted advertising, profiling, and automated decision-making. The exercise of these rights may impact LG Studios’ business and ability to provide its products and services. Certain states also impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance. For example, the California Consumer Privacy Act of 2018 (“CCPA”) allows for civil penalties (up to $7,500 per intentional violation). Similar laws are being considered in several other states, as well as at the federal and local levels. These developments further complicate compliance efforts and increase legal risk and compliance costs for LG Studios and the third parties upon whom LG Studios relies.

Outside the U.S, an increasing number of laws, regulations, and industry standards apply to data privacy and security. For example, the European Union’s General Data Protection Regulation (“EU GDPR”), the United Kingdom’s GDPR (“UK GDPR” and, together with the EU GDPR, “EU GDPR”), the EU Digital Services Act, Brazil’s General Data Protection Law (Lei Geral de Proteção de Dados Pessoais, or “LGPD”) (Law No. 13,709/2018) and Canada’s Personal Information Protection and Electronic Documents Act (“PIPEDA”) impose strict requirements for processing personal data. For example, under the GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros (under the EU GDPR) or, 17.5 million pounds sterling (under the UK GDPR), or 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. As another example, in Canada, PIPEDA and various related provincial laws, as well as Canada’s Anti-Spam Legislation (“CASL”), may apply to LG Studios’ operations, as well as the LGPD in Brazil. The LGPD broadly regulates processing personal data of individuals in Brazil and imposes compliance obligations and penalties comparable to those of the GDPR.

Additionally, regulators are increasingly scrutinizing companies that process children’s data. Numerous laws, regulations, and legally-binding codes, such as the Children’s Online Privacy Protection Act (“COPPA”), California’s Age Appropriate Design Code, CCPA, other U.S. state comprehensive privacy laws, GDPR, and the UK Age Appropriate Design Code impose various obligations on companies that process children’s data, including requiring certain consents to process such data and extending certain rights to children and their parents with respect to that data. Some of these obligations have wide ranging applications, including for services that do not intentionally target child users (defined in some circumstances as a user under the age of 18 years old). These laws may be, or in some cases, have already been, subject to legal challenges and changing interpretations, which may further complicate LG Studios’ efforts to comply with these laws.

LG Studios’ may be subject to new laws governing the processing of consumer health data, including by providing for reproductive, sexual orientation, and gender identity privacy rights. For example, Washington’s My Health My Data Act (“MHMD”) broadly defines consumer health data, places restrictions on processing consumer health data (including imposing stringent requirements for consents), provides consumers certain rights with respect to their health data, and creates a private right of action to allow individuals to sue for violations of the law. Other states are considering and may adopt similar laws.

Additionally, under various privacy laws (such as the Video Privacy Protection Act) and other obligations, LG Studios’ may be required to obtain certain consents to process personal data. Noncompliance with such obligations is increasingly subject to challenges by class action plaintiffs. LG Studios’ inability or failure to obtain such consents could result in adverse consequences.

In the ordinary course of business, LG Studios may transfer personal data from Europe and other jurisdictions to the U.S. or other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the European Economic Area (“EEA”) and the United Kingdom (“UK”) have significantly restricted the transfer of personal data to the U.S. and other countries whose privacy laws it believes are inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and UK to the U.S. in compliance with law, such as the EEA standard contractual clauses, the UK’s International Data Transfer Agreement / Addendum, and the EU-U.S. Data Privacy Framework and the UK extension thereto (which allows for transfers to relevant U.S.-based organizations who self-certify compliance and participate in the Framework), these mechanisms are subject to legal challenges, and there is no assurance that LG Studios can satisfy or rely on these measures to lawfully transfer personal data to the U.S.

If there is no lawful manner for LG Studios to transfer personal data from the EEA, the UK or other jurisdictions to the U.S., or if the requirements for a legally-compliant transfer are too onerous, LG Studios could face significant adverse consequences, including the interruption or degradation of its operations, the need to relocate part of or all its business or data processing activities to other jurisdictions at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against processing or transferring of personal data necessary to operate its business. Additionally, companies that transfer personal data out of the EEA and UK to other jurisdictions, particularly to the United States, are subject to increased scrutiny from regulators, individual litigants, and activist groups. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers out of the EEA for allegedly violating the GDPR’s cross-border data transfer limitations.

LG Studios is also bound by contractual obligations related to data privacy and security, and its efforts to comply with such obligations may not be successful. For example, LG Studios is contractually subject to industry standards adopted by industry groups, such as the Payment Card Industry Data Security Standard (“PCI DSS”). The PCI DSS requires companies to adopt certain measures to ensure the security of cardholder information, including using and maintaining firewalls, adopting proper password protections for certain devices and software, and restricting data access. Noncompliance with PCI-DSS can result in penalties ranging from fines of $5,000 to $100,000 per month by credit card companies, litigation, damage to LG Studios’ reputation, and revenue losses. LG Studios also relies on third parties to process payment card data, who may be subject to PCI DSS, and its business may be negatively affected if these parties are fined or suffer other consequences as a result of PCI DSS noncompliance. Moreover, LG Studios publishes privacy policies, marketing materials and other statements regarding data privacy and security, including as required by applicable laws and regulations. If these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, or misrepresentative of LG Studios’ practices, it may be subject to investigation, enforcement actions by regulators or other adverse consequences.

Obligations related to data privacy and security (and consumers’ data privacy expectations) are quickly changing, becoming increasingly stringent, and creating uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires significant resources and may necessitate changes to LG Studios’ information systems, policies and practices and to those of any third parties upon which it relies.

LG Studios may at times fail (or be perceived to have failed) in efforts to comply with data privacy and security obligations. Moreover, despite its efforts, its personnel or third parties upon whom it relies may fail to comply with such obligations, which could negatively impact LG Studios’ business operations and compliance posture. If LG Studios or the third parties on which it relies fails, or are perceived to have failed, to address or comply with applicable data privacy and security obligations, LG Studios could face significant consequences, including, but not limited to: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar); litigation (including class-action claims) and mass arbitration demands; additional reporting requirements and/or oversight; bans or restrictions on processing personal data; or orders to destroy or not use personal data. In particular, plaintiffs have become increasingly active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for monumental statutory damages, depending on the volume of data and the number of violations. Any of these events could have a material adverse effect on LG Studios’ reputation, business, or financial condition, including, but not limited to: loss of customers; interruptions or stoppages in business operations; inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize its products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to its business model or operations.

Consumer Protection Laws. The continued growth and development of the market for online commerce may lead to more stringent consumer protection laws both domestically and internationally, which may impose additional burdens on LG Studios. In addition, many states have enacted laws regulating automatically renewing online subscription services. If authorities start taking increased enforcement action related to statutes governing perceived unfair deceptive acts and practices, LG Studios could suffer additional costs, complaints and/or regulatory investigations or fines. Other changes in consumer protection laws and the interpretations thereof, could have a materially adverse effect on LG Studios’ business, financial condition and results of operations.

Levies/Taxes. Governments are increasingly looking to introduce regulations related to media and tax that may apply to LG Studios’ services. For example, some international governments have enacted or are considering enacting laws that impose levies and other financial obligations on media operators located outside their jurisdiction. Other changes in levy or tax laws and the interpretations thereof could have a materially adverse effect on LG Studios’ business, financial condition and results of operations.

Service disruptions or failures of LG Studios’ or its third party service providers’ information systems, data and networks may disrupt its businesses, damage its reputation, expose it to regulatory investigations, actions, litigation, fines and penalties or have a negative impact on its results of operations including but not limited to loss of revenue or profit, loss of customers or sales and other adverse consequences.

In the ordinary course of LG Studios’ business, LG Studios and the third parties on which it relies process proprietary, confidential, and sensitive data, including personal data, intellectual property, and trade secrets (collectively, sensitive information). Threats such as cyberattacks, malicious internet-based activity, and online and offline fraud are becoming more prevalent and are increasingly difficult to detect. These threats come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” personnel (such as through theft or misuse), sophisticated nation-states, and nation-state-supported actors. Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, LG Studios and the third parties upon which it relies may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt LG Studios’ systems and operations, supply chain, and ability to produce, sell and distribute its goods and services.

LG Studios and the third parties upon which it relies are subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through deep fakes, which may be increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks, credential stuffing attacks, credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, attacks enhanced or facilitated by artificial intelligence, and other similar threats. In particular, ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in LG Studios’ operations, loss of data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but LG Studios may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments. Further, a partially remote workforce poses increased risks to LG Studios’ information technology systems and data, as certain employees work from home on a full or part-time basis, utilizing network connections outside LG Studios’ premises. Business transactions (such as acquisitions or integrations) could expose LG Studios to additional cybersecurity risks and vulnerabilities, as its systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, LG Studios may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into its information technology environment and security program.

LG Studios relies on third parties to operate critical business systems to process proprietary, confidential or other sensitive data in a variety of contexts, including, without limitation, cloud-based infrastructure (for more, see the Risk Factor titled “LG Studios’ may rely upon “cloud’ computing services to operate certain aspects of its service and any disruption of or interference with its use of its “cloud” computing servicer could impact its operations and its business could be adversely impacted.”), data center facilities, encryption and authentication technology, employee email servers, content delivery systems, and other functions. LG Studios’ ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If these third parties experience a security incident or other interruption, LG Studios could experience adverse consequences. While LG Studios may be entitled to damages if these third parties fail to satisfy their privacy or security-related obligations to it, any award may be insufficient to cover LG Studios’ damages, or LG Studios may be unable to recover such award. Similarly, supply-chain attacks have increased in frequency and severity, and LG Studios cannot guarantee that third parties and infrastructure in its supply chain or its third-party partners’ supply chains have not been compromised.

LG Studios takes steps to detect, mitigate and remediate vulnerabilities in its information systems (such as its hardware or software) and those of the third parties upon which LG Studios relies, but it may not be able to detect and remediate (or have its third party service providers remediate) all such vulnerabilities on a timely basis or at all. Further, LG Studios may experience delays in developing and deploying remedial measures and patches designed to address any such identified vulnerabilities. If not remediated expeditiously, vulnerabilities could be exploited and result in a security incident.

Any of the previously identified or similar threats could cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to LG Studios’ sensitive information. A security incident or other interruption could disrupt LG Studios’ ability (and that of third parties upon whom it relies) to provide its services. LG Studios’ may expend significant resources or modify its business activities to try to protect against security incidents. Certain data privacy and security obligations may require LG Studios to implement and maintain specific industry-standard or reasonable security measures to protect its information technology systems and sensitive information. While LG Studios has implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective.

Applicable data privacy and security obligations may require LG Studios to notify relevant stakeholders, including affected individuals, customers, regulators, and investors, of security incidents. Such disclosures are costly, and the disclosures or the failure to comply with such requirements could lead to adverse consequences. If LG Studios (or a third party upon whom it relies) experiences a security incident or is perceived to have experienced a security incident, LG Studios may experience adverse consequences, such as: government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information; litigation; indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in its operations; financial loss; and other similar harms. Security incidents and attendant consequences may cause customers to stop using LG Studios’ services, deter new customers from using LG Studios’ services, and negatively impact LG Studios’ ability to grow and operate its business. LG Studios’ contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in its contracts are sufficient to protect it from liabilities, damages, or claims related to its data privacy and security obligations. LG Studios cannot be sure that its insurance coverage will be adequate or sufficient to protect it from or to mitigate liabilities arising out of its privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive information about LG Studios from public sources, data brokers, or other means that reveals competitively sensitive details about its organization and could be used to undermine its competitive advantage or market position.

LG Studios may incur debt obligations that could adversely affect its business and profitability and its ability to meet other obligations.

LG Studios may complete one or more financing transactions on or prior to the completion of the Business Combination. As a result of such transactions, LG Studios anticipates having approximately $1,531.0 million of corporate intercompany indebtedness upon completion of the Business Combination pursuant to an intercompany note with Lions Gate Parent or one or more of its subsidiaries. Upon completion of the Business Combination, LG Studios and certain of its subsidiaries will also continue to provide a guarantee of Lions Gate Parent’s obligations under (i) the Lions Gate Parent Credit Agreement and (ii) the Lions Gate Parent Indenture and 5.500% senior notes due 2029 issued thereunder. LG Studios and certain of its subsidiaries will also continue to grant liens on and pledge collateral in favor of the collateral agent on behalf of the secured parties under the Lions Gate Parent Credit Agreement. LG Studios may also incur additional indebtedness in the future. As of December 31, 2023 and March 31, 2023, the Studio Business has corporate debt of approximately $1,604.4 million and $1,259.9 million, respectively, and film related obligations of approximately $1,821.5 million and $1,951.5 million, respectively. The Studio Business’ intercompany note shall provide for revolving credit commitments of $1.10 billion. The Studio Business’s debt service obligations (principal and interest) on its corporate debt and film related obligations outstanding as of December 31, 2023 over the next twelve months is estimated to be approximately $1,428.4 million. This amount is based on the applicable SOFR rate as of December 31, 2023, and is net of payments and receipts from the Studio Business’s interest rate swaps under the Studio Business’ intercompany note and excludes amounts that may be required for future borrowings under the revolving credit line portion of the Studio Business’ intercompany note which had an outstanding balance of $375.0 million as of December 31, 2023. The debt service amounts exclude amounts due at maturity associated with the Studio Business’ intercompany note including amounts reflective of Lions Gate Parent’s Term Loan A, which may be accelerated to December 2024 if amounts in excess of $250 million remain outstanding under Lions Gate Parent’s Term Loan B and have not been repaid, refinanced or extended to have a maturity on or after July 6, 2026. Interest paid on the weighted average borrowings under the line of credit of approximately $281.7 million amounted to $22.1 million during the nine months ended December 31, 2023.

This significant amount of debt could potentially have important consequences to LG Studios and its debt and equity investors, including:

•	requiring a substantial portion of its cash flow from operations to make interest payments;

•	making it more difficult to satisfy debt service and other obligations;

•	increasing the risk of a future credit ratings downgrade of its debt, which could increase future debt costs and limit the future availability of debt financing;

•	increasing its vulnerability to general adverse economic and industry conditions;

•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow its business;

•	limiting LG Studios’ flexibility in planning for, or reacting to, changes in its business and the industry;

•	placing LG Studios at a competitive disadvantage relative to its competitors that may not be as highly leveraged with debt; and

•	limiting LG Studios’ ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase Pubco Common Shares.

To the extent that LG Studios incurs additional indebtedness, the foregoing risks could increase. In addition, LG Studios’ actual cash requirements in the future may be greater than expected. Its cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and LG Studios may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance its debt. For more information, see “StudioCo Relationships and Related Party Transactions – Intercompany Financing Arrangement.”

The terms of the Lions Gate Parent Credit Agreement and the Lions Gate Parent Indenture restrict LG Studios’ current and future operations, particularly LG Studios’ ability to respond to changes or to take certain actions.

Upon completion of the Business Combination, LG Studios will remain subject to the covenants contained in the Lions Gate Parent Credit Agreement and Lions Gate Parent Indenture. The Lions Gate Parent Credit Agreement and the Lions Gate Parent Indenture contain a number of restrictive covenants that impose significant operating and financial restrictions on LG Studios and limit LG Studios’ ability to engage in acts that may be in LG Studios’ long-term best interest, including restrictions on LG Studios’ ability to: incur, assume or guarantee additional indebtedness; issue certain disqualified stock; pay dividends or distributions or redeem or repurchase capital stock; prepay, redeem or repurchase debt that is junior in right of payment to the debt under the Lions Gate Parent Credit Agreement and the notes under the Lions Gate Parent Indenture; make loans or investments; incur liens; restrict dividends, loans or asset transfers from Lions Gate Parent restricted subsidiaries; sell or otherwise dispose of assets, including capital stock of subsidiaries and sale/leaseback transactions; consolidate or merge with or into, or sell substantially all assets to, another person; enter into transactions with affiliates; and enter into new lines of business.

In addition, the Lions Gate Parent Credit Agreement requires Lions Gate Parent to maintain specified financial ratios, tested quarterly. Lions Gate Parent’s ability to meet those financial ratios can be affected by events beyond LG Studios’ control, including the effects on Lions Gate Parent’s or LG Studios’ business from global pandemics and related government actions and consumer behavior; as such, Lions Gate Parent may be unable to meet such financial ratios.

A breach of the covenants under the Lions Gate Parent Credit Agreement or the Lions Gate Parent Indenture, or nonpayment of any principal or interest due thereunder, could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the Lions Gate Parent Credit Agreement would permit the lenders under the Lions Gate Parent revolving facility to which LG Studios will have access pursuant to the intercompany note to terminate all commitments to extend further credit thereunder. Furthermore, if Lions Gate Parent were unable to repay the amounts due and payable under the Lions Gate Parent Credit Agreement, the lenders thereof could proceed against the collateral granted to them to secure the credit facilities outstanding under the Lions Gate Parent Credit Agreement. In the event Lions Gate Parent’s lenders or noteholders accelerate the repayment of the borrowings outstanding under the Lions Gate Parent Credit Agreement or Lions Gate Parent Indenture, Lions Gate Parent and its subsidiaries including LG Studios and its subsidiaries may not have sufficient assets to repay that indebtedness.

The U.S. Internal Revenue Service may not agree that Pubco should be treated as a non-U.S. corporation for U.S. federal tax purposes and may not agree that its U.S. affiliates should not be subject to certain adverse U.S. federal income tax rules.

Under current U.S. federal tax law, a corporation is generally considered for U.S. federal tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Because Pubco will be incorporated outside of the

U.S., it would generally be classified as a non-U.S. corporation (and, therefore, a non-U.S. tax resident) under these rules. However, Section 7874 of the Code (“Section 7874”) provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation (or surrogate foreign corporation) for U.S. federal tax purposes if it acquires a domestic entity (referred to as a “domestic entity acquisition”), and after the domestic entity acquisition, 80% or more (by vote or value) of the non-U.S. incorporated entity’s stock (60% or more for purposes of a surrogate foreign corporation determination) is held by former shareholders of the domestic entity by reason of holding stock in the domestic entity. This exception generally does not apply to situations in which, prior to the domestic entity acquisition, 80% or more (by vote and value) of the stock of the domestic entity was held directly or indirectly by a parent corporation (referred to as the “common parent”), and, after the domestic entity acquisition, the same common parent holds 80% or more (by vote and value) of the stock of the non-U.S. incorporated entity (referred to as the “internal group restructuring exception”). The internal group restructuring exception is preserved notwithstanding the common parent’s related transfer of the non-U.S. incorporated entity stock to its shareholders.

There is limited guidance regarding the application of Section 7874, including the application of the rules to the facts as they may exist at the time of the closing of the Business Combination. If Pubco were to be treated as a U.S. corporation for federal tax purposes, it could be subject to substantially greater U.S. tax liability than currently contemplated as a non-U.S. corporation. In addition, non-U.S. shareholders of Pubco would be subject to U.S. withholding tax on the gross amount of any dividends paid by Pubco to such shareholders (subject to an exemption or reduced rate available under an applicable tax treaty). Alternatively, if Pubco were to be treated as a surrogate foreign corporation for U.S. federal tax purposes, it and its U.S. affiliates (including the U.S. affiliates historically owned by it) may, in some circumstances, be subject to certain adverse U.S. federal income tax rules (which, among other things, could limit its ability to utilize certain U.S. tax attributes to offset U.S. taxable income or to offset the gain resulting from certain transactions).

Future changes to U.S. and non-U.S. tax laws could adversely affect Pubco.

The U.S. Congress, the Organisation for Economic Co-operation and Development (“OECD”) and other government agencies in jurisdictions where Pubco and its affiliates will conduct business have had an extended focus on issues related to the taxation of multinational corporations. For the past several years, the primary focus has been in the area of “base erosion and profit shifting,” including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As part of its so-called Base Erosion and Profit Shifting (“BEPS”) project, OECD and the G-20 developed changes to numerous long-standing international tax principles. More recently, countries are increasingly seeking ways to tax what is sometimes referred to as the digitalized economy. For example, in response to the increasing globalization and digitalization of trade and business operations, OECD is working on a proposal as an extension of its BEPS project to establish a global minimum corporate taxation rate. The rules are designed to ensure that large multinational groups pay corporate income taxes at the minimum rate of 15% in the countries where they operate. The goal is for OECD members to enact domestic legislation implementing these rules effective beginning 2024.

Tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. The U.S. has enacted significant tax reform, and certain provisions of the law may adversely affect Pubco. Many countries in the European Union, as well as a number of other countries and organizations such as OECD, are increasingly scrutinizing the tax positions of companies and actively considering changes to existing tax laws that, if enacted, could increase Pubco’s tax obligations in countries where it does business. For example, the United Kingdom increased its corporate tax rate from 19% to 25%, starting in April 2023. There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects Pubco or the holders of Pubco common stock. If U.S. or other tax authorities change applicable tax laws, Pubco’s overall taxes could increase, and Pubco’s business, financial condition or results of operations may be adversely impacted.

Changes in foreign, state and local tax incentives may increase the cost of original programming content to such an extent that they are no longer feasible.

Original programming requires substantial financial commitment, which can occasionally be offset by foreign, state or local tax incentives. However, there is a risk that the tax incentives will not remain available for the duration of a series. If tax incentives are no longer available or reduced substantially, it may result in increased costs for it to complete the production, or make the production of additional seasons more expensive. If Pubco is unable to produce original programming content on a cost-effective basis, its business, financial condition and results of operations would be materially adversely affected.

Pubco’s tax rate is uncertain and may vary from expectations.

There is no assurance that Pubco will be able to maintain any particular worldwide effective corporate tax rate because of uncertainty regarding the tax policies in the jurisdictions in which it and its affiliates operate. Pubco’s actual effective tax rate may vary from its expectations, and such variance may be material. Additionally, tax laws or their implementation and applicable tax authority practices in any particular jurisdiction could change in the future, possibly on a retroactive basis, and any such change could have an adverse impact on Pubco and its affiliates.

Legislative or other governmental action in the U.S. could adversely affect Pubco’s business.

Legislative action may be taken by the U.S. Congress that, if ultimately enacted, could limit the availability of tax benefits or deductions that Pubco expects to claim, override tax treaties upon which it expects to rely, or otherwise increase the taxes that the U.S. imposes on Pubco’s worldwide operations. Such changes could materially adversely affect Pubco’s effective tax rate and/or require it to take further action, at potentially significant expense, to seek to preserve its effective tax rate. In addition, if proposals were enacted that had the effect of limiting Pubco’s ability as a Canadian company to take advantage of tax treaties with the U.S., it could incur additional tax expense and/or otherwise incur business detriment.

Changes in, or interpretations of, tax rules and regulations, and changes in geographic operating results, may adversely affect Pubco’s effective tax rates.

Pubco is subject to income taxes in Canada, the U.S. and other tax jurisdictions. It also conducts business and financing activities between its entities in various jurisdictions and it is subject to complex transfer pricing regulations in the countries in which it operates. Although uniform transfer pricing standards are emerging in many of the countries in which it operates, there is still a relatively high degree of uncertainty and inherent subjectivity in complying with these rules. In addition, due to economic and political conditions, tax rates in various jurisdictions may be subject to significant change. Pubco’s future effective tax rates could be affected by changes in tax laws or regulations or the interpretation thereof (including those affecting the allocation of profits and expenses to differing jurisdictions), by changes in the amount of revenue or earnings that it derives from international sources in countries with high or low statutory tax rates, by changes in the valuation of its deferred tax assets and liabilities, by changes in the expected timing and amount of the release of any tax valuation allowance, or by the tax effects of stock-based compensation. Unanticipated changes in its effective tax rates could affect its future results of operations. Further, Pubco may be subject to examination of its income tax returns by federal, state, and foreign tax jurisdictions. Pubco regularly assesses the likelihood of outcomes resulting from possible examinations to determine the adequacy of its provision for income taxes. In making such assessments, it exercises judgment in estimating its provision for income taxes. While Pubco believes its estimates are reasonable, it cannot assure you that final determinations from any examinations will not be materially different from those reflected in its historical income tax provisions and accruals. Any adverse outcome from any examinations may have an adverse effect on its business and operating results, which could cause the market price of its securities to decline.

If Pubco is a “passive foreign investment company,” or “PFIC,” U.S. Holders of Offering Shares may suffer adverse U.S. federal income tax consequences.

If Pubco is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined below in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders”), the U.S. Holder may be subject to adverse U.S. federal income tax consequences with respect to the ownership and disposition of Offering Shares, and may be subject to additional reporting requirements.

Because the timing of the Business Combination is uncertain and PFIC status is based on income, assets and activities for the entire taxable year and will be determined based on the assets and activities of the combined business, it is not possible to determine Pubco’s PFIC status until after the close of the current taxable year. In addition, the determination of PFIC status is fundamentally factual in nature and depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations. Accordingly, there can be no assurance that Pubco will not be treated as a PFIC for the current taxable year or any future taxable year. In addition, the U.S. counsel to Pubco expresses no opinion with respect to the PFIC status of Pubco for any taxable year.

If a U.S. Holder holds (is deemed to hold) Offering Shares while Pubco (or any of its successors) is a PFIC, unless the U.S. Holder makes certain elections, Pubco will continue to be treated as a PFIC with respect to such U.S. Holder during subsequent years, whether or not Pubco is treated as a PFIC in those years.

U.S. Holders are strongly urged to consult with their own tax advisors to determine the application of the PFIC rules to them in their particular circumstances and any resulting tax consequences. Please see the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders—Passive Foreign Investment Company Considerations” for a more detailed discussion with respect to the PFIC status of Pubco and the resulting tax consequences to U.S. Holders.

Risks Related to Ownership of Pubco’s Securities

Pubco cannot be certain that an active trading market for its common shares will develop or be sustained after the Business Combination, and following the completion of the Business Combination, its share price may fluctuate significantly as a result of numerous factors beyond Pubco’s control.

While the securities of Lions Gate Parent are publicly traded, a public market for Pubco Common Shares does not currently exist. Pubco anticipates that trading of its common shares will begin on the first trading day after the Closing. However, Pubco cannot guarantee that an active trading market for its common shares will develop or be sustained after the Business Combination, nor can Pubco predict the prices at which its common shares may trade after the Business Combination.

The market price of Pubco Common Shares may decline or fluctuate significantly due to a number of factors, many of which may be beyond Pubco’s control, including:

•	actual or anticipated fluctuations in Pubco’s operating results;

•	potential loss of revenue from the Studio Business;

•	potential loss of revenue from the Starz Business;

•	the operating and stock price performance of comparable companies;

•	changes in the Pubco Board or management;

•	changes in Pubco’s capital structure, such as future issuances of debt or equity securities;

•	changes in reputation concerning the content Pubco offers;

•	labor disputes, strikes or work stoppages that may impact Pubco, Pubco’s partners, suppliers, etc.;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	fluctuation of interest rates, exchange rates, taxes, inflationary pressure;

•	changes in the regulatory and legal environment under which Pubco operates; and

•	other events or factors, including those resulting from pandemics or other public health crises, war, incidents of terrorism or responses to these events.

Over the past several years, the stock market has experienced extreme price and volume fluctuations and companies have been experiencing volatility in the market price of their securities which are unrelated or disproportionate to their operating results. Shareholders have instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against Pubco could result in substantial costs, divert management’s attention and resources and harm its business, financial condition and results of operations.

Pubco does not expect to pay any cash dividends for the foreseeable future.

Pubco currently intends to retain future earnings to finance and grow its business. As a result, Pubco does not expect to pay any cash dividends for the foreseeable future. All decisions regarding the payment of dividends by Pubco will be made in the sole discretion of the Pubco Board from time to time in accordance with applicable law. There can be no assurance that Pubco will have sufficient surplus under applicable law to be able to pay any dividends at any time in the future. This may result from extraordinary cash expenses, actual costs exceeding contemplated costs, funding of capital expenditures or increases in reserves. If Pubco does not pay dividends, the price of Pubco Common Shares that you receive in the Business Combination must appreciate for you to receive a gain on your investment. This appreciation may not occur. Further, you may have to sell some or all of your shares of Pubco Common Shares in order to generate cash flow from your investment.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about Pubco’s business, Pubco’s share price and trading volume could decline.

The trading market for Pubco Common Shares will depend in part on the research and reports that securities or industry analysts publish about it or its business. Pubco does not currently have and may never obtain separate research coverage for its common shares. If there is no research coverage, Pubco Common Shares may be negatively impacted. If Pubco obtains research coverage for its common shares and if one or more of the analysts downgrades Pubco Common Shares or publishes unfavorable research about Pubco’s business, its share price may decline. If one or more of the analysts cease coverage of Pubco Common Shares or fail to publish reports on it regularly, demand for Pubco Common Shares could decrease, which could cause the price or trading volume of Pubco Common Shares to decline.

Upon consummation of the Business Combination, the rights and obligations of a Pubco shareholder will be governed by British Columbia law and may differ from the rights and obligations of shareholders of companies organized under the laws of other jurisdictions.

Like Lions Gate Parent, in connection with the Business Combination, Pubco will be incorporated and exist under the laws of British Columbia. Accordingly, its corporate structure as well as the rights and obligations of the holders of Pubco Common Shares may be different from the rights and obligations of shareholders of companies incorporated or organized under the laws of other jurisdictions and may be less favorable to the rights of holders of SEAC Class A Ordinary Shares arising under Cayman Islands law and the SEAC Articles. For a more detailed description of the rights of holders of Pubco Common Shares and how they may differ from the rights of holders of SEAC Class A Ordinary Shares, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights.” The form of the Pubco Closing Articles is attached as Annex C to the Form S-4/A, and you are urged to read it.

Future sales of shares by the Lionsgate Holders could cause the price of Pubco Common Shares to drop significantly.

Lionsgate Holders will have a controlling financial interest in Pubco and will have at least 82.5% (currently expected to be 85.7% under the No Redemption Scenario and 87.3% under the Maximum Redemption Scenario) of the voting interest of Pubco upon the Closing. If the Lionsgate Holders sell or indicate an intention to sell substantial amounts of their Pubco Common Shares in the public market, the trading price of the Pubco Common Shares could decline.

Although the Lionsgate Holders and the SEAC Holders, including the Sponsor, will be subject to restrictions regarding the transfer of shares of Pubco Common Shares held by them following the Business Combination, as described elsewhere in this prospectus, these shares may be sold after the expiration of their respective lock-ups. Pubco intends to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of Pubco Common Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Canadian takeover laws may discourage takeover offers being made for Pubco or may discourage the acquisition of large numbers of Pubco Common Shares.

Each of Lions Gate Parent, Studio HoldCo and StudioCo is incorporated in the Province of British Columbia and is subject to the takeover laws of Canada and upon consummation of the Business Combination, Pubco will be subject to the Canadian take-over bid regime pursuant to applicable Canadian securities laws. In general, a take-over bid is an offer to acquire voting or equity securities of a class made to persons in a Canadian jurisdiction where the securities subject to the bid, together with securities beneficially owned, or over which control or direction is exercised, by a bidder, its affiliates and joint actors, constitute 20% or more of the outstanding securities of that class of securities. Subject to the availability of an exemption, take-over bids in Canada are subject to prescribed rules that govern the conduct of a bid by requiring a bidder to comply with detailed disclosure obligations and procedural requirements. Among other things, a take-over bid must be made to all holders of the class of voting or equity securities being purchased; a bid is required to remain open for a minimum of 105 days subject to certain limited exceptions; a bid is subject to a mandatory, non-waivable minimum tender requirement of more than 50% of the outstanding securities of the class that are subject to the bid, excluding securities beneficially owned, or over which control or direction is exercised, by a bidder, its affiliates and joint actors; and following the satisfaction of the minimum tender requirement towards satisfaction or waiver of all other terms and conditions, a bid is required to be extended for at least an additional 10-day period. There are a limited number of exemptions from the formal take-over bid requirements. In general, certain of these exemptions include the following: (i) the normal course purchase exemption permits the holder of more than 20% of a class of equity or voting securities to purchase up to an additional 5% of the outstanding securities in a 12-month period (when aggregated with all other purchases in that period), provided there must be a published market and the purchaser must pay not more than the “market price” of the securities (as defined) plus reasonable brokerage fees or commissions actually paid; (ii) the private agreement exemption exempts private agreement purchases that result in the purchaser exceeding the 20% take-over bid threshold, provided the agreement must be made with not more than five sellers and the sellers may not receive more than 115% of the “market price” of the securities (as defined); and (iii) the foreign take-over bid exemption exempts a bid from the formal take-over bid requirements if, among other things, less than 10% of the outstanding securities of the class are held by Canadian residents and the published market on which the greatest volume of trading in securities of the class occurred in the 12 months prior to the bid was not in Canada.

Pubco Common Shares are subject to Canadian insolvency laws which are substantially different from Cayman Islands insolvency laws and may offer less protections to Pubco Shareholders compared to Cayman Islands insolvency laws.

As a public company incorporated under the laws of the Province of British Columbia, Pubco will be subject to Canadian insolvency laws and may also be subject to the insolvency laws of other jurisdictions in which Pubco will conduct business or hold assets. These laws may apply where any insolvency proceedings or procedures are to be initiated against or by Pubco. Canadian insolvency laws may offer Pubco Shareholders less protection than they would have had under Cayman Islands insolvency laws and it may be more difficult (or even impossible) for shareholders to recover the amount they could expect to recover in a liquidation under Cayman Islands insolvency laws.

USE OF PROCEEDS

All of Pubco Common Shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from these sales.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of LG Studios and SEAC adjusted to give effect to the Business Combination, the acquisition of eOne and other transactions (together with the Business Combination and the acquisition of eOne, the “Transactions”). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 combines the historical balance sheets of LG Studios and SEAC on a pro forma basis as if the Transactions had been consummated on December 31, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended December 31, 2023 and year ended March 31, 2023 combines the historical statements of operations of LG Studios, eOne and SEAC for such periods on a pro forma basis as if the Transactions had been consummated on April 1, 2022, the beginning of the earliest period presented. LG Studios’ fiscal year ends on March 31, eOne’s fiscal year ends on the last Sunday in December and SEAC’s fiscal year ends on December 31. The pro forma condensed combined financial information is presented on the basis of LG Studios’ fiscal year and combines the historical results of the fiscal periods of LG Studios, eOne and SEAC.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and operating results that would have been achieved had the Transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of Pubco following the completion of the Transactions and may not be useful in predicting the future financial condition and results of operations of Pubco following the Closing. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected in this prospectus due to a variety of factors. Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date on which this unaudited pro forma condensed combined financial information is prepared and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial information was derived from and should be read together with the accompanying notes to the unaudited pro forma condensed combined financial information, financial statements of LG Studios, eOne and SEAC included in this prospectus, the sections titled “LG Studios’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “SEAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other information relating to LG Studios, eOne and SEAC contained in this prospectus, including the Business Combination Agreement, as amended, and the description of certain terms thereof set forth in the section titled “The Business Combination.”

Description of the Business Combination

On December 22, 2023, SEAC, New SEAC, MergerCo, New BC Sub, Lions Gate Parent, Studio HoldCo and StudioCo entered into the Business Combination Agreement, pursuant to which LG Studios will be combined with SEAC through a series of transactions, including an amalgamation of StudioCo and New SEAC under a Canadian plan of arrangement, resulting in the formation of a new, standalone publicly-traded entity and successor to New SEAC, Pubco, with Lions Gate Parent having a controlling financial interest.

Concurrently with the execution of the Business Combination Agreement, SEAC, New SEAC and Lions Gate Parent entered into Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase from Pubco, immediately following the Amalgamations, an aggregate of approximately 18,172,378 Pubco Common Shares

(the “Original PIPE Shares”), at a purchase price of $9.63 per share, for an aggregate cash amount of $175.0 million. On April 11, 2024, SEAC, New SEAC and Lions Gate Parent entered into an additional Subscription Agreement with an additional PIPE Investor pursuant to which such PIPE Investor has agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase from Pubco, immediately following the Amalgamations, an aggregate of approximately 4,918,839 Pubco Common Shares (the “Additional PIPE Shares” and together with the Original PIPE Shares, the “PIPE Shares”), at a purchase price of $10.165 per share, for an aggregate cash amount of $50.0 million. Pursuant to the Subscription Agreements, certain of the PIPE Investors may elect to offset its total commitments under its Subscription Agreement (the “Reduction Right”), on a one-for-one basis, up to the total amount of PIPE Shares subscribed thereunder, to the extent the PIPE Investors (i) purchases SEAC Class A Ordinary Shares in open market transactions at a price of less than the Closing redemption price per share prior to the record date established for voting at the SEAC Shareholders’ Meeting (“Open-Market Purchase Shares”), but only if the PIPE Investor agrees with respect to such Open-Market Purchase Shares (A) not sell or transfer any such Open-Market Purchase Shares prior to the Closing, (B) not vote any such Open-Market Purchase Shares in favor of approving the proposed transactions and instead submits a proxy abstaining from voting thereon, (C) to the extent such investor has the right to have all or some of its Open-Market Purchase Shares redeemed for cash in connection with the Closing, not exercise any such redemption rights; and (ii) beneficially owned any SEAC Class A Ordinary Shares as of the date of its Subscription Agreement (the “Currently Owned Shares”), but only if the PIPE Investor agrees, with respect to such Currently Owned Shares, to (A) not sell or transfer any such Currently Owned Shares prior to the Closing, (B) vote all of its Currently Owned Shares in favor of approving the proposed transactions, and (C) not exercise any such redemption rights. A PIPE Investor that exercises Reduction Rights in accordance with the foregoing will be entitled to purchase from SEAC 0.1111 newly issued SEAC Class A Ordinary Shares, at a purchase price of $0.0001 per share, for every SEAC Class A Ordinary Share for which it exercises its Reduction Right which shares will be issued by SEAC prior to the SEAC Merger (as defined in the Business Combination Agreement).

On April 11, 2024, SEAC, New SEAC, MergerCo, New BC Sub, Lions Gate Parent, Studio HoldCo and StudioCo entered into Amendment No.1 to the Business Combination Agreement, pursuant to which, among other things, (i) the Aggregate Transaction Proceeds required as a condition to Lions Gate Parent’s, Studio HoldCo’s and StudioCo’s obligations to consummate the Business Combination was amended to be no less than $350.0 million and no greater than $409,500,000, with a minimum of $125.0 million (as adjusted in accordance with the Business Combination Agreement, as amended) required to be in the Trust Account and (ii) the definition of SEAC Shareholder Consideration was amended such that holders of SEAC Class A Ordinary Shares receive only PubCo Common Shares and no cash consideration upon completion of the Business Combination.

The Business Combination Agreement, as amended, provides that, among other things, one business day prior to the Closing:

•

Sponsor Securities Repurchase: each SEAC Class B Ordinary Share (and each then issued and outstanding SEAC Class A Ordinary Share that was formerly a SEAC Class B Ordinary Share, if any (the “Former SEAC Founder Shares”)) held by the SEAC Sponsor or any of its affiliates or permitted transferees in excess of 1,800,000 SEAC Class B Ordinary Shares (such 1,800,000 number calculated by including Former SEAC Founder Shares (if any)), and excluding 210,000 SEAC Class B Ordinary Shares that will have been transferred to SEAC’s independent directors and advisors, will be repurchased by SEAC in exchange for an aggregate of $1.00 and options to receive an additional 2,200,000 SEAC Class A Ordinary Shares, subject to the terms and conditions of the Sponsor Option Agreement;

•

Class B Conversion: each of the remaining 2,010,000 SEAC Class B Ordinary Shares (such 2,010,000 number calculated by including Former SEAC Founder Shares (if any)), consisting of the 1,800,000 and 210,000 of SEAC Class B Ordinary Shares and Former SEAC Founder Shares (if any) held by the SEAC Sponsor and the independent directors and advisors, respectively, will automatically convert into one SEAC Class A Ordinary Share, with any SEAC Class B Ordinary Shares and Former SEAC Founder Shares that collectively exceed 2,010,000 and that remain (if any) being cancelled for no consideration pursuant to a surrender letter;

•	as a result of the SEAC Merger, each of the then issued and outstanding SEAC Class A Ordinary Shares, will be exchanged for one New SEAC Class A Ordinary Share;

•

SEAC Public Warrant Exchange: the SEAC Public Warrant Exchange will be effected, whereby each of the then issued and outstanding whole SEAC Public Warrants will be automatically exchanged for $0.50 in cash pursuant to the SEAC Warrant Agreement Amendment; and

•	SEAC Private Placement Warrant Forfeiture: all of the issued and outstanding private placement warrants will be forfeited and cancelled for no consideration.

On the Closing Date, through a series of transactions further described in the section titled “The Business Combination—Conversion of Securities,” all of the then-issued and outstanding New SEAC Class A Ordinary Shares will ultimately be converted on a one-to-one basis into SEAC Amalco Common Shares, with SEAC Amalco being the successor to New SEAC.

Pursuant to the StudioCo Amalgamation, on the Closing Date each then-issued and outstanding SEAC Amalco Common Share will be cancelled in exchange for one Pubco Common Share and the SEAC Sponsor’s option under the Sponsor Option Agreement shall convert to an option to receive Pubco Common Shares upon the same terms and conditions as in the Sponsor Option Agreement, and each then issued and outstanding common share, without par value, of StudioCo shall be cancelled in exchange for a number of Pubco Common Shares equal to the StudioCo Issuance Equity Value, as defined in the Business Combination Agreement, divided by the Closing Share Price.

As promptly as practicable following the StudioCo Amalgamation, Pubco shall cause its applicable subsidiaries to transfer the aggregate transaction proceeds less amounts payable pursuant to the SEAC Public Warrant Exchange and SEAC transaction expenses, (the “Post-Arrangement Repayment Amount”) in cash to Lions Gate Parent in partial repayment of intercompany financing arrangements between subsidiaries of Lions Gate Parent and subsidiaries of StudioCo. The Post-Arrangement Repayment Amount will not be less than $316.5 million.

Pursuant to the Business Combination Agreement, the aggregate transaction proceeds, before the payment of transaction expenses or any amounts payable pursuant to the SEAC Public Warrant Exchange, are required to be at least equal to $350.0 million, with at least $125.0 million being held in the Trust Account.

For more information about the Business Combination, please see the section titled “The Business Combination.” A copy of the Business Combination Agreement and Amendment to the Business Combination Agreement is attached to the Form S-4/A as Annexes A-1 and A-2.

Accounting Treatment of the Business Combination and Related Transactions

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby SEAC is treated as the acquired company and LG Studios is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of LG Studios issuing stock for the net assets of SEAC, accompanied by a recapitalization. The net assets of SEAC will be stated at fair value, which approximates their historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the periods prior to the Business Combination will be for those of LG Studios.

LG Studios has been determined to be the accounting acquirer in the Business Combination because LG Studios’ existing equity holder (Lions Gate Parent), will have a controlling financial interest in the combined company under the no additional redemption and maximum redemption scenarios with at least 82.5% (currently expected to be 85.7% assuming no additional redemptions or 87.3% assuming maximum redemptions) of the voting interest in each scenario and the ability to nominate and elect the majority of the Pubco Board.

In connection with the Sponsor Securities Repurchase, 2,200,000 SEAC Sponsor Options to receive Pubco Common Shares pursuant to the Sponsor Option Agreement will be issued and have an exercise price of $0.0001 per share. The options will become exercisable (i) on or after the date on which the trading price of the Pubco Common Shares (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) equals or exceeds $16.05 per share or (ii) if a Change of Control (as defined in the Sponsor Option Agreement) occurs, subject to certain conditions. The options are not considered compensatory nor will they be granted in exchange for a good or service. As a contingent consideration arrangement, the options are expected to meet the requirements for equity classification because they are considered to be indexed to the Pubco Common Shares and would be classified in stockholders’ equity. Pubco will record the fair value of the options to equity at the Closing Date.

Description of Acquisition of eOne and Other Transactions

On December 27, 2023, Lions Gate Parent and its subsidiaries completed the acquisition of all of the issued and outstanding equity interests of the companies constituting the eOne business for an aggregate preliminary purchase price of $385.1 million, which reflects the cash purchase price of $375.0 million and an amount for estimated purchase price adjustments including cash, debt and working capital, and the assumption by the Lions Gate Parent of certain production financing indebtedness. Upon closing, eOne is reflected in LG Studios Motion Picture and Television Production segments. Lions Gate Parent funded the acquisition of eOne with a combination of cash on hand and a drawdown of $375.0 million under its revolving credit facility.

On January 2, 2024, Lions Gate Parent closed on the acquisition of an additional 25% of 3 Arts Entertainment representing approximately half of the noncontrolling interest for approximately $194.1 million. In addition, Lions Gate Parent purchased certain profit interests, held by certain managers, and entered into certain option rights agreements providing noncontrolling interest holders the right to sell and Lions Gate Parent the right to purchase their remaining (24%) interest beginning in January 2027. Lions Gate Parent funded the acquisition of additional interest in 3 Arts Entertainment primarily with a drawdown of $194.1 million under its revolving credit facility.

Accounting Treatment of the acquisition of eOne

As LG Studios is determined to be the accounting acquirer in the acquisition of eOne, the acquisition is considered a business combination under Accounting Standard Codification (“ASC”) Topic 805 and was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total estimated purchase price, has been allocated to the tangible and intangible assets acquired and liabilities assumed of eOne based on a preliminary estimate of their fair value, and such estimates are reflected in LG Studios historical combined balance sheet as December 31, 2023. The preliminary allocation of the estimated purchase price is based upon management’s estimates based on information currently available and is subject to revision as a more detailed analysis is completed and additional information on the fair value of the assets and liabilities become available and final appraisals and analysis are completed. LG Studios is still evaluating the fair value of film and television programs and libraries, projects in development, intangible assets, and income taxes, in addition to ensuring all other assets and liabilities and contingencies have been identified and recorded. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could be material. A change in the fair value of the net assets of eOne may change the amount of the purchase price allocable to goodwill, and could have a material impact on the accompanying unaudited pro forma condensed combined statements of operations.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

Pursuant to the SEAC Articles, the SEAC Public Shareholders may request that SEAC redeem all or a portion of such shareholder’s SEAC Class A Ordinary Shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account if the Business Combination is consummated.

The unaudited pro forma condensed combined financial information gives effect to the Transactions, including:

•	Transaction accounting adjustments related to the Business Combination (see Note 4)

•	the PIPE Financing (but excluding the impact of PIPE Investors’ potential exercise of Reduction Rights described above);

•	the Sponsor Securities Repurchase and Class B Conversion;

•	the issuance of New SEAC Class A Ordinary Shares in connection with the SEAC Merger, subject to the redemption scenarios described below;

•	the SEAC Public Warrant Exchange;

•	the SEAC Private Placement Warrant Forfeiture;

•	the Post-Arrangement Repayment; and

•	the related income tax effects of the Business Combination pro forma adjustments.

•	eOne acquisition and other transaction accounting adjustments (see Note 6)

•	the acquisition of eOne inclusive of the following:

•	reclassification of certain eOne historical financial information to conform to LG Studios presentation of similar expenses; and

•

other adjustments, including those related to interest expense on the additional drawdown of LG Studios revolving credit facility that was used to finance the acquisition of eOne, and future expense associated with the acquired assets.

•	the acquisition of an additional interest in 3 Arts Entertainment for $194.1 million and additional drawdown of LG Studios revolving credit facility to finance the acquisition; and

•	the related income tax effects of the eOne acquisition and other transaction pro forma adjustments.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•

Assuming No Additional Redemptions: This presentation assumes that none of the current holders of SEAC’s Class A Ordinary Shares exercise redemption rights with respect to such shares (but takes into account redemptions that already occurred in connection with the Extension Meeting).

•

Assuming Maximum Redemptions: This presentation assumes that holders of 5,531,192 SEAC Class A Ordinary Shares exercise redemption rights with respect to such shares for their pro rata share (projected to be approximately $10.735 per share as of Closing) of the funds in the Trust Account. As described above, the Business Combination Agreement, as amended, includes a condition that, at the Closing, aggregate transaction proceeds be at least equal to $350.0 million in cash, including (i) at least $125.0 million in cash from the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with any redemption), plus (ii) the aggregate amount of cash that has been funded pursuant to the PIPE. Thus, the redemption of 5,531,192 SEAC Class A Ordinary Shares represents the estimated maximum number of SEAC Class A Ordinary Shares that can be redeemed while still achieving the minimum aggregate transaction proceeds of $350.0 million.

The following summarizes the pro forma capitalization of the post-combination company expected immediately following the Closing, presented under the two redemption scenarios:

	Assuming No Additional Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Lions Gate Parent(1)	253,435,794	85.7%	253,435,794	87.3%
SEAC Public Shareholders(2)	17,175,223	5.8%	11,644,031	4.0%
SEAC Sponsor and its permitted transferees(3)	2,010,000	0.7%	2,010,000	0.7%
PIPE Investors	23,091,217	7.8%	23,091,217	8.0%

Pro Forma Common Stock Outstanding	295,712,234	100.0%	290,181,042	100.0%

(1)

The number of shares to be issued to Studio HoldCo, a subsidiary of Lions Gate Parent, will be determined at closing based on (i) a value of $4.6 billion, less certain indebtedness and other adjustments at Closing; divided by (ii) the Closing Share price of $10.70. The net value for purposes of this pro forma condensed combined financial information is assumed to be approximately $2.7 billion. The potential change in the number of shares to be issued to Studio HoldCo, a subsidiary of Lions Gate Parent, for the potential change in indebtedness and certain other adjustments is not expected to be material.

(2)	Both scenarios reflect actual redemptions of 57,824,777 SEAC Class A Ordinary Shares in connection with the Extension Meeting.
(3)	Excludes options for the purchase of 2,200,000 Pubco Common Shares subject to certain vesting restrictions pursuant to the Sponsor Option Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2023

(in millions)

	LG Studios (As Adjusted) (Note 6)	SEAC (Historical)	Autonomous Entity Adjustments (Note 3)	Transaction Accounting Adjustments: Business Combination (Assuming No Additional Redemptions) (Note 4)			Pro Forma Combined (Assuming No Additional Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 4)			Pro Forma Combined (Assuming Maximum Redemptions)
Assets
Cash and cash equivalents	$247.1	$1.0		$184.4	(b	)	$237.4	2.1	(c	)	$237.4
				(6.5)	(c	)		57.3	(o	)
				225.0	(d	)		(59.4)	(p	)
				—	(f	)
				(12.5)	(j	)
				(26.9)	(k	)
				(374.2)	(o	)
Accounts receivable, net	734.1	—					734.1				734.1
Due from Starz Business	66.5	—					66.5				66.5
Prepaid expenses	—	0.2					0.2				0.2
Other current assets	417.1	—		(1.9)	(k	)	415.2				415.2

Total current assets	1,464.8	1.2	—	(12.6)			1,453.4	—			1,453.4

Cash and investments held in Trust Account	—	794.8		(610.4)	(a	)	—				—
				(184.4)	(b	)
Investment in films and television programs, net	1,908.2	—					1,908.2				1,908.2
Property and equipment, net	35.9	—					35.9				35.9
Investments	71.5	—					71.5				71.5
Intangible assets, net	26.9	—					26.9				26.9
Goodwill	801.4	—					801.4				801.4
Other assets	810.4	—					810.4				810.4

Total assets	$5,119.1	$796.0	$—	$(807.4)			$5,107.7	$—			$5,107.7

Liabilities
Accounts payable	$214.1	$—		—			$214.1				$214.1
Content related payables	66.7	—					66.7				66.7
Other accrued liabilities	263.3	3.6		(5.4)	(k	)	261.5				261.5
Participations and residuals	595.9	—					595.9				595.9
Film related obligations	1,258.2	—					1,258.2				1,258.2
Debt - short term portion	50.3	—					50.3				50.3
Deferred revenue	248.0	—					248.0				248.0
PIPE with reduction right liability	—	18.3		(18.3)	(d	)	—				—

Total current liabilities	2,696.5	21.9	—	(23.7)			2,694.7	—			2,694.7

Debt	1,736.5	—		(374.2)	(o	)	1,362.3	57.3	(o	)	1,419.6
Participations and residuals	472.0	—					472.0				472.0
Film related obligations	554.4	—					554.4				554.4
Other liabilities	497.2	—					497.2				497.2
Deferred revenue	81.5	—					81.5				81.5
Deferred tax liabilities	18.8	—					18.8				18.8
Warrant liability	—	0.5		(0.5)	(i	)	—				—
Deferred underwriting compensation	—	26.3		(26.3)	(c	)	—				—

Total liabilities	6,056.9	48.7	—	(424.7)			5,680.9	57.3			5,738.2

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2023

(in millions)

	LG Studios (As Adjusted) (Note 6)	SEAC (Historical)	Autonomous Entity Adjustments (Note 3)	Transaction Accounting Adjustments: Business Combination (Assuming No Additional Redemptions) (Note 4)			Pro Forma Combined (Assuming No Additional Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 4)			Pro Forma Combined (Assuming Maximum Redemptions)
Commitments and contingencies
Redeemable noncontrolling interest	53.7	—					53.7				53.7
Class A ordinary shares subject to possible redemption	—	794.7		(610.4)	(a	)	—				—
				(184.3)	(e	)
Stockholders’ equity
Preference shares	—	—					—				—
Ordinary shares
Class A	—	—		—	(e	)	—				—
				—	(g	)
				—	(h	)
Class B	—	—		—	(f	)	—				—
				—	(g	)
Parent net investment	(1,090.5)	—		1,090.5	(m	)	—				—
Pubco Common Shares, no par value	—	—		243.3	(d	)	364.6	2.1	(l	)	307.3
				—	(h	)		(59.4)	(q	)
				(17.9)	(k	)
				192.1	(l	)
				(52.9)	(n	)
Additional paid-in capital	—	—		19.8	(c	)	—	2.1	(b	)	—
				184.3	(e	)		(2.1)	(l	)
				—	(f	)
				0.5	(i	)
				(12.5)	(j	)
				(192.1)	(l	)
Accumulated other comprehensive income	97.2	—					97.2				97.2
Retained earnings (accumulated deficit)	—	(47.4)		—	(a	)	(1,090.5)				(1,090.5)
				(5.5)	(k	)
				52.9	(n	)
				(1,090.5)	(m	)

Total stockholders’ equity (deficit)	(993.3)	(47.4)	—	412.0			(628.7)	(57.3)			(686.0)
Noncontrolling interest	1.8	—					1.8				1.8

Total equity (deficit)	(991.5)	(47.4)	—	412.0			(626.9)	(57.3)			(684.2)

Total liabilities, redeemable noncontrolling interest and equity (deficit)	$5,119.1	$796.0	$—	$(807.4)			$5,107.7	$—			$5,107.8

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED DECEMBER 31, 2023

(in millions, except share and per share data)

	For the Nine Months Ended December 31, 2023	For the Nine Months Ended December 31, 2023							For the Nine Months Ended December 31, 2023				For the Nine Months Ended December 31, 2023
	LG Studios (As Adjusted) (Note 6)	SEAC (Historical)	Autonomous Entity Adjustments (Note 3)			Transaction Accounting Adjustments: Business Combination (Assuming No Additional Redemptions) (Note 4)			Pro Forma Combined (Assuming No Additional Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 4)			Pro Forma Combined (Assuming Maximum Redemptions)
Revenue:
Revenue	$2,103.5	$—							$2,103.5				$2,103.5
Revenue- Starz Business	422.1	—							422.1				422.1

Total revenue	2,525.6	—	—			—			2,525.6	—			2,525.6
Expenses:
Direct operating	1,577.0	—							1,577.0				1,577.0
Distribution and marketing	374.4	—							374.4				374.4
General and administration	349.1	5.1	15.0	(A	)	(0.1)	(aa	)	369.1				369.1
Depreciation and amortization	16.1	—							16.1				16.1
Restructuring and other	61.5	—							61.5				61.5
Goodwill and intangible asset impairment	296.2	—							296.2				296.2
PIPE with reduction right expense	—	18.8				(18.8)	(cc	)	—				—

Total expenses	2,674.3	23.9	15.0			(18.9)			2,694.3	—			2,694.3

Operating income (loss)	(148.7)	(23.9)	(15.0)			18.9			(168.7)	—			(168.7)
Interest expense	(217.1)	—				20.1	(ee	)	(197.0)	(3.1)	(ee	)	(200.1)
Interest and other income	12.4	—							12.4				12.4
Other expense	(17.1)	—							(17.1)				(17.1)
Gain on investments, net	2.7	—							2.7				2.7
Equity interests income	5.7	—							5.7				5.7
Interest from investments held in Trust Account	—	29.7				(29.7)	(bb	)	—				—
Change in fair value of warrant liability	—	2.3				(2.3)	(dd	)	—				—
Change in fair value of PIPE with reduction right liability	—	0.5				(0.5)	(cc	)	—				—

Income (loss) before income taxes	(362.1)	8.6	(15.0)			6.5			(362.0)	(3.1)			(365.1)
Income tax provisions	21.7	—	—	(B	)	—	(ff	)	21.7				21.7

Net income (loss)	(340.4)	8.6	(15.0)			6.5			(340.3)	(3.1)			(343.4)
Less: Net loss attributable to noncontrolling interests	2.7	—	—			—			2.7				2.7

Net income (loss) attributable to controlling interest	$(337.7)	$8.6	$(15.0)			$6.5			$(337.6)	$(3.1)			$(340.7)

Net income (loss) per share, basic and diluted		$0.09							$(1.14)				$(1.17)
Weighted average shares outstanding, basic and diluted		93,750,000							295,712,234				290,181,042

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2023

(in millions, except share and per share data)

	For the Year Ended March 31, 2023	For the Year Ended December 31, 2022							For the Year Ended March 31, 2023				For the Year Ended March 31, 2023
	LG Studios (As Adjusted) (Note 6)	SEAC (Historical)	Autonomous Entity Adjustments (Note 3)			Transaction Accounting Adjustments: Business Combination (Assuming No Additional Redemptions) (Note 4)			Pro Forma Combined (Assuming No Additional Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 4)			Pro Forma Combined (Assuming Maximum Redemptions)
Revenue:
Revenue	$3,136.1	$—							$3,136.1				$3,136.1
Revenue- Starz Business	775.5	—							775.5				775.5

Total revenue	3,911.6	—	—			—			3,911.6	—			3,911.6
Expenses:
Direct operating	2,750.8	—							2,750.8				2,750.8
Distribution and marketing	323.5	—							323.5				323.5
General and administration	514.4	1.6	21.4	(A	)	(0.2)	(aa	)	537.2				537.2
Depreciation and amortization	24.2	—							24.2				24.2
Restructuring and other	51.0	—							51.0				51.0

Total expenses	3,663.9	1.6	21.4			(0.2)			3,686.7	—			3,686.7

Operating income (loss)	247.7	(1.6)	(21.4)			0.2			224.9	—			224.9
Interest expense	(217.3)	—				26.8	(ee	)	(190.5)	(4.1)	(ee	)	(194.6)
Interest and other income	9.6	—							9.6				9.6
Other expense	(14.5)	—							(14.5)				(14.5)
Loss on extinguishment of debt	(1.3)	—							(1.3)				(1.3)
Gain on investments, net	44.0	—							44.0				44.0
Equity interests income	0.5	—							0.5				0.5
Interest from investments held in Trust Account	—	10.0				(10.0)	(bb	)	—				—
Change in fair value of warrant liability	—	14.2				(14.2)	(dd	)	—				—

Income (loss) before income taxes	68.7	22.6	(21.4)			2.8			72.7	(4.1)			68.6
Income tax provisions	(26.4)	—	0.3	(B	)	—	(ff	)	(26.1)				(26.1)

Net income (loss)	42.3	22.6	(21.1)			2.8			46.6	(4.1)			42.5
Less: Net loss attributable to noncontrolling interests	0.6	—	—						0.6				0.6

Net income (loss) attributable to controlling interest	$42.9	$22.6	$(21.1)			$2.8			$47.2	$(4.1)			$43.1

Net income per share, basic and diluted		$0.24							$0.16				$0.15
Weighted average shares outstanding, basic and diluted		91,900,685							295,712,234				290,181,042

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby SEAC is treated as the acquired company and LG Studios is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination is expected to be treated as the equivalent of LG Studios issuing stock for the net assets of SEAC, accompanied by a recapitalization. The net assets of SEAC will be stated at fair value, which approximates their historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the periods prior to the Business Combination will be for those of LG Studios.

As LG Studios was determined to be the accounting acquirer in the acquisition of eOne, the acquisition was considered a business combination under ASC 805, and was accounted for using the acquisition method of accounting. LG Studios recorded the preliminary estimated fair value of assets acquired and liabilities assumed from eOne upon acquisition, on December 27, 2023. Fair value is defined in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could result in different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The preliminary allocation of the estimated purchase price is based upon management’s estimates based on information currently available and is subject to revision as a more detailed analysis is completed and additional information on the fair value of the assets and liabilities become available and final appraisals and analysis are completed. The preliminary estimated fair value of the assets and liabilities are reflected in the historical balance sheet of LG Studios presented herein; however, LG Studios is still evaluating the fair value of film and television programs and libraries, projects in development, intangible assets, and income taxes, in addition to ensuring all other assets and liabilities and contingencies have been identified and recorded. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could be material. A change in the fair value of the net assets of eOne may change the amount of the purchase price allocable to goodwill, and could have a material impact on the accompanying unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 gives pro forma effect to the Business Combination as if it had been consummated on December 31, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended December 31, 2023 and fiscal year ended March 31, 2023 give pro forma effect to the Business Combination as if it had been consummated on April 1, 2022. See Note 4.

LG Studios (as adjusted) in the unaudited proforma condensed combined balance sheet as of December 31, 2023 is derived from the pro forma balance sheet information, as presented in Note 6, which reflects the historical balance sheet of LG Studios, inclusive of the preliminary estimated fair value of assets acquired and liabilities assumed upon the completed acquisition of eOne, on a pro forma basis as if the other transactions had been consummated on December 31, 2023. Similarly, LG Studios (as adjusted) in the unaudited proforma condensed combined statements of operations for the nine months ended December 31, 2023 and fiscal year ended March 31, 2023 are derived from the pro forma statement of operation information, as presented in Note 6, which combines the historical statements of operations of LG Studios and eOne on a pro forma basis as if the acquisition of eOne and other transactions had been consummated on April 1, 2022.

LG Studios’ fiscal year ends on March 31, eOne’s fiscal year ends on the last Sunday in December and SEAC’s fiscal year ends on December 31. The pro forma condensed combined financial information is presented on the basis of LG Studios’ fiscal year and combines the historical results of the fiscal periods of LG Studios, eOne and SEAC.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•	LG Studios’ unaudited condensed combined balance sheet as of December 31, 2023 and the related notes included elsewhere in this prospectus; and

•	SEAC’s audited balance sheet as of December 31, 2023 and the related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•	LG Studios’ unaudited condensed combined statement of operations for the nine months ended December 31, 2023 and the related notes included elsewhere in this prospectus;

•	eOne’s unaudited combined statement of operations for the nine months ended October 1, 2023 and the related notes included elsewhere in this prospectus; and

•

SEAC’s unaudited condensed statement of operations for the nine months ended December 31, 2023 and the related notes included elsewhere in this prospectus, as adjusted to exclude SEAC’s results of operations for the three-months ended March 31, 2023 included in SEAC’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2023. Therefore, SEAC’s net income for the three-months ended March 31, 2023 of $8.0 million is excluded from the unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2023.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•	LG Studios’ audited combined statement of operations for the fiscal year ended March 31, 2023 and the related notes included elsewhere in this prospectus;

•	eOne’s audited combined statement of operations for the fiscal year ended December 25, 2022 and the related notes included elsewhere in this prospectus; and

•	SEAC’s audited statement of operations for the year ended December 31, 2022 and the related notes included elsewhere in this prospectus.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the completion of the Transactions are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the current time.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of LG Studios, eOne and SEAC.

2. Accounting Policies

As part of preparing the unaudited pro forma condensed combined financial information, LG Studios conducted an initial review of the accounting policies and practices of SEAC and eOne to determine if differences in accounting policies and practices require reclassification of results of operations or reclassification of assets or liabilities to conform to LG Studios’ accounting policies and practices. Based on its initial analysis, management did not identify any differences between LG Studios and SEAC that would have a material impact on the unaudited pro forma condensed combined financial information; however preliminary reclassifications to eOne were identified and are reflected in the unaudited pro forma condensed combined financial information (see Note 6). LG Studios will continue its detailed review of SEAC’s and eOne’s accounting policies and practices and as a result of that review, LG Studios may identify additional differences between the accounting policies and practices of the companies that, when conformed, could have a material impact on the consolidated financial statements of Pubco following the Closing.

3. Autonomous Entity Adjustments to Unaudited Pro Forma Condensed Combined Financial Information Related to the Business Combination

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. Autonomous entity adjustments are presented as LG Studios has historically operated as part of Lionsgate and additional contractual agreements are expected to be executed to operate as a standalone reporting entity.

Autonomous Entity Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 does not reflect amounts for autonomous entity adjustments as management does not anticipate that the net asset impact derived from expected contractual arrangements, primarily related to the intercompany financing arrangements, will be materially different than the historical impact for the corporate debt that has been allocated by Lionsgate to LG Studios in its historical unaudited condensed combined balance sheet as of December 31, 2023.

Autonomous Entity Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The autonomous entity adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2023 and fiscal year ended March 31, 2023 are as follows:

(A)

Reflects an adjustment to the estimated incremental portion of Lions Gate Parent’s corporate general and administrative functions and expenses, including stock based compensation expense for Lions Gate Parent equity awards, related to the corporate functions, that are expected to remain with LG Studios, pursuant to the execution of the shared-services agreement, which is subject to finalization. The shared-services agreement is expected to be executed in connection with the Closing and result in additional corporate expenses that will be incurred by LG Studios. The total amount of Lions Gate Parent’s corporate expenses to be recorded by LG Studios is expected to reflect all of Lions Gate Parent’s corporate general and administrative expenses, combined, less approximately $7.5 million and $10.0 million for the nine months ended December 31, 2023 and fiscal year ended March 31, 2023, respectively, which are expected to remain with Lions Gate Parent.

(B)

Reflects the adjustment to income tax expense for the fiscal year ended March 31, 2023, as a result of the estimated state tax impact on the autonomous entity adjustment. No adjustment is reflected for the nine months ended December 31, 2023 based on LG Studios’ estimated annual effective tax rate for the fiscal year ending March 31, 2024 and LG Studios having a full valuation allowance on its net deferred tax asset.

4. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information related to the Business Combination

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Pubco following the Closing, filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the expected number of Pubco shares outstanding, assuming the Business Combination occurred on April 1, 2022.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet related to the Business Combination

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2023 are as follows:

(a)

Reflects actual redemptions, net of increases in the Trust Account associated with interest earned between December 31, 2023 and the Extension Meeting. On April 9, 2024, 57,824,777 SEAC Class A Ordinary Shares were submitted for redemption in connection with the Extension Meeting. Such 57,824,777 SEAC Class A Ordinary Shares were redeemed at a redemption price of approximately $10.735 per share, for an aggregate of $620.8 million. The interest earned in the Trust Account between December 31, 2023 and April 10, 2024 was approximately $10.4 million. The adjustment to Class A Ordinary Shares subject to possible redemption reflects the decrease attributable to the redemption amount of $620.8 million, net of the accretion to the redemption value of $10.4 million.

(b)

Reflects the reclassification of cash and investments held in the Trust Account that becomes available following the Business Combination to cash and cash equivalents, assuming no additional redemptions (but takes into account redemptions that already occurred in connection with the Extension Meeting).

(c)

Reflects the payment of $6.5 million in deferred underwriters’ compensation in the no additional redemption scenario and reduced payment of $4.4 million in deferred underwriters’ compensation in the maximum redemption scenario subject to amended agreements with the underwriters. The payment reflects 3.5% of the estimated Trust Account at Closing of $184.4 million in the no additional redemption scenario and $125.0 million in the maximum redemption scenario, respectively, after giving effect to the redemptions, for a difference of $2.1 million between the no additional redemption scenario and maximum redemption scenario. The portion of the deferred underwriting fee that is not expected to be paid at Closing is reflected as an increase to additional paid-in capital, and then reclassified to Pubco Common Shares in Note 4(l) below.

(d)

Reflects proceeds of $225.0 million from the issuance and sale of (i) 18,172,378 shares of Pubco Common Shares at $9.63 per share and (ii) 4,918,839 shares of PubCo Common Shares at $10.165 per share pursuant to the Subscription Agreements and elimination of PIPE with reduction right liability of $18.3 million. Transaction costs of $6.8 million associated with the issuance and sale of shares of PubCo Common Shares are reflected and described in Note 4(k) below.

(e)	Reflects the reclassification of $184.3 million of SEAC Class A Ordinary Shares subject to possible redemption to permanent equity, assuming no additional redemptions.

(f)	Reflects the Sponsor Securities Repurchase of 16,740,000 SEAC Class B Ordinary Shares held by the Sponsor for $1.00 and 2,200,000 SEAC Sponsor Options.

(g)	Reflects the Class B Conversion of 2,010,000 SEAC Class B Ordinary Shares into 2,010,000 SEAC Class A Ordinary Shares.

(h)

Reflects the exchange of 19,185,223 SEAC Class A Ordinary Shares (including 2,010,000 SEAC Class A Ordinary Shares converted in adjustment 4(g) above) for 19,185,223 Pubco Common Shares, assuming no additional redemptions.

(i)	Reflects SEAC Private Placement Warrant Forfeiture of 11,733,333 SEAC Private Placement Warrants held by the Sponsor.

(j)	Reflects the SEAC Public Warrant Exchange for the exchange of 25,000,000 SEAC Public Warrants for $0.50 per whole public warrant.

(k)

Reflects preliminary estimated transaction costs incurred by LG Studios and SEAC of approximately $11.1 million and $16.2 million, respectively, for legal, financial advisory and other professional fees.

•	For LG Studios’ estimated transaction costs:

•	adjustment reflects elimination of $1.8 million of transaction costs that were deferred in other current assets and accrued in other accrued liabilities as of December 31, 2023;

•	adjustment reflects elimination of $0.1 million of transaction costs that were deferred in other current assets and paid as of December 31, 2023;

•	adjustment reflects a reduction of cash of $11.0 million, which represents LG Studio’s estimated transaction costs less amounts previously paid by LG Studios as of December 31, 2023;

•	adjustment reflects $11.1 million of estimated transaction costs capitalized and offset against the proceeds from the Business Combination and reflected as a decrease in Pubco Common Shares.

•	For SEAC’s estimated transaction costs, which exclude the deferred underwriting compensation described in Note 4(b) above:

•	adjustment reflects $3.6 million of transaction costs accrued by SEAC in other accrued liabilities and recognized as expense as of December 31, 2023;

•	adjustment reflects $0.4 million of transaction costs recognized in expense and paid as of December 31, 2023;

•

adjustment reflects $15.9 million of transaction costs as a reduction of cash, which represents SEAC’s preliminary estimated transaction costs less amounts previously paid by SEAC as of December 31, 2023; and

•

adjustment reflects $5.5 million of transaction costs as an adjustment to accumulated deficit as of December 31, 2023, which represents the total estimated SEAC transaction costs less $4.0 million previously recognized by SEAC as of December 31, 2023 and $6.8 million of estimated transaction costs capitalized and offset against the proceeds from the Business Combination and reflected as a decrease in Pubco Common Shares.

(l)	Reflects the reclassification of SEAC additional paid-in capital to Pubco Common Shares.

(m)	Reflects the recapitalization of LG Studios’ parent net investment into 253,435,794 Pubco Common Shares, which is adjusted to accumulated deficit.

(n)	Reflects the elimination of SEAC’s historical accumulated deficit after recording the transaction costs to be incurred by SEAC as described in Note 4(k) above.

(o)

Reflects the transfer of the Post-Arrangement Repayment Amount in cash to Lions Gate Parent. In a no additional redemption scenario, the Post-Arrangement Repayment Amount is calculated based on the aggregate transaction proceeds of approximately $409.4 million (based on the amount estimated to be in the Trust Account as of April 10, 2024), less SEAC transaction expenses as described in Note 4(k) above, less amounts payable pursuant to the SEAC Public Warrant Exchange described in Note 4(j) above and less the deferred underwriters compensation described in Note 4(c) above. In the maximum redemption scenario, the Post-Arrangement Repayment Amount is calculated based on the aggregate transaction proceeds of $350.0 million, less SEAC transaction expenses as described in Note 4(k) above, less amounts payable pursuant to the SEAC Public Warrant Exchange described in Note 4(j) above and less the deferred underwriters compensation described in Note 4(c) above.

(p)

Reflects the maximum redemption of 5,531,192 SEAC Class A Ordinary Shares for approximately $59.4 million at a redemption price of approximately $10.735 per share (based on the amount estimated to be in the Trust Account as of April 10, 2024, less actual redemptions in connection with the Extension Meeting).

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations related to the Business Combination

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended December 31, 2023 and fiscal year ended March 31, 2023, are as follows:

(aa)

Reflects pro forma adjustment to eliminate historical expenses related to SEAC’s administrative, financial and support services paid to the Sponsor, which will terminate upon consummation of the Business Combination.

(bb)	Reflects pro forma adjustment to eliminate interest from investments held in Trust Account.

(cc)

Reflects pro forma adjustment to eliminate PIPE with reduction right expense and change in fair value of PIPE with reduction right liability which will be settled with the issuance of PIPE shares, as described in Note 4(c) above.

(dd)	Reflects pro forma adjustment to eliminate change in fair value of SEAC Private Placement Warrants, which are forfeited as part of the Business Combination, as described in Note 4(i) above.

(ee)

Reflects pro forma adjustment to reduce interest expense for the reduction of debt associated with the transfer of the Post-Arrangement Repayment Amount in cash to Lions Gate Parent, as described in Note 4(o) above.

(ff)

No income tax adjustment is reflected for the nine months ended December 31, 2023 and fiscal year ended March 31, 2023 based on LG Studio’s estimated annual effective tax rate for the fiscal years ending March 31, 2024 and 2023, respectively, and LG Studio having a full valuation allowance on its net deferred tax asset.

5. Income (loss) per Share

Reflects the net income (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since April 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entire periods presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the nine months ended December 31, 2023 and fiscal year ended March 31, 2023:

	Nine Months Ended December 31, 2023		Year Ended March 31, 2023
	Assuming No Additional Redemptions	Assuming Maximum Redemptions	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net income (loss) attributable to common shareholders (in millions)	$(337.6)	$(340.7)	$47.2	$43.1
Pro forma weighted average shares outstanding, basic and diluted	295,712,234	290,181,042	295,712,234	290,181,042
Pro forma net income (loss) per share, basic and diluted	$(1.14)	$(1.17)	$0.16	$0.15
Pro forma weighted average shares calculation, basis and diluted
SEAC Public Shareholders	17,175,223	11,644,031	17,175,223	11,644,031
SEAC Sponsor and its permitted transferees (1)	2,010,000	2,010,000	2,010,000	2,010,000
PIPE Investors	23,091,217	23,091,217	23,091,217	23,091,217
Lions Gate Parent	253,435,794	253,435,794	253,435,794	253,435,794

	295,712,234	290,181,042	295,712,234	290,181,042

(1)

The pro forma basic and diluted shares of the holders of SEAC Sponsor shares exclude the options to purchase 2,200,000 Pubco Common Shares subject to certain vesting restrictions set forth in the Sponsor Option Agreement.

6. Adjustments to LG Studios for the Acquisition of eOne and Other Transactions

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the preliminary estimated effect of LG Studios’ acquisition of eOne and other transactions, prior to the Autonomous Entity Adjustments described in Note 3 and prior to the Transaction Accounting Adjustments related to the Business Combination described in Note 4, and has been prepared for informational purposes only.

LG Studios (as adjusted) in the unaudited proforma condensed combined balance sheet as of December 31, 2023 reflects the historical balance sheet of LG Studios, inclusive of the preliminary estimated fair value of assets acquired and liabilities assumed upon the completed acquisition of eOne described below, adjusted for the other transactions as if they had been consummated on December 31, 2023.

	LG Studios (Historical)	Other Adjustments			LG Studios (As Adjusted)
Assets
Cash and cash equivalents	$247.1	$—	(A	)(B)	$247.1
Accounts receivable, net	734.1				734.1
Due from Starz Business	66.5				66.5
Other current assets	417.1				417.1

Total current assets	1,464.8	—			1,464.8

Investment in films and television programs, net	1,908.2				1,908.2
Property and equipment, net	35.9				35.9
Investments	71.5				71.5
Intangible assets, net	26.9				26.9
Goodwill	801.4				801.4
Other assets	810.4				810.4

Total assets	$5,119.1	$—			$5,119.1

Liabilities
Accounts payable	$214.1				$214.1
Content related payables	66.7				66.7
Other accrued liabilities	263.3				263.3
Participations and residuals	595.9				595.9
Film related obligations	1,258.2				1,258.2
Debt - short term portion	50.3				50.3
Deferred revenue	248.0				248.0

Total current liabilities	2,696.5	—			2,696.5

Debt	1,542.4	194.1	(A	)	1,736.5
Participations and residuals	472.0				472.0
Film related obligations	554.4				554.4
Other liabilities	338.8	158.4	(C	)	497.2
Deferred revenue	81.5				81.5
Deferred tax liabilities	18.8				18.8

Total liabilities	5,704.4	352.5			6,056.9

Commitments and contingencies
Redeemable noncontrolling interest	406.2	(352.5)	(B	)(C)	53.7
Equity (Deficit)
Parent net investment	(1,090.5)				(1,090.5)
Accumulated other comprehensive income	97.2				97.2

Total parent equity (deficit)	(993.3)	—			(993.3)
Noncontrolling interest	1.8				1.8

Total equity (deficit)	(991.5)	—			(991.5)

Total liabilities, redeemable noncontrolling interest and equity (deficit)	$5,119.1	$—			$5,119.1

LG Studios (as adjusted) in the unaudited pro forma condensed combined statements of operations for the nine months ended December 31, 2023 and fiscal year ended March 31, 2023 combines the historical statements of operations of LG Studios and eOne for such periods as described in Note 1, on a pro forma basis as if the acquisition of eOne and other transactions had been consummated on April 1, 2022, the beginning of the earliest period presented. As the eOne acquisition occurred on December 27, 2023, the historical statement of operations of LG Studios for the nine months ended December 31, 2023 includes four days of activity of eOne, which was not material.

	For the Nine Months Ended December 31, 2023	For the Nine Months Ended October 1, 2023							For the Nine Months Ended December 31, 2023
	LG Studios (Historical)	eOne (As Reclassified)	PPA Adjustments			Other Adjustments			LG Studios (As Adjusted)
Revenue:
Revenue	$1,684.2	$419.3							$2,103.5
Revenue- Starz Business	422.1	—							422.1

Total revenue	2,106.3	419.3	—			—			2,525.6
Expenses:
Direct operating	1,306.0	320.5	(49.5)	(AA	)				1,577.0
Distribution and marketing	346.0	28.4							374.4
General and administration	261.6	87.5							349.1
Depreciation and amortization	11.1	18.5	(13.5)	(BB	)				16.1
Restructuring and other	61.5	—							61.5
Impairment of goodwill and trade name	—	296.2							296.2

Total expenses	1,986.2	751.1	(63.0)			—			2,674.3

Operating income (loss)	120.1	(331.8)	63.0			—			(148.7)
Interest expense	(157.1)	(29.4)				(30.6)	(DD	)	(217.1)
Interest and other income	6.9	5.5							12.4
Other expense	(14.3)	(2.8)							(17.1)
Gain on investments, net	2.7	—							2.7
Equity interests income	5.7	—							5.7

Income (loss) before income taxes	(36.0)	(358.5)	63.0			(30.6)			(362.1)
Income tax provisions	(16.7)	38.4	—	(CC	)	—	(EE	)	21.7

Net income (loss)	(52.7)	(320.1)	63.0			(30.6)			(340.4)
Less: Net loss (income) attributable to noncontrolling interests	6.2	—				(3.5)	(FF	)	2.7

Net income (loss) attributable to Parent	$(46.5)	$(320.1)	$63.0			$(34.1)			$(337.7)

	For the Year Ended March 31, 2023	For the Year Ended December 25, 2022							For the Year Ended March 31, 2023
	LG Studios (Historical)	eOne (As Reclassified)	PPA Adjustments			Other Adjustments			LG Studios (As Adjusted)
Revenue:
Revenue	$2,308.3	$827.8							$3,136.1
Revenue- Starz Business	775.5	—							775.5

Total revenue	3,083.8	827.8	—			—			3,911.6
Expenses:
Direct operating	2,207.9	634.5	(91.6)	(AA	)				2,750.8
Distribution and marketing	304.2	19.3							323.5
General and administration	387.0	127.4							514.4
Depreciation and amortization	17.9	26.0	(19.7)	(BB	)				24.2
Restructuring and other	27.2	23.8							51.0

Total expenses	2,944.2	831.0	(111.3)			—			3,663.9

Operating income (loss)	139.6	(3.2)	111.3			—			247.7
Interest expense	(162.6)	(14.0)				(40.7)	(DD	)	(217.3)
Interest and other income	6.4	3.2							9.6
Other expense	(21.2)	6.7							(14.5)
Loss on extinguishment of debt	(1.3)	—							(1.3)
Gain on investments, net	44.0	—							44.0
Equity interests income	0.5	—							0.5

Income (loss) before income taxes	5.4	(7.3)	111.3			(40.7)			68.7
Income tax provisions	(14.3)	(12.7)	—	(CC	)	0.6	(EE	)	(26.4)

Net income (loss)	(8.9)	(20.0)	111.3			(40.1)			42.3
Less: Net loss (income) attributable to noncontrolling interests	8.6	(0.6)				(7.4)	(FF	)	0.6

Net income (loss) attributable to Parent	$(0.3)	$(20.6)	$111.3			$(47.5)			$42.9

eOne Historical Financial Statements- Reclassifications

Certain preliminary reclassification adjustments have been made to the historical presentation of eOne financial information in order to conform to LG Studios’ statement of operations, see Note 2.

The following summarizes reclassification adjustments to eOne’s historical statement of operations for the fiscal year ended March 31, 2023 for purposes of the unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2023. There were no material reclassification adjustments to eOne’s historical statement of operations for the nine months ended December 31, 2023 identified.

	eOne (Historical)	Reclassification		eOne (as reclassified)
	(Amounts in millions)
Net revenues	$827.8	—		$827.8
Costs and expenses:
Direct operating	634.5	—		634.5
Distribution and marketing	19.3	—		19.3
General and administration	151.2	(23.8)	(1)	127.4
Depreciation and amortization	26.0	—		26.0
Restructuring and other	—	23.8	(1)	23.8

Total costs and expenses	831.0	—		831.0

Operating loss	(3.2)	—		(3.2)

Interest expense	(14.0)	—		(14.0)
Interest income	3.2	—		3.2
Other expense, net	6.7	—		6.7

Loss before income taxes	(7.3)	—		(7.3)
Income tax provision (benefit)	(12.7)	—		(12.7)

Net loss	(20.0)	—		(20.0)
Less: Net earnings attributable to noncontrolling interests	(0.6)	—		(0.6)

Net loss attributable to Entertainment One Film and Television Business	$(20.6)	—		$(20.6)

(1)

Adjustment to conform eOne’s classification of restructuring and other expense of $23.8 million from general and administration expense to restructuring and other consistent with LG Studios’ classification.

LG Studios’ acquisition of eOne

LG Studios accounted for the acquisition of eOne as a business combination in accordance with GAAP. Accordingly, the purchase price attributable to the acquisition of eOne was allocated to the assets acquired and liabilities assumed based on their preliminary estimated fair values. See Note 2 of LG Studios’ condensed combined financial statements as of and for the nine months ended December 31, 2023 for information on the purchase consideration, fair value estimates of the assets acquired and liabilities assumed, and resulting goodwill as of the December 27, 2023 acquisition date.

In determining the fair value of the assets acquired and liabilities assumed, the Company considered the purchase price of eOne and the underlying cash flows projected in assessing the purchase price for eOne, the competitive bidding process and perspectives of a market participant. With the exception of eOne’s investment in film and television programs, certain property and equipment and right of use assets, the fair value of eOne’s assets and liabilities were determined to approximate book value, with little subjective estimation required (i.e. the fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, participations and residuals, film related obligations and other liabilities were estimated to approximate their book values). The adjustment to the historical carrying value of investment in film and television programs of eOne resulting from the estimate of fair value was the largest subjective adjustment required in allocating the estimated purchase price. Investment in film and television programs includes films and television programs in development, released and unreleased titles and older titles as part of the film and television program library. There are inherent uncertainties in estimating the future cash flows for film and television programs with a higher degree of uncertainty associated with unreleased titles. Such inherent uncertainties could result in a range of estimates in fair value by different market participants.

The preliminary fair value of film and television programs and library was estimated under the principles of ASC 805, which requires assets acquired and liabilities assumed to be measured at fair value as defined in ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This measurement of fair value will inherently differ from the carrying value of investment in film and television programs and library recorded under ASC 926, Entertainment Films (“ASC 926”) The preliminary estimate of the fair value of investment in film and television programs and acquired library was based on projected cash flows from a market participant perspective and were discounted to present value using a discount rate commensurate with the risk of achieving those cash flows of approximately 11.5%. In addition, the discounted cash flow reflects costs for other items such as taxes, certain contributory asset charges, and overhead, which resulted in the fair value estimated under ASC 820 being less than the carrying values of those assets under ASC 926.

Under ASC 805, where the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, the excess is reflected as goodwill, and where the fair value of the assets acquired and liabilities assumed exceeds the total purchase price, the difference results in a gain on the purchase. The preliminary purchase price allocation resulted in approximately $5.8 million of goodwill. A 10% increase in the valuation of investment in film and television programs would result in a bargain purchase gain of approximately $31.0 million, as compared to a 10% decrease in the valuation of investment in film and television programs which would result in an increase in goodwill of approximately $36.8 million.

Other Adjustments to the unaudited pro forma condensed combined balance sheet

(A)

Reflects drawdown of $194.1 million from LG Studios revolving credit facility and increase in cash, which was used to finance the acquisition of the additional interest in 3 Arts Entertainment for $194.1 million. The drawdown on the revolving credit facility is classified as noncurrent debt based on the maturity date of April 6, 2026.

(B)	Reflects LG Studios acquisition of an additional 25% of 3 Arts Entertainment (a consolidated majority owned subsidiary) in January 2024 for $194.1 million in cash.

(C)

Reflects the reclass of substantially all of the remaining 3 Arts Entertainment noncontrolling interest to other liabilities resulting from the modification of contractual terms, which terms now require liability classification.

PPA Adjustments to the unaudited pro forma condensed combined statements of operations

The unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2023 and the fiscal year ended March 31, 2023 includes the following adjustments:

(AA)

Reflects estimated decreases of $49.5 million and $91.6 million in amortization expense for the nine months ended December 31, 2023 and the fiscal year ended March 31, 2023, respectively, resulting from the preliminary allocation of purchase consideration to investments in film and television programs, subject to amortization, and adjusting the content library to the preliminary fair value. See Note 2 of LG Studios’ condensed combined financial statements as of and for the nine months ended December 31, 2023 for information on the estimated fair values as of the acquisition date, useful lives and amortization method of acquired investments in film and television programs.

(BB)

Reflects estimated decreases of $13.5 million and $19.7 million for the nine months ended December 31, 2023 and the fiscal year ended March 31, 2023, respectively, in amortization and depreciation expense resulting from the preliminary allocation of purchase consideration to definite-lived intangible assets subject to amortization and property and equipment. See Note 2 of LG Studios’ condensed combined financial statements as of and for the nine months ended December 31, 2023 for information on the estimated fair values as of the acquisition date, useful lives and amortization method of acquired definite-lived intangible assets subject to amortization and property and equipment.

(CC)

No income tax adjustment is reflected for the nine months ended December 31, 2023 and the fiscal year ended March 31, 2023 based on LG Studio’s estimated annual effective tax rate for the fiscal years ending March 31, 2024 and 2023, respectively, and LG Studio having a full valuation allowance on its net deferred tax asset.

Other Adjustment to the unaudited pro forma condensed combined statements of operations

(DD)

Reflects the estimated incremental interest expense resulting from the $375.0 million drawdown and $194.1 million drawdown from LG Studios revolving credit facility to fund the acquisition of eOne and the acquisition of additional interest in 3 Arts Entertainment for the nine months ended December 31, 2023 and the fiscal year ended March 31, 2023. The unaudited pro forma financial information reflects an assumed interest rate of 7.16%, based on the Secured Overnight Financing Rate (“SOFR”) as of December 27, 2023 and terms of LG Studios’ revolving credit facility. If the actual annual interest rate of the credit facility were to vary by 1/8th of a percent, the pro forma adjustment for interest expense would change by $0.7 million.

(EE)

Reflects the adjustment to income tax expense for the fiscal year ended March 31, 2023, as a result of the estimated state tax impact on the other adjustments. No adjustment is reflected for the nine months ended December 31, 2023 based on LG Studios’ estimated annual effective tax rate for the fiscal year ending March 31, 2024 and LG Studios having a full valuation allowance on its net deferred tax asset.

(FF)

Reflects the adjustment to net loss attributable to noncontrolling interests as a result of the decrease in LG Studio’s redeemable noncontrolling interest in 3 Arts Entertainment and resulting reclassification of the remaining noncontrolling interest to other liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SEAC

The following discussion and analysis of the financial condition and results of operations of Screaming Eagle Acquisition Corp. (for purposes of this section, “SEAC,” “we,” “us” and “our”) should be read in conjunction with the audited financial statements and the notes related thereto which are included elsewhere in this prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. SEAC’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

SEAC is a blank check company incorporated on November 3, 2021 as a Cayman Islands exempted company for the purpose of effecting an Initial Business Combination. SEAC’s efforts to identify a prospective Initial Business Combination target have not been limited to a particular industry, sector or geographic region. While SEAC may pursue an Initial Business Combination opportunity in any industry or sector, SEAC intends to capitalize on the ability of the SEAC management team to identify and combine with a business or businesses that could benefit from the SEAC management team’s established global relationships and operating experience.

On January 10, 2022, SEAC consummated the SEAC IPO of the SEAC Units and a private sale (the “Private Placement”) of the SEAC Private Placement Warrants. A total of $750,000,000 comprised of $735,000,000 of the proceeds from the SEAC IPO (which amount included $26,250,000 of the underwriters’ deferred discount) and $15,000,000 of the proceeds of the sale of the private placement warrants was placed in the Trust Account. In accordance with the terms of the Trust Agreement, the proceeds were invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations until January 2024. On January 26, 2024, SEAC amended the Trust Agreement, to permit Continental Stock Transfer & Trust Company (the “Trustee”), to hold the assets in the Trust Account in an interest-bearing demand deposit account or cash until the earlier of the consummation of an Initial Business Combination or SEAC’s liquidation. On the same day, SEAC instructed the Trustee to liquidate the investments held in the Trust Account and move the funds to an interest-bearing demand deposit account, with the Trustee continuing to act as trustee. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the SEAC IPO and the Private Placement are no longer invested in U.S. government securities or money market funds.

SEAC intends to effectuate an Initial Business Combination, including the Business Combination, using cash from the proceeds of the SEAC IPO and the private placement of the SEAC Private Placement Warrants, the proceeds of the sale of SEAC Public Shares in connection with the Initial Business Combination, shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, other securities issuances, or a combination of the foregoing.

As indicated in the accompanying financial statements, at December 31, 2023, SEAC had an unrestricted cash balance of $999,152 as well as cash and investments held in the Trust Account of $794,750,266. Further, SEAC expects to incur significant costs in the pursuit of an Initial Business Combination. SEAC cannot assure you that its plans to complete an Initial Business Combination will be successful.

Business Combination with StudioCo

On December 22, 2023, SEAC, New SEAC, Lions Gate Parent, Studio HoldCo, StudioCo, MergerCo and New BC Sub, entered into the Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement,

(i) SEAC will merge with and into MergerCo with SEAC Merger Surviving Company as the resulting entity, (ii) SEAC Merger Surviving Company will distribute all of its assets lawfully available for distribution to New SEAC by way of a cash dividend, (iii) SEAC Merger Surviving Company will transfer by way of continuation from the Cayman Islands to British Columbia in accordance with the Companies Act and the BC Act and convert to a British Columbia unlimited liability company in accordance with the applicable provisions of the BC Act, (iv) New SEAC will transfer by way of continuation from the Cayman Islands to British Columbia in accordance with the Companies Act and the BC Act and continue as a British Columbia company in accordance with the applicable provisions of the BC Act, and (v) in pursuant to an arrangement under Division 5 of Part 9 of the BC Act and on the terms and subject to the conditions set forth in the Plan of Arrangement, (A) SEAC Merger Surviving Company and New BC Sub will amalgamate to form MergerCo Amalco, in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement, (B) New SEAC and MergerCo Amalco will amalgamate to form SEAC Amalco, in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement and (C) StudioCo and SEAC Amalco will amalgamate to form Pubco, in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement. The Arrangement is subject to the approval by the Supreme Court of British Columbia under the BC Act.

Lions Gate Parent’s securities are traded on the New York Stock Exchange under the ticker symbols “LGF.A” and “LGF.B”.

Results of Operations

SEAC has neither engaged in any operations nor generated any revenues to date. SEAC’s only activities since inception have been organizational activities, those necessary to prepare for the SEAC IPO and identifying and evaluating a target company for an Initial Business Combination and activities in connection with the Business Combination. SEAC will not generate any operating revenues until after completion of an Initial Business Combination, at the earliest. SEAC has generated non-operating income in the form of interest income from the proceeds derived from the SEAC IPO. SEAC is incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence and other expenses in connection with completing an Initial Business Combination, including the Business Combination.

For the year ended December 31, 2023, SEAC had a net income of $16,700,633, a loss from operations of $24,446,982, comprised of general and administrative expenses of $5,649,682 and PIPE with reduction right expense of $18,797,300, and non-operating income of $41,147,615, comprised of primarily of a gain from change in fair value of warrant liability of $2,816,000, a gain from change in fair value of PIPE with reduction right liability of $544,290, and interest earned in the Trust Account of $37,787,325.

For the year ended December 31, 2022, SEAC had a net income of $22,511,785, a loss from operations of $1,628,308, comprised of general and administrative expenses of $1,628,308, and non-operating income of $24,140,093, comprised primarily of a gain from the change in fair value of warrant liability of $14,197,333 and interest earned in the Trust Account of $9,962,942 offset by offering costs allocable to private warrant liability of $20,182. For the period from November 3, 2021 (inception) through December 31, 2021, we had a net loss of $5,000, which consisted of formation and operating costs of $5,000.

Through December 31, 2023, SEAC’s efforts have been limited to organizational activities, activities relating to the SEAC IPO, activities relating to identifying and evaluating prospective acquisition candidates and activities in connection with the Business Combination and those relating to general corporate matters. SEAC has not generated any revenue, other than interest income earned on the proceeds held in the Trust Account. As of December 31, 2023, $794,750,266 was held in the Trust Account (including up to $26,250,000 of deferred underwriting discounts and commissions). SEAC had cash outside of the Trust Account of $999,152 and $3,695,499 in accounts payable and accrued expenses.

Liquidity and Capital Resources

As of December 31, 2023, SEAC had an unrestricted cash balance of $999,152 as well as cash and investments held in the Trust Account of $794,750,266. SEAC’s liquidity needs through December 31, 2023 were satisfied through receipt of a $25,000 capital contribution from the SEAC Sponsor in exchange for the issuance of the SEAC Founder Shares, a $300,000 loan from the SEAC Sponsor (which was paid in full on January 11, 2022), the proceeds from the consummation of the Private Placement not held in the Trust Account and the withdrawal of certain interest earned on the Trust Account to fund SEAC’s working capital requirements in accordance with the terms of the Trust Agreement.

Further, the SEAC Sponsor or an affiliate of the SEAC Sponsor or certain of SEAC’s officers and directors may, but are not obligated to, loan SEAC funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the SEAC Private Placement Warrants. The terms of such loans have not been determined and no written agreements exist with respect to such loans. Based on the foregoing, SEAC management believes that SEAC will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of an Initial Business Combination or one year from the issuance of the financial statements.

In accordance with the terms of the SEAC Articles, SEAC has until the Deadline Date to consummate an Initial Business Combination (the “Scheduled Liquidation Date”). Although SEAC plans to complete an Initial Business Combination, including the Business Combination, before the Scheduled Liquidation Date, there can be no assurance that SEAC will be able to consummate an Initial Business Combination by the Scheduled Liquidation Date. In connection with SEAC’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” SEAC management has determined that if SEAC is unable to complete an Initial Business Combination and raise additional funds to alleviate liquidity needs and since the mandatory liquidation deadline is less than 12 months away, there is substantial doubt that SEAC will operate as a going concern.

No adjustments have been made to the carrying amounts of assets or liabilities should SEAC be required to liquidate after the Scheduled Liquidation Date. SEAC management plans to consummate an Initial Business Combination prior to the Scheduled Liquidation Date, however there can be no assurance that one will be completed.

SEAC expects its primary liquidity requirements during that period prior to the Initial Business Combination to include approximately $416,000 for legal, accounting, due diligence, travel and other expenses associated with structuring, negotiating and documenting successful business combinations, $360,000 for administrative and support services, and approximately $224,000 for Nasdaq and other regulatory fees and approximately $850,000 for director and officer liability insurance premiums. SEAC will also reimburse Global Eagle Acquisition LLC (“GEA”), an affiliate of the SEAC Sponsor, for office space and administrative services provided to members of the SEAC management team in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and SEAC does not pay a third party directly for such services.

These amounts are estimates and may differ materially from SEAC’s actual expenses. In addition, SEAC could use a portion of the funds not being placed in the Trust Account to pay commitment fees for financing, fees to consultants to assist SEAC with its search for a target business or as a down payment or to fund a “no-shop” provision (a provision designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although SEAC does not have any current obligation or intention to do so. If SEAC enters into an agreement for an alternative business combination where SEAC pays for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of SEAC’s available funds at the time. SEAC’s forfeiture of such funds (whether as a result of SEAC’s breach or otherwise) could result in SEAC’s not having sufficient funds to continue searching for, or conducting due diligence with respect to, prospective target businesses.

Moreover, SEAC may need to obtain additional financing to complete an Initial Business Combination, either because the transaction requires more cash than is available from the proceeds held in the Trust Account or because SEAC becomes obligated to redeem a significant number of SEAC Public Shares upon completion of the business combination, in which case SEAC may issue additional securities or incur debt in connection with such business combination. In addition, SEAC intends to target businesses with enterprise values that are greater than SEAC could acquire with the net proceeds of the SEAC IPO and the sale of the SEAC Private Placement Warrants, and, as a result, if the cash portion of the purchase price exceeds the amount available from the Trust Account, net of amounts needed to satisfy any redemptions by SEAC Public Shareholders, SEAC may be required to seek additional financing to complete such proposed Initial Business Combination. SEAC may also obtain financing prior to the closing of an Initial Business Combination to fund its working capital needs and transaction costs in connection with its search for and completion of an Initial Business Combination. There is no limitation on SEAC’s ability to raise funds through the issuance of equity or equity-linked securities or through loans, advances or other indebtedness in connection with an Initial Business Combination, including pursuant to forward purchase agreements or backstop agreements SEAC may enter into following consummation of the SEAC IPO. Subject to compliance with applicable securities laws, SEAC would only complete such financing simultaneously with the completion of an Initial Business Combination. If SEAC is unable to complete an Initial Business Combination because SEAC does not have sufficient funds available to it, SEAC will be forced to cease operations and liquidate the Trust Account. In addition, following an Initial Business Combination, if cash on hand is insufficient, SEAC may need to obtain additional financing in order to meet its obligations.

Quantitative and Qualitative Disclosures about Market Risk

The net proceeds of the SEAC IPO and the sale of the SEAC Private Placement Warrants held in the Trust Account have been and may only be held as cash, in an interest-bearing demand deposit account, or invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, SEAC believes there will be no associated material exposure to interest rate risk.

Initial Public Offering Related Party Transactions

On November 5, 2021, the SEAC Sponsor purchased an aggregate of 17,250,000 Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.0014 per share. On December 13, 2021, SEAC effected a share capitalization of 4,312,500 Founder Shares which resulted in the SEAC Sponsor holding an aggregate of 21,562,500 Founder Shares. The number of Founder Shares outstanding was determined based on the expectation that the total size of the SEAC IPO would be a maximum of 86,250,000 SEAC Units if the underwriters’ over-allotment option is exercised in full, and therefore that such Founder Shares would represent 20% of the outstanding shares after the SEAC IPO. On February 19, 2022, the 2,812,500 Founder Shares were forfeited because the underwriters did not exercise their over-allotment option resulting in the SEAC Sponsor holding 18,750,000 Founder Shares.

The SEAC Sponsor purchased an aggregate of 11,733,333 SEAC Private Placement Warrants, at a price of $1.50 per warrant, or $17,600,000 in the aggregate, in a Private Placement that closed simultaneously with the closing of the SEAC IPO. Each SEAC Private Placement Warrant entitles the holder to purchase one SEAC Class A Ordinary Share at $11.50 per share. The SEAC Private Placement Warrants are identical to the SEAC Public Warrants, except that (i) the SEAC Private Placement Warrants will not be redeemable by SEAC, (ii) the SEAC Private Placement Warrants and the SEAC Class A Ordinary Shares issuable upon the exercise of the SEAC

Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions, (iii) the SEAC Private Placement Warrants will be exercisable on a cashless basis, (iv) will use a different Black-Scholes Warrant Model for purposes of calculating the Black-Scholes Warrant Value (as defined in the Warrant Agreement relating to the warrants) and (v) the SEAC Private Placement Warrants and the SEAC Class A Ordinary Shares issuable upon exercise of the SEAC Private Placement Warrants will be entitled to registration rights. If the SEAC Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the SEAC Private Placement Warrants will be redeemable by SEAC and exercisable by such holders on the same basis as the SEAC Public Warrants.

There will be no finder’s fees, reimbursements, consulting fees or other compensation paid by SEAC to the SEAC Sponsor, officers or directors, or any of their affiliates, for services rendered to SEAC prior to, or in connection with, an Initial Business Combination (regardless of the type of transaction that it is) other than as described below. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. SEAC’s audit committee will review on a quarterly basis all payments that were made to the SEAC Sponsor, officers, directors or their affiliates.

SEAC currently maintains its executive offices at 955 Fifth Avenue, New York, NY, 10075 from GEA, an affiliate of the SEAC Sponsor. In accordance with the terms of the Administrative Services and Indemnification Agreement , SEAC reimburses GEA for office space and administrative services provided to members of the SEAC management team in an amount not exceeding $15,000 per month. Upon completion of an Initial Business Combination or SEAC’s liquidation, SEAC will cease paying these monthly fees.

SEAC has agreed, pursuant to the Administrative Services and Indemnification Agreement with the SEAC Sponsor and GEA relating to the monthly reimbursement for office space and administrative services described above, that SEAC will indemnify the SEAC Sponsor from any claims arising out of or relating to the SEAC IPO or operations or conduct of SEAC’s business (including an Initial Business Combination) or any claim against the SEAC Sponsor alleging any expressed or implied management or endorsement by the SEAC Sponsor or any of activities or any express or implied association between the SEAC Sponsor and SEAC or any of its affiliates, which agreement provides that the indemnified parties cannot access the funds held in the Trust Account.

On November 5, 2021, SEAC issued the promissory note to the SEAC Sponsor, pursuant to which SEAC could borrow up to an aggregate principal amount of $300,000 (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2022 or (ii) the completion of the SEAC IPO. On January 11, 2022, the amount outstanding under the Promissory Note was repaid in full, and borrowings under the Promissory Note are no longer available.

In addition, in order to finance transaction costs in connection with an intended Initial Business Combination, the SEAC Sponsor or an affiliate of the SEAC Sponsor or certain of SEAC’s officers and directors may, but are not obligated to, loan SEAC funds as may be required on a non-interest basis. If SEAC completes an Initial Business Combination, SEAC would repay such loaned amounts. In the event that an Initial Business Combination does not close, SEAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Such loans may be convertible into private placement warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the SEAC Private Placement Warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of an Initial Business Combination, SEAC does not expect to seek loans from parties other than the SEAC Sponsor or an affiliate of the SEAC Sponsor as SEAC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

Any of the foregoing payments to GEA, repayments of loans from the SEAC Sponsor or repayments of working capital loans prior to an Initial Business Combination will be made using funds held outside the Trust Account and may be made from interest earned on the Trust Account and released to SEAC to fund its working capital requirements (subject to an aggregate limit of $3,000,000).

After the Initial Business Combination, members of the SEAC management team who remain with SEAC may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to SEAC Shareholders, to the extent then known, in the proxy solicitation or tender offer materials, as applicable, furnished to SEAC Shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider the Initial Business Combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Commitments and Contractual Obligations

As of December 31, 2023, SEAC does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. No audited yearly operating data is included in this prospectus as we have not conducted any operations to date.

Administrative Services and Indemnification Fee

On January 5, 2022, SEAC entered into an Administrative Services and Indemnification Agreement with the SEAC Sponsor and GEA. SEAC agreed to pay GEA, an affiliate of the SEAC Sponsor, $15,000 per month for office space, utilities, secretarial and administrative support services and to provide indemnification to the SEAC Sponsor from any claims arising out of or relating to the SEAC IPO or SEAC’s operations or conduct of SEAC’s business (including its Initial Business Combination) or any claim against the SEAC Sponsor alleging any expressed or implied management or endorsement by the SEAC Sponsor of any of SEAC’s activities or any express or implied association between the SEAC Sponsor and SEAC or any of its affiliates. Upon completion of a business combination or SEAC’s liquidation, we will cease paying these monthly fees. In the years ended December 31, 2023 and 2022, and the period from November 3, 2021 (inception) to December 31, 2021, SEAC incurred $180,000, $180,000 and $0, respectively, in administrative services expenses under the arrangement. As of December 31, 2023 and 2022, $45,000 and $45,000, respectively, is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Underwriting Agreement

On January 5, 2022, SEAC entered into the Underwriting Agreement. The SEAC IPO Underwriters were paid a cash underwriting discount of two percent (2.0%) of the gross proceeds of the SEAC IPO, or $15,000,000. Additionally, the SEAC IPO Underwriters were entitled to a deferred underwriting commission of 3.5% or $26,250,000 of the gross proceeds of the SEAC IPO held in the Trust Account upon the completion of SEAC’s Initial Business Combination subject to the terms of the Underwriting Agreement. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that SEAC completes an Initial Business Combination, subject to the terms of the Underwriting Agreement.

In consideration of Citi’s engagement as SEAC’s financial advisor and placement agent in the PIPE financing raised in connection with the Business Combination, and the fees it is expected to receive in connection with such roles (as more fully described in the subsection entitled “The Business Combination – Certain Engagements in Connection with the Business Combination and Related Transactions”), on January 3, 2024, Citi agreed to make adjustments to its entitlement to a portion of the $26,250,000 deferred underwriting fee payable to it pursuant to the Underwriting Agreement Such adjustments modified Citi’s entitlement to its portion of the deferred underwriting fee to be equal to a specific percentage of the amount remaining in the Trust Account, after giving effect to the redemption rights exercised by the SEAC Public Shareholders and certain other adjustments.

The aggregate fees payable to Citi upon the closing of the Business Combination is expected to be approximately $7.6 million, comprising of approximately $3.2 million as the modified deferred underwriting commission to which Citi is entitled equal to a specific percentage of the amount remaining in the Trust Account at Closing, which, for illustrative purposes, is presented here assuming $184.4 million remains in the Trust Account at Closing and after giving effect to redemption rights exercised by the SEAC Public Shareholders and certain other adjustments (as described in the section “Business of SEAC and Certain Information About SEAC – Modifications to the SEAC IPO Underwriters’ Deferred Discount”), approximately $3.4 million for its role as co-placement agent and $1.0 million for its role as SEAC’s financial advisor.

In addition, on January 3, 2024, SEAC received a letter from GS whereby GS waived its entitlement to any portion of the $26,250,000 deferred underwriting fee payable pursuant to the Underwriting Agreement. SEAC did not seek out the reasons why GS waived its deferred underwriting fee, despite GS having already completed its services under the Underwriting Agreement. GS received no additional consideration for the waiver of its entitlement to the deferred underwriting fee. There is no dispute among any of the parties to the Business Combination with respect to the services provided or the resignation of GS. While GS did not participate in any aspect of the Business Combination and SEAC has no other contractual relationship with GS, investors should be aware that the waiver of a deferred underwriting fee is unusual. GS did not affirmatively disclaim responsibility for any of the disclosure in this prospectus. See the risk factor entitled “Goldman Sachs & Co. LLC (“GS”), a representative of the underwriters in SEAC IPO, was to be compensated in part on a deferred basis for already-rendered underwriting services in connection with SEAC IPO, yet GS, without any consideration from SEAC or Lionsgate, gratuitously waived its entitlement to such compensation. While GS did not participate in any aspect of the Business Combination and SEAC has no other contractual relationship with GS, investors should be aware that the waiver of a deferred underwriting fee is unusual.”

In addition, although GS waived its entitlement to any deferred underwriting fee payable to it pursuant to the Underwriting Agreement, certain provisions of the Underwriting Agreement were not waived by GS. In particular, GS did not waive its rights to indemnification and contribution under the Underwriting Agreement. As a result, if any claims, litigation, disputes or other legal proceedings are brought by third parties against any of the SEAC IPO Underwriters in relation to its services provided under the Underwriting Agreement, then SEAC (and Pubco after the Closing) may be liable to pay for or reimburse the SEAC IPO Underwriters for such losses and costs it incurs, subject to the limitations set forth in the Underwriting Agreement. In addition, the Underwriting Agreement described above contains a contribution provision in the event that the indemnity obligations are unavailable or insufficient to hold harmless an indemnified party; however, no SEAC IPO Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the offered securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay. Therefore, there can be no assurance that SEAC (or PubCo after the Closing) would have sufficient funds to satisfy such indemnification claims.

Business Combination Agreement and Related Agreements

Business Combination Agreement

On December 22, 2023, SEAC, New SEAC, Lions Gate Parent, Studio HoldCo, StudioCo, MergerCo and New BC Sub, entered into the Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) the Company will merge with and into MergerCo with SEAC Merger Surviving Company as the resulting entity, (ii) SEAC Merger Surviving Company will distribute all of its assets lawfully available for distribution to New SEAC by way of a cash dividend, (iii) SEAC Merger Surviving Company will transfer by way of continuation from the Cayman Islands to British Columbia in accordance with the Companies Act and the BC Act and convert to a British Columbia unlimited liability company in accordance with the applicable provisions of the BC Act, (iv) New SEAC will transfer by way of continuation from the Cayman Islands to British Columbia in accordance with the Companies Act and the BC Act and continue as a British Columbia company in accordance with the applicable provisions of the BC Act, and (v) in pursuant to the Arrangement and on the terms and subject to the conditions set forth in the Plan of Arrangement, (A) SEAC Merger Surviving Company and New BC Sub will amalgamate to form MergerCo Amalco, in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement, (B) New SEAC and MergerCo Amalco will amalgamate to form SEAC Amalco, in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement and (C) StudioCo and SEAC Amalco will amalgamate to form Pubco, in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement. The Arrangement is subject to the approval by the Supreme Court of British Columbia under the BC Act.

See “The Business Combination” above and “Certain Relationships and Related Transactions” for additional information.

PIPE Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, SEAC, New SEAC and Lions Gate Parent entered into the Initial Subscription Agreements with certain PIPE Investors pursuant to which such PIPE Investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase from Pubco, immediately following the Amalgamations, an aggregate of approximately 18,172,378 Pubco Common Shares, at a purchase price of $9.63 per share, for an aggregate cash amount of $175,000,000.

Pursuant to the Initial Subscription Agreements, such PIPE Investors may elect to offset its total commitment under its Subscription Agreement, on a one-for-one basis, up to the total amount of PIPE Shares subscribed thereunder, to the extent such PIPE Investor (i) purchases SEAC Class A Ordinary Shares in open market transactions at a price of less than the Closing redemption price per-share prior to the record date established for voting at the SEAC Shareholders’ Meeting, but only if the PIPE Investor agrees, with respect to such Open-Market Purchase Shares, to (A) not sell or transfer any such Open-Market Purchase Shares prior to the Closing (B) not vote any such Open-Market Purchase Shares in favor of approving the Business Combination and instead submits a proxy abstaining from voting thereon and (C) to the extent such investor has the right to have all or some of its Open-Market Purchase Shares redeemed for cash in connection with the Closing, not exercise any such redemption rights; and (ii) beneficially owned any SEAC Class A Ordinary Shares as of the date of its Subscription Agreement, but only if the PIPE Investor agrees, with respect to such Currently Owned Shares, to (A) not to sell or transfer and such Currently Owned Shares prior to the Closing, (B) vote all of its Currently Owned Shares in favor of approving the Business Combination at the SEAC Shareholders’ Meeting, and (C) to the extent such investor has the right to have all or some of its Currently Owned Shares redeemed for cash in connection with the Closing, not exercise any such redemption rights.

If such PIPE Investor exercises its Reduction Right and meets the foregoing conditions, then for every SEAC Class A Ordinary Share for which such PIPE Investor exercises its Reduction Right, such PIPE Investor will be entitled to purchase from SEAC 0.1111 newly issued SEAC Class A Ordinary Shares, at a purchase price of $0.0001 per share, which shares will be issued by SEAC prior to the SEAC Merger.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires SEAC management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income expenses during the period reported. Actual results could materially differ from those estimates. SEAC has identified the following critical accounting policies;

Warrant liability

SEAC accounts for the SEAC Private Placement Warrants as liabilities at fair value on the consolidated balance sheets. The SEAC Private Placement Warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the consolidated statements of operations. SEAC will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the SEAC Private Placement Warrants. At that time, the portion of the warrant liability related to the SEAC Private Placement Warrants will be reclassified to additional paid-in capital. This accounting estimate is subject to uncertainty given there is significant judgment in certain inputs, such as implied volatility and the probability of completing the Business Combination or a different business combination. Any changes in the inputs could have a significant impact on the results of operations. For the years ended December 31, 2023 and 2022, SEAC recognized a gain resulting from a decrease in the fair value of the SEAC Private Placement Warrants of $2,816,000 and $14,197,333, respectively. These gains are presented as a change in fair value of warrant liability in other income in the accompanying consolidated statements of operations.

PIPE with reduction right liability

SEAC accounts for the Subscription Agreements as a liability at fair value on the consolidated balance sheets (the “PIPE with reduction right liability”). The Subscription Agreements are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the consolidated statements of operations. SEAC will continue to adjust the liability for changes in fair value until the earlier of the closing of the transactions contemplated by the Subscription Agreements or expiration of the Subscription Agreements. At that time, the PIPE with reduction right liability will be reclassified to additional paid-in capital. This accounting estimate is subject to uncertainty given there is significant judgment in certain inputs, such as the probability of completing the Business Combination. Any changes in the inputs could have a significant impact on the results of operations. For the year ended December 31, 2023, SEAC recorded a PIPE with reduction right expense of $18,797,300 in loss from operations and a gain resulting from a decrease in the fair value of the PIPE with reduction right liability of $544,290. This gain is presented as a change in fair value of PIPE with reduction right liability in other income in the accompanying consolidated statement of operations.

Recent Developments

On April 9, 2024, SEAC held an Extension Meeting, where the SEAC Shareholders voted and approved amendments to the SEAC IPO Articles, which (i) extended the Deadline Date from April 10, 2024 to June 15, 2024, (ii) eliminated the limitation that SEAC may not redeem SEAC Public Shares in an amount that would cause SEAC’s net tangible assets to be less than $5,000,001 in connection with the Initial Business Combination, and (iii) provided the holders of SEAC Class B Ordinary Shares the right to convert their SEAC Class B Ordinary Shares into SEAC Class A Ordinary Shares on a one-for-one basis prior to the closing of an Initial Business Combination at the election of the holder. These amendments took effect on April 9, 2024, upon the approval by the SEAC Shareholders at the Extension Meeting.

In connection with the Extension Meeting, a total of 57,824,777 SEAC Public Shares, representing an aggregate of approximately $620.8 million, were presented for redemption. As a result, as of April 10, 2024, after the satisfaction of such redemptions, the balance in SEAC’s Trust Account is expected to be approximately $184.4 million.

On April 11, 2024, SEAC, New SEAC and Lions Gate Parent entered into an Additional Subscription Agreement, pursuant to which an additional PIPE Investor agreed to purchase from Pubco, immediately following the Amalgamations, an aggregate of approximately 4,918,839 Pubco Common Shares, at a purchase price of $10.165 per share, for an aggregate cash amount of $50,000,000.

Also on April 11, 2024 SEAC, New SEAC, MergerCo, New BC Sub, Lions Gate Parent, Studio HoldCo and StudioCo entered into Amendment No.1 in order to, among other things, (i) remove the provisions requiring nonredeeming SEAC Public Shareholders to receive a mix of cash and stock consideration in the Business Combination in the event that non-redemptions of SEAC Public Shares at the Closing would have otherwise diluted Lions Gate Parent’s ownership in the combined company, such that SEAC Public Shareholders who do not redeem receive only stock of the combined company and (ii) amend the closing condition requiring Aggregate Transaction Proceeds to equal $350,000,000, with a minimum of $175,000,000 required to be in the Trust Account (which may be reduced dollar-for-dollar by any additional PIPE Investment Amount above $175,000,000) to instead require aggregate transactions proceeds to be no less than $350,000,000 and no greater than $409,500,000, with a minimum of $125,000,000 required to be in the Trust Account (which may be reduced dollar-for-dollar by any additional PIPE Investment Amount above $225,000,000).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

The following management’s discussion and analysis of financial condition and results of operations reflects the combined financial statements of the Studio Business, which were prepared on a “carve-out” basis and derived from Lions Gate Entertainment Corp’s consolidated financial statements and accounting records. This discussion should be read together with the combined financial statements and related notes of the Studio Business that are included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. The Studio Business’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors” or in other parts of this prospectus. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

The Studio Business (the “Company,” “Studio,” “we,” “us,” or “our”) is substantially reflective of Lions Gate Entertainment Corp’s (“Lionsgate” or “Lions Gate Parent”) Motion Picture and Television Production segments together with a substantial portion of Lionsgate’s corporate general and administrative costs. Studio’s world-class motion picture and television studio operations bring a unique and varied portfolio of entertainment to consumers around the world.

The Motion Picture segment consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired. The Television Production segment consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction programming. The Motion Picture segment includes the licensing of motion pictures and the Television Production segment includes the licensing of Starz original productions to the STARZ-branded premium global subscription platforms (the “Starz Business”). The Television Production segment also includes the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment, a talent management company.

The Studio Business manages and reports its operating results through two reportable business segments, Motion Picture and Television Production, as further discussed below.

Background and Proposed Business Combination

As described in Note 2 to the unaudited interim condensed combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this prospectus, on December 22, 2023, Lionsgate, SEAC, New SEAC, SEAC MergerCo, 1455941 B.C. Unlimited, LG Sirius Holdings and StudioCo entered into a business combination agreement pursuant to which the Studio Business will be combined with Screaming Eagle through a series of transactions, including an amalgamation of StudioCo and New SEAC under a Canadian plan of arrangement (the “Business Combination”). Upon consummation of the Business Combination, between approximately 85.7% and 87.3% of the total shares of the Studio Business are expected to continue to be held indirectly by Lionsgate, while SEAC Public Shareholders and founders and common equity financing investors are expected to own an aggregate of between approximately 14.3% and 12.7% of the combined company. In addition to establishing the Studio Business as a standalone publicly-traded entity, the transaction is expected to deliver between approximately $350 million and $409,500,000 of gross proceeds to Lionsgate, including $225 million in private investments in public equities (“PIPE”) financing.

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). Under this method of accounting,

SEAC will be treated as the acquired company and the Studio Business will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New SEAC will represent a continuation of the financial statements of the Studio Business, with the Business Combination treated as the equivalent of the Studio Business issuing stock for the historical net assets of SEAC, accompanied by a recapitalization. The net assets of SEAC will be stated at fair value, which approximates historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the Studio Business.

As a consequence of the Business Combination, the Studio Business will become the successor to an SEC- registered and Nasdaq-listed company. In connection with the Business Combination, the Studio Business and Lionsgate will enter into a shared-services arrangement and an intercompany debt arrangement, among other agreements. The shared-services arrangement is expected to reflect substantially all of Lionsgate’s corporate general and administrative functions and costs remaining with the Studio Business, as further discussed below. The intercompany debt arrangement will provide that the outstanding obligations and debt service requirements (principal and interest payments) of the Studio Business will remain substantially the same as under Lionsgate’s Senior Credit Facilities, as described and defined below. In addition, the terms of Lionsgate’s interest rate swap arrangements will be transferred to the Studio Business. However, the Studio Business’s availability under the Lionsgate revolving credit facility will be $1.1 billion, reduced from Lionsgate’s total availability of $1.25 billion, such that a portion of the borrowing capacity is allocated to Lionsgate’s Starz entities. The terms of such intercompany debt arrangement are subject to change and may not ultimately be comparable with the Senior Credit Facilities.

Basis of Presentation

This prospectus includes historical audited combined financial statements of the Studio Business, which were prepared on a “carve-out” basis and derived from Lionsgate’s consolidated financial statements and accounting records. These combined financial statements reflect the Studio Business’s combined historical financial position, results of operations and cash flows as they were historically managed in accordance with U.S. GAAP. The combined financial statements may not be indicative of the Studio Business’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had the Studio Business operated as an independent, publicly traded company during the periods presented.

The Studio Business has historically operated as part of Lionsgate and not as a standalone company. The Studio Business combined financial statements, representing the historical assets, liabilities, operations and cash flows of the combination of the operations making up the worldwide Studio Business, have been derived from the separate historical accounting records maintained by Lionsgate, and are presented on a carve-out basis. These combined financial statements reflect the combined historical results of operations, financial position, comprehensive income (loss) and cash flows of the Studio Business for the periods presented as historically managed within Lionsgate through the use of a management approach in identifying the Studio Business’s operations. In using the management approach, considerations over how the business operates were utilized to identify historical operations that should be presented within the carve-out financial statements. This approach was taken due to the historical organizational structure of certain legal entities comprising the Studio Business.

All revenues and costs as well as assets and liabilities directly associated with the business activity of the Studio Business are included in the combined financial statements included elsewhere in this prospectus. Revenues and costs associated with the Studio Business are specifically identifiable in the accounting records maintained by Lionsgate and primarily represent the revenue and costs used for the determination of segment profit of the Motion Picture and Television Production segments of Lionsgate. In addition, the Studio Business costs include an allocation of corporate general and administrative expense (inclusive of share-based compensation) which has been allocated to the Studio Business as further discussed below. Other costs excluded from the Motion Picture and Television Production segment profit but relating to the Studio Business are generally specifically identifiable as costs of the Studio Business in the accounting records of Lionsgate and are included in the accompanying combined financial statements.

Lionsgate utilizes a centralized approach to cash management. Cash generated by the Studio Business is managed by Lionsgate’s centralized treasury function and cash is routinely transferred to the Studio Business or the Starz Business to fund operating activities when needed. Cash and cash equivalents of the Studio Business are reflected in the combined balance sheets. Payables to and receivables from Lionsgate, primarily related to the Starz Business, are often settled through movement to the intercompany accounts between Lionsgate, the Starz Business and the Studio Business. Other than certain specific balances related to unsettled payables or receivables, the intercompany balances between the Studio Business and Lionsgate have been accounted for as parent net investment. See Note 20 to the audited combined financial statements and Note 18 to the unaudited interim condensed combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this prospectus.

The Studio Business is the primary borrower of certain corporate indebtedness (the Revolving Credit Facility, Term Loan A and Term Loan B, together referred to as the “Senior Credit Facilities”) of Lionsgate. The Senior Credit Facilities are generally used as a method of financing Lionsgate’s operations in totality and are not specifically identifiable to the Studio Business or the Starz Business. It is not practical to determine what the capital structure would have been historically for the Studio Business as a standalone company, however, Lionsgate’s Senior Credit Facilities and related interest expense are reflected in the Studio Business’s combined financial statements. A portion of Lionsgate’s corporate debt, Lionsgate’s 5.500% senior notes due April 15, 2029 and related interest expense are not reflected in the Studio Business’s combined financial statements, as such Senior Notes were issued by a Starz Business entity. The Studio Business remains a guarantor under the Senior Notes indenture agreement. As described above, it is expected that the intercompany debt arrangement will provide that the outstanding obligations and debt service requirements (principal and interest payments) of the Studio Business will remain substantially the same as under Lionsgate’s Senior Credit Facilities. In addition, the terms of Lionsgate’s interest rate swap arrangements will be transferred to the Studio Business. However, the Studio Business’s availability under the Lionsgate revolving credit facility will be $1.1 billion, reduced from Lionsgate’s total availability of $1.25 billion, such that a portion of the borrowing capacity is allocated to Lionsgate’s Starz entities. The terms of such intercompany debt arrangement are subject to change and may not ultimately be comparable with the Senior Credit Facilities. See Note 7 to the audited combined financial statements and Note 6 to the unaudited interim condensed combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this prospectus and the “Liquidity and Capital Resources” section further below.

Additional indebtedness directly related to the Studio Business including production loans, borrowings under the Production Tax Credit Facility, IP Credit Facility, and Backlog Facility (each as defined below) and other obligations are reflected in the Studio Business combined financial statements. See Note 8 to the audited combined financial statements and Note 7 to the unaudited interim condensed combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this prospectus.

Lionsgate’s corporate general and administrative functions and costs, which will primarily be retained within the Studio Business through shared services agreements, as described below, have historically provided oversight over both the Starz Business and the Studio Business. These functions and costs include, but are not limited to, salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense. Accordingly, the audited combined financial statements and unaudited interim condensed combined financial statements of the Studio Business, included elsewhere in this prospectus, include allocations of certain general and administrative expenses (inclusive of share-based compensation) from Lionsgate related to these corporate and shared service functions historically provided by Lionsgate. These expenses have been allocated to the Studio Business on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures considered to be a reasonable reflection of the historical utilization levels of these services. Accordingly, the Studio Business financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Studio Business had been operated as an unaffiliated entity, and may not be indicative of the expenses that the Studio Business will incur in the future. Further, following the Business Combination, a shared-services arrangement will reflect substantially all of Lionsgate’s corporate general and administrative function and costs remaining with the Studio Business. See “Certain Relationships and Related Transactions-StudioCo Relationships and Related Party Transactions-Shared Services Agreement/Overhead Sharing Agreement.”

The Studio Business also pays certain costs on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs which are reflected as expenses of the Starz Business. The Starz Business also pays certain costs on behalf of the Studio Business such as legal expenses, software development costs and severance which are reflected as expenses of the Studio Business. The settlement of reimbursable expenses between the Studio Business and the Starz Business have been accounted for as parent net investment. See Note 20 to the audited combined financial statements and Note 18 to the unaudited interim condensed combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this prospectus.

Management believes the assumptions underlying the combined financial statements, including the assumptions regarding the allocation of general and administrative expenses from Lionsgate to the Studio Business, are reasonable. However, as mentioned above, the allocations may not include all of the actual expenses that would have been incurred by the Studio Business and may not reflect its combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Studio Business been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Studio Business been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Studio Business might have performed directly or outsourced, and strategic decisions the Studio Business might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. See “Components of Results of Operations – Expenses” below, Note 20 to our audited combined financial statements and Note 18 to our unaudited interim condensed combined financial statements for further detail of the allocations included in the Studio Business combined financial statements included elsewhere in this prospectus.

Components of Results of Operations

Revenues

Our revenues are derived from the Motion Picture and Television Production segments, as described below. As mentioned above, we refer to our Motion Picture and Television Production segments collectively as our Studio Business. Our revenues are derived from the U.S., Canada, the United Kingdom and other foreign countries. None of the non-U.S. countries individually comprised greater than 10% of total revenues for the years ended March 31, 2023, 2022 and 2021 or for the nine months ended December 31, 2023 and 2022.

Motion Picture: Our Motion Picture segment includes revenues derived from the following:

•

Theatrical. Theatrical revenues are derived from the domestic theatrical release of motion pictures licensed to theatrical exhibitors on a picture-by-picture basis (distributed by us directly in the U.S. and through a sub-distributor in Canada). The revenues from Canada are reported net of distribution fees and release expenses of the Canadian sub-distributor. The financial terms that we negotiate with our theatrical exhibitors in the U.S. generally provide that we receive a percentage of the box office results.

•

Home Entertainment. Home entertainment revenues are derived from the sale or rental of our film productions and acquired or licensed films and certain television programs (including theatrical and direct-to-video releases) on packaged media and through digital media platforms (including pay-per-view and video-on-demand platforms, electronic sell through, and digital rental). In addition, we have revenue sharing arrangements with certain digital media platforms which generally provide that, in exchange for a nominal or no upfront sales price, we share in the rental or sales revenues generated by the platform on a title-by-title basis.

•

Television. Television revenues are primarily derived from the licensing of our theatrical productions and acquired films to the linear pay, basic cable and free television markets. In addition, when a license in our traditional pay television window is made to a subscription video-on-demand or other digital platform, the revenues are included here.

•

International. International revenues are derived from (1) licensing of our productions, acquired films, our catalog product and libraries of acquired titles to international distributors, on a territory-by-territory basis; and (2) the direct distribution of our productions, acquired films, and our catalog product and libraries of acquired titles in the United Kingdom.

•

Other. Other revenues are derived from, among others, the licensing of our film and television and related content (games, music, location-based entertainment royalties, etc.) to other ancillary markets.

Television Production: Our Television Production segment includes revenues derived from the following:

•

Television. Television revenues are derived from the licensing to domestic markets (linear pay, basic cable, free television and syndication) of scripted and unscripted series, television movies, mini-series and non-fiction programming. Television revenues include fixed fee arrangements as well as arrangements in which we earn advertising revenue from the exploitation of certain content on television networks. Television revenues also include revenue from licenses to subscription-video-on-demand platforms in which the initial license of a television series is to a subscription video-on-demand platform.

•

International. International revenues are derived from the licensing and syndication to international markets of scripted and unscripted series, television movies, mini-series and non-fiction programming.

•	Home Entertainment. Home entertainment revenues are derived from the sale or rental of television production movies or series on packaged media and through digital media platforms.

•

Other. Other revenues are derived from, among others, the licensing of our television programs to other ancillary markets, the sales and licensing of music from the television broadcasts of our productions, and from commissions and executive producer fees earned related to talent management.

Expenses

Our primary operating expenses include direct operating expenses, distribution and marketing expenses and general and administration expenses.

Direct operating expenses include amortization of film and television production or acquisition costs, participation and residual expenses, provision for doubtful accounts, and foreign exchange gains and losses.

Participation costs represent contingent consideration payable based on the performance of the film or television program to parties associated with the film or television program, including producers, writers, directors or actors. Residuals represent amounts payable to various unions or “guilds” such as the Screen Actors Guild - American Federation of Television and Radio Artists, Directors Guild of America, and Writers Guild of America, based on the performance of the film or television program in certain ancillary markets or based on the individual’s (i.e., actor, director, writer) salary level in the television market.

Distribution and marketing expenses primarily include the costs of theatrical prints and advertising (“P&A”) and premium video-on-demand (“Premium VOD”) expense and of DVD/Blu-ray duplication and marketing. Theatrical P&A includes the costs of the theatrical prints delivered to theatrical exhibitors and the advertising and marketing cost associated with the theatrical release of the picture. Premium VOD expense represents the advertising and marketing cost associated with the Premium VOD release of the picture. DVD/Blu-ray duplication represents the cost of the DVD/Blu-ray product and the manufacturing costs associated with creating the physical products. DVD/Blu-ray marketing costs represent the cost of advertising the product at or near the time of its release or special promotional advertising.

General and administration expenses include salaries and other overhead and include allocations for certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, investor relations, accounting, tax, legal, human resources, occupancy, and other shared services. See “Basis of Presentation” above, Note 1 and Note 20 to our audited combined financial statements and Note 1 and Note 18 to our unaudited interim condensed combined financial statements for further details on our methodology for allocating these costs. Allocations of expenses from Lionsgate are not necessarily indicative of future expenses and do not necessarily reflect results that would have been achieved by the Studio Business as an independent, publicly traded company for the periods presented. Lionsgate’s corporate and shared service function expense and the allocation reflected in the Studio Business’s audited combined financial statements and unaudited interim condensed combined financial statements is presented in the table below:

	Nine Months Ended December 31,		Year Ended March 31,
	2023	2022	2023	2022	2021

	(Amounts in millions)
Lionsgate corporate general and administrative expenses:
Lionsgate corporate general and administrative expenses, excluding share-based compensation	$94.2	$69.4	$122.6	$97.1	$113.7
Share-based compensation	16.6	24.1	36.3	27.4	24.9

Total Lionsgate corporate general and administrative expenses	$110.8	$93.5	$158.9	$124.5	$138.6

Allocation to the Studio Business
General and administrative expenses, excluding allocation of Lionsgate corporate and shared employee share-based compensation expense	$76.2	$57.7	$100.8	$80.0	$91.4
Allocation of shared employee share-based compensation expense	12.1	17.0	26.7	19.6	18.0

Total allocation to the Studio Business	$88.3	$74.7	$127.5	$99.6	$109.4

Recurring standalone costs may be higher than historical allocations as the corporate general and administrative functions will remain at the Studio Business following the Business Combination, which may have an impact on profitability and operating cash flows. See “Basis of Presentation” above for more information.

Acquisition of eOne

On December 27, 2023, Lionsgate and its subsidiaries, Lions Gate Entertainment Inc., a Delaware corporation (“LGEI”), and Lions Gate International Motion Pictures S.à.r.l., a Luxembourg société à responsabilité limitée (“LGIMP” and, with Lionsgate and LGEI, collectively the “Buyers”), completed the previously announced acquisition of all of the issued and outstanding equity interests of the companies constituting the Entertainment One television and film (“eOne”) business from Hasbro, Inc., a Rhode Island corporation (“Hasbro”), pursuant to that certain Equity Purchase Agreement (the “Purchase Agreement”) dated August 3, 2023. The aggregate cash purchase price was approximately $375.0 million, subject to certain purchase price adjustments, including for cash, debt, and working capital. Upon closing, the Company paid $331.0 million, net of cash acquired of $54.1 million, which reflects the purchase price of $375.0 million adjusted for estimated cash, debt, transaction costs and working capital. The preliminary purchase price is subject to further adjustments based on the final determination of the purchase price adjustments. The acquisition of eOne, a film and television production and distribution company, builds the Company’s film and television library, strengthens the Company’s scripted and unscripted television business, and continues to expand the Company’s presence in Canada and the U.K.

The acquisition was accounted for under the acquisition method of accounting, with the financial results of eOne included in the Studio Business’s combined results from December 27, 2023. There was no material revenue or net income from eOne for the period from December 27, 2023 through December 31, 2023. The Studio Business incurred approximately $8.8 million of acquisition-related costs that were expensed in restructuring and other during the nine months ended December 31, 2023.

The audited combined financial statements of eOne as of December 25, 2022 and December 26, 2021 and for the fiscal years ended December 25, 2022 and December 26, 2021 and the unaudited condensed combined financial statements of eOne as of October 1, 2023 and for the nine months ended October 1, 2023 and September 25, 2022 included elsewhere in this prospectus present the results of operations of eOne prior to the Studio Business’s acquisition.

eOne revenues for the nine months ended October 1, 2023 was $419.3 million, as compared to $518.2 million for the nine months ended September 25, 2022. The decrease in revenues was driven by lower scripted and unscripted television deliveries, as well as lower film releases and/ or sales in the 2023 period compared to the 2022 period. These decreases were due primarily to the impact of the several months-long worker strikes by the Writers Guild of America and the American actors’ union, SAG-AFTRA, which disrupted the number and timing of planned program productions.

See Note 2 to the Studio Business’s unaudited interim condensed combined financial statements for further information.

Industry Strikes

On May 1, 2023, the collective bargaining agreement between the Writers Guild of America (“WGA”) and the Alliance of Motion Picture and Television Producers (“AMPTP”) expired, and on May 2, 2023, the WGA commenced an industry-wide strike. Subsequently, on September 25, 2023, WGA members voted in favor ratifying a new three-year contract, commencing September 25, 2023 and ending May 1, 2026.

On July 12, 2023, the collective bargaining agreement between the Screen Actors Guild - American Federation of Television and Radio Artists (“SAG-AFTRA”) and the AMPTP expired, and on July 14, 2023, the SAG-AFTRA commenced an industry-wide strike. Subsequently, on November 9, 2023, the national board of SAG-AFTRA approved an agreement reached on November 8, 2023 between SAG-AFTRA and the AMPTP to end the strike, and SAG-AFTRA union members ratified it shortly thereafter.

We paused certain theatrical and television productions as a result of the strikes. Consequently, the timing of certain production payments were delayed until productions resume and may increase the variability in payments for investment in film and television programs in future periods. In addition, the pausing and restarting of productions resulted in incremental costs, delayed the completion and release of some of our content (investment in films and television programs) and may have been the cause of impairments of our investment in film and television programs due to the cancellation of certain television shows.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our accounting policies are more fully described in Note 1 to our audited combined financial statements. As disclosed in Note 1 to our audited combined financial statements, the preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. The application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. As described more fully below, these estimates bear the risk of change due to the inherent uncertainty of the estimate. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Accounting for Films and Television Programs

Capitalized costs for films or television programs are predominantly monetized individually.

Amortization. Film cost amortization as well as participations and residuals expense are based on management’s estimates. Costs of acquiring and producing films and television programs and of acquired libraries are amortized and estimated liabilities for participations and residuals costs are accrued using the individual-film-forecast method, based on the ratio of the current period’s revenues to management’s estimated remaining total gross revenues to be earned (“ultimate revenue”). Management’s judgment is required in estimating ultimate revenue and the costs to be incurred throughout the life of each film or television program.

Management estimates ultimate revenues based on historical experience with similar titles or the title genre, the general public appeal of the cast, audience test results when available, actual performance (when available) at the box office or in markets currently being exploited, and other factors such as the quality and acceptance of motion pictures or programs that our competitors release into the marketplace at or near the same time, critical reviews, general economic conditions and other tangible and intangible factors, many of which we do not control and which may change.

For motion pictures, ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release of the motion picture. The most sensitive factor affecting our estimate of ultimate revenues for a film intended for theatrical release is the film’s theatrical performance, as subsequent revenues from the licensing and sale in other markets have historically been highly correlated to its theatrical performance. After a film’s release, our estimates of revenue from succeeding markets are revised based on historical relationships and an analysis of current market trends.

For an episodic television series, the period over which ultimate revenues are estimated cannot exceed ten years following the date of delivery of the first episode, or, if still in production, five years from the date of delivery of the most recent episode, if later. The most sensitive factors affecting our estimate of ultimate revenues for a television series is whether the series will be ordered for a subsequent season and estimates of revenue in secondary markets other than the initial license fee, which depend on a number of factors, including, among others, the ratings or viewership the program achieves on the customers’ platforms. The initial estimate of ultimate revenue may include estimates of revenues outside of the initial license window (i.e., international, home entertainment and other distribution platforms) and are based on historical experience for similar programs (genre, duration, etc.) based on the estimated number of seasons of the series. Ultimates of revenue beyond the initial license fees are generally higher for programs that have been or are expected to be ordered for multiple seasons. We regularly monitor the performance of each season, and evaluate whether impairment indicators are present (i.e., low ratings, cancellations or the season is not reordered), and based upon our review, we revise our estimates as needed and perform an impairment assessment if impairment indicators are present (see below).

For titles included in acquired libraries, ultimate revenue includes estimates over a period not to exceed twenty years following the date of acquisition.

Due to the inherent uncertainties involved in making such estimates of ultimate revenues and expenses, these estimates have differed in the past from actual results and are likely to differ to some extent in the future from actual results. In addition, in the normal course of our business, some films and titles are more successful or less successful than anticipated. Management regularly reviews and revises when necessary its ultimate revenue and cost estimates, which may result in a change in the rate of amortization of film costs and participations and residuals and/or a write-down of all or a portion of the unamortized costs of the film or television program to its estimated fair value (see below).

An increase in the estimate of ultimate revenue will generally result in a lower amortization rate and, therefore, less film and television program amortization expense, while a decrease in the estimate of ultimate revenue will generally result in a higher amortization rate and, therefore, higher film and television program amortization expense, and also periodically results in an impairment requiring a write-down of the film cost to the title’s fair value. These write-downs are included in amortization expense within direct operating expenses in our combined statements of operations. See further discussion below under Impairment Assessment.

Impairment Assessment. An individual film or television program is evaluated for impairment when events or changes in circumstances indicate that the fair value of an individual film is less than its unamortized cost. If the result of the impairment test indicates that the carrying value exceeds the estimated fair value, an impairment charge will then be recorded for the amount of the difference.

Estimate of Fair Value. The fair value is determined based on a discounted cash flow analysis of the cash flows directly attributable to the title. For motion pictures intended for theatrical release, the discounted cash flow analysis used in the impairment evaluation prior to theatrical release is subjective and the key inputs include estimates of future anticipated revenues, estimates of box office performance, which may differ from future actual results. These estimates are based in part on the historical performance of similar films, test audience results when available, information regarding competing film releases, and critic reviews. As disclosed in Note 3 to the audited combined financial statements, the unamortized balance related to completed and not released and in progress theatrical films was $561.5 million at March 31, 2023. For television programs, the discounted cash flow analysis used in the impairment evaluation includes key inputs such as estimates of future anticipated revenue, as discussed above. See further discussion of Valuation Assumptions below.

Valuation Assumptions. The discounted cash flow analysis includes cash flows estimates of ultimate revenue and costs as well as a discount rate (a Level 3 fair value measurement, see Note 10 to our audited combined financial statements and Note 8 to our unaudited interim condensed combined financial statements). The discount rate utilized in the discounted cash flow analysis is based on the weighted average cost of capital of the Company plus a risk premium representing the risk associated with producing a particular film or television program or film group. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films and television programs may be required as a consequence of changes in management’s future revenue estimates.

Revenue Recognition. Our Motion Picture and Television Production segments generate revenue principally from the licensing of content in domestic theatrical exhibition, home entertainment (e.g., digital media and packaged media), television, and international market places.

Our content licensing arrangements include fixed fee and minimum guarantee arrangements, and sales or usage based royalties. Our fixed fee or minimum guarantee licensing arrangements in the television, digital media and international markets may, in some cases, include multiple titles, multiple license periods (windows) with a substantive period in between the windows, rights to exploitation in different media, or rights to exploitation in multiple territories, which may be considered distinct performance obligations. When these performance obligations are considered distinct, the fixed fee or minimum guarantee in the arrangement is allocated to the title, window, media right or territory as applicable, based on estimates of relative standalone selling prices. The amounts related to each performance obligation (i.e., title, window, media or territory) are recognized when the content has been delivered, and the window for the exploitation right in that territory has begun, which is the point in time at which the customer is able to begin to use and benefit from the content.

Sales or usage based royalties represent amounts due to us based on the “sale” or “usage” of our content by the customer, and revenues are recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales or usage-based royalty has been allocated has been satisfied (or partially satisfied). Generally, when we license completed content (with standalone functionality, such as a movie, or television show), our performance obligation will be satisfied prior to the sale or usage. When we license intellectual property that does not have stand-alone functionality (e.g., brands, themes, logos, etc.), our performance obligation is generally satisfied in the same period as the sale or usage. The actual amounts due to us under these arrangements are generally not reported to us until after the close of the reporting period. We record revenue under these arrangements for the amounts due and not yet reported to us based on estimates of the sales or usage of these customers and pursuant to the terms of the contracts. Such estimates are based on information from our customers, historical experience with similar titles in that market or territory, the performance of the title in other markets and/or available data in the industry. While we believe these estimates are reasonable estimates of the amounts due under these arrangements, such estimated amounts could differ from the actual amounts to be subsequently reported by the customer, which could be higher or lower than our estimates, and could result in an adjustment to revenues in future periods.

Revenue from the theatrical release of feature films are treated as sales or usage-based royalties and recognized starting at the exhibition date and based on our participation in box office receipts of the theatrical exhibitor.

Digital media revenue sharing arrangements are recognized as sales or usage based royalties.

Revenue from the sale of physical discs (DVDs, Blu-ray or 4K Ultra HD), referred to as “Packaged Media”, in the retail market, net of an allowance for estimated returns and other allowances, is recognized on the later of receipt by the customer or “street date” (when it is available for sale by the customer).

Revenue from commissions are recognized as such services are provided.

Goodwill. At December 31, 2023 and March 31, 2023 and 2022, the carrying value of goodwill was $801.4 million, $795.6 million and $795.6 million, respectively. Goodwill is allocated to our reporting units, which are our operating segments or one level below our operating segments (component level). Reporting units are determined by the discrete financial information available for the component and whether that information is regularly reviewed by segment management. Components are aggregated into a single reporting unit if they share similar economic characteristics. Our reporting units for purposes of goodwill impairment testing, along with their respective goodwill balances at December 31, 2023 and March 31, 2023 and 2022, were Motion Picture (goodwill of $395 million, $394 million and $394 million, respectively), and our Television (goodwill of $314 million, $309 million and $309 million, respectively) and Talent Management (goodwill of $93 million) businesses, both of which are part of our Television Production segment.

Goodwill is not amortized but is reviewed for impairment each fiscal year or between the annual tests if an event occurs or circumstances change that indicates it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value. We perform our annual impairment test as of January 1 in each fiscal year. A goodwill impairment loss would be recognized for the amount that the carrying amount of a reporting unit, including goodwill, exceeds its fair value. An entity may perform a qualitative assessment of the likelihood of the existence of a goodwill impairment. The qualitative assessment is an evaluation, based on all identified events and circumstances which impact the fair value of the reporting unit of whether or not it is more-likely-

than-not that the fair value is less than the carrying value of the reporting unit. If we believe that as a result of our qualitative assessment it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, a quantitative impairment test is not required but may be performed at the option of the Company. A quantitative assessment requires determining the fair value of our reporting units. The determination of fair value requires considerable judgment and requires assumptions and estimates of many factors, including revenue and market growth, operating margins and cash flows, market multiples and discount rates.

In performing a quantitative assessment of goodwill, we determine the fair value of our reporting units by using a combination of discounted cash flow (“DCF”) analyses and market-based valuation methodologies. The models rely on significant judgments and assumptions surrounding general market and economic conditions, short-term and long-term growth rates, discount rates, income tax rates, and detailed management forecasts of future cash flow and operating margin projections, and other assumptions, all of which are based on our internal forecasts of future performance as well as historical trends. The market-based valuation method utilizes EBITDA multiples from guideline public companies operating in similar industries and a control premium. The results of these valuation methodologies are weighted as to their relative importance and a single fair value is determined. Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual or interim goodwill impairment tests will prove to be an accurate prediction of the future.

Goodwill Impairment Assessments:

For our annual goodwill impairment test for fiscal 2022, due to overall macroeconomic conditions, including the uncertainty of the longer-term economic impacts of the COVID-19 global pandemic, we performed a quantitative impairment assessment for all of our reporting units as of January 1, 2022. Based on our annual quantitative impairment assessment for fiscal 2022, the Company determined that the fair value of each of our reporting units exceeded the related carrying value.

In fiscal 2023, during the second quarter ended September 30, 2022, due to continued adverse macro and microeconomic conditions, including the competitive environment, continued inflationary trends, recessionary economies worldwide, a decline in market valuations for companies in the media and entertainment industry, as well as potential capital market transactions, we updated our quantitative impairment assessment for all of our reporting units as of September 30, 2022 based on the most recent data and expected growth trends. The DCF analysis components of the fair value estimates were determined primarily by discounting estimated future cash flows, which included weighted average perpetual nominal growth rates ranging from 1.5% to 3.5%, at a weighted average cost of capital (discount rate) ranging from 11.0% to 13.0%, which considered the risk of achieving the projected cash flows, including the risk applicable to the reporting unit, industry and market as a whole. Based on the September 30, 2022 quantitative impairment assessment, the Company determined that the fair value of its reporting units exceeded the carrying values for all of its reporting units.

For our annual goodwill impairment test for fiscal 2023, we performed a qualitative goodwill impairment assessment for all of our reporting units. Our qualitative assessment considered the recent performance of our reporting units and updated forecasts of performance and cash flows, as well as the continuing micro and macroeconomic environment, and industry considerations, and determined that since the quantitative assessment performed in the quarter ended September 30, 2022, there were no events or circumstances that rise to a level that would more-likely-than-not reduce the fair value of those reporting units below their carrying values; therefore, a quantitative goodwill impairment analysis was not required.

During the nine months ended December 31, 2023, we performed a qualitative goodwill impairment assessment for all our reporting units. Our qualitative assessment considered the recent performance of our reporting units, updated forecasts of future performance and cash flows of our reporting units, as well as the current micro and macroeconomic environments in relation to the current and expected performance of our reporting units, and industry considerations, and determined that since the quantitative assessment performed in the quarter ended September 30, 2022 and our qualitative assessment performed for fiscal 2023, there were no events or circumstances that rise to a level that would more-likely-than-not reduce the fair value of our reporting units below their carrying values; therefore, a quantitative goodwill impairment analysis was not required.

Management will continue to monitor all of its reporting units for further changes in the business environment that could impact the recoverability in future periods. The recoverability of goodwill is dependent upon the continued growth of revenue and cash flows from our business activities. Examples of events or circumstances that could result in changes to the underlying key assumptions and judgments used in our goodwill impairment tests, and ultimately impact the estimated fair value of our reporting units may include the global economy; consumer consumption levels of our content; adverse macroeconomic conditions related to higher inflation and interest rates and currency rate fluctuations, and the impact on the global economy from wars, terrorism and multiple international conflicts, and past and future bank failures; volatility in the equity and debt markets which could result in higher weighted-average cost of capital; capital market transactions; the duration and potential impact of strikes of unions which we rely on, on our ability to produce, acquire and distribute our content; the commercial success of our television programming and motion pictures; our continual contractual relationships with our customers; and changes in consumer behavior. If our assumptions are not realized, it is possible that additional impairment charges may need to be recorded in the future.

Corporate expense allocation. Lionsgate’s corporate general and administrative functions and costs have historically provided oversight over both the Starz Business and the Studio Business. These functions and costs include, but are not limited to, salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources. Accordingly, the audited combined financial statements of the Studio Business include allocations of certain general and administrative expenses (inclusive of share-based compensation) from Lionsgate of $127.5 million, $99.6 million and $109.4 million for the years ended March 31, 2023, 2022 and 2021, respectively, related to these corporate and shared service functions historically provided by Lionsgate.

The allocation of costs to the Studio Business are subjective and requires considerable judgment. The allocations of general and administrative expenses to the Studio Business are on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures management considered to be a reasonable reflection of the estimated historical utilization levels of these services. Such allocations represent approximately 80.2%, 80.0%, and 78.9% for the years ended March 31, 2023, 2022 and 2021, respectively, of total Lionsgate corporate general and administrative expense. See Components of Results of Operations – Expenses above for further information.

Accordingly, the Studio Business combined financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity, and may not be indicative of the expenses that the Company will incur in the future. An increase or decrease in the expenses allocated to the Company or a change in the methodology of allocation of expenses could result in higher or lower general and administrative expense.

Income Taxes. For purposes of our combined financial statements, income taxes have been calculated as if we filed income tax returns on a standalone basis reflecting the income tax treatment of transactions and balances included within the managed basis combined financial statements of the Studio Business. Our U.S. operations and certain of our non-U.S. operations historically have been included in the income tax returns of Lionsgate or its subsidiaries that may not be part of the Company. We believe the assumptions supporting our allocation and presentation of income taxes on a separate return basis are reasonable. However, our tax results, as presented in the combined financial statements, may not be reflective of the results that we expect to generate in the future. However, as discussed in Note 1 to the audited combined financial statements of the Studio Business, the combined financial statements are presented on a managed basis rather than a legal entity basis, with certain deductions and other items that are included in the consolidated financial statements of Lionsgate, but not included in the combined financial statements of the Studio Business. Accordingly, the income tax provision and deferred taxes, including tax attributes, are expected to differ following the Business Combination.

For carve-out financial statement purposes, we determined our tax provision and deferred taxes on a separate return basis utilizing the same managed basis approach as the combined Studio Business financial statements as mentioned above, and accordingly recorded deferred tax assets related to net operating loss carryforwards and certain temporary differences, net of applicable reserves in each jurisdiction. We recognize a future tax benefit to the extent that realization of such benefit is more likely than not on a jurisdiction-by-jurisdiction basis; otherwise, a valuation allowance is applied. In order to realize the benefit of our deferred tax assets, we will need to generate sufficient taxable income in the future in each of the jurisdictions which have these deferred tax assets. However, the assessment as to whether there will be sufficient taxable income in a jurisdiction to realize our net deferred tax assets in that jurisdiction is an estimate which could change in the future depending primarily upon the actual performance of our Company. As of March 31, 2023, we have a valuation allowance of $152.2 million against certain U.S. and foreign deferred tax assets that may not be realized on a more likely than not basis.

Our quarterly income tax provision and our corresponding annual effective tax rate are based on expected income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which we operate. For interim financial reporting, we estimate the annual effective tax rate based on projected taxable income for the full year and record a quarterly tax provision in accordance with the expected annual effective tax rate, plus or minus the tax effects of items that relate discretely to the period, if any. As the year progresses, we refine the estimates of the year’s taxable income as new information becomes available, including year-to-date financial results. This continual estimation process often results in a change to our expected annual effective tax rate for the year. When this occurs, we adjust our income tax provision during the quarter in which the change in estimate occurs so that the year-to-date income tax provision reflects the expected annual effective tax rate. Significant judgment is required in determining our expected annual effective tax rate and in evaluating our tax positions.

Our effective tax rates differ from the federal statutory rate and are affected by many factors, including the overall level of pre-tax income (loss), the mix of our pre-tax income (loss) generated across the various jurisdictions in which we operate, any changes in tax laws and regulations in those jurisdictions, changes in uncertain tax positions, changes in valuation allowances against our deferred tax assets, tax planning strategies available to us and other discrete items.

Recent Accounting Pronouncements

See Note 1 to our audited combined financial statements and our unaudited interim condensed combined financial statements for a discussion of recent accounting guidance.

RESULTS OF OPERATIONS

Nine Months Ended December 31, 2023 Compared to Nine Months Ended December 31, 2022

The following table sets forth our combined results of operations for the nine months ended December 31, 2023 and 2022.

	Nine Months Ended December 31,		Change
	2023	2022	Amount	Percent

	(Amounts in millions)
Revenues
Studio Business
Motion Picture	$1,245.6	$791.6	$454.0	57.4%
Television Production	860.7	1,468.6	(607.9)	(41.4)%

Total revenues	2,106.3	2,260.2	(153.9)	(6.8)%
Expenses:
Direct operating	1,306.0	1,687.9	(381.9)	(22.6)%
Distribution and marketing	346.0	189.0	157.0	83.1%
General and administration	261.6	242.4	19.2	7.9%
Depreciation and amortization	11.1	13.2	(2.1)	(15.9)%
Restructuring and other	61.5	20.6	40.9	198.5%

Total expenses	1,986.2	2,153.1	(166.9)	(7.8)%

Operating income	120.1	107.1	13.0	12.1%

Interest expense	(157.1)	(117.8)	(39.3)	33.4%
Interest and other income	6.9	4.9	2.0	40.8%
Other expense	(14.3)	(17.2)	2.9	(16.9)%
Loss on extinguishment of debt	—	(1.3)	1.3	n/a
Gain on investments, net	2.7	42.1	(39.4)	(93.6)%
Equity interests income	5.7	0.8	4.9	612.5%

Income (loss) before income taxes	(36.0)	18.6	(54.6)	(293.5)%
Income tax provision	(16.7)	(5.2)	(11.5)	221.2%

Net income (loss)	(52.7)	13.4	(66.1)	(493.3)%
Less: Net loss attributable to noncontrolling interests	6.2	7.3	(1.1)	(15.1)%

Net income (loss) attributable to Parent	$(46.5)	$20.7	$(67.2)	(324.6)%

Revenues. Combined revenues decreased $153.9 million in the nine months ended December 31, 2023 reflecting decreased revenue from the Television Production segment, partially offset by increased revenue from the Motion Picture segment.

Motion Picture revenue increased $454.0 million in the current period due primarily to higher theatrical and international revenue associated with the release of The Hunger Games: The Ballad of Songbirds & Snakes, and higher digital media home entertainment revenue, television and other revenue. Motion Picture revenue included $113.7 million of revenue from licensing Motion Picture segment product to the Starz Business, representing an increase of $83.7 million from the nine months ended December 31, 2022.

Television Production revenue decreased $607.9 million due to decreased domestic and international television revenue from lower revenues from the licensing of Starz original series to the Starz Business, and lower third-party domestic television revenue, digital media home entertainment and other revenue. Television Production revenue included $308.4 million of revenue from licensing Television Production segment product to the Starz Business, representing a decrease of $310.2 million from the nine months ended December 31, 2022.

See further discussion in the Segment Results of Operations and Non-GAAP Measures section below.

Direct Operating Expenses. Direct operating expenses by segment and outside our segments were as follows for the nine months ended December 31, 2023 and 2022:

	Nine Months Ended December 31,
	2023		2022		Change
	Amount	% of Segment Revenues	Amount	% of Segment Revenues	Amount	Percent

	(Amounts in millions)
Direct operating expenses
Motion Picture	$603.6	48.5%	$379.6	48.0%	$224.0	59.0%
Television Production	701.8	81.5%	1,306.1	88.9%	(604.3)	(46.3)%
COVID-19 related charges (benefit)	(0.5)	nm	(6.2)	nm	5.7	(91.9)%
Other	1.1	nm	8.4	nm	(7.3)	(86.9)%

	$1,306.0	62.0%	$1,687.9	74.7%	$(381.9)	(22.6)%

nm - Percentage not meaningful.

Direct operating expenses decreased in the nine months ended December 31, 2023 due to lower direct operating expenses of the Television Production segment due to lower revenues from Television Production, partially offset by higher direct operating expenses of the Motion Picture segment due to higher revenues. See further discussion in the Segment Results of Operations section below.

COVID-19 Related Charges (Benefit). We incurred certain incremental costs associated with the COVID-19 global pandemic. In the nine months ended December 31, 2023, direct operating expense included a benefit of $0.5 million, net of insurance recoveries of $0.6 million (nine months ended December 31, 2022—benefit of $6.2 million, net of insurance recoveries of $6.9 million).

Other. In the nine months ended December 31, 2023, other direct operating expenses includes certain other development costs written off. In the nine months ended December 31, 2022, other direct operating expenses includes approximately $7.2 million in development costs written off in connection with certain management changes and changes in the theatrical marketplace in the Motion Picture segment, as a result of changes in strategy across its theatrical slate and other development costs written off. Other direct operating expense in the nine months ended December 31, 2022 also includes the amortization of the non-cash fair value adjustments on film and television assets associated with the application of purchase accounting related to recent acquisitions.

Distribution and Marketing Expenses. Distribution and marketing expenses by segment were as follows for the nine months ended December 31, 2023 and 2022:

	Nine Months Ended December 31,		Change
	2023	2022	Amount	Percent

	(Amounts in millions)
Distribution and marketing expenses
Motion Picture	$321.7	$163.1	$158.6	97.2%
Television Production	24.3	25.9	(1.6)	(6.2)%

	$346.0	$189.0	$157.0	83.1%

U.S. theatrical P&A and Premium VOD expense included in Motion Picture distribution and marketing expense	$204.0	$77.0	$127.0	164.9%

Distribution and marketing expenses increased in the nine months ended December 31, 2023, due to greater Motion Picture theatrical P&A and Premium VOD expense associated with the theatrical slate releases in the current period. See further discussion in the Segment Results of Operations section below.

General and Administrative Expenses. General and administrative expenses by segment and outside our segments were as follows for the nine months ended December 31, 2023 and 2022:

	Nine Months Ended December 31,				Change
	2023	% of Revenues	2022	% of Revenues	Amount	Percent

	(Amounts in millions)
General and administrative expenses
Motion Picture	$83.2		$66.2		$17.0	25.7%
Television Production	40.5		32.0		8.5	26.6%
Corporate allocations from Lionsgate, excluding allocation of share-based compensation expense	76.2		57.7		18.5	32.1%
Share-based compensation expense	46.3		40.1		6.2	15.5%
Purchase accounting and related adjustments	15.4		46.4		(31.0)	(66.8)%

Total general and administrative expenses	$261.6	12.4%	$242.4	10.7%	$19.2	7.9%

General and administrative expenses increased in the nine months ended December 31, 2023, resulting from increased corporate allocations from Lionsgate, Motion Picture, Television Production and share-based compensation expense general and administrative expenses, partially offset by lower purchase accounting and related adjustments. See further discussion in the Segment Results of Operations section below.

As discussed in Components of Results of Operations, for purposes of preparing the combined financial statements on a carve-out basis, the Company has been allocated a portion of Lionsgate’s total corporate expenses which are included in general and administrative expenses. Corporate general and administrative expenses increased $18.5 million, or 32.1%, primarily due to an increase in incentive based compensation. Allocations of expenses from Lionsgate are not necessarily indicative of future expenses and do not necessarily reflect results that would have been achieved as an independent, publicly traded company for the periods presented.

Certain of our employees participate in the share-based compensation plans sponsored by Lionsgate. Lionsgate share-based compensation awards granted to employees of the Company are reflected in parent net investment within the combined statements of equity (deficit) at the time they are expensed in the combined statements of operations. The combined statements of operations also include an allocation of Lionsgate corporate and shared employee share-based compensation expenses. The increase in share-based compensation expense included in general and administrative expense in the nine months ended December 31, 2023, as compared to the nine months ended December 31, 2022 is primarily due to lower fair values in the prior year’s period associated with performance-based stock option and other equity awards that are revalued at each reporting period until the stock option or equity award vests and the applicable performance goals are achieved. The following table presents share-based compensation expense by financial statement line item:

	Nine Months Ended December 31,
	2023	2022

	(Amounts in millions)
Share-based compensation is comprised of:
Studio employee share-based compensation expense	$34.2	$23.1
Allocation of Lionsgate corporate and shared employee share-based compensation expense	12.1	17.0

Total share-based compensation expense included in general and administrative expense	46.3	40.1
Restructuring and other(1)	7.3	2.1

Total share-based compensation expense	$53.6	$42.2

(1)

Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements.

Purchase accounting and related adjustments include the non-cash charge for the accretion of the noncontrolling interest discount related to Pilgrim Media Group and 3 Arts Entertainment, the non-cash charge for the amortization of the recoupable portion of the purchase price and the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense. The noncontrolling equity interest in the distributable earnings of 3 Arts Entertainment are reflected as an expense rather than noncontrolling interest in the combined statement of operations due to the relationship to continued employment. Purchase accounting and related adjustments decreased $31.0 million, or 66.8%, primarily due to lower noncontrolling interest discount amortization of $13.3 million and lower expense of $13.3 million associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment.

Depreciation and Amortization Expense. Depreciation and amortization of $11.1 million for the nine months ended December 31, 2023 was comparable to $13.2 million in the nine months ended December 31, 2022.

Restructuring and Other. Restructuring and other increased $40.9 million in the nine months ended December 31, 2023 as compared to the nine months ended December 31, 2022, and includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable. Restructuring and other costs were as follows for the nine months ended December 31, 2023 and 2022 (see Note 13 to our unaudited condensed combined financial statements):

	Nine Months Ended December 31,		Change
	2023	2022	Amount	Percent

	(Amounts in millions)
Restructuring and other:
Other impairments(1)	$—	$5.9	$(5.9)	(100.0)%
Severance(2)
Cash	24.3	9.2	15.1	164.1%
Accelerated vesting on equity awards (see Note 11 to our unaudited condensed combined financial statements)	7.3	2.1	5.2	247.6%

Total severance costs	31.6	11.3	20.3	179.6%
COVID-19 related charges	—	0.1	(0.1)	(100.0)%
Transaction and other costs(3)	29.9	3.3	26.6	nm

	$61.5	$20.6	$40.9	198.5%

nm - Percentage not meaningful.

(1)

Amounts in the nine months ended December 31, 2022 include impairment of an operating lease right-of-use asset related to the Studio business and corporate facilities associated with a portion of a facility lease that will no longer be utilized by the Company. The impairment reflects a decline in market conditions since the inception of the lease impacting potential sublease opportunities, and represents the difference between the estimated fair value, which was determined based on the expected discounted future cash flows of the lease asset, and the carrying value.

(2)

Severance costs were primarily related to restructuring activities and other cost-saving initiatives. In the nine months ended December 31, 2023, amounts were due to restructuring activities including integration of the acquisition of eOne, and our Motion Picture and Television Production segments.

(3)

Transaction and other costs in the nine months ended December 31, 2023 includes approximately $16.6 million of a loss associated with a theft at a production of a 51% owned consolidated entity. The Company expects to recover a portion of this amount under its insurance coverage and from the noncontrolling interest holders of this entity. In addition, amounts in the nine months ended December 31, 2023 and 2022 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with certain legal matters.

Interest Expense. Interest expense of $157.1 million in the nine months ended December 31, 2023 increased $39.3 million from the nine months ended December 31, 2022 due to higher average interest rates and balances on variable rate corporate debt and film related obligations, partially offset by a larger benefit from the interest rate swaps. The following table sets forth the components of interest expense for the nine months ended December 31, 2023 and 2022:

	Nine Months Ended December 31,
	2023	2022

	(Amounts in millions)
Interest Expense
Cash Based:
Revolving credit facility	$24.3	$10.2
Term loans	67.4	41.9
Other(1)	45.7	48.7

	137.4	100.8
Amortization of financing costs and other non-cash interest(2)	19.7	17.0

Total interest expense	$157.1	$117.8

(1)

Other interest expense includes payments associated with certain film related obligations (Production Tax Credit Facility, IP Credit Facility, and Backlog Facility and other, see Note 7 to our unaudited condensed combined financial statements), and payments and receipts associated with the Company’s interest rate swaps (see Note 16 to our unaudited condensed combined financial statements).

(2)	Amounts include the amortization of unrealized losses in accumulated other comprehensive income (loss) related to de-designated interest rate swaps which are being amortized to interest expense.

Interest and Other Income. Interest and other income of $6.9 million for the nine months ended December 31, 2023 was comparable to interest and other income of $4.9 million for the nine months ended December 31, 2022.

Other Expense. Other expense of $14.3 million for the nine months ended December 31, 2023 was comparable to other expense of $17.2 million for the nine months ended December 31, 2022, and represented the loss recorded related to our monetization of accounts receivable programs (see Note 17 to our unaudited condensed combined financial statements).

Loss on Extinguishment of Debt. In the nine months ended December 31, 2023, there was no loss on extinguishment of debt.

In the nine months ended December 31, 2022, the loss on extinguishment of debt of $1.3 million represented a loss for the write-off of debt issuance costs associated with the voluntary prepayment of the entire outstanding amount of Term Loan A due March 22, 2023. See Note 6 to our unaudited condensed combined financial statements.

Gain on Investments, net. Gain on investments, net, was $2.7 million for the nine months ended December 31, 2023, as compared to $42.1 million for the nine months ended December 31, 2022 which primarily represents a gain associated with the sale of a portion of our ownership interest in STARZPLAY Arabia.

Equity Interests Income. Equity interests income of $5.7 million in the nine months ended December 31, 2023 compared to equity interests income of $0.8 million in the nine months ended December 31, 2022. The increase is due to a gain in the current period related to the sale of an equity method investee.

Income Tax Provision. On a standalone entity basis for purposes of these carve-out financial statements, we had an income tax provision of $16.7 million in the nine months ended December 31, 2023, compared to an income tax provision of $5.2 million in the nine months ended December 31, 2022. Our income tax provision differs from the federal statutory rate multiplied by pre-tax income (loss) due to the mix of our pre-tax income (loss) generated across the various jurisdictions in which we operate, changes in the valuation allowance against our deferred tax assets, and certain minimum taxes and foreign withholding taxes. Our income tax provision for the nine months ended December 31, 2023 and 2022 was also impacted by charges for interest on uncertain tax benefits. We acquired all of the issued and outstanding equity interests of eOne on December 27, 2023 and are evaluating the tax impact on the preliminary purchase price allocation (see Note 2 to our unaudited condensed combined financial statements).

Net Income (Loss) Attributable to Parent. Net loss attributable to Parent for the nine months ended December 31, 2023 was $46.5 million. This compares to net income attributable to Parent for the nine months ended December 31, 2022 of $20.7 million.

Segment Results of Operations and Non-GAAP Measures

The Company’s primary measure of segment performance is segment profit. Segment profit is defined as segment revenues, less segment direct operating and segment distribution and marketing expense, less segment general and administration expenses. Total segment profit represents the sum of segment profit for our individual segments, net of eliminations for intersegment transactions. Segment profit and total segment profit excludes, when applicable, corporate general and administrative expense, restructuring and other costs, share-based compensation, certain programming and content charges as a result of changes in management and/or programming and content strategy, certain charges related to the COVID-19 global pandemic, charges resulting from Russia’s invasion of Ukraine, and purchase accounting and related adjustments. Segment profit is a GAAP financial measure and is disclosed in Note 14 to our unaudited condensed combined financial statements.

We also present below our total segment profit for all of our segments. Total segment profit, when presented outside of the segment information and reconciliations included in Note 14 to our unaudited condensed combined financial statements, is considered a non-GAAP financial measure, and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. We use this non-GAAP measure, among other measures, to evaluate the aggregate operating performance of our business.

The Company believes the presentation of total segment profit is relevant and useful for investors because it allows investors to view total segment performance in a manner similar to the primary method used by the Company’s management and enables them to understand the fundamental performance of the Company’s businesses before non-operating items. Total segment profit is considered an important measure of the Company’s performance because it reflects the aggregate profit contribution from the Company’s segments and represents a measure, consistent with our segment profit, that eliminates amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of the Company’s businesses, are infrequent in occurrence, and in some cases are non-cash expenses. Not all companies calculate segment profit or total segment profit in the same manner, and segment profit and total segment profit as defined by the Company may not be comparable to similarly titled measures presented by other companies due to differences in the methods of calculation and excluded items.

The following table reconciles the GAAP measure, operating income, to the non-GAAP measure, total segment profit, for the nine months ended December 31, 2023 and 2022. In addition, each of segment direct operating expense, distribution and marketing expense and general and administrative expense is reconciled to the respective line items presented in the GAAP-based statement of operations in the preceding section of the

Management’s Discussion and Analysis of Financial Condition and Results of Operations which discusses combined results of operations.

	Nine Months Ended December 31,		Change
	2023	2022	Amount	Percent

	(Amounts in millions)
Operating income	$120.1	$107.1	$13.0	12.1%
Corporate general and administrative expense allocations from Lionsgate, excluding allocation of share-based compensation expense	76.2	57.7	18.5	32.1%
Adjusted depreciation and amortization	7.1	8.9	(1.8)	(20.2)%
Restructuring and other	61.5	20.6	40.9	198.5%
COVID-19 related charges (benefit)	(0.5)	(6.2)	5.7	(91.9)%
Content charges	1.1	7.7	(6.6)	(85.7)%
Adjusted share-based compensation expense	46.3	40.1	6.2	15.5%
Purchase accounting and related adjustments	19.4	51.4	(32.0)	(62.3)%

Total segment profit	$331.2	$287.3	$43.9	15.3%

See Note 14 to our unaudited condensed combined financial statements for further information on the reconciling line items above, and for reconciliations of depreciation and amortization and share-based compensation expense as presented on our unaudited condensed combined statements of operations to adjusted depreciation and amortization and adjusted share-based compensation expense, respectively, as presented in the line items above.

The table below sets forth the revenues and segment profit by segment:

	Nine Months Ended December 31,		Change
	2023	2022	Amount	Percent

	(Amounts in millions)
Revenue
Motion Picture	$1,245.6	$791.6	$454.0	57.4%
Television Production	860.7	1,468.6	(607.9)	(41.4)%

	$2,106.3	$2,260.2	$(153.9)	(6.8)%

Segment Profit
Motion Picture	$237.1	$182.7	$54.4	29.8%
Television Production	94.1	104.6	(10.5)	(10.0)%

	$331.2	$287.3	$43.9	15.3%

See the following discussion for further detail of our individual segments.

Motion Picture

The table below sets forth Motion Picture gross contribution and segment profit for the nine months ended December 31, 2023 and 2022:

	Nine Months Ended December 31,		Change
	2023	2022	Amount	Percent

	(Amounts in millions)
Motion Picture Segment:
Revenue	$1,245.6	$791.6	$454.0	57.4%
Expenses:
Direct operating expense	603.6	379.6	224.0	59.0%
Distribution & marketing expense	321.7	163.1	158.6	97.2%

Gross contribution	320.3	248.9	71.4	28.7%
General and administrative expenses	83.2	66.2	17.0	25.7%

Segment profit	$237.1	$182.7	$54.4	29.8%

U.S. theatrical P&A and Premium VOD expense included in distribution and marketing expense	$204.0	$77.0	$127.0	164.9%
Direct operating expense as a percentage of revenue	48.5%	48.0%
Gross contribution as a percentage of revenue	25.7%	31.4%

Revenue. The table below sets forth Motion Picture revenue by media and product category for the nine months ended December 31, 2023 and 2022:

	Nine Months Ended December 31,
	2023			2022			Total Increase (Decrease)
	Lionsgate Original Releases(1)	Other Film(2)	Total	Lionsgate Original Releases(1)	Other Film(2)	Total

			(Amounts in millions)
Motion Picture Revenue
Theatrical	$191.0	$3.2	$194.2	$24.0	$4.6	$28.6	$165.6
Home Entertainment
Digital Media	359.1	136.2	495.3	255.7	122.8	378.5	116.8
Packaged Media	43.9	19.1	63.0	27.2	28.1	55.3	7.7

Total Home Entertainment	403.0	155.3	558.3	282.9	150.9	433.8	124.5
Television	193.9	20.6	214.5	116.7	30.3	147.0	67.5
International	220.0	35.3	255.3	124.4	42.1	166.5	88.8
Other	17.5	5.8	23.3	10.0	5.7	15.7	7.6

	$1,025.4	$220.2	$1,245.6	$558.0	$233.6	$791.6	$454.0

(1)

Lionsgate Original Releases: Includes titles originally planned for a wide theatrical release by Lionsgate, including titles that have changed from a planned wide theatrical release to an initial direct-to-streaming release. These releases include films developed and produced in-house, films co-developed and co-produced and films acquired or licensed from third parties. In addition, Lionsgate Original Releases also includes multi-platform and direct-to-platform motion pictures originally released or licensed by Lionsgate, and the licensing of our original release motion picture content to other ancillary markets (location-based entertainment, games, etc.).

(2)

Other Film: Includes acquired and licensed brands and libraries originally released by other parties such as third-party library product, including our titles released by acquired companies prior to our acquisition of the company (i.e., Summit Entertainment library), and titles released with our equity method investees, Roadside Attractions and Pantelion Films, and other titles.

Theatrical revenue increased $165.6 million in the nine months ended December 31, 2023 as compared to the nine months ended December 31, 2022 due to an increase of $167.0 million from Lionsgate Original Releases driven by the performance of our fiscal 2024 theatrical slate, and in particular, The Hunger Games: The Ballad of Songbirds & Snakes and Saw X, and revenue from our fiscal 2023 theatrical slate release, John Wick: Chapter 4 in the current period. The increase was also, to a lesser extent, due to a greater number of theatrical slate releases in the current period as compared to the prior year’s period.

Home entertainment revenue increased $124.5 million, or 28.7%, in the nine months ended December 31, 2023, as compared to the nine months ended December 31, 2022, due to higher digital media revenue of $116.8 million. The increase in digital media revenue was due to an increase from Lionsgate Original Releases of $103.4 million due to revenues generated from John Wick: Chapter 4, Jesus Revolution (fiscal 2023 theatrical slate titles), and from titles in The Hunger Games franchise, and a greater number of fiscal 2024 theatrical slate titles released on home entertainment digital media in the current period as compared to the prior year’s period, partially offset by revenue in the prior year’s period from the license of Shotgun Wedding to a direct-to-streaming platform. The increase in digital media revenue was also due to an increase from Other Film of $13.4 million from our acquired library titles.

Television revenue increased $67.5 million, or 45.9% in the nine months ended December 31, 2023, as compared to the nine months ended December 31, 2022 due to an increase from Lionsgate Original Releases of $77.2 million due to a greater number of television windows opening from our fiscal 2024 and fiscal 2023 theatrical slates than from our fiscal 2023 and fiscal 2022 theatrical slates in the prior year’s period, and higher revenue recognized for those titles, and in particular, John Wick: Chapter 4, partially offset by a decrease from Other Film of $9.7 million from our acquired library titles.

International revenue increased $88.8 million, or 53.3%, in the nine months ended December 31, 2023, as compared to the nine months ended December 31, 2022 due to an increase from Lionsgate Original Releases of $95.6 million driven by higher revenue generated from our fiscal 2024 and fiscal 2023 theatrical slate titles in the current period, and in particular, The Hunger Games: The Ballad of Songbirds & Snakes, and John Wick: Chapter 4, as compared to the fiscal 2023 and fiscal 2022 theatrical slate titles in the prior year’s period, partially offset by a decrease from Other Film of $9.0 million from our acquired library titles.

Direct Operating Expense. The increase in direct operating expenses is due to higher motion picture revenue in the current period. Direct operating expenses as a percentage of motion picture revenue was comparable to the prior year’s period and is driven by the change in the mix of titles and product categories generating revenue in the current period as compared to the prior year’s period. Investment in film write-downs included in Motion Picture segment direct operating expense increased to $27.5 million in the nine months ended December 31, 2023, as compared to $1.1 million in the nine months ended December 31, 2022.

Distribution and Marketing Expense. The increase in distribution and marketing expense in the nine months ended December 31, 2023 is due to higher theatrical P&A and Premium VOD expense due to higher expense associated with the theatrical slate releases in the current period, partially offset by slightly lower expense for films to be released in subsequent quarters. In the nine months ended December 31, 2023, approximately $24.8 million of P&A and Premium VOD expense was incurred in advance for films to be released in subsequent periods, compared to approximately $27.3 million in the nine months ended December 31, 2022 in the Motion Picture segment.

Gross Contribution. Gross contribution of the Motion Picture segment for the nine months ended December 31, 2023 increased as compared to the nine months ended December 31, 2022 due to higher Motion Picture revenue, partially offset by higher distribution and marketing expense and direct operating expense.

General and Administrative Expense. General and administrative expenses of the Motion Picture segment in the nine months ended December 31, 2023 increased $17.0 million, or 25.7%, primarily due to an increase in incentive based compensation.

Television Production

The table below sets forth Television Production gross contribution and segment profit for the nine months ended December 31, 2023 and 2022:

	Nine Months Ended December 31,		Change
	2023	2022	Amount	Percent

	(Amounts in millions)
Television Production Segment:
Revenue	$860.7	$1,468.6	$(607.9)	(41.4)%
Expenses:
Direct operating expense	701.8	1,306.1	(604.3)	(46.3)%
Distribution & marketing expense	24.3	25.9	(1.6)	(6.2)%

Gross contribution	134.6	136.6	(2.0)	(1.5)%
General and administrative expenses	40.5	32.0	8.5	26.6%

Segment profit	$94.1	$104.6	$(10.5)	(10.0)%

Direct operating expense as a percentage of revenue	81.5%	88.9%

Gross contribution as a percentage of revenue	15.6%	9.3%

Revenue. The table below sets forth Television Production revenue and changes in revenue by media for the nine months ended December 31, 2023 and 2022:

	Nine Months Ended December 31,		Increase (Decrease)
	2023	2022	Amount	Percent

	(Amounts in millions)
Television Production
Television	$554.2	$973.1	$(418.9)	(43.0)%
International	137.7	219.4	(81.7)	(37.2)%
Home Entertainment
Digital	113.4	205.1	(91.7)	(44.7)%
Packaged Media	1.0	2.7	(1.7)	(63.0)%

Total Home Entertainment	114.4	207.8	(93.4)	(44.9)%
Other	54.4	68.3	(13.9)	(20.4)%

	$860.7	$1,468.6	$(607.9)	(41.4)%

The primary component of Television Production revenue is domestic television revenue. Domestic television revenue decreased in the nine months ended December 31, 2023 due to a decrease of $214.1 million from the licensing of fewer Starz original series to Starz Networks (revenue in the current period from Power Book II: Ghost Season 4, BMF Season 3 and Power Book III: Raising Kanan Season 3 compared to revenue in the prior year’s period from Power Book II: Ghost Season 3, P-Valley Season 2, BMF Season 2, Heels Season 2, Power Book III: Raising Kanan Season 2, and Power Book IV: Force Season 2, among others). The decrease in domestic television revenue was also due to lower third-party revenue from fewer television episodes delivered which were impacted by the WGA and SAG-AFTRA strikes (including significant revenue in the prior year’s period from The First Lady Season 1, and lower revenue in the current period from unscripted television programs).

International revenue in the nine months ended December 31, 2023 decreased $81.7 million, or 37.2% as compared to the nine months ended December 31, 2022 due to a decrease of $79.9 million from the licensing of fewer Starz original series to the Starz Business.

Home entertainment revenue in the nine months ended December 31, 2023 decreased $93.4 million, or 44.9% as compared to the nine months ended December 31, 2022 due to lower third-party digital media revenue (The Continental Season 1 in the current period, compared to Schitt’s Creek Seasons 1 to 6 from the license to a streaming platform, Nashville Seasons 1 to 6, and Ghosts Season 1 in the prior year’s period), and a decrease of $16.2 million from digital media from the licensing of Starz original series to the Starz Business.

Other revenue in the nine months ended December 31, 2023 decreased $13.9 million, or 20.4% from the nine months ended December 31, 2022, and primarily reflects lower revenue of 3 Arts Entertainment, which is generated from commissions and executive producer fees earned related to talent management and was unfavorably impacted by the WGA and SAG-AFTRA strikes.

Direct Operating Expense. Direct operating expense of the Television Production segment in the nine months ended December 31, 2023 decreased $604.3 million, or 46.3% due to the decrease in Television Production revenues. Direct operating expenses as a percentage of television production revenue decreased as compared to the prior year’s period, primarily due to the mix of titles generating revenue in the current period as compared to the prior year’s period, and in particular, the current period included significant revenue from The Continental which has a lower amortization rate as compared to the prior year’s period, which included a greater number of deliveries of newer shows in which direct operating expense is typically higher as a percentage of revenue. Investment in film and television programs write-downs included in Television Production segment direct operating expense in the nine months ended December 31, 2023 were $6.6 million as compared to $4.7 million in the nine months ended December 31, 2022.

Gross Contribution. Gross contribution of the Television Production segment for the nine months ended December 31, 2023 decreased slightly as compared to the nine months ended December 31, 2022, due to lower television production revenue which was mostly offset by lower direct operating expenses as a percentage of television production revenue.

General and Administrative Expense. General and administrative expenses of the Television Production segment increased $8.5 million, or 26.6% primarily due to an increase in incentive based compensation.

Fiscal 2023 Compared to Fiscal 2022

Combined Results of Operations

The following table sets forth our combined results of operations for the fiscal years ended March 31, 2023 and 2022.

	Year Ended March 31,		Change
	2023	2022	Amount	Percent

	(Amounts in millions)
Revenues
Studio Business
Motion Picture(1)	$1,323.7	$1,185.3	$138.4	11.7%
Television Production(2)	1,760.1	1,531.0	229.1	15.0%

Total revenues	3,083.8	2,716.3	367.5	13.5%
Expenses:
Direct operating	2,207.9	1,922.1	285.8	14.9%
Distribution and marketing	304.2	315.2	(11.0)	(3.5)%
General and administration	387.0	342.7	44.3	12.9%
Depreciation and amortization	17.9	18.1	(0.2)	(1.1)%
Restructuring and other	27.2	6.3	20.9	nm

Total expenses	2,944.2	2,604.4	339.8	13.0%

Operating income	139.6	111.9	27.7	24.8%
Interest expense	(162.6)	(115.0)	(47.6)	41.4%
Interest and other income	6.4	28.0	(21.6)	(77.1)%
Other expense	(21.2)	(8.6)	(12.6)	146.5%
Loss on extinguishment of debt	(1.3)	(3.4)	2.1	(61.8)%
Gain on investments, net	44.0	1.3	42.7	nm
Equity interests income (loss)	0.5	(3.0)	3.5	(116.7)%

Income before income taxes	5.4	11.2	(5.8)	(51.8)%
Income tax provision	(14.3)	(17.3)	3.0	(17.3)%

Net loss	(8.9)	(6.1)	(2.8)	45.9%
Less: Net loss attributable to noncontrolling interests	8.6	17.2	(8.6)	(50.0)%

Net income (loss) attributable to Parent	$(0.3)	$11.1	$(11.4)	(102.7)%

nm - Percentage not meaningful.

(1)

Motion Picture revenues for the years ended March 31, 2023 and 2022, includes $44.2 million and $38.0 million, respectively, of revenues from licensing Motion Picture segment product to the Starz Business.

(2)

Television Production revenues for the years ended March 31, 2023 and 2022, includes $731.3 million and $610.2 million, respectively, of revenues from licensing Television Production segment product to the Starz Business.

Revenues. Combined revenues increased $367.5 million in fiscal 2023 reflecting increased revenue in the Motion Picture and Television Production segment.

Motion Picture revenue increased $138.4 million in fiscal 2023 due to higher international, theatrical, digital media home entertainment, and other revenue, partially offset by lower packaged media home entertainment and television revenue. Motion Picture revenue included $44.2 million of revenue from licensing Motion Picture segment product to the Starz Business, representing an increase of $6.2 million from fiscal 2022.

Television Production revenue increased $229.1 million, due to increased digital home entertainment revenue, increased domestic television revenue from the licensing of Starz original series to the Starz Business, and increased international and other revenue. Television Production revenue included $731.3 million of revenue from licensing Television Production segment product to the Starz Business, representing an increase of $121.1 million from fiscal 2022.

See further discussion in the Segment Results of Operations section below.

Direct Operating Expenses. Direct operating expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,
	2023		2022		Increase (Decrease)
	Amount	% of Segment Revenues	Amount	% of Segment Revenues	Amount	Percent

	(Amounts in millions)
Direct operating expenses
Motion Picture	$666.5	50.4%	$547.1	46.2%	$119.4	21.8%
Television Production	1,541.5	87.6%	1,373.9	89.7%	167.6	12.2%
COVID-19 related benefit	(8.9)	nm	(5.2)	nm	(3.7)	71.2%
Other	8.8	nm	6.3	nm	2.5	39.7%

	$2,207.9	71.6%	$1,922.1	70.8%	$285.8	14.9%

nm - Percentage not meaningful.

Direct operating expenses increased in fiscal 2023, due to higher Television Production and Motion Picture revenue and slightly higher other direct operating expense, partially offset by a slight increase in COVID-19 related benefit resulting from insurance and bad debt recoveries (as further described below). See further discussion in the Segment Results of Operations section below.

COVID-19 Related Charges (Benefit). We incurred certain incremental costs associated with the COVID-19 pandemic. In fiscal 2023, direct operating expense included a benefit of $8.9 million, net of insurance recoveries of $8.4 million (fiscal 2022 - benefit of $5.2 million, net of insurance recoveries of $15.6 million). The fiscal 2023 benefit also included bad debt recoveries.

Other. In fiscal 2023, other direct operating expenses includes approximately $7.2 million in development costs written off in connection with certain management changes and changes in the theatrical marketplace in the Motion Picture segment, as a result of changes in strategy across its theatrical slate, with the remaining amount reflecting other corporate development costs written off.

In fiscal 2022, other direct operating expenses includes $5.9 million representing charges related to Russia’s invasion of Ukraine, primarily related to bad debt reserves for accounts receivable from customers in Russia, which are excluded from segment operating results but included in direct operating expense in the combined statements of operations.

In addition, the remaining amounts of “other” direct operating expenses in the table above consists of the amortization of the non-cash fair value adjustments on film and television assets associated with the application of purchase accounting related to recent acquisitions.

Distribution and Marketing Expenses. Distribution and marketing expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,		Increase (Decrease)
	2023	2022	Amount	Percent

	(Amounts in millions)
Distribution and marketing expenses
Motion Picture	$270.9	$282.2	$(11.3)	(4.0)%
Television Production	33.3	33.0	0.3	0.9%

	$304.2	$315.2	$(11.0)	(3.5)%

U.S. theatrical P&A and Premium VOD expense included in Motion Picture distribution and marketing expense	$149.8	$153.3	$(3.5)	(2.3)%

Distribution and marketing expenses decreased in fiscal 2023 primarily due to lower Motion Picture home entertainment distribution and marketing expense and slightly lower Motion Picture theatrical P&A and Premium VOD expense. See further discussion in the Segment Results of Operations section below.

General and Administrative Expenses. General and administrative expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,				Increase (Decrease)
	2023	% of Revenues	2022	% of Revenues	Amount	Percent

	(Amounts in millions)
General and administrative expenses
Motion Picture	$109.8		$93.1		$16.7	17.9%
Television Production	51.9		40.2		11.7	29.1%
Corporate allocations from Lionsgate, excluding allocation of share-based compensation expense	100.9		80.0		20.9	26.1%
Share-based compensation expense	69.2		70.2		(1.0)	(1.4)%
Purchase accounting and related adjustments	55.2		59.2		(4.0)	(6.8)%

Total general and administrative expenses	$387.0	12.5%	$342.7	12.6%	$44.3	12.9%

General and administrative expenses increased in fiscal 2023, resulting from increases in Corporate, Motion Picture and Television Production general and administrative expenses, partially offset by decreased purchase accounting and related adjustments and share-based compensation expense. See further discussion in the Segment Results of Operations section below.

As discussed in Components of Results of Operations, for purposes of preparing the combined financial statements on a carve-out basis, the Company has been allocated a portion of Lionsgate’s total corporate expenses which are included in general and administrative expenses. Corporate general and administrative expenses increased $20.9 million, or 26.1%, primarily due to an increase in incentive based compensation. Allocations of expenses from Lionsgate are not necessarily indicative of future expenses and do not necessarily reflect results that would have been achieved as an independent, publicly traded company for the periods presented.

Certain of our employees participate in the share-based compensation plans sponsored by Lionsgate. Lionsgate share-based compensation awards granted to employees of the Company are reflected in parent net investment within the combined statements of equity (deficit) at the time they are expensed in the combined statements of operations. The combined statements of operations also include an allocation of Lionsgate corporate and shared employee share-based compensation expenses. The decrease in share-based compensation expense included in general and administrative expense in the fiscal year ended March 31, 2023, as compared to the fiscal year ended March 31, 2022 is primarily due to a decrease in the number of share-based payment awards incurring expense in fiscal 2023 as compared to fiscal 2022, partially offset by an increase in the allocation of Lionsgate corporate and shared employee share-based compensation expense. The following table presents share-based compensation expense by financial statement line item:

	Year Ended March 31,
	2023	2022

	(Amounts in millions)
Share-based compensation is comprised of:
Studio employee share-based compensation expense	$42.5	$50.6
Allocation of Lionsgate corporate and shared employee share-based compensation expense	26.7	19.6

Total share-based compensation included in general and administrative expense	69.2	70.2
Restructuring and other(1)	4.2	—

Total share-based compensation expense	$73.4	$70.2

(1)

Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements.

Purchase accounting and related adjustments include the non-cash charge for the accretion of the noncontrolling interest discount related to Pilgrim Media Group and 3 Arts Entertainment, the non-cash charge for the amortization of the recoupable portion of the purchase price and the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense. The noncontrolling equity interest in the distributable earnings of 3 Arts Entertainment are reflected as an expense rather than noncontrolling interest in the combined statement of operations due to the relationship to continued employment. Purchase accounting and related adjustments decreased $4.0 million, or 6.8%, primarily due to lower noncontrolling interest discount amortization of $9.5 million, partially offset by increased noncontrolling equity interest in the distributable earnings of 3 Arts Entertainment of $5.5 million (see further detail in the reconciliation of operating income to total segment profit further below).

Depreciation and Amortization Expense. Depreciation and amortization of $17.9 million for fiscal 2023 decreased $0.2 million from $18.1 million in fiscal 2022.

Restructuring and Other. Restructuring and other increased $20.9 million in fiscal 2023 as compared to fiscal 2022, and includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable. Restructuring and other costs were as follows for the fiscal year ended March 31, 2023 and 2022 (see Note 15 to our audited combined financial statements):

	Year Ended March 31,		Increase (Decrease)
	2023	2022	Amount	Percent

	(Amounts in millions)
Restructuring and other:
Other impairments(1)	$5.9	$—	$5.9	n/a
Severance(2)
Cash	10.8	2.8	8.0	285.7%
Accelerated vesting on equity awards (see Note 13 to our audited combined financial statements)	4.2	—	4.2	n/a

Total severance costs	15.0	2.8	12.2	nm
COVID-19 related charges(3)	0.1	1.0	(0.9)	(90.0)%
Transaction and other costs(4)	6.2	2.5	3.7	148.0%

	$27.2	$6.3	$20.9	nm

nm - Percentage not meaningful.

(1)

Amounts in the fiscal year ended March 31, 2023 include impairment of an operating lease right-of-use asset related to the Studio Business and corporate facilities amounting to $5.8 million associated with a portion of a facility lease that will no longer be utilized by the Company. The impairment reflects a decline in market conditions since the inception of the lease impacting potential sublease opportunities, and represents the difference between the estimated fair value, which was determined based on the expected discounted future cash flows of the lease asset, and the carrying value.

(2)	Severance costs in the fiscal years ended March 31, 2023 and 2022 were primarily related to restructuring activities and other cost-saving initiatives.
(3)

Amounts represent certain incremental general and administrative costs associated with the COVID-19 global pandemic, such as costs related to transitioning the Company to a remote-work environment, costs associated with return-to-office safety protocols, and other incremental general and administrative costs associated with the COVID-19 global pandemic.

(4)

Transaction and other costs in the fiscal years ended March 31, 2023 and 2022 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with legal matters.

Interest Expense. Interest expense of $162.6 million in fiscal 2023, increased $47.6 million from fiscal 2022 due to higher average interest rates and balances on the Revolving Credit Facility, higher average interest rates on the term loans, and higher average balances and interest rates associated with film related obligations in fiscal 2023. These increases were partially offset by a decrease due to the amortization of unrealized gains in accumulated other comprehensive income (loss) related to the termination of certain of our interest rate swaps on May 20, 2022 (see Note 18 to our audited combined financial statements). The following table sets forth the components of interest expense for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,
	2023	2022

	(Amounts in millions)
Interest Expense
Cash Based:
Revolving Credit Facility	$12.9	$6.6
Term loans	63.0	33.1
Other(1)	64.9	28.8

	140.8	68.5
Amortization of debt issuance costs and other non-cash interest(2)	21.8	46.5

Total interest expense	$162.6	$115.0

(1)

Amounts include payments and receipts associated with the Company’s interest rate swaps (see Note 18 to our audited combined financial statements) and interest payments associated with certain film obligations (Production Tax Credit Facility, IP Credit Facility, and Backlog Facility and other, see Note 8 to our audited combined financial statements). The increase in other interest expense primarily reflects an increase of $54.6 million related to film related obligations, partially offset by a $19.4 million benefit related to the Company’s interest rate swaps.

(2)

Amounts include the amortization of unrealized losses in accumulated other comprehensive loss related to de-designated interest rate swaps which are being amortized to interest expense (see Note 18 to our audited combined financial statements).

Interest and Other Income. Interest and other income of $6.4 million for the fiscal year ended March 31, 2023 compared to interest and other income of $28.0 million for the fiscal year ended March 31, 2022, due to insurance recoveries on prior shareholder litigation of $22.7 million in fiscal 2022 (see Note 17 to our audited combined financial statements).

Other Expense. Other expense of $21.2 million for fiscal 2023 compared to other expense of $8.6 million for fiscal 2022, and represented the loss recorded related to our monetization of accounts receivable programs (see Note 19 to our audited combined financial statements).

Loss on Extinguishment of Debt. Loss on extinguishment of debt of $1.3 million for fiscal 2023 related to the write-off of debt issuance costs associated with the voluntary prepayment of the entire outstanding amount of Term Loan A due March 22, 2023.

In fiscal 2022, loss on extinguishment of debt of $3.4 million related to the amendment of our credit agreement to extend the maturity of a portion of our revolving credit commitments and a portion of our outstanding term A loans, repurchases of the Term Loan B, and the termination of a portion of our revolving credit commitments. See Note 7 to our audited combined financial statements.

Gain on Investments. Gain on investments of $44.0 million for fiscal 2023 primarily represented a gain associated with the sale of a portion of our ownership interest in STARZPLAY Arabia, compared to a gain on investments of $1.3 million for fiscal 2022.

Equity Interests Income (Loss). Equity interests income of $0.5 million in fiscal 2023 compared to equity interests loss of $3.0 million in fiscal 2022.

Income Tax Provision. On a standalone entity basis for purposes of these carve-out financial statements, we had an income tax provision of $14.3 million in fiscal 2023, compared to an income tax provision of $17.3 million in fiscal 2022. Our income tax provision differs from the federal statutory rate multiplied by pre-tax income (loss) due to the mix of our pre-tax income (loss) generated across the various jurisdictions in which we operate, changes in the valuation allowance against our deferred tax assets, and certain minimum taxes and foreign withholding taxes.

As computed on a separate return basis, with the combined historical results of the Studio Business presented on a managed basis as discussed in Basis of Presentation, at March 31, 2023, we had U.S. net operating loss carryforwards (“NOLs”) of approximately $27.0 million, which do not expire, state net operating loss carryforwards of approximately $53.9 million which expire in varying amounts beginning 2024. In addition, at March 31, 2023, we had U.S. credit carryforwards related to foreign taxes paid of approximately $7.2 million to offset future federal income taxes that will expire beginning in 2032. However, under the managed basis of presentation of the Studio Business, the combined historical results exclude certain deductions and other items and therefore, for purposes of these combined financial statements, these items are not reflected in the calculations of NOLs of the Studio Business. Following the Business Combination, through a tax sharing arrangement with Lionsgate, a substantial portion of Lionsgate’s federal NOLs of $1.56 billion and state NOLs of $988.2 million as of March 31, 2023, are expected to be retained by the Studio Business. In addition, a substantial portion of Lionsgate’s U.S. tax credits on foreign taxes paid, amounting to $73.0 million as of March 31, 2023, are expected to be retained by the Studio Business. Lionsgate NOLs currently have a significant valuation allowance and the Studio Business would need to assess the need for a valuation allowance post Business Combination.

Net Income (Loss) attributable to Parent. Net loss attributable to Parent for the fiscal year ended March 31, 2023 was $0.3 million. This compares to net income attributable to Parent for the fiscal year ended March 31, 2022 of $11.1 million.

Segment Results of Operations and Non-GAAP Measures

See introduction to this section above under “Nine Months Ended December 31, 2023 Compared to Nine Months Ended December 31, 2022— Segment Results of Operations and Non-GAAP Measures” for further information regarding the Company’s segment profit disclosures and related non-GAAP measures.

The following table reconciles the GAAP measure, operating income, to the non-GAAP measure, total segment profit, for the fiscal years ended March 31, 2023 and 2022. In addition, each of segment direct operating expense, distribution and marketing expense and general and administrative expense is reconciled to the respective line items presented in the GAAP-based statement of operations in the preceding section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations which discusses combined results of operations.

	Year Ended March 31,		Change
	2023	2022	Amount	Percent

	(Amounts in millions)
Operating income	$139.6	$111.9	$27.7	24.8%
Corporate general and administrative expense allocations from Lionsgate, excluding allocation of share-based compensation expense	100.9	80.0	20.9	26.1%
Adjusted depreciation and amortization	12.2	12.4	(0.2)	(1.6)%
Restructuring and other	27.2	6.3	20.9	nm
COVID-19 related benefit	(8.9)	(5.2)	(3.7)	71.2%
Content charges	8.1	—	8.1	n/a
Charges related to Russia’s invasion of Ukraine	—	5.9	(5.9)	(100.0)%
Adjusted share-based compensation expense	69.2	70.2	(1.0)	(1.4)%
Purchase accounting and related adjustments	61.6	65.3	(3.7)	(5.7)%

Total segment profit	$409.9	$346.8	$63.1	18.2%

nm - Percentage not meaningful.

See Note 16 to our combined financial statements for further information on the reconciling line items above, and for reconciliations of depreciation and amortization and share-based compensation expense as presented on our combined statements of operations to adjusted depreciation and amortization and adjusted share-based compensation expense, respectively, as presented in the line items above.

The table below sets forth the revenues and segment profit by segment:

	Year Ended March 31,		Increase (Decrease)
	2023	2022	Amount	Percent

	(Amounts in millions)
Revenue
Motion Picture	$1,323.7	$1,185.3	$138.4	11.7%
Television Production	1,760.1	1,531.0	229.1	15.0%

	$3,083.8	$2,716.3	$367.5	13.5%

Segment Profit
Motion Picture	$276.5	$262.9	$13.6	5.2%
Television Production	133.4	83.9	49.5	59.0%

Total Segment Profit	$409.9	$346.8	$63.1	18.2%

See the following discussion for further detail of our individual segments.

Motion Picture

The table below sets forth Motion Picture gross contribution and segment profit for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,		Increase (Decrease)
	2023	2022	Amount	Percent

	(Amounts in millions)
Motion Picture Segment:
Revenue	$1,323.7	$1,185.3	$138.4	11.7%
Expenses:
Direct operating expense	666.5	547.1	119.4	21.8%
Distribution & marketing expense	270.9	282.2	(11.3)	(4.0)%

Gross contribution	386.3	356.0	30.3	8.5%
General and administrative expenses	109.8	93.1	16.7	17.9%

Segment profit	$276.5	$262.9	$13.6	5.2%

U.S. theatrical P&A and Premium VOD expense included in distribution and marketing expense	149.8	153.3	$(3.5)	(2.3)%
Direct operating expense as a percentage of revenue	50.4%	46.2%
Gross contribution as a percentage of revenue	29.2%	30.0%

Revenue. The table below sets forth Motion Picture revenue by media and product category for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,
	2023			2022			Total Increase (Decrease)
	Lionsgate Original Releases(1)	Other Film(2)	Total	Lionsgate Original Releases(1)	Other Film(2)	Total

			(Amounts in millions)
Motion Picture Revenue
Theatrical	$115.6	$5.1	$120.7	$54.8	$10.5	$65.3	$55.4
Home Entertainment
Digital Media	354.7	172.8	527.5	325.5	171.6	497.1	30.4
Packaged Media	35.8	34.7	70.5	64.7	50.3	115.0	(44.5)

Total Home Entertainment	390.5	207.5	598.0	390.2	221.9	612.1	(14.1)
Television	173.8	44.0	217.8	213.1	44.8	257.9	(40.1)
International	298.7	66.3	365.0	178.4	56.0	234.4	130.6
Other	15.1	7.1	22.2	9.1	6.5	15.6	6.6

	$993.7	$330.0	$1,323.7	$845.6	$339.7	$1,185.3	$138.4

(1)

Lionsgate Original Releases: Includes titles originally planned for a wide theatrical release by Lionsgate, including titles that have changed from a planned wide theatrical release to an initial direct-to-streaming release. These releases include films developed and produced in-house, films co-developed and co-produced and films acquired or licensed from third parties. In addition, Lionsgate Original Releases also includes multi-platform and direct-to-platform motion pictures originally released or licensed by Lionsgate, and the licensing of our original release motion picture content to other ancillary markets (location-based entertainment, games, etc.).

(2)

Other Film: Includes acquired and licensed brands and libraries originally released by other parties such as third-party library product, including our titles released by acquired companies prior to our acquisition of the company (i.e., Summit Entertainment library), and titles released with our equity method investees, Roadside Attractions and Pantelion Films, and other titles.

Theatrical revenue increased $55.4 million in fiscal 2023, as compared to fiscal 2022, due to an increase of $60.8 million from Lionsgate Original Releases driven by the performance of our fiscal 2023 theatrical slate releases, and in particular, John Wick: Chapter 4, Jesus Revolution and Plane (all released in the fourth quarter of fiscal 2023). John Wick: Chapter 4 was theatrically released on March 24, 2023, therefore fiscal 2023 reflects revenue from seven days of the title’s theatrical release. This increase was offset partially by a decrease of $5.4 million from Other Film due to lower revenue from our acquired library titles.

Home entertainment revenue decreased $14.1 million, or 2.3%, in fiscal 2023, as compared to fiscal 2022, due to lower packaged media revenue of $44.5 million, partially offset by higher digital media revenue of $30.4 million. The decrease in packaged media revenue was due to a decrease of $28.9 million from Lionsgate Original Releases due to fewer theatrical slate titles released on packaged media in fiscal 2023 as compared to fiscal 2022, resulting from the timing of our fiscal 2023 theatrical slate releases, and a decrease of $15.6 million from Other Film due to lower revenue from our acquired library and licensed library titles. The increase in digital media revenue was due to an increase of $29.2 million from Lionsgate Original Releases driven by the license of Shotgun Wedding to a direct- to-streaming platform in fiscal 2023, and revenue in fiscal 2023 from the fiscal 2022 theatrical slate release, Moonfall, partially offset by lower revenue from our direct-to-platform (i.e., subscription video-on-demand) and multi-platform releases.

Television revenue decreased $40.1 million, or 15.5%, in fiscal 2023, as compared to fiscal 2022, due to a decrease from Lionsgate Original Releases of $39.3 million due to fewer television windows opening for our theatrical slate titles than in fiscal 2022 resulting from the timing of our fiscal 2023 theatrical slate releases. In particular, fiscal 2023 included revenue from the fiscal 2023 theatrical release, The Unbearable Weight of Massive Talent, and the fiscal 2022 theatrical releases, American Underdog and Moonfall. These compared to revenue in fiscal 2022 from the fiscal 2022 theatrical releases, Spiral, The Hitman’s Wife’s Bodyguard and Voyager, and the fiscal 2021 theatrical releases, Chaos Walking, Barb and Star Go to Vista Del Mar and Fatale.

International revenue increased $130.6 million, or 55.7%, in fiscal 2023, as compared to fiscal 2022, due to an increase from Lionsgate Original Releases of $120.3 million due to higher revenue generated in fiscal 2023 from our fiscal 2023 theatrical slate titles as compared to the revenue in fiscal 2022 from our fiscal 2022 theatrical slate titles, and higher revenue from direct-to-platform (i.e., SVOD) and multi-platform releases. In particular, fiscal 2023 included significant international revenue from the fiscal 2023 theatrical slate titles John Wick: Chapter 4, Shotgun Wedding, and The Unbearable Weight of Massive Talent. In addition, the increase in international revenue reflected an increase of $10.3 million from Other Film due to higher revenue in fiscal 2023 from our acquired library titles.

Direct Operating Expense. The increase in direct operating expenses is due to higher motion picture revenue in fiscal 2023. The increase in direct operating expenses as a percentage of motion picture revenue is driven by the change in the mix of titles and product categories generating revenue in fiscal 2023 as compared to fiscal 2022, including the higher amortization rate of the fiscal 2023 theatrical slate titles as compared to the fiscal 2022 theatrical slate titles. In addition, fiscal 2023 included an increase in development write-offs of $19.1 million on Lionsgate Original Releases, and an increase of $4.9 million related to foreign exchange losses. Investment in film write-downs included in Motion Picture segment direct operating expense in fiscal 2023 were $6.2 million, as compared to $1.2 million in fiscal 2022.

Distribution and Marketing Expense. The decrease in distribution and marketing expense in fiscal 2023 is due to lower home entertainment distribution and marketing expense and slightly lower theatrical P&A and Premium VOD expense for Lionsgate Original Releases. Theatrical P&A and Premium VOD expense decreased due to lower expense associated with the fiscal 2023 theatrical slate releases, partially offset by higher expense for films to be released in subsequent quarters. In fiscal 2023, approximately $23.2 million of P&A and Premium

VOD expense was incurred in advance for films to be released in subsequent quarters (Are You There God? It’s Me, Margaret, White Bird: A Wonder Story and The Ballad of Songbirds and Snakes), compared to approximately $14.1 million in fiscal 2022. We expect Motion Picture distribution and marketing expense in fiscal 2024 to increase as compared to fiscal 2023, due to our larger expected fiscal 2024 theatrical slate and related theatrical P&A expense.

Gross Contribution. Gross contribution of the Motion Picture segment for fiscal 2023 increased $30.3 million, or 8.5%, as compared to fiscal 2022 due to higher Motion Picture revenue and lower distribution and marketing expense, partially offset by higher direct operating expense.

General and Administrative Expense. General and administrative expenses of the Motion Picture segment increased $16.7 million, or 17.9%, due to an increase in incentive based compensation.

Television Production

The table below sets forth Television Production gross contribution and segment profit for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,		Increase (Decrease)
	2023	2022	Amount	Percent

	(Amounts in millions)
Television Production Segment:
Revenue	$1,760.1	$1,531.0	$229.1	15.0%
Expenses:
Direct operating expense	1,541.5	1,373.9	167.6	12.2%
Distribution & marketing expense	33.3	33.0	0.3	0.9%

Gross contribution	185.3	124.1	61.2	49.3%
General and administrative expenses	51.9	40.2	11.7	29.1%

Segment profit	$133.4	$83.9	$49.5	59.0%

Direct operating expense as a percentage of revenue	87.6%	89.7%
Gross contribution as a percentage of revenue	10.5%	8.1%

Revenue. The table below sets forth Television Production revenue and changes in revenue by media for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,		Increase (Decrease)
	2023	2022	Amount	Percent

	(Amounts in millions)
Television Production
Television	$1,144.3	$1,094.5	$49.8	4.6%
International	277.7	256.5	21.2	8.3%
Home Entertainment Revenue
Digital	241.7	85.1	156.6	184.0%
Packaged Media	3.3	6.9	(3.6)	(52.2)%

Total Home Entertainment Revenue	245.0	92.0	153.0	166.3%
Other	93.1	88.0	5.1	5.8%

	$1,760.1	$1,531.0	$229.1	15.0%

The primary component of Television Production revenue is domestic television revenue. Domestic television revenue increased in fiscal 2023 as compared to fiscal 2022, due to an increase of $62.6 million from revenues from the licensing of Starz original series Power Book II: Ghost Season 3, Power Book IV: Force Season 2, Heels Season 2, P-Valley Season 2, BMF Season 2, and Power Book III: Raising Kanan Seasons 2 and 3, among others) to the Starz Business, partially offset by a decrease from fewer television episodes delivered to third-parties.

International revenue in fiscal 2023 increased $21.2 million, or 8.3%, as compared to fiscal 2022, due to revenue in fiscal 2023 from Mythic Quest Season 3, The First Lady Season 1 and Acapulco Season 2, as compared to revenue in fiscal 2022 from Pam & Tommy Season 1, Dear White People Season 4 and Acapulco Season 1. In addition, the increase reflects an increase of $8.5 million from revenues from the licensing of Starz original series to the Starz Business.

Home entertainment revenue in fiscal 2023 increased $153.0 million, or 166.3%, as compared to fiscal 2022, due to digital media revenue in fiscal 2023 from Schitt’s Creek Seasons 1 to 6 from the license to a streaming platform, Nashville Season 1 to 6, and Ghosts Season 1, which compared to digital media revenue in fiscal 2022 for Weeds Seasons 1 to 8 and Welcome to Flatch Season 1. In addition, the increase reflects higher digital media revenues of $49.6 million from the licensing of Starz original series to the Starz Business.

Other revenue increased in fiscal 2023 as compared to fiscal 2022, and primarily includes revenue of 3 Arts Entertainment which is generated from commissions and executive producer fees earned related to talent management.

Direct Operating Expense. Direct operating expense of the Television Production segment in fiscal 2023 increased $167.6 million, or 12.2%, due to the increase in Television Production revenues. Direct operating expenses as a percentage of television production revenue decreased slightly as compared to fiscal 2022, primarily due to the mix of titles generating revenue in fiscal 2023 as compared to fiscal 2022. In addition, fiscal 2023 included lower write-downs to fair value of investment in film and television programs, amounting to $4.6 million in aggregate, as compared to $34.9 million in fiscal 2022.

Gross Contribution. Gross contribution of the Television Production segment for fiscal 2023 increased by $61.2 million as compared to fiscal 2022 due to increased television production revenue, partially offset by higher direct operating expenses.

General and Administrative Expense. General and administrative expenses of the Television Production segment increased $11.7 million, or 29.1%, due to increases in salaries and related expenses and incentive based compensation.

Fiscal 2022 Compared to Fiscal 2021

Combined Results of Operations

The following table sets forth our combined results of operations for the fiscal years ended March 31, 2022 and 2021.

	Year Ended March 31,		Change
	2022	2021	Amount	Percent

	(Amounts in millions)
Revenues
Studio Business
Motion Picture (1)	$1,185.3	$1,081.1	$104.2	9.6%
Television Production (2)	1,531.0	831.8	699.2	84.1%

Total revenues	2,716.3	1,912.9	803.4	42.0%
Expenses:
Direct operating	1,922.1	1,220.0	702.1	57.5%
Distribution and marketing	315.2	216.7	98.5	45.5%
General and administration	342.7	342.0	0.7	0.2%
Depreciation and amortization	18.1	17.2	0.9	5.2%
Restructuring and other	6.3	21.1	(14.8)	(70.1)%

Total expenses	2,604.4	1,817.0	787.4	43.3%

Operating income	111.9	95.9	16.0	16.7%
Interest expense	(115.0)	(109.7)	(5.3)	4.8%
Interest and other income	28.0	6.1	21.9	nm
Other expense	(8.6)	(4.7)	(3.9)	83.0%
Loss on extinguishment of debt	(3.4)	—	(3.4)	n/a
Gain on investments, net	1.3	0.6	0.7	116.7%
Equity interests loss	(3.0)	(6.1)	3.1	(50.8)%

Income (loss) before income taxes	11.2	(17.9)	29.1	nm
Income tax provision	(17.3)	(17.3)	—	—%

Net loss	(6.1)	(35.2)	29.1	nm
Less: Net loss attributable to noncontrolling interests	17.2	15.6	1.6	10.3%

Net income (loss) attributable to Parent	$11.1	$(19.6)	$30.7	nm

nm - Percentage not meaningful.

(1)

Motion Picture revenues for the years ended March 31, 2022 and 2021, includes $38.0 million and $19.8 million, respectively, of revenues from licensing Motion Picture segment product to the Starz Business.

(2)

Television Production revenues for the years ended March 31, 2022 and 2021, includes $610.2 million and $184.3 million, respectively, of revenues from licensing Television Production segment product to the Starz Business.

Revenues. Combined revenues increased $803.4 million in fiscal 2022 reflecting increased revenue in the Motion Picture and Television Production segment.

Motion Picture revenue increased $104.2 million in fiscal 2022 due to a greater number of theatrical and international releases as theaters have reopened, increased television revenue, and increased digital media home entertainment revenue. These increases were offset partially by lower packaged media home entertainment revenue and other revenue. Motion Picture revenue included $38.0 million of revenue from licensing Motion Picture segment product to the Starz Business, representing an increase of $18.2 million from fiscal 2021.

Television Production revenue increased $699.2 million due to a greater number of television episodes delivered to customers as compared to fiscal 2021, which was negatively impacted by the pausing of productions associated with the COVID-19 global pandemic. Television Production revenue included $610.2 million of revenue from licensing Television Production segment product to the Starz Business, representing an increase of $425.9 million from fiscal 2021.

See further discussion in the Segment Results of Operations section below.

Direct Operating Expenses. Direct operating expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2022 and 2021:

	Year Ended March 31,
	2022		2021		Increase (Decrease)
	Amount	% of Segment Revenues	Amount	% of Segment Revenues	Amount	Percent

	(Amounts in millions)
Direct operating expenses
Motion Picture	$547.1	46.2%	$508.3	47.0%	$38.8	7.6%
Television Production	1,373.9	89.7%	676.5	81.3%	697.4	103.1%
COVID-19 related charges (benefit)	(5.2)	nm	34.2	nm	(39.4)	nm
Other	6.3	nm	1.0	nm	5.3	nm

	$1,922.1	70.8%	$1,220.0	63.8%	$702.1	57.5%

nm - Percentage not meaningful.

Direct operating expenses increased in fiscal 2022, due to higher Television Production and Motion Picture revenue, and higher other direct operating expense (as further described below), partially offset by lower COVID-19 related charges (as further described below). See further discussion in the Segment Results of Operations section below.

COVID-19 Related Charges (Benefit). We incurred certain incremental costs associated with the COVID-19 pandemic. In fiscal 2022, direct operating expense included a benefit of $5.2 million, net of insurance recoveries of $15.6 million which exceeded the incremental costs incurred. In fiscal 2021, the charges of $34.2 million also include film impairment due to changes in performance expectations resulting from circumstances associated with the COVID-19 global pandemic.

Other. In fiscal 2022, other direct operating expenses includes $5.9 million representing charges related to Russia’s invasion of Ukraine, primarily related to bad debt reserves for accounts receivable from customers in Russia, which are excluded from segment operating results but included in direct operating expense in the combined statements of operations.

In addition, the remaining amounts of “other” direct operating expenses in the table above consists of the amortization of the non-cash fair value adjustments on film and television assets associated with the application of purchase accounting related to recent acquisitions.

Distribution and Marketing Expenses. Distribution and marketing expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2022 and 2021:

	Year Ended March 31,		Increase (Decrease)
	2022	2021	Amount	Percent

	(Amounts in millions)
Distribution and marketing expenses
Motion Picture	$282.2	$171.0	$111.2	65.0%
Television Production	33.0	29.0	4.0	13.8%
COVID-19 related charges	—	16.7	(16.7)	(100.0)%

	$315.2	$216.7	$98.5	45.5%

U.S. theatrical P&A and Premium VOD expense included in Motion Picture distribution and marketing expense	$153.3	$71.2	82.1	115.3%

Distribution and marketing expenses increased in fiscal 2022 primarily due to increased Motion Picture distribution and marketing expense. The increase in Motion Picture distribution and marketing expense is due to increased theatrical P&A related to more theatrical releases in fiscal 2022 as compared to fiscal 2021 due to the opening of theaters and completion of productions. See further discussion in the Segment Results of Operations section below.

In connection with the disruptions associated with the COVID-19 global pandemic and measures to prevent its spread and mitigate its effects both domestically and internationally, and the related economic disruption, during fiscal 2021, we incurred $16.7 million in costs primarily related to contractual marketing spends for film releases and events that have been canceled or delayed and thus will provide no economic benefit (fiscal 2022 - none). These charges are excluded from segment operating results.

General and Administrative Expenses. General and administrative expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2022 and 2021:

	Year Ended March 31,				Increase (Decrease)
	2022	% of Revenues	2021	% of Revenues	Amount	Percent

	(Amounts in millions)
General and administrative expenses
Motion Picture	$93.1		$106.2		$(13.1)	(12.3)%
Television Production	40.2		42.7		(2.5)	(5.9)%
Corporate allocations from Lionsgate, excluding allocation of share-based compensation expense	80.0		91.4		(11.4)	(12.5)%
Share-based compensation expense	70.2		54.5		15.7	28.8%
Purchase accounting and related adjustments	59.2		47.2		12.0	25.4%

Total general and administrative expenses	$342.7	12.6%	$342.0	17.9%	$0.7	0.2%

General and administrative expenses increased in fiscal 2022, resulting from increases in share-based compensation expense and purchase accounting and related adjustments, partially offset by decreased Corporate, Motion Picture, and Television Production general and administrative expenses. See further discussion in the Segment Results of Operations section below.

As discussed in Components of Results of Operations, for purposes of preparing the combined financial statements on a carve-out basis, the Company has been allocated a portion of Lionsgate’s total corporate expenses, which are included in general and administrative expenses. Corporate general and administrative expenses decreased $11.4 million, or 12.5%, primarily due to a decrease in cash based incentive compensation. Allocations of expenses from Lionsgate are not necessarily indicative of future expenses and do not necessarily reflect results that would have been achieved as an independent, publicly traded company for the periods presented.

Certain of our employees participate in the share-based compensation plans sponsored by Lionsgate. Lionsgate share-based compensation awards granted to employees of the Company are reflected in parent net investment within the combined statements of equity (deficit) at the time they are expensed in the combined statements of operations. The combined statements of operations also include an allocation of Lionsgate corporate and shared employee share-based compensation expenses. The increase in share-based compensation expense included in general and administrative expense in the fiscal year ended March 31, 2022, as compared to the fiscal year ended March 31, 2021 is primarily due to an increase in the number of share-based payment awards incurring expense in fiscal 2022 as compared to fiscal 2021. The following table presents share-based compensation expense by financial statement line item:

	Year Ended March 31,
	2022	2021

	(Amounts in millions)
Share-based compensation is comprised of:
Studio employee share-based compensation expense	$50.6	$36.5
Allocation of Lionsgate corporate and shared employee share-based compensation expense	19.6	18.0

Total share-based compensation included in general and administrative expense	$70.2	$54.5
Restructuring and other(1)	—	3.5

Total share-based compensation expense	$70.2	$58.0

(1)

Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements.

Purchase accounting and related adjustments include the non-cash charge for the accretion of the noncontrolling interest discount related to Pilgrim Media Group and 3 Arts Entertainment, the non-cash charge for the amortization of the recoupable portion of the purchase price and the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense. The noncontrolling equity interest in the distributable earnings of 3 Arts Entertainment are reflected as an expense rather than noncontrolling interest in the combined statement of operations due to the relationship to continued employment. Purchase accounting and related adjustments increased $12.0 million, or 25.4%, primarily due to the expense associated with the earned distributions related to 3 Arts Entertainment.

Depreciation and Amortization Expense. Depreciation and amortization of $18.1 million for fiscal 2022 increased slightly from $17.2 million in fiscal 2021.

Restructuring and Other. Restructuring and other decreased $14.8 million in fiscal 2022 as compared to fiscal 2021, and includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable. Restructuring and other costs were as follows for the fiscal year ended March 31, 2022 and 2021 (see Note 15 to our audited combined financial statements):

	Year Ended March 31,		Increase (Decrease)
	2022	2021	Amount	Percent
	(Amounts in millions)
Restructuring and other:
Severance(1)
Cash	$2.8	$12.4	$(9.6)	(77.4)%
Accelerated vesting on equity awards (see Note 13 to our audited combined financial statements)	—	3.5	(3.5)	nm

Total severance costs	2.8	15.9	(13.1)	(82.4)%
COVID-19 related charges(2)	1.0	2.4	(1.4)	(58.3)%
Transaction and other costs(3)	2.5	2.8	(0.3)	(10.7)%

	$6.3	$21.1	$(14.8)	(70.1)%

nm - Percentage not meaningful.

(1)	Severance costs in the fiscal years ended March 31, 2022 and 2021 were primarily related to restructuring activities in connection with cost-saving initiatives.
(2)

Amounts represent certain incremental general and administrative costs associated with the COVID-19 global pandemic, such as costs related to transitioning the Company to a remote-work environment, costs associated with return-to-office safety protocols, and other incremental general and administrative costs associated with the COVID-19 global pandemic.

(3)

Transaction and other costs in the fiscal years ended March 31, 2022 and 2021 reflect transaction, integration and legal costs incurred associated with certain strategic transactions, restructuring activities and legal matters.

Interest Expense. Interest expense of $115.0 million in fiscal 2022 increased $5.3 million from fiscal 2021 due to an increase in other non-cash interest due to the amortization of unrealized losses in accumulated other comprehensive loss related to de-designated interest rate swaps which are being amortized to interest expense (see Note 18 to our audited combined financial statements), partially offset by lower average balances on the term loans due to repurchases of the Term Loan B in fiscal 2022 and required repayments. The following table sets forth the components of interest expense for the fiscal years ended March 31, 2022 and 2021:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Interest Expense
Cash Based:
Revolving Credit Facility	$6.6	$4.2
Term loans	33.1	38.1
Other(1)	28.8	26.4

	68.5	68.7
Amortization of debt issuance costs and other non-cash interest(2)	46.5	41.0

Total interest expense	$115.0	$109.7

(1)	Amounts include payments associated with the Company’s interest rate swaps (see Note 18 to our audited combined financial statements).
(2)

Amounts include the amortization of unrealized losses in accumulated other comprehensive loss related to de-designated interest rate swaps which are being amortized to interest expense (see Note 18 to our audited combined financial statements).

Interest and Other Income. Interest and other income of $28.0 million for the fiscal year ended March 31, 2022 compared to interest and other income of $6.1 million for the fiscal year ended March 31, 2021, due to insurance recoveries on prior shareholder litigation of $22.7 million in fiscal 2022 (see Note 17 to our audited combined financial statements).

Other Expense. Other expense of $8.6 million for fiscal 2022 compared to other expense of $4.7 million for fiscal 2021, and represented the loss recorded related to our monetization of accounts receivable programs (see Note 19 to our audited combined financial statements).

Loss on Extinguishment of Debt. Loss on extinguishment of debt of $3.4 million for fiscal 2022 related to the amendment of our credit agreement to extend the maturity of a portion of our revolving credit commitments and a portion of our outstanding term A loans, repurchases of the Term Loan B, and the termination of a portion of our revolving credit commitments. There was no comparable loss in fiscal 2021. See Note 7 to our audited combined financial statements.

Gain on Investments. Gain on investments of $1.3 million for fiscal 2022 compared to a gain on investments of $0.6 million for fiscal 2021.

Equity Interests Loss. Equity interests loss of $3.0 million in fiscal 2022 compared to equity interests loss of $6.1 million in fiscal 2021 due to lower losses from our equity method investees.

Income Tax Provision. On a standalone entity basis for purposes of these carve-out financial statements, we had an income tax provision of $17.3 million in fiscal 2022, compared to an income tax provision of $17.3 million in fiscal 2021. Our income tax provision differs from the federal statutory rate multiplied by pre-tax income (loss) due to the mix of our pre-tax income (loss) generated across the various jurisdictions in which we operate, changes in the valuation allowance against our deferred tax assets, and certain minimum taxes and foreign withholding taxes.

As computed on a separate return basis, with the combined historical results of the Studio Business presented on a managed basis as discussed in Basis of Presentation, at March 31, 2022, we had U.S. net operating loss carryforwards of approximately $65.5 million which do not expire and state net operating loss carryforwards of approximately $74.2 million which expire in varying amounts beginning 2023. In addition, at March 31, 2022, we had U.S. credit carryforwards related to foreign taxes paid of approximately $3.8 million to offset future federal income taxes that will expire beginning in 2032. However, under the managed basis of presentation of the Studio Business, the combined historical results exclude certain deductions and other items and therefore, for purposes of these combined financial statements, these items are not reflected in the calculations of NOLs of the Studio Business.

Net Income (Loss) attributable to Parent. Net income attributable to Parent for the fiscal year ended March 31, 2022 was $11.1 million. This compares to net loss attributable to Parent for the fiscal year ended March 31, 2021 of $19.6 million.

Segment Results of Operations and Non-GAAP Measures

See introduction to this section above under “Nine Months Ended December 31, 2023 Compared to Nine Months Ended December 31, 2022— Segment Results of Operations and Non-GAAP Measures” for further information regarding the Company’s segment profit disclosures and related non-GAAP measures.

The following table reconciles the GAAP measure, operating income, to the non-GAAP measure, total segment profit, for the fiscal years ended March 31, 2022 and 2021. In addition, each of segment direct operating expense, distribution and marketing expense and general and administrative expense is reconciled to the respective line items presented in the GAAP-based statement of operations in the preceding section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations which discusses combined results of operations.

	Year Ended March 31,		Change
	2022	2021	Amount	Percent

	(Amounts in millions)
Operating income	$111.9	$95.9	$16.0	16.7%
Corporate general and administrative expense allocations from Lionsgate, excluding allocation of share-based compensation expense	80.0	91.4	(11.4)	(12.5)%
Adjusted depreciation and amortization	12.4	13.4	(1.0)	(7.5)%
Restructuring and other	6.3	21.1	(14.8)	(70.1)%
COVID-19 related charges (benefit)	(5.2)	50.9	(56.1)	(110.2)%
Charges related to Russia’s invasion of Ukraine	5.9	—	5.9	n/a
Adjusted share-based compensation expense	70.2	54.5	15.7	28.8%
Purchase accounting and related adjustments	65.3	52.0	13.3	25.6%

Total segment profit	$346.8	$379.2	$(32.4)	(8.5)%

nm - Percentage not meaningful.

See Note 16 to our combined financial statements for further information on the reconciling line items above, and for reconciliations of depreciation and amortization and share-based compensation expense as presented on our combined statements of operations to adjusted depreciation and amortization and adjusted share-based compensation expense, respectively, as presented in the line items above.

The table below sets forth the revenues and segment profit by segment:

	Year Ended March 31,		Increase (Decrease)
	2022	2021	Amount	Percent

	(Amounts in millions)
Revenue
Motion Picture	$1,185.3	$1,081.1	$104.2	9.6%
Television Production	1,531.0	831.8	699.2	84.1%

	$2,716.3	$1,912.9	$803.4	42.0%

Segment Profit
Motion Picture	$262.9	$295.6	$(32.7)	(11.1)%
Television Production	83.9	83.6	0.3	0.4%

Total Segment Profit	$346.8	$379.2	$(32.4)	(8.5)%

See the following discussion for further detail of our individual segments.

Motion Picture

The table below sets forth Motion Picture gross contribution and segment profit for the fiscal years ended March 31, 2022 and 2021:

	Year Ended March 31,		Increase (Decrease)
	2022	2021	Amount	Percent

	(Amounts in millions)
Motion Picture Segment:
Revenue	$1,185.3	$1,081.1	$104.2	9.6%
Expenses:
Direct operating expense	547.1	508.3	38.8	7.6%
Distribution & marketing expense	282.2	171.0	111.2	65.0%

Gross contribution	356.0	401.8	(45.8)	(11.4)%
General and administrative expenses	93.1	106.2	(13.1)	(12.3)%

Segment profit	$262.9	$295.6	$(32.7)	(11.1)%

U.S. theatrical P&A and Premium VOD expense included in distribution and marketing expense	$153.3	$71.2	$82.1	115.3%
Direct operating expense as a percentage of revenue	46.2%	47.0%
Gross contribution as a percentage of revenue	30.0%	37.2%

Revenue. The table below sets forth Motion Picture revenue by media and product category for the fiscal years ended March 31, 2022 and 2021:

	Year Ended March 31,						Total Increase (Decrease)
	2022			2021
	Lionsgate Original Releases(1)	Other Film(2)	Total	Lionsgate Original Releases(1)	Other Film(2)	Total

			(Amounts in millions)
Motion Picture Revenue
Theatrical	$54.8	$10.5	$65.3	$9.3	$2.7	$12.0	$53.3
Home Entertainment
Digital Media	325.5	171.6	497.1	297.3	164.2	461.5	35.6
Packaged Media	64.7	50.3	115.0	81.8	57.7	139.5	(24.5)

Total Home Entertainment	390.2	221.9	612.1	379.1	221.9	601.0	11.1
Television	213.1	44.8	257.9	195.7	34.5	230.2	27.7
International	178.4	56.0	234.4	157.0	60.0	217.0	17.4
Other	9.1	6.5	15.6	14.9	6.0	20.9	(5.3)

	$845.6	$339.7	$1,185.3	$756.0	$325.1	$1,081.1	$104.2

(1)

Lionsgate Original Releases: Includes titles originally planned for a wide theatrical release by Lionsgate, including titles that have changed from a planned wide theatrical release to an initial direct-to-streaming release. These releases include films developed and produced in-house, films co-developed and co-produced and films acquired or licensed from third parties. In addition, Lionsgate Original Releases also includes multi-platform and direct-to-platform motion pictures originally released or licensed by Lionsgate, and the licensing of our original release motion picture content to other ancillary markets (location-based entertainment, games, etc.).

(2)

Other Film: Includes acquired and licensed brands and libraries originally released by other parties such as third-party library product, including our titles released by acquired companies prior to our acquisition of the company (i.e., Summit Entertainment library), and titles released with our equity method investees, Roadside Attractions and Pantelion Films, and other titles.

Theatrical revenue increased $53.3 million in fiscal 2022, as compared to fiscal 2021, due to an increase of $45.5 million from Lionsgate Original Releases driven by a greater number of theatrical slate releases (The Hitman’s Wife’s Bodyguard, American Underdog, Spiral and Moonfall, among others), as theaters have reopened. In fiscal 2021, theaters were mostly closed due to circumstances associated with the COVID-19 global pandemic.

Home entertainment revenue increased $11.1 million, or 1.8%, in fiscal 2022, as compared to fiscal 2021, due to higher digital media revenue of $35.6 million, offset by lower packaged media revenue of $24.5 million. The increase in digital media revenue primarily related to a Lionsgate Original Release direct-to-platform (i.e., subscription video-on-demand) motion picture licensing agreement in fiscal 2022. The decrease in packaged media revenue was due to a decrease from Lionsgate Original Releases, due to lower packaged media revenue in fiscal 2022 from our fiscal 2021 theatrical slate (which had limited new significant theatrical releases due to circumstances associated with the COVID-19 global pandemic), as compared to the packaged media revenue in fiscal 2021 from our larger fiscal 2020 theatrical slate.

Television revenue increased $27.7 million, or 12.0%, in fiscal 2022, as compared to fiscal 2021, due to an increase from Lionsgate Original Releases of $17.4 million due to a greater number of television windows opening for our theatrical slate titles (and revenue recognized) than in fiscal 2021. In addition, Other Film increased $10.3 million due to higher revenue from our acquired library titles.

International revenue increased $17.4 million, or 8.0%, in fiscal 2022, as compared to fiscal 2021 due to an increase from Lionsgate Original Releases of $21.4 million, offset by a decrease in Other Film of $4.0 million. The increase in Lionsgate Original Releases related to higher revenue in fiscal 2022 from our fiscal 2021 and 2020 theatrical slates, as compared to fiscal 2021, which had limited new significant theatrical releases due to circumstances associated with the COVID-19 global pandemic.

Direct Operating Expense. The increase in direct operating expenses is due to higher Motion Picture revenue. The slight decrease in direct operating expenses as a percentage of motion picture revenue was driven by the change in the mix of titles and product categories generating revenue in fiscal 2022 as compared to fiscal 2021. In particular, the decrease was due to the lower amortization rate of the fiscal 2022 theatrical slate titles generating revenue in fiscal 2022, as compared to the amortization rate of the fiscal 2021 theatrical slate titles in fiscal 2021, which reflected higher investment in film write-downs. Investment in film write-downs included in Motion Picture segment direct operating expense in fiscal 2022 were $1.2 million, as compared to $19.4 million in fiscal 2021.

Distribution and Marketing Expense. The increase in distribution and marketing expense in fiscal 2022 is due to increased theatrical P&A and Premium VOD expense related to more theatrical releases in fiscal 2022 and P&A incurred in advance for films to be released in subsequent periods, as compared to fiscal 2021, which was impacted by the closure of theaters as a result of circumstances associated with the COVID-19 global pandemic. In fiscal 2022, approximately $14.1 million of P&A and Premium VOD expense was incurred in advance for films to be released in subsequent periods (The Unbearable Weight of Massive Talent, The Unbreakable Boy, The Devil’s Light, Borderlands), compared to approximately $7.2 million in fiscal 2021 in the Motion Picture segment.

Gross Contribution. Gross contribution of the Motion Picture segment for fiscal 2022 decreased $45.8 million, or 11.4%, as compared to fiscal 2021 due to higher Motion Picture distribution and marketing expense as a percentage of Motion Picture revenue, partially offset by higher Motion Picture revenue and slightly lower direct operating expense as a percentage of Motion Picture revenue.

General and Administrative Expense. General and administrative expenses of the Motion Picture segment decreased $13.1 million, or 12.3%, due to a decrease in cash based incentive compensation.

Television Production

The table below sets forth Television Production gross contribution and segment profit for the fiscal years ended March 31, 2022 and 2021:

	Year Ended March 31,		Increase (Decrease)
	2022	2021	Amount	Percent

	(Amounts in millions)
Television Production Segment:
Revenue	$1,531.0	$831.8	$699.2	84.1%
Expenses:
Direct operating expense	1,373.9	676.5	697.4	103.1%
Distribution & marketing expense	33.0	29.0	4.0	13.8%

Gross contribution	124.1	126.3	(2.2)	(1.7)%
General and administrative expenses	40.2	42.7	(2.5)	(5.9)%

Segment profit	$83.9	$83.6	$0.3	0.4%

Direct operating expense as a percentage of revenue	89.7%	81.3%
Gross contribution as a percentage of revenue	8.1%	15.2%

Revenue. The table below sets forth Television Production revenue and changes in revenue by media for the fiscal years ended March 31, 2022 and 2021:

	Year Ended March 31,		Increase (Decrease)
	2022	2021	Amount	Percent
	(Amounts in millions)

Television Production
Television	$1,094.5	$474.0	$620.5	130.9%
International	256.5	164.5	92.0	55.9%
Home Entertainment Revenue
Digital	85.1	127.1	(42.0)	(33.0)%
Packaged Media	6.9	5.7	1.2	21.1%

Total Home Entertainment Revenue	92.0	132.8	(40.8)	(30.7)%
Other	88.0	60.5	27.5	45.5%

	$1,531.0	$831.8	$699.2	84.1%

The primary component of Television Production revenue is domestic television revenue. Domestic television revenue increased in fiscal 2022 as compared to fiscal 2021, due to an increase of $368.5 million from revenues from the licensing of Starz original productions (Power Book III: Raising Kanan, Power Book IV: Force, High Town, Heels Season 1, BMF Season 1, Step Up: Highwater Season 3, among others) to the Starz Business, and an increase from a greater number of television episodes delivered to third-parties (Minx Season 1, Home Economics Season 2, Love Life Season 2, Acapulco Season 1, Dear White People Season 4, and Welcome to Flatch Season 1 among others). Fiscal 2021 was negatively impacted by disruptions associated with the COVID-19 global pandemic and the associated pausing of productions which resulted in the delay of television episodes delivered in fiscal 2021.

International revenue in fiscal 2022 increased $92.0 million, or 55.9%, as compared to fiscal 2021, due to an increase of $51.6 million from revenues from the licensing of Starz original productions (Power Book III: Raising Kanan Season 1, Heels Season 1, Power Book IV: Force Season 1) to the Starz Business, and revenue in fiscal 2022 for Pam & Tommy Season 1, Dear White People Season 4, and Acapulco Season 1.

Home entertainment revenue in fiscal 2022 decreased $40.8 million, or 30.7%, as compared to fiscal 2021, due to digital media revenue in fiscal 2021 for the second syndication license of Mad Men Seasons 1 to 7 and digital media revenue for Power Season 6, which compared to digital media revenue in fiscal 2022 from Weeds Seasons 1 to 8 and Welcome to Flatch Season 1.

Other revenue increased in fiscal 2022 as compared to fiscal 2021, primarily due to revenue of 3 Arts Entertainment, which was negatively impacted in fiscal 2021 as a result of the COVID-19 global pandemic related disruptions.

Direct Operating Expense. Direct operating expense of the Television Production segment in fiscal 2022 increased $697.4 million, or 103.1%, due to the increase in Television Production revenues. Direct operating expenses as a percentage of television production revenue increased primarily due to the mix of titles generating revenue in fiscal 2022 as compared to fiscal 2021, and in particular, fiscal 2022 included a greater number of newer shows in which direct operating expense is typically higher as a percentage of revenue. Due to the increase in cost associated with production and changes in season orders, fiscal 2022 also included increased write-downs to fair value of investment in film and television programs amounting to $34.9 million in aggregate, as compared to $10.3 million in fiscal 2021. This compared to lower direct operating expenses as a percentage of television revenue in fiscal 2021, which included significant revenue from Mad Men, which has a lower amortization rate relative to the amortization rate of the Television Production segment as a whole, and fiscal 2021 included fewer deliveries of newer shows primarily associated with the pausing of productions due to the COVID-19 global pandemic related disruptions.

Gross Contribution. Gross contribution of the Television Production segment for fiscal 2022 decreased slightly by $2.2 million as compared to fiscal 2021 on significantly higher revenue which was offset by higher direct operating expenses as a percentage of television production revenue.

General and Administrative Expense. General and administrative expenses of the Television Production segment decreased $2.5 million, or 5.9%, due to a decrease in incentive based compensation.

Liquidity and Capital Resources

Sources of Cash

Our liquidity and capital requirements in the nine months ended December 31, 2023 and fiscal 2023 and 2022 were provided principally through cash generated from operations, our Senior Credit Facilities, our film related obligations (as further discussed below), the monetization of trade accounts receivable and parent net investments. From time to time, sources of cash also include cash generated from the Starz Business and contributed to the Studio Business through parent net investment. As of December 31, 2023 and March 31, 2023 and 2022 we had cash and cash equivalents of $247.1 million, $210.9 million and $256.9 million, respectively.

As discussed in Basis of Presentation, we have operated within Lionsgate’s cash management structure, which uses a centralized approach to cash management and financing of our operations. This arrangement is not reflective of the manner in which we would have financed our operations had we been an independent, publicly traded company during the periods presented. See also, “Post Business Combination Studio Corporate Debt” below.

Senior Credit Facilities

Our Senior Credit Facilities at December 31, 2023 and March 31, 2023 and 2022, excluding film related obligations discussed further below, consisted of the following:

•	Revolving Credit Facility. We have a $1.25 billion revolving credit facility (with $375.0 million outstanding at December 31, 2023 and no amounts outstanding at March 31, 2023 and 2022) due April

2026 (the “Revolving Credit Facility”). We maintain significant availability under our Revolving Credit Facility, which is currently used to meet our short-term liquidity requirements, and could also be used for longer term liquidity requirements.

•

Term Loan A. We have a term loan A facility, of which a portion of its outstanding loans, amounting to $407.1 million, $428.2 million and $444.9 million outstanding at December 31, 2023 and March 31, 2023 and 2022, respectively, is due April 2026 (the “2026 Term Loan A”), and a portion of its outstanding loans, amounting to $193.6 million at March 31, 2022 was due March 2023 (the “2023 Term Loan A” and together with the 2026 Term Loan A, the “Term Loan A”). In April 2022, the Company voluntarily prepaid the entire outstanding principal amount of the 2023 Term Loan A of $193.6 million (see Note 7 to our audited combined financial statements). The outstanding amounts under the Revolving Credit Facility and Term Loan A may become due on December 23, 2024 (i.e. 91 days prior to March 24, 2025) prior to its maturity on April 6, 2026 in the event that the aggregate principal amount of outstanding Term Loan B in excess of $250 million has not been repaid, refinanced or extended to have a maturity date on or after July 6, 2026. The Company expects to refinance and extend the maturity date of the Term Loan B prior to December 23, 2024 such that the maturity of the revolving credit facility and Term Loan A are not accelerated.

•

Term Loan B. We have a term loan B facility due March 2025 (the “Term Loan B”, and, together with the Revolving Credit Facility and the Term Loan A, the “Senior Credit Facilities”), with $822.3 million, $831.7 million and $844.2 million outstanding at December 31, 2023 and March 31, 2023 and 2022, respectively.

See Note 7 to our audited combined financial statements and Note 6 to our unaudited interim condensed combined financial statements for a discussion of our corporate debt.

As previously discussed, we currently expect to enter into an intercompany debt arrangement with Lionsgate. See, “Post Business Combination Studio Corporate Debt” below for further discussion.

Film Related Obligations

We utilize our film related obligations to fund our film and television productions. Our film related obligations at December 31, 2023, March 31, 2023 and 2022 include the following:

•

Production Loans: Production loans represent individual and multi-title loans for the production of film and television programs that we produce. The majority of the Company’s production loans have contractual repayment dates either at or near the expected completion or release dates, with the exception of certain loans containing repayment dates on a longer term basis. At December 31, 2023 and March 31, 2023 and 2022, there was $1,279.2 million, $1,349.9 million and $966.3 million, respectively, outstanding of production loans.

•

Production Tax Credit Facility: We have a $250.0 million non-recourse senior secured revolving credit facility, as amended in December 2023, due January 2025 based on collateral consisting solely of certain of the Company’s tax credit receivables (the “Production Tax Credit Facility”). Cash collections from the underlying collateral (tax credit receivables) are used to repay the Production Tax Credit Facility. At December 31, 2023 and March 31, 2023 and 2022, there was $250.0 million, $231.8 million and $224.0 million, respectively, outstanding under the Production Tax Credit Facility.

•

IP Credit Facility: In July 2021, as amended in September 2022, certain of our subsidiaries entered into a senior secured amortizing term credit facility due July 2027 (the “IP Credit Facility”) based on the collateral consisting solely of certain of our rights in certain library titles. The maximum principal amount of the IP Credit Facility is $161.9 million, subject to the amount of collateral available, which is based on the valuation of cash flows from the libraries. At December 31, 2023 and March 31, 2023 and 2022, there was $117.3 million, $143.8 million and $123.5 million, respectively, outstanding under the IP Credit Facility.

•	Backlog Facility and Other:

•

Backlog Facility. In March 2022, as amended in August 2022, certain subsidiaries of the Company entered into a committed secured revolving credit facility (the “Backlog Facility”) based on collateral consisting solely of certain of the Company’s fixed fee or minimum guarantee contracts where cash will be received in the future. The maximum principal amount of the Backlog Facility is $175.0 million, subject to the amount of eligible collateral contributed to the facility. The Backlog Facility revolving period finishes on May 16, 2025, at which point cash collections from the underlying collateral is used to repay the facility. The facility maturity date is up to two years and 90 days after the revolving period ends, currently August 14, 2027. As of December 31, 2023 and March 31, 2023 and 2022, there was $175.0 million, $175.0 million and none, respectively, outstanding under the Backlog Facility.

•

Other. The Company has previously had other loans which are secured by contracted receivables which are not yet recognized as revenue under certain licensing agreements. Outstanding loan balances under these “other” loans must be repaid with any cash collections from the underlying collateral if and when received by the Company, and may be voluntarily repaid at any time without prepayment penalty fees. The Company’s “other” loans had no amounts outstanding as of December 31, 2023 and March 31, 2022. As of March 31, 2023, an aggregate of $51.0 million remained outstanding under these loans.

See Note 8 to our audited combined financial statements and Note 7 to our unaudited condensed combined financial statements for a discussion of our film related obligations.

Accounts Receivable Monetization and Governmental Incentives

Our accounts receivable monetization programs include individual agreements to monetize certain of our trade accounts receivable directly with third-party purchasers and a revolving agreement to monetize designated pools of trade accounts receivable with various financial institutions.

In addition, we utilize governmental incentives, programs and other structures from states and foreign countries (e.g., sales tax refunds, transferable tax credits, refundable tax credits, low interest loans, direct subsidies or cash rebates, calculated based on the amount of money spent in the particular jurisdiction in connection with the production) to fund our film and television productions and reduce financial risk.

See Note 19 to our audited combined financial statements and Note 17 to our unaudited interim condensed combined financial statements for our accounts receivable monetization programs and our tax credit receivables.

Uses of Cash

Our principal uses of cash in operations include the funding of film and television productions, film rights acquisitions, the distribution and marketing of films and television programs, and general and administrative expenses. We also use cash for debt service (i.e. principal and interest payments) requirements, equity method or other equity investments, capital expenditures, and acquisitions of or investment in businesses and from time to time, funding operational cash flow needs of the Starz Business through parent net investment.

Redeemable Noncontrolling Interests. In addition, the Company has a redeemable noncontrolling interest balance of $406.2 million, $343.6 million and $321.2 million as of December 31, 2023 and March 31, 2023 and 2022, respectively, related to its acquisition of a controlling interest, consisting of a limited liability company interest in each of Pilgrim Media Group and 3 Arts Entertainment, which may require the use of cash in the event the holders of the noncontrolling interests require the Company to repurchase their interests (see Note 11 to our audited combined financial statements and Note 9 to our unaudited interim condensed combined financial statements).

•

3 Arts Entertainment. As of December 31, 2023, the Company had a redeemable noncontrolling interest representing 49% of 3 Arts Entertainment. The noncontrolling interest was subject to put and call options at fair value that were exercisable during the period ended December 31, 2023. On January 2, 2024, Lionsgate closed on the acquisition of an additional 25% of 3 Arts Entertainment representing approximately half of the noncontrolling interest for approximately $194 million. In addition, Lionsgate purchased certain profit interests held by certain managers and entered into certain option rights agreements, which replaced the put and call rights discussed above by providing noncontrolling interest holders the right to sell to Lionsgate and Lionsgate the right to purchase their remaining (24%) interest beginning in January 2027.

•

Pilgrim Media Group. The Company has a remaining redeemable noncontrolling interest representing 12.5% of Pilgrim Media Group. The noncontrolling interest holder has a right to put and the Company has a right to call the noncontrolling interest at fair value, subject to a cap, exercisable for thirty (30) days beginning November 12, 2024, as amended.

We may from time to time seek to retire or purchase or refinance our outstanding debt through cash purchases, and/or exchanges for equity securities, in open market purchases, privately negotiated transactions, refinancings, or otherwise. Such repurchases or exchanges or refinancings, if any, will depend on prevailing market conditions, our liquidity requirements, our assessment of opportunities to lower interest expense, contractual restrictions and other factors, and such repurchases or exchanges could result in a charge from the early extinguishment of debt. The amounts involved may be material.

Anticipated Cash Requirements. The nature of our business is such that significant initial expenditures are required to produce, acquire, distribute and market films and television programs, while revenues from these films and television programs are earned over an extended period of time after their completion or acquisition. In addition to the cash requirements of any potential future redemption of our noncontrolling interests as discussed above, which we may fund with a combination of cash on hand, borrowings under our line of credit and/or new financing arrangements, we have other anticipated cash requirements outside of our normal operations.

In the short-term, we currently expect that our cash requirements for productions will decrease and that our cash requirements for marketing spend will increase in fiscal 2024 as compared to fiscal 2023.

However, we currently believe that cash flow from operations, cash on hand, revolving credit facility availability, the monetization of trade accounts receivable, tax-efficient financing, the availability of our Production Tax Credit Facility, IP Credit Facility and Backlog Facility and other financing obligations, and available production financing will be adequate to meet known operational cash and debt service (i.e. principal and interest payments) requirements for the next 12 months and beyond, including the funding of future film and television production, and theatrical and home entertainment release schedules, and future equity method or other investment funding requirements. We monitor our cash flow liquidity, availability, fixed charge coverage, capital base, film spending and leverage ratios with the long-term goal of maintaining our credit worthiness.

Following the Business Combination, as further described below, our capital structure and sources of liquidity will change from our historical capital structure and sources of liquidity as a result of the planned intercompany debt arrangements. See, “Post Business Combination Studio Corporate Debt” below for further discussion.

Our current financing strategy is to fund operations and to leverage investment in films and television programs in the short-term and long-term, through our cash flow from operations, our restructured revolving credit facility, restructured term loans, production loans, government incentive programs, the monetization of trade accounts receivable, our Production Tax Credit Facility, our IP Credit Facility, our Backlog Facility, and other obligations. In addition, we may acquire businesses or assets, including individual films or libraries that are complementary to our business. Any such transaction could be financed through our cash flow from operations, credit facilities, equity or debt financing. If additional financing beyond our existing cash flows from operations and credit facilities cannot fund such transactions, there is no assurance that such financing will be available on terms acceptable to us. Our ability to obtain any additional financing will depend on, among other things, our business plans, operating performance, the condition of the capital markets at the time we seek financing, and short and long-term debt ratings assigned by independent rating agencies. Additionally, circumstances related to inflation and rising interest rates and bank failures has caused disruption in the capital markets, which could make financing more difficult and/or expensive, and we may not be able to obtain such financing. We may also dispose of businesses or assets, including individual films or libraries, and use the net proceeds from such dispositions to fund operations or such acquisitions, or to repay debt.

Material Cash Requirements from Known Contractual and Other Obligations. Our material cash requirements from known contractual and other obligations primarily relate to our Senior Credit Facilities and film related obligations. The following table sets forth our significant contractual and other obligations as of December 31, 2023 and the estimated timing of payment, prior to the planned intercompany debt arrangements discussed below in the section titled, “Post Business Combination Studio Corporate Debt”:

	Total	Next 12 Months	Beyond 12 Months

	(Amounts in millions)
Future annual repayment of debt and other obligations recorded as of December 31, 2023 (on-balance sheet arrangements)
Senior Credit Facilities(1)
Revolving credit facility(2)	$375.0	$—	$375.0
Term Loan A(2)	407.1	37.8	369.3
Term Loan B	822.3	12.5	809.8
Film related obligations(3)	1,821.5	1,258.2	563.3
Content related payables(4)	75.3	66.7	8.6
Operating lease obligations(5)	342.3	35.1	307.2

	3,843.5	1,410.3	2,433.2
Contractual commitments by expected repayment date (off-balance sheet arrangements)
Film related obligations commitments(6)	260.1	180.6	79.5
Interest payments(7)	189.7	119.9	69.8
Other contractual obligations	343.8	69.8	274.0

	793.6	370.3	423.3

Total future repayment of debt and other commitments under contractual obligations(8)	$4,637.1	$1,780.6	$2,856.5

(1)	See Note 7 to our audited combined financial statements and Note 6 to our unaudited interim condensed combined financial statements for further information on our corporate debt.
(2)

The outstanding amounts under the Revolving Credit Facility and Term Loan A may become due on December 23, 2024 (i.e. 91 days prior to March 24, 2025) prior to its maturity on April 6, 2026 in the event that the aggregate principal amount of outstanding Term Loan B in excess of $250 million has not been repaid, refinanced or extended to have a maturity date on or after July 6, 2026. The Company expects to refinance and extend the maturity date of the Term Loan B prior to December 23, 2024 such that the maturity of the revolving credit facility and Term Loan A are not accelerated.

(3)	See Note 8 to our audited combined financial statements and Note 7 to our unaudited interim condensed combined financial statements for further information on our film related obligations.
(4)	Content related payables include minimum guarantees included on our combined balance sheets, which represent amounts payable for film or television rights that we have acquired or licensed.
(5)	See Note 9 to our audited combined financial statements for further information on leases.
(6)	Film related obligations commitments include distribution and marketing commitments, minimum guarantee commitments, and production loan commitments not reflected on the combined balance sheet as they did not then meet the criteria for recognition. See Note 17 to our audited combined financial statements for further information.
(7)

Includes cash interest payments on our Senior Credit Facilities and film related obligations, based on the applicable SOFR interest rates at December 31, 2023, net of payments and receipts from the Company’s interest rate swaps, and excluding the interest payments on the revolving credit facility as future amounts are not fixed or determinable due to fluctuating balances and interest rates.

(8)

Not included in the amounts above are $406.2 million of redeemable noncontrolling interest, as future amounts and timing are subject to a number of uncertainties such that we are unable to make sufficiently reliable estimations of future payments. As discussed above, on January 2, 2024, the Company closed on the acquisition of an additional 25% of 3 Arts Entertainment representing approximately half of the noncontrolling interest for approximately $194 million. See Note 11 to our audited combined financial statements and Note 9 to our unaudited interim condensed combined financial statements.

For additional details of commitments and contingencies, see Note 17 to our audited combined financial statements.

Remaining Performance Obligations and Backlog

Remaining performance obligations represent deferred revenue on the balance sheet plus fixed fee or minimum guarantee contracts where the revenue will be recognized and the cash received in the future (i.e., backlog). As disclosed in Note 12 to our audited combined financial statements, remaining performance obligations were $1.7 billion at March 31, 2023 (March 31, 2022 - $1.5 billion). As disclosed in Note 10 to our unaudited interim condensed combined financial statements, remaining performance obligations were $1.9 billion at December 31, 2023. The backlog portion of remaining performance obligations (excluding deferred revenue) was $1.5 billion at March 31, 2023 (March 31, 2022 - $1.3 billion), respectively and $1.6 billion at December 31, 2023.

Post Business Combination Studio Corporate Debt

In connection with the Business Combination, the Studio Business and Lionsgate will enter into a shared-services arrangement and an intercompany debt arrangement, among other agreements. It is expected that the shared-services arrangement will reflect substantially all of Lionsgate’s corporate general and administrative functions and costs remaining with the Studio Business, as further discussed above. It is expected that the intercompany debt arrangement will provide that the outstanding obligations and debt service requirements (principal and interest payments) of the Studio Business will remain substantially the same as under Lionsgate’s Senior Credit Facilities. In addition, the terms of Lionsgate’s interest rate swap arrangements will be transferred to the Studio Business. However, the Studio Business’s availability under the Lionsgate revolving credit facility will be $1.1 billion, reduced from Lionsgate’s total availability of $1.25 billion, such that a portion of the borrowing capacity is allocated to Lionsgate’s Starz entities. The terms of such intercompany debt arrangement are subject to change and may not ultimately be comparable with the Senior Credit Facilities.

Discussion of Operating, Investing, Financing Cash Flows

Nine Months Ended December 31, 2023 Compared to Nine Months Ended December 31, 2022

Cash, cash equivalents and restricted cash increased by $45.5 million for the nine months ended December 31, 2023 and increased by $74.3 million for the nine months ended December 31, 2022, before foreign exchange effects on cash. Components of these changes are discussed below in more detail.

Operating Activities. Cash flows provided by operating activities for the nine months ended December 31, 2023 and 2022 were as follows:

	Nine Months Ended December 31,		Net Change
	2023	2022

	(Amounts in millions)
Net Cash Flows Provided By Operating Activities	$401.5	$287.7	$113.8

Cash flows provided by operating activities for the nine months ended December 31, 2023 were $401.5 million compared to cash flows provided by operating activities of $287.7 million for the nine months ended December 31, 2022. The increase in cash provided by operating activities is due to lower cash used for investment in film and television programs, decreases in accounts receivable, net, and decreases in due from the Starz Business and deferred revenue, offset by higher net loss and decreases in accounts payable and accrued liabilities. The nine months ended December 31, 2022 included proceeds of $188.7 million from the termination of interest rate swaps (see further discussion below for interest rate swap transactions in the prior year’s period). In addition, cash flows provided by operating activities for the nine months ended December 31, 2023 included a net benefit of approximately $46.8 million from the monetization of accounts receivables programs, as compared to a net benefit of approximately $84.0 million for the nine months ended December 31, 2022 (see Note 17 to our unaudited interim condensed combined financial statements).

Investing Activities. Cash flows provided by (used in) investing activities for the nine months ended December 31, 2023 and 2022 were as follows:

	Nine Months Ended December 31,		Net Change
	2023	2022

	(Amounts in millions)
Purchase of eOne, net of cash acquired	$(331.1)	$—	$(331.1)
Proceeds from the sale of equity method and other investments	5.2	46.3	(41.1)
Investment in equity method investees and other	(11.3)	(17.5)	6.2
Other	16.5	5.1	11.4
Capital expenditures	(5.1)	(4.5)	(0.6)

Net Cash Flows Provided By (Used In) Investing Activities	$(325.8)	$29.4	$(355.2)

Cash flows used in investing activities of $325.8 million for the nine months ended December 31, 2023 compared to cash flows provided by investing activities of $29.4 million for the nine months ended December 31, 2022, primarily due to cash used for the purchase of eOne, net of cash acquired, in the current period and lower proceeds from the sale of equity method and other investments due to the sale of a portion of our ownership interest in STARZPLAY Arabia in the prior year’s period, partially offset by lower cash used for investment in equity method investees and other.

Financing Activities. Cash flows used in financing activities for the nine months ended December 31, 2023 and 2022 were as follows:

	Nine Months Ended December 31,
	2023	2022	Net Change

	(Amounts in millions)
Debt - borrowings	$2,270.5	$1,238.0	$1,032.5
Debt - repayments	(1,926.0)	(1,452.1)	(473.9)

Net proceeds from (repayments of) debt	344.5	(214.1)	558.6
Film related obligations - borrowings	1,072.9	1,330.2	(257.3)
Film related obligations - repayments	(1,317.7)	(599.5)	(718.2)

Net (repayments of) proceeds from film related obligations	(244.8)	730.7	(975.5)
Parent net investment	(127.6)	(620.1)	492.5
Other financing activities	(2.3)	(139.3)	137.0

Net Cash Flows Used In Financing Activities	$(30.2)	$(242.8)	$212.6

Cash flows used in financing activities of $30.2 million for the nine months ended December 31, 2023 compared to cash flows used in financing activities of $242.8 million for the nine months ended December 31, 2022. Net parent investment reflects the net funding provided or distributions received from the Starz Business.

Cash flows used in financing activities for the nine months ended December 31, 2023 primarily reflects net film related obligations repayments of $244.8 million due to net repayments under production loans and the Production Tax Credit Facility of $165.2 million and net repayments under the Backlog Facility, IP Credit Facility and other of $79.6 million. These uses of cash were partially offset by net proceeds from debt of $344.5 million in the nine months ended December 31, 2023, which included net borrowings under our revolving credit facility of $375.0 million to fund the purchase of eOne, which were offset by required repayments on our term loans and payments for other financing activities of $2.3 million.

Cash flows used in parent net investment in the nine months ended December 31, 2023 of $127.6 million consists of cash pooling and general financing activities and funding to the Starz Business to settle amounts due from the Starz Business related to the Company’s licensing arrangements with the Starz Business.

Cash flows used in financing activities of $242.8 million for the nine months ended December 31, 2022 primarily reflects cash flows used in parent net investment (as described below), net debt repayments of $214.1 million due to the April 2022 voluntary prepayment of the entire outstanding principal amount of $193.6 million of the Term Loan A due March 22, 2023, required repayments on our term loans and other financing activities of $139.3 million (as described below). These cash uses were partially offset by net film related obligations borrowings of $730.7 million due to net borrowings under production loans and the Production Tax Credit Facility of $471.7 million and net borrowings under the Backlog Facility, IP Credit Facility and other of $259.0 million.

Cash flows used in parent net investment in the nine months ended December 31, 2022 of $620.1 million consists of cash pooling and general financing activities and funding to the Starz Business to settle amounts due from the Starz Business related to the Company’s licensing arrangements with the Starz Business.

Other financing activities in the nine months ended December 31, 2022 includes $134.5 million for interest rate swap settlement payments due to the pay down of the financing component of our terminated interest rate swaps (inclusive of payments made between April 1, 2022 and the termination date amounting to $3.2 million)

(see discussion above in “Operating Activities”, and Note 16 to our unaudited interim condensed combined financial statements).

Fiscal 2023 Compared to Fiscal 2022 and Fiscal 2022 Compared to Fiscal 2021

Cash, cash equivalents and restricted cash decreased by $17.1 million for the fiscal year ended March 31, 2023, decreased by $90.2 million for the fiscal year ended March 31, 2022 and increased by $132.3 million for the fiscal year ended March 31, 2021, before foreign exchange effects on cash. Components of these changes are discussed below in more detail.

Operating Activities. Cash flows provided by (used in) operating activities for the fiscal years ended March 31, 2023, 2022 and 2021 were as follows:

	Year Ended March 31,			2023 vs 2022 Net Change	2022 vs 2021 Net Change
	2023	2022	2021

	(Amounts in millions)
Net Cash Flows Provided By (Used In) Operating Activities	$346.1	$(435.0)	$(232.4)	$781.1	$(202.6)

Cash flows provided by operating activities for the fiscal year ended March 31, 2023 were $346.1 million compared to cash flows used in operating activities of $435.0 million for the fiscal year ended March 31, 2022 and cash flows used in operating activities of $232.4 million for the fiscal year ended March 31, 2021.

The greater cash provided by operating activities in fiscal 2023, compared to fiscal 2022 is due to lower use of cash from changes in operating assets and liabilities of $721.6 million driven by lower cash used for investment in films and television programs, proceeds from the termination of interest rate swaps (see further discussion below for interest rate swap transactions in fiscal 2023), reduction in cash used for other assets and higher cash from other changes in operating assets and liabilities related to participations and residuals. The lower cash used in changes in operating assets and liabilities was partially offset by higher use of cash related to higher interest associated with higher interest rates and film related obligations balances. In addition, cash flows used in operating activities for the fiscal year ended March 31, 2023 included a net benefit of approximately $22.8 million from the monetization of accounts receivables programs, as compared to a net use of cash of approximately $107.3 million for the fiscal year ended March 31, 2022.

During the fiscal year ended March 31, 2023, we terminated certain interest rate swaps (a portion of which were considered hybrid instruments with a financing component and an embedded at-market derivative that was a designated cash flow hedge), and received approximately $56.4 million. The $56.4 million received was classified in the combined statement of cash flows as cash provided by operating activities of $188.7 million reflecting the amount received for the derivative portion of the termination of swaps (and presented in the “proceeds from the termination of interest rate swaps” line item on the combined statement of cash flows), and a use of cash in financing activities of $134.5 million reflecting the pay down of the financing component of the Terminated Swaps (inclusive of payments made between April 1, 2022 and the termination date amounting to $3.2 million) (see Financing Activities below). See Note 18 to our audited combined financial statements.

The increase in cash used in operating activities in fiscal 2022, compared to fiscal 2021 is due to greater use from changes in operating assets and liabilities, partially offset by lower net loss and higher amortization of films and television programs. The greater use of cash from changes in operating assets and liabilities was driven by increased cash used for investment in films and television programs due to increased production activity in fiscal 2022 as compared to fiscal 2021, which was impacted by the pausing of productions associated with the COVID-19 global pandemic, increases in accounts receivable, net and increases in other assets. In addition, cash flows used in operating activities for the fiscal year ended March 31, 2022 included a net use of cash of approximately $107.3 million from the monetization of accounts receivables programs, as compared to a net benefit of approximately $11.6 million for the fiscal year ended March 31, 2021.

Investing Activities. Cash flows provided by (used in) investing activities for the fiscal years ended March 31, 2023, 2022 and 2021 were as follows:

	Year Ended March 31,			2023 vs 2022 Net Change	2022 vs 2021 Net Change
	2023	2022	2021

	(Amounts in millions)
Investing Activities:
Proceeds from the sale of equity method and other investments	$46.3	$1.5	$5.1	$44.8	$(3.6)
Investment in equity method investees and other	(17.5)	(14.0)	(0.2)	(3.5)	(13.8)
Distributions from equity method investees and other	1.9	7.2	—	(5.3)	7.2
Acquisition of assets (film library and related assets)	—	(161.4)	—	161.4	(161.4)
Other	7.1	(7.9)	5.0	15.0	(12.9)
Capital expenditures	(6.5)	(6.1)	(10.2)	(0.4)	4.1

Net Cash Flows Provided By (Used In) Investing Activities	$31.3	$(180.7)	$(0.3)	$212.0	$(180.4)

Cash flows provided by investing activities of $31.3 million for the fiscal year ended March 31, 2023 compared to cash flows used in investing activities of $180.7 million for the fiscal year ended March 31, 2022 and cash flows used in investing activities of $0.3 million for the fiscal year ended March 31, 2021. Cash provided by investing activities in fiscal 2023 reflects proceeds from the sale of a portion of our ownership interest in STARZPLAY Arabia, partially offset by cash used for investment in equity method investees and other as reflected above. Cash used in investing activities in fiscal 2022 primarily relates to cash used for the acquisition of a film library and related assets and investment in equity method investees and other as reflected above.

Financing Activities. Cash flows provided by financing activities for the fiscal years ended March 31, 2023, 2022 and 2021 were as follows:

	Year Ended March 31,			2023 vs 2022 Net Change	2022 vs 2021 Net Change
	2023	2022	2021

	(Amounts in millions)
Financing Activities:
Debt- borrowings, net of debt issuance and redemption costs	$1,523.0	$1,494.3	$200.0	$28.7	$1,294.3
Debt- repurchases and repayments	(1,745.8)	(1,629.5)	(265.0)	(116.3)	(1,364.5)

Net repayments and repurchases of debt	(222.8)	(135.2)	(65.0)	(87.6)	(70.2)
Film related obligations- borrowings	1,584.7	1,083.0	392.5	501.7	690.5
Film related obligations- repayments	(956.5)	(272.6)	(53.0)	(683.9)	(219.6)

Net proceeds from film related obligations	628.2	810.4	339.5	(182.2)	470.9
Parent net investment	(621.3)	(119.7)	116.2	(501.6)	(235.9)
Other financing activities	(178.6)	(30.0)	(25.7)	(148.6)	(4.3)

Net Cash Flows Provided By (Used In) Financing Activities	$(394.5)	$525.5	$365.0	$(920.0)	$160.5

Cash flows used in financing activities of $394.5 million for the fiscal year ended March 31, 2023 compared to cash flows provided by financing activities of $525.5 million for the fiscal year ended March 31, 2022 and cash flows provided by financing activities of $365.0 million for the fiscal year ended March 31, 2021. Net parent investment reflects the net funding provided or distributions received from the Starz Business.

Cash flows used in financing activities for fiscal 2023 primarily reflects net debt repayments and repurchases of $222.8 million, parent net investment of $621.3 million and other financing activities of $178.6 million, offset by net film related obligations borrowings of $628.2 million due to net borrowings under production loans and the Production Tax Credit Facility of $385.4 million and net borrowings under the Backlog Facility, IP Credit Facility and Distribution Loans of $242.8 million.

Net debt repayments and repurchases of $222.8 million in fiscal 2023 included the below transaction, along with required repayments on our term loans:

•	In April 2022, we voluntarily prepaid the entire outstanding principal amount of the Term Loan A due March 22, 2023 of $193.6 million.

Cash flows used in parent net investment in fiscal 2023 of $621.3 million consists of cash pooling and general financing activities and funding to the Starz Business to settle amounts due from the Starz Business related to the Company’s licensing arrangements with the Starz Business.

In addition, other financing activities in the fiscal year ended March 31, 2023 includes $134.5 million for interest rate swap settlement payments due to the pay down of the financing component of our terminated interest rate swaps in fiscal 2023 (inclusive of payments made between April 1, 2022 and the termination date amounting to $3.2 million) (see discussion above in “Operating Activities”, and Note 18 to our audited combined financial statements). Other financing activities also includes the purchase of noncontrolling interest of $36.5 million representing the settlement of the exercised Pilgrim Media Group put option.

Cash flows provided by financing activities for fiscal 2022 primarily reflects net proceeds from film related obligations of $810.4 million due to net borrowings under production loans and the Production Tax Credit Facility of $691.7 million and net borrowings under the IP Credit Facility of $118.7 million, offset by net debt repayments and repurchases of $135.2 million. Net debt repayments and repurchases of $135.2 million in fiscal 2022 include the below transactions, along with required repayments on our term loans and other items:

•

On April 6, 2021, we amended our Credit Agreement to, among other things, extend the maturity of a portion of our revolving credit commitments, amounting to $1.25 billion, and a portion of our outstanding term A loans, amounting to $444.9 million to April 6, 2026.

•	During fiscal 2022, the Company also completed a series of repurchases of the Term Loan B and, in aggregate, paid $95.3 million to repurchase $96.0 million principal amount of the Term Loan B.

Cash flows provided by financing activities for fiscal 2021 primarily reflects net proceeds from film related obligations of $339.5 million as production activity increased in the third and fourth quarters of fiscal 2021, and net debt repayments of $65.0 million.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Currency and Interest Rate Risk Management

Market risks relating to our operations result primarily from changes in interest rates and changes in foreign currency exchange rates. Our exposure to interest rate risk results from the financial debt instruments that arise from transactions entered into during the normal course of business. Our exposure to foreign currency exchange risk is related to transactions in currencies other than the U.S. Dollar. As part of our overall risk management program, we evaluate and manage our exposure to changes in interest rates and currency exchange risks on an ongoing basis. Hedges and derivative financial instruments will continue to be used in the future in order to manage our interest rate and currency exposure. We have no intention of entering into financial derivative contracts, other than to hedge a specific financial risk.

Currency Rate Risk. Our foreign subsidiaries, sales and certain operating expenses expose us to foreign currency exchange risk. Historically, we entered into forward foreign exchange contracts to hedge our foreign currency exposures on future production expenses denominated in various foreign currencies. These contracts are entered into with major financial institutions as counterparties. We are exposed to credit loss in the event of nonperformance by the counterparty, which is limited to the cost of replacing the contracts, at current market rates. We do not require collateral or other security to support these contracts. See Note 18 to our audited combined financial statements for additional information on our financial instruments.

~~I~~nterest Rate Risk. At December 31, 2023, we had interest rate swap agreements to fix the interest rate on $1.7 billion of variable rate SOFR-based debt. See Note 18 to our audited combined financial statements and Note 16 to our unaudited interim condensed combined financial statements for additional information. The difference between the fixed rate to be paid and the variable rate received under the terms of the interest rate swap agreements will be recognized as interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows.

Certain of our borrowings, primarily borrowings under our Senior Credit Facilities, and our film related obligations, are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. The applicable margin with respect to loans under the revolving credit facility and Term Loan A is a percentage per annum equal to SOFR plus 0.10% plus 1.75% margin. The applicable margin with respect to loans under our Term Loan B is a percentage per annum equal to SOFR plus 0.10% plus 2.25% margin. Assuming the revolving credit facility is drawn up to its maximum borrowing capacity of $1.25 billion, based on the applicable SOFR in effect as of December 31, 2023, each quarter point change in interest rates would result in a $1.9 million change in annual net interest expense on the revolving credit facility, Term Loan A, Term Loan B and interest rate swap agreements.

The variable interest film related obligations (which includes our production loans, Production Tax Credit Facility, IP Credit Facility, Backlog Facility and other) incur primarily SOFR-based interest, with applicable margins ranging from 0.25% to 2.25% per annum. As of December 31, 2023, a quarter point increase of the interest rates on the variable interest film related obligations would result in $3.2 million in additional costs capitalized to the respective film or television asset for production loans (based on the outstanding principal amount of such loans), and a $1.4 million change in annual net interest expense (based on the outstanding principal amount of such loans, and assuming the Production Tax Credit Facility and Backlog Facility are utilized up to their maximum capacity of $250.0 million and $175.0 million, respectively).

The following table presents information about our financial instruments that are sensitive to changes in interest rates. The table also presents the cash flows of the principal amounts of the financial instruments, or the cash flows associated with the notional amounts of interest rate derivative instruments, and related weighted-average interest rates by expected maturity or required principal payment dates and the fair value of the instrument as of December 31, 2023:

	Three Months Ending March 31,	Year Ending March 31,						Fair Value December 31, 2023
	2024	2025	2026	2027	2028	Thereafter	Total

		(Amounts in millions)
Variable Rates:
Revolving Credit Facility(1)(2)	$—	$—	$—	$375.0	$—	$—	$375.0	$—
Average Interest Rate	—	—	—	7.20%	—	—
Term Loan A(1)(2)	7.8	41.2	44.5	313.6	—	—	407.1	403.0
Average Interest Rate	7.20%	7.20%	7.20%	7.20%	—	—
Term Loan B(1)	3.1	819.2	—	—	—	—	822.3	814.1
Average Interest Rate	7.70%	7.70%	—	—	—	—
Film related obligations(3)	377.7	1,114.5	193.8	26.3	109.2	—	1,821.5	1,821.5
Average Interest Rate	7.24%	6.94%	6.45%	7.78%	6.60%	—
Fixed Rates:
Interest Rate Swaps(4)
Variable to fixed notional amount	—	1,700.0	—	—	—	—	1,700.0	34.2

(1)	The effective interest rate in the table above is before the impact of interest rate swaps.
(2)

The outstanding amounts under the Revolving Credit Facility and Term Loan A may become due on December 23, 2024 (i.e. 91 days prior to March 24, 2025) prior to its maturity on April 6, 2026 in the event that the aggregate principal amount of outstanding Term Loan B in excess of $250 million has not been repaid, refinanced or extended to have a maturity date on or after July 6, 2026. The Company expects to refinance and extend the maturity date of the Term Loan B prior to December 23, 2024 such that the maturity of the revolving credit facility and Term Loan A are not accelerated.

(3)

Represents amounts outstanding under film related obligations (i.e., production loans, Production Tax Credit Facility, Backlog Facility and other, and IP Credit Facility), actual amounts outstanding and the timing of expected future repayments may vary in the future (see Note 8 to our audited combined financial statements and Note 7 to our unaudited interim condensed combined financial statements for further information).

(4)

Represents interest rate swap agreements on certain of our SOFR-based floating-rate debt with fixed rates paid ranging from 2.723% to 2.915% with maturities in March 2025. See Note 18 to our audited combined financial statements and Note 16 to our unaudited interim condensed combined financial statements.

BUSINESS OF LG STUDIOS AND CERTAIN INFORMATION ABOUT STUDIOCO

All amounts discussed in this section are in millions of U.S. dollars, unless otherwise indicated. This section discusses the business of StudioCo, or LG Studios, as constituting Lions Gate Parent’s businesses excluding the Starz Business, assuming the completion of all of the transactions described in this registration statement, including the LG Internal Restructuring. Unless the context otherwise requires, references in this section to Lionsgate are to Lions Gate Parent.

Introduction

StudioCo was formed on March 28, 2023 as a British Columbia corporation and was converted into a British Columbia unlimited liability company on December 13, 2023.

Overview

LG Studios encompasses world-class motion picture and television studio operations, designed to bring a unique and varied portfolio of entertainment to consumers around the world. LG Studios’ film, television and location-based entertainment businesses are backed by a more than 20,000-title library and a valuable collection of iconic film and television franchises.

LG Studios manages and reports its operating results through two reportable business segments: Motion Picture and Television Production. LG Studios refers to its Motion Picture and Television Production segments as its Studio Business.

Segment Information

Motion Picture: LG Studios’ Motion Picture segment includes revenues derived from the following:

•

Theatrical. The domestic theatrical release of motion pictures licensed to theatrical exhibitors on a picture-by-picture basis (distributed by LG Studios directly in the U.S. and through a sub-distributor in Canada). The revenues from Canada are reported net of distribution fees and release expenses of the Canadian sub-distributor. The financial terms that LG Studios negotiates with its theatrical exhibitors in the U.S. generally provide that LG Studios receives a percentage of the box office results.

•

Home Entertainment. The sale or rental of LG Studios’ film productions and acquired or licensed films and certain television programs (including theatrical and direct-to-video releases) on packaged media and through digital media platforms (including pay-per-view and video-on-demand platforms, electronic sell through, and digital rental). In addition, LG Studios has revenue sharing arrangements with certain digital media platforms which generally provide that, in exchange for a nominal or no upfront sales price, LG Studios shares in the rental or sales revenues generated by the platform on a title-by-title basis.

•

Television. The licensing of LG Studios’ theatrical productions and acquired films to the linear pay, basic cable and free television markets. In addition, when a license in LG Studios’ traditional pay television window is made to a subscription video-on-demand or other digital platform, the revenues are included here.

•

International. The (i) licensing of LG Studios’ productions, acquired films, LG Studios’ catalog product and libraries of acquired titles to international distributors, on a territory-by-territory basis, and (ii) the direct distribution of LG Studios’ productions, acquired films, and LG Studios’ catalog product and libraries of acquired titles in the United Kingdom.

•	Other. Among others, the licensing of LG Studios’ film and television and related content (e.g., games, music, location-based entertainment royalties, etc.) to other ancillary markets.

Television Production: LG Studios’ Television Production segment includes revenues derived from the following:

•

Television. The licensing to domestic markets (linear pay, basic cable, free television and syndication) of scripted and unscripted series, television movies, mini-series and non-fiction programming. Television revenues include fixed fee arrangements as well as arrangements in which LG Studios earns advertising revenue from the exploitation of certain content on television networks. Television revenues also include revenue from licenses to subscription video-on-demand platforms in which the initial license of a television series is to a subscription video-on-demand platform.

•	International. The licensing and syndication to international markets of scripted and unscripted series, television movies, mini-series and non-fiction programming.

•	Home Entertainment. The sale or rental of television production movies or series on packaged media and through digital media platforms.

•

Other. Among others, the licensing of LG Studios’ television programs to other ancillary markets, the sales and licensing of music from the television broadcasts of LG Studios’ productions, and from commissions and executive producer fees earned related to talent management.

Segment Revenue

For the nine months ended December 31, 2023, contributions to the combined revenues of LG Studios from its reporting segments included Motion Picture, 59.1% and Television Production, 40.9%.

Within the Motion Picture segment, revenues were generated from the following:

•	Theatrical, 15.6%;

•	Home Entertainment, 44.8%;

•	Television, 17.2%;

•	International, 20.5%; and

•	Motion Picture-Other, 1.9%.

Within the Television Production segment, revenues were generated from the following:

•	Television, 64.4%;

•	International, 16.0%;

•	Home Entertainment, 13.3%; and

•	Television Production-Other, 6.3%.

Corporate Strategy

LG Studios manages a large and diversified portfolio of film and television content that it licenses to theatrical exhibitors, streaming, broadcast, pay cable and other platform partners worldwide. LG Studios maintains a disciplined, targeted and cost-effective approach to the acquisition, production, marketing and distribution of that content. This strategic focus on content makes it a preferred supplier to third-party buyers. The extension of LG Studios’ portfolio of brands and franchises, creation of new intellectual properties and rigorous focus on retaining key rights to its content is designed to create incremental long-term value for shareholders through a combination of current releases and one of the most valuable film and television libraries in the world.

Motion Picture - Theatrical

Production and Acquisition

LG Studios takes a disciplined approach to theatrical production, with the goal of producing content that can be distributed through various domestic and international platforms. In doing so, LG Studios may mitigate the financial risk associated with production by:

•	Negotiating co-financing development and co-production agreements which may provide for cost-sharing with one or more third-parties;

•

Pre-licensing international distribution rights on a selective basis, including through international output agreements (which license rights to distribute a film in one or more media generally for a limited term, and in one or more specific territories prior to completion of the film);

•

Structuring agreements that provide for talent participation in the financial success of the film in exchange for reduced guaranteed “up-front payments” that would be paid regardless of the film’s success; and

•

Utilizing governmental incentives, programs and other structures from state and foreign countries (e.g., sales tax refunds, transferable tax credits, refundable tax credits, low interest loans, direct subsidies or cash rebates, calculated based on the amount of money spent in the particular jurisdiction in connection with the production).

LG Studios’ approach to acquiring films complements its theatrical production strategy—LG Studios typically seeks to limit its financial exposure while adding films with high potential for commercial box office success, critical recognition and successful monetization across a broad array of platforms.

Distribution

The economic life of a motion picture may consist of its exploitation in theaters, on packaged media and on various digital and television platforms in territories around the world. LG Studios generally distributes motion pictures directly to movie theaters in the U.S. whereby the exhibitor retains a portion of the gross box office receipts and the balance is remitted to the distributor. Concurrent with their release in the U.S., films are generally released in Canada and one or more other foreign countries. LG Studios constructs release schedules taking into account moviegoer attendance patterns and competition from other studios’ scheduled theatrical releases. After the initial theatrical release, distributors seek to maximize revenues by releasing films in sequential release date windows, which may be exclusive against other non-theatrical distribution platforms. In certain circumstances, LG Studios’ distribution strategy has and may continue to change, and certain films intended for theatrical release may be licensed to other platforms.

Producing, marketing and distributing films can involve significant risks and costs, and can cause LG Studios’ financial results to vary depending on the timing of a film’s release. For instance, marketing costs are generally incurred before and throughout the theatrical release of a film and are expensed as incurred. Therefore, LG Studios typically incurs losses with respect to a particular film prior to and during the film’s theatrical exhibition, and profitability for the film may not be realized until after its theatrical release window. Further, LG Studios may revise the release date of a film as the production schedule changes or in such a manner as LG Studios believes is likely to maximize revenues or for other business reasons. Additionally, there can be no assurance that any of the films scheduled for release will be completed and/or in accordance with the anticipated schedule or budget, or that the film will ever be released.

Theatrical Releases

For the fiscal year ended March 31, 2024, LG Studios released twenty-six (26) films theatrically in the U.S. across its labels (including with LG Studios’ partnership with Roadside Attractions). Such titles and their release patterns included the following:

Fiscal 2024 Theatrical Releases
Title	Release Date	Release Pattern	Label/Partnership
Are You There God? It’s Me, Margaret	April 28, 2023	Theatrical and Accelerated Home Entertainment	Lionsgate
Sisu	April 28, 2023	Theatrical and Premium Video-on-Demand	Lionsgate
About My Father	May 26, 2023	Theatrical and Premium Video-on-Demand	Lionsgate
The Blackening	June 16, 2023	Theatrical and Premium Video-on-Demand	Lionsgate
Joy Ride	July 7, 2023	Theatrical and Premium Video-on-Demand	Lionsgate
Expend4bles	September 22, 2023	Theatrical and Premium Video-on-Demand	Lionsgate
Saw X	September 29, 2023	Theatrical and Premium Video-on-Demand	Lionsgate
The Hunger Games: The Ballad of Songbirds & Snakes	November 17, 2023	Theatrical and Premium Video-on-Demand	Lionsgate
Silent Night	December 1, 2023	Theatrical and Premium Video-on-Demand	Lionsgate
Ordinary Angels	February 23, 2024	Theatrical and Premium Video-on-Demand	Lionsgate
Imaginary	March 8, 2024	Theatrical and Premium Video-on-Demand	Lionsgate
Arthur the King	March 15, 2024	Theatrical and Premium Video-on-Demand	Lionsgate

Fiscal 2024 Theatrical Releases
Title	Release Date	Release Pattern	Label/Partnership
Somewhere in Queens	April 21, 2023	Theatrical and Accelerated Home Entertainment	Roadside Attractions
Fool’s Paradise	May 12, 2023	Theatrical and Premium Video-on-Demand	Roadside Attractions
The Last Rider	June 23, 2023	Theatrical and Accelerated Home Entertainment	Roadside Attractions
Black Ice	July 14, 2023	Theatrical and Accelerated Home Entertainment	Roadside Attractions
Dreamin’ Wild	August 4, 2023	Theatrical and Accelerated Home Entertainment	Roadside Attractions
Retribution	August 25, 2023	Theatrical and Premium Video-on-Demand	Roadside Attractions
Camp Hideout	September 15, 2023	Theatrical and Accelerated Home Entertainment	Roadside Attractions
The Marsh King’s Daughter	November 3, 2023	Theatrical and Premium Video-on-Demand	Roadside Attractions

Fiscal 2024 Theatrical Releases
Title	Release Date	Release Pattern	Label/Partnership
Beyond Utopia	November 3, 2023	Theatrical and Accelerated Home Entertainment	Roadside Attractions
Scrambled	February 2,2024	Theatrical and Accelerated Home Entertainment	Roadside Attractions
The Monk and the Gun	February 9, 2024	Theatrical and Accelerated Home Entertainment	Roadside Attractions
Bring Him to Me	February 23, 2024	Multi-Platform Theatrical and Home Entertainment	Roadside Attractions
Accidental Texan	March 8, 2024	Theatrical and Accelerated Home Entertainment	Roadside Attractions
Asphalt City	March 29, 2024	Theatrical and Accelerated Home Entertainment	Roadside Attractions

LG Studios continues to evaluate release strategies of its films by releasing solely and/or earlier on streaming platforms, initially releasing on premium video-on-demand, premium electronic sell-through, or by licensing directly to streaming platforms. In doing so, LG Studios capitalizes on increased optionality in distribution and maintains a platform agnostic approach to distribution to take full advantage of new windowing opportunities and alternative distribution strategies (while also continuing to work closely with LG Studios’ theatrical exhibition partners).

Nominations and Awards

LG Studios and its affiliated companies (including its wholly-owned subsidiaries, Artisan Pictures, eOne, Mandate Pictures and Summit Entertainment, and Roadside Attractions, of which Lions Gate Parent owns a 43% equity interest) have distributed films that have earned numerous Academy Awards®, Golden Globe Awards®, Producers Guild Awards®, Screen Actors Guild Awards®, Directors Guild Awards®, BAFTA Awards and Independent Spirit Awards nominations and wins.

Motion Picture - Home Entertainment

LG Studios’ U.S. home entertainment distribution operation exploits its film and television content library of more than 20,000 motion picture titles and television episodes and programs, consisting of titles from, among others, Lions Gate Parent, Lionsgate Television, Starz, LG Studios’ subsidiaries, affiliates and joint ventures (such as Anchor Bay Entertainment, Artisan Entertainment, eOne, Grindstone Entertainment Group, Roadside Attractions, Summit Entertainment, Trimark and Vestron), as well as titles from third parties such as A24, A&E, AMC, Entertainment Studios, Gravitas, Saban Entertainment, StudioCanal, STX Entertainment, Tyler Perry Studios Visiona Romantica and Zoetrope. Home entertainment revenue consists of packaged media and digital revenue.

Packaged Media

LG Studios’ packaged media distribution involves the marketing, promotion and/or sale of DVDs/Blu-ray/4K Ultra HD discs to wholesalers and retailers in the U.S. and Canada. Fulfillment of physical distribution services are substantially licensed to Sony Pictures Home Entertainment. LG Studios distributes or sells content directly to retailers such as Wal-Mart, Target, Amazon and others who buy large volumes of LG Studios’ discs to sell directly to consumers.

Digital Media

LG Studios considers alternative distribution strategies for its films and releases several titles solely and/or in an accelerated post-theatrical window on various digital platforms (including multi-platform distribution). LG Studios directly distributes this and other content (including certain titles not distributed theatrically or on physical media) across a wide range of global distribution platforms and networks on an on-demand basis (whereby the viewer controls the timing of broadcast) through dozens of transactional (transactional video-on-demand and electronic-sell-through), subscription, ad-supported and free video-on-demand platforms. LG Studios also directly distributes content on a linear distribution basis (i.e., whereby the programmer controls the timing of playback) through various linear pay, basic cable, and free, over-the-air television platforms worldwide. Transactional video-on-demand services to which we license our content include, among others, Prime Video, Apple TV, Fandango at Home, YouTube, Google TV, Comcast Xfinity and Microsoft Movies & TV; subscription video-on demand services to which LG Studios licenses its content include, among others, Netflix, Hulu, Prime Video, Peacock, Paramount+ and Max; ad-supported video-on-demand services to which LG Studios licenses its content include, among others, The Roku Channel, Tubi TV, YouTube, Samsung and Pluto; and linear networks to which LG Studios distributes its content include, among others, pay television networks such as STARZ, MGM+, HBO and Showtime, and basic cable network groups such as NBCUniversal Cable Entertainment, Paramount Global Domestic Media Networks, Disney Entertainment, Warner Media Entertainment Networks and AMC Networks, as well as Bounce, Telemundo and UniMás. Additionally, we own and operate a suite of 13 multi-content and single series FAST channels carried by various platforms including, among others, Samsung, The Roku Channel, and Pluto.

Motion Picture - Television

LG Studios licenses its theatrical productions and acquired films to the domestic linear pay, basic cable and free television markets. For additional information regarding such distribution, see “Motion Picture – Home Entertainment—Digital Media.”

Motion Picture - International

LG Studios’ international sales operations are headquartered at its offices in London, England. The primary components of LG Studios’ international business are, on a territory-by-territory basis through third parties or directly through its international divisions:

•	The licensing of rights in all media of its in-house feature film product and third-party acquisitions on an output basis;

•	The licensing of rights in all media of its in-house product and third-party acquisitions on a sales basis for non-output territories;

•	The licensing of third-party feature films on an agency basis; and

•	Direct distribution of theatrical and/or ancillary rights licensing.

LG Studios licenses rights in all media on a territory-by-territory basis (other than the territories where LG Studios self-distributes) of (i) LG Studios’ in-house feature film product, and (ii) films produced by third parties such as Ace Entertainment, Buzzfeed, Fifth Season, Asbury Park Pictures and Endurance Media. Films licensed and/or released by LG Studios internationally in fiscal 2024, included such in-house productions as The Hunger Games: The Ballad of Songbirds & Snakes, Are You There God? It’s Me Margaret, About My Father, Joy Ride, Saw X, Highlander, Now You See Me 3, Michael, Imaginary, Never Let Go (f/k/a Motherland) and Miller’s Girl, as well as films produced by third parties such as Flight Risk, Anniversary, Ordinary Angels, Unsung Hero, The Blackening, The Strangers Trilogy, One Ranger, Float, Puppy Love, Love in Taipei and Love at First Sight. Third-party films for which LG Studios was engaged as exclusive sales agent and/or released by LG Studios internationally for the nine months ended December 31, 2023 included Bone Yard and The Fabulous Four.

Through LG Studios’ territory-by-territory sales and an output arrangement in France (for all rights for all media, including home entertainment and television eights), LG Studios generally covers a substantial portion of the production budget or acquisition cost of new theatrical releases which LG Studios licenses and distributes internationally. LG Studios also distributes theatrical titles in Latin America through International Distribution Company, as well as theatrical rights in Canada through Cineplex Pictures.

LG Studios also self-distributes motion pictures in the United Kingdom and Ireland through Lions Gate International UK (“Lionsgate UK”).

For the fiscal year ended March 31, 2024, Lionsgate UK released the following theatrical titles:

Fiscal 2024
Lionsgate UK
Title	Release Date
Are You There God? It’s Me, Margaret	May 19, 2023
Joy Ride	August 4, 2023
Cobweb	September 1, 2023
Expend4bles	September 22, 2023
Saw X	September 29, 2023
The Miracle Club	October 13, 2023
Anatomy of a Fall	November 10, 2023
The Hunger Games: The Ballad of Songbirds & Snakes	November 17, 2023
The Iron Claw	February 9, 2024
Imaginary	March 8, 2024

Motion Picture - Other

Global Products and Experiences

LG Studios’ Global Products and Experiences division drives incremental revenue and builds consumer engagement across LG Studios’ entire portfolio of properties via live shows and experiences, location-based entertainment destinations, games, physical and digital merchandise, and through select strategic partnerships and investments.

Within the division, LG Studios’ Global Live Entertainment business focuses on licensing, developing, and producing live stage shows, concerts, and live immersive experiences and events based on LG Studios’ theatrical and television content. LG Studios has announced multiple live entertainment projects, including Wonder, Nashville and La La Land for Broadway, The Hunger Games for London, as well as a live dance show inspired by the Step Up film franchise. Live to film concerts currently touring globally include La La Land, Dirty Dancing and Twilight.

LG Studios’ Interactive Entertainment business focuses on growing a slate that includes games across PC/console, mobile, virtual reality and more, both through stand-alone games based solely on LG Studios’ content and the integration of LG Studios’ properties with marquee games and platforms such as Call of Duty, Dead By Daylight, Roblox and Fortnite, as well as Web3 projects, including the SANDBOX.

LG Studios’ Location Based Entertainment business licenses and produces LG Studios’ Lionsgate, theatrical, and television brands for theme parks, destinations, and stand-alone attractions and experiences. Attractions based on The Hunger Games, John Wick, Now You See Me, SAW and other intellectual property can be found at theme parks and destinations in the United States, United Kingdom, the Middle East, including the John Wick Experience opening in Las Vegas later in 2024. Lionsgate has also partnered with Six Flags to open SAW themed haunted houses across multiple Six Flags theme parks during the Halloween season.

LG Studios’ Consumer Products business licenses and develops products around its leading film and television properties, including John Wick, The Hunger Games, Twilight, Dirty Dancing, Saw and Ghosts. LG Studios merchandise is available in the Lionsgate Shop, LG Studios’ official ecommerce shop, and at many well-known retail outlets such as Hot Topic, Wal-Mart and Target. LG Studios is developing new offerings across a broad range of categories with best-in-class licensees, including LEGO, American Classics, Ripple Junction, Goodie Two-Sleeves, Hot Toys, Funko and more.

Music

LG Studios manages music for LG Studios’ theatrical and television slates, including overseeing songs, scores and soundtracks for all of LG Studios’ theatrical productions, co-productions and acquisitions, as well as music staffing, scores and soundtracks for all of LG Studios’ television productions. Music revenues are derived from the sales and licensing of music from LG Studios’ films, television, and other productions, and the theatrical exhibition of LG Studios’ films and the broadcast and webcast of LG Studios’ productions.

Ancillary Revenues

Ancillary revenues are derived from the licensing of films and television content at non-theatrical venues including educational and institutional facilities, U.S. military bases, oil rigs, hospitals, hotels, prisons, and on all forms of common carrier transportation, including airlines and ships.

Television Production - Television

LG Studios’ television business consists of the development, production, syndication and distribution of television programming. LG Studios principally generates revenue from the licensing and distribution of such programming to broadcast television networks, pay and basic cable networks, digital platforms and syndicators of first-run programming, which licenses programs on a station-by-station basis and pays in cash or via barter (i.e., trade of programming for airtime). Each of these platforms may acquire a mix of original and library programming.

After initial exhibition, LG Studios distributes programming to subsequent buyers, both domestically and internationally, including basic cable network, premium subscription services or digital platforms (known as “off-network syndicated programming”).

Off-network syndicated programming can be sold in successive cycles of sales which may occur on an exclusive or non-exclusive basis. In addition, television programming is sold on home entertainment (packaged media and via digital delivery) and across all other applicable ancillary revenue streams including music publishing, touring and integration.

Similar to film production practices, LG Studios leverages tax credits, subsidies, and other incentive programs to optimize its returns and maintain financially prudent production models for television content.

LG Studios currently produces, syndicates and distributes over 100 television shows on more than 50 networks.

For the fiscal year ended March 31, 2024, scripted and unscripted programming produced, co-produced or distributed by LG Studios and LG Studios’ affiliated entities (not including executive produced series by 3 Arts

Entertainment, of which LG Studios owns a majority interest), as well as programming syndicated by LG Studios’ wholly-owned subsidiary, Debmar-Mercury, included the following:

Fiscal 2024 Scripted – Lionsgate
Title	Network
Acapulco	Apple
Black Mafia Family	Starz
The Continental	Peacock / Amazon
Extended Family	NBC
Ghosts	CBS
Julia	Max
Manhunt: Lincoln	Apple
Mere Mortals	Apple
Power Book II: Ghost	Starz
Power Book III: Raising Kanan	Starz
Serpent Queen	Starz
The Venery of Samantha Bird	Starz

Fiscal 2024 Scripted – eOne
Title	Network
A Gentleman in Moscow	Paramount+
Moonshine	CBC
The Rookie	ABC
The Rookie: Feds	ABC
The Spencer Sisters	CTV
Yellowjackets	Showtime

Fiscal 2024 Unscripted – Lionsgate Alternative Television*
Title	Network
About Face	TLC
Adam Richman Eats Britain	Food Network
All Creatures Great and Small Meets The Yorkshire Vet	Channel 5
Animal Care Club	Channel 5
At Home with the Greens	Channel 5
Bail Jumpers	Investigation Discovery
Behind the Music	Paramount+
Bob Menendez Documentary	Fox Nation
Brat Loves Judy	WETV
Brat Loves Judy: The Baby Special	WETV
Britain’s Islands: Isle of Wight	Channel 5
Buried in the Backyard	Oxygen
Celebrity Ex On The Beach	MTV
Cruising with Susan Calman	Channel 5
Derbez Family Vacation	Vix
Disappeared	Investigation Discovery
Disappeared - Bradley Sisters Podcast	Investigation Discovery
Disappeared Special - Bradley Sisters	Investigation Discovery
Fletcher’s Family Farm	ITV
Fletcher’s Family Farm at Christmas	ITV
Good Cop, Bad Cop	Investigation Discovery

Fiscal 2024 Unscripted – Lionsgate Alternative Television*
Title	Network
Harvest on the Farm	Channel 5
Hoffman Family Gold	Discovery
How to Not Get Rid of a Body	Investigation Discovery
Icons that Changed America	History
Krishnas: Gurus. Karma. Murder.	Peacock
Ladies First	Netflix
Lincoln Log Masters	Roku
Lost U-Boats of WWII	History
Married to the Game	Amazon
My Big Fat Fab Life	TLC
Naked and Afraid	Discovery
Naked and Afraid: XL	Discovery
Naked and Afraid: Castaways	Discovery
Naked and Afraid: Last One Standing	Discovery
Power Slap: Road to the Title	Rumble
Royal Rules of Ohio	Freeform
Secrets of the Christmas Factory	Channel 5
Seduced to Slay	Investigation Discovery
Selling Sunset	Netflix
Selling the OC	Netflix
Shetland: The Viking Isles	Channel 5
Steve Austin	A&E
Street Outlaws Australia	Discovery
Street Outlaws Mega Cash Days	Discovery
Street Outlaws New Orleans	Discovery
Susan Calman: Tales of the City	Channel 5
The Barnes Bunch	WETV
The Canary Islands with Jane McDonald	Channel 5
The Impact: Atlanta	BET
The Impact: NYC	VH1
The Love Experiment	MTV
The Murder Tapes	Investigation Discovery
The Ultimate Fighter	ESPN+
The Yorkshire Vet	Channel 5
Toya & Reginae	WE tv
Where is Wendy Williams	Lifetime
Wicked Tuna	National Geographic
Zombie House Flippers	Discovery

Fiscal 2024 Syndication – Debmar-Mercury
Title
Family Feud
People Puzzler
Sherri Shepherd

*

Lionsgate Alternative Television includes programming produced by Pilgrim Media Group (of which we own a majority interest), as well as by our wholly-owned subsidiaries, eOne’s U.S. and U.K. non-scripted group, Blackfin, Renegade and Daisybeck Studios (acquired in December 2023).

Television Production - International

LG Studios licenses, sells and distributes original Lions Gate Parent television series (including Lionsgate UK television programming), the Starz original productions produced by the Studio Business, third party television programming and format acquisitions via packaged media and various digital platforms. For the fiscal year ended March 31, 2024, Lionsgate UK television programming that was acquired, began production, was produced or was broadcast, included the following:

Fiscal 2024 Television - Lionsgate UK
Title	Network	Partner(s)
Northern Lights	TG4	Deadpan Pictures
Son of Critch 3	CBC & CW	Project 10
Borderline	ZDF & Roku	Further South Productions and ShinAwil
The Burnings Girls	Paramount+ and Roku	Buccaneer Media
The Final Score	Netflix	Dynamo
Dark City: The Cleaner	Sky NZ	Endevour Ventures
Prosper	Stan	Lingo Pictures
Population 11	Stan	Jungle Entertainment
Pistol	FX/Hulu and Disney+	Wiip
Endangered	M-Net	MOTD Entertainment

Television Production - Home Entertainment

For information regarding television production home entertainment revenue, see “Motion Picture - Home Entertainment.”

Television Production - Other

Other revenues are derived from, among others, the licensing of LG Studios’ television programs to other ancillary distributors, the sales and licensing of music from the television broadcasts of LG Studios’ productions, and from LG Studios’ interest in 3 Arts Entertainment, a talent management company. 3 Arts Entertainment receives commission revenue from talent representation and are producers on a number of television shows and films where they receive an executive producer fee and back-end participations.

On January 2, 2024, Lions Gate Parent closed on the acquisition of an additional 25% of 3 Arts Entertainment representing approximately half of the noncontrolling interest for approximately $194 million. In addition, Lions Gate Parent purchased certain profit interests held by certain managers and entered into certain option rights agreements providing noncontrolling interest holders the right to sell and Lions Gate Parent the right to purchase their remaining 24% interest beginning in January 2027.

Specialized Skill and Knowledge

LG Studios’ management team brings together strong complementary skills, expertise and experience in various aspects of the media and entertainment industry, including in film and television studio operations, production and distribution, as well as in strategic planning, financing, sales, marketing and mergers and acquisitions.

Competitive Conditions

LG Studios’ businesses operate in highly competitive markets. LG Studios competes with companies within the entertainment and media business and from alternative forms of leisure entertainment, such as travel, sporting events, outdoor recreation and other cultural-related activities. LG Studios competes with the major studios, numerous independent motion picture and television production companies, television networks, pay television services and digital media platforms for the acquisition of literary, film and television properties, the services of performing artists, directors, producers and other creative and technical personnel and production financing, all of which are essential to the success of LG Studios’ businesses. In addition, LG Studios’ motion pictures compete for audience acceptance and exhibition outlets with motion pictures produced and distributed by other companies. Likewise, LG Studios’ television product faces significant competition from independent distributors as well as major studios. As a result, the success of any of LG Studios’ motion picture and television business is dependent not only on the quality and acceptance of a particular film or program, but also on the quality and acceptance of other competing content released into the marketplace at or near the same time as well as on the ability to license and produce quality content.

Intellectual Property

LG Studios currently uses and owns or licenses a number of trademarks, service marks, copyrights, domain names and similar intellectual property in connection with LG Studios’ businesses and owns registrations and applications to register them both domestically and internationally. LG Studios believes that ownership of, and/or the right to use, protect, defend and enforce, such trademarks, service marks, copyrights, domain names and similar intellectual property is an important factor in LG Studios’ businesses and that LG Studios’ success depends, in part, on such ownership.

Motion picture and television piracy is extensive in many parts of the world, including South America, Asia and certain Eastern European countries, and is made easier by technological advances and the conversion of content into digital formats. This trend facilitates the creation, transmission and sharing of high-quality unauthorized copies of content on packaged media and through digital formats. The proliferation of unauthorized copies of these products has had and will likely continue to have an adverse effect on LG Studios’ business, because these products may reduce the revenue LG Studios receive from LG Studios’ products. LG Studios’ ability to protect and enforce its intellectual property rights is subject to certain risks and, from time to time, LG Studios encounters disputes over rights and obligations concerning intellectual property, including claims that LG Studios has misappropriated, infringed, or otherwise violated the intellectual property or similar rights of third parties. LG Studios cannot provide assurance that LG Studios will prevail in any intellectual property disputes or related legal proceedings.

After the Business Combination, LG Studios will either own or continue to license from third parties’ intellectual property rights necessary to operate the Studio Business as of the Business Combination.

For additional information on risks relating to intellectual property, please see the sections titled “Risk Factors—Risks Related to the Studio Business—LG Studios’ business is dependent on the maintenance and protection of its intellectual property and pursuing and defending against intellectual property claims may have a material adverse effect on LG Studios’ business” and “Risk Factors—Risks Related to the Studio Business—Piracy of films and television programs could adversely affect LG Studios’ business over time.”

Seasonality (Business Cycles)

LG Studios’ business is not subject to cyclical or seasonal fluctuations, but may depend significantly based on the risk factors set forth in the section entitled “Risk Factors—Risks Related to the Studio Business—LG Studios’ revenues and results of operations may fluctuate significantly.”

Dependence on Key Customer Contracts

LG Studios’ business is not dependent on any key customer contracts, but see “Risk Factors—Risks Related to the Studio Business—The Studio Business relies on a few major retailers and distributors and the loss of any of those could reduce its revenues and operating results.”

Changes to Contracts

Except in connection with the Business Combination, LG Studios’ business is not expected to be affected by the renegotiation or termination of contracts or subcontracts.

Environmental Protection

LG Studios’ business does not involve environmental protection requirements.

Employees

LG Studios expects to employ approximately 1,075 individuals as of the effective time in its worldwide operations. LG Studios also utilizes consultants in the ordinary course of its business and hires additional employees on a project-by-project basis in connection with the production of LG Studios’ motion pictures and television programming.

Environmental and Social Responsibility and Human Capital Management

Following the Business Combination, LG Studios generally expects to continue Lions Gate Parent’s existing policies and practices with respect to environmental, social responsibility and human capital matters. For more information on Lions Gate Parent’s policies and practices, see Lions Gate Parent’s definitive proxy statement relating to its 2023 annual meeting of shareholders.

Legal Proceedings and Regulatory Actions

From time to time, LG Studios is expected to be involved in certain claims and legal proceedings arising in the normal course of business. While the resolution of these matters cannot be predicted with certainty, LG Studios does not believe, based on current knowledge, that the outcome of any currently pending legal proceedings in which Lions Gate Parent is currently involved will have a material adverse effect on LG Studios’ consolidated financial position, results of operations or cash flow.

Interests of Informed Persons in Material Transactions

Other than as set forth in this prospectus, no director or executive officer of Pubco or a person or company that beneficially owns, or controls or directs, directly or indirectly, more than 10% of any class or series of voting securities of Pubco, or any associate or affiliate of any such person, has or had any material interest, direct or indirect, in any transaction since the commencement of Pubco’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect Pubco.

Insurance

The separation agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the effective time and will set forth procedures for the administration of insured claims and certain other insurance matters.

Properties

LG Studios’ corporate office is located at 250 Howe Street, 20th Floor, Vancouver, BC V6C 3R8. Its principal executive offices are located at 2700 Colorado Avenue, Santa Monica, California 90404, where LG Studios occupies 192,584 square feet (per a lease that expires in September 2029).

In addition, LG Studios leases the following properties:

•	94,449 square feet at 134 Peter Street, Toronto, Canada (per a lease that expires in June 2025);

•	93,670 square feet at 12020 Chandler Blvd., Valley Village, California (per a lease that expires in December 2027);

•	48,133 square feet at 4201 Wilshire Blvd., Los Angeles, California (per a lease that expires in July 2024);

•	39,000 square feet at 2700 Pennsylvania Avenue, Santa Monica, California (per a lease that expires in August 2029);

•	28,192 square feet at 15301 Ventura Blvd., North Hollywood, California (per a lease that expires in December 2025);

•	25,346 square feet at 9460 Wilshire Blvd., Beverly Hills, California (per a lease that expires in February 2026);

•	15,673 square feet at 45 Mortimer Street, London, United Kingdom (per a lease that expires in July 2029); and

•

An aggregate of 20,610 square feet for properties located in Beijing, China (per a lease that expires in December 2024), Brentwood, California (per a lease that expires in April 2026), Leeds, United Kingdom (per leases that expire in April 2024, September 2025 and October 2027), Luxembourg City, Luxembourg (per a lease that expires in May 2024), Mumbai, India (per a lease that expires in August 2026), New York, New York (per a lease that expires in May 2025), and Toronto, Canada (per a lease that expires in June 2025).

LG Studios believes that its current facilities are adequate to conduct its business operations for the foreseeable future. LG Studios believes that it will be able to renew these leases on similar terms upon expiration. If it cannot renew, LG Studios believes that it could find other suitable premises without any material adverse impact on its operations.

Material Contracts

The only material contracts within the meaning of applicable Canadian securities legislation, other than the contracts entered into in the ordinary course of business, which have been entered into or will be entered into by LG Studios since its formation or are otherwise material to LG Studios or the Studio Business within the meaning of applicable Canadian securities legislation are the business combination agreement, separation agreement, shared services/overhead sharing agreement, amended and restated registration rights agreement, intercompany financing arrangement, subscription agreements, investor rights agreement, amendment to the voting and standstill agreement and tax matters agreement which are described in the section entitled “StudioCo Relationships and Related Party Transactions.”

Auditors

Ernst & Young LLP, independent registered public accounting firm, is expected to be Pubco’s auditor.

DESCRIPTION OF PUBCO SECURITIES

This section of the prospectus includes a description of the material terms of the Pubco Closing Articles and of applicable Canadian law as they will be in effect upon Closing of the Business Combination. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. Unless stated otherwise, this description does not address any (proposed) provisions of Canadian law that have not become effective as per the date of this prospectus. The description is qualified in its entirety by reference to the complete text of the Pubco Closing Articles, the form of which is attached as Annex C to the Form S-4/A. We urge you to read the full text of the Pubco Closing Articles.

Authorized Share Capital

The authorized share capital of Pubco will consist of shares of the class or classes and series, if any, described in the notice of articles of Pubco. At Closing, the authorized share capital of Pubco will consist of an unlimited number of Pubco Common Shares. The authorized share capital of Pubco may be increased or decreased by a special resolution, which is a resolution passed at a general meeting where at least 66 2/3% of the votes cast are in favour of the resolution or by a resolution passed in writing by all of the shareholders holding shares that carry the right to vote at a general meeting. The directors of Pubco will be authorized to issue new Pubco Common Shares without shareholder approval. The rights and restrictions to which the Pubco Common Shares will be subject are set out in the Pubco Closing Articles.

Share Terms

Pubco Common Shares

Voting Rights

Except as provided by law, holders of Pubco Common Shares will be entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, will have the right to vote for the election of directors and will not have cumulative voting rights.

Dividends

Holders of Pubco Common Shares will be entitled to receive ratably in proportion to the number of Pubco Common Shares held by them such dividends (payable in cash, shares or otherwise), if any, as may be declared from time to time by the board of directors of Pubco out of funds available for dividend payments. Dividends will not be declared where there are reasonable grounds for believing Pubco is insolvent or the payment of dividends would render Pubco insolvent. All outstanding Pubco Common Shares will be fully paid and non-assessable, and the Pubco Common Shares to be issued in connection with the transactions contemplated under the Business Combination Agreement will be fully paid and non-assessable. There will not be a fixed rate of dividends.

Conversion, Redemption, Liquidation and Preemptive Rights

Holders of Pubco Common Shares will have no preferences or rights of conversion, exchange, preemptive or other subscription rights. There will be no redemption provisions applicable to the Pubco Common Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of Pubco’s affairs, holders of Pubco Common Shares will be entitled to share ratably in Pubco’s assets that are remaining after payment or provision for payment of all of Pubco’s debts and obligations in proportion to the Pubco Common Shares held by them.

Pubco Closing Articles

Provisions of Pubco Closing Articles may delay or discourage transactions involving an actual or potential change in control or change in Pubco’s management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that Pubco’s shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of Pubco Common Shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Pubco to first negotiate with Pubco. Pubco believes that the benefits of increased protection and its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Pubco outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Among other things, the Pubco Closing Articles:

•

provide that directors of Pubco may only be removed by shareholders passing a special resolution with the requisite special majority of at least 66 2/3% of the votes cast at a meeting of shareholders entitled to vote in the election of directors, voting together as a single class;

•

establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors. These procedures provide that notice of shareholder proposals must be timely given in writing to Pubco’s secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at Pubco’s principal executive offices not less than 30 days prior to the date of the annual general meeting of the shareholders. The Pubco Closing Articles specify the requirements as to form and content of all shareholders’ notices. These requirements may preclude shareholders from bringing matters before the shareholders at an annual general or special meeting;

•	provide that the authorized number of directors may only be set by the board of directors of Pubco;

•

provide that all vacancies, including newly created directorships that are not filled by the shareholders, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office;

•

provide that any action required or permitted to be taken by the shareholders must be effected at a duly called annual general or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders unless the consent is unanimous among all the shareholders, which may potentially create logistic challenges for a public company with a large number of shareholders; and

•

provide that the Pubco Closing Articles can be amended or repealed at any general meeting of shareholders Pubco. Certain amendments to the Pubco Closing Articles are required be passed by a special resolution, which is a resolution passed at a general meeting where of at least 66 2/3% of the votes cast are in favour of the resolution or by a resolution passed in writing by all of the shareholders holding shares that carry the right to vote at a general meeting.

When interpreting a director’s duties under British Columbia law, Canadian courts have generally interpreted a director’s duty to act “in the best interest of the company” to comprehend a duty to treat all stakeholders affected by corporate actions equitably and fairly, including in the context of a change of control transaction. Accordingly, in determining what is “in the best interests of the company”, it may be legitimate for Pubco’s directors to consider the interests of not only the company’s shareholders, but other stakeholders, such as employees and creditors, as well.

Indemnification Matters

The Pubco Closing Articles provide that Pubco will indemnify its current and former directors and officers against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of a legal proceeding or investigative action, whether current, threatened, pending or contemplated, in which such person, by reason of being or having been a director or officer of Pubco is or may be joined as a party or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. British Columbia law provides that a company must not indemnify a director if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the director did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be, with such associated corporation being an affiliate of the company or a partnership, trust, joint venture or other unincorporated entity in which the director served in the capacity as a director or a position equivalent to that thereof, at the request of the company; or

•

in the case of an eligible proceeding other than a civil proceeding, if the director did not have reasonable grounds for believing that the director’s conduct in respect of which the proceeding was brought was lawful.

The Pubco Closing Articles also permit Pubco to purchase insurance for the benefit of any current or former officer, director, employee or other agent of Pubco or an affiliate of Pubco or, at Pubco’s request, of another entity, for any liability arising out of that person’s actions in such capacity, regardless of whether British Columbia law would permit indemnification. Pubco intends to enter into indemnification agreements with each of its current and future directors and officers. These agreements will require Pubco to indemnify these individuals to the fullest extent permitted under British Columbia law against liability that may arise by reason of their service to Pubco, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified and have provided a written undertaking required under British Columbia law.

Transfer Agent and Registrar

The transfer agent and registrar for the Pubco Common Shares will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Pubco Common Shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Pubco at the time of, or at any time during the three months preceding, a sale and (ii) Pubco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Pubco Common Shares for at least six months but who are affiliates of Pubco at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of Pubco Common Shares then outstanding; or

•	the average weekly reported trading volume of Pubco Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Pubco under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about Pubco.

All Pubco Common Shares received by SEAC Shareholders in the Business Combination are expected to be freely tradeable in the United States, except that the Pubco Common Shares received in the Business Combination by persons who become affiliates of Pubco for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, under an effective registration statement, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Pubco generally include individuals or entities that control, are controlled by or are under common control with, Pubco and may include the directors and executive officers of Pubco as well as its principal shareholders. In addition, the Pubco Common Shares received by PIPE Investors, Lions Gate Parent and the SEAC Sponsor and certain independent directors and advisors of SEAC in the Business Combination may be resold by them only in transactions permitted by Rule 144, under an effective registration statement, or as otherwise permitted under the Securities Act.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

Following the Closing, Pubco will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

The Pubco Common Shares are being issued on a private placement basis in reliance upon exemptions from the prospectus requirements of applicable Canadian securities laws, and for any resale in Canada only, they may be subject to statutory hold periods or resale restrictions under applicable Canadian securities laws and regulatory policy and may not be offered, resold, transferred, pledged or otherwise disposed of by the holders absent an effective registration statement under the Securities Act, except (i) to Pubco or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable Canadian securities laws and regulatory policy, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States and foreign jurisdictions, and any certificates or book-entry statements representing the Pubco Common Shares will contain applicable legends to such effect. As a result of these restrictions, holders of Pubco Common Shares may not be able to readily resell, offer, pledge or otherwise dispose of their Pubco Common Shares in Canada and may be required to bear the financial risk of an investment in their Pubco Common Shares for an indefinite period of time. The Pubco Common Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. Pubco is not, and is under no obligation to become, a “reporting issuer” (as such term is defined in Canadian provincial securities legislation) in any jurisdiction of Canada. The hold period under applicable Canadian securities laws may therefore be indefinite, and a holder of Pubco Common Shares may be unable to sell or otherwise dispose of the Pubco Common Shares in Canada for an indeterminate period of time, unless such sale occurs pursuant to an effective registration statement under the Securities Act and the sale is made either (i) to a purchaser that is not resident in Canada, or (ii) on or through the facilities of an exchange or market outside Canada and such holder of Pubco Common Shares has no reason to believe that the purchaser is resident in Canada. For greater certainty, the foregoing resale restriction described in this paragraph only applies to resales in Canada.

BENEFICIAL OWNERSHIP OF PUBCO SECURITIES

The following table sets forth information known to New SEAC regarding the expected beneficial ownership of Pubco Common Shares following the consummation of the Business Combination by:

•	each person who will become a named executive officer or director of Pubco, and all executive officers and directors of Pubco as a group; and

•	each person who is expected to be the beneficial owner of more than 5% of a class of Pubco Common Shares.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, New SEAC believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The expected beneficial ownership of Pubco following the consummation of the Business Combination is based on 295,712,234 Pubco Common Shares under the No Redemption Scenario and 290,181,042 Pubco Common Shares under the Maximum Redemptions Scenario issued and outstanding after the Closing.

	Assuming No Additional Redemptions Scenario		Assuming Maximum Redemptions Scenario
Name and Address of Beneficial Owners	Number of Pubco Common Shares	%	Number of Pubco Common Shares	%
Directors and Executive Officers of Pubco:
Jon Feltheimer	—	—	—	—
Michael Burns	—	—	—	—
James W. Barge	—	—	—	—
Brian Goldsmith	—	—	—	—
Bruce Tobey	—	—	—	—
Mignon Clyburn	—	—	—	—
Gordon Crawford	—	—	—	—
Priya Dogra	—	—	—	—
Emily Fine	—	—	—	—
Michael T. Fries	—	—	—	—
John D. Harkey, Jr.	—	—	—	—
Susan McCaw	—	—	—	—
Yvette Ostolaza	—	—	—	—
Mark H. Rachesky. M.D.	—	—	—	—
Hardwick Simmons	—	—	—	—
Daryl Simm	—	—	—	—
Harry E. Sloan	—	—	—	—
All Directors and Executive Officers of Pubco as a Group (17 Individuals)	—	—	—	—
Five Percent Holders of Pubco
Lions Gate Parent(8)	253,435,794	85.7%	253,435,794	87.3%

SELLING SHAREHOLDERS

This prospectus relates to the resale by the Selling Shareholders from time to time of up to 25,110,168 Pubco Common Shares. The Selling Shareholders may from time to time offer and sell any or all of the Pubco Common Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholders’ interest in the Pubco Common Shares other than through a public sale.

The following table sets forth, as of April 22, 2024, the names of the Selling Shareholders, the aggregate number of Pubco Common Shares held by each Selling Shareholder immediately prior to the sale of Pubco Common Shares in this offering, the number of Pubco Common Shares that may be sold by each Selling Shareholder under this prospectus and the number of Pubco Common Shares that each Selling Shareholder will beneficially own after this offering.

For purposes of the table below, we have assumed that (i) the Private Placement closes immediately prior to the Closing, (ii) the Closing occurs and (iii) the Selling Shareholders will not acquire beneficial ownership of any additional securities during the offering. In addition, we assume that the Selling Shareholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act. In addition, the table below reflects the maximum amount of Newly Issued Reduction Right Shares that may be issued to each PIPE Investor who elects to exercise its Reduction Right in full, and does not reflect actual elections by such PIPE Investors. In the event the Business Combination or the SEAC Merger is not approved by SEAC Shareholders or the other conditions precedent to the consummation of the Business Combination are not met, then the PIPE Shares will not be issued and New SEAC will seek to withdraw the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement.

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to this Offering(1)				Number of Common Shares Being Offered Hereby(2)	Shares Beneficially Owned After Sale of All Pubco Common Shares Offered Hereby
	No Redemption Scenario		Maximum Redemption Scenario			No Redemption Scenario		Maximum Redemption Scenario
	Shares	%	Shares	%		Shares	%	Shares	%
Certain funds and accounts of Walleye Investments Fund LLC(3)	230,757	*	230,757	*	230,757	—	—	—	—
Certain funds and accounts of Masters Capital, LLC(4)	555,550	*	555,550	*	555,550	—	—	—	—
Certain funds and accounts of Capital Research and Management Company(5)	4,615,163	1.56%	4,615,163	1.59%	4,615,163	—	—	—	—
Certain funds and accounts of Neuberger Berman Investment Advisers LLC(6)	2,884,476	*	2,884,476	*	2,884,476	—	—	—	—
Variable Insurance Products Fund III: VIP Balanced - Communication Services Subportfolio(7)(8)	63,453	*	63,453	*	63,453	—	—	—	—
Fidelity Select Portfolios : Select Communication Services Portfolio(7)(9)	305,958	*	305,958	*	221,558	84,400	*	84,400	*
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund - Communication Services Sub(7)(10)	71,302	*	71,302	*	71,302	—	—	—	—
Fidelity Puritan Trust: Balanced K6 Fund - Communication Services Subportfolio(7)(11)	16,569	*	16,569	*	16,499	70	*	70	*
Fidelity Puritan Trust: Fidelity Balanced Fund - Communication Services Sub(7)(12)	398,772	*	398,772	*	398,772	—	—	—	—
Fidelity Devonshire Trust: Fidelity Series All-Sector Equity Fund - Communication Services Sub(7)(13)	50,382	*	50,382	*	44,982	5,400	*	5,400	*
Fidelity Central Investment Portfolios LLC: Fidelity U.S. Equity Central Fund - Communication Services Sub(7)(14)	300,258	*	300,258	*	242,458	57,800	*	57,800	*
Variable Insurance Products Fund: VIP Stock Selector All Cap Portfolio Communication Services Subportfolio(7)(15)	68,116	*	68,116	*	61,016	7,100	*	7,100	*
Variable Insurance Products Fund IV: VIP Communication Services Portfolio(7)(16)	44,253	*	44,253	*	33,753	10,500	*	10,500	*
Fidelity Contrafund: Fidelity Contrafund(7)(17)	2,292,158	*	2,292,158	*	2,292,158	—	—	—	—

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to this Offering(1)				Number of Common Shares Being Offered Hereby(2)	Shares Beneficially Owned After Sale of All Pubco Common Shares Offered Hereby
	No Redemption Scenario		Maximum Redemption Scenario			No Redemption Scenario		Maximum Redemption Scenario
	Shares	%	Shares	%		Shares	%	Shares	%
Fidelity Contrafund Commingled Pool(7)(18)	907,001	*	907,001	*	907,001	—	—	—	—
Fidelity Contrafund: Fidelity Contrafund K6(7)(19)	565,010	*	565,010	*	565,010	—	—	—	—
Fidelity Contrafund: Fidelity Advisor New Insights Fund - Sub A(7)(20)	213,547	*	213,547	*	213,547	—	—	—	—
Fidelity Global Growth and Value Investment Trust - Sub A(7)(21)	16,122	*	16,122	*	16,122	—	—	—	—
Fidelity Insights Investment Trust(7)(22)	197,136	*	197,136	*	197,136	—	—	—	—
Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund(7)(23)	183,985	*	183,985	*	183,985	—	—	—	—
Variable Insurance Products Fund II: VIP Contrafund Portfolio - Subportfolio A(7)(24)	240,199	*	240,199	*	240,199	—	—	—	—
Jensen Canyon LLC(7)	4,918,839	1.66%	4,918,839	1.70%	4,918,839	—	—	—	—
Integrated Core Strategies (US) LLC(25)	3,767,580	1.27%	3,767,580	1.30%	2,307,580	1,460,000	*	1,460,000	*
Certain funds and accounts of Maum Capital Group, Inc.(26)	2,307,580	*	2,307,580	*	2,307,580	—	—	—	—
Certain funds and accounts of Polar Asset Management Partners Inc. (27)	1,621,271	*	1,621,271	*	1,521,271	100,000	*	100,000	*

*	Less than 1%.
(1)

The beneficial ownership of Pubco is an estimation based on 295,712,234 Pubco Common Shares under the No Redemption Scenario and 290,181,042 Pubco Common Shares under the Maximum Redemptions Scenario issued and outstanding after the Closing.

(2)	The amounts set forth in this column are the Pubco Common Shares that may be offered by each selling shareholder using this Registration Statement.
(3)

Comprised of (i) (a) 74,766 PIPE Shares and (b) 8,307 Newly Issued Reduction Right Shares held by Walleye Trading LLC, (ii) (a) 112,149 PIPE Shares and (b) 12,460 Newly Issued Reduction Right Shares held by Walleye Opportunities Master Fund Ltd, and (iii) (a) 20,768 PIPE Shares and (b) 2,307 Newly Issued Reduction Right Shares held by Sea Hawk Multi-Strategy Master Fund Ltd. Each of Walleye Trading LLC, Walleye Opportunities Master Fund Ltd and Sea Hawk Multi-Strategy Master Fund Ltd is managed by Walleye Capital LLC. William England serves as the CEO of Walleye Capital LLC. Walleye Capital LLC and Mr. England disclaim beneficial ownership of such shares except to the extent of each of the pecuniary interest therein. The address of this shareholder is 2800 Niagara Lane N., Plymouth, MN 55447.

(4)

Comprised of (i) (a) 250,000 PIPE Shares and (b) 27,775 Newly Issued Reduction Right Shares held by Marlin Fund, Limited Partnership (“MF LP”), (ii) (a) 200,000 PIPE Shares and (b) 22,220 Newly Issued Reduction Right Shares held by Marlin Fund II, Limited Partnership (“MFII LP”), (iii) (a) 20,000 PIPE Shares and (b) 2,222 Newly Issued Reduction Right Shares held by Marlin Fund III, Limited Partnership (“MFIII LP”), and (iv) (a) 30,000 PIPE Shares and (b) 3,333 Newly Issued Reduction Right Shares held by Marlin Master Fund Offshore II (“MMFOII LP”). Each of MF LP, MFII LP, MFIII LP and MMFOII LP is managed by Masters Capital Management, LLC. Michael W. Masters is the Managing Member of Masters Capital Management, LLC. The address of this shareholder is 3060 Peachtree Rd, NW, Suite 1425, Atlanta, GA 30305.

(5)

Comprised of (i) (a) 2,076,844 PIPE Shares and (b) 230,737 Newly Issued Reduction Right Shares held by American Funds Insurance Series – Global Small Capitalization Fund and (ii) (a) 2,076,844 PIPE Shares and (b) 230,737 Newly Issued Reduction Right Shares held by SMALLCAP World Fund, Inc. American Funds Insurance Series – Global Small Capitalization Fund is managed by Capital Research and Management Company (“CRMC”). Michael Beckwith, Bradford F. Freer, Harold H. La, Shlok Melwani, Aidan O’Connell, Renaud H. Samyn and Gregory W. Wendt, as portfolio managers, have voting or investment control over the Shares held by the selling stockholder. CRMC or Capital Research Global Investors (“CRGI”) may be deemed to be the beneficial owner of the Shares held by the selling stockholder; however, each of CRMC and CRGI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. CRMC is also the investment advisor for SMALLCAP World Fund, Inc. Julian N. Abdey, Peter Eliot, Brady L. Enright, Bradford F. Freer, Peter Gusev, Leo Hee, M. Taylor Hinshaw, Roz Hongsaranagon, Akira Horiguchi, Shlok Melwani, Dimitrije Mitrinovic, Aidan O’Connell, Samir Parekh, Piyada Phanaphat, Andraz Razen, Renaud H. Samyn, Arun Swaminathan, Thatcher Thompson and Gregory W. Wendt, as portfolio managers, have voting or investment control over the Shares held by the selling stockholder. CRMC, Capital International Investors (“CII”), CRGI or Capital World Investors (“CWI”) may be deemed to be the beneficial owner of the Shares held by the selling stockholder; however, each of CRMC, CII, CRGI and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of American Funds Insurance Series – Global Small Capitalization Fund is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. The address of SMALLCAP World Fund, Inc. is 6455 Irvine Center Drive, Irvine, CA 92618.

(6)

Comprised of (i) (a) 1,557,632 PIPE Shares and (b) 173,053 Newly Issued Reduction Right Sharesheld by Neuberger Berman Equity Funds, Neuberger Berman Intrinsic Value Fund, (ii) (a) 519,211 PIPE Shares and (b) 57,684 Newly Issued Reduction Right Shares held by Lockheed Martin Corporation Master Retirement Trust, and (iii) (a) 519,211 PIPE Shares and (b) 57,684 Newly Issued Reduction

Right Shares held by Lockheed Martin Corporation Defined Contribution Plans Master Trust. Neuberger Berman BD LLC (“NBBD”) is a registered broker-dealer and member of FINRA, and under common control with NBIA. NBIA is the investment adviser to each Neuberger Berman Selling Shareholder and the direct parent company of NBBD. Additionally, NBBD is also an affiliate of Neuberger Berman Equity Funds, Neuberger Berman Intrinsic Value Fund, as the distributor and principal underwriter, as such fund is a mutual fund. The Neuberger Berman Selling Shareholders acquired the shares for investment purposes, and at the time of the acquisition of such shares, the Neuberger Berman Selling Shareholders did not have any agreements or understandings with any person to distribute such shares. Neuberger Berman Group LLC (“NBG”) and certain of its affiliates, including NBIA, as investment adviser of certain Neuberger Berman Selling Shareholders that are not registered investment companies, have voting power and investment power over the shares. NBG and its affiliates do not, however, have any economic interest in the shares. The address of this shareholder is 1290 Avenue of the Americas, New York, NY 10104.
(7)

These entities are managed by direct or indirect subsidiaries of FMR LLC or entities whose shares are subject to reporting by FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(8)	Comprised of (i) 57,108 PIPE Shares and (b) 6,345 Newly Issued Reduction Right Shares.
(9)	Comprised of (i) 199,404 PIPE Shares, (ii) 22,154 Newly Issued Reduction Right Shares and (iii) 84,400 SEAC Class A Ordinary Shares.
(10)	Comprised of (i) 64,172 PIPE Shares and (ii) 7,130 Newly Issued Reduction Right Shares.
(11)	Comprised of (i) 14,849 PIPE Shares, (ii) 1,650 Newly Issued Reduction Right Shares and (iii) 70 SEAC Class A Ordinary Shares.
(12)	Comprised of (i) 358,898 PIPE Shares and (ii) 39,874 Newly Issued Reduction Right Shares.
(13)	Comprised of (i) 40,484 PIPE Shares, (ii) 4,498 Newly Issued Reduction Right Shares and (iii) 5,400 SEAC Class A Ordinary Shares.
(14)	Comprised of (i) 218,214 PIPE Shares, (ii) 24,244 Newly Issued Reduction Right Shares and (iii) 57,800 SEAC Class A Ordinary Shares.
(15)	Comprised of (i) 54,916 PIPE Shares, (ii) 6,101 Newly Issued Reduction Right Shares and (iii) 7,100 SEAC Class A Ordinary Shares.
(16)	Comprised of (i) 30,378 PIPE Shares, (ii) 3,375 Newly Issued Reduction Right Shares and (iii) 10,500 SEAC Class A Ordinary Shares.
(17)	Comprised of (i) 2,062,963 PIPE Shares and (ii) 229,195 Newly Issued Reduction Right Shares.
(18)	Comprised of (i) 816,310 PIPE Shares and (ii) 90,692 Newly Issued Reduction Right Shares.
(19)	Comprised of (i) 508,514 PIPE Shares and (ii) 56,496 Newly Issued Reduction Right Shares.
(20)	Comprised of (i) 192,194 PIPE Shares and (ii) 21,353 Newly Issued Reduction Right Shares.
(21)	Comprised of (i) 14,511 PIPE Shares and (ii) 1,612 Newly Issued Reduction Right Shares.
(22)	Comprised of (i) 177,424 PIPE Shares and (ii) 19,712 Newly Issued Reduction Right Shares.
(23)	Comprised of (i) 165,588 PIPE Shares and (ii) 18,397 Newly Issued Reduction Right Shares.
(24)	Comprised of (i) 216,181 PIPE Shares and (ii) 24,018 Newly Issued Reduction Right Shares.
(25)

Comprised of (i) 2,076,843 PIPE Shares, (ii) 230,737 Newly Issued Reduction Right Shares and (iii) 1,460,000 SEAC Class A Ordinary Shares. Integrated Core Strategies (US) LLC is managed by Millennium Management LLC. The securities listed above may be deemed to be beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Israel Englander and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to the beneficial ownership of the securities held by such entities. The address for Integrated Core Strategies (US) LLC is c/o Millennium Management LLC, 399 Park Avenue, New York, New York 10022.

(26)	Comprised of (i) 2,076,843 PIPE Shares and (ii) 230,737 Newly Issued Reduction Right Shares.
(27)

Comprised of (i) (a) 378,363 PIPE Shares and (b) 42,036 Newly Issued Reduction Right Shares held by Polar Long/Short Master Fund and (ii) (a) 990,795 PIPE Shares, (b) 110,077 Newly Issued Reduction Right Shares and (iii) 100,000 SEAC Class A Ordinary Shares held by Polar Multi-Strategy Master Fund. Each of Polar Long/Short Master Fund and Polar Multi-Strategy Master Fund (the “Polar Funds”) is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as investment advisor of the Polar Funds and has control and discretion over the shares held by the Polar Funds. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Funds. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of this shareholder is 16 York Street, Suite 2900, Toronto, Ontario, M5J 0E6 Canada.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Listing of Pubco Common Shares

SEAC Class A Ordinary Shares, SEAC’s units and SEAC Public Warrants are currently traded on Nasdaq under the ticker symbols “SCRM”, “SCRMU” and “SCRMW,” respectively. We intend to list the Pubco Common Shares on Nasdaq under the ticker symbol “LION” upon the Closing. Pubco will not have units or warrants traded.

MANAGEMENT OF PUBCO AFTER THE BUSINESS COMBINATION

The following information concerning the management of Pubco is based on the Plan of Arrangement, the Pubco Closing Articles, the form of which is attached as Annex C to the Form S-4/A, which is expected to be in effect in such form as of the consummation of the Business Combination, applicable law and current expectations of StudioCo and Lions Gate Parent and is subject to change.

Directors and Executive Officers

The executive officers of Pubco following the StudioCo Amalgamation will be as follows:

Name	Age	Position
Jon Feltheimer	72	Chief Executive Officer
Michael Burns	65	Vice Chair
James W. Barge	68	Chief Financial Officer
Brian Goldsmith	51	Chief Operating Officer
Bruce Tobey	64	Executive Vice President and General Counsel

The directors of Pubco following the StudioCo Amalgamation will be as follows:

Name	Age	Position
Michael Burns	65	Vice Chair, Director
Mignon Clyburn	62	Director
Gordon Crawford	77	Director
Priya Dogra	44	Director
Jon Feltheimer	72	Chief Executive Officer, Director
Emily Fine	50	Director
Michael T. Fries	61	Director
John D. Harkey, Jr.	63	Director
Susan McCaw	61	Director
Yvette Ostolaza	59	Director
Mark H. Rachesky. M.D.	65	Director
Daryl Simm	62	Director
Hardwick Simmons	83	Director
Harry E. Sloan	74	Director

In connection with the StudioCo Amalgamation, it is expected that (i) each of the officers and directors listed above will hold the indicated offices and (ii) each of the director nominees listed above will become members of the Pubco Board.

Executive Officers

Jon Feltheimer is the Chief Executive Officer and a member of the Board of Directors of Lions Gate Parent. During his entertainment industry career, Mr. Feltheimer has held leadership positions at Lions Gate Parent, Sony Pictures Entertainment and New World Entertainment, and has been responsible for tens of thousands of hours of television programming and hundreds of films. Prior to joining Lions Gate Parent, Mr. Feltheimer served as President of TriStar Television from 1991 to 1993, President of Columbia TriStar Television from 1993 to 1995, and President of Columbia TriStar Television Group and Executive Vice President of Sony Pictures Entertainment from 1995 to 1999, where he oversaw the launch of dozens of successful branded channels around the world. Mr. Feltheimer is a director of Grupo Televisa, S.A.B. (NYSE: TV; BMV: TLEVISA CPO).

Qualifications: During Mr. Feltheimer’s tenure, Lions Gate Parent has grown from its independent studio roots into a global media and entertainment leader encompassing world-class film and television operations backed by an 18,000-title library. As Chief Executive Officer, Mr. Feltheimer will provide a critical link to management’s perspective in Pubco Board discussions regarding the business and strategic direction of LG Studios. With extensive experience at three different studios in the entertainment industry, Mr. Feltheimer brings an unparalleled level of strategic and operational experience to the Pubco Board, as well as an in-depth understanding of Lionsgate’s industry and invaluable relationships within the business and entertainment community.

Michael Burns is Vice Chair and a member of the Board of Directors of Lions Gate Parent. Mr. Burns joined Lions Gate Parent’s Board of Directors in August 1999 and became Vice Chair in March 2000. Mr. Burns served as Managing Director and Head of Office at Prudential Securities’ Los Angeles Investment Banking Office from 1991 to March 2000, Mr. Burns has been a director and member of the Finance and Capital Allocation Committee, and the Nominating, Governance & Social Responsibility Committees of Hasbro, Inc. (NASDAQ: HAS) since 2014.

Qualifications: Mr. Burns has worked with Chief Executive Officer Jon Feltheimer in building Lions Gate Parent into a multibillion-dollar media and entertainment leader with world-class film and television studio operations. With an accomplished investment banking career prior to Lionsgate, in which he specialized in raising equity within the media and entertainment industry, Mr. Burns brings to the Pubco Board important business and financial expertise in its deliberations on complex transactions and other financial matters. Additionally, Mr. Burns’ extensive knowledge of and history with Lionsgate, financial background, in-depth understanding of the media and entertainment industry, connections within the business community and relationships with Lions Gate Parent shareholders, make him an invaluable member of the Pubco Board.

James W. Barge has been Lions Gate Parent’s Chief Financial Officer since October 2013. From October 2010 to November 2012, Mr. Barge served as the Executive Vice President, Chief Financial Officer of Viacom, Inc. (having served as its Executive Vice President, Controller, Tax and Treasury since January 2008), where he was responsible for overseeing all aspects of the company’s global finances and capital structure, as well as information technology, risk management and internal audit activities. Prior to joining Viacom, Mr. Barge served as Senior Vice President, Controller and Chief Accounting Officer (from October 2002 to December 2007) and Vice President and Controller (from February 2000 to October 2002) of Time Warner Inc., where he was responsible for the company’s overall financial planning, reporting and analysis, including budgeting and long-range planning, and led several shared service and global process improvement initiatives. Mr. Barge joined Time Warner in March 1995 as Assistant Controller. Prior to joining Time Warner, Mr. Barge held several positions at Ernst & Young, including Area Industry Leader of the Consumer Products Group and National Office Partner, where he was responsible for the resolution of SEC accounting and reporting issues. Mr. Barge is the Chair of the Audit Committee and a member of the Nominating and Governance Committee of Scholastic Corporation (NASDAQ: SCHL).

Brian Goldsmith has been Lions Gate Parent’s Chief Operating Officer since October 2012, and served as Lions Gate Parent’s Executive Vice President, Corporate Development and Strategy, from September 2008 to October 2012. Prior to that, Mr. Goldsmith served as the Chief Operating Officer and Chief Financial Officer of Mandate Pictures, LLC, a wholly-owned subsidiary of Lionsgate since September 2007.

Bruce Tobey has been Lions Gate Parent’s Executive Vice President and General Counsel since March 2023. Prior to that, Mr. Tobey was a partner at O’Melveny & Myers LLP, where he worked from August 2012 to March 2023. Prior to joining O’Melveny & Myers LLP, Mr. Tobey also served as Chief Operating Officer at CBS Films from March 2007 to December 2010, as Executive Vice President at Paramount Pictures Corporation from February 2001 to August 2005, and as a partner at Troop Steuber Pasich Reddick & Tobey, LLP (and its predecessor firm), where he worked from May 1986 to March 2000.

Directors

For more information about Jon Feltheimer and Michael Burns, see the subsection above entitled “Executive Officers”.

Mignon Clyburn is President of MLC Strategies, LLC, a Washington, D.C.-based consulting firm, a position she has held since January 2019. Previously, Ms. Clyburn served as a Commissioner of the U.S. Federal Communications Commission (the “FCC”) from 2009 to 2018, including as acting chair. While at the FCC, she was committed to closing the digital divide and championed the modernization of the agency’s Lifeline Program, which assists low-income consumers with voice and broadband service. In addition, Ms. Clyburn promoted diversity in media ownership, initiated Inmate Calling Services reforms, supported inclusion in STEM opportunities and fought for an open internet. Prior to her federal appointment, Ms. Clyburn served 11 years on the Public Service Commission of South Carolina and worked for nearly 15 years as publisher of the Coastal Times, a Charleston weekly newspaper focused on the African American community.

Other Directorships: Ms. Clyburn is a director of Lionsgate and has been a director of RingCentral, Inc. (NYSE: RNG) since November 2020. Ms. Clyburn previously served on the board of directors of Charah Solutions, Inc. until July 2023.

Qualifications: Ms. Clyburn has extensive experience as a state regulator of investor-owned utilities and as a federal commissioner in the technology and telecommunications fields. Such expertise and additional background as a successful business executive, makes Ms. Clyburn invaluable and well qualified to serve on the Pubco Board.

Gordon Crawford serves as Director Emeritus of the Board of Trustees of the U.S. Olympic and Paralympic Foundation (which he Chaired for nine years from its inception in 2013), and as a Life Trustee on the Board of Trustees of Southern California Public Radio (which he Chaired from 2005 to 2012). Mr. Crawford formerly served as Vice Chairman at The Nature Conservancy and is currently a member of the Emeritus Board of the Nature Conservancy. Mr. Crawford is a past Vice Chairman of the Paley Center for Media and a member of the Board of Trustees of Berkshire School. Mr. Crawford also served on the Board of the U.S. Olympic and Paralympic Committee, and as a member of the Board of the LA24 Olympic and Paralympic Bid Committee. For over 40 years, Mr. Crawford served in various positions at Capital Research and Management, a privately held global investment management company. In December 2012, Mr. Crawford retired as its Senior Vice President.

Other Directorships: Mr. Crawford is a director of Lionsgate and serves as Director Emeritus of the Board of Trustees of the U.S. Olympic and Paralympic Foundation (which he Chaired for nine years from its inception in 2013), and as a Life Trustee on the Board of Trustees of Southern California Public Radio (which he Chaired from 2005 to 2012). Mr. Crawford formerly served as Vice Chairman at The Nature Conservancy and is currently a member of the Emeritus Board of the Nature Conservancy. Mr. Crawford is a past Vice Chairman of the Paley Center for Media and a member of the Board of Trustees of Berkshire School. Mr. Crawford also served on the Board of the U.S. Olympic and Paralympic Committee, and as a member of the Board of the LA24 Olympic and Paralympic Bid Committee.

Qualifications: Mr. Crawford has been one of the most influential and successful investors in the media and entertainment industry for over 40 years. Mr. Crawford’s professional experience and deep understanding of the media and entertainment sector makes Mr. Crawford a valuable member of the Pubco Board.

Priya Dogra has most recently served as President and Managing Director, Warner Bros. Discovery, Europe, Middle East and Africa, overseeing the media company’s businesses across the region. Prior to this, Ms. Dogra led Warner Media’s (formerly, Time Warner) EMEA and Asia Pacific businesses from 2020 to 2022. Ms. Dogra joined Time Warner in 2009, where she held a number of senior roles including Head of Mergers & Acquisitions and Head of Strategy and Corporate Development, leading all major transactions and strategic initiatives across the company. Ms. Dogra began her career at Citi in investment banking covering the clients in the media and telecom sectors based out of Toronto, New York and London from 2002 to 2009.

Qualifications: Ms. Dogra has extensive experience in the media and entertainment industry, including in international operations, mergers and acquisitions, corporate finance, strategy, and business development. Ms. Dogra’s expertise in global film and television businesses, across commercial and creative functions, makes her an invaluable member of the Board.

Emily Fine is a principal of MHR Fund Management, a New York based private equity firm that manages approximately $5 billion of capital and has holdings in public and private companies in a variety of industries. Ms. Fine joined MHR Fund Management in 2002 and is a member of the firm’s investment committee. Prior to joining MHR Fund Management, Ms. Fine served as Senior Vice President at Cerberus Capital Management, L.P. and also worked at Merrill Lynch in the Telecom, Media & Technology Investment Banking Group, where she focused primarily on media merger and acquisition transactions.

Other Directorships: Ms. Fine is a director of Lionsgate and serves on the Board of Directors of Rumie Initiative, a non-profit organization dedicated to providing access to free educational content through digital microlearning.

Qualifications: Ms. Fine brings to the Pubco Board a unique perspective of Lionsgate’s business operations and valuable insight regarding financial matters. Ms. Fine has over 25 years of investing experience and experience working with various companies in the media industry, including, as a principal of MHR Fund Management, working closely with Lionsgate over the past fourteen years.

Michael T. Fries has served as the Chief Executive Officer, President and Vice Chairman of the Board of Directors of Liberty Global, plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) since June 2005. Mr. Fries was Chief Executive Officer of UnitedGlobalCom LLC (“UGC”) from January 2004 until the businesses of UGC and Liberty Media International, Inc. were combined to form Liberty Global. As an executive officer of Liberty Global and co-founder of its predecessor, Mr. Fries has overseen its growth into a world leader in converged broadband, video and mobile communications. Liberty Global delivers next generation products through advanced fiber and 5G networks, and currently provides over 86 million connections across Europe and the U.K. Liberty Global’s joint ventures in the U.K. and the Netherlands generate combined annual revenue of over $17 billion, while remaining operations generate consolidated revenue of more than $7 billion. Through its substantial scale and commitment to innovation, Liberty Global is building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower customers and deploying the advanced technologies that nations and economies need to thrive. Additionally, Liberty Global’s investment arm includes a portfolio of more than 75 companies across content, technology and infrastructure.

Other Directorships: Mr. Fries is a director of Lionsgate and is Executive Chairman of Liberty Latin America Ltd. (since December 2017) (NASDAQ: LILA) and a director of Grupo Televisa S.A.B. (since April 2015) (NYSE: TV; BMV: TLEVISA CPO). Mr. Fries serves as a board member of CableLabs® and as a Digital Communications Governor and Steering Committee member of the World Economic Forum. Mr. Fries serves as trustee and finance committee member for The Paley Center for Media.

Qualifications: Mr. Fries has over 30 years of experience in the cable and media industry. As an executive officer of Liberty Global and co-founder of its predecessor, Mr. Fries has overseen its growth into a world leader in converged broadband, video and mobile communications. Liberty Global delivers next generation products through advanced fiber and 5G networks, and currently provides over 86 million connections across Europe and the U.K. Liberty Global’s joint ventures in the U.K. and the Netherlands generate combined annual revenue of over $17 billion, while remaining operations generate consolidated revenue of more than $7 billion. Through its substantial scale and commitment to innovation, Liberty Global is building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower customers and deploying the advanced technologies that nations and economies need to thrive. Additionally, Liberty Global’s investment arm includes a portfolio of more than 75 companies across content, technology and infrastructure. Mr. Fries’ significant executive experience in building and managing international distribution and programming businesses, in-depth knowledge of all aspects of a global telecommunications business and responsibility for setting the strategic, financial and operational direction for Liberty Global contribute to the Pubco Board’s consideration of the strategic, operational and financial challenges and opportunities of the Studio Business, and strengthen the Pubco Board’s collective qualifications, skills and attributes.

John D. Harkey, Jr. has served as the principal and founder of JDH Investment Management, LLC, an investment advisory firm, since 2007, and as chairman and chief executive officer of Consolidated Restaurant Operations, Inc., a full-service and franchise restaurants company, since 1998. Mr. Harkey is also a co-founder, and has served on the board of directors, of Cessation Therapeutics, a developer of vaccines for addictions to fentanyl, heroin and nicotine, since June 2018. In addition, he was a co-founder of AveXis, Inc., a biotechnology company, from 2010 until it was acquired in 2018 by Novartis AG, and served as executive chairman from 2010 to 2015. Mr. Harkey holds a B.B.A. in Business Honors from the University of Texas at Austin, a J.D. from the University of Texas School of Law, and an M.B.A. from Stanford Graduate School of Business.

Other Directorships: Mr. Harkey is a director of Lionsgate and serves on the board of directors of several privately-held companies and non-profit organizations, and previously served on the board of directors of Sumo Logic, Inc. until its acquisition by Francisco Partners in May 2023, Loral Space & Communications Inc., until its merger with Telesat Canada in November 2021, and Emisphere Technologies, Inc., until its acquisition by Novo Nordisk in December 2020.

Qualifications: Mr. Harkey has extensive operational experience as a private investor and chief executive, in both public and private companies, across a wide range of industries. Mr. Harkey qualifications and experiences, including executive leadership, global leadership, growth and operational scale, business development and strategy, finance and accounting, legal, regulatory, and compliance, and public company board membership, are invaluable to the Pubco Board.

Susan McCaw is currently the President of SRM Capital Investments, a private investment firm. Before this, Ms. McCaw served as President of COM Investments, a position she held from April 2004 to June 2019 except while serving as U.S. Ambassador to the Republic of Austria from November 2005 to December 2007. Prior to April 2004, Ms. McCaw was the Managing Partner of Eagle Creek Capital, a private investment firm investing in private technology companies, a Principal with Robertson, Stephens & Company, a San Francisco-based technology investment bank, and an Associate in the Robertson Stephens Venture Capital Group. Earlier in her career, Ms. McCaw was a management consultant with McKinsey & Company.

Other Directorships: Ms. McCaw is a director of Lionsgate and is a Director and member of the Leadership Development and Compensation Committee of Air Lease Corporation (NYSE: AL). Ms. McCaw is the Vice Chair of the Hoover Institution and a board member of the Ronald Reagan Presidential Foundation & Institute, Teach for America, and the Stanford Institute for Economic Policy Research. She is also a founding board member of the Malala Fund and serves as the Chair of the Knight-Hennessy Scholars Global Advisory Board. Ms. McCaw is also Trustee Emerita of Stanford University.

Qualifications: Ms. McCaw brings deep experience and relationships in global business and capital markets to the Pubco Board through her private sector experience in investment banking and investment management, and through her public service as a former U.S. Ambassador. Ms. McCaw holds a Bachelor’s Degree in Economics from Stanford University and a Masters of Business Administration from Harvard Business School. Ms. McCaw’s experience both as an investor and diplomat brings broad and meaningful insight to the Pubco Board’s oversight of the Studio Business.

Yvette Ostolaza has been a partner since October 2013 at Sidley Austin LLP, a global law firm with 21 offices in four continents and $3.1 billion in revenue. She currently serves as Sidley’s Management Committee Chair and as a member of the firm’s Executive Committee. Ms. Ostolaza has served on a number of nonprofit organizations as a board member or trustee. She regularly advises companies and boards in governance, crisis management, internal investigations, and litigation matters. Ms. Ostolaza was recently named to CNBC’s 2024 inaugural list of 50 “Changemakers: Women Transforming Business.” She has received-awards for her leadership, legal work, and community involvement, including the American Bar Association Margaret Brent award in 2023, Girls, Inc.’s “Woman of Achievement” award, Hispanic National Bar Law Firm Leader of 2022, Texas Lawyer’s Lifetime Achievement Award, and one of 20 “Women of Excellence” nationally by Hispanic Business magazine.

In 2018, she received the Anti-Defamation League’s Schoenbrun Jurisprudence Award for her outstanding leadership and exemplary contributions to the community.

Other Directorships: Ms. Ostolaza is a director of Lionsgate.

Qualifications: Ms. Ostolaza has spent her career developing a global practice representing public and private companies, board committees, and directors and officers in high-profile litigation, investigations, shareholder activism, regulatory, governance, and crisis management matters across a wide variety of industries. This breadth of experience provides important insight and counsel to the Pubco Board’s oversight of the Studio Business.

Mark H. Rachesky. M.D. is the Founder and Chief Investment Officer of MHR Fund Management LLC, a New York-based private equity firm that manages approximately $5 billion of capital and has holdings in public and private companies across a variety of industries. Dr, Rachesky is also the Non-Executive Chairman of the Board of Directors, member of the Nominating Committee and the Human Resources and Compensation Committee of Telesat Corporation (NASDAQ: TSAT), and a director and member of the Nominating Committee, the Corporate Governance Committee and the Compensation Committee of Titan International, Inc. (NYSE: TWI). Dr. Rachesky formerly served on the Board of Directors of Loral Space & Communications Inc. until its merger with Telesat Canada in November 2021, on the Board of Directors of Navistar International Corporation (NYSE: NAV) until its merger with Traton SE in July 2021, and on the Board of Directors of Emisphere Technologies Inc. until it was acquired by Novo Nordisk in December 2020. Dr. Rachesky also serves on the Board of Directors of Mt. Sinai Hospital Children’s Center Foundation, the Board of Advisors of Columbia University Medical Center, as well as the Board of Overseers of the University of Pennsylvania.

Other Directorships: Dr. Rachesky is a director of Lionsgate and the Non-Executive Chairman of the Board of Directors, member of the Nominating Committee and the Human Resources and Compensation Committee of Telesat Corporation (NASDAQ: TSAT), and a director and member of the Nominating Committee, the Corporate Governance Committee and the Compensation Committee of Titan International, Inc. (NYSE: TWI). Dr. Rachesky formerly served on the Board of Directors of Loral Space & Communications Inc. until its merger with Telesat Canada in November 2021, on the Board of Directors of Navistar International Corporation (NYSE: NAV) until its merger with Traton SE in July 2021, and on the Board of Directors of Emisphere Technologies Inc. until it was acquired by Novo Nordisk in December 2020. Dr. Rachesky also serves on the Board of Directors of Mt. Sinai Hospital Children’s Center Foundation, the Board of Advisors of Columbia University Medical Center, as well as the Board of Overseers of the University of Pennsylvania.

Qualifications: Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships. In addition, as the Chief Investment Officer of MHR Fund Management LLC, with a demonstrated investment record in companies engaged in a wide range of businesses over the last 25 plus years, together with his experience as chair and director of other public and private companies, Dr. Rachesky brings broad and insightful perspectives to the Pubco Board relating to economic, financial and business conditions affecting the Studio Business and its strategic direction.

Daryl Simm has been the President and COO of Omnicom Group, Inc. (NYSE: OMC) since November 2021. From February 1998 to November 2021, Mr. Simm was Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. Mr. Simm leads one of the industry’s marketing services companies representing blue-chip global advertisers that connect their brands to consumers through entertainment content. The agencies he leads routinely receive accolades as the most effective and creative in their field and he has been recognized as one of the “100 most influential leaders in marketing, media and tech.” Earlier in his career, Mr. Simm ran P&G Productions, a prolific producer of television programming, where he was involved in large co-production ventures and international content distribution. Mr. Simm was also the top media executive at Procter & Gamble, the world’s largest advertiser and a pioneer in the use of branded entertainment content.

Other Directorships: Mr. Simm is a director of Lionsgate.

Qualifications: Mr. Simm leads one of the industry’s marketing services companies representing blue-chip global advertisers that connect their brands to consumers through entertainment content. The agencies he leads routinely receive accolades as the most effective and creative in their field and he has been recognized as one of the “100 most influential leaders in marketing, media and tech.” Earlier in his career, Mr. Simm ran P&G Productions, a prolific producer of television programming, where he was involved in large co-production ventures and international content distribution. Mr. Simm was also the top media executive at Procter & Gamble, the world’s largest advertiser and a pioneer in the use of branded entertainment content. Mr. Simm’s broad experience across the media and content space makes him well qualified to serve on the Pubco Board.

Hardwick Simmons currently serves as a director of several privately held companies. From February 2001 to June 2003, Mr. Simmons served first as Chief Executive Officer and then as Chairman and Chief Executive Officer at The NASDAQ Stock Market Inc. From May 1991 to December 2000, Mr. Simmons served as President and Chief Executive Officer of Prudential Securities Incorporated. From 2003 to 2016, Mr. Simmons was the Lead Director and Chairman of the Audit and Risk Committee of Raymond James Financial (NYSE: RJF).

Other Directorships: Mr. Simmons is a director of Lionsgate. From 2003 to 2016, Mr. Simmons was the Lead Director and Chairman of the Audit and Risk Committee of Raymond James Financial (NYSE:RJF).

Qualifications: Mr. Simmons, through an accomplished career overseeing one of the largest equity securities trading markets in the world and other large complex financial institutions, brings important business and financial expertise to the Pubco Board in its deliberations on complex transactions and other financial matters. In addition, his broad business knowledge, connections in the business community and valuable insight regarding investment banking and regulation are relevant to the Pubco Board’s oversight of the Studio Business.

Harry E. Sloan is a founder, public company chief executive officer and a leading investor in the media, entertainment and technology industries. Mr. Sloan is the Chairman and CEO of Eagle Equity Partners II, LLC (“Eagle Equity”). Under Mr. Sloan’s leadership, Eagle Equity has acquired and taken public, through special purpose acquisition companies, several digital media companies including, during 2020, Draft Kings, Inc. (Nasdaq: DKNG) (“DraftKings”) and Skillz Inc. (NYSE: SKLZ). Mr. Sloan has been at the forefront and evolution of the video gaming industry as one of the founding investors and a Board Member of Zenimax/Bethesda Game Studios, the awarding winning studio acquired by Microsoft in March 2021. Mr. Sloan co-founded Soaring Eagle Acquisition Corp., which raised $1.725 billion in its initial public offering in February 2021, and in September 2021, completed its initial business combination with Ginkgo Bioworks Holdings, Inc. (NYSE: DNA) (“Ginkgo”). In January 2022, Mr. Sloan and his partners launched Screaming Eagle Acquisition Corp. (NASDAQ: SCRM). Earlier in his career, Mr. Sloan was Chairman and Chief Executive Officer of MGM Studios and founded and led two public companies in the entertainment media arena, New World Entertainment and SBS Broadcasting, S.A. Mr. Sloan was also one of the founding investors of Lionsgate and served as Lionsgate’s Non-Executive Chairman from 2004 to 2005.

Other Directorships: Mr. Sloan is a director of Lionsgate and a member of the Board of Directors and a member of the Audit Committee of Ginkgo, and Vice Chairman of the Board of Directors and Chair of the Nominating and Corporate Governance Committee of DraftKings.

Qualifications: Mr. Sloan’s extensive experience as an international media investor, entrepreneur and studio executive makes him well qualified to serve on the Pubco Board.

As further described under “Certain Relationships and Related Transactions—StudioCo Relationships and Related Party Transactions—Investor Rights Agreement,” certain investors of Lionsgate will have a right to appoint certain directors to the Pubco Board under the Investor Rights Agreement pursuant to the LG Parent Investor Rights Agreement. The initial designees to the Pubco Board of MHR Fund Management will be Dr. Mark H. Rachesky, Emily Fine and John D. Harkey, Jr. The initial designee to the Pubco Board of Liberty Global will be Michael T. Fries and the initial designee to the Pubco Board of Discovery will be Priya Dogra.

Corporate Governance

Pubco will be committed to good corporate governance, which will help it compete more effectively and build long-term shareholder value. Pubco will be governed by the Pubco Board and committees of the Pubco Board that meet throughout the year. Directors will discharge their responsibilities at Pubco Board and committee meetings through ongoing communication with each other and with management throughout the year.

Governance will be a continuing focus at Pubco, starting with the Pubco Board and extending to management and all employees. Therefore, the Pubco Board will review Pubco’s policies and business strategies and advise and counsel its Chief Executive Officer and the other executive officers who manage Pubco’s businesses, including actively overseeing and reviewing, on at least an annual basis, Pubco’s strategic plans.

In addition, Pubco will solicit feedback from shareholders on corporate governance and executive compensation practices and engage in discussions with various groups and individuals on these matters.

EXECUTIVE AND DIRECTOR COMPENSATION

Since StudioCo is currently a subsidiary of Lions Gate Parent and the Studio Business was conducted as a part of the broader business of Lions Gate Parent in fiscal 2023, compensation decisions for the individuals who managed the Studio Business were made by Lionsgate in fiscal 2023. The individuals who were the named executive officers of Lions Gate Parent for fiscal 2023 are anticipated to become Pubco’s executive officers following the Business Combination. Therefore, the information regarding executive compensation related matters of the Studio Business required by Item 402 of Regulation S-K set forth below are generally reproduced from the proxy statement for the annual meeting of the shareholders of Lions Gate Parent filed with the SEC on October 13, 2023 and references to “this proxy statement” in the following section refer to such proxy statement filing.

Unless otherwise indicated or the context otherwise requires, references in this section of this prospectus to “Lionsgate,” “Company,” “we,” “us” or “our” refer to Lions Gate Parent prior to the consummation of the Business Combination and to the “Board” and “Compensation Committee” refer to the board of directors of Lions Gate Parent and the Compensation Committee of the board of directors of Lions Gate Parent, respectively, in each case prior to the consummation of the Business Combination.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

This Compensation Discussion and Analysis is designed to provide shareholders with an understanding of the Company’s executive compensation philosophy and objectives, and practices. In doing so, it describes the material elements of compensation at the Company awarded to, earned by, or paid to, the individuals who served as our principal executive officer, principal financial officer, and three other most highly compensated executive officers for fiscal 2024 (the “Named Executive Officers”). The Named Executive Officers for fiscal 2024 include the following:

Named Executive Officer	Position
Jon Feltheimer	Chief Executive Officer
Michael Burns	Vice Chair
James W. Barge	Chief Financial Officer
Brian Goldsmith	Chief Operating Officer
Bruce Tobey	Executive Vice President and General Counsel

Executive Summary

Who We Are

We (NYSE: LGF.A, LGF.B) encompass world-class motion picture and television studio operations aligned with the STARZ premium subscription platform to bring a unique and varied portfolio of entertainment to consumers around the world. Our film, television, subscription and location-based entertainment businesses are backed by a more than 20,000-title library and a valuable collection of iconic film and television franchises.

Our Content

twilight

*5 films
*$3.4 billion+ global box office

*2 films
*$600 million+ global box office
Now You See Me 3 in development

POWER

*3 spinoffs (*Power Book II: Ghost*, *Power Book III: Raising Kanan*, *Power Book IV: Force*)
* *Power* prequel, *Origins*, in development

Dirty Dancing

*Best-selling library title
* Upcoming Film

ORANGE
is the new
BLACK

*7 seasons
*4 Emmy awards (21 nominations)

MAD MEN

*7 seasons
*4 consecutive *Best Drama* Emmy's (116 nominations)

Ghosts

MYTHIC QUEST

KILL BILL

dogs

NURSE JACKIE

weeds

STEP UP

ROOKIE

RECRUIT

SCREAM

MADEA
GOES TO JAIL

FAHRENHEIT 9/11

crash

MONSTER'S
BALL

wonder

What Management Accomplished in Fiscal 2024

The Company has not yet completed its review of financial and operational performance for the 2024 fiscal year. The Company expects to complete its review in the first quarter of fiscal 2025 and will disclose such information following such determination.

Stock Performance

The Company’s Class A voting common stock (NYSE: LGF.A) has outperformed many of its media studio and streaming peers over the last 12 months.

Compensation Program Goals and Principles

•   Attract, retain and motivate top talent in an intensely competitive industry

•   Align executive pay with performance and shareholder interests

•   Incentivize long-term value creation and maintain a balanced compensation structure

•   Maintain appropriate level of “at-risk” compensation

•   Maintain a strong “clawback” policy

•   No tax gross-ups on severance or other change in control benefits

•   No repricing or buyouts of underwater stock options/SARs without shareholder approval

•   Utilize “double trigger” change in control provisions that only provide benefits upon qualified terminations in connection with a change in control

Compensation Committee Practices

•   Maintain proactive, ongoing and transparent dialogue with investors

•   Review cost and dilutive impact of stock compensation

•   Use appropriate peer groups and industry survey data when establishing compensation

• Apply performance metrics consistently for all employees, including executives • Take counsel from an independent outside consultant, Pay Governance

The Components of Executive Compensation

Item	Nature	Purpose	Basis

Base Salary	Fixed; Short-term	Provide degree of financial stability; Retention	Competitive within peer and industry context

Annual Incentive Bonus	At-risk; Short-term	Reward near-term performance; Promotion and contribution of business strategy; Ensure competitive compensation	Competitive within peer and industry context; Performance-based, with defined target opportunity

Long-Term Incentive Awards	At-risk Long-term	Retention; Reward long-term performance; Align with shareholder interests	Competitive within peer and industry context; Time and performance-based equity, vesting in tranches over multiple years

Determination of Annual Incentive Bonuses For Fiscal 2024

*

The Compensation Committee has not yet determined 2024 annual incentive bonuses for the Named Executive Officers. The Company expects that such determination will be made in the first quarter of fiscal 2025 and will disclose the bonuses following such determination.

For more information on the compensation of the Named Executive Officers, please see the Summary Compensation Table below.

Shareholder Engagement

We proactively engage with shareholders and other stakeholders throughout the year to discuss significant issues, including company performance and strategy, corporate governance, executive compensation, and environmental, social, and governance topics. We take feedback and insights from our engagement with shareholders and other stakeholders into consideration, as we review and evolve our practices and disclosures, and further share them with the Board, as appropriate.

In fiscal 2024, we engaged with 38 of our top 50 shareholders and actively-managed institutional investors owning approximately 78% of the Company’s common stock (not including shares held by officers and directors). Participating in this outreach were Messrs. Feltheimer, Burns, Barge, Goldsmith, Jeff Hirsch, the President and Chief Executive Officer of Starz, and other senior executives from all of the Company’s businesses with support from the Company’s Investor Relations Department.

Investor Conferences

✓ Presented at several major investor conferences, including:

•  The Morgan Stanley 2023 Tech, Media, &Telecom Conference; and

•  The Deutsche Bank 2024 Media, Internet and Telecom Conference.

Investor Meetings

✓ Held more than 100 virtual and in-person investor meetings, representing virtually all of the Company’s analysts and top 25 shareholders.

✓ In January 2024, held an investor presentation conference call in connection with the Company’s proposed business combination involving its studio business and Screaming Eagle Acquisition Corp.

✓ Met with over 50 investors and current Company shareholders in one-on-one meetings related to the Company’s proposed business combination.

At the Company’s 2023 Annual General and Special Meeting of Shareholders held on November 28, 2023 (the “2023 Annual Meeting”), 66% of votes cast at that meeting voted in favor of the Company’s executive compensation program (referred to as a “say-on-pay proposal”). As noted above, we seek input on our executive compensation program from our shareholders on an ongoing basis, and the Compensation Committee will continue to take their views into account in making its determinations.

Key Features of Our Executive Compensation Program

The Compensation Committee believes that our executive compensation program aligns the interests of the Named Executive Officers with the Company’s long-term strategic direction and the interests of our shareholders. Our program’s key features include:

•	Competitive pay using peer group and industry data for compensation decisions.

•	Significant “at risk” pay.

•	The Company provides annual incentive opportunities and other long-term equity awards, which constitute a significant portion of each executive’s total compensation opportunity.

•	The Compensation Committee retains discretion in assessing performance and awarding payouts under the annual incentive plan and performance-based equity awards.

•	Compensation is balanced – the compensation program provides a mix of fixed compensation and short-term and long-term variable compensation.

•	Limited benefits and perquisites are provided.

We have entered into employment agreements with our Named Executive Officers, which we believe have helped create stability for our management team. These agreements are structured to incorporate several features that we believe represent best practices in executive compensation and are generally favored by shareholders. Notably, these agreements do not include provisions for accelerated vesting of equity awards or other payments or benefits that would be triggered solely by a change in control (i.e., there are no “single-trigger” benefits), nor do they provide for gross-ups of taxes on excess parachute payments related to a change in control. Additionally, these agreements do not grant executives the right to voluntarily terminate employment and receive severance in connection with a change in control, except in cases of “good reason” terminations that we view as constructive terminations of employment.

As noted below, equity award grants to Named Executive Officers are generally determined in connection with a new or amended employment agreement with the Company (which includes specifying grants to be made annually over its term). The Company typically does not consider equity-based awards to its executive officers at any other time, but may pay annual bonuses in cash and/or equity awards, and retains discretion to grant equity awards to executives at other times as the Compensation Committee may determine appropriate.

Program Objectives

The goal of the Company’s executive compensation program is to facilitate the creation of long-term value for shareholders by attracting, motivating, and retaining qualified senior executive talent. To this end, the Compensation Committee has designed and administered the Company’s compensation program to reward executives for sustained financial and operating performance, to align their interests with those of shareholders, and to encourage them to remain with the Company for long and productive careers. A significant portion of the Company’s senior executives’ compensation is “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based upon performance.

Compensation Practices

What We Do	What We Don’t Do

✓  Pay for Performance: A significant majority of our executives’ target compensation is “at risk” in the form of annual and long-term incentive awards tied to pre-established performance goals aligned with our short- and long-term objectives and/or the value of our stock price.

× No Tax Gross-ups: We do not have tax reimbursements or gross-ups on severance or other payments (including parachute payments in connection with a change in control).

✓  Use Performance Metrics: Our annual bonus and long-term incentive programs rely on performance metrics, including individual and group contributions, and the Company’s financial and operating performance.

× No Pension Plans or Special Retirement Programs for Executive Officers: We do not have a defined benefit pension plan or supplemental retirement plan for executive officers.

✓  Risk Mitigation: Our compensation program has provisions to mitigate undue risk, including caps on the maximum level of payouts, a clawback policy, multiple performance metrics and board and management processes to identify risk.

× No Single-Trigger Change in Control Agreements: We do not provide benefits triggered solely by a change in control of the Company.

✓ Review of Share Utilization: The Compensation Committee evaluates share utilization levels by reviewing the cost and dilutive impact of stock compensation.	× No Hedging: Board members and executive officers are prohibited from engaging in hedging transactions that could eliminate or limit the risks and rewards of owning our stock.

✓  Competitive Peer Group: Our peer group consists of companies with which we directly compete for executive talent and are generally similar to the Company in terms of revenues, market-capitalization and focus of our business.

× No Repricing of Stock Options or SARs: Repricing of stock options or SARs is not allowed without the approval of the Company’s shareholders.

✓  Independent Compensation Consultant: The Compensation Committee retains Pay Governance, an independent compensation consultant, to provide advice on matters concerning executive and non-employee director pay.

× No Buyout of Underwater Stock Options or SARs: We do not provide for cash buyouts of underwater stock options or SARs without shareholder approval.

✓ Limit Perquisites: We limit perquisites to items that we believe serve a reasonable business purpose.

×   No Evergreen Provisions: The Lions Gate Entertainment Corp. 2023 Performance Incentive Plan (the “2023 Plan”) does not provide for any automatic increases in the number of shares available for issuance under the 2023 Plan.

Process for Determining Executive Compensation

Role of the Compensation Committee

The Company’s executive compensation program is administered by the Compensation Committee, which operates pursuant to a written charter. The Compensation Committee, working with management, determines and implements the Company’s executive compensation philosophy, structure, policies and programs, and administers the Company’s compensation and benefit plans. The Compensation Committee is ultimately responsible for determining the compensation arrangements for the Company’s executive officers and reports to the Board on all compensation matters regarding our executives and other key salaried employees.

Role of Management

The Compensation Committee reviews information provided by management in order to help align the design and operation of the executive compensation program with the Company’s business strategies and objectives. At various times during fiscal 2024, the Company’s Chief Executive Officer and other executives attended relevant portions of Compensation Committee meetings in order to provide information and answer questions regarding the Company’s strategic objectives and financial performance that was relevant to the Compensation Committee’s decisions. Generally, the Company’s Chief Executive Officer makes recommendations to the Compensation Committee with respect to terms of employment for other executive officers (other than himself and the Vice Chair), taking into account competitive market information, the Company’s compensation strategy, his qualitative assessment of the particular executive’s individual performance, and the experience level of the particular executive. The Compensation Committee discusses these recommendations with the Company’s Chief Executive Officer and either approves or modifies them in its discretion. The Compensation Committee is solely responsible for determining the compensation of the Company’s Chief Executive Officer and the Company’s Vice Chair. None of the Named Executive Officers are members of the Compensation Committee or otherwise have any role in determining their own compensation.

Role of Compensation Consultant

The Compensation Committee retains the services of an outside compensation consultant to assist in its review and determination of the Company’s executive compensation program. Throughout fiscal 2024, the Compensation Committee engaged Pay Governance as its independent compensation consultant. Pay Governance assists the committee in the development and evaluation of the Company’s executive compensation program, policies and practices, and its determination of executive compensation, and provides advice to the Compensation Committee on other matters related to its responsibilities. Pay Governance reports directly to the Compensation Committee and the Compensation Committee has the sole authority to retain and terminate the consultant, and to review and approve the consultant’s fees and other retention terms.

Consultant Independence

During fiscal 2024, Pay Governance did not perform work for the Company other than pursuant to its engagement by the Compensation Committee. The Compensation Committee has assessed the independence of Pay Governance and concluded that its engagement of Pay Governance does not raise any conflict of interest with the Company or any of its directors or executive officers.

Peer Group Analysis

The Compensation Committee utilizes a peer group to make comparisons of its executives’ compensation with that of similarly situated executives with other companies in order to help ensure that the Company’s compensation packages are competitive with the broader market and aligned with shareholder interests. The peer group is generally comprised of companies focused on film production, television programming, digital content creation and live entertainment, which the Compensation Committee considers to be similar to the Company in terms of revenue, market capitalization, and business focus.

In fiscal 2023, the Compensation Committee retained Pay Governance to update the Company’s peer group. Pay Governance noted that the Company competes in a talent market where traditional scope markers such as revenue size and market capitalization are not as relevant as they might be in a typical industrial or general industry company. For instance, many traditional film and television production companies have gradually consolidated over the past decade into a small group of major diversified public entertainment companies, smaller independent studios are private or divisions of non-U.S. based companies, new streaming or digital competitors have experienced rapid growth or are also divisions of much larger public companies, and compensation data for executives running larger studios at competitors are typically not publicly disclosed. Accordingly, Pay Governance developed a broader universe of potential peers by reviewing companies within a specified range of the Company’s revenue (e.g., $850 million to $13.5 billion, or approximately 0.25 to 4 times revenue at such time) and market capitalization (e.g., $700 million to $15 billion, or approximately 0.25 to 5 times market capitalization at such time), considering peers in adjacent or similar entertainment content creation/distribution industries, reviewing companies utilized by certain shareholder service firms in their reports on the Company from the previous fiscal year, identifying “peer to peer” companies (i.e., those used by multiple Company peers but not currently used by the Company), and noting “reverse peer” companies (i.e., those disclosing the Company as a peer).

Based on its review, Pay Governance recommended, and the Compensation Committee selected the following peer group, which it utilized for fiscal 2024, and was the same as the peer group used for fiscal 2023:

Peer Group
AMC Networks Inc.	Madison Square Garden Entertainment Corp.
Electronic Arts Inc.	Nexstar Media Group, Inc.
Fox Corporation	Sirius XM Holdings Inc.
Hasbro, Inc.	Take-Two Interactive Software, Inc.
Live Nation Entertainment, Inc.	World Wrestling Entertainment, Inc.

Pay Governance also recommended that the Company continue to utilize industry survey data (such as the Willis Towers Watson Entertainment Industry Survey) to provide compensation data for entertainment-industry specific roles that may not be reflected within the Company’s peer group. The participants in this survey include the following:

Entertainment Industry Group
ABC	Paramount/Showtime
Amazon Studios	Sony Pictures Entertainment
AMC Networks	The CW
CBS	Viacom Media Networks
NBCUniversal	Walt Disney Studios
Netflix	Warner Bros. Discovery

The Compensation Committee determined that it would be appropriate to consider this survey data for executive positions, in addition to the peer group data, as companies in these surveys reflect critical competitors for talent. In using this survey data, the Compensation Committee does not focus on any particular companies in the survey (other than the Company’s peer group listed above). In this Compensation Discussion and Analysis, the term “market” as used for comparison purposes generally refers to the Company’s peer group and the survey data described above.

Use of Market Data

Utilizing peer group and industry survey market data, the Compensation Committee evaluates the amount and proportions of base salary, annual incentive pay, and long-term compensation, including target total direct compensation (defined as base salary, target annual bonus, and the grant date fair value of equity awards granted to the executive during the fiscal year) for a select executive officers, including the Named Executive Officers, relative to the compensation of similarly situated executives with these companies.

While this data serves as informative background for compensation decisions, the Committee doesn’t strictly benchmark compensation against any particular level relative to the Company’s peer group. Except as otherwise noted in this Compensation Discussion and Analysis, decisions by the Compensation Committee are qualitative, reflecting the Compensation Committee’s business judgment, which is informed by analysis of the members of the Compensation Committee including input from, and data provided by, Pay Governance. The Compensation Committee believes that the compensation opportunities provided to the Named Executive Officers are appropriate in light of competitive considerations, and will modify its programs as appropriate based on ongoing industry trends and the Company’s competitive landscape.

Employment Agreements

We have entered into employment agreements with each of the Named Executive Officers. The terms of each employment agreement are described below under Description of Employment Agreements. We believe that it is in the best interests of the Company to enter into multiyear employment agreements with the Named Executive Officers as such multiyear agreements are typical in the Company’s industry and assist in retention and recruiting efforts, foster long-term retention, and promote stability among the management team, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs and rewarding performance.

In fiscal 2023, the Compensation Committee engaged Pay Governance to assist the committee in structuring and analyzing terms for a new employment agreement with Mr. Barge. The Company proposed an increase to his base salary and target bonus, and the grant of annual long-term equity awards, as described below. Pay Governance provided an analysis of the proposed compensation structure for Mr. Barge utilizing compensation levels for chief financial officers in the Company’s peer group. Pay Governance concluded that Mr. Barge’s proposed annualized target total direct compensation was slightly above the 75th percentile of the Company’s peer group.

Accordingly, in March 2024, the Company entered into a new employment agreement with Mr. Barge to continue to serve as the Company’s Chief Financial Officer for a term ending August 1, 2026. The base salary increase, target bonus increase and annual equity awards (including the grant date value, types of awards and vesting provisions) provided in the agreement were established by the Compensation Committee based on its qualitative assessment of Mr. Barge’s performance, negotiations with Mr. Barge, and taking into account market data provided by Pay Governance. The agreement generally provides that Mr. Barge’s long-term incentive awards under his new agreement (consisting of annual equity awards to be granted during the three-year term of the agreement) would be granted 66% in the form of restricted share units (one-half of which would be subject to time-based vesting and one-half of which would be subject to performance-based vesting) and 34% in the form of stock options (with an exercise price equal to the fair market value on the date of grant), although the Compensation Committee has discretion to change this structure each year. Each of the performance-based awards would vest as to one-third of the shares subject to such award on each of the first, second and third anniversaries of the applicable grant date, subject to the achievement of performance criteria approved by the Compensation Committee in consultation with Mr. Feltheimer for the 12-month period ending on the applicable vesting date. Additionally, the incentive awards provide a long-term retention incentive by vesting equally over the first three anniversaries of the grant date. For more information on this agreement, see the Description of Employment Agreements and Potential Payments Upon Termination or Change in Control sections below.

Compensation Components

The Company’s executive compensation program is generally based on three principal components:

(1)	Base salary;

(2)	Annual incentive bonuses; and

(3)	Long-term incentive awards that are subject to time-based and/or performance-based vesting.

The Company also provides certain perquisites and personal benefits to the Named Executive Officers pursuant to their employment agreements, and severance benefits if the Named Executive Officer’s employment terminates under certain circumstances. In structuring executive compensation packages, the Compensation Committee considers how each component of compensation promotes retention and/or motivates performance by the executive.

Base Salary

We provide our executive officers and employees with an annual base salary as a component of fixed compensation. This approach is designed to attract and retain highly qualified executives by ensuring certain predictable compensation levels that reward their continued service. Annual base salaries are established when we hire or otherwise enter into an employment agreement with executives, taking into account market data, peer group and entertainment industry compensation benchmarks, internal assessments of individual and comparative compensation levels, and the executive’s individual performance. Our strategy typically involves setting base salaries below industry peers’ levels, with a focus on performance-based incentives and stock-based compensation comprising the majority of total compensation.

We provide our executive officers and other employees with an annual base salary as a component of compensation that is fixed. We believe that in order to attract and retain highly qualified executives, we need to provide them with certain predictable compensation levels that reward their continued service. Annual base salaries are established when we hire or otherwise enter into an employment agreement with executives. In determining base salary, the Compensation Committee primarily considers market data and compensation levels of executive officers of companies in the Company’s peer group and entertainment industry group, an internal review of the executive’s compensation (both individually and relative to other executive officers), and the executive’s individual performance. Our practice has been to establish base salaries that are generally lower than the salaries of comparable positions at the Company’s peer group, with the significant majority of the executive’s compensation being performance-based and/or tied to the value of our shares.

The Named Executive Officers’ current base salaries are set forth below under Description of Employment Agreements. The Compensation Committee believes that the base salary levels of each of the Named Executive Officers are reasonable in view of the Compensation Committee’s assessment of the Company’s peer group data for similar positions and the committee’s assessment of the Company’s overall performance and contribution of those officers to that performance.

Annual Incentive Bonuses

Annual incentive bonuses aim to incentivize our executive officers to achieve annual financial, operational and individual performance goals and focus on promotion of and contribution to achievement of the Company’s business strategy. Employment agreements with Named Executive Officers typically provide for a target annual incentive bonus amount, with the amount awarded each year determined at the Compensation Committee’s discretion, taking into account the recommendation of the Company’s Chief Executive Officer (other than for himself and the Vice Chair), based on performance criteria established by the Compensation Committee.

Payouts for annual incentive awards are determined by using three equally weighted measures: corporate performance (1/3), divisional performance (1/3) and individual performance (1/3). Corporate performance measures the Company’s overall financial and operational performance, including key performance indicators closely tied to the Company’s strategic objectives and long-term success. Divisional performance evaluates each division’s financial performance, operational efficiency, and achievement of division-specific goals and targets that are aligned with the Company’s overall strategic direction. Individual performance assesses employees’ contributions, considering various factors such as job responsibilities, individual goals and targets, leadership skills, and contributions to the team and the Company.

An executive’s overall performance score is then derived from the average of the three performance measures. The annual incentive bonus amount is then calculated by multiplying the average performance score by each executive’s target annual incentive bonus amount. Given the broad responsibilities of the Named Executive Officers, the Compensation Committee evaluates their divisional performance based on overall company performance rather than focusing on any particular division.

Annual incentive bonus target amounts for each of the Named Executive Officers are set as a dollar amount or percentage of base salary, as set forth in their employment agreements. Mr. Burns’ 2024 annual incentive bonus target amount is set at 100% of Mr. Burns’ annual bonus amount awarded for fiscal 2023 instead of the amount set in his employment agreement.

Name	Fiscal 2024 Target Bonus
Jon Feltheimer	$7,000,000
Michael Burns	$5,500,000
James W. Barge	$3,000,000
Brian Goldsmith	$1,250,000
Bruce Tobey	$750,000

Retaining Discretion in Awarding Annual Incentive Bonuses

The Compensation Committee exercises certain discretion in determining payouts for annual incentive bonuses, particularly regarding the individual performance measure, and does not apply fixed ratios or formulas, or rely solely on market data or quantitative measures. Instead, the Compensation Committee may consider a range of factors including market data, Company performance and budgetary considerations, the executive’s role within the Company, historical performance, expectations for future performance, experience, any recent or anticipated changes in their responsibilities, internal pay equity, retention incentives for succession planning, and other relevant factors deemed appropriate by the Compensation Committee.

The Compensation Committee believes that it is important to retain this discretion for the following reasons:

•	Strategic, accretive transactions and other content acquisitions that are expected to positively affect future financial results may not be reflected in near-term corporate performance.

•

Investments in new businesses or increased investment in current lines of business may further generate significant long-term shareholder value, but may not be immediately reflected in near-term corporate performance.

•

Discretion allows the Compensation Committee to exclude or mitigate the impact of external events beyond management’s control, such as unplanned acquisitions and divestitures, unplanned programming or new business investment, corporate transactions, legal expenses or unforeseen events that were not accounted for at the beginning of the fiscal year.

Additionally, the Compensation Committee believes that this approach promotes a balanced and holistic evaluation of employees’ performance, and encourages them to play an active role in the Company’s overall success while also acknowledging their individual accomplishments. This approach cultivates a performance-oriented culture and underscores the Company’s dedication to performance-based compensation principles.

Fiscal 2024 Financial Performance

The Company has not yet completed its review of the Company’s financial performance for the 2024 fiscal year. The Company expects to complete its review in the first quarter of fiscal 2025.

Fiscal 2024 Operating Performance

The Company has not yet completed its review of operational performance for the 2024 fiscal year. The Company expects to complete its review in the first quarter of fiscal 2025.

Fiscal 2024 Annual Incentive Bonuses

The Company has not yet completed its review of financial and operational performance for the 2024 fiscal year. Accordingly, the Compensation Committee has not yet determined what percentage to award to each executive for the corporate, divisional or individual performance measures for fiscal 2024 annual incentive bonuses, and thus has not yet determined 2024 annual incentive bonuses for the Named Executive Officers. The Company expects to complete its review of financial and operational performance for fiscal 2024 in the first quarter of fiscal 2025, and the Compensation Committee expects to determine annual bonus for the Named Executive Officers in the first quarter of fiscal 2025, following such review.

Long-term Incentive Awards

The Company believes that providing a meaningful equity stake in our business is essential to ensure competitive compensation opportunities. Moreover, the Company believes that providing compensation in the form of equity awards aligns executives’ incentives with shareholders’ interests, fostering long-term superior performance. Therefore, we have historically made grants of restricted share units, stock options and/or SARs to incentivize our executives in driving shareholder value. The Compensation Committee bases its award grants to executives on a number of factors, including:

•	The executive’s role within the Company and overall compensation package;

•	The executive’s performance in fulfilling individual responsibilities;

•	Comparative analysis of equity participation among executives at peer group companies; and

•	The executive’s contribution to the Company’s financial success.

Equity Award Grant Practices

Equity award grants to the Named Executive Officers are set forth in their employment agreements, which generally provide terms for annual grants to be made over the agreement’s term. These grants are strategically designed to provide incentives throughout the agreement’s duration and to incentivize performance throughout the agreement’s term. The Compensation Committee then assesses the award terms in the employment agreements each year and makes a final determination as to the terms of the annual equity awards to be granted to the Named Executive Officers for that year.

The Compensation Committee’s practice has been to grant the annual equity awards at its first meeting after July 1 each year, which meeting is usually scheduled well in advance. Additionally, the Company may, from time-to-time, grant equity-based awards to executive officers and other employees as part of annual bonuses, in connection with new-hires or promotions, or in other special circumstances, and retains discretion to grant equity awards from time-to-time when and as the Compensation Committee may determine to be appropriate. The release of material non-public information is not taken into account in determining the timing and terms of equity award grants, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

The Company’s equity incentive awards as described below are generally made with respect to Class B non-voting shares. However, the Compensation Committee has discretion to provide that awards granted under stock incentive plans may be made with respect to the Class A voting shares rather than Class B non-voting shares.

Restricted Share Units

The Company grants long-term incentive awards to the Named Executive Officers in the form of restricted share units that may be subject to time-based and performance-based vesting requirements. Awards generally relate to Class B non-voting shares, with each unit that vests being payable in Class B non-voting shares (although awards may also be structured to be payable in cash based on the value of the underlying shares). Awards of time-based restricted share units vest over a period of several years following the date of grant. Thus, the units are designed both to link executives’ interests with those of the Company’s shareholders (as the units’ value is based on the value of Class B non-voting shares) and to provide a long-term retention incentive for the vesting period, as they generally have value regardless of share price volatility.

Awards of performance-based restricted share units also cover multiple years, with a percentage of the units subject to the award becoming eligible to vest each year based on the Company’s and the individual’s performance during that year relative to performance goals reviewed by the Compensation Committee. Before any performance-based restricted share unit is paid, the Compensation Committee must certify that the performance target(s) have been satisfied. The Compensation Committee has discretion to determine the performance target(s) and any other restrictions or other limitations of performance-based restricted share units and may reserve discretion to reduce payments below maximum award limits. Thus, the performance units are designed both to motivate executives to maximize the Company’s performance each year and to provide a long-term retention incentive for the entire period covered by the award.

Stock Options	A stock option is the right to purchase shares at a future date at a specified price per share. The Company grants stock options to the Named Executive Officers with an exercise price that is equal to (i) the closing price of a Class B non-voting share on the date of grant, and (ii) in certain cases, as a percentage premium to the closing price of a Class B non-voting share on the date of grant. Thus, the Named Executive Officers will realize value on their stock options only if the Company’s shareholders realize value on their shares and, for that reason, the Compensation Committee considers all options to be performance-based awards. The stock options function as a retention incentive for the Company’s executives as the executive generally must remain employed through the vesting period. The maximum term of a stock option is 10 years from the date of grant.

Share Appreciation Rights	A share appreciation right (or SAR) is the right to receive payment of an amount equal to the excess of the fair market value of a Class B non-voting share on the date of exercise of the SAR over the base price of the SAR. The Company has made a portion of its long-term incentive awards to the Named Executive Officers in the form of SARs. Upon exercise of a SAR, the holder receives a payment in cash or shares with a value equal to the excess, if any, of the fair market value of a Class B non-voting share on the date of exercise of the SAR over the base price of the SAR. Because the base price of the SAR is not less than the closing price of a Class B non-voting share on the grant date, SARs provide the same incentives as stock options because the holder will realize value on their SARs only if the Company’s share price increases after the date of grant.

Thus, similar to stock options, SARs are considered by the Compensation Committee to be performance-based awards. The SARs function as a retention incentive for the Company’s executives as the executive generally must remain employed through the vesting period. The maximum term of a SAR is 10 years from the date of grant.

Granting of Equity Awards in Fiscal 2024

The following equity awards were granted to the Named Executive Officers in fiscal 2024.

These awards consist of (i) annual grants made to Messrs. Feltheimer, Burns, Barge, Goldsmith and Tobey pursuant to their employment agreements and (ii) a one-time grant made to Mr. Tobey. In addition, these awards consist of a portion of certain performance-based awards approved by the Compensation Committee prior to fiscal 2024 that became eligible to vest during fiscal 2024. In the case of these performance-based awards, the award (or a portion thereof) is treated as granted for accounting purposes on the date on which the Compensation Committee determines whether the applicable performance requirements have been met, and the discussion below relates to the vesting tranches of these awards allocated to fiscal 2024 (including the number of shares awarded by the Compensation Committee based on performance during fiscal 2024) that were allocated to a performance period that ended during fiscal 2024. For more information on these awards, please see the executive compensation tables and narratives that follow this Compensation Discussion and Analysis.

•

In May 2023, the Compensation Committee determined the vesting of a tranche of an award of performance-based SARs granted to Mr. Barge in September 2019 that was eligible to vest during fiscal 2023. This tranche covered 211,842 SARs with respect to Class B non-voting shares that were eligible to vest based on the Compensation Committee’s assessment of the Company’s and Mr. Barge’s performance during the 12-month period covered by that tranche. For these purposes, the Compensation Committee reviewed the Company’s corporate performance discussed in the Company’s 2023 proxy statement, and reflected in the Company’s Quarterly Reports on Form 10-Q, and also acknowledged the contributions of Mr. Barge cited in the Company’s 2023 proxy statement. Accordingly, based on its review, the Compensation Committee approved the vesting of 100% of the performance-based SARs that were subject to this vesting tranche.

•

In June 2023, effective July 3, 2023, the Compensation Committee approved annual grants of restricted share units for fiscal 2024 (one-half of which would be subject to time-based vesting and one-half of which would be subject to performance-based vesting) to each of the Named Executive Officers. Each of these grants is scheduled to vest over a three-year period. The number of shares subject to the time-based grants are shown in the Grants of Plan-Based Awards Table below. As noted above, the performance-based awards are not treated as granted for accounting purposes until the Compensation Committee determines whether the applicable performance requirements have been met, and accordingly, the annual grants made in fiscal 2024 that are subject to performance-based vesting are not reflected in the table.

•

In June 2023, the Compensation Committee determined the vesting of a tranche of awards of performance-based restricted share units granted to Messrs. Feltheimer, Barge and Goldsmith in July 2022, that were eligible to vest during fiscal 2024. The tranches covered 96,811, 60,507 and 56,473 restricted share units, respectively with respect to Class B non-voting shares, that were eligible to vest based on the Compensation Committee’s assessment of the Company’s and the executive’s performance during the 12-month period covered by the tranche. For these purposes, the Compensation Committee reviewed the Company’s corporate performance reflected in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 and the contributions of Messrs. Feltheimer, Barge and Goldsmith cited in the Company’s 2023 proxy statement. Accordingly, based on its review, the Compensation Committee approved the vesting of 100% of the performance-based restricted share units that were subject to these vesting tranches, and these tranches are considered granted for accounting purposes upon the date of the Compensation Committee’s determination and are reported in the compensation tables below. However, these tranches of performance-based restricted share units do not vest unless a VWAP Goal (as defined below) is achieved on or before the earlier of (i) the third anniversary of the award date or (ii) the date of termination of the executive’s employment or service with the Company or any of its subsidiaries for any reason. The “VWAP Goal” shall be considered achieved on the date on which the volume weighted average of the closing prices of Class B non-voting shares over a period of twenty (20) consecutive trading days ending on such date is equal to or greater than $14.61, in each case in regular trading on the New York Stock Exchange. The VWAP Goal (if not previously achieved) is deemed to have been achieved in full upon any change in control of the Company, or any other extraordinary transaction (including, but not limited to, a full or partial spin-off, split-off, issuance of a tracking stock or other transaction by the Company or its subsidiaries). The VWAP Goal has not yet been achieved and these tranches have not yet vested.

•

In June 2023, the Compensation Committee determined the vesting of (i) a tranche covering 90,703 shares of an award of performance-based restricted share units granted to Mr. Barge in July 2020 and (ii) a tranche covering 42,779 shares of an award of performance-based restricted share units granted to Mr. Barge in July 2021, in each case, that were eligible to vest during fiscal 2024 based on the Compensation Committee’s assessment of the Company’s and Mr. Barge’s performance during the 12-month period covered by that tranche. For these purposes, the Compensation Committee reviewed the Company’s corporate performance reflected in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 and the contributions of Mr. Barge cited in the Company’s 2023 proxy statement. Accordingly, based on its review, the Compensation Committee approved the vesting of 100% of the performance- based restricted share units that were subject to these vesting tranches.

•

In June 2023, the Compensation Committee determined the vesting of (i) a tranche covering 79,365 shares of an award of performance-based restricted share units granted to Mr. Goldsmith in July 2020 and (ii) a tranche covering 39,927 shares of an award of performance-based restricted share units granted to Mr. Goldsmith in July 2021, in each case, that were eligible to vest during fiscal 2024 based on the Compensation Committee’s assessment of the Company’s and Mr. Goldsmith’s performance during the 12-month period covered by that tranche. For these purposes, the Compensation Committee reviewed the Company’s corporate performance reflected in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023, and the contributions of Mr. Goldsmith cited in the Company’s 2023 proxy statement. Accordingly, based on its review, the Compensation Committee approved the vesting of 100% of the performance-based restricted share units and the performance-based stock options that were subject to these vesting tranches.

•	In July 2023, the Compensation Committee approved the grant of 12,165 time-based restricted share units to Mr. Tobey. The grant is scheduled to vest in July 2024.

Severance and Other Benefits upon Termination of Employment

The Company provides severance protections for the Named Executive Officers under their respective employment agreements. The Compensation Committee determines the level of severance benefits on a case-by-case basis, and, in general, considers them an important part of an executive’s compensation, consistent with competitive practices and, particularly in the context of a change in control transaction, playing a valuable role in attracting and retaining key executive officers.

As described in more detail under Potential Payments Upon Termination or Change in Control below, the Named Executive Officers would be entitled to severance benefits under their employment agreements in the event of a termination of employment by the Company “without cause” or, in certain cases, for “good reason,” as such terms are defined in the executive’s employment agreement. The Company has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. The cash severance benefits for these executives are generally determined, in the case of Messrs. Feltheimer and Burns, based on their base salary through the remainder of the term covered by their employment agreement and, in the case of the other Named Executive Officers, the greater of 50% of their base salary through the remainder of the term covered by their employment agreement or their base salary for a specified number of months following termination.

The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide certain Named Executive Officers with enhanced severance benefits if their employment is terminated by the Company “without cause” or, in certain cases, by the executive for “good reason” in connection with a change in control. We believe that such enhanced severance benefits the Company and the shareholders by incentivizing the executives to be receptive to potential transactions that are in the best interest of shareholders even if the executives face great personal uncertainty in the change in control context. The cash severance benefits for these executives are generally determined based on their base salary through the remainder of the term covered by their employment agreement (or, if greater, a specified amount in the case of Messrs. Feltheimer and Burns or a specified number of months of base salary following termination in the case of the other Named Executive Officers). In addition, the Company believes it is appropriate to provide these benefits to certain Named Executive Officers (other than Messrs. Feltheimer and Burns) if their employment is terminated in circumstances described above following a change in the senior management of the Company as specified in their respective employment agreements.

As noted above, we do not provide any benefits to the Named Executive Officers that would be payable solely because a change in control occurs or any right to receive a gross-up payment for any parachute payment taxes that may be imposed in connection with a change in control.

See Potential Payments Upon Termination or Change in Control below for more information on the severance benefits provided under the Named Executive Officers’ employment agreements.

Perquisites and Other Benefits

We provide certain Named Executive Officers with limited perquisites and other personal benefits, such as life insurance policy contributions and club membership dues that the Compensation Committee believes are reasonable and consistent with our overall compensation program, to better enable us to attract and retain superior employees for key positions. Additionally, we own an interest in an aircraft through a fractional ownership program for use, from time to time, for film promotion and other corporate purposes. As we maintain this interest for business purposes, we believe that it is reasonable to afford limited personal use of the aircraft consistent with regulations of the Internal Revenue Service, the SEC and the Federal Aviation Administration. Messrs. Feltheimer and Burns reimburse the Company for a portion of the costs incurred for their limited personal use of the aircraft. All of these perquisites are reflected in the All Other Compensation column of the Summary Compensation Table and the accompanying footnotes below.

We have also adopted a nonqualified deferred compensation plan to allow the Named Executive Officers and certain other key employees the opportunity to defer a portion of their compensation without regard to the tax code limitations applicable to tax-qualified plans. The deferred compensation plan is intended to promote retention by providing participants with an opportunity to save for retirement in a tax-efficient manner. Please see the Non-Qualified Deferred Compensation section below for a description of the plan.

Clawback Policy

In accordance with SEC and NYSE requirements, the Compensation Committee has adopted an executive compensation recovery policy regarding the adjustment or recovery of certain incentive awards or payments made to current or former executive officers in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. In general, the policy provides that, unless an exception applies, we will seek to recover compensation that is awarded to an executive officer based on the Company’s attainment of a financial metric during the three-year period prior to the fiscal year in which the restatement occurs, to the extent such compensation exceeds the amount that would have been awarded based on the restated financial results.

Policy with Respect to Section 162(m)

U.S. federal income tax law generally prohibits a publicly held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017, that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by the Company’s shareholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its shareholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

COMPANY’S COMPENSATION POLICIES AND RISK MANAGEMENT

The Compensation Committee has reviewed the design and operation of the Company’s current compensation structures and policies as they pertain to risk and has determined that the Company’s compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2024, the Compensation Committee consisted of Messrs. Simm (Chair), Fries, Rachesky, Sloan and Ms. McCaw. No member who served on the Compensation Committee at any time during fiscal 2024 is or has been a former or current executive officer of the Company, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2024.

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The Summary Compensation Table below quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers for fiscals 2024, 2023 and 2022. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus and long-term equity incentives. The Named Executive Officers also received the other benefits listed in column (i) of the Summary Compensation Table, as further described in footnote 3 to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table and the accompanying description of the material terms of equity awards granted in fiscal 2024 provide information regarding the long-term equity incentives awarded to the Named Executive Officers in fiscal 2024. The Outstanding Equity Awards at Fiscal 2024 Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards. The Pay Versus Performance table reflects certain information regarding compensation actually paid to the Named Executive Officers, as defined by Item 402(v) of the SEC’s Regulation S-K, and certain measures of our financial performance for the past four fiscal years.

Summary Compensation — Fiscals 2024, 2023 and 2022

Name and Principal Position(a)	Fiscal Year(b)	Salary ($)(c)	Bonus ($)(1) (d)		Stock Awards ($)(2) (e)		Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(1) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
Jon Feltheimer	2024	$1,500,000	$	*	$5,427,902		$0	$0	$0	$286,046	$	*
Chief Executive Officer	2023	$1,500,000		$10,000,000	$9,750,004	**	$0	$0	$0	$278,405		$21,528,409
	2022	$1,500,000		$2,800,000	$1,000,003		$0	$0	$0	$285,409		$5,585,412

Michael Burns	2024	$1,000,000	$	*	$1,749,999		$0	$0	$0	$86,643	$	*
Vice Chair	2023	$1,000,000		$5,500,000	$3,500,005	**	$0	$0	$0	$98,975		$10,098,980
	2022	$1,000,000		$2,000,000	$1,344,000		$0	$0	$0	$62,289		$4,406,289
James W. Barge	2024	$1,166,667	$	*	$3,033,711		$911,481	$0	$0	$15,236	$	*
Chief Financial	2023	$1,000,000		$3,000,000	$5,965,724	**	$891,066	$0	$0	$14,285		$10,871,075
Officer	2022	$1,000,000		$800,000	$3,200,174		$1,437,120	$0	$0	$13,486		$6,450,780
Brian Goldsmith	2024	$1,250,000	$	*	$3,019,557		$0	$0	$0	$14,122	$	*
Chief Operating	2023	$1,125,000		$1,625,000	$3,648,468	**	$184,629	$0	$0	$18,802		$6,601,899
Officer	2022	$1,000,000		$375,000	$3,483,617		$568,463	$0	$0	$14,034		$5,441,114

Bruce Tobey	2024	$1,000,000	$	*	$599,996		$0	$0	$0	$25,015	$	*
Executive Vice	2023	$19,231		$0	$249,999		$0	$0	$0	$0		$269,230
President and General Counsel

*

As noted above, the Compensation Committee has not yet determined the 2024 annual incentive bonuses for the Named Executive Officers, as the Company has not yet completed its review of the Company’s financial performance for the 2024 fiscal year. The Company expects that such determination will be made in the first quarter of fiscal 2025 and will provide an updated Summary Compensation Table following such determination.

**

As explained in note (1) below, these amounts include the value of equity awards granted early in fiscal 2023 as a portion of the executive’s fiscal 2022 annual incentive bonus as follows: for Mr. Feltheimer, $7,200,002 in stock awards; for Mr. Burns, $3,500,005 in stock awards; for Mr. Barge, $3,199,998 in stock awards; and for Mr. Goldsmith, $900,003 in stock awards. Accordingly, the total amount in column (j) for fiscal 2023 is much greater than the total amount for fiscal 2022 as fiscal 2023 reflects both a substantial portion of the value of executive’s fiscal 2022 annual incentive bonus granted in equity in fiscal 2023 and the executive’s entire fiscal 2023 annual incentive bonus paid in cash in fiscal 2024.

(1)

In accordance with SEC rules, any portion of a Named Executive Officer’s annual bonus that the Compensation Committee determined would be paid in the form of an equity award is reported in the Summary Compensation Table as compensation for the fiscal year in which the award was approved by the Compensation Committee (i.e., the year after the year in which the bonus was earned). For fiscal 2022 each Named Executive’s Officer’s bonus was awarded partly in cash and partly in the form of equity-based awards with a one-year vesting schedule. Accordingly, the cash portion of each bonus awarded for fiscal 2022 performance is reported in the “Bonus” column for fiscal 2022, and the grant date fair value of the equity awards granted to each executive as part of their fiscal 2022 bonus is reported as compensation for fiscal 2023. For fiscal 2023 each Named Executive’s Officer’s bonus was awarded in cash. As noted above, the Compensation Committee has not yet determined the 2024 annual incentive bonuses for the Named Executive Officers. The Company expects that such determination will be made in the first quarter of fiscal 2025 and will provide an updated Summary Compensation Table following such determination.

(2)

The amounts reported in columns (e) and (f) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. The fair value of an option award is estimated on the date of grant using a closed-form option valuation model (Black-Scholes). The applicable assumptions used in the Black-Scholes option-pricing model for option awards granted during fiscal 2024 were as follows: risk-free interest rate of 4.01%, expected option life of 3.3 years, expected volatility for options of 46% and expected dividend-yield of 0%. The fair value of a stock award is determined based on the market value of the stock award on the date of grant. Under SEC rules, the entire grant date value of these awards is reported as compensation for the Named Executive Officer for the fiscal year in which the award was granted. As described in the Compensation Discussion and Analysis above under Long-Term Incentive Awards, the Compensation Committee has approved certain grants of restricted share units to Messrs. Feltheimer, Barge and Goldsmith that would vest based on such company and/or individual performance criteria determined by the Compensation Committee in consultation with Mr. Feltheimer for each of the 12-month performance periods covered by these awards (with a tranche of each award being allocated to each of the performance periods for that award). The grant date for accounting purposes for each portion of the award occurs at the end of the applicable performance period when it is determined whether the performance criteria applicable to that portion of the award have been met. Under SEC rules, the value of equity awards is reported as compensation for the fiscal year in which the grant date (as determined for accounting purposes) occurs. Accordingly, to the extent the Compensation Committee determined during a particular fiscal year the performance level achieved for a particular performance period under the award, the portion of the award that relates to that performance period is reported as compensation for the fiscal year in which the determination was made.

(3)	The following table outlines the amounts included in All Other Compensation in column (i) of the Summary Compensation Table for the Named Executive Officers in fiscal 2024:

Name	401(k) Contribution	Term Life Insurance Premiums(a)	Severance/ Retirement	Automobile Allowance	Miscellaneous(b)	Disability Benefits	Total
Jon Feltheimer	$13,200	$835	$0	$0	$270,994	$1,018	$286,046
Michael Burns	$13,200	$1,566	$0	$13,332	$57,527	$1,018	$86,643
James W. Barge	$13,200	$1,108	$0	$0	$0	$1,018	$15,236
Brian Goldsmith	$11,538	$1,566	$0	$0	$0	$1,018	$14,122
Bruce Tobey	$22,431	$1,566	$0	$0	$0	$1,018	$25,015

(a)

The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays are taxable as income to the applicable officer. This insurance is not split-dollar life insurance.

(b)

For Mr. Feltheimer, the amount in this column for fiscal 2024 includes $45,201 in club membership dues, $25,200 in security service costs, and $200,593 in incremental costs for the personal use of the company-leased aircraft (net of approximately $45,750 reimbursed to the Company by Mr. Feltheimer). For Mr. Burns, the amount in this column for fiscal 2024 includes $57,527 in incremental costs for the personal use of the company-leased aircraft (net of approximately $19,950 reimbursed to the Company by Mr. Burns). Personal use of the aircraft is valued using an incremental cost method that takes into account variable cost per flight hour, as well as other direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees, and other direct operating costs. Incremental costs do not include certain fixed costs that do not change based on usage (e.g., maintenance not related to personal trips, flight crew salaries, and depreciation).

Description of Employment Agreements

We have entered into employment agreements with each of the Named Executive Officers. Key terms of these employment agreements are briefly described below. Provisions of these agreements relating to post-termination of employment benefits are discussed below under Potential Payments Upon Termination or Change in Control.

Jon Feltheimer	Employment Agreement:	August 12, 2022

	Title:	Chief Executive Officer

	Term Ending:	August 21, 2025

	Base Salary:	$1,500,000

	Bonus:	Eligible for an annual incentive bonus to be determined at the full discretion of the Compensation Committee, with a target of $7,000,000; any portion that exceeds $1,500,000 for a particular year may be paid in the form of fully vested existing common stock.

	Other Benefits:	Eligible to participate in the Company’s usual benefit programs for executives at the same level, as well as company-provided life and disability insurance coverage, reasonable club membership dues, and limited use of the Company’s private aircraft.

	Annual Equity Award (Fiscal 2024-2026):	Eligible to receive annual grants as to Class B non-voting shares each year from fiscal 2024 through fiscal 2026 with a grant date value of $6,000,000, each with a three-year vesting period and to consist of restricted share units and/or stock options (or SARs) as determined by the Compensation Committee.

Michael Burns	Employment Agreement:	December 18, 2020

	Title:	Vice Chair

	Term Ending:	October 30, 2024

	Base Salary:	$1,000,000

	Bonus:	Eligible for an annual incentive bonus to be determined at the full discretion of the Compensation Committee, with a target of 75% of base salary. Any portion that exceeds $1,500,000 for a particular year may be paid in the form of either an award of existing common stock or a stock option to purchase existing common stock, as determined by the Compensation Committee (any such award to be fully vested on grant and the number of shares subject to such award to be determined based on the Company’s then-current share price and, in the case of a stock option, the assumptions then used to value stock options for purposes of the Company’s financial reporting).

	Other Benefits:	Eligible to participate in the Company’s usual benefit programs for executives at the same level, as well as company-provided life and disability insurance coverage, and limited use of the Company’s private aircraft.

	Equity Award:	Received an award in December 2020 of performance-based SARs with respect to 1,500,000 of Class B non-voting shares at a per-share exercise price of $8.51, which vested in equal amounts on December 18, 2021, December 18, 2022, and December 18, 2023; provided, however, that no portion of the SARs would have vested or been exercisable prior to the date on which the volume-weighted average of the closing prices of Class B non-voting shares over a period of 30 consecutive trading days ending on or before December 18, 2023, was greater than or equal to $17.02 (the “VWAP Performance Goal”). The VWAP Performance Goal was met on June 25, 2021.

James W. Barge	Employment Agreement:	As of August 1, 2023

	Title:	Chief Financial Officer

	Term Ending:	July 31, 2026

	Base Salary:	$1,250,000

	Bonus:	Eligible for an annual incentive bonus to be determined at the full discretion of the Compensation Committee in consultation with the Company’s Chief Executive Officer, with a target amount two hundred forty percent (240%) of his base salary.

	Other Benefits:	Eligible to participate in the Company’s usual benefit programs for executives at the same level.

	Annual Equity Awards:	Eligible to receive annual grants as to Class B non-voting shares each year from fiscal 2024 through fiscal 2026 with a grant date value of $3,750,000, each with a three-year vesting period and to consist of restricted stock units and/or options (or SARs) as determined by the Compensation Committee.

	Consulting Agreement:	Effective as of August 1, 2026, a one-year consulting agreement for finance consulting services to the Company for the monthly rate of $41,666.67.

Brian Goldsmith	Employment Agreement:	October 1, 2020

	Title:	Chief Operating Officer

	Term Ending:	September 30, 2025

	Base Salary:	$1,250,000

	Bonus:	Eligible for an annual incentive bonus to be determined at the full discretion of the Compensation Committee in consultation with the Company’s Chief Executive Officer, with a target of 100% of base salary.

	Other Benefits:	Eligible to participate in the Company’s usual benefit programs for executives at the same level.

	Annual Equity Awards:	Eligible to receive annual grants as to Class B non-voting shares each year from fiscal 2024 through fiscal 2026 with a grant date value of $3,500,000, each with a three-year vesting period and to consist of restricted share units and/ or stock options (or SARs) as determined by the Compensation Committee.

Bruce Tobey	Employment Agreement:	March 27, 2023

	Title:	Executive Vice President and General Counsel

	Term Ending:	March 26, 2026

Base Salary:	$1,000,000

Bonus:	Eligible for an annual incentive bonus to be determined at the full discretion of the Compensation Committee in consultation with the Company’s Chief Executive Officer, with a target of 75% of base salary.

Other Benefits:	Eligible to participate in the Company’s usual benefit programs for executives at the same level.

Annual Equity Awards:	Eligible to receive annual grants as to Class B non-voting shares each year for fiscal 2024 through fiscal 2026 with a grant date value of $1,000,000, each with a three-year vesting period and to consist of restricted share units and/or stock options (or SARs) as determined by the Compensation Committee.

Equity Award:	Received grant in March 2023 as to Class B non-voting shares of 26,511 time-vesting restricted share units, with a three-year vesting period.

Grants of Plan-Based Awards

The following table presents information regarding the incentive awards granted to the Named Executive Officers during fiscal 2024. Each of the equity-based awards was granted under the Lions Gate Entertainment Corp. 2019 Performance Incentive Plan (the “2019 Plan”), which was succeeded by the 2023 Plan and approved by our shareholders. Detailed information on each equity award is presented in the narrative that follows the table.

Grants of Plan-Based Awards — Fiscal 2024

Name(a)	Grant Date(b)*	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All Other Stock Awards: Numbers of Shares of Stock or Units (#)(i)	All Other Options Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Option Awards ($/sh)(k)	Grant Date Fair Value of Stock and Option Awards ($)(1)(l)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Jon Feltheimer	6/29/2023	—	—	—	—	96,811	—	—	—	—	$427,905
	7/3/2023	—	—	—	—	—	—	599,520	—	—	$4,999,997
Michael Burns	7/3/2023	—	—	—	—	—	—	209,832	—	—	$1,749,999
James W. Barge	5/15/2023	—	—	—	—	211,842	—	—	—	$8.66	$911,481
	6/29/2023	—	—	—	—	60,507	—	—	—	—	$267,441
	6/29/2023	—	—	—	—	90,703	—	—	—	—	$775,511
	6/29/2023	—	—	—	—	42,779	—	—	—	—	$365,760
	7/3/2023	—	—	—	—	—	—	194,844	—	—	$1,624,999
Brian Goldsmith	6/29/2023	—	—	—	—	56,473	—	—	—	—	$249,611
	6/29/2023	—	—	—	—	79,365	—	—	—	—	$678,571
	6/29/2023	—	—	—	—	39,927	—	—	—	—	$341,376
	7/3/2023	—	—	—	—		—	209,832	—	—	$1,749,999
Bruce Tobey	7/3/2023	—	—	—	—	—	—	59,952	—	—	$500,000
	7/6/2023	—	—	—	—	—	—	12,165	—	—	$99,996

*	These awards were granted with respect to Class B non-voting shares.
(1)

The amounts reported in column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in column (l), see footnote (2) to the Summary Compensation Table.

Each of the equity-based awards reported in the Grants of Plan-Based Awards table was granted under, and is subject to, the terms of the 2019 Plan. The 2019 Plan is administered by the Compensation Committee, which has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes, subject to the provisions of the 2019 Plan, selecting participants and determining the type(s) of award(s) that they are to receive, determining the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award, accelerating or extending the vesting or exercisability or extending the term of any or all outstanding awards, making certain adjustments to an outstanding award and authorizing the conversion, succession or substitution of an award, determining the manner in which the purchase price of an award or the Company’s common shares may be paid, making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death or, in certain cases, to family members for tax or estate planning purposes

Under the terms of the 2019 Plan, a change in control of the Company does not automatically trigger vesting of the awards then outstanding under the plan. If there is a change in control, each participant’s outstanding awards granted under the plan will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of stock options, exercisable. Any stock options that become vested in connection with a change in control will generally terminate to the extent they are not exercised prior to the change in control.

As described below under Potential Payments upon Termination or Change in Control, certain equity awards granted to the Named Executive Officers are subject to accelerated vesting under the terms of their respective employment agreements in the event of a termination of their employment under certain circumstances.

Restricted Share Units

Columns (g) and (i) in the table above report awards of restricted share units granted to the Named Executive Officers during fiscal 2024, including tranches of certain performance-based awards that are treated as granted during fiscal 2024 under applicable accounting rules. Each restricted share unit represents a contractual right to receive, upon vesting of the unit, payment equal to the value of Class B non-voting shares (typically in an equal number of Class B non-voting shares, but the Compensation Committee has the discretion to settle the units in cash or shares of Class A voting shares). The Named Executive Officer does not have the right to vote or dispose of the restricted share units, but will be credited with additional share units under the award as dividend equivalents based on the amount of dividends (if any) paid by the Company during the term of the award on a number of Class B non-voting shares equal to the number of outstanding and unpaid restricted share units then subject to the award. Such dividend equivalents will be paid only if and when vesting requirements applicable to the underlying share units are met.

Time-Based Units

For Messrs. Feltheimer, Burns, Barge, Goldsmith and Tobey, the awards of 599,520, 209,832, 194,844, 209,832 and 59,952 Class B non-voting shares, respectively, made in July 2023, and reported in column (i) in the table above, represent annual grants of time-based restricted share units. These awards are subject to a three-year vesting schedule, subject to the executive’s continued employment through the vesting dates.

For Mr. Tobey, the award of 12,165 Class B non-voting shares made in July 2023, and reported in column (i) in the table above, represents a grant of time-based restricted share units. These awards are subject to a one-year vesting schedule, subject to the executive’s continued employment through the vesting date.

Performance-Based Units

Column (g) in the table above report awards of performance share units that are treated as granted to the Named Executive Officers during fiscal 2024 under applicable accounting rules. Performance share units are similar to the restricted share units described above, except that they are subject to performance based vesting conditions as well as time-based vesting.

For Messrs. Feltheimer, Barge and Goldsmith, the awards of 96,811, 60,507 and 56,473 Class B non-voting shares, respectively, made in June 2023, and reported in column (g) in the table above, represent the portion of awards of restricted share units that vested with respect to performance only based on Messrs. Feltheimer’s, Barge’s, Goldsmith’s and the Company’s performance, respectively. These awards were originally approved by the Compensation Committee in July 2022, and cover a three-year period ending in July 2025, with one-third of the total award being eligible to vest based on Messrs. Feltheimer’s, Barge’s, Goldsmith’s and the Company’s respective performance over a specified 12-month period. Each grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest during fiscal 2024 based on Messrs. Feltheimer’s, Barge’s, Goldsmith’s and the Company’s respective performance are reflected in the table above. However, none of the performance-based restricted share units vest unless a VWAP Goal (as defined below) is achieved on or before the earlier of (i) the third anniversary of the award date or (ii) the date of termination of the executive’s employment or service with the Company or any of its subsidiaries for any reason. The “VWAP Goal” shall be considered achieved on the date on which the volume weighted average of the closing prices of Class B non-voting shares over a period of twenty (20) consecutive trading days ending on such date is equal to or greater than $14.61, in each case in regular trading on the New York Stock Exchange. The VWAP Goal was not achieved as of March 31, 2024. The VWAP Goal (if not previously achieved) is deemed to have been achieved in full upon any change in control of the Company, or any other extraordinary transaction (including, but not limited to, a full or partial spin-off, split-off, issuance of a tracking stock or other transaction by the Company or its subsidiaries).

For Mr. Barge, the award of 90,703 Class B non-voting shares made in June 2023, and reported in column (g) in the table above, represents the portion of an award of restricted share units that vested based on Mr. Barge’s and the Company’s performance. This award was originally approved by the Compensation Committee in July 2020 and covers a three-year period ending in July 2023, with one-third of the total award being eligible to vest based on Mr. Barge’s and the Company’s performance over a specified 12-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest during fiscal 2024 based on Mr. Barge’s and the Company’s performance are reflected in the table above.

For Mr. Barge, the award of 42,779 Class B non-voting shares made in June 2023, and reported in column (g) in the table above, represents the portion of an award of restricted share units that vested based on Mr. Barge’s and the Company’s performance. This award was originally approved by the Compensation Committee in July 2021 and covers a three-year period ending in July 2024, with one-third of the total award being eligible to vest based on Mr. Barge’s and the Company’s performance over a specified 12-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest during fiscal 2024 based on Mr. Barge’s and the Company’s performance are reflected in the table above.

For Mr. Goldsmith, the award of 79,365 Class B non-voting shares made in June 2023, and reported in column (g) in the table above, represents the portion of an award of restricted share units that vested based on Mr. Goldsmith’s and the Company’s performance. This award was originally approved by the Compensation

Committee in July 2020 and covers a three-year period ending in July 2023, with one-third of the total award being eligible to vest based on Mr. Goldsmith’s and the Company’s performance over a specified 12-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest during fiscal 2024 based on Mr. Goldsmith’s and the Company’s performance are reflected in the table above.

For Mr. Goldsmith, the award of 39,927 Class B non-voting shares made in June 2023, and reported in column (g) in the table above, represents the portion of an award of restricted share units that vested based on Mr. Goldsmith’s and the Company’s performance. This award was originally approved by the Compensation Committee in July 2021 and covers a three-year period ending in July 2024, with one-third of the total award being eligible to vest based on Mr. Goldsmith’s and the Company’s performance over a specified 12-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest during fiscal 2024 based on Mr. Goldsmith’s and the Company’s performance are reflected in the table above.

Share Appreciation Rights

Column (g) in the table above also report awards of SARs treated as granted to the Named Executive Officers during fiscal 2024 under applicable accounting rules. Once vested, each SAR will generally remain exercisable until its normal expiration date. SARs granted to the Named Executive Officers generally have a term of 10 years. However, vested SARs may terminate earlier in connection with a change-in-control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the SARs will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have six months to exercise the vested portion of the SARs following a termination of employment. However, SARs held by the Company’s employees (including the Named Executive Officers) generally provide an extended period for the employee to exercise his or her vested SARs if the employee meets certain age and service requirements upon his or her retirement from employment with the Company. If the Named Executive Officer is terminated by the Company for cause, the SAR (whether or not vested) will immediately terminate. The SARs granted to the Company’s employees (including the Named Executive Officers) do not include any dividend rights.

For Mr. Barge, the grant of 211,842 SARs with respect to Class B non-voting shares made in May 2023, and reported in column (g) in the table above, represents the portion of an award of SARs that vested based on Mr. Barge’s and the Company’s performance. This grant was originally approved by the Compensation Committee in September 2019 and covers a three-year period, with one-third of the total award being eligible to vest based on Mr. Barge’s and the Company’s performance over a specified 12-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the SARs eligible to vest during fiscal 2024 based on Mr. Barge’s and the Company’s performance are reflected in the table above.

Outstanding Equity Awards

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of March 31, 2024, including the vesting dates for the portions of these awards that had not vested as of that date.

Outstanding Equity Awards at Fiscal 2024 Year-End

	Option Awards						Stock Awards
Name(a)	Securities Covered By Award	Number of Securities Underlying Unexercised Options (#) Exercisable(b)	Numbers of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date(f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(j)
Jon Feltheimer	LGF.A	565,037	—	—	$20.37	10/11/2026	—		—	—		—
	LGF.B	565,037	—	—	$19.69	10/11/2026	—		—	—		—
	LGF.A	565,037	—	—	$25.46	10/11/2026	—		—	—		—
	LGF.B	565,037	—	—	$24.61	10/11/2026	—		—	—		—
	LGF.B	125,000	—	—	$23.02	6/7/2028	—		—	—		—
	LGF.B	125,000	—	—	$28.78	6/7/2028	—		—	—		—
	LGF.B	418,245	—	—	$14.60	6/4/2024	—		—	—		—
	LGF.B	2,000,000	—	—	$8.17	8/21/2030	—		—	—		—
	LGF.B	—	—	—	—	—	193,622	(2)	$1,802,621	—		—
	LGF.B	—	—	—	—	—	—		—	96,811	(3)	$901,310
	LGF.B	—	—	—	—	—	599,520	(4)	$5,581,531	—		—
Michael Burns*	LGF.A	425,476	—	—	$24.59	11/3/2026	—		—	—		—
	LGF.B	425,476	—	—	$23.77	11/3/2026	—		—	—		—
	LGF.A	425,476	—	—	$19.68	11/3/2026	—		—	—		—
	LGF.B	425,476	—	—	$19.02	11/3/2026	—		—	—		—
	LGF.B	106,594	—	—	$23.02	6/7/2028	—		—	—		—
	LGF.B	106,594	—	—	$28.78	6/7/2028	—		—	—		—
	LGF.B	166,340	—	—	$14.60	6/4/2024	—		—	—		—
	LGF.B	1,155,000	—	—	$8.51	12/18/2030	—		—	—		—
	LGF.B	—	—	—	—	—	33,333	(5)	$310,330	—		—
	LGF.B	—	—	—	—	—	209,832	(4)	$1,953,536	—		—
James W. Barge	LGF.B	850,000	—	—	$25.22	12/28/2026	—		—	—		—
	LGF.B	95,000	—	—	$23.02	6/7/2028	—		—	—		—
	LGF.B	74,405	—	—	$14.60	6/4/2024	—		—	—		—
	LGF.B	1,271,052	—	—	$8.66	9/26/2029	—		—	—		—
	LGF.B	—	—	—	—	—	42,779	(6)	$398,272	—		—
	LGF.B	—	—	—	—	—	121,014	(2)	$1,126,640	—		—
	LGF.B	—	—	—	—	—	—		—	60,507	(3)	$563,320
	LGF.B	—	—	—	—	—	194,844	(4)	$1,813,998	—		—
Brian Goldsmith	LGF.A	132,657	—	—	$39.16	11/13/2025	—		—	—		—
	LGF.B	132,657	—	—	$37.86	11/13/2025	—		—	—		—
	LGF.B	95,000	—	—	$23.02	6/7/2028	—		—	—		—
	LGF.B	315,372	—	—	$18.11	11/12/2028	—		—	—		—
	LGF.B	404,530	—	—	$11.99	7/1/2029	—		—	—		—
	LGF.B	74,405	—	—	$14.60	6/4/2024	—		—	—		—
	LGF.B	—	—	—	—	—	39,927	(6)	$371,720	—		—
	LGF.B	—	—	—	—	—	112,946	(2)	$1,051,527	—		—
	LGF.B	—	—	—	—	—	—		—	56,473	(3)	$525,764
	LGF.B	—	—	—	—	—	209,832	(4)	$1,953,536	—		—
Bruce Tobey	LGF.B	—	—	—	—	—	17,674	(7)	$164,545	—		—
	LGF.B	—	—	—	—	—	59,952	(4)	$558,153	—		—
	LGF.B	—	—	—	—	—	12,165	(8)	$113,256	—		—

*	Reflect adjusted option award amounts due to the terms of a divorce stipulation and order during fiscal 2022. See the Option Exercises and Stock Vested table below.
(1)

The dollar amounts shown in columns (h) and (j) are determined by multiplying either the number of Class A voting shares or units (LGF.A) or Class B non-voting shares or units (LGF.B) reported in columns (g) and (i), respectively, by $9.95 and $9.31, respectively, the closing price of LGF.A and LGF.B on March 28, 2024 (the last trading day of fiscal 2024).

(2)	The unvested portion of this award is scheduled to vest in two equal annual installments on July 27, 2024 and July 27, 2025.

(3)	This award is subject to the VWAP Goal described above.
(4)	The unvested portion of this award is scheduled to vest in three equal annual installments on July 3, 2024, July 3, 2025 and July 3, 2026.
(5)	The unvested portion of this award is scheduled to vest on May 14, 2024.
(6)	The unvested portion of this award is scheduled to vest on July 19, 2024.
(7)	The unvested portion of this award is scheduled to vest in two equal annual installments on March 27, 2025 and March 27, 2026.
(8)	The unvested portion of this award is scheduled to vest on July 6, 2024.

Option Exercises and Stock Vested

The following table presents information regarding the exercise of options and SARs by the Named Executive Officers during fiscal 2024 and the vesting during fiscal 2024 of other stock awards previously granted to the Named Executive Officers.

Option Exercises and Stock Vested — Fiscal 2024

	Securities Covered by Award	Option Awards				Stock Awards
Name(a)		Number of Shares Acquired on Exercise (#)(b)		Value Realized on Exercise ($)(1)(c)		Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(1)(e)
Jon Feltheimer	LGF.B	—		$—		848,377	$7,972,937
Michael Burns	LGF.A	27,314	(2)	$—		—	$—
	LGF.B	382,636	(3)	$351,900	(3)	—	$—
	LGF.B	—		$—		398,678	$3,866,856
James W. Barge	LGF.B	—		$—		661,500	$5,528,619
Brian Goldsmith	LGF.B	—		$—		389,003	$2,976,826
Bruce Tobey	LGF.B	—		$—		8,837	$77,324

(1)

The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of shares of existing common stock to which the exercise of the option related by (ii) the difference between the per-share closing price of the applicable class of shares of existing common stock to on the date of exercise and the exercise price of the stock options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of the applicable class of shares of existing common stock on the vesting date.

(2)

Reflects option awards transferred during fiscal 2024 due to the terms of a divorce stipulation and order. With respect to 27,314 of the shares subject to such transferred awards, no value is reported in the table above as the per-share exercise price of the award was greater than the per-share price of our Class A voting shares at the time the award was transferred.

(3)

Reflects option awards transferred during fiscal 2024 due to the terms of a divorce stipulation and order. With respect to 152,636 of the shares subject to such transferred awards, no value is reported in the table above as the per-share exercise price of the award was greater than the per-share price of our Class B non-voting shares at the time the award was transferred.

Non-Qualified Deferred Compensation

We permit the Named Executive Officers and certain other key employees to elect to receive a portion of their compensation reported in the Summary Compensation Table above on a deferred basis under our Deferred Compensation Plan. Under the plan, we are also permitted to make additional discretionary contributions with respect to amounts deferred under the plan.

For cash amounts deferred under the plan, the participant may elect one or more measurement funds to be used to determine investment gains or losses to be credited to his or her account balance, including certain mutual funds. Amounts may be deferred until a specified date, retirement or other termination of service, disability or death. At the participant’s election, compensation deferred until a specified date or termination of service may be paid as a lump sum or in annual installments as specified in the plan document. If the participant’s employment terminates due to death or disability, the participant’s deferred compensation balance will be paid in a single lump sum. Emergency hardship withdrawals are also permitted under the plan.

As of March 31, 2024, none of the Named Executive Officers had deferred any amount under the plan, and the Company had not made any contributions with respect to any Named Executive Officer under the plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with us pursuant to the terms of their respective employment agreements with the Company. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our equity incentive plans if the awards are not assumed or otherwise continued upon the transaction, as noted under Grants of Plan-Based Awards above. None of the Named Executive Officers are entitled to any reimbursement or gross-up payment for any excise taxes imposed under Section 280G of the U.S. Internal Revenue Code of 1986. The Named Executive Officers also do not have a right to voluntarily terminate employment (other than for “good reason” in certain cases) following a change in control and receive severance and are not entitled to any “single-trigger” vesting of equity awards or other benefits upon a change in control unless the executive’s employment terminates in the circumstances described below. In each case, the Named Executive Officer’s right to receive the severance benefits described below in connection with a termination of the executive’s employment (other than as a result of death or disability) is subject to his execution of a release of claims in favor of the Company.

Jon Feltheimer

Severance Benefits — Termination of Employment. In the event Mr. Feltheimer’s employment is terminated by the Company “without cause” or by him for “good reason” (as such terms are defined in Mr. Feltheimer’s employment agreement), Mr. Feltheimer would be entitled to a cash severance payment equal to the present value of his base salary through August 21, 2025, as well as payment of his premiums for continued health coverage for up to six months following his termination and his premiums for continued life and disability insurance through August 21, 2025. In addition, Mr. Feltheimer would be entitled to payment of the target amount of his annual bonus for the fiscal year in which his termination occurs. Mr. Feltheimer’s equity awards granted by the Company prior to his termination, to the extent then outstanding and unvested, would become fully vested upon his termination (and if an annual grant for the fiscal year in which his termination occurs has not previously been granted, that annual grant would be made and would fully vest upon his termination).

Severance Benefits — Termination of Employment in Connection with Change in Control. If Mr. Feltheimer’s employment is terminated by the Company “without cause” or by him for “good reason” and such termination occurs on or within 12 months following a change in control of the Company (as such terms are defined in Mr. Feltheimer’s employment agreement), Mr. Feltheimer would be entitled to the severance benefits described above, except that his cash severance would be the greater of the present value of his base salary through August 21, 2025 and $6.0 million.

Severance Benefits — Death or Disability. In the event Mr. Feltheimer’s employment with the Company terminates due to his death or “disability” (as such term is defined in Mr. Feltheimer’s employment agreement), the equity awards granted by the Company pursuant to Mr. Feltheimer’s employment agreement, to the extent then outstanding and unvested, would become fully vested as of the date of such termination. In addition, in the event Mr. Feltheimer’s employment with the Company terminates due to his disability, the Company will continue to pay the premiums for his continued life and disability insurance through August 21, 2025.

Michael Burns

Severance Benefits — Termination of Employment. In the event Mr. Burns’ employment is terminated by the Company “without cause” or by him for “good reason” (as such terms are defined in Mr. Burns’ employment agreement), Mr. Burns would be entitled to a lump sum cash severance payment equal to the present value of his remaining base salary through October 23, 2024, a prorated amount of the annual bonus that Mr. Burns would have received for the fiscal year in which his termination occurs, as well as payment of his premiums for continued health coverage for up to six months following his termination and payment for continued life and disability insurance through October 30, 2024. In addition, Mr. Burns’ equity awards granted by the Company pursuant to his employment agreement, to the extent then outstanding and unvested, would become fully vested upon his termination.

Severance Benefits — Termination of Employment in Connection with Change in Control. If Mr. Burns’ employment is terminated by the Company “without cause” or by him for “good reason” and such termination occurs on or within 12 months following a change in control of the Company (as such terms are defined in Mr. Burns’ employment agreement), Mr. Burns would be entitled to the severance benefits described above, except that his lump sum cash severance would be the greater of the present value of his remaining base salary through October 23, 2024 or $3.5 million.

Severance Benefits — Death or Disability. In the event Mr. Burns’ employment with the Company terminates due to his death or “disability” (as such term is defined in Mr. Burns’ employment agreement), his equity awards granted by the Company pursuant to Mr. Burns’ employment agreement, to the extent then outstanding and unvested, would become fully vested as of the date of such termination.

James W. Barge	Severance Benefits — Termination of Employment. In the event that Mr. Barge’s employment is terminated by the Company “without cause” (as such term is defined in Mr. Barge’s employment agreement), Mr. Barge will be entitled to a lump sum cash severance payment equal to the greater of (i) 50% of his base salary for the remainder of the term of the agreement or (ii) 18 months of his base salary, a prorated amount of the annual bonus that Mr. Barge would have received for the fiscal year in which his termination occurs, and payment of his COBRA premiums for up to 18 months. Additionally, in the event Mr. Barge’s employment is terminated by the Company “without cause”, or if Mr. Barge resigns for “good reason” within 12 months following a change in control or “change in management” (as such terms are defined in Mr. Barge’s employment agreement), (1) any portion of the equity awards granted under Mr. Barge’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest within 12 months following his termination date will accelerate and be fully vested on his termination date, and (2) 50% of any portion of the equity awards granted under Mr. Barge’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest more than 12 months and less than 24 months following his termination date will accelerate and be fully vested on his termination date.

Severance Benefits — Termination of Employment in Connection with Change in Control. In the event that Mr. Barge’s employment is terminated by the Company “without cause” or by him for “good reason” and such termination occurs on or within 12 months following a change in control or a “change in management” of the Company (as such terms are defined in Mr. Barge’s employment agreement), Mr. Barge would be entitled to the severance benefits described above, except that his lump sum cash severance payment would be equal to the greater of 100% of his base salary for the remainder of the term and 18 months of his base salary. Additionally, in the event Mr. Barge’s employment is terminated by the Company “without cause” on or within 12 months following a change in control, (a) any portion of the equity awards granted under Mr. Barge’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) will accelerate and be fully vested on his termination date and (b) Mr. Barge will be entitled to receive a payment equal to 50% of the value of each portion of the annual equity award grants provided in his employment agreement (as referred to above under “Description of Employment Agreements”) that has not previously been granted and is otherwise scheduled to be granted after his termination date under the terms of his agreement, with the value of each annual grant for these purposes to be based on the grant date value of the award and such payment to be made in cash or, at the Company’s election, Class B non-voting shares.

Severance Benefits — Death or Disability. In the event Mr. Barge’s employment is terminated due to his death or “disability” (as such term is defined in Mr. Barge’s employment agreement), Mr. Barge will be entitled to receive a prorated bonus for the fiscal year in which his termination occurs. In addition, Mr. Barge’s equity awards granted by the Company pursuant to his employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest within 24 months following his termination date will accelerate and be fully vested on his termination.

Brian Goldsmith	Severance Benefits — Termination of Employment. In the event Mr. Goldsmith’s employment is terminated by the Company “without cause” (as such term is defined in Mr. Goldsmith’s employment agreement), Mr. Goldsmith will be entitled to a lump sum severance payment equal to the greater of (i) 50% of his salary for the remainder of the term of the agreement or (ii) 18 months of his base salary, a prorated discretionary bonus for the fiscal year in which his termination occurs, and payment of COBRA premiums for up to 18 months. Additionally, in the event Mr. Goldsmith’s employment is terminated by the Company “without cause” or if Mr. Goldsmith resigns for “good reason” within 12 months following a change in control or “change in management” (as such terms are defined in Mr. Goldsmith’s employment agreement), (i) any portion of equity awards granted under Mr. Goldsmith’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest within 12 months following his termination date will accelerate and become fully vested, and (ii) 50% percent of any portion of equity awards granted under Mr. Goldsmith’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest more than 12 months and less than 24 months following his termination date will accelerate and become fully vested. Moreover, if Mr. Goldsmith’s employment is terminated at the end of the term of the agreement because the Company does not offer to extend the term or offers to extend the term on terms that would constitute

“good reason” under the agreement, Mr. Goldsmith would be entitled to a severance payment equal to 12 months of his base salary, in addition to the pro-rated discretionary bonus and payment of COBRA premiums noted above. In addition, any portion of equity granted under Mr. Goldsmith’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that is scheduled to vest within 12 months following his termination date will accelerate and be fully vested on his termination date.

Severance Benefits — Termination of Employment in Connection with Change in Control. In the event Mr. Goldsmith’s employment is terminated by the Company “without cause” or by him for “good reason” within twelve (12) months following the date of a change in control or a “change in management” (as such terms are defined in Mr. Goldsmith’s employment agreement), Mr. Goldsmith would be entitled to the severance benefits described above, except that his lump sum cash severance payment would be equal to the greater of 100% of his base salary for the remainder of the term and 18 months of his base salary. Additionally, in the event Mr. Goldsmith’s employment is terminated by the Company “without cause” on or within 12 months following a change in control, (a) any portion of the equity awards granted under Mr. Goldsmith’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) will accelerate and be fully vested on his termination date and (b) Mr. Goldsmith will be entitled to receive a payment equal to 50% of the value of each portion of the annual equity award grants provided in his employment agreement (as referred to above under “Description of Employment Agreements”) that has not previously been granted and is otherwise scheduled to be granted after his termination date under the terms of his agreement, with the value of each annual grant for these purposes to be based on the grant date value of the award and such payment to be made in cash or, at the Company’s election, in Class B non-voting shares.

Severance Benefits — Death or Disability. In the event Mr. Goldsmith’s employment is terminated due to his death or “disability” (as such term is defined in Mr. Goldsmith’s employment agreement), Mr. Goldsmith will be entitled to receive a prorated discretionary bonus for the fiscal year in which his termination occurs and payment of his COBRA premiums for up to 18 months. In addition, Mr. Goldsmith’s equity awards granted by the Company pursuant to his employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest within 24 months following his termination date will accelerate and be fully vested on his termination.

Bruce Tobey	Severance Benefits — Termination of Employment. In the event that Mr. Tobey’s employment is terminated by the Company “without cause” (as such term is defined in Mr. Tobey’s employment agreement), Mr. Tobey will be entitled to a lump sum severance payment equal to the greater of (i) 50% of his base salary for the remainder of the term of the agreement or (ii) 18 months of his base salary, a prorated amount of the bonus that Mr. Tobey would have received for the fiscal year in which his termination occurs, and payment of his COBRA premiums for up to 18 months. Additionally, in the event Mr. Tobey’s employment is terminated by the Company “without cause” or if Mr. Tobey resigns for “good reason” within 12 months following a change in control or “change in management” (as such terms are defined in Mr. Tobey’s employment agreement), (1) any portion of the equity awards granted under Mr. Tobey’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest within 12 months following his termination date will accelerate and be fully vested on his termination date, and (2) 50% of any portion of the equity awards granted under Mr. Tobey’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest more than 12 months and less than 24 months following his termination date will accelerate and be fully vested on his termination date. Moreover, if Mr. Tobey’s employment is terminated at the end of the term of the agreement because the Company does not offer to extend the term or offers to extend the term on terms that would constitute “good reason” under the agreement, Mr. Tobey would be entitled to a severance payment equal to 12 months of his base salary, in addition to the pro-rated bonus and payment of COBRA premiums noted above.

Severance Benefits — Termination of Employment in Connection with Change in Control. In the event that Mr. Tobey’s employment is terminated by the Company “without cause” or by him for “good reason” and such termination occurs on or within 12 months following a change in control or a “change in management” of the Company (as such terms are defined in Mr. Tobey’s employment agreement), Mr. Tobey would be entitled to the severance benefits described above, except that his lump sum cash severance payment would be equal to the greater of 100% of his base salary for the remainder of the term and 18 months of his base salary. Additionally, in the event Mr. Tobey’s employment is terminated by the Company “without cause” on or within 12 months following a change in control, (a) any portion of the equity awards granted under Mr. Tobey’s employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) will accelerate and be fully vested on his termination date and (b) Mr. Tobey will be entitled to receive a payment equal to 50% of the value of each portion of the annual equity award grants provided in his employment agreement (as referred to above under “Description of Employment Agreements”) that has not previously been granted and is otherwise scheduled to be granted after his termination date under the terms of his agreement, with the value of each annual grant for these purposes to be based on the grant date value of the award and such payment to be made in cash or, at the Company’s election, in Class B non-voting shares.

Severance Benefits — Death or Disability. In the event Mr. Tobey’s employment is terminated due to his death or “disability” (as such term is defined in Mr. Tobey’s employment agreement), Mr. Tobey’s equity awards granted by the Company pursuant to his employment agreement (to the extent such awards have been granted prior to his termination and are then outstanding) that are scheduled to vest within 24 months following his termination date will accelerate and be fully vested on his termination.

Estimated Severance and Change in Control Benefits

Severance Benefits. The following chart presents our estimate of the dollar value of the benefits each of the Named Executive Officers would have been entitled to receive, had his employment terminated under the circumstances described above (other than in connection with a change in control of the Company) on March 31, 2024 (with the value of equity awards calculated based on the $9.95 and $9.31 closing prices of Class A voting shares and Class B non-voting shares, respectively, on March 28, 2024, the last trading day of fiscal 2024). Since this hypothetical termination would have occurred on the last day of the fiscal year, no pro-rata bonus was included in the cash severance amounts in the charts below.

	Termination by Lionsgate Without Cause(1)
Name	Cash Severance	Equity Acceleration(2)	Insurance Premiums		Total
Jon Feltheimer	$1,933,690	$21,669,614	$163,279	(3)	$23,766,583
Michael Burns	$560,557	$4,217,402	$29,401	(4)	$4,807,360
James W. Barge	$1,875,000	$4,863,823	$55,460	(5)	$6,794,283
Brian Goldsmith	$1,875,000	$4,800,031	$55,460	(5)	$6,730,491
Bruce Tobey	$1,500,000	$738,190	$55,460	(5)	$2,293,650

(1)

As described above, Messrs. Feltheimer and Burns would also be entitled to these benefits pursuant to their respective employment agreements if their employment is terminated by the executive for good reason.

(2)

These columns report the intrinsic value of the unvested portions of each executive’s awards that would accelerate in the circumstances. For stock options and SARs, this value is calculated by multiplying the amount (if any) by which the closing price of the applicable class of the Company’s common shares on the last trading day of the fiscal year exceeds the exercise price or base price of the award by the number of shares subject to the accelerated portion of the award. No value is included in the table for stock options and SARs with a per-share exercise price that is greater than or equal to the closing price of the applicable class of the Company’s shares on the last trading day of the fiscal year. For restricted share unit awards, this value is calculated by multiplying the closing price of the applicable class of the Company’s common shares on the last trading day of the fiscal year by the number of units subject to the accelerated portion of the award.

(3)	Includes $18,487 for payment of COBRA premiums and $144,793 for payment of continued life and disability insurance premiums.
(4)	Includes $18,487 for payment of COBRA premiums and $10,915 for payment of continued life and disability insurance premiums.
(5)	Includes payment of COBRA premiums.

	Termination Due to Executive’s Death or Disability
Name	Equity Acceleration(1)	Insurance Premiums		Total
Jon Feltheimer	$15,669,614	$163,279	(2)	$15,832,893
Michael Burns	$4,217,402	$29,401	(3)	$4,246,803
James W. Barge	$6,031,809	$55,460	(4)	$6,087,269
Brian Goldsmith	$5,976,973	$55,460	(4)	$6,032,433
Bruce Tobey	$984,253	$55,460	(4)	$1,039,713

(1)	See note (2) to the table above for the valuation of these benefits.
(2)

Includes $18,487 for payment of COBRA premiums for a termination due to executive’s death or disability, and $144,793 for payment of continued life and disability insurance premiums for a termination due to executive’s disability.

(3)

Includes $18,487 for payment of COBRA premiums for a termination due to executive’s death or disability, and $10,915 for payment of continued life and disability insurance premiums for a termination due to executive’s disability.

(4)	Includes payment of COBRA premiums.

Change in Control Severance Benefits. The following chart presents our estimate of the dollar value of the benefits each of the Named Executive Officers would have been entitled to receive had a change in control of the Company, or, in the case of Messrs. Barge, Goldsmith and Tobey, a change in management of the Company, occurred on March 31, 2024 and the executive’s employment with us had terminated by the Company without cause or by the executive for good reason as described above on such date. See note (2) to the table above for the valuation of equity award acceleration.

Name	Cash Severance(1)	Equity Acceleration		Insurance Premiums		Total
Jon Feltheimer	$6,000,000	$21,669,614		$163,279	(2)	$27,832,893
Michael Burns	$3,500,000	$4,217,402		$29,401	(3)	$7,746,803
James W. Barge	$8,542,808	$7,241,141	(4)	$55,460	(5)	$15,839,409
Brian Goldsmith	$5,376,712	$7,279,331	(4)	$55,460	(5)	$12,711,503
Bruce Tobey	$2,986,301	$1,394,107	(4)	$55,460	(5)	$4,435,868

(1)

For Messrs. Barge, Goldsmith and Tobey, this amount includes 50% of the grant date value of the annual equity awards provided for in the executive’s employment agreement as described above that had not been granted as of March 31, 2024.

(2)	Includes $18,487 for payment of COBRA premiums and $144,793 for payment of continued life and disability insurance premiums.
(3)	Includes $18,487 for payment of COBRA premiums and $10,915 for payment of continued life and disability insurance premiums.
(4)

For Messrs. Barge, Goldsmith, and Tobey, the equity acceleration value reported in this table only applies to a termination without cause. If such executives’ employment had been terminated for good reason on or within 12 months following a change in control or a “change in management,” the equity acceleration value would be the same as described above for a termination without cause not in connection with a change in control. A change in management in these Named Executive Officers’ employment agreements would generally occur when both Messrs. Feltheimer and Burns are no longer employed by the Company.

(5)	Includes payment of COBRA premiums.

Pay Ratio Disclosure

Pursuant to the Securities Exchange Act of 1934, as amended, we are required to disclose in this proxy statement the ratio of the total annual compensation of our Chief Executive Officer to the median of the total annual compensation of all of our employees (excluding our Chief Executive Officer).

The Compensation Committee has not yet determined 2024 annual incentive bonuses for the Company’s Chief Executive Officer and other Named Executive Officers. Additionally, the Company has not yet determined 2024 annual incentive bonuses for its other employees. The Company expects that such determinations will be made in the first quarter of fiscal 2025. At such time, the Company will estimate the ratio of the Chief Executive Officer’s total compensation for fiscal 2024 to the median of the total compensation of all of the Company’s employees (excluding the Chief Executive Officer) for fiscal 2024 and file such information.

We have selected March 31, 2024, which is a date within the last three months of fiscal 2024, as the date to be used to identify the Company’s median employee. To find the median of the annual total compensation of all the Company’s employees (excluding the Company’s Chief Executive Officer), we will use the amount of each employee’s total cash compensation (i.e., base salary, wages, overtime and bonus) from the Company’s payroll records. In making this determination, we will not annualize compensation for those employees who did not work for the Company for the entire fiscal year. We will also not make any cost-of-living adjustments in identifying the median employee. We believe total cash compensation for all employees will be an appropriate measure because total cash compensation data is readily available, and the Company considers this a reasonable measure of employees’ overall compensation.

As of March 31, 2024, we had a total of 1,723 employees, of whom 1,383 were based in the U.S. and 340 were based outside of the U.S. In making the determination of the median employee, we will not include 5 employees based in Australia, 3 employees based in China, 36 employees based in India, 2 employees based in Indonesia, 2 employees based in Luxembourg and 4 employees based in Spain, in accordance with SEC rules permitting exclusion of a de minimis number of non-U.S. employees (so that all U.S.-based employees and 52 employees based outside of the U.S. will be included in this determination).

This pay ratio will be an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio to be reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance

This section summarizes the relationship between the total compensation paid for the Company’s Chief Executive Officer and the other Named Executive Officers and the Company’s financial performance for the fiscal years shown in the table (in this discussion, the Company’s Chief Executive Officer is also referred to as the principal executive officer or “PEO”, and the Named Executive Officers other than the Company’s Chief Executive Officer are referred to as the “Non-PEO NEOs”).

			Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)		Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO ($)(1)(2)	Compensation Actually Paid to PEO ($)(3)			Lionsgate TSR ($)(4)	Dow Jones U.S. Media Sector TSR ($)(4)	S&P Movies & Entertainment Index TSR ($)(4)	Lionsgate Net Income (Loss) ($ Millions)(5)	Lionsgate Adjusted OIBDA ($ Millions)(6)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)
2024*	$—	$—	$—	$—	$—	$—	$—	$—	$—
2023	$21,528,409	$13,153,336	$6,429,940	$4,169,033	$182	$108	$96	$(2,010.2)	$358.1
2022	$5,585,412	$10,753,069	$4,649,415	$6,185,148	$267	$144	$124	$(188.2)	$402.2
2021	$19,176,875	$30,384,695	$5,694,133	$10,065,318	$246	$176	$166	$(18.9)	$540.9

*

The Company has not yet completed its review of the Company’s financial performance for the 2024 fiscal year. The Compensation Committee has also not yet determined 2024 annual incentive bonuses for the PEO and the Non-PEO NEOs. The Company expects that such determinations will be made in the first quarter of fiscal 2025 and will provide an updated Pay Versus Performance Table following such determination.

(1)

Mr. Feltheimer was the Company’s Chief Executive Officer for each of the four fiscal years included in the table above. For each of fiscal years 2021 and 2022, the Company’s Non-PEO NEOs were Messrs. Burns, Barge, Goldsmith and Corii Berg, the Company’s former General Counsel. For fiscal year 2023, the Company’s Non-PEO NEOs were Messrs. Burns, Barge, Goldsmith, Tobey and Berg. For fiscal year 2024, the Company’s Non-PEO NEOs were Messrs. Burns, Barge, Goldsmith, and Tobey.

(2)

See the Summary Compensation Table above for detail on the total compensation for the Company’s Chief Executive Officer for fiscal year 2024. The total compensation for the CEO and the average compensation for the Non-PEO NEOs for each of fiscal years 2023, 2022 and 2021 was calculated from the Summary Compensation Table as disclosed in the Company’s proxy statement filed with the Securities and Exchange Commission in the calendar year in which the applicable fiscal year ended.

(3)

For purposes of this table, the compensation actually paid (also referred to as “CAP”) to each of Lionsgate’s NEOs (including, for purposes of this table, former Named Executive Officers as noted above) is equal to the NEO’s total compensation reported in the Summary Compensation Table for the applicable fiscal year and adjusted for the following with respect to that NEO:

•	Less the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable fiscal year,

•	Plus the fiscal year-end value of Company option and stock awards granted in the covered fiscal year which were outstanding and unvested at the end of the covered fiscal year,

•

Plus/(less) the change in value as of the end of the covered fiscal year as compared to the value at the end of the prior fiscal year for Company option and stock awards which were granted in prior fiscal years and were outstanding and unvested at the end of the covered fiscal year,

•	Plus the vesting date value of Company option and stock awards which were granted and vested during the same covered fiscal year,

•

Plus/(less) the change in value as of the vesting date as compared to the value at the end of the prior fiscal year for Company option and stock awards which were granted in prior fiscal years and vested in the covered fiscal year,

•

Less, as to any Company option and stock awards which were granted in prior fiscal years and were forfeited during the covered fiscal year, the value of such awards as of the end of the prior fiscal year,

•	Plus the dollar value of any dividends or other earnings paid during the covered fiscal year on outstanding and unvested Company stock awards not otherwise included,

•

Plus, as to a Company option or stock award that was materially modified during the covered fiscal year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date.

In making each of these adjustments, the “value” of an option or stock award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions the Company then used to calculate the fair value of its equity awards. For more information on the valuation of the Company’s equity awards, please see the notes to the Company’s financial statements that appear in its Annual Report on Form 10-K for each fiscal year and the footnotes to the Summary Compensation Table that appears in the Company’s annual proxy statement.

The table above reflects the CAP (determined as noted above) for the Company’s Chief Executive Officer and, for the Company’s Non-PEO NEOs, the average of the CAPs determined for the Non-PEO NEOs for each of the fiscal years shown in the table.

The following table provides a reconciliation of the Summary Compensation Table Total to Compensation

Actually Paid for the PEO.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for PEO	Fiscal Year 2024 ($)	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Summary Compensation Table Total	*	21,528,409	5,585,412	19,176,875

Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(5,427,902)	(9,750,004)	(1,000,003)	(7,446,931)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	5,986,201	10,815,950	—	15,610,964
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	(207,176)	(8,868,143)	3,994,288	2,420,353
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	1,000,003	—
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(5,562,855)	(572,876)	1,173,369	623,434
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—

Compensation Actually Paid	*	$13,153,336	$10,753,069	$30,384,695

*

The Company has not yet completed its review of the Company’s financial performance for the 2024 fiscal year. The Compensation Committee has also not yet determined 2024 annual incentive bonuses for the PEO and the Non-PEO NEOs. The Company expects that such determinations will be made in the first quarter of fiscal 2025 and will provide an updated table following such determination.

The following table provides a reconciliation of the average of the Summary Compensation Table Total for the Non-PEO NEOs for a fiscal year to the average of the Compensation Actually Paid for the Non-PEO NEOs for that fiscal year.

Reconciliation of Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs	Fiscal Year 2024 ($)	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Summary Compensation Table Total	*	6,429,940	4,649,415	5,694,133

Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(2,328,686)	(3,272,202)	(2,759,912)	(2,366,952)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	1,720,364	2,430,521	1,022,759	4,803,958
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	(98,353)	(761,350)	1,155,466	1,236,985
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	672,750	948,244	1,392,662	158,084
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(372,295)	(1,571,828)	724,758	539,110
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	(34,292)	—	—

Compensation Actually Paid	*	$4,169,033	$6,185,148	$10,065,318

*

The Company has not yet completed its review of the Company’s financial performance for the 2024 fiscal year. The Compensation Committee has also not yet determined 2024 annual incentive bonuses for the PEO and the Non-PEO NEOs. The Company expects that such determinations will be made in the first quarter of fiscal 2025 and will provide an updated table following such determination.

(4)

The Company’s TSR represents cumulative total shareholder return on a fixed investment of $100 in existing common stock for the period beginning on the last trading day of fiscal year 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. The Dow Jones U.S. Media Sector Index TSR and the S&P Movies & Entertainment Index (which the Company also utilizes in the stock performance graph required by Item 201(e) of Regulation S-K included in its Annual Reports for each covered fiscal year) represent cumulative total shareholder return on a fixed investment of $100 in the Dow Jones U.S. Media Sector Index and the S&P Movies & Entertainment Index, respectively, for the period beginning on the last trading day of fiscal year 2020 through the end of the applicable fiscal year, and are calculated assuming the reinvestment of dividends. The following chart illustrates the CAP for the Company’s Chief Executive Officer and the average CAP for the Company’s Non-PEO NEOs for each of the last three fiscal years against the Company’s total shareholder return and the total shareholder return for each of the Dow Jones U.S. Media Sector and the S&P Movies & Entertainment Index (each calculated as described above) over that period of time.

The Company has not yet completed its review of the Company’s financial performance for the 2024 fiscal year. The Compensation Committee has also not yet determined 2024 annual incentive bonuses for the PEO and the Non-PEO NEOs, and therefore, the CAP for the PEO and Non-PEO NEOs for fiscal year 2024 was not known at the time of this filing. The Company expects that such determinations will be made in the first quarter of fiscal 2025, at which time the chart showing the relationship between CAP and TSR required by Item 402(v) of Regulation S-K will be provided.

(5)

This column shows the Company’s net income (loss) for each fiscal year covered by the table. The following chart illustrates the CAP for the Company’s Chief Executive Officer and the average CAP for the Company’s Non-PEO NEOs for each of the last three fiscal years against the Company’s net income for each of those years.

The Company has not yet completed its review of the Company’s financial performance for the 2024 fiscal year. The Compensation Committee has also not yet determined 2024 annual incentive bonuses for the PEO and the Non-PEO NEOs. The Company expects that such determinations will be made in the first quarter of fiscal 2025, at which time the chart will be provided.

(6)

This column shows the Company’s adjusted OIBDA for each fiscal year covered by the table. The Company considers adjusted OIBDA to be a key metric in its executive compensation program, used in determining corporate performance under fiscal year 2024 annual incentive plan. See the “Compensation Discussion and Analysis” section of this report for more information regarding the use of this performance measure in the Company’s executive compensation program and “Use of Non-GAAP Financial Measures” at the end of this section for the definition, adjustments and related reconciliation for this non-GAAP measure. The following chart illustrates the CAP for the Company’s Chief Executive Officer and the average CAP for the Company’s Non-PEO NEOs for each of the last three fiscal years against the Company’s adjusted OIBDA for each of those years.

The Company has not yet completed its review of the Company’s financial performance for the 2024 fiscal year. The Compensation Committee has also not yet determined 2024 annual incentive bonuses for the PEO and the Non-PEO NEOs. The Company expects that such determinations will be made in the first quarter of fiscal 2025, at which time the chart showing the relationship between CAP and adjusted OIBDA required by Item 402(v) of Regulation S-K will be provided.

Following is an unranked list of the company’s financial performance measures it considers most important in linking the compensation actually paid to the Company’s NEOs for fiscal 2024 with the Company’s performance.

•	Adjusted OIBDA (used in determining corporate performance for purposes of the annual incentive plan)

•	Volume-Weighted Average Stock Price (used in determining vesting of certain stock units granted to Named Executive Officers during the fiscal year)

•

Certain Discretionary Assessment of Achievement of Operational and Strategic Goals (used in determining individual performance for purposes of the annual incentive plan and the vesting of performance-based equity awards)

See the “Compensation Discussion and Analysis” section for more information regarding the use of these performance measures in the Company’s executive compensation program.

In general, the Company also views its stock price, upon which the value of all of the equity awards granted by the Company is dependent, as a key performance-based component of its executive compensation program in order to further align the interests of the Company’s senior management with the interests of the Company’s shareholders.

Director Compensation

Compensation Program

For fiscal 2024, the Company’s non-employee directors were compensated as follows:

Type of Compensation	Amount
Annual Equity Retainer	$150,000
Annual Cash Retainer	$100,000
Annual Board Chair Retainer	$52,000
Annual Audit & Risk Committee Chair Retainer	$30,000
Annual Compensation Committee Chair Retainer.	$30,000
Annual Nominating and Corporate Governance Committee Chair Retainer	$20,000
Annual Strategic Advisory Committee Chair Retainer	$20,000

The annual equity retainer consists of an award of restricted share units granted under the Company’s equity incentive plan then in effect with a grant date value of $150,000 granted annually on the date of date of the Company’s annual general meeting of shareholders (with $75,000 of the value based on the closing price Class A voting shares and $75,000 of the value based on the closing price of Class B non-voting shares on the date of grant, and the number of units rounded to the nearest whole unit). The restricted share units vest after one year following the date of grant (or, if earlier, the date of the annual general meeting of shareholders in the year after the year of grant) and will be paid in an equivalent number of Class A voting shares and Class B non-voting shares, as applicable. The Board retains discretion to provide for the award to instead be granted as a fixed amount of cash subject to the same vesting terms. The Board may also provide non-employee directors an election to defer payment of their vested awards in accordance with applicable tax law.

The annual cash retainer and other retainers set for in the table above will be paid, at the director’s election, in all cash, 50% in cash and 50% in the form of shares of common stock (with the 50% portion to be paid in shares to be paid 50% in Class A voting shares and 50% in Class B non-voting shares), or 100% in the form of shares of common stock (with 50% to be paid in Class A voting shares and 50% in Class B non-voting shares). The Board retains discretion to provide for retainers for one or more directors to be paid in a different mix of cash and shares of common stock (whether in Class A voting shares, Class B non-voting shares, or a combination thereof) as it determined appropriate. Retainers are paid in two installments, with the number of shares of common stock delivered in payment of any retainer determined by dividing the dollar amount of the retainer paid in the form of shares of common stock by the closing price of common stock (either Class A voting shares or Class B non-voting shares, as applicable) on the date of payment, and are fully vested at the time of payment.

Pursuant to the Company’s policies, non-employee directors will also be reimbursed for reasonable expenses incurred in the performance of their duties. The Board (or any committee of the Board within the authority delegated to it) has the right to amend this policy from time to time.

Director Onboarding and Education

Upon a new director’s appointment to the Board, an orientation is conducted by management and current Board members aiming to acquaint new directors with the Company’s business strategies, vital financial aspects, core values encompassing ethics and compliance, corporate governance practices, and key policies. This orientation involves meetings with senior management to delve into the Company’s strategy, business plan, risk profile, and provision of background material.

Additionally, the Company actively supports the ongoing education of its Board members, covering expenses for relevant continuing education programs. These programs are tailored to enhance the directors’ understanding of the Company’s operations, their responsibilities within the Board and its committees, and to stay updated on industry trends and developments.

Fiscal 2024 Director Compensation

The following table presents information regarding compensation earned or paid to each of the Company’s non-employee directors for services rendered during fiscal 2024. Messrs. Feltheimer and Burns, who are employed by the Company, do not receive any compensation for their services on the Board.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2)(3) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Mignon Clyburn	$100,000	$149,993	$—	$—	$—	$—	$249,993
Gordon Crawford	$120,000	$149,993	$—	$—	$—	$—	$269,993
Emily Fine	$100,000	$149,993	$—	$—	$—	$—	$249,993
Michael T. Fries	$195,832	$—	$—	$—	$—	$—	$195,832
John D. Harkey, Jr.(4)	$76,503	$149,993	$—	$—	$—	$—	$226,496
Susan McCaw	$100,000	$149,993	$—	$—	$—	$—	$249,993
Yvette Ostolaza	$120,000	$149,993	$—	$—	$—	$—	$269,993
Mark H. Rachesky, M.D.	$172,000	$149,993	$—	$—	$—	$—	$321,993
Daryl Simm	$130,000	$149,993	$—	$—	$—	$—	$279,993
Hardwick Simmons	$130,000	$149,993	$—	$—	$—	$—	$279,993
Harry E. Sloan	$100,000	$149,993	$—	$—	$—	$—	$249,993

(1)

The amounts reported in column (b) represent director annual retainer and chair fees, for fiscal 2024, paid, at the director’s election, either 50% in cash and 50% in the form of existing common stock, 100% in the form of existing common stock, or 100% in cash, as described above. The value of the common shares is calculated using the closing price of shares of common stock on the date of payment. Retainers and fees are paid twice a year. During fiscal 2024, the Company’s non-employee directors who elected to receive 50% of their retainers and fees in the form of common shares received the following number of shares: Ms. Clyburn, 6,599 shares, Ms. McCaw, 1,593 shares, Mr. Simm, 8,573 shares and Mr. Simmons, 8,767 shares. During fiscal 2024, the Company’s non-employee directors who elected to receive 100% of their retainers and fees in the form of common shares received the following number of shares: Mr. Crawford, 15,950 shares, Ms. Fine, 13,196 shares, Mr. Harkey, 3,079 shares, Ms. Ostolaza, 15,810 shares, Dr. Rachesky, 24,454 shares, and Mr. Sloan, 14,033 shares. For fiscal 2024, the Board determined that Mr. Fries would receive 100% of his retainer and fees in the form of cash (so that the amount reported in this column for Mr. Fries includes cash received in lieu of any equity award).

(2)

Each non-employee director then in office received a grant of 8,455 restricted share units with respect to Class A voting shares and 8,971 restricted share units with respect to Class B non-voting shares units on November 28, 2023 at the Company’s 2023 Annual General and Special Meeting of Shareholders (other than Mr. Fries, who receives cash in lieu of equity grants). The amounts reported in column (c) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. The fair values of the restricted share units are determined based on the market value of the shares on the date of grant.

(3)

The following table presents the number of unvested stock awards held by each of the Company’s non-employee directors as of March 31, 2024. No non-employee directors held any outstanding option awards as of that date.

	Number of Unvested Restricted Share Units as of March 31, 2024
Director	LGF.A	LGF.B
Mignon Clyburn	10,710	11,382
Gordon Crawford	10,710	11,382
Emily Fine	10,710	11,382
Michael T. Fries	—	—
John D. Harkey, Jr.	8,455	8,971
Susan McCaw	10,710	11,382
Yvette Ostolaza	10,710	11,382
Mark H. Rachesky, M.D.	10,710	11,382
Daryl Simm	10,710	11,382
Hardwick Simmons	10,710	11,382
Harry E. Sloan	10,077	10,693

(4)	Mr. Harkey was appointed to the Board effective June 26, 2023.

Use of Non-GAAP Financial Measures

LIONS GATE ENTERTAINMENT CORP.

USE OF NON-GAAP FINANCIAL MEASURES

This prospectus presents the following important financial measures utilized by Lions Gate Entertainment Corp. (the “Company,” “we,” “us” or “our”) that are not all financial measures defined by generally accepted accounting principles (“GAAP”). The Company uses non-GAAP financial measures, among other measures, to evaluate the operating performance of our business. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with United States GAAP.

Adjusted OIBDA: Adjusted OIBDA is defined as operating income (loss) before adjusted depreciation and amortization (“OIBDA”), adjusted for adjusted share-based compensation (“adjusted SBC”), purchase accounting and related adjustments, restructuring and other costs, certain charges (benefits) related to the COVID-19 global pandemic, certain programming and content charges as a result of management changes and/or changes in strategy, and unusual gains or losses (such as goodwill impairment, charges related to Russia’s invasion of Ukraine, and the gain on sale of Pantaya on March 31, 2021), when applicable.

•

Adjusted depreciation and amortization represents depreciation and amortization as presented on our consolidated statement of operations, less the depreciation and amortization related to the amortization of purchase accounting and related adjustments associated with recent acquisitions. Accordingly, the full impact of the purchase accounting is included in the adjustment for “purchase accounting and related adjustments”, described below.

•

Adjusted share-based compensation represents share-based compensation excluding the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements, which are included in restructuring and other expenses, when applicable.

•	Restructuring and other includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable.

•

COVID-19 related charges or benefits include incremental costs associated with the pausing and restarting of productions including paying/hiring certain cast and crew, maintaining idle facilities and equipment costs, and when applicable, certain motion picture and television impairments and development charges associated with changes in performance expectations or the feasibility of completing the project resulting from circumstances associated with the COVID-19 global pandemic, net of insurance recoveries, which are included in direct operating expense, when applicable. In addition, the costs include early or contractual marketing spends for film releases and events that have been canceled or delayed and will provide no economic benefit, which are included in distribution and marketing expense, when applicable.

•

Programming and content charges include certain charges as a result of changes in management and/or changes in programming and content strategy, which are included in direct operating expenses, when applicable.

•

Purchase accounting and related adjustments primarily represent the amortization of non-cash fair value adjustments to certain assets acquired in recent acquisitions. These adjustments include the accretion of the noncontrolling interest discount related to Pilgrim Media Group and 3 Arts Entertainment, the non-cash charge for the amortization of the recoupable portion of the purchase price and the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense.

Adjusted OIBDA is calculated similar to how the Company defines segment profit and manages and evaluates its segment operations. Segment profit also excludes corporate general and administrative expense.

Total Segment Profit and Studio Business Segment Profit: We present the sum of our Motion Picture and Television Production segment profit as our “Studio Business” segment profit. Total segment profit and Studio Business segment profit, when presented outside of the segment information and reconciliations included in our consolidated financial statements, is considered a non-GAAP financial measure, and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with United States GAAP. We use this non-GAAP measure, among other measures, to evaluate the aggregate operating performance of our business.

The Company believes the presentation of total segment profit and Studio Business segment profit is relevant and useful for investors because it allows investors to view total segment performance in a manner similar to the primary method used by the Company’s management and enables them to understand the fundamental performance of the Company’s businesses before non-operating items. Total segment profit and Studio Business segment profit is considered an important measure of the Company’s performance because it reflects the aggregate profit contribution from the Company’s segments, both in total and for the Studio Business and represents a measure, consistent with our segment profit, that eliminates amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of the Company’s businesses, are infrequent in occurrence, and in some cases are non-cash expenses. Not all companies calculate segment profit or total segment profit in the same manner, and segment profit and total segment profit as defined by the Company may not be comparable to similarly titled measures presented by other companies due to differences in the methods of calculation and excluded items.

Overall: These measures are non-GAAP financial measures as defined in Regulation G promulgated by the SEC and are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with United States GAAP.

We use these non-GAAP measures, among other measures, to evaluate the operating performance of our business. We believe these measures provide useful information to investors regarding our results of operations and cash flows before non-operating items. Adjusted OIBDA is considered an important measure of the Company’s performance because this measure eliminates amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of the Company’s businesses, are infrequent in occurrence, and in some cases are non-cash expenses.

These non-GAAP measures are commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. However, not all companies calculate these measures in the same manner and the measures as presented may not be comparable to similarly titled measures presented by other companies due to differences in the methods of calculation and excluded items.

A general limitation of these non-GAAP financial measures is that they are not prepared in accordance with U.S. generally accepted accounting principles. These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, as determined in accordance with GAAP. Reconciliations of the adjusted metrics utilized to their corresponding GAAP metrics are provided below.

LIONS GATE ENTERTAINMENT CORP.

RECONCILIATION OF OPERATING INCOME (LOSS)

TO ADJUSTED OIBDA AND TOTAL SEGMENT PROFIT

The following table reconciles the GAAP measure, operating income (loss) to the non-GAAP measures, Adjusted OIBDA and Total Segment Profit:

	Year Ended March 31,
	2021 Actual	2022 Actual	2023 Plan	2023 Actual
	(Unaudited, amounts in millions)
Operating income (loss)	$170.6	$9.0	$(2.2)	$(1,857.7)
Gain on sale of Pantaya(1)	(44.1)	—	—	—
Goodwill impairment(2)	—	—	—	1,475.0
Adjusted depreciation and amortization(3)	44.3	43.0	41.8	40.2
Restructuring and other(2)	24.7	16.8	20.5	411.9
COVID-19 related charges (benefit)(4)	67.5	(3.4)	—	(11.6)
Programming and content charges(5)	—	36.9	—	7.0
Charges related to Russia’s invasion of Ukraine(6)	—	5.9	—	—
Adjusted share-based compensation expense(7)	85.5	100.0	139.8	97.8
Purchase accounting and related adjustments(8)	192.4	194.0	180.2	195.5

Adjusted OIBDA	$540.9	$402.2	$380.1	$358.1
Corporate general and administrative expenses	113.7	97.1	117.5	122.9

Total Segment Profit	$654.6	$499.3	$497.6	$481.0

(1)	Represents the gain before income taxes on the sale of the Company’s majority interest in Pantaya on March 31, 2021.

(2)	Restructuring and other includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable, as shown in the table below:

	Year Ended March 31,
	2021 Actual	2022 Actual	2023 Plan	2023 Actual
	(Unaudited, amounts in millions)
Restructuring and other:
Content and other impairments(a)	$—	$—	$—	$385.2
Severance(b)
Cash	14.8	4.6	—	18.0
Accelerated vesting on equity awards	3.5	—	—	4.2

Total severance costs	18.3	4.6	—	22.2
COVID-19 related charges included in restructuring and other(c)	3.0	1.1	—	0.1
Transaction and other costs (benefits)(d)	3.4	11.1	20.5	4.4

	$24.7	$16.8	$20.5	$411.9

(a)

Media Networks Goodwill Impairment and Restructuring: In fiscal 2023, in the second quarter ended September 30, 2022, due to the macro and microeconomic conditions, including the competitive environment, continued inflationary trends and recessionary economies worldwide and its impact on the Company’s growth in subscribers worldwide, we began a plan to restructure our LIONSGATE+ business (formerly STARZPLAY International). This restructuring includes exiting the business in seven international territories (France, Germany, Italy, Spain, Benelux, the Nordics and Japan). Our Starz domestic operations have also been impacted by these current market conditions, and we have revised our subscriber growth and forecasted cash flow assumptions and implemented certain cost-saving measures. These changes in forecasted cash flow resulted in an impairment of $1.475 billion of goodwill related to the Media Networks segment in the second quarter ended September 30, 2022.

During the third quarter ended December 31, 2022, due to the continuing macro and microeconomic conditions which led to the LIONSGATE+ restructuring, we expanded our restructuring plan discussed above to identify additional cost-saving initiatives, which included a strategic review of content performance across Starz’s domestic and international platforms, resulting in certain programming being removed from those platforms and written down to fair value.

As a result of these restructuring initiatives, we recorded content impairment charges associated with impairment of programming related to the territories being exited and individual content abandonment upon removal of certain titles from the Starz platforms related to the Media Networks segment in the year ended March 31, 2023 of $379.3 million.

Other Impairments: Amounts in the fiscal year ended March 31, 2023 also include an impairment of an operating lease right-of-use asset related to the Studio business and corporate facilities associated with a portion of a facility lease that will no longer be utilized by the Company. The impairment reflects a decline in market conditions since the inception of the lease impacting potential sublease opportunities, and represents the difference between the estimated fair value, which was determined based on the expected discounted future cash flows of the lease asset, and the carrying value.

(b)	Severance costs were primarily related to the restructuring activities and other cost-saving initiatives.

(c)

Amounts represent certain incremental general and administrative costs associated with the COVID-19 global pandemic, such as costs related to transitioning the Company to a remote-work environment, costs associated with return-to-office safety protocols, and other incremental general and administrative costs associated with the COVID-19 global pandemic.

(d)

Transaction and other costs reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with certain legal matters. In the year ended March 31, 2023, these amounts include a benefit of $11.0 million for a settlement of a legal matter related to the Media Networks segment.

(3)

Adjusted depreciation and amortization represents depreciation and amortization as presented on our consolidated statements of operations less the depreciation and amortization related to the non-cash fair value adjustments to property and equipment and intangible assets acquired in recent acquisitions which are included in the purchase accounting and related adjustments line item above, as shown in the table below:

	Year Ended March 31,
	2021 Actual	2022 Actual	2023 Plan	2023 Actual
	(Unaudited, amounts in millions)
Depreciation and amortization	$188.5	$177.9	$172.0	$180.3
Less: Amount included in purchase accounting and related adjustments	(144.2)	(134.9)	(130.2)	(140.1)

Adjusted depreciation and amortization	$44.3	$43.0	$41.8	$40.2

(4)

Amounts represent the incremental costs included in direct operating expense and distribution and marketing expense resulting from circumstances associated with the COVID-19 global pandemic, net of insurance recoveries, as presented in the table below. During the fiscal years ended March 31, 2023 and 2022, the Company has incurred a net benefit in direct operating expense due to insurance recoveries in excess of the incremental costs expensed in the period. These charges (benefits) are excluded from segment operating results.

	Year Ended March 31,
	2021 Actual	2022 Actual	2023 Plan	2023 Actual
	(Unaudited, amounts in millions)
COVID-19 related charges (benefit) included in:
Direct operating expense(a)	$50.6	$(3.6)	$—	$(11.6)
Distribution and marketing expense(b)	16.9	0.2	—	—

	$67.5	$(3.4)	$—	$(11.6)

(a)

Amounts reflected in direct operating expense include incremental costs associated with the pausing and restarting of productions including paying/hiring certain cast and crew, maintaining idle facilities and equipment costs, net of insurance recoveries. In fiscal 2021, these charges also included film impairment due to changes in performance expectations resulting from circumstances associated with the COVID-19 global pandemic.

(b)

Amounts reflected in distribution and marketing expense primarily consist of contractual marketing spends for film releases and events that have been canceled or delayed and will provide no economic benefit.

(5)

Amounts represent certain unusual programming and content charges. In the fiscal year ended March 31, 2023, the amounts represent development costs written off as a result of changes in strategy across the Company’s theatrical slate in connection with certain management changes and changes in the theatrical marketplace in the Motion Picture segment. In the fiscal year ended March 31, 2022, the amounts represent impairment charges recorded as a result of a strategic review of original programming on the STARZ platform, which identified certain titles with limited viewership or strategic purpose which were removed from the STARZ service and abandoned by the Media Networks segment. These charges are excluded from segment results and included in amortization of investment in film and television programs in direct operating expense on the consolidated statement of operations.

(6)

Amounts represent charges related to Russia’s invasion of Ukraine, primarily related to bad debt reserves for accounts receivable from customers in Russia, included in direct operating expense in the consolidated statements of operations, and excluded from segment operating results.

(7)	The following table reconciles total share-based compensation expense to adjusted share-based compensation expense:

	Year Ended March 31,
	2021 Actual	2022 Actual	2023 Plan	2023 Actual
	(Unaudited, amounts in millions)
Total share-based compensation expense	$89.0	$100.0	$139.8	$102.0
Less: Amount included in restructuring and other(a)	(3.5)	—	—	(4.2)

Adjusted share-based compensation	$85.5	$100.0	$139.8	$97.8

(a)

Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements.

(8)

Purchase accounting and related adjustments primarily represent the amortization of non-cash fair value adjustments to certain assets acquired in recent acquisitions. The following sets forth the amounts included in each line item in the financial statements:

	Year Ended March 31,
	2021 Actual	2022 Actual	2023 Plan	2023 Actual
	(Unaudited, amounts in millions)
Purchase accounting and related adjustments:
Direct operating	$1.0	$0.4	$0.2	$0.7
General and administrative expense(a)	47.2	58.7	49.8	54.7
Depreciation and amortization	144.2	134.9	130.2	140.1

	$192.4	$194.0	$180.2	$195.5

(a)

These adjustments include the accretion of the noncontrolling interest discount related to Pilgrim Media Group and 3 Arts Entertainment, the amortization of the recoupable portion of the purchase price and the expense associated with the earned distributions related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense, as presented in the table below. The earned distributions related to 3 Arts Entertainment represent the 3 Arts Entertainment noncontrolling equity interest in the earnings of 3 Arts Entertainment and are reflected as an expense rather than noncontrolling interest in the consolidated statement of operations due to the relationship to continued employment.

	Year Ended March 31,
	2021 Actual	2022 Actual	2023 Plan	2023 Actual
	(Unaudited, amounts in millions)
Amortization of recoupable portion of the purchase price	$7.7	$7.7	$7.7	$7.7
Noncontrolling interest discount amortization	22.7	22.7	13.2	13.2
Noncontrolling equity interest in distributable earnings	16.8	28.3	28.9	33.8

	$47.2	$58.7	$49.8	$54.7

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SEAC Relationships and Related Party Transactions

On November 5, 2021, SEAC Sponsor purchased an aggregate of 17,250,000 Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.0014 per share.

SEAC Sponsor purchased an aggregate of 11,733,333 SEAC Private Placement Warrants in connection with the SEAC IPO, at a price of $1.50 per warrant, or $17,600,000 in the aggregate. Each SEAC Private Placement Warrant entitles the holder to purchase one SEAC Class A Ordinary Share at $11.50 per share. The SEAC Private Placement Warrants (including the SEAC Class A Ordinary Shares issuable upon exercise of the SEAC Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.

SEAC currently sub-leases its executive offices at 955 Fifth Avenue, New York, NY, 10075 from Global Eagle Acquisition LLC, an affiliate of SEAC Sponsor. Commencing upon consummation of the SEAC IPO, SEAC reimburses Global Eagle Acquisition LLC for office space, secretarial and administrative services provided to members of its management team in an amount not to exceed $15,000 per month. Upon completion of the Business Combination or liquidation, it will cease paying these monthly fees.

SEAC management are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on SEAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. It is anticipated that SEAC Sponsor will make certain loans or advances to SEAC to cover certain SEAC expenses, including regulatory fees, legal and travel expenses, in connection with the Closing. These advances or loans from SEAC Sponsor will be recorded in the ordinary course of SEAC’s financial statements when they are made. As of the date of this prospectus, no out-of-pocket expenses have been submitted to SEAC for reimbursement in connection with the Closing. SEAC’s audit committee reviews on a quarterly basis all payments that were made to SEAC Sponsor, SEAC’s officers, directors or its or their affiliates.

SEAC will indemnify SEAC Sponsor from any claims arising out of or relating to the SEAC IPO or the company’s operations or conduct of SEAC’s business (including the Business Combination) or any claim against SEAC Sponsor alleging any expressed or implied management or endorsement by SEAC Sponsor of any of SEAC’s activities or any express or implied association between SEAC Sponsor and SEAC or any of its affiliates, which agreement will provide that the indemnified parties cannot access the funds held in the Trust Account.

On November 5, 2021, SEAC issued a Promissory Note to SEAC Sponsor, pursuant to which SEAC could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2022 or (ii) the completion of the SEAC IPO. The Promissory Note was paid in full on January 11, 2022 and borrowings under the Promissory Note are no longer available. In addition, in order to finance transaction costs in connection with an intended initial business combination, including the Business Combination, SEAC Sponsor or an affiliate of SEAC Sponsor or certain of its officers and directors may, but are not obligated to, loan SEAC funds as may be required on a non-interest basis. If SEAC completes a business combination, including the Business Combination, SEAC would repay the working capital loans out of the proceeds of the Trust Account released. Otherwise, the working capital loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, SEAC may use a portion of the working capital held outside the Trust Account to repay the working capital loans but no proceeds from the Trust Account would be used to repay the working capital loans. Such loans may be convertible into SEAC Private Placement Warrants of Pubco at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the SEAC Private Placement Warrants.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, SEAC, SEAC Sponsor, StudioCo and Lions Gate Parent entered into a Sponsor Support Agreement, pursuant to which, among other things, SEAC Sponsor has agreed to (i) one business day prior to the Closing Date, immediately following the Unit Separation and prior to the SEAC merger, surrender, forfeit and transfer to SEAC, for no consideration and without further right thereto, and consent to the termination and cancellation of, the SEAC Private Placement Warrants held by it, (ii) not transfer any securities of SEAC held by it until the earlier of (a) the Closing and (b) the valid termination of the Sponsor Support Agreement, subject to certain exceptions as provided in the Sponsor Support Agreement or permitted by the Business Combination Agreement or other agreement in connection with the Proposed Transactions; and (iii) vote all SEAC Ordinary Shares held by it in favor of each of the proposals to be presented at the SEAC Shareholders’ Meeting.

Additionally, SEAC Sponsor agreed to purchase, or cause its affiliates to purchase in the open market, in the aggregate, no less than 5.81% of the outstanding SEAC Public Warrants within the Warrant Re-Purchase Cut-Off Date, which would cost the SEAC Sponsor or its affiliates an aggregate of approximately $726,000, assuming a purchase price of $0.50 per SEAC Public Warrant. If SEAC Sponsor fails to complete the Purchase Obligation, then SEAC Sponsor shall irrevocably surrender and forfeit, and SEAC shall cause any applicable SEAC Entity to extinguish and cancel an amount of Pubco Common Shares delivered to SEAC Sponsor at the Closing equivalent in value to the SEAC Public Warrant Cutback Amount.

Registration Rights

Concurrently with the Closing, Pubco, Studio HoldCo and SEAC Sponsor will enter into the A&R Registration Rights Agreement, pursuant to which, among other things, Pubco will agree that, within 30 days after the Closing, Pubco will file with the SEC (at Pubco’s sole cost and expense) the Resale Registration Statement, and Pubco will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights.

Lock-Up Agreement

In connection with the Closing, SEAC Holders and Lionsgate Holders will enter into the Lockup Agreement with Pubco. Pursuant to the Lockup Agreement, the SEAC Holders will agree not to transfer (except for certain permitted transfers) the Lockup Shares held by them until the earliest of (i) the date that is one year after the Closing Date, (ii) (x) with respect to 50% of the SEAC Lock-Up Shares, the date on which the Trading Price of the Pubco Common Shares equals or exceeds $12.50 per share and (y) with respect to the remaining 50% of the SEAC Lock-Up Shares, the date on which the Trading Price of a Pubco Common Share equals or exceeds $15.00 per share, in each case at least 180 days after the Closing Date, and (iii) the date on which Pubco completes a liquidation, merger, amalgamation, capital stock exchange, spin-off, separation, distribution, reorganization or other similar transaction.

Sponsor Option Agreement

One business day prior to the Closing, in connection with the Sponsor Securities Repurchase, SEAC, New SEAC and SEAC Sponsor will enter into the Sponsor Option Agreement, pursuant to which SEAC Sponsor will receive, as partial consideration for the Sponsor Securities Repurchase (with respect to the SEAC Class B Ordinary Shares held by SEAC Sponsor), 2,200,000 SEAC Sponsor Options, each of which will entitle SEAC Sponsor to purchase one SEAC Class A Ordinary Share at $0.0001 per share. In connection with the Transactions, the SEAC Sponsor Options will ultimately become options to purchase Pubco Common Shares pursuant to the terms of the Sponsor Option Agreement.

The SEAC Sponsor Options will become exercisable, subject to the terms, conditions and exceptions set forth in the Sponsor Option Agreement, (i) on or after the date on which the Trading Price of the Pubco Common Shares

(as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) equals or exceeds $16.05 per share or (ii) if a change of control occurs, subject to certain conditions.

StudioCo Relationships and Related Party Transactions

Separation Agreement

In connection with the Business Combination, prior to the Closing, Lions Gate Parent and StudioCo will enter into a separation agreement (the “Separation Agreement”), pursuant to which (i) the assets and liabilities of the Studio Business (including certain subsidiaries of Lions Gate Parent engaged in the Studio Business) will be separated from the assets and liabilities of the Starz Business (including certain subsidiaries of Lions Gate Parent engaged in the Starz Business) and transferred to StudioCo such that StudioCo holds, directly or indirectly, all of the assets and liabilities of the Studio Business, and (ii) all of Lions Gate Parent’s equity interests in StudioCo will be transferred to Studio HoldCo.

The Separation Agreement will require StudioCo to indemnify Lions Gate Parent for losses arising from certain liabilities of the Studio Business and will require Lions Gate Parent to indemnify StudioCo for losses arising from certain liabilities of the Starz Business.

Shared Services Agreement/Overhead Sharing Agreement

In connection with the Business Combination, prior to the Closing, Lions Gate Parent and StudioCo (or such other affiliates of Lions Gate Parent, as applicable) will enter into a shared services and overhead sharing agreement to take effect at the StudioCo Amalgamation Effective Time which shall facilitate the allocation to Pubco of all corporate general and administrative expenses of Lions Gate Parent, except for an amount of $10 million to be allocated annually to Lions Gate Parent or one of its subsidiaries, with reimbursements to be made by the parties as necessary in connection with such allocations.

The corporate general and administrative expenses that will be allocated to Pubco will include salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources. It is not anticipated that Pubco will adopt any stock-based plans or arrangements following the closing, and therefore it will not issue securities of Pubco as equity compensation to officers, employees or directors. The parties anticipate that such individuals will continue to receive awards of equity and equity-based compensation pursuant to the existing plans of Lions Gate Parent. Such awards will be treated as a capital contribution by Lions Gate Parent to Pubco, and the accounting expenses for such awards will be allocated to Pubco. For the years ended March 31, 2023, 2022 and 2021, such corporate general and administrative expenses (inclusive of stock-based compensation) totaled $158.9 million, $124.5 million and $138.6 million respectively. See the section entitled “Studio Business of Lions Gate Entertainment Corp.—Components of Results of Operations—Expenses” for additional information.

In addition, if any of the directors of StudioCo is also serving on (or is an observer of) the Board of Directors of Lions Gate Parent, the director will be compensated solely by Lions Gate Parent in accordance with Lions Gate Parent’s non-employee director compensation program and will not receive additional compensation from Pubco.

Tax Matters Agreement

In connection with the Business Combination, Lions Gate Parent and Pubco will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, certain indemnification rights with respect to tax matters, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.

Intercompany Financing Arrangement

In connection with the Business Combination, Lions Gate Parent intends to cause one or more of its subsidiaries, as lender, to enter into a intercompany note with LG Studios and one or more of its subsidiaries, as borrower.

Pursuant to the intercompany note, LG Studios will have access to a revolving line of credit and be obligated to make certain amortization and interest payments on amounts owing under the note. The obligations under the note will be subordinated to the borrower’s obligations as guarantor of the Credit and Guarantee Agreement, dated as of December 8, 2016 (as amended through Amendment No. 4, dated as of April 6, 2021, the “Lions Gate Parent Credit Agreement”) between Lions Gate Capital Holdings LLC, an indirect wholly-owned subsidiary of Lions Gate Parent (“LGCH”), and the lenders and other parties party thereto and JPMorgan Chase Bank, N.A. as administrative agent, and the Indenture, dated as of April 1, 2021, by and among LGCH, as issuer, the guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee (the “Lions Gate Parent Indenture”).

Investor Rights Agreement

On November 10, 2015, (i) Liberty Global Incorporated Limited, a limited company organized under the laws of the United Kingdom (or its successor, “Liberty”) and a wholly-owned subsidiary of Liberty Global Ltd., a Bermuda exempted company limited by shares (“Liberty Global”), agreed to purchase 5,000,000 of Lions Gate Parent’s then outstanding common shares from funds affiliated with MHR Fund Management, LLC (“MHR Fund Management”), and (ii) Discovery Lightning Investments Ltd., a limited company organized under the laws of the United Kingdom (“Discovery Lightning”) and a wholly-owned subsidiary of Warner Bros. Discovery, Inc. (“Discovery”) agreed to purchase 5,000,000 of Lions Gate Parent’s then outstanding common shares from funds affiliated with MHR Fund Management (collectively, the “Purchases”).

In connection with the Purchases, on November 10, 2015, Lions Gate Parent entered into an investor rights agreement with Liberty Global, Discovery, Liberty, Discovery Lightning and certain affiliates of MHR Fund Management (as amended from time to time, the “LG Parent Investor Rights Agreement”). The LG Parent Investor Rights Agreement provides that, among other things, (i) for so long as funds affiliated with MHR Fund Management beneficially own at least 10,000,000 of Lions Gate Parent’s then outstanding common shares in the aggregate, Lions Gate Parent will include three (3) designees of MHR Fund Management (at least one of whom will be an independent director and will be subject to LGEC Board approval) on its slate of director nominees for election at each future annual general and special meeting of Lions Gate Parent’s shareholders and (ii) for so long as funds affiliated with MHR Fund Management beneficially own at least 5,000,000, but less than 10,000,000 of Lions Gate Parent’s then outstanding common shares in the aggregate, Lions Gate Parent will include one designee of MHR Fund Management on its slate of director nominees for election at each future annual general and special meeting of Lions Gate Parent’s shareholders.

In addition, the LG Parent Investor Rights Agreement provides that (i) for so long as Liberty and Discovery Lightning (together with certain of their affiliates) beneficially own at least 10,000,000 of Lions Gate Parent’s then outstanding common shares in the aggregate, Lions Gate Parent’s will include one designee of Liberty and one designee of Discovery Lightning on its slate of director nominees for election at each future annual general and special meeting of Lions Gate Parent’s shareholders and (ii) for so long as Liberty and Discovery Lightning (together with certain of their affiliates) beneficially own at least 5,000,000, but less than 10,000,000 of Lions Gate Parent’s then outstanding common shares in the aggregate, Lions Gate Parent will include one designee of Liberty and Discovery Lightning, collectively, on its slate of director nominees for election at each future annual general and special meeting of Lions Gate Parent’s shareholders, selected by (a) Liberty, if Liberty individually exceeds such 5,000,000 common share threshold but Discovery Lightning does not, (b) Discovery Lightning, if Discovery Lightning individually exceeds such 5,000,000 common share threshold but Liberty does not and (c) Liberty and Discovery Lightning, jointly, if neither Liberty nor Discovery Lightning individually exceeds such 5,000,000 common share threshold.

In connection with the Business Combination, Pubco, Liberty, Liberty Global, Discovery, Discovery Lightning, MHR Fund Management, and funds affiliated with MHR Fund Management will enter into an investor rights agreement (the “Investor Rights Agreement”) that duplicates the provisions of the LG Parent Investor Rights Agreement described above with respect to Pubco, to be effective immediately as of the consummation of the usiness Combination. Under the Investor Rights Agreement, the initial designees to the Pubco Board of MHR Fund Management will be Dr. Mark H. Rachesky, Emily Fine and John D. Harkey, Jr. The initial designee to the Pubco Board of Liberty Global will be Michael T. Fries and the initial designee to the Pubco Board of Discovery will be Priya Dogra.

The foregoing summary does not purport to describe all of the terms of the LG Parent Investor Rights Agreement or the Investor Rights Agreement and is qualified in its entirety by reference to the complete text of the LG Parent Investor Rights Agreement, which was filed as Exhibit 10.1 to Lions Gate Parent’s Current Report on Form 8-K, filed with the SEC on November 10, 2015, and the Investor Rights Agreement, which will be filed on a Current Report on Form 8-K by Lions Gate Parent following the Closing.

Voting and Standstill Agreement

Also in connection with the Purchases, on November 10, 2015, Lions Gate Parent entered into a voting and standstill agreement with Liberty Global, Liberty, Discovery Lightning, Discovery, Dr. John C. Malone, MHR Fund Management and certain affiliates of MHR Fund Management (as amended from time to time, the “Voting and Standstill Agreement”). Under the Voting and Standstill Agreement, Liberty and Discovery have agreed to vote, in any vote of Lions Gate Parent’s shareholders on a merger, amalgamation, plan of arrangement, consolidation, business combination, third party tender offer, asset sale or other similar transaction involving Lions Gate Parent or any of its subsidiaries (and any proposal relating to the issuance of capital, increase in the authorized capital or amendment to any constitutional documents in connection with any of the foregoing), all of the common shares beneficially owned by them (together with certain of their affiliates) in excess of 18.5% of Lions Gate Parent’s outstanding voting power in the aggregate in the same proportion as the votes cast by other shareholders.

In addition, each of Liberty, Discovery and MHR Fund Management (together with certain of their affiliates) has agreed that as long as any of them have the right to nominate at least one representative to the board of directors of Lions Gate Parent, each of them will vote all of Lions Gate Parent’s common shares owned by them (together with certain of their affiliates) in favor of each of the other’s respective director nominees, subject to certain exceptions set forth in the Voting and Standstill Agreement.

Under the Voting and Standstill Agreement, Liberty and Discovery (together with certain of their affiliates) have also agreed that if they sell or transfer any of their common shares to a shareholder or group of shareholders that beneficially own 5% or more of Lions Gate Parent’s common shares, or that would result in a person or group of persons beneficially owning 5% or more of Lions Gate Parent’s common shares, any such transferee would have to agree to the Voting and Standstill Agreement, subject to certain exceptions set forth in the Voting and Standstill Agreement.

In connection with the Business Combination, Pubco, Liberty, Liberty Global, Discovery, Discovery Lightning, MHR Fund Management, and funds affiliated with MHR Fund Management will enter into an amendment to the Voting and Standstill Agreement (the “Amendment to the Voting and Standstill Agreement”) to add Pubco as a party thereto and the foregoing provisions of the Voting and Standstill Agreement shall apply to Pubco. Additionally, under the Amendment to the Voting and Standstill Agreement, LGEC will agree to vote its Common Shares in favor of designees of Liberty Global, Discovery and MHR Fund Management to the board of directors of Pubco.

The foregoing summary does not purport to describe all of the terms of the Voting and Standstill Agreement and is qualified in its entirety by reference to the complete text of the Voting and Standstill Agreement and previous amendment, which were previously filed as Exhibit 10.12 and Exhibit 10.12.1, respectively, to the registration statement of which this prospectus forms a part, and to the complete text of the Amendment to the Voting and Standstill Agreement, which will be filed on a Current Report on Form 8-K by Lions Gate Parent following the Closing.

Other Commercial Arrangements

Following the consummation of the Business Combination, Lions Gate Parent (or certain of its subsidiaries) and LG Studios (or certain of its subsidiaries) will continue to be parties to certain commercial agreements, which may include: (i) a master originals content licensing agreement that will license SVOD and pay television rights to Starz for certain LG Studios owned first-run original series for Starz’s global footprint, and will include terms that are customary in the industry for arrangements of this nature (including license fees equal to a percentage of the approved budget and industry-standard holdbacks); (ii) a multiyear pay 1 television output arrangement, granting Starz an exclusive U.S. pay television/SVOD license for Lionsgate- or Summit-branded films theatrically released in the U.S., with industry-standard holdbacks and pricing based on each film’s domestic box office performance; (iii) a production services agreement for LG Studios’ production services for the physical production (including clearance and insurance) of certain scripted series developed and owned by Starz, under which Starz shall pay all approved production costs and pay LG Studios a negotiated industry-standard producer fee; and (iv) a distribution agreement authorizing LG Studios to globally sublicense on an exclusive basis off-platform linear, on-demand, and transactional rights to certain original series owned by Starz (subject to industry-standard holdbacks to preserve periods of exclusivity for Starz’s platforms) for an industry-standard percentage of sales net distribution costs.

Pubco’s Procedures for Approval of Related Persons Transactions

Pubco will establish, and the Pubco Board will adopt, a written related persons transactions policy to monitor transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which Pubco and any of the following have an interest: (i) any person who is or was an executive officer, director, or director nominee of Pubco at any time since the beginning of Pubco’s last fiscal year; (ii) a person who is or was an immediate family member (as defined in the policy) of an executive officer, director, or director nominee at any time since the beginning of Pubco’s last fiscal year; (iii) any person who, at the time of the occurrence or existence of the transaction, is greater than 5% beneficial owner of Pubco’s common stock; (iv) any person who, at the time of the occurrence or existence of the transaction, is an immediate family member (as defined in the policy) of the greater than 5% beneficial owner of Pubco’s common stock; or (v) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in which such person has a 10% or greater beneficial ownership interest (which Pubco refers to herein as a “related person”). The policy will cover any transaction where the aggregate amount is expected to exceed $120,000 in which a related person has a direct or indirect material interest.

Under this policy, reviews will be conducted by the Audit & Risk Committee of the Pubco Board, or, if it is not practicable to wait for the entire committee to consider the matter, the chair thereof. Pubco’s Audit & Risk Committee will review the material facts and circumstances regarding a transaction and determine whether to approve, ratify, reject or rescind a related person transaction.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations for U.S. Holders (as defined below) of the ownership and disposition of Offering Shares. This section applies only to U.S. Holders who are initial purchasers of Offering Shares pursuant to this offering and hold their Offering Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift or other U.S. federal non-income tax considerations or considerations arising under the tax laws of any U.S. state or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of their particular circumstances, including the different consequences to investors that receive Pubco shares in connection with the Business Combination, considerations relating to the alternative minimum tax, the Medicare tax on certain investment income, the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement) and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•	banks, financial institutions or financial services entities;

•	mutual funds;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules with respect to Offering Shares;

•	tax-exempt entities;

•	retirement plans, individual retirement accounts and other tax deferred accounts;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•

partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that hold Offering Shares through such partnerships or pass-through entities;

•	U.S. expatriates or former long-term residents of the United States;

•	except as specifically provided below, persons that directly, indirectly or constructively own five percent (5%) or more (by vote or value) of Pubco’s shares;

•	persons that acquire their Offering Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold their Offering Shares as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

•	persons whose functional currency is not the U.S. dollar;

•	persons subject to any alternative minimum tax;

•	grantor trusts; or

•

“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies,” expatriated entities subject to Section 7874 of the Code or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds Offering Shares, the tax treatment of such partnership or pass-through entity and a person treated as a partner, member or beneficial owner of such partnership or pass-through entity will generally depend on the status of such partner, member or beneficial owner, the activities of the partnership or pass-through entity and certain determinations made at the level of the partner, member or beneficial owner. Partnerships and other pass-through entities holding any Offering Shares and persons that are treated as partners, members or beneficial owners of such partnerships or pass-through entities should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the ownership and disposition of Offering Shares.

This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change or differing interpretation, which change or differing interpretation could apply retroactively and could affect the tax considerations described herein. Pubco has not sought, and does note intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF OFFERING SHARES. EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH U.S. HOLDER OF THE OWNERSHIP AND DISPOSITION OF OFFERING SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

As used herein, a “U.S. Holder” is a beneficial owner of an Offering Share who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Distributions on Offering Shares

Subject to the PFIC rules discussed below under the section entitled “—Passive Foreign Investment Company Considerations,” the gross amount of any distribution on Offering Shares that is made out of Pubco’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. Holder as dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds Pubco’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its Offering Shares, and thereafter as capital gain recognized on a sale or exchange and treated as described below under “—Sale, Exchange, Redemption or Other Taxable Disposition of Offering Shares.” However, it is not expected that Pubco will maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders should therefore assume that any distribution by Pubco with respect to Offering Shares will be reported as dividend income. U.S. Holders are urged to consult with their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from Pubco.

Subject to the PFIC rules discussed below under the section entitled “—Passive Foreign Investment Company Considerations,” dividends received by non-corporate U.S. Holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. U.S. Treasury guidance indicates that the U.S.-Canada income tax treaty satisfies such requirements for this purpose, and Pubco currently expects to be eligible for the benefits of the U.S.-Canada income tax treaty. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on Nasdaq (on which Offering Shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that Pubco will be eligible for the benefits of the U.S.-Canada income tax treaty (or any other applicable comprehensive income tax treaty with the United States) or that Offering Shares will be considered readily tradable on an established securities market in the current or future years. Pubco will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See below under the section entitled “—Passive Foreign Investment Company Considerations.”

Subject to certain conditions and limitations, non-refundable withholding taxes (at a rate not in excess of any applicable tax treaty rate), if any, on dividends paid by Pubco may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing the U.S. foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

The amount included income as a result of any dividend paid in a non-U.S. currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date the dividend is includible in a U.S. Holder’s income, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. holder’s tax basis in the non-U.S. currency will equal the U.S. dollar amount included in income. Any gain or loss realized on a subsequent conversion or other disposition of the non-U.S. currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss.

Sale, Exchange, Redemption or Other Taxable Disposition of Offering Shares

Subject to the PFIC rules discussed below under the section entitled “—Passive Foreign Investment Company Considerations,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Offering Shares in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in the disposition and (ii) such U.S. Holder’s adjusted tax basis in such shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in such shares exceeds one year at the time of the disposition. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized on the sale, exchange, redemption or other taxable disposition of Offering Shares generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. Holder.

Additional Reporting Requirements

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to such assets, subject to certain exceptions (including an exception for specified foreign financial assets held in accounts maintained by U.S. financial institutions), by attaching a completed IRS Form 8938 to their U.S. federal income tax returns, for each year in which they hold such assets. Offering Shares constitute specified foreign financial assets for these purposes. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. Holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related taxable year may not close until three years after the date on which the required information is filed. U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Offering Shares.

Passive Foreign Investment Company Considerations

Adverse U.S. federal income tax rules apply to U.S. persons that hold, or are treated as holding, shares in a foreign (i.e., non-U.S.) corporation classified as a PFIC for U.S. federal income tax purposes.

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if, after application of certain look-through rules, either (a) at least seventy five percent (75%) of its gross income in a taxable year is passive income as defined in relevant provisions of the Code or (b) at least fifty percent (50%) of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.

PFIC Status of Pubco

Because the timing of the Business Combination is uncertain and PFIC status is based on income, assets and activities for the entire taxable year and will be determined based on the assets and activities of the combined business, it is not possible to determine Pubco’s PFIC status until after the close of the current taxable year. In addition, the determination of PFIC status is fundamentally factual in nature and depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations. Accordingly, there can be no assurance that Pubco will not be treated as a PFIC under the income or asset test for the current taxable year or any future taxable year. In addition, the U.S. counsel to Pubco expresses no opinion with respect to the PFIC status of Pubco for any taxable year.

Although a PFIC determination is made annually, if Pubco is treated as a PFIC, such determination will generally apply for subsequent years to a U.S. Holder who held (or was deemed to hold) Pubco shares during any taxable year (or portion thereof) that it was a PFIC, whether or not Pubco is a PFIC in those subsequent years (unless the U.S. Holder makes a valid QEF Election or MTM Election (each as defined below) for Pubco’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Pubco shares.

Excess Distribution Regime

If Pubco is a PFIC in any taxable year during which a U.S. Holder held (or is treated as holding) Offering Shares and a U.S. Holder has not made, does not make or is not eligible to make a QEF Election or an MTM Election with respect to its Offering Shares, the U.S. Holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of such Offering Shares and (ii) any “excess distribution” on the Offering Shares (generally, any distributions in excess of 125% of the average of the annual distributions on the Offering Shares during the preceding three taxable years or the U.S. Holder’s holding period for the Offering Shares that preceded the taxable year of the distribution, whichever is shorter). Generally, under this excess distribution regime:

•	the gain or excess distribution will be allocated ratably over the period during which the U.S. Holder held Offering Shares;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the distribution and to any taxable year during the U.S. Holder’s holding period before the first day of the first taxable year in which Pubco became a PFIC, will be treated as ordinary income; and

•

the amount allocated to other prior taxable years (or portions thereof) not described in the preceding bullet and included in such U.S. Holder’s holding period will be subject to the highest tax rate in effect for that taxable year for individuals or corporations, as applicable, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of a U.S. Holder’s Offering Shares cannot be treated as capital gains even if such securities are held as capital assets. Further, no portion of any distribution will be treated as qualified dividend income.

If Pubco is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge under the excess distribution regime described above if Pubco receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC.

QEF Regime and Mark-to-Market Regime

The impact of the PFIC rules on a U.S. Holder of Offering Shares will depend on whether the U.S. Holder has made a timely and effective election to treat Pubco as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Offering Shares during which Pubco is classified as a PFIC (a “QEF Election”) or a MTM Election (as defined below). A QEF Election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. Holder makes a timely QEF Election with respect to its direct or indirect interest in a PFIC, the U.S. Holder will be required to include in income each year its allocable portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if amount is not distributed to the U.S. Holder. Thus, the U.S. Holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. U.S. Holders should not expect that they will receive cash distributions from Pubco sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions.

The timely QEF Election also allows the electing U.S. Holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on its undistributed QEF income inclusions subject, however, to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to its shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, a U.S. Holder of PFIC stock may over time be taxed on amounts that as an economic matter exceed the net profits of the PFIC.

An electing U.S. Holder’s tax basis in its PFIC shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as qualified dividend income. Amounts included as QEF income inclusions with respect to direct and indirect (i.e., lower-tier) PFICs generally will not be taxed again when distributed by such PFICs. A U.S. Holder may make and maintain a QEF Election with respect to its Offering Shares only if Pubco provides U.S. Holders on an annual basis with certain information, including a PFIC annual information statement. There is no assurance that Pubco will have timely knowledge of its status (or the status of any of its non-U.S. subsidiaries) as a PFIC in the future or of the required information to be provided or that Pubco will timely provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make and maintain a QEF Election with respect to Offering Shares (or with respect to any lower-tier PFICs) in the event Pubco is treated as a PFIC for any future taxable year. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF Election or result in the invalidation or termination of a U.S. Holder’s prior QEF Election.

If a U.S. Holder makes a QEF Election with respect to its Offering Shares in a year after Pubco’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Pubco shares, then notwithstanding such QEF Election, the excess distribution regime discussed above, adjusted to take into account the QEF income inclusions resulting from the QEF Election, will continue to apply with respect to such U.S. Holder’s Offering Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such Offering Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, taxed as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Offering Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

Alternatively, a U.S. Holder may make an election to mark marketable shares in a PFIC to market on an annual basis (an “MTM Election”). PFIC shares generally are marketable if they are “regularly traded” on a national securities exchange that is registered with the SEC, such as Nasdaq. It is expected that Offering Shares will be listed on Nasdaq, but there can be no assurance that Offering Shares will continue to be so listed or that Offering Shares are or will be considered “regularly traded” for purposes of these rules. Pursuant to an MTM Election, a U.S. Holder of Offering Shares would include in each year as ordinary income the excess, if any, of the fair market value of such shares over its adjusted basis at the end of the taxable year. A U.S. Holder may treat as ordinary loss any excess of the adjusted basis of the Offering Shares over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. Holder’s adjusted tax basis in the Offering Shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of an MTM Election. Any gain recognized on a disposition of Offering Shares in a taxable year in which Pubco is a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of an MTM Election, and any loss in excess of such prior inclusions generally would be treated as capital loss). An MTM Election applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares cease to be marketable or the IRS consents to the revocation of the election.

U.S. Holders should be aware that the Code and the U.S. Treasury regulations do not allow an MTM Election to be made with respect to stock of lower-tier PFICs that is non-marketable. U.S. Holders are urged to consult their own tax advisor to determine whether the MTM Election may be available to them and the consequences resulting from such election.

PFIC Reporting Requirements

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder generally is required to file an IRS Form 8621 (whether or not a QEF Election or MTM Election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such forms are properly filed.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS OF OFFERING SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC U.S. TREASURY REGULATIONS.

Information Reporting and Backup Withholding

Payments of dividends on Offering Shares and proceeds from a sale, exchange, redemption or other taxable disposition of Offering Shares that are made within the United States or through certain U.S.-related financial intermediaries may be subject to U.S. information reporting or backup withholding (currently at a rate of 24%), unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, and may entitle it to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules to an investment in the Offering Shares.

THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OFFERING SHARES. SUCH HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OFFERING SHARES, INCLUDING THE APPLICABILITY AND EFFECT (AND ANY POTENTIAL FUTURE CHANGES THERETO) OF ANY U.S. FEDERAL, STATE OR LOCAL OR NON-U.S. TAX LAWS AND ANY INCOME TAX TREATIES.

PLAN OF DISTRIBUTION

This prospectus relates to the resale by the Selling Shareholders from time to time of up to 25,110,168 Pubco Common Shares, without par value, which are expected to be issued in the Private Placement in connection with, and as part of the consideration for, the Business Combination. In the event the Business Combination or the SEAC Merger is not approved by the SEAC Shareholders or the other conditions precedent to the consummation of the Business Combination are not met, then the PIPE Shares will not be issued and New SEAC will seek to withdraw the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement.

We will not receive any of the proceeds from the sale of the securities by the Selling Shareholders.

Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Shareholders covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term “Selling Shareholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Shareholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Shareholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Shareholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the applicable exchange;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Shareholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Shareholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Shareholder.

To the extent required, the Offering Shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of the Offering Shares, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Offering Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell the Offering shares short and deliver these securities to close out their short positions, or loan or pledge the Offering Shares to broker-dealers that in turn may sell these shares. The Offering Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In offering the securities covered by this prospectus, the Selling Shareholders and any underwriters, broker-dealers or agents who execute sales for the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

Dentons Canada LLP, Canadian counsel to Pubco, will pass upon the validity of the Pubco Common Shares issued in connection with the Business Combination and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of SEAC as of and for the years ended December 31, 2023 and 2022 and for the period from November 3, 2021 (inception) through December 31, 2021, included in this prospectus (which contains an explanatory paragraph relating to substantial doubt about the ability of SEAC to continue as a going concern, as described in Note 1 to the consolidated financial statements), and the effectiveness of SEAC’s internal control over financial reporting as of December 31, 2023 have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the Studio Business of Lions Gate Entertainment Corp. at March 31, 2023 and 2022, and for each of the three years in the period ended March 31, 2023, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the Entertainment One Film and Television Business, as of December 25, 2022 and December 26, 2021 and for the fiscal years ended December 25, 2022 and December 26, 2021, have been included in this prospectus, in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, is expected to be the auditors of Pubco following Closing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.eagleequityptnrs.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

Screaming Eagle Acquisition Corp.

Studio Business of Lions Gate Entertainment Corp.

Unaudited Interim Financial Statements
Unaudited Condensed Combined Balance Sheets — December 31, 2023 and March 31, 2023	F-96
Unaudited Condensed Combined Statements of Operations — Nine Months Ended December 31, 2023 and 2022	F-97
Unaudited Condensed Combined Statements of Comprehensive Income (Loss) — Nine Months Ended December 31, 2023 and 2022	F-98
Unaudited Condensed Combined Statements of Equity (Deficit) — Nine Months Ended December 31, 2023 and 2022	F-99
Unaudited Condensed Combined Statements of Cash Flows — Nine Months Ended December 31, 2023 and 2022	F-100
Notes to Unaudited Condensed Combined Financial Statements	F-101

Entertainment One Film and Television Business

Unaudited Financial Statements
Condensed Combined Balance Sheets as of October 1, 2023 and December 25, 2022	F-169
Condensed Combined Statements of Operations for the nine months ended October 1, 2023 and September 25, 2022	F-170
Condensed Combined Statements of Comprehensive Loss for the nine months ended October 1, 2023 and September 25, 2022	F-171
Condensed Combined Statements of Cash Flows for the nine months ended October 1, 2023 and September 25, 2022	F-172
Condensed Combined Statements of Parent Equity and Redeemable Non-Controlling Interest for the nine months ended October 1, 2023 and September 25, 2022	F-173
Notes to Condensed Combined Financial Statements	F-174

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Screaming Eagle Acquisition Corp.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Screaming Eagle Acquisition Corp. and Subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for the years ended December 31, 2023 and 2022, and for the period from November 3, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, and for the period from November 3, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2024, expressed an opinion that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to complete a Business Combination and raise additional funds to alleviate liquidity needs and since the mandatory liquidation deadline is less than 12 months away, there is substantial doubt that the Company will operate as a going concern. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinions.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures of which it relates.

Accounting for and Valuation of Liability Classified Derivative Financial Instruments

Description:

As described in Notes 2, 9, 10 and 11 to the consolidated financial statements, the Company accounts for its derivative financial instruments, which include the private placement warrants and PIPE with reduction right liability, based on an assessment of the instruments’ specific terms and the applicable accounting standards. The derivative financial instruments classified as liabilities are stated at fair value at each reporting period with the change in fair value recorded on the statements of operations. The fair value of the warrants on the date of issuance and at each reporting period including as of December 31, 2023 were estimated using a Black-Scholes option pricing model. The fair value of the PIPE with reduction right liability was initially and subsequently measured at fair value utilizing observable market prices for public shares, relative to the present value of contractual cash proceeds, each adjusted for the probability of executing a successful business combination. As of December 31, 2023, 11,733,333 private placement warrants at a fair value of approximately $0.5 million remained outstanding resulting in approximately $2.8 million of gain related to the change in fair value for the year ended December 31, 2023. As of December 31, 2023, the PIPE with reduction right liability was valued at approximately $18.3 million, with a gain of approximately $0.5 million related to the change in fair value from issuance during the year ended December 31, 2023.

The principal considerations for our determination that performing procedures relating to the accounting for and valuation of the derivative financial instruments are a critical audit matter are (i) the significant judgment by management when determining the accounting for and valuation; (ii) the high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to the accounting for the derivative financial instruments, and management’s significant assumptions related to implied volatility and probability of executing a successful business combination; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Response:

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, obtaining an understanding of, evaluating the design of and testing the operating effectiveness of controls over management’s process for accounting for and determining the fair value of the derivative financial instruments, reading the agreements, evaluating the accounting for the derivative financial instruments, and testing management’s fair value estimates. Testing management’s process included (i) evaluating the internal controls and methodology used by management to account for and determine the fair value of the derivative financial instruments; (ii) testing the mathematical accuracy of management’s model; (iii) evaluating the reasonableness of management’s significant assumptions related to implied volatility and probability of executing a successful business combination; and (iv) testing the completeness and accuracy of the underlying data used. Professionals with specialized skill and knowledge were used to assist in (i) evaluating management’s accounting for the liability classified derivative financial instruments; (ii) evaluating the methodology to determine the fair value; (iii) testing the mathematical accuracy of the models; and (iv) evaluating the reasonableness of the significant assumptions related to implied volatility and probability of executing a successful business combination by considering consistency with external market data.

Reference:

Notes 2, 9, 10 and 11

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

February 28, 2024

PCAOB ID Number: 100

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Screaming Eagle Acquisition Corp.

Opinion on Internal Control Over Financial Reporting

We have audited Screaming Eagle Acquisition Corp. and Subsidiaries (the “Company”)’s internal control over financial reporting as of December 31, 2023, based on criteria established in 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on criteria established in 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for the years ended December 31, 2023 and 2022, and for the period from November 3, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”) and our report dated February 28, 2024, expressed an unqualified opinion on those consolidated financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Controls Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

February 28, 2024

PCAOB ID Number: 100

SCREAMING EAGLE ACQUISITION CORP.

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS:
Current assets:
Cash	$999,152	$117,696
Prepaid expenses	158,142	581,784

Total current assets	1,157,294	699,480
Cash and investments held in Trust Account	794,750,266	759,712,942

Total assets	$795,907,560	$760,412,422

LIABILITIES AND SHAREHOLDERS’ DEFICIT:

Current liabilities:
Accounts payable and accrued expenses	$3,695,499	$338,004
PIPE with reduction right liability (1)	18,253,010	—

Total current liabilities	21,948,509	338,004

Warrant liability	469,333	3,285,333
Deferred underwriting compensation	26,250,000	26,250,000

Total liabilities	48,667,842	29,873,337

Commitments and contingencies

Class A ordinary shares subject to possible redemption; 75,000,000 and 75,000,000 shares at $10.60 and $10.09 redemption value at December 31, 2023 and December 31, 2022, respectively	794,650,266	756,862,942

Shareholders’ deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of December 31, 2023 and 2022	—	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; none issued or outstanding (excluding 75,000,000 shares subject to possible redemption) as of December 31, 2023 and 2022	—	—
Class B ordinary shares, $0.0001 par value; 80,000,000 shares authorized; 18,750,000 and 18,750,000 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	1,875	1,875
Additional paid-in capital	—	—
Accumulated deficit	(47,412,423)	(26,325,732)

Total shareholders’ deficit	(47,410,548)	(26,323,857)

Total liabilities and shareholders’ deficit	$795,907,560	$760,412,422

(1)

Equity linked contract that is classified as a liability given potential for variable share settlement at close of the Business Combination. PIPE reflects common equity in the pro forma, combined company post-close of the Business Combination with StudioCo (Note 10).

The accompanying notes are an integral part of these consolidated financial statements.

SCREAMING EAGLE ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31, 2023	For the year ended December 31, 2022	For the period from November 3, 2021 (Inception) through December 31, 2021
PIPE with reduction right expense	$18,797,300	$—	$—
General and administrative	5,649,682	1,628,308	5,000

Loss from operations	(24,446,982)	(1,628,308)	(5,000)
Other income (expense):
Interest from investments held in Trust Account	37,787,325	9,962,942	—
Allocation of offering costs to warrant liability	—	(20,182)	—
Change in fair value of warrant liability	2,816,000	14,197,333	—
Change in fair value of PIPE with reduction right liability	544,290	—	—

Net income (loss)	$16,700,633	$22,511,785	$(5,000)

Weighted average number of Class A ordinary shares subject to possible redemption outstanding	75,000,000	73,150,685	—

Basic and diluted net income per share, Class A ordinary shares subject to redemption	$0.18	$0.24	$—

Weighted average number of Class B ordinary shares outstanding (1)	18,750,000	18,750,000	18,750,000

Basic and diluted net income per share, Class B ordinary shares	$0.18	$0.24	$—

(1)

Shares have been retroactively adjusted to reflect the issuance of 4,312,500 Class B ordinary shares in a share recapitalization on December 13, 2021 and the surrender of 2,812,500 Class B ordinary shares for no consideration on February 19, 2022 (Note 5).

The accompanying notes are an integral part of these consolidated financial statements.

SCREAMING EAGLE ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	FOR THE YEAR ENDED DECEMBER 31, 2023
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2022	—	$—	18,750,000	$1,875	$—	$(26,325,732)	$(26,323,857)
Accretion of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(37,787,324)	(37,787,324)
Net income	—	—	—	—	—	16,700,633	16,700,633

Balance at December 31, 2023	—	$—	18,750,000	$1,875	$—	$(47,412,423)	$(47,410,548)

	FOR THE YEAR ENDED DECEMBER 31, 2022
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2021	—	$—	21,562,500	$2,156	$22,844	$(5,000)	$20,000
Forfeiture of Class B shares (1)	—	—	(2,812,500)	(281)	281	—	—
Cash received in excess of fair value of private warrants	—	—	—	—	117,334	—	117,334
Fair value of public warrants at issuance	—	—	—	—	36,750,000	—	36,750,000
Accretion of Class A ordinary shares subject to possible redemption	—	—	—	—	(36,890,459)	(48,832,517)	(85,722,976)
Net income	—	—	—	—	—	22,511,785	22,511,785

Balance at December 31, 2022	—	$—	18,750,000	$1,875	$—	$(26,325,732)	$(26,323,857)

	FOR THE PERIOD FROM NOVEMBER 3, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at November 3, 2021 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to initial shareholder at approximately $0.0014 per share (2)	—	—	21,562,500	2,156	22,844	—	25,000
Net loss	—	—	—	—	—	(5,000)	(5,000)

Balance at December 31, 2021	—	—	21,562,500	$2,156	$22,844	$(5,000)	$20,000

(1)	Reflects the surrender of 2,812,500 of Class B ordinary shares for no consideration on February 19, 2022 (Note 5).
(2)	Reflects the issuance of 4,312,500 Class B ordinary shares in a share recapitalization on December 13, 2021 (Note 5).

The accompanying notes are an integral part of these consolidated financial statements.

SCREAMING EAGLE ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2023	For the year ended December 31, 2022	For the period from November 3, 2021 (Inception) through December 31, 2021
Cash flows from operating activities:
Net income (loss)	$16,700,633	$22,511,785	$(5,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation expenses paid by sponsor in exchange for Class B ordinary shares	—	—	5,000
Interest income from investments held in Trust Account	(37,787,325)	(9,962,942)	—
Change in fair value of warrant liability	(2,816,000)	(14,197,333)	—
Change in fair value of PIPE with reduction right liability	(544,290)	—	—
PIPE with reduction right expense	18,797,300	—	—
Warrant issuance transaction costs	—	20,182	—
Changes in operating assets and liabilities:
Prepaid expenses	423,643	(581,784)	—
Accounts payable and accrued expenses	3,357,495	338,004	—

Net cash used in operating activities	(1,868,544)	(1,872,088)	—

Cash flows from investing activities:
Principal deposited in Trust Account	—	(750,000,000)	—
Cash withdrawn from Trust Account for working capital	2,750,000	250,000	—

Net cash provided by (used in) investing activities	2,750,000	(749,750,000)	—

Cash flows from financing activities:
Proceeds from private placement of warrants	—	17,600,000	—
Proceeds from sale of units in initial public offering	—	750,000,000	—
Payment of underwriters’ discount	—	(15,000,000)	—
Payment of offering costs	—	(545,679)	—
Repayment of advances from Sponsor	—	(14,537)	—
Repayment of promissory note - related party	—	(300,000)	—

Net cash provided by financing activities	—	751,739,784	—

Net change in cash	881,456	117,696	—
Cash at beginning of period	117,696	—	—

Cash at end of period	$999,152	$117,696	$—

Supplemental disclosure of non-cash investing and financing activities:
Deferred underwriting fee payable	$—	$26,250,000	$—

Forfeiture of Class B shares for no consideration	$—	$281	$—

Offering costs paid by Sponsor in exchange for Class B ordinary shares	$—	$—	$20,000

Deferred offering costs paid through Advance from Sponsor	$—	$—	$14,537

Deferred offering costs paid through Promissory Note—Related Party	$—	$—	$300,000

Deferred offering costs included in accrued expenses	$—	$—	$453,401

The accompanying notes are an integral part of these consolidated financial statements.

SCREAMING EAGLE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

Note 1-Organization and Plan of Business Operations

Screaming Eagle Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on November 3, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination, the Company intends to capitalize on the ability of its management team to identify and combine with a business or businesses that can benefit from its management team’s established global relationships and operating experience. The Company is an early stage company and, as such, the Company is subject to all of the risks associated with an early stage company.

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from November 3, 2021 (inception) through December 31, 2023 relates to the Company’s formation and the initial public offering (“initial public offering”), which is described below, and activities related to pursuing initial business combination opportunities. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on the proceeds derived from the initial public offering.

The registration statement for the Company’s initial public offering was declared effective on January 5, 2022. On January 10, 2022, the Company consummated its initial public offering of 75,000,000 units (the “Units”). Each Unit consists of one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A ordinary shares”), and one-third of one redeemable warrant of the Company (each whole warrant, a “Warrant”), with each Warrant entitling the holder thereof to purchase one Class A ordinary share for $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $750,000,000.

Simultaneously with the closing of the initial public offering, the Company consummated the sale of 11,733,333 warrants (the “private placement warrants”) at a price of $1.50 per private placement warrant to the Company’s Sponsor, generating gross proceeds of $17,600,000, (the “Private Placement”), which is described in Note 4.

Transaction costs amounted to $42,130,216, consisting of $15,000,000 of underwriting fees, $26,250,000 of deferred underwriting fees and $880,216 of other offering costs.

Following the closing of the initial public offering and the Private Placement, $750,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the initial public offering and certain proceeds from the sale of the private placement warrants was placed in a trust account (the “Trust Account”). The proceeds held in the Trust Account were invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, until January 2024, when the trustee liquidated such investments and moved the proceeds to an interest-bearing demand deposit account. Such assets will be held in the manner as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the initial public offering and the sale of the private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete one or more Business Combinations with having an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

There is no assurance that the Company will be able to successfully effect a Business Combination. The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (which, as of December 31, 2023, was approximately $10.60 per share), calculated as of two business days prior to the completion of Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements (subject to an aggregate limit of $3,000,000) and to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the initial public offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” If the Company seeks shareholder approval, the Company will complete a Business Combination only if it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the Company’s ordinary shares which are represented in person or by proxy and are voted at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the initial public offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.

The Sponsor and the Company’s officers and directors have agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of

Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Completion Window (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.

Under the Amended and Restated Memorandum and Articles of Association, the Company has 27 months from the closing of the initial public offering, or until April 10, 2024, to close its initial Business Combination because it executed a definitive agreement for its initial Business Combination within 24 months from the closing of the initial public offering (the “Completion Window”). If the Company is unable to complete a Business Combination within the Completion Window and does not further extend such date with the approval of its shareholders, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors have agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Completion Window. However, if the Sponsor acquires Public Shares in or after the initial public offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Completion Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Completion Window and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the initial public offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of trust assets, less taxes payable. This liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Subsidiaries

In connection with the Business Combination with LG Orion Holdings ULC (“Lions Gate”), the Company formed SEAC II Corp. (“New SEAC”), a Cayman Islands exempted company and 1455941 B.C. Unlimited Liability Company (“New BC Sub”), a British Columbia unlimited liability company, both of which are direct, wholly-owned subsidiaries of the Company. In addition, the Company formed SEAC MergerCo (“MergerCo”) a Cayman Islands exempted company and a direct, wholly-owned subsidiary of New SEAC. New SEAC, New BC Sub, and MergerCo did not have any activity as of December 31, 2023 and they have not engaged in any operations or generated operating revenues to date.

Business Combination with LG Orion Holdings ULC

On December 22, 2023, the Company, New SEAC, Lions Gate Parent, Studio HoldCo, StudioCo, MergerCo and New BC Sub, entered into the Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) the Company will merge with and into MergerCo with SEAC Merger Surviving Company as the resulting entity, (ii) SEAC Merger Surviving Company will distribute all of its assets lawfully available for distribution to New SEAC by way of a cash dividend, (iii) SEAC Merger Surviving Company will transfer by way of continuation from the Cayman Islands to British Columbia in accordance with the Companies Act and the BC Act and convert to a British Columbia unlimited liability company in accordance with the applicable provisions of the BC Act, (iv) New SEAC will transfer by way of continuation from the Cayman Islands to British Columbia in accordance with the Companies Act and the BC Act and continue as a British Columbia company in accordance with the applicable provisions of the BC Act, and (v) in pursuant to the Arrangement and on the terms and subject to the conditions set forth in the Plan of Arrangement, (A) SEAC Merger Surviving Company and New BC Sub will amalgamate to form MergerCo Amalco, in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement, (B) New SEAC and MergerCo Amalco will amalgamate to form SEAC Amalco, in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement and (C) StudioCo and SEAC Amalco will amalgamate to form Pubco, in accordance with the terms of, and with the attributes and effects set out in, the Plan of Arrangement. The Arrangement is subject to the approval by the Supreme Court of British Columbia under the BC Act. For more information, please see the Current Report on Form 8-K filed with the SEC by the Company on December 22, 2023, and the Registration Statement on Form S-4 filed with the SEC by New SEAC on January 5, 2024, as amended by Amendment No. 1 filed with the SEC by New SEAC on February 9, 2024.

Liquidity, capital resources, and going concern

As of December 31, 2023, the Company had an unrestricted cash balance of $999,152, cash and investments held in the Trust Account of $794,750,266 and a working capital deficiency of $20,949,357. The Company’s liquidity needs had been satisfied prior to the completion of the initial public offering through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares and a $300,000 loan from the Sponsor, which was paid in full on January 11, 2022. The Company’s working capital needs will be satisfied through the funds held outside of the Trust Account, from the Public Offering. In addition, the Company withdrew interest earned on the Trust Account to fund the Company’s working capital requirements (subject to an aggregate maximum release of $3,000,000, which has been reached as of December 31, 2023). The Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. The terms of such loans have not been determined and no written agreements exist with respect to such loans.

While the Company had a working capital deficiency of $20,949,357 as of December 31, 2023, most of its current liabilities are not expected to be repaid from current assets. For example, $18,253,010 of the total current liabilities is related to the PIPE with reduction right liability, which is a non-cash item and is not expected to be repaid from current assets. Of the remaining $3,695,499 in accounts payable and accrued expenses, $3,576,713 is related to accrued legal expenses that are payable at the closing of the Business Combination and are not expected to be repaid from current assets.

The Company is a Special Purpose Acquisition Corporation with a scheduled liquidation date of April 10, 2024. Although the Company plans to complete the transaction before the scheduled liquidation date, there can be no assurance that the Company will be able to consummate a business combination by April 10, 2024. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination and raise additional funds to alleviate liquidity needs and since the mandatory liquidation deadline is less than 12 months away, there is substantial doubt that the Company will operate as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 10, 2024. Management plans to consummate a Business Combination prior to April 10, 2024, however there can be no assurance that one will be completed.

Note 2-Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Two of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability and PIPE with reduction right liability. Such estimates may be subject to change as more current information becomes available and the actual results could differ significantly from those estimates.

Cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts.

Investments Held in Trust Account

The Company’s portfolio of investments was comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof until January 2024, when the trustee liquidated such investments and moved the proceeds to an interest-bearing demand deposit account. The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts. Money market funds are presented at fair value at the end of each reporting period. See Note 11.

Offering costs

Offering costs consisted of underwriting, legal, accounting and other expenses incurred directly related to the initial public offering. Upon completion of the initial public offering, offering costs were allocated to the separable financial instruments issued in the initial public offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liability were charged to operations. Offering costs allocated to Class A Ordinary Shares were initially charged to temporary equity and then accreted to ordinary shares subject to possible redemption upon the completion of the initial public offering. Offering costs amounted to $42,130,216, of which $42,110,034 was charged to temporary equity upon the completion of the initial public offering and $20,182 was expensed to the consolidated statements of operations.

Class A Ordinary Shares subject to possible redemption

The Company accounts for its Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity (“ASC 480”).” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Class A ordinary shares of the Company feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2023 and 2022, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity (deficit) section of the Company’s consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of Class A ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

As of December 31, 2023 and 2022, the Class A ordinary shares reflected on the consolidated balance sheets are reconciled in the following table:

Gross proceeds	$750,000,000
Less
Fair value of Public Warrants at issuance	(36,750,000)
Class A ordinary share issuance costs	(42,110,034)
Plus:
Accretion of carrying value to redemption value	85,722,976

Class A Ordinary Shares subject to possible redemption as of December 31, 2022	756,862,942
Plus:
Accretion of carrying value to redemption value	37,787,324

Class A ordinary shares subject to possible redemption as of December 31, 2023	$794,650,266

Derivative financial instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC Topic 815, “Derivatives and Hedging”. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for the private placement warrants as liabilities at fair value on the consolidated balance sheets. The private placement warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the private placement warrants. At that time, the portion of the warrant liability related to the private placement warrants will be reclassified to additional paid-in capital.

The Company accounts for the Subscription Agreements as a liability at fair value on the consolidated balance sheets (the “PIPE with reduction right liability”). The Subscription Agreements are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the closing of the transactions contemplated by the Subscription Agreements or expiration of the Subscription Agreements. At that time, the PIPE with reduction right liability will be reclassified to additional paid-in capital.

Income taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes” which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023, December 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net income (loss) per ordinary share

The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share”. Net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary share is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) initial public offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 36,733,333 Class A ordinary share in the aggregate.

As of December 31, 2023 and 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary share, and then share in the earnings of the Company. As a result, diluted net income per share is the same as basic net income per share for the period presented.

	For The Year Ended December 31, 2023		For the Year Ended December 31, 2022		For the Period From November 3, 2021 (inception) to December 31, 2021
	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$13,360,506	$3,340,127	$17,918,827	$4,592,958	$—	$(5,000)
Denominator:
Basic and diluted weighted average shares outstanding	75,000,000	18,750,000	73,150,685	18,750,000	—	18,750,000
Basic and diluted net income per share	$0.18	$0.18	$0.24	$0.24	$—	$—

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature, except for the warrant liability and PIPE with reduction right liability (see Notes 9, 10 and 11).

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3-Initial Public Offering

The Company consummated the initial public offering of 75,000,000 units at $10.00 per unit. Each unit consisted of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitled the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 9).

Note 4-Private Placement

The Sponsor purchased an aggregate of 11,733,333 private placement warrants at a price of $1.50 per private placement warrant, for an aggregate purchase price of $17,600,000, from the Company in a private placement that closed simultaneously with the closing of the initial public offering. Each private placement warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share, subject to adjustment (see Note 9). A portion of the proceeds from the sale of the private placement warrants were added to the net proceeds from the initial public offering held in the Trust Account (see Note 6). If the Company does not complete a Business Combination within the Completion Window, the proceeds from the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless.

Note 5-Related Party Transactions

Founder Shares

On November 5, 2021, the Sponsor paid an aggregate of $25,000 to cover certain offering and formation costs of the Company in consideration for 17,250,000 of the Company’s Class B ordinary shares (the “Founder Shares”). On December 13, 2021, the Company effected a share recapitalization with respect to the Class B ordinary shares whereby the Company issued one and one-quarter Class B ordinary shares in respect of each outstanding Class B ordinary share, resulting in the Sponsor owning 21,562,500 Founder Shares. The Founder Shares included an aggregate of up to 2,812,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the initial public offering. On February 19, 2022, 2,812,500 Founder Shares were forfeited because the underwriters did not exercise their over-allotment option, resulting in the Company’s Sponsor holding 18,750,000 Founder Shares.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, provided such release shall not occur earlier than 180 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note

On November 5, 2021, the Company issued the promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000 (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2022 or (ii) the completion of the initial public offering. As of December 31, 2021, there was $300,000 outstanding under the Promissory Note. On January 11, 2022, the amount outstanding under the Promissory Note was repaid in full, and borrowings under the Promissory Note are no longer available.

Due to Sponsor

As of December 31, 2021, the amount due to Sponsor was $14,537. The amounts were unpaid reimbursements of offering costs paid by the Sponsor on behalf of the Company. On January 11, 2022, the amount outstanding due to Sponsor was repaid in full.

Administrative Services Agreement

The Company entered into an agreement with the Sponsor and Global Eagle Acquisition LLC (“GEA”), an entity affiliated with our Sponsor and the members of our management team, pursuant to which, commencing on January 5, 2022, it agreed to pay GEA, an affiliate of the Sponsor, $15,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. During the years ended December 31, 2023 and 2022 and the period from November 3, 2021 (inception) to December 31, 2021, the Company incurred $180,000, $180,000 and $0, respectively, in expenses for services provided by the Sponsor in connection with the aforementioned agreement. As of December 31, 2023 and December 31, 2022, $45,000 and $45,000, respectively, is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

In addition, the Company has agreed that it will indemnify the Sponsor from any claims arising out of or relating to the initial public offering or the Company’s operations or conduct of the Company’s business or any claim against the Sponsor alleging any expressed or implied management or endorsement by the Sponsor of any of the Company’s activities or any express or implied association between the Sponsor and the Company or any of its affiliates, which agreement will provide that the indemnified parties cannot access the funds held in the Trust Account.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, such loans may be converted upon completion of a Business Combination into warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender up to $1,500,000, per going concern note. Such warrants would be identical to the private placement warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. There have been no borrowings under this arrangement to date.

Note 6-Trust Account

A total of $750,000,000, which includes $735,000,000 of the net proceeds from the Public Offering and $15,000,000 from the sale of the private placement warrants, has been placed in the Trust Account.

As of December 31, 2023, investment securities in the Company’s Trust Account consisted of $794,750,266 in money market fund. As December 31, 2022, investment securities in the Company’s Trust Account consisted of $759,271,905 in United States Treasury Bills and $441,037 held in money market fund. The Company classifies its Treasury Instruments and equivalent securities as held to maturity in accordance with ASC 320, “Investments-Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.

In January 2022, the Company adopted the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires an entity to utilize a new impairment model known as the current expected credit loss (CECL) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is to result in more timely recognition of credit losses. This guidance also requires new disclosures for financial assets measured at amortized costs, loans, and available-for-sale debt securities. The adoption of this standard did not have a material effect on the Company’s operating results or financial position as the only securities to which this standard applies are the Treasury Bills, which the Company deemed to have no credit losses.

The following tables presents fair value information as of December 31, 2023 and 2022 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In addition, the table presents the carrying value (held to maturity), excluding accrued interest income and gross unrealized holding loss. Since all of the Company’s permitted investments consist of U.S. government treasury bills and cash, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets as follows:

Quoted Prices in Active Markets (Level 1)
Money market fund as of December 31, 2022	$441,037
Money market fund as of December 31, 2023	$794,750,266

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the years ended December 31, 2023 and 2022.

Level 1 instruments consist of investments in U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The carrying value, excluding gross unrealized holding gain and fair value of held to maturity securities on December 31, 2022, is as follows:

	Amortized Cost	Gross Holding Gain	Quoted Prices in Active Markets (Level 1)
U.S. Government Treasury Securities as of December 31, 2022(1)	$759,271,905	$161,421	$759,433,326

(1)	Maturity date March 23, 2023.

Note 7-Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, private placement warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the initial public offering requiring the Company to register a sale of any of the securities held by them, including any other securities of the Company acquired by them prior to the consummation of the Company’s initial business combination. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company bears the expenses incurred in connection with the filing of any such registration statements.

Risks and Uncertainties

United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel- Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.

Underwriting Agreement

The Company had granted the underwriters a 45-day option to purchase up to 11,250,000 additional Units to cover over-allotments at the initial public offering price, less the underwriting discounts and commissions. On February 19, 2022, the option lapsed because the underwriters did not exercise their over-allotment option.

In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $26,250,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Subsequent to December 31, 2023, Goldman Sachs (as defined below) waived its entitlement to any portion of the $26,250,000 deferred fee payable to it and Citi (as defined below) agreed to make certain adjustments to its entitlement to a portion of the $26,250,000 deferred underwriting fee. See Note 11 for additional information.

Note 8-Shareholders’ Deficit

Preference Shares-The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At December 31, 2023, December 31, 2022 and December 31, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares-The Company is authorized to issue 400,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2023 and December 31, 2022, there were 75,000,000 Class A ordinary shares issued and outstanding subject to possible redemption. At December 31, 2021, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares-The Company is authorized to issue 80,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. On November 5, 2021, the Sponsor paid an aggregate of $25,000 to cover certain offering and formation costs of the Company in consideration for 17,250,000 of the Company’s Class B ordinary shares (the “Founder Shares”). On December 13, 2021, the Company effected a share recapitalization with respect to the Founder Shares whereby the Company issued one and one-quarter Founder Shares in respect of each outstanding Founder Share, resulting in the Sponsor owning 21,562,500 Founder Shares. The Founder Shares included an aggregate of up to 2,812,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the initial public offering. On February 19, 2022, 2,812,500 Founder Shares were forfeited because the underwriters did not exercise their over-allotment option, resulting in the Sponsor holding 18,750,000 Founder Shares.

Holders of the Founder Shares will be entitled to vote on the appointment and removal of directors or continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents of the Company or to adopt new constitutional documents of the Company, in each case, as a result of the Company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). On any other matter submitted to a vote of the shareholders prior to or in connection with the completion of the initial business combination, holders of the Founder Shares and holders of the Class A ordinary shares will vote together as a single class, except as required by law.

The Founder Shares will automatically convert into Class A ordinary shares concurrently with or immediately following the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity- linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 9-Warrants

As of December 31, 2023 and 2022, the Company has 25,000,000 Public Warrants and 11,733,333 private placement warrants outstanding. The Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this Form 10-K forms a part or a new registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

In addition, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

(1)	in whole and not in part;

(2)	at a price of $0.01 per Public Warrant;

(3)	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

(4)

if, and only if, the reported closing price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the Warrant Agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Completion Window and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The private placement warrants will be identical to the public warrants underlying the Units being sold in the initial public offering, except that (i) the private placement warrants will not be redeemable by the Company, (ii) the private placement warrants and the Class A ordinary shares issuable upon the exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (iii) the private placement warrants will be exercisable on a cashless basis, (iv) will use a different Black-Scholes Warrant Model for purposes of calculating the Black-Scholes Warrant Value (as defined in the Warrant Agreement) and (v) the private placement warrants and the Class A ordinary shares issuable upon exercise of the private placement warrants will be entitled to registration rights. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 10-PIPE with Reduction Right Liability

Concurrently with the execution of the Business Combination Agreement, the Company, New SEAC and Lions Gate Parent entered into subscription agreements with certain institutional and accredited investors (the “PIPE Investors” and the subscription agreements, the “Subscription Agreements”) pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase from Pubco, immediately following the Amalgamations, an aggregate of approximately 18,172,378 Pubco Common Shares (the “PIPE Shares”), at a purchase price of $9.63 per share, for an aggregate cash amount of $175,000,000.

The Subscription Agreements have a variable amount of shares at settlement to the extent the PIPE Investors exercise their Reduction Right, subject to certain other conditions. Pursuant to the Subscription Agreements, a PIPE Investor may elect to reduce the number of PIPE Shares it is obligated to purchase under its Subscription

Agreement (the “Reduction Right”), on a one-for-one basis, up to the total amount of PIPE Shares subscribed thereunder, to the extent a PIPE Investor (i) purchases Class A Ordinary Shares in open market transactions at a price of less than the Closing redemption price per share prior to the record date established for voting at the SEAC Shareholder Meeting (the “Open Market Purchase Shares”), subject to certain conditions, and (ii) beneficially owned any Class A Ordinary Shares as of the date of its Subscription Agreement, subject to certain conditions (both as described above). If such PIPE Investors exercise their Reduction Right and meet these conditions, then for every Class A Ordinary Share for which such PIPE Investor exercises its Reduction Right, such PIPE Investor will be entitled to purchase from the Company 0.1111 newly issued Class A Ordinary Shares at a purchase price of $0.0001 per share, which shares will be issued by the Company prior to the SEAC Merger (the “Reduction Right Shares”).

If the Reduction Right is exercised by any PIPE Investors, this would result in the Company raising additional incremental common equity proceeds relative to the aggregate cash PIPE proceeds of $175,000,000 and issuing Reduction Right Shares. The Subscription Agreements were evaluated under ASC 815 and meet the criteria for liability classification since the shares in the settlement are variable based on an input not considered to be inputs to the fair value of a fixed-for-fixed forward or option on equity shares. As such, the PIPE with reduction right liability is recorded at its initial fair value on the date the Company entered the Subscription Agreements (or December 22, 2023), and each balance sheet date thereafter. Changes in the estimated fair value of the liability are recognized as a non-cash gain or loss on the statements of operations. The fair value of the liability is discussed in Note 11. This liability will cease to exist upon the earlier of the closing of the transactions contemplated by the Subscription Agreements or expiration of the Subscription Agreements. For the avoidance of doubt, the PIPE reflects common equity in the pro forma, combined company and will be accounted for as such after the closing of the Business Combination with StudioCo.

Note 11-Recurring Fair Value Measurements

As of December 31, 2023, investment securities in the Company’s Trust Account consisted of $794,750,266 in a money market fund. As of December 31, 2022, investment securities in the Company’s Trust Account consisted of $759,271,905 in United States Treasury Bills and $441,037 held in money market fund. See Note 6 for fair value information for the Trust Account.

The fair value of private placement warrants was initially and subsequently measured at fair value using a Black-Scholes Option Pricing Model. For the years ended December 31, 2023 and 2022, the Company recognized a gain resulting from a decrease in the fair value of the private placement warrants of $2,816,000 and $14,197,333, respectively. The gains are presented as change in fair value of warrant liability in the accompanying consolidated statements of operations.

The fair value of the PIPE with reduction right liability was initially and subsequently measured at fair value utilizing observable market prices for public shares, relative to the present value of contractual cash proceeds, each adjusted for the probability of closing the Business Combination with StudioCo. For the year ended December 31, 2023, the Company recognized a PIPE with reduction right expense of $18,797,300 and a gain resulting from a decrease in the fair value of the PIPE with reduction right liability of $544,290. The gain is presented as a change in fair value of PIPE with reduction right liability in the accompanying consolidated statements of operations.

The following table sets forth by level within the fair value hierarchy the Company’s liabilities that were accounted for at fair value on a recurring basis:

	(Level 1)	(Level 2)	(Level 3)
Private placement warrants as of December 31, 2023	$—	$—	$469,333
PIPE with reduction right liability as of December 31, 2023	$—	$—	$18,253,010

	(Level 1)	(Level 2)	(Level 3)
Private placement warrants as of December 31, 2022	$—	$—	$3,285,333

The following table provides quantitative information regarding Level 3 fair value measurement inputs for the private placement warrants as of their measurement dates:

Inputs:	As of December 31, 2023		As of December 31, 2022
Ordinary share stock price	$10.60		$9.94
Exercise price	11.50		11.50
Volatility	45%		31%
Term	5.28		5.75
Risk-free rate of interest	3.85%		3.98%
Dividend yield	0%		0%
Probability of completing the Business Combination	91	%(1)	N/A
Probability of completing a different business combination	0.8	%(2)	9	%(3)

Note: The private placement will be forfeited for no consideration if the announced Business Combination with StudioCo is completed (estimated probability of 91% as of December 31, 2023).

(1)

Estimated by solving for the implied probability of completing the Business Combination with StudioCo based on the public warrant price and the contemplated exchange price of $0.50, adjusted for the time value of money.

(2)

Derived as follows: 9%*(1-91%), where 9% represents the probability of completing a different business combination based on public trading of rights for special purpose acquisition companies and 91% represents the probability of completing the Business Combination with StudioCo.

(3)	Based on public trading of rights for special purpose acquisition companies and their implied business combination probabilities as of December 31, 2022.

The change in the fair value of the warrant liabilities for the years ended December 31, 2022 and 2023, respectively, is summarized as follows:

Level 3 Derivative warrant liability at December 31, 2021	$—
Issuance of Private Warrants on January 10, 2022	17,482,666
Change in fair value of derivative warrant liability	(14,197,333)

Level 3 Derivative warrant liability at December 31, 2022	3,285,333
Change in fair value of derivative warrant liability	(2,816,000)

Level 3 Derivative warrant liability at December 31, 2023	$469,333

The following table provides quantitative information regarding Level 3 fair value measurement inputs for the PIPE with reduction right liability as of their measurement dates:

Inputs:	As of December 22, 2023	As of December 31, 2023
Ordinary share stock price	$10.62	$10.60
Term (1)	0.30	0.28
Risk-free rate of interest (2)	5.24%	5.20%
Probability of completing the Business Combination (3)	91%	91%

(1)	Assumes the transaction closes on April 10, 2024.
(2)	Reflects 3-month US treasury, secondary market rate as of the valuation date.
(3)

Estimated by solving for the implied probability of completing the Business Combination with StudioCo based on the public warrant price and the contemplated exchange price of $0.50, adjusted for the time value of money.

The change in the fair value of the PIPE with reduction right liability for the year ended December 31, 2023 is summarized as follows:

Level 3 PIPE reduction right liability December 31, 2022	$—
Issuance of PIPE with reduction right liability on December 22, 2023	18,797,300
Change in fair value of PIPE reduction right liability	(544,290)

Level 3 PIPE with reduction right liability at December 31, 2023	$18,253,010

Note 12-Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as noted below, the Company did not identify any subsequent events, that have occurred that would require adjustments to the disclosures in the financial statements.

Subsequent to December 31, 2023 and in consideration of Citigroup Global Markets Inc.’s (“Citi”) engagement as the Company’s financial advisor and placement agent in the private investments in public equities (“PIPE”) financing raised in connection with the Business Combination, and the fees it is expected to receive in connection with such roles, on January 3, 2024, Citi agreed to make adjustments to its entitlement to a portion of the $26,250,000 deferred underwriting fee payable to it pursuant to the terms of that certain underwriting agreement, dated January 5, 2022 (the “Underwriting Agreement”), by and between the Company and Goldman Sachs & Co. LLC (“Goldman Sachs”) and Citi, as representatives of the underwriters, which deferred underwriting fee would have been due upon the closing of the Business Combination. Such adjustments modified Citi’s entitlement to its portion of the deferred underwriting fee to be equal to a specific percentage of the amount remaining in the Trust Account, after giving effect to the redemption rights exercised by the Company’s public shareholders and certain other adjustments.

In addition, on January 3, 2024, the Company received a letter from Goldman Sachs whereby Goldman Sachs waived its entitlement to any portion of the $26,250,000 deferred underwriting fee payable pursuant to the Underwriting Agreement. The Company did not seek out the reasons why Goldman Sachs waived its deferred underwriting fee, despite Goldman Sachs having already completed its services under the Underwriting Agreement. Goldman Sachs received no additional consideration for the waiver of its entitlement to the deferred underwriting fee.

On January 26, 2024, the Company amended the Trust Agreement, to permit Continental Stock Transfer & Trust Company (the “Trustee”), to hold the assets in the Trust Account in an interest-bearing demand deposit account or cash until the earlier of the consummation of an initial business combination or the Company’s liquidation. On the same day, the Company instructed the Trustee to liquidate the investments held in the Trust Account and move the funds to an interest-bearing demand deposit account, with Continental continuing to act as trustee. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the initial public offering and the sale of the private placement warrants are no longer invested in U.S. government securities or money market funds.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Lions Gate Entertainment Corp.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the Studio Business of Lions Gate Entertainment Corp. (the Company) as of March 31, 2023 and 2022, the related combined statements of operations, comprehensive income (loss), equity (deficit) and cash flows for each of the three years in the period ended March 31, 2023, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Pre-release Film Impairments

Description of the Matter	As disclosed in Note 1 to the combined financial statements, Investment in Films and Television Programs is stated at the lower of unamortized cost or estimated fair value. As disclosed in Note 3 to the combined financial statements, total impairment charges on investment in films and television programs related to theatrical films were $6.2 million for the year ended March 31, 2023 and the unamortized balance related to completed and not released and in progress theatrical films was $561.5 million at March 31, 2023.

Auditing the Company’s impairment evaluation for theatrical films prior to release is challenging and subjective as the key assumptions in the analysis include estimates of future anticipated revenues and box office performance, which may differ from future actual results. These estimates are based in part on the historical performance of similar films, test audience results when available, information regarding competing film releases, and critic reviews.

How We Addressed the Matter in Our Audit	We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s theatrical impairment review process. For example, we tested controls over management’s review of unreleased theatrical films for indicators of impairment and management’s determination of the significant assumptions mentioned above.

To test the assessment of unreleased theatrical films for impairment, our audit procedures included, among others, evaluating unreleased theatrical films for indicators of impairment and testing the completeness and accuracy of the underlying data as well as the significant assumptions mentioned above. For example, we assessed management’s assumptions by comparing them to historical performance of comparable films and to current operating information, we evaluated test audience results when available, and we considered the historical accuracy of management’s estimates. We also performed sensitivity analyses to evaluate the potential changes in the expected profitability of unreleased films resulting from reasonable changes in the assumptions.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2001.

Los Angeles, California

July 12, 2023

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED BALANCE SHEETS

	March 31, 2023	March 31, 2022

	(Amounts in millions)
ASSETS
Cash and cash equivalents	$210.9	$256.9
Accounts receivable, net	527.0	398.6
Due from Starz Business (Note 20)	157.6	126.8
Other current assets	256.5	229.7

Total current assets	1,152.0	1,012.0
Investment in films and television programs, net	1,786.7	1,867.9
Property and equipment, net	23.8	30.0
Investments	64.7	56.0
Intangible assets	26.9	32.6
Goodwill	795.6	795.6
Other assets	563.0	531.6

Total assets	$4,412.7	$4,325.7

LIABILITIES
Accounts payable	$251.1	$197.0
Content related payables	26.6	36.8
Other accrued liabilities	215.4	167.2
Participations and residuals	524.4	450.8
Film related obligations	923.7	659.5
Debt—short term portion	41.4	222.8
Deferred revenue	126.2	153.0

Total current liabilities	2,108.8	1,887.1
Debt	1,202.2	1,236.3
Participations and residuals	329.6	265.1
Film related obligations	1,016.4	645.9
Other liabilities	120.9	163.4
Deferred revenue	52.0	49.8
Deferred tax liabilities	18.1	16.4

Total liabilities	4,848.0	4,264.0
Commitments and contingencies (Note 17)
Redeemable noncontrolling interests	343.6	321.2

EQUITY (DEFICIT)
Parent net investment	(881.9)	(271.5)
Accumulated other comprehensive income	101.5	10.2

Total parent equity (deficit)	(780.4)	(261.3)
Noncontrolling interests	1.5	1.8

Total equity (deficit)	(778.9)	(259.5)

Total liabilities, redeemable noncontrolling interest and equity (deficit)	$4,412.7	$4,325.7

See accompanying notes.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Revenues:
Revenue	$2,308.3	$2,068.1	$1,708.8
Revenue—Starz Business (Note 20)	775.5	648.2	204.1

Total revenues	3,083.8	2,716.3	1,912.9
Expenses:
Direct operating	2,207.9	1,922.1	1,220.0
Distribution and marketing	304.2	315.2	216.7
General and administration	387.0	342.7	342.0
Depreciation and amortization	17.9	18.1	17.2
Restructuring and other	27.2	6.3	21.1

Total expenses	2,944.2	2,604.4	1,817.0

Operating income	139.6	111.9	95.9
Interest expense	(162.6)	(115.0)	(109.7)
Interest and other income	6.4	28.0	6.1
Other expense	(21.2)	(8.6)	(4.7)
Loss on extinguishment of debt	(1.3)	(3.4)	—
Gain on investments, net	44.0	1.3	0.6
Equity interests income (loss)	0.5	(3.0)	(6.1)

Income (loss) before income taxes	5.4	11.2	(17.9)
Income tax provision	(14.3)	(17.3)	(17.3)

Net loss	(8.9)	(6.1)	(35.2)
Less: Net loss attributable to noncontrolling interests	8.6	17.2	15.6

Net income (loss) attributable to Parent	$(0.3)	$11.1	$(19.6)

See accompanying notes.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Net loss	$(8.9)	$(6.1)	$(35.2)
Foreign currency translation adjustments, net of tax	(2.2)	(4.6)	4.5
Net unrealized gain on cash flow hedges, net of tax	93.5	117.2	119.0

Comprehensive income	82.4	106.5	88.3
Less: Comprehensive loss attributable to noncontrolling interest	8.6	17.2	15.6

Comprehensive income attributable to Parent	$91.0	$123.7	$103.9

See accompanying notes.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED STATEMENTS OF EQUITY (DEFICIT)

	Parent Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Equity (Deficit)	Non-controlling Interests (a)	Total Equity (Deficit)

	(Amounts in millions)
Balance at March 31, 2020	$(242.0)	$(225.9)	$(467.9)	$2.0	$(465.9)
Net income (loss)	(19.6)	—	(19.6)	0.2	(19.4)
Net transfers from Parent	174.2	—	174.2	—	174.2
Noncontrolling interests	—	—	—	(0.6)	(0.6)
Redeemable noncontrolling interests adjustment to redemption value	(47.1)	—	(47.1)	—	(47.1)
Other comprehensive income	—	123.5	123.5	—	123.5

Balance at March 31, 2021	$(134.5)	$(102.4)	$(236.9)	$1.6	$(235.3)
Net income	11.1	—	11.1	0.5	11.6
Net transfers to Parent	(49.5)	—	(49.5)	—	(49.5)
Noncontrolling interests	—	—	—	(0.3)	(0.3)
Redeemable noncontrolling interests adjustment to redemption value	(98.6)	—	(98.6)	—	(98.6)
Other comprehensive income	—	112.6	112.6	—	112.6

Balance at March 31, 2022	$(271.5)	$10.2	$(261.3)	$1.8	$(259.5)
Net income (loss)	(0.3)	—	(0.3)	0.6	0.3
Net transfers to Parent	(550.4)	—	(550.4)	—	(550.4)
Noncontrolling interests	—	—	—	(0.9)	(0.9)
Redeemable noncontrolling interests adjustment to redemption value	(59.7)	—	(59.7)	—	(59.7)
Other comprehensive income	—	91.3	91.3	—	91.3

Balance at March 31, 2023	$(881.9)	$101.5	$(780.4)	$1.5	$(778.9)

(a)	Excludes redeemable noncontrolling interests, which are reflected in temporary equity (see Note 11).

See accompanying notes.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Operating Activities:
Net loss	$(8.9)	$(6.1)	$(35.2)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	17.9	18.1	17.2
Amortization of films and television programs	1,649.3	1,497.5	746.0
Other impairments	5.9	—	—
Amortization of debt financing costs and other non-cash interest	21.8	46.5	41.0
Non-cash share-based compensation	73.4	70.2	58.0
Other amortization	59.9	82.5	67.3
Loss on extinguishment of debt	1.3	3.4	—
Equity interests income (loss)	(0.5)	3.0	6.1
Gain on investments	(44.0)	(1.3)	(0.6)
Deferred income taxes	1.6	1.2	1.9
Changes in operating assets and liabilities:
Proceeds from the termination of interest rate swaps	188.7	—	—
Accounts receivable, net	(136.7)	(33.0)	156.9
Investment in films and television programs, net	(1,568.4)	(1,750.1)	(1,181.9)
Other assets	(44.9)	(207.0)	(15.2)
Accounts payable and accrued liabilities	57.4	(40.6)	(64.9)
Participations and residuals	138.3	(73.4)	(53.4)
Content related payables	(10.7)	4.0	(9.2)
Deferred revenue	(24.5)	(4.8)	38.4
Due from Starz Business	(30.8)	(45.1)	(4.8)

Net Cash Flows Provided By (Used In) Operating Activities	346.1	(435.0)	(232.4)

Investing Activities:
Proceeds from the sale of equity method and other investments	46.3	1.5	5.1
Investment in equity method investees and other	(17.5)	(14.0)	(0.2)
Distributions from equity method investees and other	1.9	7.2	—
Acquisition of assets (film library and related assets)	—	(161.4)	—
Increase in loans receivable	—	(4.3)	—
Purchases of accounts receivables held for collateral	(183.7)	(172.9)	(212.5)
Receipts of accounts receivables held for collateral	190.8	169.3	217.5
Capital expenditures	(6.5)	(6.1)	(10.2)

Net Cash Flows Provided By (Used In) Investing Activities	31.3	(180.7)	(0.3)

Financing Activities:
Debt—borrowings, net of debt issuance and redemption costs	1,523.0	1,494.3	200.0
Debt—repurchases and repayments	(1,745.8)	(1,629.5)	(265.0)
Film related obligations—borrowings	1,584.7	1,083.0	392.5
Film related obligations—repayments	(956.5)	(272.6)	(53.0)
Financing component of interest rate swaps	(134.5)	(28.5)	(22.3)
Purchase of noncontrolling interest	(36.5)	—	—
Distributions to noncontrolling interest	(7.6)	(1.5)	(3.4)
Parent net investment	(621.3)	(119.7)	116.2

Net Cash Flows Provided By (Used In) Financing Activities	(394.5)	525.5	365.0

Net Change In Cash, Cash Equivalents and Restricted Cash	(17.1)	(90.2)	132.3
Foreign Exchange Effects on Cash, Cash Equivalents and Restricted Cash	(1.8)	(0.8)	4.2
Cash, Cash Equivalents and Restricted Cash—Beginning Of Period	270.3	361.3	224.8

Cash, Cash Equivalents and Restricted Cash—End Of Period	$251.4	$270.3	$361.3

See accompanying notes.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS

1. Description of Business, Basis of Presentation and Significant Accounting Policies

Description of Business

Lions Gate Entertainment Corp. (“Lionsgate,” or “Parent”) encompasses world-class motion picture and television studio operations (collectively referred to as the “Studio Business”) and the STARZ-branded premium global subscription platforms (the “Starz Business”) to bring a unique and varied portfolio of entertainment to consumers around the world. Lionsgate has historically had three reportable business segments: (1) Motion Picture, (2) Television Production and (3) Media Networks. The Studio Business is substantially reflected in the Lionsgate Motion Picture and Television Production segments. These financial statements reflect the combination of the assets, liabilities, operations and cash flows reflecting the Studio Business which is referred to in these combined financial statements as the “Studio Business” or the “Company”.

These combined financial statements of the Studio Business have been prepared on a carve-out basis and are derived from Lionsgate’s consolidated financial statements and accounting records. These combined financial statements reflect the Studio Business’s combined historical financial position, results of operations and cash flows as they were historically managed in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). The combined financial statements may not be indicative of the Studio Business’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had the Studio Business operated as an independent, publicly traded company during the periods presented.

The Studio Business consists of the Motion Picture and Television Production reportable segments, together with substantially all of Lionsgate’s corporate general and administrative costs. Motion Picture consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired. Television Production consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction programming. Television Production includes the domestic and international licensing of Starz original productions to the Starz Business, and the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment, a talent management company.

Basis of Presentation

The Studio Business has historically operated as part of Lionsgate and not as a standalone company. The Studio Business’s combined financial statements, representing the historical assets, liabilities, operations and cash flows of the combination of the operations making up the worldwide Studio Business, have been derived from the separate historical accounting records maintained by Lionsgate, and are presented on a carve-out basis. These combined financial statements reflect the combined historical results of operations, financial position, comprehensive income (loss) and cash flows of the Studio Business for the periods presented as historically managed within Lionsgate through the use of a management approach in identifying the Studio Business’s operations. In using the management approach, considerations over how the business operates were utilized to identify historical operations that should be presented within the carve-out financial statements. This approach was taken due to the organizational structure of certain legal entities comprising the Studio Business.

All revenues and costs as well as assets and liabilities directly associated with the business activity of the Studio Business are included in the accompanying combined financial statements. Revenues and costs associated with the Studio Business are specifically identifiable in the accounting records maintained by Lionsgate and primarily represent the revenue and costs used for the determination of segment profit of the Motion Picture and Television Production segments of Lionsgate. In addition, the Studio Business costs include an allocation of corporate general and administrative expense (inclusive of share-based compensation) which has been allocated to the Studio Business as further discussed below. Other costs excluded from the Motion Picture and Television Production segment profit but relating to the Studio Business are generally specifically identifiable as costs of the Studio Business in the accounting records of Lionsgate and are included in the accompanying combined financial statements.

Lionsgate utilizes a centralized approach to cash management. Cash generated by the Studio Business is managed by Lionsgate’s centralized treasury function and cash is routinely transferred to the Company or to the Starz Business to fund operating activities when needed. Cash and cash equivalents of the Studio Business are reflected in the combined balance sheets. Payables to and receivables from Lionsgate, primarily related to the Starz Business, are often settled through movement to the intercompany accounts between Lionsgate, the Starz Business and the Studio Business. Other than certain specific balances related to unsettled payables or receivables, the intercompany balances between the Studio Business and Lionsgate have been accounted for as parent net investment. See Note 20 for further details.

The Studio Business is the primary borrower of certain corporate indebtedness (the revolving credit facility, term loan A and term loan B, together referred to as the “Senior Credit Facilities”) of Lionsgate. The Senior Credit Facilities are generally used as a method of financing Lionsgate’s operations in totality and are not specifically identifiable to the Studio Business or the Starz Business. It is not practical to determine what the capital structure would have been historically for the Studio Business or the Starz Business as standalone companies. A portion of Lionsgate’s corporate debt, Lionsgate’s 5.500% senior notes due April 15, 2029 (the “Senior Notes”) and related interest expense are not reflected in the Studio Business’s combined financial statements. The Studio Business remains a guarantor under the Senior Notes indenture agreement. See Note 7 for further details.

Additional indebtedness directly related to the Studio Business, including production loans, borrowings under the Production Tax Credit Facility, IP Credit Facility, and Backlog Facility (each as defined below) and other obligations, are reflected in the Studio Business combined financial statements. See Note 8 for further details.

Lionsgate’s corporate general and administrative functions and costs have historically provided oversight over both the Starz Business and the Studio Business. These functions and costs include, but are not limited to, salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense. Accordingly, the audited financial statements of the Studio Business, include allocations of certain general and administrative expenses (inclusive of share-based compensation) from Lionsgate related to these corporate and shared service functions historically provided by Lionsgate. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures considered to be a reasonable reflection of the historical utilization levels of these services. Accordingly, the Studio Business financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity, and may not be indicative of the expenses that the Company will incur in the future.

The Company also pays certain costs on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs which are reflected as expenses of the Starz Business. The Starz Business also pays certain costs on behalf of the Company such as legal expenses, software development costs and severance which are reflected as expenses of the Studio Business. The settlement of reimbursable expenses between the Studio Business and the Starz Business have been accounted for as parent net investment. See Note 20 for further detail of parent net investment included in these combined financial statements.

Management believes the assumptions underlying these combined financial statements, including the assumptions regarding the allocation of general and administrative expenses from Lionsgate to the Studio Business, are reasonable. However, the allocations may not include all of the actual expenses that would have been incurred by the Studio Business and may not reflect its combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Studio Business been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Studio Business been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Studio Business might have performed directly or outsourced, and strategic decisions the Company might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. See Note 20 for further detail of the allocations included in these combined financial statements.

Generally Accepted Accounting Principles

These combined financial statements have been prepared in accordance with GAAP.

Principles of Consolidation

The accompanying combined financial statements of the Company have been derived from the consolidated financial statements and accounting records of Lionsgate and reflect certain allocations from Lionsgate as further discussed above.

All significant intercompany balances and transactions within the Company have been eliminated in these combined financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs used for the amortization of investment in films and television programs; estimates related to the revenue recognition of sales or usage-based royalties; fair value of equity-based compensation; the allocations of costs to the Company for certain corporate and shared service functions in preparing the combined financial statements on a carve-out basis; fair value of assets and liabilities for allocation of the purchase price of companies or assets acquired; income taxes including the assessment of valuation allowances for deferred tax assets; accruals for contingent liabilities; impairment assessments for investment in films and television programs, property and equipment, equity investments and goodwill. Actual results could differ from such estimates.

Reclassifications

Certain amounts presented in prior years have been reclassified to conform to the current year’s presentation.

Significant Accounting Policies

Revenue Recognition

The Company’s Motion Picture and Television Production segments generate revenue principally from the licensing of content in domestic theatrical exhibition, home entertainment (e.g., digital media and packaged media), television, and international market places.

Revenue is recognized upon transfer of control of promised services or goods to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services or goods. Revenues do not include taxes collected from customers on behalf of taxing authorities such as sales tax and value-added tax.

Revenue also includes licensing of motion pictures and television programming (including Starz original productions) to the Starz Business. See Note 20 for further details.

Licensing Arrangements. The Company’s content licensing arrangements include fixed fee and minimum guarantee arrangements, and sales or usage based royalties.

Fixed Fee or Minimum Guarantees: The Company’s fixed fee or minimum guarantee licensing arrangements may, in some cases, include multiple titles, multiple license periods (windows) with a substantive period in between the windows, rights to exploitation in different media, or rights to exploitation in multiple territories, which may be considered distinct performance obligations. When these performance obligations are considered distinct, the fixed fee or minimum guarantee in the arrangement is allocated to the title, window, media right or territory as applicable, based on estimates of relative standalone selling prices. The amounts related to each performance obligation (i.e., title, window, media or territory) are recognized when the content has been delivered, and the window for the exploitation right in that territory has begun, which is the point in time at which the customer is able to begin to use and benefit from the content.

Sales or Usage Based Royalties: Sales or usage based royalties represent amounts due to the Company based on the “sale” or “usage” of the Company’s content by the customer, and revenues are recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales or usage-based royalty has been allocated and has been satisfied (or partially satisfied). Generally, when the Company licenses completed content with standalone functionality (such as a movie, or television show), its performance obligation will be satisfied prior to the sale or usage. When the Company licenses intellectual property that does not have stand-alone functionality (e.g., brands, themes, logos, etc.), its performance obligation is generally satisfied in the same period as the sale or usage. The actual amounts due to the Company under these arrangements are generally not reported to the Company until after the close of the reporting period. The Company records revenue under these arrangements for the amounts due and not yet reported to the Company based on estimates of the sales or usage of these customers and pursuant to the terms of the contracts. Such estimates are based on information from the Company’s customers, historical experience with similar titles in that market or territory, the performance of the title in other markets, and/or data available in the industry.

Revenues by Market or Product Line. The following describes the revenues generated by market or product line. Theatrical revenues are included in the Motion Picture segment; home entertainment, television, international and other revenues are applicable to both the Motion Picture and Television Production segments.

•

Theatrical. Theatrical revenues are derived from the domestic theatrical release of motion pictures licensed to theatrical exhibitors on a picture-by-picture basis (distributed by the Company directly in the United States and through a sub-distributor in Canada). Revenue from the theatrical release of feature films are treated as sales or usage-based royalties, are recognized as revenue starting at the exhibition date and are based on the Company’s participation in box office receipts of the theatrical exhibitor.

•	Home Entertainment. Home entertainment consists of Digital Media and Packaged Media.

•

Digital Media. Digital media includes digital transaction revenue sharing arrangements (pay-per-view and video-on-demand platforms, electronic sell through (“EST”), and digital rental) and licenses of content to digital platforms for a fixed fee.

Digital Transaction Revenue Sharing Arrangements: Primarily represents revenue sharing arrangements with certain digital media platforms which generally provide that, in exchange for a nominal or no upfront sales price, the Company shares in the rental or sales revenues generated by the platform on a title-by-title basis. These digital media platforms generate revenue from rental and EST arrangements, such as download-to-own, download-to-rent, and video-on-demand. These revenue sharing arrangements are recognized as sales or usage-based royalties based on the performance of these platforms and pursuant to the terms of the contract, as discussed above.

Licenses of Content to Digital Platforms: Primarily represents the licensing of content to subscription-video-on-demand (“SVOD”) or other digital platforms for a fixed fee. As discussed above, revenues are recognized when the content has been delivered and the window for the exploitation right in that territory has begun.

•

Packaged Media. Packaged media revenues represent the sale of motion pictures and television shows (produced or acquired) on physical discs (DVD’s, Blu-ray, 4K Ultra HD, referred to as “Packaged Media”) in the retail market. Revenues are recognized, net of an allowance for estimated returns and other allowances, on the later of receipt by the customer or “street date” (when it is available for sale by the customer).

•

Television. Television revenues are derived from the licensing to domestic markets (linear pay, basic cable, free television markets, syndication) of motion pictures (including theatrical productions and acquired films) and scripted and unscripted television series, television movies, mini-series, and non-fiction programming. Television revenues include fixed fee arrangements as well as arrangements in which the Company earns advertising revenue from the exploitation of certain content on television networks. Television also includes revenue from licenses to SVOD platforms in which the initial license of a television series is to an SVOD platform or the traditional pay window for a motion picture is licensed to an SVOD platform. Revenues associated with a title, right, or window from television licensing arrangements are recognized when the feature film or television program is delivered (on an episodic basis for television product) and the window for the exploitation right has begun.

•

International. International revenues are derived from (1) licensing of the Company’s productions, acquired films, catalog product and libraries of acquired titles to international distributors, on a territory-by-territory basis; (2) the direct distribution of the Company’s productions, acquired films, and the Company’s catalog product and libraries of acquired titles in the United Kingdom; and (3) licensing to international markets of scripted and unscripted series, television movies, mini-series and non-fiction programming. License fees and minimum guarantee amounts associated with title, window, media or territory, are recognized when access to the feature film or television program has been granted or delivery has occurred, as required under the contract, and the right to exploit the feature film or television program in that window, media or territory has commenced. Revenues are also generated from sales or usage based royalties received from international distributors based on their distribution performance pursuant to the terms of the contracts after the recoupment of certain costs in some cases, and the initial minimum guarantee, if any, and are recognized when the sale by the Company’s customer generating a royalty due to the Company has occurred.

•

Other. Other revenues are derived from the licensing of the Company’s film and television and related content (games, music, location-based entertainment royalties, etc.) to other ancillary markets and from commissions and executive producer fees earned related to talent management.

Revenues from the licensing of film and television content and the sales and licensing of music are recognized when the content has been delivered and the license period has begun, as discussed above. Revenues from the licensing of symbolic intellectual property (i.e., licenses of motion pictures or television characters, brands, storylines, themes or logos) is recognized over the corresponding license term. Commissions are recognized as such services are provided.

Deferred Revenue. Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Company satisfies the corresponding performance obligation.

Deferred revenue also relates to customer payments made in advance of when the Company fulfills its performance obligation and recognizes revenue. This primarily occurs under television production contracts, in which payments may be received as the production progresses, international motion picture contracts, where a portion of the payments are received prior to the completion of the movie and prior to license rights start dates, and pay television contracts with multiple windows with a portion of the revenues deferred until the subsequent exploitation windows commence. These arrangements do not contain significant financing components because the reason for the payment structure is not for the provision of financing to the Company, but rather to mitigate the Company’s risk of customer non-performance and incentivize the customer to exploit the Company’s content.

See Note 12 for further information.

Accounts Receivable. Payment terms vary by location and type of customer and the nature of the licensing arrangement. However, other than certain multi-year license arrangements; payments are generally due within 60 days after revenue is recognized. For certain multi-year licensing arrangements, primarily in the television, digital media, and international markets, payments may be due over a longer period. When the Company expects the period between fulfillment of its performance obligation and the receipt of payment to be greater than a year, a significant financing component is present. In these cases, such payments are discounted to present value based on a discount rate reflective of a separate financing transaction between the customer and the Company, at contract inception. The significant financing component is recorded as a reduction to revenue and accounts receivable initially, with such accounts receivable discount amortized to interest income over the period to receipt of payment. The Company does not assess contracts with deferred payments for significant financing components if, at contract inception, the Company expects the period between fulfillment of the performance obligation and subsequent payment to be one year or less.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash deposits at financial institutions and investments in money market mutual funds.

Restricted Cash

At March 31, 2023 and 2022, the Company had restricted cash of $40.5 million and $13.4 million, respectively, primarily representing amounts related to required cash reserves for interest payments associated with the Production Tax Credit Facility, IP Credit Facility and Backlog Facility. Restricted cash is included within the “Other current assets” and “Other assets—non-current” line items on the combined balance sheets. See Note 19 for further information.

Investment in Films and Television Programs

General. Investment in films and television programs includes the unamortized costs of films and television programs, which are monetized individually (i.e., through domestic theatrical, home entertainment, television, international or other ancillary-market distribution).

Recording Cost. Costs of acquiring and producing films and television programs and of acquired libraries are capitalized when incurred. For films and television programs produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead. For the years ended March 31, 2023, 2022 and 2021, total capitalized interest was $28.1 million, $12.8 million and $2.8 million, respectively. For acquired films and television programs, capitalized costs consist of minimum guarantee payments to acquire the distribution rights.

Amortization. Costs of acquiring and producing films and television programs and of acquired libraries that are monetized individually are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films or television programs.

Ultimate Revenue. Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release of the motion picture. For an episodic television series, the period over which ultimate revenues are estimated cannot exceed ten years following the date of delivery of the first episode, or, if still in production, five years from the date of delivery of the most recent episode, if later. For titles included in acquired libraries, ultimate revenue includes estimates over a period not to exceed twenty years following the date of acquisition.

Development. Films and television programs in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned, or three years from the date of the initial investment unless the fair value of the project exceeds its carrying cost.

Impairment Assessment. An individual film or television program is evaluated for impairment when an event or change in circumstances indicates that the fair value of an individual film is less than its unamortized cost.

The fair value is determined based on a discounted cash flow analysis of the cash flows directly attributable to the title. To the extent the unamortized costs exceed the fair value, an impairment charge is recorded for the excess.

The discounted cash flow analysis includes cash flows estimates of ultimate revenue and costs as well as a discount rate (a Level 3 fair value measurement, see Note 10 for further information). The discount rate utilized in the discounted cash flow analysis is based on the weighted average cost of capital of the Company plus a risk premium representing the risk associated with producing a particular film or television program. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films and television programs may be required as a consequence of changes in management’s future revenue estimates.

Property and Equipment, net

Property and equipment is carried at cost less accumulated depreciation. Depreciation is provided for on a straight line basis over the following useful lives:

Computer equipment and software	3—5 years
Furniture and equipment	3—5 years
Leasehold improvements	Lease term or the useful life, whichever is shorter
Land	Not depreciated

The Company periodically reviews and evaluates the recoverability of property and equipment. Where applicable, estimates of net future cash flows, on an undiscounted basis, are calculated based on future revenue estimates. If appropriate and where deemed necessary, a reduction in the carrying amount is recorded based on the difference between the carrying amount and the fair value based on discounted cash flows.

Leases

The Company determines if an arrangement is a lease at its inception. The expected term of the lease used for computing the lease liability and right-of-use (“ROU”) asset and determining the classification of the lease as operating or financing may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company also elected to not separate lease components from non-lease components across all lease categories. Instead, each separate lease component and non-lease component are accounted for as a single lease component.

Operating Leases. Operating lease ROU assets, representing the Company’s right to use the underlying asset for the lease term, are included in the “Other assets—non-current” line item in the Company’s combined balance sheets. Operating lease liabilities, representing the present value of the Company’s obligation to make payments over the lease term, are included in the “Other accrued liabilities” and “Other liabilities—non-current” line items in the Company’s combined balance sheets. The Company has entered into various short-term operating leases which have an initial term of 12 months or less. These short-term leases are not recorded on the Company’s combined balance sheets. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

The present value of the lease payments is calculated using a rate implicit in the lease, when readily determinable. However, as most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate to determine the present value of the lease payments for the majority of its leases.

Variable lease payments that are based on an index or rate are included in the measurement of ROU assets and lease liabilities at lease inception. All other variable lease payments are expensed as incurred and are not included in the measurement of ROU assets and lease liabilities.

The Company did not have any finance leases during the years ended March 31, 2023 and 2022.

Investments

Investments include investments accounted for under the equity method of accounting, and equity investments with and without readily determinable fair value.

Equity Method Investments: The Company uses the equity method of accounting for investments in companies in which it has a minority equity interest and the ability to exert significant influence over operating decisions of the companies. Significant influence is generally presumed to exist when the Company owns between 20% and 50% of the voting interests in the investee, holds substantial management rights or holds an interest of less than 20% in an investee that is a limited liability partnership or limited liability corporation that is treated as a flow-through entity.

Under the equity method of accounting, the Company’s share of the investee’s earnings (losses) are included in the “equity interests income (loss)” line item in the combined statements of operations. The Company records its share of the net income or loss of most equity method investments on a one quarter lag and, accordingly, during the years ended March 31, 2023, 2022 and 2021, the Company recorded its share of the income or loss generated by these entities for the years ended December 31, 2022, 2021 and 2020, respectively.

Dividends and other distributions from equity method investees are recorded as a reduction of the Company’s investment. Distributions received up to the Company’s interest in the investee’s retained earnings are considered returns on investments and are classified within cash flows from operating activities in the combined statement of cash flows. Distributions from equity method investments in excess of the Company’s interest in the investee’s retained earnings are considered returns of investments and are classified within cash flows provided by investing activities in the combined statements of cash flows.

Other Equity Investments: Investments in nonconsolidated affiliates in which the Company owns less than 20% of the voting common stock, or does not exercise significant influence over operating and financial policies, are recorded at fair value using quoted market prices if the investment has a readily determinable fair value. If an equity investment’s fair value is not readily determinable, the Company will recognize it at cost less any impairment, adjusted for observable price changes in orderly transactions in the investees’ securities that are identical or similar to the Company’s investments in the investee. The unrealized gains and losses and the adjustments related to the observable price changes are recognized in net income (loss).

Impairments of Investments: The Company regularly reviews its investments for impairment, including when the carrying value of an investment exceeds its market value. If the Company determines that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings. Factors that are considered by the Company in determining whether an other-than-temporary decline in value has occurred include (i) the market value of the security in relation to its cost basis, (ii) the financial condition of the investee, and (iii) the Company’s intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment.

For investments accounted for using the equity method of accounting or equity investments without a readily determinable fair value, the Company evaluates information available (e.g., budgets, business plans, financial statements, etc.) in addition to quoted market prices, if any, in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financing at an amount below the cost basis of the Company’s investment.

Finite-Lived Intangible Assets

Identifiable intangible assets with finite lives are amortized to depreciation and amortization expense over their estimated useful lives, ranging from 5 to 15 years.

Amortizable intangible assets are tested for impairment whenever events or changes in circumstances (triggering events) indicate that the carrying amount of the asset may not be recoverable. If a triggering event has occurred, an impairment analysis is required. The impairment test first requires a comparison of undiscounted future cash flows expected to be generated over the remaining useful life of an asset to the carrying value of the asset. The impairment test is performed at the lowest level of cash flows associated with the asset. If the carrying value of the asset exceeds the undiscounted future cash flows, the asset would not be deemed to be recoverable. Impairment would then be measured as the excess of the asset’s carrying value over its fair value, which would generally be estimated based on a discounted cash flow (“DCF”) model.

The Company monitors its finite-lived intangible assets and changes in the underlying circumstances each reporting period for indicators of possible impairments or a change in the useful life or method of amortization of its finite-lived intangible assets. No such triggering events were identified during the years ended March 31, 2023 and 2022.

Goodwill

At March 31, 2023, the carrying value of goodwill was $795.6 million. Goodwill is allocated to the Company’s reporting units, which are its operating segments or one level below its operating segments (component level). Reporting units are determined by the discrete financial information available for the component and whether that information is regularly reviewed by segment management. Components are aggregated into a single reporting unit if they share similar economic characteristics. The Company’s reporting units for purposes of goodwill impairment testing during the years ended March 31, 2023, 2022 and 2021 were Motion Picture, and the Television and Talent Management businesses, both of which are part of the Television Production segment.

Goodwill is not amortized, but is reviewed for impairment each fiscal year or between the annual tests if an event occurs or circumstances change that indicates it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value. The Company performs its annual impairment test as of January 1 in each fiscal year. A goodwill impairment loss would be recognized for the amount that the carrying amount of a reporting unit, including goodwill, exceeds its fair value. An entity may perform a qualitative assessment of the likelihood of the existence of a goodwill impairment. The qualitative assessment is an evaluation, based on all identified events and circumstances which impact the fair value of the reporting unit, of whether or not it is more likely than not that the fair value is less than the carrying value of the reporting unit. If the Company believes that as a result of its qualitative assessment it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, a quantitative impairment test is not required but may be performed at the option of the Company.

A quantitative assessment requires determining the fair value of the Company’s reporting units. The determination of the fair value of each reporting unit utilizes DCF analyses and market-based valuation methodologies, which represent Level 3 fair value measurements. Fair value determinations require considerable judgment and requires assumptions and estimates of many factors, including revenue and market growth, operating margins and cash flows, market multiples and discount rates, and are sensitive to changes in these underlying assumptions and factors.

Goodwill Impairment Assessments:

For the Company’s annual goodwill impairment test for fiscal 2022, due to overall macroeconomic conditions, including the uncertainty of the longer-term economic impacts of the COVID-19 global pandemic, the Company performed a quantitative impairment assessment for all of its reporting units as of January 1, 2022. Based on the Company’s annual quantitative impairment assessment for fiscal 2022, the Company determined that the fair value of each of its reporting units exceeded the related carrying value.

In fiscal 2023, during the second quarter ended September 30, 2022, due to continued adverse macro and microeconomic conditions, including the competitive environment, continued inflationary trends, recessionary economies worldwide, a decline in market valuations for companies in the media and entertainment industry, as well as potential capital market transactions, the Company updated its quantitative impairment assessment for all of its reporting units as of September 30, 2022 based on the most recent data. The DCF analysis components of the fair value estimates were determined primarily by discounting estimated future cash flows, which included weighted average perpetual nominal growth rates ranging from 1.5% to 3.5%, at a weighted average cost of capital (discount rate) ranging from 11.0% to 13.0%, which considered the risk of achieving the projected cash flows, including the risk applicable to the reporting unit, industry and market as a whole. Based on its quantitative impairment assessment, the Company determined that the fair value of its reporting units exceeded the carrying values for all of its reporting units.

For the Company’s annual goodwill impairment test for fiscal 2023, the Company performed a qualitative goodwill impairment assessment for all of its reporting units. The Company’s qualitative assessment considered the increase in the market price of the Company’s common shares from September 30, 2022, the recent performance of the Company’s reporting units, and updated forecasts of performance and cash flows, as well as the continuing micro and macroeconomic environment, and industry considerations, and determined that since the quantitative assessment performed in the quarter ended September 30, 2022, there were no events or circumstances that rise to a level that would more likely than not reduce the fair value of those reporting units below their carrying values; therefore, a quantitative goodwill impairment analysis was not required.

Management will continue to monitor all of its reporting units for changes in the business environment that could impact the recoverability of goodwill in future periods. The recoverability of goodwill is dependent upon the continued growth of revenue and cash flows from the Company’s business activities. Examples of events or circumstances that could result in changes to the underlying key assumptions and judgments used in the Company’s goodwill impairment tests, and ultimately impact the estimated fair value of the Company’s reporting units may include the duration of the COVID-19 global pandemic, its impact on the global economy and the creation and consumption of the Company’s content; adverse macroeconomic conditions; volatility in the equity and debt markets which could result in higher weighted-average cost of capital; capital market transaction; and the commercial success of the Company’s television programming and motion pictures. While historical performance and current expectations have resulted in fair values of the Company’s reporting units in excess of carrying values, if the Company’s assumptions are not realized, it is possible that an impairment charge may need to be recorded in the future.

Prints, Advertising and Marketing Expenses

The costs of prints, advertising and marketing expenses are expensed as incurred.

Advertising expenses for the year ended March 31, 2023 were $203.4 million (2022 — $201.6 million, 2021—$119.2 million) which were recorded as distribution and marketing expenses in the accompanying combined statements of operations.

Income Taxes

The Company’s results have historically been included in the consolidated U.S. federal income tax return and U.S. state income tax filings of Lionsgate. The Company has computed its provision for income taxes on a separate return basis in these combined financial statements. The separate return method applies the accounting guidance for income taxes to the stand-alone financial statements as if the Company was a separate taxpayer and a stand-alone enterprise for the periods presented. The calculation of income taxes for the Company on a separate return basis requires significant judgment and use of both estimates and allocations. However, as discussed above in Note 1, the combined historical results of the Studio Business are presented on a managed basis rather than a legal entity basis, with certain deductions and other items that are included in the consolidated financial statements of Lionsgate, but not included in the combined financial statements of the Studio Business.

Income taxes are accounted for using an asset and liability approach for financial accounting and reporting for income taxes and recognition and measurement of deferred assets are based upon the likelihood of realization of tax benefits in future years. Under this method, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax return purposes. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the net deferred tax asset, on a jurisdiction-by-jurisdiction basis, will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

From time to time, the Company engages in transactions in which the tax consequences may be subject to uncertainty. Significant judgment is required in assessing and estimating the tax consequences of these transactions. In determining the Company’s tax provision for financial reporting purposes, the Company establishes a reserve for uncertain tax positions unless such positions are determined to be more likely than not of being sustained upon examination, based on their technical merits. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

Government Assistance

The Company has access to government programs that are designed to promote film and television production and distribution in certain foreign countries. The Company also has access to similar programs in certain states within the U.S. that are designed to promote film and television production in those states.

Tax credits earned with respect to expenditures on qualifying film and television productions are recorded as a reduction to investment in films and television programs when the qualifying expenditures have been incurred provided that there is reasonable assurance that the credits will be realized. See Note 3 and Note 19 for further information.

Foreign Currency Translation

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at exchange rates in effect at the balance sheet date. Resulting unrealized and realized gains and losses are included in the combined statements of operations.

Foreign company assets and liabilities in foreign currencies are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Foreign company revenue and expense items are translated at the average rate of exchange for the fiscal year. Gains or losses arising on the translation of the accounts of foreign companies are included in accumulated other comprehensive income or loss, a separate component of equity.

Derivative Instruments and Hedging Activities

Derivative financial instruments are used by the Company in the management of its foreign currency and interest rate exposures. The Company’s policy is not to use derivative financial instruments for trading or speculative purposes.

The Company uses derivative financial instruments to hedge its exposures to foreign currency exchange rate and interest rate risks. All derivative financial instruments are recorded at fair value in the combined balance sheets. See Note 10 for further information. The effective changes in fair values of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income or loss and included in unrealized gains (losses) on cash flow hedges until the underlying hedged item is recognized in earnings. The effective changes in the fair values of derivatives designated as cash flow hedges are reclassified from accumulated other comprehensive income or loss to net income or net loss when the underlying hedged item is recognized in earnings. If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings. See Note 18 for further discussion of the Company’s derivative financial instruments.

Parent Net Investment

Parent net investment in the combined balance sheets is presented in lieu of shareholders’ equity and represents Lionsgate historical investment in the Company, the accumulated net earnings (losses) after taxes and the net effect of settled transactions with and allocations from Lionsgate. All transactions reflected in parent net investment by Lionsgate in the accompanying combined balance sheets have been considered as financing activities for purposes of the combined statements of cash flows.

Share-Based Compensation

Certain Company employees participate in the share-based compensation plans sponsored by Lionsgate. Lionsgate share-based compensation awards granted to employees of the Company consist of stock options, restricted share units and share appreciation rights. As such, the awards to Company employees are reflected in parent net investment within the combined statements of equity (deficit) at the time they are expensed. The combined statements of operations also include an allocation of Lionsgate corporate and shared employee share-based compensation expenses.

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The fair value is recognized in earnings over the period during which an employee is required to provide service. See Note 13 for further discussion of the Company’s share-based compensation.

Transfers of Financial Assets

The Company enters into arrangements to sell certain financial assets (i.e., monetize its trade accounts receivables). For a transfer of financial assets to be considered a sale, the asset must be legally isolated from the Company and the purchaser must have control of the asset. Determining whether all the requirements have been met includes an evaluation of legal considerations, the extent of the Company’s continuing involvement with the assets transferred and any other relevant considerations. When the true sales criteria are met, the Company derecognizes the carrying value of the financial asset transferred and recognizes a net gain or loss on the sale. The proceeds from these arrangements with third party purchasers are reflected as cash provided by operating activities in the combined statements of cash flows. If the sales criteria are not met, the transfer is considered a secured borrowing and the financial asset remains on the combined balance sheets with proceeds from the sale recognized as debt and recorded as cash flows from financing activities in the combined statements of cash flows. See Note 19 for discussion of the Company’s accounts receivable monetization.

Recent Accounting Pronouncements

Accounting Guidance Adopted in Fiscal 2023

Government Assistance: In November 2021, the Financial Accounting Standards Board (“FASB”) issued guidance which requires certain annual disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model. The Company adopted this guidance on April 1, 2022 and is applying its provisions prospectively, with no material impact to the Company’s financial statements. See Note 3 and Note 19 for information related to production tax credits.

Accounting Guidance Adopted in Fiscal 2022

Reference Rate Reform: In March 2020, the FASB issued guidance which provides optional expedients and exceptions for applying GAAP to contract modifications, hedging relationships, and other transactions affected by the market transition from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates, if certain criteria are met. Additionally, in January 2021, the FASB issued additional guidance, which allows entities to elect certain optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates. In December 2022, the FASB issued final guidance deferring the sunset date of the transition relief. The guidance is applicable to contract modifications made between March 12, 2020 and December 31, 2024 and hedging relationships that exist as of the beginning of an interim period that includes March 12, 2020 and new eligible hedging relationships designated in subsequent periods. The Company adopted this guidance on July 1, 2021 and is applying its provisions prospectively through December 31, 2024, with no material impact to the Company’s combined financial statements.

2. Acquisition

Spyglass. On July 15, 2021, the Company purchased approximately 200 feature film titles (the “Spyglass Library”) from Spyglass Media Group, LLC (“Spyglass”). The Company also formed a strategic content partnership through an investment of a minority preferred equity interest in Spyglass. The purchase price, including acquisition costs, of the Spyglass Library and preferred equity interest was $191.4 million, of which $171.4 million was paid at closing, $10.0 million was paid in July 2022, and the remaining $10.0 million is to be paid in July 2023. The Spyglass Library was accounted for as an asset acquisition and is included in investment in film and television programs on the Company’s combined balance sheet. The equity interest was accounted for as an equity-method investment. See Note 5 for further information.

3. Investment in Films and Television Programs

The predominant monetization strategy for all of the Company’s investments in films and television programs is on an individual film basis. Total investment in films and television programs is as follows:

	March 31, 2023	March 31, 2022

	(Amounts in millions)
Investment in Films and Television Programs(1)(2):
Released, net of accumulated amortization	$779.9	$663.2
Completed and not released	289.8	121.4
In progress	649.1	980.1
In development	67.9	103.2

Investment in films and television programs, net	$1,786.7	$1,867.9

(1)	At March 31, 2023, the unamortized balance related to completed and not released and in progress theatrical films was $561.5 million.
(2)

Production tax credits reduced total investment in films and television programs by $181.2 million during the year ended March 31, 2023, which resulted in a reduction of direct operating expense related to the amortization of investment in films and television programs cost of approximately $84.3 million for the year ended March 31, 2023.

At March 31, 2023, acquired film and television libraries have remaining unamortized costs of $132.8 million, which are monetized individually and are being amortized using the individual-film-forecast method over a remaining period of approximately 18.2 years (March 31, 2022—unamortized costs of $149.9 million).

Amortization of investment in film and television programs was $1,649.3 million, $1,497.5 million and $746.0 million for the years ended March 31, 2023, 2022 and 2021, respectively, and was included in direct operating expense in the combined statements of operations.

The table below summarizes estimated future amortization expense for the Company’s investment in film and television programs as of March 31, 2023:

	Year Ending March 31,
	2024	2025	2026

	(Amounts in millions)
Estimated future amortization expense:
Released investment in films and television programs	$369.3	$108.1	$82.7
Completed and not released investment in films and television programs	$170.4	n/a	n/a

Impairments. Investment in films and television programs includes write-downs to fair value, which are included in direct operating expense on the combined statements of operations, and represented the following amounts by segment for the years ended March 31, 2023, 2022 and 2021:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Impairments by segment:
Motion Picture	$6.2	$1.2	$19.4
Television Production	4.6	34.9	10.3
Impairments not included in segment operating results(1)	—	—	15.4

	$10.8	$36.1	$45.1

(1)	Fiscal 2021: Represents impairment charges as a result of changes in performance expectations associated with the circumstances associated with the COVID-19 global pandemic.

Of the impairments not included in segment operating results, none, none and $15.4 million for fiscal 2023, 2022 and 2021, respectively, related to motion picture titles.

See Note 15 and Note 16 for COVID-19 related charges included in direct operating expense.

4. Property and Equipment

	March 31, 2023	March 31, 2022

	(Amounts in millions)
Leasehold improvements	$27.6	$26.1
Property and equipment	15.2	19.0
Computer equipment and software	71.5	67.0

	114.3	112.1
Less accumulated depreciation and amortization	(91.7)	(83.3)

	22.6	28.8
Land	1.2	1.2

	$23.8	$30.0

During the year ended March 31, 2023, depreciation expense amounted to $12.2 million (2022—$12.4 million, 2021—$11.5 million).

5. Investments

The Company’s investments consisted of the following:

	March 31, 2023	March 31, 2022

	(Amounts in millions)
Investments in equity method investees	$63.1	$53.9
Other investments	1.6	2.1

	$64.7	$56.0

Equity Method Investments:

The Company has investments in various equity method investees with ownership percentages ranging from approximately 6% to 49%. These investments include:

Spyglass. Spyglass is a global premium content company, focused on developing, producing, financing and acquiring motion pictures and television programming across all platforms for worldwide audiences.

STARZPLAY Arabia. STARZPLAY Arabia (Playco Holdings Limited) offers a STARZ-branded online subscription video-on-demand service in the Middle East and North Africa. On October 17, 2022, the Company sold a portion of its ownership interest in STARZPLAY Arabia and received net proceeds of $43.4 million and the Company recorded a gain of $43.4 million on the sale which is included in gain (loss) on investments in the Company’s combined statement of operations. Subsequent to the transaction, the Company continues to hold a minority ownership interest in STARZPLAY Arabia.

Roadside Attractions. Roadside Attractions is an independent theatrical distribution company.

Pantelion Films. Pantelion Films is a joint venture with Videocine, an affiliate of Televisa, which produces, acquires and distributes a slate of English and Spanish language feature films that target Hispanic moviegoers in the U.S.

Atom Tickets. Atom Tickets is the first-of-its-kind theatrical mobile ticketing platform and app.

Great Point Opportunity Fund. Great Point Opportunity Fund is an operating company that operates Lionsgate Studios Yonkers, a studio facility in Yonkers, New York.

42. 42 is a fully integrated management and production company, producing film, television and content, representing actors, writers, directors, comedians, presenters, producers, casting directors and media book rights with offices in London and Los Angeles.

Other. In addition to the equity method investments discussed above, the Company holds ownership interests in other immaterial equity method investees.

Summarized Financial Information. Summarized financial information for the Company’s equity method investees on an aggregate basis is set forth below:

	March 31, 2023	March 31, 2022

	(Amounts in millions)
Current assets	$189.0	$125.3
Non-current assets	$203.0	$166.4
Current liabilities	$215.5	$253.9
Non-current liabilities	$65.0	$59.8

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Revenues	$185.3	$86.0	$84.6
Gross profit	$35.1	$26.5	$32.0
Net loss	$(39.0)	$(46.1)	$(62.6)

6. Goodwill and Intangible Assets

Goodwill

There have been no changes to the balance of goodwill during each of the years ended March 31, 2023, 2022 and 2021. Goodwill by reportable segment for each period is as follows:

	Motion Picture	Television Production	Total

	(Amounts in millions)
Balance as of March 31, 2023, 2022 and 2021	$393.7	$401.9	$795.6

Intangible Assets

Finite-Lived Intangible Assets. Finite-lived intangible assets consisted of the following:

	March 31, 2023			March 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

	(Amounts in millions)
Finite-lived intangible assets subject to amortization:
Customer relationships	$31.0	$10.0	$21.0	$31.0	$7.9	$23.1
Trademarks and trade names	3.6	2.6	1.0	3.6	2.2	1.4
Other	23.9	19.0	4.9	23.9	15.8	8.1

	$58.5	$31.6	$26.9	$58.5	$25.9	$32.6

Amortization expense associated with the Company’s intangible assets for the year ended March 31, 2023, 2022 and 2021 was approximately $5.7 million, $5.7 million and $5.7 million, respectively. Amortization expense remaining relating to intangible assets for each of the years ending March 31, 2024 through 2028 is estimated to be approximately $5.1 million, $4.2 million, $2.5 million, $2.2 million, and $2.2 million, respectively.

7. Debt

Total debt of the Company, excluding film related and other obligations, was as follows:

	March 31, 2023	March 31, 2022

	(Amounts in millions)
Senior Credit Facilities:
Revolving Credit Facility	$—	$—
Term Loan A	428.2	638.5
Term Loan B	831.7	844.2

Total corporate debt	1,259.9	1,482.7
Unamortized debt issuance costs	(16.3)	(23.6)

Total debt, net	1,243.6	1,459.1
Less current portion	(41.4)	(222.8)

Non-current portion of debt	$1,202.2	$1,236.3

The following table sets forth future annual contractual principal payment commitments of debt as of March 31, 2023:

	Maturity Date	Year Ending March 31,
Debt Type		2024	2025	2026	2027	Thereafter	Total

		(Amounts in millions)
Revolving Credit Facility	April 2026	$—	$—	$—	$—	$—	$—
Term Loan A	April 2026	28.9	41.2	44.5	313.6	—	428.2
Term Loan B	March 2025	12.5	819.2	—	—	—	831.7

		$41.4	$860.4	$44.5	$313.6	$—	$1,259.9

Less aggregate unamortized debt issuance costs							(16.3)

							$1,243.6

Senior Credit Facilities (Revolving Credit Facility, Term Loan A and Term Loan B)

Revolving Credit Facility Availability of Funds & Commitment Fee. The revolving credit facility provides for borrowings and letters of credit up to an aggregate of $1.25 billion, and at March 31, 2023 there was $1.25 billion available. There were no letters of credit outstanding at March 31, 2023. However, borrowing levels are subject to certain financial covenants as discussed below. The Company is required to pay a quarterly commitment fee on the revolving credit facility of 0.250% to 0.375% per annum, depending on the achievement of certain leverage ratios, as defined in the credit and guarantee agreement dated December 8, 2016, as amended (the “Credit Agreement”), on the total revolving credit facility of $1.25 billion less the amount drawn.

Maturity Date:

•	Revolving Credit Facility & Term Loan A: April 6, 2026.

•	Term Loan B: March 24, 2025.

Interest:

•

Revolving Credit Facility & Term Loan A: The Revolving Credit Facility and Term Loan A bear interest at a rate per annum equal to LIBOR plus 1.75% (or an alternative base rate plus 0.75%) margin, with a LIBOR floor of zero (as amended on June 14, 2023 to SOFR plus 0.10% plus 1.75% margin, with a SOFR floor of zero). The margin is subject to potential increases of up to 50 basis points (two (2) increases of 25 basis points each) upon certain increases to net first lien leverage ratios, as defined in the Credit Agreement (effective interest rate of 6.61% as of March 31, 2023, before the impact of interest rate swaps).

•

Term Loan B: The term loan B facility due March 2025 (the “Term Loan B”) bears interest at a rate per annum equal to LIBOR plus 2.25% margin, with a LIBOR floor of zero (or an alternative base rate plus 1.25% margin) (as amended on June 14, 2023 to SOFR plus 0.10% plus 2.25% margin, with a SOFR floor of zero) (effective interest rate of 7.11% as of March 31, 2023, before the impact of interest rate swaps).

Required Principal Payments:

•

Term Loan A: Quarterly principal payments, at quarterly rates of 1.25% beginning September 30, 2022, 1.75% beginning September 30, 2023, and 2.50% beginning September 30, 2024 through March 31, 2026, with the balance payable at maturity.

•	Term Loan B: Quarterly principal payments, at a quarterly rate of 0.25%, with the balance payable at maturity.

The Term Loan A and Term Loan B also require mandatory prepayments in connection with certain asset sales, subject to certain significant exceptions, and the Term Loan B is subject to additional mandatory repayment from specified percentages of excess cash flow, as defined in the Credit Agreement.

Optional Prepayment:

•	Revolving Credit Facility, Term Loan A & Term Loan B: The Company may voluntarily prepay the Revolving Credit Facility, Term Loan A and Term Loan B at any time without premium or penalty.

Security. The Senior Credit Facilities are guaranteed by the guarantors named in the Credit Agreement (including entities of Lionsgate that are not part of the Company) and are secured by a security interest in substantially all of the assets of Lionsgate and the Guarantors (as defined in the Credit Agreement), subject to certain exceptions.

Covenants. The Senior Credit Facilities contain representations and warranties, events of default and affirmative and negative covenants that are customary for similar financings and which include, among other things and subject to certain significant exceptions, restrictions on the ability to declare or pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets and merge or consolidate with any other person. In addition, a net first lien leverage maintenance covenant and an interest coverage ratio maintenance covenant apply to the Revolving Credit Facility and the Term Loan A and are tested quarterly. These covenants and ratios are applicable to and computed for the applicable entities pursuant to the agreement which includes Lionsgate subsidiaries which are not part of the Company. As of March 31, 2023, Lionsgate was in compliance with all applicable covenants.

Change of Control. The Company may also be subject to an event of default upon a change of control (as defined in the Credit Agreement) which, among other things, includes a person or group acquiring ownership or control in excess of 50% of existing Lionsgate common stock.

Potential Impact of LIBOR Transition. The Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates the LIBOR has announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after the end of 2021. For U.S dollar LIBOR, publication of the one-week and two-month LIBOR settings ceased on December 31, 2021, and publication of the overnight and 12-month LIBOR settings will cease after June 30, 2023. Immediately after June 30, 2023, the one-month, three-month and six-month U.S. dollar LIBOR settings will no longer be representative.

In July 2021, the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions and other market participants, recommended replacing U.S. dollar LIBOR with the Secured Overnight Financing Rate (“SOFR”), a new index based on transactions in the market for short-term treasury securities. The publication of SOFR began in April 2018, and, therefore, it has a very limited history and the effects of the phase out of LIBOR and the adoption of SOFR have not been fully determined.

Under the terms of the Company’s Credit Agreement, in the event of the discontinuance of LIBOR, a mutually agreed-upon alternate benchmark rate will be established to replace LIBOR. The Company and Lenders (as defined in the Credit Agreement) shall, in good faith, endeavor to establish an alternate benchmark rate that gives due consideration to prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and which places the lenders under the Credit Agreement and the Company in the same economic position that existed immediately prior to the discontinuation of LIBOR. The Company does not anticipate that the discontinuance or modification of LIBOR will materially impact its liquidity or financial position.

As noted above, on June 14, 2023, the Company entered into an amendment that replaces LIBOR in the calculation of interest for its Revolving Credit Facility, Term Loan A and Term Loan B with SOFR plus 0.10%.

Lionsgate Senior Notes

As discussed in Note 1, the Senior Notes of Lionsgate are not reflected in the Studio Business combined financial statements. The Studio Business remains a guarantor under the Senior Notes indenture agreement. The outstanding principal balance of the Senior Notes was $800.0 million and $1.0 billion at March 31, 2023 and 2022, respectively, with a maturity date of April 15, 2029. The Studio Business guarantee would be applicable if an event of default were to occur by Lionsgate. As of March 31, 2023, Lionsgate was in compliance with all applicable covenants with respect to the Senior Notes and no events of default had occurred.

Debt Transactions

Term Loan A Prepayment. In April 2022, the Company voluntarily prepaid the entire outstanding principal amount of the Term Loan A due March 22, 2023 of $193.6 million, together with accrued and unpaid interest.

Credit Agreement Amendment. On April 6, 2021, the Company amended its Credit Agreement to, among other things, extend the maturity (the “Extension”) of a portion of its revolving credit commitments, amounting to $1.25 billion, and a portion of its outstanding term A loans, amounting to $444.9 million to April 6, 2026, and make certain other changes to the covenants and other provisions therein. After giving effect to the Extension, $250.0 million of the prior revolving credit commitments and $215.1 million of term A loans remained outstanding with a maturity of March 22, 2023. The revolving credit commitments due in March of 2023 were terminated in November 2021 and the term A loans due in March of 2023 were repaid in full in April 2022 (see Term Loan A Prepayment discussion above).

See the Accounting for the Credit Agreement Amendment section further below.

Term Loan B Repurchases. During the year ended March 31, 2022, the Company completed a series of repurchases of the Term Loan B and, in aggregate, paid $95.3 million to repurchase $96.0 million principal amount of the Term Loan B.

Loss on Extinguishment of Debt

During the fiscal years ended March 31, 2023 and 2022, the Company recorded a loss on extinguishment of debt related to the transactions described above as summarized in the table below. There was no loss on extinguishment of debt in the year ended March 31, 2021.

	Year Ended March 31,
	2023	2022

	(Amounts in millions)
Loss on Extinguishment of Debt:
Term Loan A prepayment	$(1.3)	$—
Credit Agreement amendment (Revolving Credit Facility and Term Loan A)(1)	—	(1.7)
Termination of a portion of Revolving Credit Facility commitments	—	(1.1)
Term Loan B repurchases and other	—	(0.6)

	$(1.3)	$(3.4)

(1)	See Accounting for the Credit Agreement Amendment section below.

Accounting for the Credit Agreement Amendment in Fiscal 2022:

Revolving Credit Facility Credit Agreement Amendment on April 6, 2021.

•

Unamortized debt issuance costs: Where the borrowing capacity (measured as the amount available under the revolving credit facility multiplied by the remaining term) was less than it was prior to the amendment measured on a creditor-by-creditor basis, the unamortized debt issuance costs were written off as a loss on extinguishment of debt in proportion to the decrease in borrowing capacity.

•

Fees paid to creditors and third-party costs: All fees paid to creditors or third parties (i.e., new debt issuance costs) are being amortized over the term of the Revolving Credit Facility due in 2026.

Term Loan A Credit Agreement Amendment on April 6, 2021. With respect to substantially all creditors participating in the Term Loan A, the amendment of the credit agreement was considered a modification of terms since the present value of the cash flows after the amendment differed by less than a 10% change from the present value of the cash flows on a creditor-by-creditor basis prior to the amendment. Where the cash flows differed by more than 10% on a creditor by creditor basis, that portion was considered a debt extinguishment. For new participating creditors, their portion of the debt was treated as new issuances to new creditors. Accordingly, the associated costs were accounted for as follows:

•

Unamortized debt issuance costs, third-party costs and fees paid to creditors: To the extent the refinancing was considered a modification of terms, the unamortized debt issuance costs and fees paid to creditors were recorded as a reduction of the applicable debt outstanding, and are being amortized over the applicable term of the debt and the third-party costs were expensed as a loss on extinguishment of debt. To the extent the refinancing was considered an extinguishment, the unamortized debt issuance costs and fees paid to creditors were expensed as a loss on extinguishment of debt, and the third-party costs were recorded as a reduction of the applicable debt outstanding and are being amortized over the applicable term of the debt. To the extent there was a reduction of the outstanding balance on a creditor-by-creditor basis (i.e., a partial prepayment of debt), previously incurred unamortized debt issuance costs and fees were expensed as a loss on extinguishment of debt on the combined statement of operations.

For all of the above transactions, debt issuance costs recorded as a reduction of outstanding debt are amortized using the effective interest method.

The following table summarizes the accounting for the Credit Agreement Amendment on April 6, 2021, as described above:

	Year Ended March 31, 2022
	Loss on Extinguishment of Debt	Recorded as a Reduction of Outstanding Debt Balances & Amortized Over Life of New Issuances	Total

	(Amounts in millions)
Credit Agreement amendment (Revolving Credit Facility and Term Loan A):
New debt issuance costs and call premiums	$0.6	$5.6	$6.2
Previously incurred debt issuance costs	1.1	18.4	19.5

	$1.7	$24.0	$25.7

8. Film Related Obligations

	March 31, 2023	March 31, 2022

	(Amounts in millions)
Film related obligations:
Production Loans	$1,349.9	$966.3
Production Tax Credit Facility	231.8	224.0
Backlog Facility and Other	226.0	—
IP Credit Facility	143.8	123.5

Total film related obligations	1,951.5	1,313.8
Unamortized debt issuance costs	(11.4)	(8.4)

Total film related obligations, net	1,940.1	1,305.4
Less current portion	(923.7)	(659.5)

Total non-current film related obligations	$1,016.4	$645.9

The following table sets forth future annual repayment of film related obligations as of March 31, 2023:

	Year Ending March 31,
	2024	2025	2026	2027	2028	Thereafter	Total

	(Amounts in millions)
Production Loans	$810.0	$539.9	$—	$—	$—	$—	$1,349.9
Production Tax Credit Facility(1)	—	231.8	—	—	—	—	231.8
Backlog Facility and Other(1)	77.6	—	29.4	—	119.0	—	226.0
IP Credit Facility(2)	36.1	24.6	30.4	30.4	22.3	—	143.8

	$923.7	$796.3	$59.8	$30.4	$141.3	$—	$1,951.5

Less unamortized debt issuance costs							(11.4)

							$1,940.1

(1)

The repayment dates are based on the projected future amount of collateral available under these facilities. Net advances and payments under these facilities can fluctuate depending on the amount of collateral available.

(2)

Repayment dates are based on the projected future cash flows generated from the exploitation of the rights, subject to a minimum guaranteed payment amount, as applicable (see further information below).

Production Loans. Production loans represent individual and multi-title loans for the production of film and television programs that the Company produces. The majority of the Company’s production loans have contractual repayment dates either at or near the expected completion or release dates, with the exception of certain loans containing repayment dates on a longer term basis, and incur primarily SOFR and LIBOR-based interest at a weighted average rate of 6.74% (before the impact of interest rate swaps, see Note 18 for further information on interest rate swaps). Production loans amounting to $1,277.8 million are secured by collateral which consists of the underlying rights related to the intellectual property (i.e. film or television show), and $72.1 million are unsecured.

Production Tax Credit Facility. Represents a non-recourse senior secured revolving credit facility (the “Production Tax Credit Facility”) based on and secured by collateral consisting solely of certain of the Company’s tax credit receivables.

The maximum principal amount of the Production Tax Credit Facility is $235.0 million, subject to the amount of collateral available, which is based on specified percentages of amounts payable to the Company by governmental authorities pursuant to the tax incentive laws of certain eligible jurisdictions that arise from the production or exploitation of motion pictures and television programming in such jurisdiction. Cash collections from the underlying collateral (tax credit receivables) are used to repay the Production Tax Credit Facility. Advances under the Production Tax Credit Facility bear interest at a rate equal to SOFR plus 0.10% to 0.25% depending on the SOFR term (i.e., one, three or six months), plus 1.50% per annum or the base rate plus 0.50% per annum (effective interest rate of 6.41% at March 31, 2023). The Production Tax Credit Facility matures on January 27, 2025. As of March 31, 2023, there was $3.2 million available under the Production Tax Credit Facility.

IP Credit Facility. In July 2021, as amended in September 2022, certain subsidiaries of the Company entered into a senior secured amortizing term credit facility (the “IP Credit Facility”) based on and secured by the collateral consisting solely of certain of the Company’s rights in certain library titles, including the Spyglass and other recently acquired libraries. The maximum principal amount of the IP Credit Facility is $161.9 million, subject to the amount of collateral available, which is based on the valuation of cash flows from the libraries. The cash flows generated from the exploitation of the rights will be applied to repay the IP Credit Facility subject to cumulative minimum guaranteed payment amounts as set forth below:

Cumulative Period From September 29, 2022 Through:	Cumulative Minimum Guaranteed Payment Amounts	Payment Due Date
	(Amounts in millions)
September 30, 2023	$30.4	November 14, 2023
September 30, 2024	$60.7	November 14, 2024
September 30, 2025	$91.1	November 14, 2025
September 30, 2026	$121.4	November 14, 2026
July 30, 2027	$161.9	July 30, 2027

Advances under the IP Credit Facility bear interest at a rate equal to, at the Company’s option, SOFR plus 0.11% to 0.26% depending on the SOFR term (i.e., one or three months) plus 2.25% per annum (with a SOFR floor of 0.25%) or the base rate plus 1.25% per annum (effective interest rate of 7.46% at March 31, 2023). The IP Credit Facility matures on July 30, 2027.

Backlog Facility and Other

Backlog Facility. In March 2022, as amended in August 2022, certain subsidiaries of the Company entered into a committed secured revolving credit facility (the “Backlog Facility”) based on and secured by collateral consisting solely of certain of the Company’s fixed fee or minimum guarantee contracts where cash will be received in the future. The maximum principal amount of the Backlog Facility is $175.0 million, subject to the amount of eligible collateral contributed to the facility. Advances under the Backlog Facility bear interest at a rate equal to Term SOFR plus 0.10% to 0.25% depending on the SOFR term (i.e., one, three or six months), plus an applicable margin amounting to 1.15% per annum. The applicable margin is subject to a potential increase to either 1.25% or 1.50% based on the weighted average credit quality rating of the collateral contributed to the facility (effective interest rate of 6.06% at March 31, 2023). The Backlog Facility revolving period ends on May 16, 2025, at which point cash collections from the underlying collateral is used to repay the facility. The facility maturity date is up to 2 years, 90 days after the revolving period ends, currently August 14, 2027. As of March 31, 2023, there was $175.0 million outstanding under the Backlog Facility, and there were no amounts available under the Backlog Facility (March 31, 2022—no amounts outstanding).

Other. In June 2022, the Company borrowed $118.6 million under a loan agreement which was secured by contracted receivables which are not yet recognized as revenue under certain licensing agreements (the “June 2022 Distribution Loan”), which was fully repaid in the second and third quarter of fiscal 2023.

In September 2022, the Company borrowed $43.4 million under a loan agreement which matures on March 28, 2026 (the “September 2022 Distribution Loan”) and bears interest at a rate equal to Term SOFR plus 0.11%, plus an applicable margin amounting to 1.50% per annum (effective interest rate of 6.42% at March 31, 2023).

In December 2022, the Company borrowed $16.2 million under a loan agreement which matures on November 1, 2025 (the “December 2022 Distribution Loan”, and together with the September 2022 Distribution Loan, the “Distribution Loans”), and bears interest at a rate equal to Term SOFR plus 0.11%, plus an applicable margin amounting to 2.10% per annum (effective interest rate of 7.02% at March 31, 2023). The December 2022 Distribution Loan provides for total borrowings up to an aggregate of $18.7 million.

Outstanding loan balances under the Distribution Loans must be repaid with any cash collections from the underlying collateral if and when received by the Company, and may be voluntarily repaid at any time without prepayment penalty fees. As of March 31, 2023, $51.0 million remains outstanding under the Distribution Loans.

9. Leases

The Company has operating leases primarily for office space, studio facilities, and other equipment. The Company’s leases have remaining lease terms of up to approximately 7 years.

The following disclosures are based on leases whereby the Company has a contract for which the leased asset and lease liability is recognized on the Company’s combined balance sheets and reflect leases related to the Studio Business’s operations and Lionsgate corporate leases. The amounts presented are not necessarily indicative of future lease arrangements and do not necessarily reflect the results that the Company would have experienced as a standalone company for the periods presented.

The components of lease cost were as follows:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Operating lease cost(1)	$35.3	$42.1	$34.6
Short-term lease cost(2)	145.0	233.1	129.5
Variable lease cost(3)	2.8	1.3	2.5

Total lease cost	$183.1	$276.5	$166.6

(1)

Operating lease cost amounts primarily represent the amortization of right-of-use assets and are included in the “other amortization” line of the combined statements of cash flows. Amounts include costs capitalized during the period for leased assets used in the production of film and television programs.

(2)	Short-term lease cost primarily consists of leases of facilities and equipment associated with film and television productions and are capitalized when incurred.
(3)	Variable lease cost primarily consists of insurance, taxes, maintenance and other operating costs.

Supplemental balance sheet information related to leases was as follows:

Category	Balance Sheet Location	March 31, 2023	March 31, 2022

Operating Leases		(Amounts in millions)
Right-of-use assets	Other assets—non-current	$116.8	$126.0

Lease liabilities (current)	Other accrued liabilities	$37.7	$31.4
Lease liabilities (non-current)	Other liabilities—non-current	96.4	112.7

		$134.1	$144.1

	March 31, 2023	March 31, 2022
Weighted average remaining lease term (in years):
Operating leases	4.3	3.6
Weighted average discount rate:
Operating leases	3.65%	2.42%

The expected future payments relating to the Company’s lease liabilities at March 31, 2023 are as follows:

Operating Leases
(Amounts in millions)
Year ending March 31,
2024	$41.7
2025	32.4
2026	24.6
2027	17.1
2028	16.2
Thereafter	13.3

Total lease payments	145.3
Less imputed interest	(11.2)

Total	$134.1

As of March 31, 2023, the Company has entered into certain leases that have not yet commenced primarily related to studio facilities, certain of which are owned by an equity-method investee, for which construction related to those leases has not yet been completed. The leases are for terms up to 10.5 years, commencing upon completion of construction (currently expected to be ranging from calendar years 2023 to 2025). The leases include an option to terminate the leases prior to expiration of lease year seven, and an option to extend the initial term for an additional 10 years. The total minimum lease payments under these leases in aggregate are approximately $254.1 million. See Note 20 for further information related to leases with equity-method investees.

10. Fair Value Measurements

Fair Value

Accounting guidance and standards about fair value define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair Value Hierarchy

Fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting guidance and standards establish three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

The following table sets forth the assets and liabilities required to be carried at fair value on a recurring basis as of March 31, 2023 and 2022:

	March 31, 2023			March 31, 2022
	Level 1	Level 2	Total	Level 1	Level 2	Total

Assets:	(Amounts in millions)
Equity securities with a readily determinable fair value	$—	$—	$—	$0.5	$—	$0.5
Forward exchange contracts (see Note 18)	—	2.9	2.9	—	3.5	3.5
Interest rate swaps (see Note 18)(1)	—	41.1	41.1	—	120.1	120.1
Liabilities:
Forward exchange contracts (see Note 18)	—	(0.1)	(0.1)	—	(2.8)	(2.8)
Interest rate swaps (see Note 18)	—	—	—	—	28.6	28.6

(1)	Amounts at March 31, 2022 exclude $88.1 million of financing component of interest rate swaps presented in the table below (none at March 31, 2023).

The following table sets forth the carrying values and fair values of the Company’s outstanding debt, film related obligations, and interest rate swaps at March 31, 2023 and 2022:

	March 31, 2023		March 31, 2022

	(Amounts in millions)
	Carrying Value	Fair Value(1)	Carrying Value	Fair Value(1)
		(Level 2)		(Level 2)
Term Loan A	$424.2	$415.4	$631.9	$625.7
Term Loan B	827.2	817.1	837.5	828.3
Production Loans	1,346.1	1,349.9	963.7	966.3
Production Tax Credit Facility	229.4	231.8	221.1	224.0
Backlog Facility and Other	223.7	226.0	—	—
IP Credit Facility	140.8	143.8	120.6	123.5
Financing component of interest rate swaps(2)	—	—	134.0	122.9

(1)

The Company measures the fair value of its outstanding debt and interest rate swaps using discounted cash flow techniques that use observable market inputs, such as LIBOR-based yield curves, swap rates, and credit ratings (Level 2 measurements).

(2)	Amounts at March 31, 2022 include $88.1 million recorded as a reduction of assets under master netting arrangements (none at March 31, 2023).

The Company’s financial instruments also include cash and cash equivalents, accounts receivable, accounts payable, content related payables, other accrued liabilities, other liabilities, and borrowings under the Revolving Credit Facility, if any. The carrying values of these financial instruments approximated the fair values at March 31, 2023 and 2022.

11. Noncontrolling Interests

Redeemable Noncontrolling Interests

The table below presents the reconciliation of changes in redeemable noncontrolling interests:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Beginning balance	$321.2	$219.1	$167.8
Net loss attributable to redeemable noncontrolling interests	(9.2)	(17.7)	(15.9)
Noncontrolling interests discount accretion	13.2	22.7	22.7
Adjustments to redemption value	78.4	98.6	47.1
Other	1.7	—	—
Cash distributions	(6.6)	(1.5)	(2.6)
Purchase of noncontrolling interest	(55.1)	—	—

Ending balance	$343.6	$321.2	$219.1

Redeemable noncontrolling interests (included in temporary equity on the combined balance sheets) relate to the November 12, 2015 acquisition of a controlling interest in Pilgrim Media Group and the May 29, 2018 acquisition of a controlling interest in 3 Arts Entertainment.

3 Arts Entertainment. In connection with the acquisition of a controlling interest in 3 Arts Entertainment on May 29, 2018, the Company recorded a non-compensatory (see below) redeemable noncontrolling interest of $15.8 million, representing the noncontrolling interest holders’ 49% equity interest in 3 Arts Entertainment. Pursuant to an amendment dated June 26, 2023, the put rights associated with the 3 Arts Entertainment noncontrolling interest were extended, such that the noncontrolling interest holders have a right to put the noncontrolling interest of 3 Arts Entertainment, at fair value, exercisable beginning July 11, 2023, for a 60 day period. Beginning 30 days after the expiration of the exercise period for the put rights held by the noncontrolling interest holders, the Company has a right to call the noncontrolling interest of 3 Arts Entertainment, at fair value, for a 60 day period. The put and call options have been determined to be embedded in the noncontrolling interest, and because the put rights are outside the control of the Company, the noncontrolling interest holder’s interest is presented as redeemable noncontrolling interest outside of shareholders’ equity on the Company’s combined balance sheets.

In addition, the noncontrolling interest holders have continued as employees of 3 Arts Entertainment. Pursuant to the various 3 Arts Entertainment acquisition and related agreements, a portion of the noncontrolling interest holders’ participation in the put and call proceeds is based on the noncontrolling interest holders’ performance during the period. Further, if the employment of a noncontrolling interest holder is terminated, under certain circumstances, their participations in distributions cease and the put and call value is discounted from the fair value of their equity ownership percentage. Accordingly, earned distributions are accounted for as compensation and are being expensed within general and administrative expense as incurred. Additionally, the amount of the put and call proceeds subject to the discount is also accounted for as compensation, and is being amortized over the vesting period within general and administrative expense and reflected as an addition to redeemable noncontrolling interest.

A portion of the purchase price of the controlling interest in 3 Arts Entertainment, up to $38.3 million, may be recoupable for a five-year period commencing on the acquisition date of May 29, 2018, contingent upon the continued employment of certain employees, or the achievement of certain EBITDA targets, as defined in the 3 Arts Entertainment acquisition and related agreements. Accordingly, $38.3 million was initially recorded as a deferred compensation arrangement within other current and non-current assets and is being amortized in general and administrative expenses over a five-year period.

Pilgrim Media Group. In connection with the acquisition of a controlling interest in Pilgrim Media Group on November 12, 2015, the Company recorded a redeemable noncontrolling interest of $90.1 million, representing 37.5% of Pilgrim Media Group. Pursuant to an amendment dated April 2, 2021, the put and call rights associated with the Pilgrim Media Group noncontrolling interest were extended and modified, such that the noncontrolling interest holder had a right to put and the Company had a right to call a portion of the noncontrolling interest, equal to 25% of Pilgrim Media Group, at fair value, exercisable for thirty (30) days beginning November 12, 2022. On November 14, 2022, the noncontrolling interest holder exercised the right to put a portion of the noncontrolling interest, equal to 25% of Pilgrim Media Group. In February 2023, the Company paid $36.5 million as settlement of the exercised put option, and recorded a reduction to redeemable noncontrolling interest of $55.1 million representing the carrying value of the noncontrolling interest purchased, with the difference between the carrying value of the noncontrolling interest purchased and the cash paid for the settlement of the put recorded as a reduction to parent net investment of $18.6 million. The noncontrolling interest holder has a right to put and the Company has a right to call the remaining amount of noncontrolling interest at fair value, subject to a cap, exercisable for thirty (30) days beginning November 12, 2024, as amended. The put and call options have been determined to be embedded in the noncontrolling interest, and because the put rights are outside the control of the Company and require partial cash settlement, the noncontrolling interest holder’s interest is presented as redeemable noncontrolling interest outside of shareholders’ equity on the Company’s combined balance sheets.

In addition, the noncontrolling interest holder is the President and CEO of Pilgrim Media Group. Pursuant to the original operating agreement of Pilgrim Media Group, if the employment of the noncontrolling interest holder was terminated, under certain circumstances as defined in the operating agreement, the Company could call and the noncontrolling interest holder could put the noncontrolling interest at a discount to fair value, which was being expensed over the call periods in the original operating agreement. Pursuant to the amendment to the operating agreement on April 2, 2021, this discount was eliminated and therefore the remaining unamortized discount of $2.7 million was expensed in the first quarter ended June 30, 2021. The amortization of the discount through June 30, 2021 was included in general and administrative expense of Pilgrim Media Group for the year ended March 31, 2022, and reflected as an addition to redeemable noncontrolling interest.

Redeemable noncontrolling interests are measured at the greater of (i) the redemption amount that would be paid if settlement occurred at the balance sheet date less the amount attributed to unamortized noncontrolling interest discount if applicable, or (ii) the historical value resulting from the original acquisition date value plus or minus any earnings or loss attribution, plus the amount of amortized noncontrolling interest discount, less the amount of cash distributions that are not accounted for as compensation, if any. The amount of the redemption value in excess of the historical values of the noncontrolling interest, if any, is recognized as an increase to redeemable noncontrolling interest and a charge to parent net investment.

Other. The Company has other immaterial redeemable noncontrolling interests.

Other Noncontrolling Interests

The Company has other immaterial noncontrolling interests that are not redeemable.

12. Revenue

Revenue by Segment, Market or Product Line

The table below presents revenues by segment, market or product line for the fiscal years ended March 31, 2023, 2022 and 2021:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Revenue by Type:
Motion Picture
Theatrical	$120.7	$65.3	$12.0
Home Entertainment
Digital Media	527.5	497.1	461.5
Packaged Media	70.5	115.0	139.5

Total Home Entertainment	598.0	612.1	601.0
Television	217.8	257.9	230.2
International	365.0	234.4	217.0
Other	22.2	15.6	20.9

Total Motion Picture revenues(1)	1,323.7	1,185.3	1,081.1
Television Production
Television	1,144.3	1,094.5	474.0
International	277.7	256.5	164.5
Home Entertainment
Digital Media	241.7	85.1	127.1
Packaged Media	3.3	6.9	5.7

Total Home Entertainment	245.0	92.0	132.8
Other	93.1	88.0	60.5

Total Television Production revenues(2)	1,760.1	1,531.0	831.8

Total revenues	$3,083.8	$2,716.3	$1,912.9

(1)

Total Motion Picture revenues for the years ended March 31, 2023, 2022 and 2021, includes $44.2 million, $38.0 million and $19.8 million, respectively, of revenues from licensing Motion Picture segment product to the Starz Business.

(2)

Total Television Production revenues for the years ended March 31, 2023, 2022 and 2021, includes $731.3 million, $610.2 million and $184.3 million, respectively, of revenues from licensing Television Production segment product to the Starz Business.

Remaining Performance Obligations

Remaining performance obligations represent deferred revenue on the balance sheet plus fixed fee or minimum guarantee contracts where the revenue will be recognized and the cash received in the future (i.e., backlog). Revenues expected to be recognized in the future related to performance obligations that are unsatisfied at March 31, 2023 are as follows:

	Year Ending March 31,
	2024	2025	2026	Thereafter	Total

	(Amounts in millions)
Remaining Performance Obligations	$1,053.2	$440.1	$118.1	$86.5	$1,697.9

The above table does not include estimates of variable consideration for transactions involving sales or usage-based royalties in exchange for licenses of intellectual property. The revenues included in the above table include all fixed fee contracts regardless of duration.

Revenues of $156.5 million, including variable and fixed fee arrangements, were recognized during the year ended March 31, 2023 from performance obligations satisfied prior to March 31, 2022. These revenues were primarily associated with the distribution of television and theatrical product in electronic sell-through and video-on-demand formats, and to a lesser extent, the distribution of theatrical product in the domestic and international markets related to films initially released in prior periods.

Accounts Receivable, Contract Assets and Deferred Revenue

The timing of revenue recognition, billings and cash collections affects the recognition of accounts receivable, contract assets and deferred revenue. See Note 1 for further information. See the combined balance sheets or Note 19 for accounts receivable, contract assets and deferred revenue balances at March 31, 2023 and 2022.

Accounts Receivable. Accounts receivable are presented net of a provision for doubtful accounts. The Company estimates provisions for accounts receivable based on historical experience for the respective risk categories and current and future expected economic conditions. To assess collectability, the Company analyzes market trends, economic conditions, the aging of receivables and customer specific risks, and records a provision for estimated credit losses expected over the lifetime of the receivables in direct operating expense.

The Company performs ongoing credit evaluations and monitors its credit exposure through active review of customers’ financial condition, aging of receivable balances, historical collection trends, and expectations about relevant future events that may significantly affect collectability. The Company generally does not require collateral for its trade accounts receivable.

Changes in the provision for doubtful accounts consisted of the following:

	March 31, 2022	(Benefit) provision for doubtful accounts(1)	Uncollectible accounts written-off(2)	March 31, 2023

	(Amounts in millions)
Trade accounts receivable	$11.4	$0.7	$(3.4)	$8.7

(1)	Represents a provision for doubtful accounts offset by collections on accounts receivable previously reserved.
(2)	Includes $2.5 million related to accounts receivable previously reserved for bad debt from customers in Russia, related to Russia’s invasion of Ukraine.

Contract Assets. Contract assets relate to the Company’s conditional right to consideration for completed performance under the contract (e.g., unbilled receivables). Amounts relate primarily to contractual payment holdbacks in cases in which the Company is required to deliver additional episodes or seasons of television content in order to receive payment, complete certain administrative activities, such as guild filings, or allow the Company’s customers’ audit rights to expire. See Note 19 for further details of contract assets at March 31, 2023 and 2022.

Deferred Revenue. Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Company satisfies the corresponding performance obligation. Revenues of $141.3 million were recognized during the year ended March 31, 2023, related to the balance of deferred revenue at March 31, 2022.

13. Share-Based Compensation

General. In September 2019, and as amended in 2021, Lionsgate shareholders approved the Lions Gate Entertainment Corp. 2019 Performance Incentive Plan (the “2019 Lionsgate Plan”) previously adopted by Lionsgate’s Board of Directors (the “Lionsgate Board”). Certain Company employees were granted stock options, restricted share units or share appreciation rights under the 2019 Lionsgate Plan.

The following disclosures of unit data are based on grants related directly to Company employees and Lionsgate corporate and shared employees, and exclude unit data related to employees of the Starz Business. The amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that the Company would have experienced as a standalone company for the periods presented.

Stock options are generally granted at exercise prices equal to or exceeding the market price of shares of existing Lionsgate common stock at the date of grant. Substantially all stock options vest ratably over one to four years from the grant date based on continuous service and expire seven to ten years from the date of grant. Restricted stock and restricted share units generally vest ratably over one to three years based on continuous service. Lionsgate satisfies stock option exercises and vesting of restricted stock and restricted share units with newly issued shares.

The measurement of all share-based awards uses a fair value method and the recognition of the related share-based compensation expense in the combined financial statements is recorded over the requisite service period. Further, Lionsgate estimates forfeitures for share-based awards that are not expected to vest. As share-based compensation expense allocated to the Company and recognized in the Company’s combined financial statements is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures.

Lionsgate Exchange Program. On January 10, 2020, the Lionsgate Board authorized, and on April 2, 2020, Lionsgate’s shareholders approved, a stock option and share appreciation rights exchange program (the “Lionsgate Exchange Program”) that permitted certain current employees to exchange certain outstanding stock options and share appreciation rights with exercise prices substantially above the current market price of Lionsgate’s existing Class A common stock and Lionsgate’s existing Class B common stock for a lesser number of stock options and share appreciation rights that have a fair value that is lower than the fair value of the “out of the money” stock options and share appreciation rights. The program began on April 9, 2020 and was completed on May 7, 2020. As a result of this program, 1.1 million outstanding eligible stock options and share appreciation rights of Lionsgate’s existing Class A common stock were exchanged for 0.1 million new stock options and share appreciation rights at an exercise price of $7.70 per share and 3.3 million outstanding eligible stock options and share appreciation rights of Lionsgate’s existing Class B common stock were exchanged for 0.7 million new stock options and share appreciation rights at an exercise price of $7.13. There was no incremental compensation expense recorded by Lionsgate, and hence the Company, as a result of the Lionsgate Exchange Program.

Share-Based Compensation Expense. The Company recognized the following share-based compensation expense during the years ended March 31, 2023, 2022 and 2021:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Compensation Expense:
Stock options	$2.3	$9.6	$5.6
Restricted share units and other share-based compensation	39.3	38.6	27.7
Share appreciation rights	0.9	2.4	3.2

Total Studio employee share-based compensation expense	42.5	50.6	36.5
Corporate allocation of share-based compensation	26.7	19.6	18.0

	69.2	70.2	54.5
Impact of accelerated vesting on equity awards(1)	4.2	—	3.5

Total share-based compensation expense	73.4	70.2	58.0
Tax impact(2)	(17.8)	(16.7)	(13.8)

Reduction in net income	$55.6	$53.5	$44.2

(1)	Represents the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.
(2)	Represents the income tax benefit recognized in the statements of operations for share-based compensation arrangements prior to the effects of changes in the valuation allowance.

Share-based compensation expense, by expense category, consisted of the following:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Share-Based Compensation Expense:
General and administration	$69.2	$70.2	$54.5
Restructuring and other	4.2	—	3.5

	$73.4	$70.2	$58.0

Stock Options

The following table sets forth the stock option, and share appreciation rights (“SARs”) activity on grants related directly to the Company employees and Lionsgate corporate and shared service employees during the year ended March 31, 2023:

	Stock Options and SARs
	Existing Class A Common Stock					Existing Class B Common Stock
	Number of Shares		Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value(2)	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value(2)

	(Amounts in millions, except for weighted-average exercise price and years)
Outstanding at March 31, 2022	5.4		$24.34			20.5	$15.58
Granted	—		$—			0.3	$8.97
Exercised	—	(1)	$7.70			(0.4)	$10.10
Forfeited or expired	(1.1)		$16.81			(1.3)	$16.86

Outstanding at March 31, 2023	4.3		$26.35	2.16	$0.2	19.1	$15.50	5.44	$11.6

Vested or expected to vest at March 31, 2023	4.3		$26.35	2.16	$0.2	19.0	$15.52	5.43	$11.5

Exercisable at March 31, 2023	4.1		$26.60	2.36	$0.2	15.2	$17.09	4.89	$5.1

(1)	Represents less than 0.1 million shares.
(2)	The intrinsic value is calculated for each in the money stock option and SAR as the difference between the closing price of Lionsgate’s common stock on March 31, 2023 and the exercise price.

The fair value of each option award is estimated on the date of grant using a closed-form option valuation model (Black-Scholes). The following table presents the weighted average grant-date fair value of options granted in the years ended March 31, 2023, 2022 and 2021, and the weighted average applicable assumptions used in the Black-Scholes option-pricing model for stock options and share-appreciation rights granted during the years then ended:

	Year Ended March 31,
	2023	2022	2021
Weighted average fair value of grants	$4.56	$6.16	$3.06
Weighted average assumptions:
Risk-free interest rate(1)	2.8% - 3.7%	1.1% - 2.45%	0.2% - 0.9%
Expected option lives (in years)(2)	3.5 - 7 years	3.3 - 7 years	2.5 - 7 years
Expected volatility for options(3)	44%	42% - 44%	37% - 42%
Expected dividend yield(4)	0%	0%	0%

(1)	The risk-free rate assumed in valuing the options is based on the U.S. Treasury Yield curve in effect applied against the expected term of the option at the time of the grant.
(2)	The expected term of options granted represents the period of time that options granted are expected to be outstanding.
(3)	Expected volatilities are based on implied volatilities from traded options on Lionsgate’s shares, historical volatility of Lionsgate’s shares and other factors.
(4)	The expected dividend yield is estimated by dividing the expected annual dividend by the market price of Lionsgate’s shares at the date of grant.

The total intrinsic value (based on Lionsgate’s share price) of options exercised during the year ended March 31, 2023 was $1.1 million (2022—$2.1 million, 2021—$0.5 million ).

During the year ended March 31, 2023, less than 0.1 million shares (2022 and 2021—less than 0.1 million shares) were cancelled to fund withholding tax obligations upon exercise of options.

Restricted Share Units

The following table sets forth the restricted share unit and restricted stock activity on grants related directly to Company employees and Lionsgate corporate and shared service employees during the year ended March 31, 2023:

	Restricted Share Units and Restricted Stock
	Existing Class A Common Stock		Weighted- Average Grant- Date Fair Value	Existing Class B Common Stock	Weighted- Average Grant- Date Fair Value

	(Amounts in millions, except for weighted-average grant date fair value)
Outstanding at March 31, 2022	—	(1)	$11.51	5.5	$11.87
Granted	—	(1)	$10.27	9.3	$9.08
Vested	—	(1)	$11.19	(3.8)	$11.89
Forfeited	—	(1)	$30.56	(0.2)	$10.22

Outstanding at March 31, 2023	—	(1)	$10.95	10.8	$9.90

(1)	Represents less than 0.1 million shares.

The fair values of restricted share units and restricted stock are determined based on the market value of the shares on the date of grant. The total fair value of restricted share units and restricted stock vested during the year ended March 31, 2023 was $40.0 million (2022—$51.0 million, 2021—$26.0 million).

The following table summarizes the total remaining unrecognized compensation cost as of March 31, 2023 related to non-vested stock options and restricted stock and restricted share units and the weighted average remaining years over which the cost will be recognized:

	Total Unrecognized Compensation Cost	Weighted Average Remaining Years
	(Amounts in millions)
Stock Options	$4.9	0.6
Restricted Share Units and Restricted Stock	44.7	1.0

Total(1)	$49.6

(1)	Represents remaining unrecognized compensation cost related to the Company’s employees and an allocation of compensation costs for Lionsgate corporate and shared service employees.

Under Lionsgate’s stock option and long term incentive plans, Lionsgate withholds shares to satisfy minimum statutory federal, state and local tax withholding obligations arising from the vesting of restricted share units and restricted stock. During the year ended March 31, 2023, 1.5 million shares (2022 —1.8 million shares, 2021—0.7 million shares) were withheld upon the vesting of restricted share units and restricted stock.

Lionsgate, and hence the Company, becomes entitled to an income tax deduction in an amount equal to the taxable income reported by the holders of the stock options and restricted share units when vesting or exercise occurs, the restrictions are released and the shares are issued. Restricted share units are forfeited if the employees are terminated prior to vesting.

The Company recognized excess tax deficiencies of $8.7 million associated with its equity awards in its tax provision for the year ended March 31, 2023 (2022—benefits of $12.7 million, 2021—deficiencies of $7.7 million).

Other Share-Based Compensation

Pursuant to the terms of certain employment agreements, during the year ended March 31, 2023, Lionsgate granted the equivalent of $2.3 million (2022—$2.3 million, 2021—$2.3 million) in shares to certain Company employees through the term of their employment contracts, which were recorded as compensation expense in the applicable period. Pursuant to this arrangement, for the year ended March 31, 2023, Lionsgate issued 0.3 million shares (2022—0.1 million shares, 2021-0.3 million shares), net of shares withheld to satisfy minimum tax withholding obligations.

14. Income Taxes

The components of pretax income (loss), net of intercompany eliminations, are as follows:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
United States	$(33.5)	$20.4	$(26.4)
International	38.9	(9.2)	8.5

	$5.4	$11.2	$(17.9)

The Company’s current and deferred income tax provision are as follows:

	Year Ended March 31,
	2023	2022	2021

Current provision:	(Amounts in millions)
Federal	$3.1	$5.7	$3.8
States	(0.5)	3.2	8.1
International	10.0	7.2	3.5

Total current provision	12.6	16.1	15.4

Deferred provision:
Federal	0.5	0.9	1.0
States	(0.1)	0.3	0.9
International	1.3	—	—

Total deferred provision	1.7	1.2	1.9

Total provision for income taxes	$14.3	$17.3	$17.3

The Company’s income tax provision differs from the federal statutory rate multiplied by pre-tax income (loss) due to the mix of the Company’s pre-tax income (loss) generated across the various jurisdictions in which it operates, changes in the valuation allowance against deferred tax assets, and certain minimum taxes and foreign withholding taxes.

The differences between income taxes expected at U.S. statutory income tax rates and the income tax provision are as set forth below:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Income taxes computed at Federal statutory rate	$1.1	$2.4	$(3.7)
Foreign operations subject to different income tax rates	5.0	7.1	5.1
State income tax	(0.6)	3.5	9.0
Remeasurements of originating deferred tax assets and liabilities	(4.7)	(9.2)	9.9
Permanent differences	2.1	—	(1.1)
Nondeductible share-based compensation	1.8	(2.7)	1.6
Nondeductible officers compensation	9.8	5.1	7.1
Non-controlling interest in partnerships	1.8	3.7	3.3
Foreign derived intangible income	(1.4)	—	(5.9)
Other	1.7	1.5	0.5
Changes in valuation allowance	(2.3)	5.9	(8.5)

Total provision for income taxes	$14.3	$17.3	$17.3

The income tax effects of temporary differences between the book value and tax basis of assets and liabilities are as follows:

	March 31, 2023	March 31, 2022

	(Amounts in millions)
Deferred tax assets:
Net operating losses	$94.1	$103.0
Foreign tax credits	7.2	3.8
Accrued compensation	50.7	45.5
Operating leases- liabilities	24.4	26.5
Other assets	14.5	34.6
Reserves	8.0	10.7
Interest	21.8	—

Total deferred tax assets	220.7	224.1
Valuation allowance	(152.2)	(184.6)

Deferred tax assets, net of valuation allowance	68.5	39.5
Deferred tax liabilities:
Intangible assets	(8.0)	(7.7)
Investment in film and television programs	(3.6)	(3.5)
Unrealized gains on derivative contracts	(33.5)	(11.4)
Operating leases—assets	(21.9)	(23.9)
Other	(19.6)	(9.4)

Total deferred tax liabilities	(86.6)	(55.9)

Net deferred tax liabilities	$(18.1)	$(16.4)

The Company has recorded valuation allowances for certain deferred tax assets, which are primarily related to U.S. and foreign net operating loss carryforwards and U.S. foreign tax credit carryforwards as sufficient uncertainty exists regarding the future realization of these assets.

As computed on a separate return basis, with the combined historical results of the Studio Business presented on a managed basis as discussed in Note 1, at March 31, 2023, the Company had U.S. net operating loss carryforwards (“NOLs”) of approximately $27.0 million, which would not expire, and state NOLs of approximately $53.9 million, which would expire in varying amounts beginning in 2024. In addition, at March 31, 2023, the Company had U.S. credit carryforwards related to foreign taxes paid of approximately $7.2 million to offset future federal income taxes that would expire beginning in 2032. However, under the managed basis of presentation of the Studio Business, the combined historical results exclude certain deductions and other items and therefore, for purposes of these combined financial statements, these items are not reflected in the calculations of NOLs of the Studio Business.

The following table summarizes the changes to the gross unrecognized tax benefits, exclusive of interest and penalties, for the years ended March 31, 2023, 2022 and 2021:

Amounts in millions
Gross unrecognized tax benefits at March 31, 2020	$0.6
Increases related to current year tax position	—
Increases related to prior year tax positions	—
Decreases related to prior year tax positions	—
Settlements	—
Lapse in statute of limitations	—

Gross unrecognized tax benefits at March 31, 2021	0.6
Increases related to current year tax position	—
Increases related to prior year tax positions	0.4
Decreases related to prior year tax positions	—
Settlements	—
Lapse in statute of limitations	—

Gross unrecognized tax benefits at March 31, 2022	1.0
Increases related to current year tax position	—
Increases related to prior year tax positions	—
Decreases related to prior year tax positions	—
Settlements	—
Lapse in statute of limitations	(0.7)

Gross unrecognized tax benefits at March 31, 2023	$0.3

The Company records interest and penalties on unrecognized tax benefits as part of its income tax provision. For the years ended March 31, 2023, 2022 and 2021, the Company recognized insignificant amounts of net interest and penalties related to uncertain tax positions. The total amount of unrecognized tax benefits as of March 31, 2023 that, if recognized, would benefit the Company’s tax provision are $0.4 million. The Company estimates the liability for unrecognized tax benefits will not decrease in the next twelve months.

The Company is subject to taxation in the U.S. and various state, local, and foreign jurisdictions. To the extent allowed by law, the taxing authorities may have the right to examine prior periods where NOLs were generated and carried forward and make adjustments up to the amount of the NOLs. Currently, audits are occurring in various U.S. federal, state and local tax jurisdictions for tax years ended in 2018 through 2020. Lionsgate is currently under examination by the Canadian tax authority for the years ended March 31, 2018 through March 31, 2019.

15. Restructuring and Other

Restructuring and other includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable. During the years ended March 31, 2023, 2022 and 2021, the Company also incurred certain other unusual charges, which are included in direct operating expense and distribution and marketing expense in the combined statements of operations and are described below. The following table sets forth restructuring and other and these other unusual charges or benefits and the statement of operations line items they are included in for the years ended March 31, 2023, 2022 and 2021:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Restructuring and other:
Other impairments(1)	$5.9	$—	$—
Severance(2)
Cash	10.8	2.8	12.4
Accelerated vesting on equity awards (see Note 13)	4.2	—	3.5

Total severance costs	15.0	2.8	15.9
COVID-19 related charges included in restructuring and other(3)	0.1	1.0	2.4
Transaction and other costs(4)	6.2	2.5	2.8

Total Restructuring and Other	27.2	6.3	21.1
Other unusual charges not included in restructuring and other:
Content charges included in direct operating expense(5)	8.1	—	—
COVID-19 related charges (benefit) included in:
Direct operating expense(6)	(8.9)	(5.2)	34.2
Distribution and marketing expense(6)	—	—	16.7
Charges related to Russia’s invasion of Ukraine included in direct operating expense(7)	—	5.9	—

Total restructuring and other and other unusual charges not included in restructuring and other	$26.4	$7.0	$72.0

(1)

Amounts in the fiscal year ended March 31, 2023 include impairment of an operating lease right-of-use asset related to the Studio Business and corporate facilities amounting to $5.8 million associated with a portion of a facility lease that will no longer be utilized by the Company. The impairment reflects a decline in market conditions since the inception of the lease impacting potential sublease opportunities, and represents the difference between the estimated fair value, which was determined based on the expected discounted future cash flows of the lease asset, and the carrying value.

(2)	Severance costs in the fiscal years ended March 31, 2023, 2022 and 2021 were primarily related to restructuring activities and other cost-saving initiatives.
(3)

Amounts represent certain incremental general and administrative costs associated with the COVID-19 global pandemic, such as costs related to transitioning the Company to a remote-work environment, costs associated with return-to-office safety protocols, and other incremental general and administrative costs associated with the COVID-19 global pandemic.

(4)

Transaction and other costs in the fiscal years ended March 31, 2023, 2022 and 2021 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with legal matters.

(5)

Amounts represent development costs of $7.2 million written off as a result of changes in strategy across the Company’s theatrical slate in connection with certain management changes and changes in the theatrical marketplace in the Motion Picture segment, with the remaining amount reflecting other corporate development costs written off. These charges are excluded from segment results and included in amortization of investment in film and television programs in direct operating expense on the combined statement of operations.

(6)

Amounts reflected in direct operating expense include incremental costs associated with the pausing and restarting of productions including paying/hiring certain cast and crew, maintaining idle facilities and equipment costs resulting from circumstances associated with the COVID-19 global pandemic, net of insurance recoveries of $8.4 million, $15.6 million and immaterial amounts in fiscal 2023, 2022 and 2021, respectively. In fiscal 2021, these charges also included film impairment due to changes in performance expectations resulting from circumstances associated with the COVID-19 global pandemic. In fiscal years 2023 and 2022, insurance and bad debt recoveries exceeded the incremental costs expensed in the year, resulting in a net benefit included in direct operating expense. The costs included in distribution and marketing expense primarily consist of contractual marketing spends for film releases and events that have been canceled or delayed and will provide no economic benefit. The Company is in the process of seeking additional insurance recovery for some of these costs. The ultimate amount of insurance recovery cannot be estimated at this time.
(7)

Amounts represent charges related to Russia’s invasion of Ukraine, primarily related to bad debt reserves for accounts receivable from customers in Russia, included in direct operating expense in the combined statements of operations.

Changes in the restructuring and other severance liability were as follows for the years ended March 31, 2023, 2022 and 2021:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Severance liability
Beginning balance	$0.8	$3.9	$8.1
Accruals	10.8	2.8	12.4
Severance payments	(7.9)	(5.9)	(16.6)

Ending balance(1)	$3.7	$0.8	$3.9

(1)	As of March 31, 2023, the remaining severance liability of approximately $3.7 million is expected to be paid in the next 12 months.

16. Segment Information

The Company’s reportable segments have been determined based on the distinct nature of their operations, the Company’s internal management structure, and the financial information that is evaluated regularly by the Company’s chief operating decision maker.

The Company has two reportable business segments: (1) Motion Picture and (2) Television Production.

Motion Picture. Motion Picture consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired.

Television Production. Television Production consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction programming. Television Production includes the domestic and international licensing of Starz original series productions to the Starz Business, and the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment.

Segment information is presented in the table below:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Segment revenues
Motion Picture	$1,323.7	$1,185.3	$1,081.1
Television Production	1,760.1	1,531.0	831.8

Total revenue	$3,083.8	$2,716.3	$1,912.9

Gross contribution
Motion Picture	$386.3	$356.0	$401.8
Television Production	185.3	124.1	126.3

Total gross contribution	571.6	480.1	528.1
Segment general and administration
Motion Picture	109.8	93.1	106.2
Television Production	51.9	40.2	42.7

Total segment general and administration	161.7	133.3	148.9
Segment profit
Motion Picture	276.5	262.9	295.6
Television Production	133.4	83.9	83.6

Total segment profit	$409.9	$346.8	$379.2

The Company’s primary measure of segment performance is segment profit. Segment profit is defined as gross contribution (revenues, less direct operating and distribution and marketing expense) less segment general and administration expenses. Segment profit excludes, when applicable, corporate and allocated general and administrative expense, restructuring and other costs, share-based compensation, certain charges related to the COVID-19 global pandemic, charges related to Russia’s invasion of Ukraine, and purchase accounting and related adjustments. The Company believes the presentation of segment profit is relevant and useful for investors because it allows investors to view segment performance in a manner similar to the primary method used by the Company’s management and enables them to understand the fundamental performance of the Company’s businesses.

The reconciliation of total segment profit to the Company’s income (loss) before income taxes is as follows:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Company’s total segment profit	$409.9	$346.8	$379.2
Corporate general and administrative expenses(1)	(100.9)	(80.0)	(91.4)
Adjusted depreciation and amortization(2)	(12.2)	(12.4)	(13.4)
Restructuring and other(3)	(27.2)	(6.3)	(21.1)
COVID-19 related benefit (charges) included in direct operating expense and distribution and marketing expense(4)	8.9	5.2	(50.9)
Content charges(5)	(8.1)	—	—
Charges related to Russia’s invasion of Ukraine(6)	—	(5.9)	—
Adjusted share-based compensation expense(7)	(69.2)	(70.2)	(54.5)
Purchase accounting and related adjustments(8)	(61.6)	(65.3)	(52.0)

Operating income	139.6	111.9	95.9
Interest expense	(162.6)	(115.0)	(109.7)
Interest and other income	6.4	28.0	6.1
Other expense	(21.2)	(8.6)	(4.7)
Loss on extinguishment of debt	(1.3)	(3.4)	—
Gain on investments	44.0	1.3	0.6
Equity interests income (loss)	0.5	(3.0)	(6.1)

Income (loss) before income taxes	$5.4	$11.2	$(17.9)

(1)

Corporate general and administrative expenses reflect the allocations of certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, accounting, tax, legal, human resources, occupancy, and other shared services (see Note 1 and Note 20 for further information). Amount excludes allocation of share-based compensation expense discussed below. The costs included in corporate general and administrative expenses represent certain corporate executive expense (such as salaries and wages for the office of the Chief Executive Officer, Chief Financial Officer, General Counsel and other corporate officers), investor relations costs, costs of maintaining corporate facilities, and other unallocated common administrative support functions, including corporate accounting, finance and financial reporting, internal and external audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense.

(2)

Adjusted depreciation and amortization represents depreciation and amortization as presented on the combined statements of operations less the depreciation and amortization related to the non-cash fair value adjustments to property and equipment and intangible assets acquired in recent acquisitions which are included in the purchase accounting and related adjustments line item above, as shown in the table below:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Depreciation and amortization	$17.9	$18.1	$17.2
Less: Amount included in purchase accounting and related adjustments	(5.7)	(5.7)	(3.8)

Adjusted depreciation and amortization	$12.2	$12.4	$13.4

(3)

Restructuring and other includes restructuring and severance costs, certain transaction and related costs, and certain unusual items, when applicable. See Note 15 for further information on restructuring and other.

(4)

Amounts represent the incremental costs included in direct operating expense and distribution and marketing expense resulting from circumstances associated with the COVID-19 global pandemic, net of insurance recoveries. During the fiscal years ended March 31, 2023 and 2022, the Company has incurred a net benefit in direct operating expense due to insurance and bad debt recoveries in excess of the incremental cost expensed in the period. See Note 15 for further information. These charges (benefits) are excluded from segment operating results.

(5)

Content charges represent certain charges included in direct operating expense in the combined statements of operations, and excluded from segment operating results (see Note 15 for further information).

(6)

Amounts represent charges related to Russia’s invasion of Ukraine, primarily related to bad debt reserves for accounts receivable from customers in Russia, included in direct operating expense in the combined statements of operations, and excluded from segment operating results.

(7)	The following table reconciles total share-based compensation expense to adjusted share-based compensation expense:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Total share-based compensation expense(i)	$73.4	$70.2	$58.0
Less:
Amount included in restructuring and other(ii)	(4.2)	—	(3.5)

Adjusted share-based compensation	$69.2	$70.2	$54.5

(i)

Total share-based compensation expense in the years ended March 31, 2023, 2022 and 2021 includes $26.7 million, $19.6 million and $18.0 million, respectively, of corporate allocation of share-based compensation expense, representing the allocation of Lionsgate’s corporate employee share-based compensation expense.

(ii)

Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements.

(8)

Purchase accounting and related adjustments primarily represent the amortization of non-cash fair value adjustments to certain assets acquired in recent acquisitions. The following sets forth the amounts included in each line item in the financial statements:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Purchase accounting and related adjustments:
Direct operating	$0.7	$0.4	$1.0
General and administrative expense(i)	55.2	59.2	47.2
Depreciation and amortization	5.7	5.7	3.8

	$61.6	$65.3	$52.0

(i)

These adjustments include the non-cash charge for the accretion of the noncontrolling interest discount related to Pilgrim Media Group and 3 Arts Entertainment, the non-cash charge for the amortization of the recoupable portion of the purchase price and the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense, as presented in the table below. The noncontrolling equity interest in the distributable earnings of 3 Arts Entertainment are reflected in as an expense rather than noncontrolling interest in the combined statements of operations due to the relationship to continued employment.

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Amortization of recoupable portion of the purchase price	$7.7	$7.7	$7.7
Noncontrolling interest discount amortization	13.2	22.7	22.7
Noncontrolling equity interest in distributable earnings	34.3	28.8	16.8

	$55.2	$59.2	$47.2

See Note 12 for revenues by media or product line as broken down by segment for the fiscal years ended March 31, 2023, 2022 and 2021.

The following table reconciles segment general and administration to the Company’s total combined general and administration expense:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
General and administration
Segment general and administrative expenses	$161.7	$133.3	$148.9
Corporate general and administrative expenses	100.9	80.0	91.4
Share-based compensation expense included in general and administrative expense(1)	69.2	70.2	54.5
Purchase accounting and related adjustments	55.2	59.2	47.2

	$387.0	$342.7	$342.0

(1)

Includes share-based compensation expense related to the allocation of Lionsgate corporate and shared employee share-based compensation expenses of $26.7 million in fiscal year 2023 (2022- $19.6 million, 2021—$18.0 million).

The reconciliation of total segment assets to the Company’s total combined assets is as follows:

	March 31, 2023	March 31, 2022

	(Amounts in millions)
Assets
Motion Picture	$1,759.4	$1,622.6
Television Production	1,949.1	1,978.9
Other unallocated assets(1)	704.2	724.2

	$4,412.7	$4,325.7

(1)	Other unallocated assets primarily consist of cash, other assets and investments.

The following table sets forth acquisition of investment in films and television programs, as broken down by segment for the years ended March 31, 2023, 2022 and 2021:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Acquisition of investment in films and television programs
Motion Picture	$484.5	$463.1	$325.8
Television Production	1,083.9	1,287.0	856.1

	$1,568.4	$1,750.1	$1,181.9

The following table sets forth capital expenditures, as broken down by segment for the years ended March 31, 2023, 2022 and 2021:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Capital expenditures
Motion Picture	$—	$—	$—
Television Production	0.3	0.4	0.4
Corporate(1)	6.2	5.7	9.8

	$6.5	$6.1	$10.2

(1)	Represents unallocated capital expenditures primarily related to the Company’s corporate headquarters.

Revenue by geographic location, based on the location of the customers, with no other foreign country individually comprising greater than 10% of total revenue, is as follows:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Revenue
Canada	$64.0	$56.7	$41.0
United States	2,348.8	2,084.0	1,470.8
Other foreign	671.0	575.6	401.1

	$3,083.8	$2,716.3	$1,912.9

Long-lived assets by geographic location are as follows:

	March 31, 2023	March 31, 2022

	(Amounts in millions)
Long-lived assets(1)
United States	$1,736.5	$1,859.7
Other foreign	190.8	164.2

	$1,927.3	$2,023.9

(1)	Long-lived assets represents total assets less the following: current assets, investments, long-term receivables, intangible assets, goodwill and deferred tax assets.

For the years ended March 31, 2023, 2022 and 2021, the Company had revenue from the Starz Business of $775.5 million, $648.2 million and $204.1 million, respectively, which represented greater than 10% of combined revenues, primarily related to the Company’s Television Production segment. See Note 20 for further information. For the year ended March 31, 2023, the Company had revenue from one individual external customer which represented greater than 10% of combined revenues, amounting to $337.1 million, related to the Company’s Motion Picture and Television Production segments. In the year ended March 31, 2021, the Company also had revenue from one individual external customer which represented greater than 10% of combined revenues, amounting to $293.5 million, related to the Company’s Motion Picture and Television Production segments.

As of March 31, 2023 and 2022, the Company had accounts receivable due from one customer which individually represented greater than 10% of combined accounts receivable. Accounts receivable due from this one customer amounted to 10.5% and 10.3% of total combined accounts receivable (current and non-current) at March 31, 2023 and 2022, respectively, or gross accounts receivable of approximately $60.0 million and $48.0 million, respectively. In addition, the Company had amounts due from the Starz Business of $157.6 million and $126.8 million at March 31, 2023 and 2022, respectively, which are separately presented in the “Due from Starz Business” line item of the combined balance sheets. See Note 20 for further information.

17. Commitments and Contingencies

Commitments

The following table sets forth the Company’s future annual repayment of contractual commitments as of March 31, 2023:

	Year Ending March 31,
	2024	2025	2026	2027	2028	Thereafter	Total

	(Amounts in millions)
Contractual commitments by expected repayment date (off-balance sheet arrangements)
Film related obligations commitments(1)	$149.6	$141.0	$14.1	$6.5	$—	$4.1	$315.3
Interest payments(2)	139.9	81.3	36.6	10.1	3.2	—	271.1
Other contractual obligations	81.0	57.9	45.7	40.3	36.9	138.0	399.8

Total future commitments under contractual obligations(3)	$370.5	$280.2	$96.4	$56.9	$40.1	$142.1	$986.2

(1)	Film related obligations commitments are not reflected on the combined balance sheets as they did not then meet the criteria for recognition and include the following items:
(i)

Distribution and marketing commitments represent contractual commitments for future expenditures associated with distribution and marketing of films which the Company will distribute. The payment dates of these amounts are primarily based on the anticipated release date of the film.

(ii)	Minimum guarantee commitments represent contractual commitments related to the purchase of film rights for pictures to be delivered in the future.
(iii)

Production loan commitments represent amounts committed for future film production and development to be funded through production financing and recorded as a production loan liability when incurred. Future payments under these commitments are based on anticipated delivery or release dates of the related film or contractual due dates of the commitment. The amounts include estimated future interest payments associated with the commitment.

(2)

Includes cash interest payments on the Company’s Senior Credit Facilities and film related obligations, based on the applicable LIBOR and SOFR interest rates as of March 31, 2023, net of payments and receipts from the Company’s interest rate swaps, and excluding the interest payments on the revolving credit facility as future amounts are not fixed or determinable due to fluctuating balances and interest rates.

(3)

Not included in the amounts above are $343.6 million of redeemable noncontrolling interest, as future amounts and timing are subject to a number of uncertainties such that the Company is unable to make sufficiently reliable estimations of future payments. See Note 11 for further information.

Multiemployer Benefit Plans. The Company contributes to various multiemployer pension plans under the terms of collective bargaining agreements that cover its union-represented employees. The Company makes periodic contributions to these plans in accordance with the terms of applicable collective bargaining agreements and laws but does not sponsor or administer these plans. The risks of participating in these multiemployer pension plans are different from single-employer pension plans such that (i) contributions made by the Company to the multiemployer pension plans may be used to provide benefits to employees of other participating employers; (ii) if the Company chooses to stop participating in certain of these multiemployer pension plans, it may be required to pay those plans an amount based on the underfunded status of the plan, which is referred to as a withdrawal liability; and (iii) actions taken by a participating employer that lead to a deterioration of the financial health of a multiemployer pension plan may result in the unfunded obligations of the multiemployer pension plan to be borne by its remaining participating employers.

The Company does not participate in any multiemployer benefit plans that are considered to be individually significant to the Company, and as of March 31, 2023, all except two of the largest plans in which the Company participates were funded at a level of 80% or greater. The other two plans, the Motion Picture Industry Pension Plan and the Screen Actors Guild—Producers Pension Plan were funded at 69.80% and 78.95%, respectively, for the 2022 plan year, but neither of these plans were considered to be in endangered, critical, or critical and declining status in the 2022 plan year. Total contributions made by the Company to multiemployer pension and other benefit plans for the years ended March 31, 2023, 2022 and 2021 were $87.0 million, $90.4 million and $62.9 million, respectively.

If the Company ceases to be obligated to make contributions or otherwise withdraws from participation in any of these plans, applicable law requires the Company to fund its allocable share of the unfunded vested benefits, which is known as a withdrawal liability. In addition, actions taken by other participating employers may lead to adverse changes in the financial condition of one of these plans, which could result in an increase in the Company’s withdrawal liability.

Contingencies

From time to time, the Company is involved in certain claims and legal proceedings arising in the normal course of business.

The Company establishes an accrued liability for claims and legal proceedings when the Company determines that a loss is both probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters.

As of March 31, 2023, the Company is not a party to any material pending claims or legal proceeding and is not aware of any other claims that it believes could, individually or in the aggregate, have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Insurance Litigation

During the fiscal year ended March 31, 2022, the Company settled with all of the insurers in its previous lawsuits related to insurance reimbursements associated with the previous Starz shareholder litigation settlement, which resulted in a net settlement amount received by the Company of $22.7 million in the fiscal year ended March 31, 2022, which is included in the “interest and other income” line item on the combined statement of operations.

18. Financial Instruments

(a) Credit Risk

Concentration of credit risk with the Company’s customers is limited due to the Company’s customer base and the diversity of its sales throughout the world. The Company performs ongoing credit evaluations and maintains a provision for potential credit losses. The Company generally does not require collateral for its trade accounts receivable.

(b) Derivative Instruments and Hedging Activities

Forward Foreign Exchange Contracts

The Company enters into forward foreign exchange contracts to hedge its foreign currency exposures on future production expenses and tax credit receivables denominated in various foreign currencies (i.e., cash flow hedges). The Company also enters into forward foreign exchange contracts that economically hedge certain of its foreign currency risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to its financial transactions. Changes in the fair value of the foreign exchange contracts that are designated as hedges are reflected in accumulated other comprehensive income (loss), and changes in the fair value of foreign exchange contracts that are not designated as hedges and do not qualify for hedge accounting are recorded in direct operating expense. Gains and losses realized upon settlement of the foreign exchange contracts that are designated as hedges are amortized to direct operating expense on the same basis as the production expenses being hedged.

As of March 31, 2023, the Company had the following outstanding forward foreign exchange contracts (all outstanding contracts have maturities of less than 30 months from March 31, 2023):

March 31, 2023
Foreign Currency	Foreign Currency Amount			US Dollar Amount	Weighted Average Exchange Rate Per $1 USD
	(Amounts in millions)			(Amounts in millions)
British Pound Sterling	3.1	GBP	in exchange for	$2.3	1.33	GBP
Czech Koruna	180.0	CZK	in exchange for	$8.6	20.88	CZK
Euro	11.0	EUR	in exchange for	$10.0	1.10	EUR
Canadian Dollar	5.1	CAD	in exchange for	$3.6	1.42	CAD
Polish Zloty	8.0	PLN	in exchange for	$1.8	4.33	PLN
Mexican Peso	237.8	MXN	in exchange for	$12.6	18.86	MXN

Interest Rate Swaps

The Company is exposed to the impact of interest rate changes, primarily through its borrowing activities in the Company’s capacity as primary borrower of Lionsgate’s Senior Credit Facilities. See Note 7 for further information. The Company’s objective is to mitigate the impact of interest rate changes on earnings and cash flows. The Company primarily uses pay-fixed interest rate swaps to facilitate its interest rate risk management activities, which the Company generally designates as cash flow hedges of interest payments on floating-rate borrowings. Pay-fixed swaps effectively convert floating-rate borrowings to fixed-rate borrowings. The unrealized gains or losses from these designated cash flow hedges are deferred in accumulated other comprehensive income (loss) and recognized in interest expense as the interest payments occur. Changes in the fair value of interest rate swaps that are not designated as hedges are recorded in interest expense (see further explanation below).

Cash settlements related to interest rate contracts are generally classified as operating activities on the combined statements of cash flows. However, due to a financing component (debt host) on a portion of the

Company’s previously outstanding interest rate swaps (see Designated Cash Flow Hedges at March 31, 2022 table below), the cash flows related to these contracts were classified as financing activities through the date of termination.

Outstanding at March 31, 2022. As of March 31, 2022, the Company had the following designated cash flow hedge pay-fixed interest rate swaps outstanding, and the following not designated pay-fixed receive-variable and offsetting pay-variable receive-fixed interest rate swaps outstanding (related to the Company’s LIBOR-based debt, see Note 7 and Note 8 for further information).

Designated Cash Flow Hedges at March 31, 2022:

Effective Date	Notional Amount	Fixed Rate Paid	Maturity Date(1)
	(in millions)
May 23, 2018	$300.0	2.915%	March 24, 2025
May 19, 2020	$700.0	1.923%	March 23, 2030(2)(3)
May 19, 2020	$350.0	2.531%	March 23, 2027(2)(3)
June 15, 2020	$150.0	2.343%	March 23, 2027(2)(3)
August 14, 2020	$200.0	1.840%	March 23, 2030(2)(3)

Total	$1,700.0

(1)	Subject to a mandatory early termination date of March 23, 2025.
(2)	These pay-fixed interest rate swaps were considered hybrid instruments with a financing component (debt host) and an embedded at-market derivative that was designated as a cash flow hedge.
(3)	Terminated in May 2022, see May 2022 Transactions description below.

Not Designated Cash Flow Hedges at March 31, 2022:

Pay-Fixed Receive-Variable(1)			Offsetting Pay-Variable Receive-Fixed(1)
Effective Date	Notional Amount	Fixed Rate Paid	Effective Date	Notional Amount	Fixed Rate Received	Maturity Date
	(in millions)			(in millions)
May 23, 2018	$700.0	2.915%(3)	May 19, 2020	$700.0	2.915%(2)	March 24, 2025
June 25, 2018	$200.0	2.723%(3)	August 14, 2020	$200.0	2.723%(2)	March 23, 2025
July 31, 2018	$300.0	2.885%(3)	May 19, 2020	$300.0	2.885%(2)	March 23, 2025
December 24, 2018	$50.0	2.744%(3)	May 19, 2020	$50.0	2.744%(2)	March 23, 2025
December 24, 2018	$100.0	2.808%(3)	June 15, 2020	$100.0	2.808%(2)	March 23, 2025
December 24, 2018	$50.0	2.728%(3)	June 15, 2020	$50.0	2.728%(2)	March 23, 2025

Total	$1,400.0		Total	$1,400.0

(1)

During the fiscal year ended March 31, 2021, the Company completed a series of transactions to amend and extend certain interest rate swap agreements, and as part of these transactions, the $1.4 billion pay-fixed receive-variable interest rate swaps presented in the table above were de-designated, and the Company entered into $1.4 billion of pay-variable receive-fixed interest rate swaps, as presented in the table above, which are designed to offset the terms of the $1.4 billion of pay-fixed receive-variable swaps in the table above. At the time of the de-designation of the above $1.4 billion in pay-fixed receive-variable interest rate swaps, there was approximately $163.0 million of unrealized losses recorded in accumulated other comprehensive income (loss). This amount is being amortized to interest expense through the remaining term of the de-designated swaps unless it becomes probable that the cash flows originally hedged will not occur, in which case the proportionate amount of the loss will be recorded to interest expense at that time. The $1.4 billion of pay-fixed receive-variable interest rate swaps de-designated as cash flow hedges and the $1.4 billion of offsetting pay-variable receive-fixed swaps were marked to market with changes in fair value recognized, along with the fixed and variable payments on these swaps, in interest expense, which netted to an immaterial amount.

(2)	Terminated in May 2022, see May 2022 Transactions description below.
(3)	Re-designated in May 2022, see May 2022 Transactions description below.

May 2022 Transactions: In May 2022, the Company terminated certain of its interest rate swap contracts with effective dates of May 19, 2020, June 15, 2020 and August 14, 2020, (the “Terminated Swaps”), as presented in the tables above. As a result of the terminations, the Company received approximately $56.4 million. Simultaneously with the termination of the Terminated Swaps, the Company re-designated all other swaps previously not designated (i.e., swaps with effective dates of May 23, 2018, June 25, 2018, July 31, 2018 and December 24, 2018 (the “Re-designated Swaps”)) as cash flow hedges of variable rate debt with an aggregate notional amount of $1.4 billion. In addition to the $1.4 billion Re-designated Swaps, the Company also has $300.0 million of other interest rate swaps designated as cash flow hedges as of March 31, 2023. Accordingly, at March 31, 2023, the Company has a total of $1.7 billion of interest rate swaps designated as cash flow hedges (see Designated Cash Flow Hedges at March 31, 2023 table below).

The receipt of approximately $56.4 million as a result of the termination was recorded as a reduction of the asset values of the derivatives amounting to $188.7 million and a reduction of the financing component (debt host) of the Terminated Swaps amounting to $131.3 million. At the time of the termination of the Terminated Swaps, there was approximately $180.4 million of unrealized gains recorded in accumulated other comprehensive income (loss) related to these Terminated Swaps. This amount will be amortized as a reduction of interest expense through the remaining term of the swaps unless it becomes probable that the cash flows originally hedged will not occur, in which case the proportionate amount of the gain will be recorded as a reduction to interest expense at that time. In addition, the liability amount of $6.8 million for the Re-designated Swaps (see Designated Cash Flow Hedges at March 31, 2023 table below) at the re-designation date will be amortized as a reduction of interest expense throughout the remaining term of the Re-designated Swaps, unless it becomes probable that the cash flows originally hedged will not occur, in which case the proportionate amount of the loss will be recorded to interest expense at that time.

The receipt of approximately $56.4 million was classified in the combined statement of cash flows as cash provided by operating activities of $188.7 million reflecting the amount received for the derivative portion of the termination of swaps, and a use of cash in financing activities of $134.5 million reflecting the pay down of the financing component of the Terminated Swaps (inclusive of payments made between April 1, 2022 and the termination date amounting to $3.2 million).

Outstanding at March 31, 2023. As of March 31, 2023, the Company had the following pay-fixed interest rate swaps which have been designated as cash flow hedges outstanding (all related to the Company’s LIBOR-based debt, see Note 7 and Note 8):

Designated Cash Flow Hedges at March 31, 2023:

Effective Date	Notional Amount	Fixed Rate Paid	Maturity Date
	(in millions)
May 23, 2018	$300.0	2.915%	March 24, 2025
May 23, 2018	$700.0	2.915%	March 24, 2025(1)
June 25, 2018	$200.0	2.723%	March 23, 2025(1)
July 31, 2018	$300.0	2.885%	March 23, 2025(1)
December 24, 2018	$50.0	2.744%	March 23, 2025(1)
December 24, 2018	$100.0	2.808%	March 23, 2025(1)
December 24, 2018	$50.0	2.728%	March 23, 2025(1)

Total	$1,700.0

(1)	Represents the Re-designated Swaps as described in the May 2022 Transactions section above that were previously not designated cash flow hedges at March 31, 2022.

Financial Statement Effect of Derivatives

Combined statement of operations and comprehensive income (loss): The following table presents the pre-tax effect of the Company’s derivatives on the accompanying combined statements of operations and comprehensive income (loss) for the years ended March 31, 2023, 2022 and 2021:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts
Gain (loss) recognized in accumulated other comprehensive income (loss)	$1.7	$1.7	$(1.0)
Gain (loss) reclassified from accumulated other comprehensive income (loss) into direct operating expense	(0.3)	(0.2)	0.2
Interest rate swaps
Gain recognized in accumulated other comprehensive income (loss)	$81.1	$66.5	$72.0
Gain (loss) reclassified from accumulated other comprehensive income (loss) into interest expense	1.4	(15.0)	(20.0)
Derivatives not designated as cash flow hedges:
Forward exchange contracts
Gain recognized in direct operating expense	$—	$—	$0.3
Interest rate swaps
Loss reclassified from accumulated other comprehensive income (loss) into interest expense	$(11.8)	$(33.8)	$(28.3)
Total direct operating expense on combined statements of operations	$2,207.9	$1,922.1	$1,220.0
Total interest expense on combined statements of operations	$162.6	$115.0	$109.7

Combined balance sheets: The Company classifies its forward foreign exchange contracts and interest rate swap agreements within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments. See Note 10 for further information. The portion of the swaps reflecting the financing component (debt host) of the hybrid instrument discussed above is recorded at amortized cost and reduced over time based on payments. Pursuant to the Company’s accounting policy to offset the fair value amounts recognized for derivative instruments, the Company presents the asset or liability position of the swaps that are with the same counterparty under a master netting arrangement net as either an asset or liability in its combined balance sheets. As of March 31, 2023, there were no swaps outstanding that were subject to a master netting arrangement. As of March 31, 2022, the gross amount of swaps in an asset and liability position that were subject to a master netting arrangement was $169.6 million and $147.3 million, respectively, resulting in an asset recorded in other assets—non-current of $32.0 million and a liability recorded in other liabilities—non-current of $9.8 million.

As of March 31, 2023 and 2022, the Company had the following amounts recorded in the accompanying combined balance sheets related to the Company’s use of derivatives:

	March 31, 2023
	Other Current Assets	Other Non-Current Assets	Other Accrued Liabilities	Other Non-Current Liabilities

	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts	$2.9	$—	$0.1	$—
Interest rate swaps	—	41.1	—	—

Fair value of derivatives	$2.9	$41.1	$0.1	$—

	March 31, 2022
	Other Current Assets	Other Non-Current Assets	Other Accrued Liabilities	Other Non-Current Liabilities

	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts	$3.5	$—	$2.8	$—
Interest rate swaps	—	109.1	—	(39.4)
Derivatives not designated as cash flow hedges:
Interest rate swaps(1)	—	(77.1)	—	56.8

Fair value of derivatives	$3.5	$32.0	$2.8	$17.4

(1)

Includes $88.1 million and $46.0 million included in other non-current assets and other non-current liabilities, respectively, representing the financing element (debt host) of certain hybrid instruments, which was offset by the pay-variable receive-fixed interest rate swaps outstanding at March 31, 2022.

As of March 31, 2023, based on the current release schedule, the Company estimates approximately $2.9 million of gains associated with forward foreign exchange contract cash flow hedges in accumulated other comprehensive income (loss) will be reclassified into earnings during the one-year period ending March 31, 2024.

As of March 31, 2023, the Company estimates approximately $23.5 million of gains recorded in accumulated other comprehensive income (loss) associated with interest rate swap agreement cash flow hedges will be reclassified into interest expense during the one-year period ending March 31, 2024.

19. Additional Financial Information

The following tables present supplemental information related to the combined financial statements.

Cash, Cash Equivalents and Restricted Cash

Cash equivalents consist of investments that are readily convertible into cash. Cash equivalents are carried at cost, which approximates fair value. The Company classifies its cash equivalents within Level 1 of the fair value hierarchy because the Company uses quoted market prices to measure the fair value of these investments. See Note 10 for further information. The Company monitors concentrations of credit risk with respect to cash and cash equivalents by placing such balances with higher quality financial institutions or investing such amounts in liquid, short-term, highly-rated instruments or investment funds holding similar instruments. As of March 31, 2023, the majority of the Company’s cash and cash equivalents were held in bank depository accounts.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the combined balance sheets to the total amounts reported in the combined statements of cash flows at March 31, 2023 and 2022. At March 31, 2023 and 2022, restricted cash included in other current assets represents primarily amounts related to required cash reserves for interest payments associated with the Production Tax Credit Facility, IP Credit Facility and Backlog Facility.

	March 31, 2023	March 31, 2022

	(Amounts in millions)
Cash and cash equivalents	$210.9	$256.9
Restricted cash included in other current assets	27.5	13.4
Restricted cash included in other non-current assets	13.0	—

Total cash, cash equivalents and restricted cash	$251.4	$270.3

Accounts Receivable Monetization

Under the Company’s accounts receivable monetization programs, the Company has entered into (1) individual agreements to monetize certain of its trade accounts receivable directly with third-party purchasers and (2) a revolving agreement to monetize designated pools of trade accounts receivable with various financial institutions, as further described below. Under these programs, the Company transfers receivables to purchasers in exchange for cash proceeds, and the Company continues to service the receivables for the purchasers. The Company accounts for the transfers of these receivables as a sale, removes (derecognizes) the carrying amount of the receivables from its balance sheets and classifies the proceeds received as cash flows from operating activities in the statements of cash flows. The Company records a loss on the sale of these receivables reflecting the net proceeds received (net of any obligations incurred), less the carrying amount of the receivables transferred. The loss is reflected in the “other expense” line item on the combined statements of operations. The Company receives fees for servicing the accounts receivable for the purchasers, which represent the fair value of the services and were immaterial for the years ended March 31, 2023, 2022 and 2021.

Individual Monetization Agreements. The Company enters into individual agreements to monetize trade accounts receivable. The third-party purchasers have no recourse to other assets of the Company in the event of non-payment by the customers. The following table sets forth a summary of the receivables transferred under individual agreements or purchases during the years ended March 31, 2023, 2022 and 2021:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Carrying value of receivables transferred and derecognized	$400.5	$285.0	$251.8
Net cash proceeds received	383.0	278.3	247.9
Loss recorded related to transfers of receivables	17.5	6.7	3.9

At March 31, 2023, the outstanding amount of receivables derecognized from the Company’s combined balance sheets, but which the Company continues to service, related to the Company’s individual agreements to monetize trade accounts receivable was $350.9 million (March 31, 2022—$274.1 million).

Pooled Monetization Agreement. In December 2019, the Company entered into a revolving agreement, as amended in September 2022, to transfer up to $150.0 million of certain receivables to various financial institutions on a recurring basis in exchange for cash equal to the gross receivables transferred, which expires July 31, 2023. As customers pay their balances, the Company transfers additional receivables into the program. The transferred receivables are fully guaranteed by a bankruptcy-remote wholly-owned subsidiary of the Company, which holds additional receivables in the amount of $61.8 million as of March 31, 2023 that are pledged as collateral under this agreement. The third-party purchasers have no recourse to other assets of the Company in the event of non-payment by the customers.

The following table sets forth a summary of the receivables transferred under the pooled monetization agreement during the years ended March 31, 2023, 2022 and 2021:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Gross cash proceeds received for receivables transferred and derecognized	$167.0	$155.5	$173.1
Less amounts from collections reinvested under revolving agreement	(94.3)	(102.7)	(138.7)

Proceeds from new transfers	72.7	52.8	34.4
Collections not reinvested and remitted or to be remitted	(66.6)	(46.8)	(27.9)

Net cash proceeds received (paid or to be paid)(1)	$6.1	$6.0	$6.5
Carrying value of receivables transferred and derecognized(2)	$164.8	$154.5	$172.0
Obligations recorded	$5.9	$2.9	$1.9
Loss recorded related to transfers of receivables	$3.7	$1.9	$0.8

(1)

In addition, during the years ended March 31, 2023 and 2022, the Company repurchased $27.4 million and $25.5 million, respectively, of receivables previously transferred, as separately agreed upon with the third-party purchasers, in order to monetize such receivables under the individual monetization program discussed above without being subject to the collateral requirements under the pooled monetization program.

(2)	Receivables net of unamortized discounts on long-term, non-interest bearing receivables.

At March 31, 2023, the outstanding amount of receivables derecognized from the Company’s combined balance sheet, but which the Company continues to service, related to the pooled monetization agreement was approximately $52.3 million (March 31, 2022—$79.5 million).

Other Assets

The composition of the Company’s other assets is as follows as of March 31, 2023 and 2022:

	March 31, 2023	March 31, 2022

	(Amounts in millions)
Other current assets
Prepaid expenses and other(1)	$36.0	$47.5
Restricted cash	27.5	13.4
Contract assets	63.5	40.5
Tax credits receivable	129.5	128.3

	$256.5	$229.7

Other non-current assets
Prepaid expenses and other	$7.4	$9.9
Restricted cash	13.0	—
Accounts receivable(2)	37.8	38.3
Contract assets(2)	5.1	9.3
Tax credits receivable	341.8	316.1
Operating lease right-of-use assets	116.8	126.0
Interest rate swap assets	41.1	32.0

	$563.0	$531.6

(1)

Includes home entertainment product inventory which consists of Packaged Media and is stated at the lower of cost or market value (first-in, first-out method). Costs of Packaged Media sales, including shipping and handling costs, are included in distribution and marketing expenses.

(2)

Unamortized discounts on long-term, non-interest bearing receivables were $3.5 million and $1.8 million at March 31, 2023 and 2022, respectively, and unamortized discounts on contract assets were $0.5 million and $0.5 million at March 31, 2023 and 2022, respectively.

Content Related Payables

Content related payables include minimum guarantees and accrued licensed program rights obligations, which represent amounts payable for film or television rights that the Company has acquired or licensed.

Other Accrued Liabilities

Other accrued liabilities include employee related liabilities (such as accrued bonuses and salaries and wages) of $102.8 million and $53.0 million at March 31, 2023 and 2022, respectively.

Accumulated Other Comprehensive Income (Loss)

The following table summarizes the changes in the components of accumulated other comprehensive income (loss), net of tax. During the years ended March 31, 2023, 2022 and 2021, there was no income tax expense or benefit reflected in other comprehensive income (loss) due to the income tax impact being offset by changes in the Company’s deferred tax valuation allowance.

	Foreign currency translation adjustments	Net unrealized gain (loss) on cash flow hedges	Total

	(Amounts in millions)
March 31, 2020	$(38.8)	$(187.1)	$(225.9)
Other comprehensive loss	4.5	70.9	75.4
Reclassifications to net loss(1)	—	48.1	48.1

March 31, 2021	(34.3)	(68.1)	(102.4)
Other comprehensive income	(4.6)	68.2	63.6
Reclassifications to net loss(1)	—	49.0	49.0

March 31, 2022	(38.9)	49.1	10.2
Other comprehensive income (loss)	(2.2)	82.8	80.6
Reclassifications to net loss(1)	—	10.7	10.7

March 31, 2023	$(41.1)	$142.6	$101.5

(1)

Represents a loss of $0.3 million included in direct operating expense and a loss of $10.4 million included in interest expense on the combined statement of operations in the year ended March 31, 2023 (2022- loss of $0.2 million included in direct operating expense and a loss of $48.8 million included in interest expense; 2021—gain of $0.2 million included in direct operating expense and loss of $48.3 million included in interest expense). See Note 18 for further information.

Supplemental Cash Flow Information

Interest paid during the fiscal year ended March 31, 2023 amounted to $137.7 million (2022—$85.0 million; 2021—$82.8 million).

Income taxes paid during the fiscal year ended March 31, 2023 amounted to net tax paid of $14.3 million (2022—net tax paid of $13.9 million; 2021—net tax paid of $4.1 million).

Significant non-cash transactions during the fiscal years ended March 31, 2023, 2022, and 2021 include certain interest rate swap agreements, which are discussed in Note 18.

There were no significant non-cash financing activities for the fiscal years ended March 31, 2023, 2022 and 2021. The supplemental schedule of non-cash investing activities is presented below:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Non-cash investing activities:
Accrued equity method investment	$—	$19.0	$—

Supplemental cash flow information related to leases was as follows:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$40.3	$44.9	$38.3
Right-of-use assets obtained in exchange for new lease obligations:
Operating leases	$11.3	$51.1	$20.3
Increase in right-of-use assets and lease liability due to a reassessment event:
Operating leases—increase in right-of-use assets	$17.4	$30.9	$—
Operating leases—increase in lease liability	$17.4	$30.9	$—

20. Related Party Transactions

Transactions with Lionsgate

As described in Note 1, Lionsgate utilizes a centralized approach to cash management. Cash generated by the Company or borrowed under certain debt obligations is managed by Lionsgate’s centralized treasury function and is routinely transferred to the Company or to the Starz Business to fund operating activities of the Studio Business and the Starz Business when needed.

Because of this centralized approach to cash management, financial transactions for cash movement and the settlement of payables and receivables when due with Lionsgate are generally accounted for through the net parent investment account. Net parent investment is presented in the combined statements of equity (deficit). Settlements of amounts payable and receivable when due through the net parent investment account are reflected as cash payments or receipts for the applicable operating transaction within operating activities in the combined statements of cash flows, with the net change in parent net investment included within financing activities in the combined statements of cash flows.

In the normal course of business, the Company enters into transactions with Lionsgate and the Starz Business which include the following, which unless otherwise indicated are settled through net parent investment at the time of the transaction:

Licensing of content to the Starz Business: The Company licenses motion pictures and television programming (including Starz original productions) to the Starz Business. The license fees generally are due upon delivery or due at a point in time following the first showing. License fee amounts due are settled with the Starz Business through parent net investment. License fees receivable, not yet due from the Starz Business, are reflected in due from the Starz Business on the combined balance sheets. The consideration to which the Company is entitled under the license agreements with the Starz Business is included in revenue from contracts with customers and presented separately in the combined statement of operations. See Note 12 for further information.

Corporate expense allocations: As previously described in Note 1, the accompanying combined financial statements include allocations of certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, accounting, tax, legal, human resources, occupancy, and other shared services. During the year ended March 31, 2023, corporate expense allocations, excluding amounts related to share-based compensation discussed below, amounted to $100.9 million (2022—$80.0 million, 2021—$91.4 million).

Operating expense reimbursement: As previously described in Note 1, the Company pays certain expenses on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs. The Starz Business also pays certain expenses on behalf of the Company such as legal expenses, software development costs and severance. These expenditures are reflected in the financial statements of the Studio Business and the Starz Business as applicable.

Share- based compensation: Lionsgate provides share-based compensation related to the Studio Business employees and as part of its corporate expense allocations a proportionate amount of the share-based compensation related to those corporate functions is allocated to the Studio Business.

Monetization of certain accounts receivables: The Company has entered into an agreement with Starz for Starz to transfer certain accounts receivables to the Company to participate in the Company’s pooled monetization arrangement. The Company purchases the transferred receivables at fair value and records them at the purchased amount on its balance sheet and classifies the purchase price paid in parent net investment. See Note 19 for further information. The accounts receivables purchased from the Starz Business have historically been pledged as collateral under this agreement. Any discount on the purchase of the receivable from the Starz Business is accreted to interest income over the period to collection of the accounts receivable. The accounts receivable purchased from the Starz Business and subsequent collections are reflected as investing activities in the combined statements of cash flows.

Parent Net Investment

The net transfers to and from Lionsgate discussed above were as follows:

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Cash pooling and general financing activities	$36.1	$(305.2)	$(143.5)
Licensing of content(1)	733.3	567.7	209.4
Corporate reimbursements	13.3	10.8	8.0
Corporate expense allocations (excluding allocation of share-based compensation)	22.3	19.3	22.4
Funding of purchases of accounts receivables held for collateral	(183.7)	(172.9)	(212.5)

Net transfers to (from) Parent per combined statements of cash flows	$621.3	$119.7	$(116.2)

Share-based compensation (including allocation of share-based compensation)	(73.4)	(70.2)	(58.0)
Other non-cash transfer	2.5	—	—

Net transfers to (from) Parent per combined statements of equity (deficit)	$550.4	$49.5	$(174.2)

(1)	Reflects the settlement of amounts due from the Starz Business related to the Company’s licensing arrangements with the Starz Business.

Other Related Party Transactions

In April 2004, the Company entered into agreements (as amended) with Ignite, LLC (“Ignite”) for distribution rights to certain films. Michael Burns, the Vice Chair and a director of Lionsgate, owns a 65.45% interest in Ignite, and Hardwick Simmons, a director of Lionsgate, owns a 24.24% interest in Ignite. During the year ended March 31, 2023, $0.4 million was paid to Ignite under these agreements.

Transactions with Equity Method Investees

Equity Method Investees. In the ordinary course of business, the Company is involved in related party transactions with equity method investees. These related party transactions primarily relate to the licensing and distribution of the Company’s films and television programs and the lease of a studio facility owned by an equity-method investee, for which the impact on the Company’s combined balance sheets and combined statements of operations is as follows (see Note 1 and Note 5 for further information):

	March 31,
	2023	2022

	(Amounts in millions)
Combined Balance Sheets
Accounts receivable	$10.8	$10.5
Investment in films and television programs(1)	7.9	1.6
Other assets, noncurrent(1)(2)	45.8	43.5

Total due from related parties	$64.5	$55.6

Accounts payable(3)	$16.8	$17.0
Other accrued liabilities(1)	6.7	5.2
Participations and residuals, current	7.5	5.9
Participations and residuals, noncurrent	2.0	1.1
Other liabilities(1)	41.4	38.3

Total due to related parties	$74.4	$67.5

	Year Ended March 31,
	2023	2022	2021

	(Amounts in millions)
Combined Statements of Operations
Revenues	$4.8	$3.0	$6.3
Direct operating expense	$8.3	$6.5	$10.8
Distribution and marketing expense	$0.4	$0.2	$0.2
Interest and other income	$—	$3.0	$2.9

(1)

During the year ended March 31, 2022, the Company entered into certain operating leases related to a studio facility owned by an equity-method investee. Amounts related to these leases are included in investment in films and television programs, other assets—noncurrent, other accrued liabilities and other liabilities in the combined balance sheets at March 31, 2023 and 2022.

(2)

During the years ended March 31, 2022 and 2021, the Company made loans (including accrued interest) of $3.0 million and $2.9 million, respectively, to certain of its equity method investees (2023—none). As of March 31, 2023 and 2022, no amounts are included in other assets, noncurrent in the Company’s combined balance sheets related to these loans (net of equity interests losses applied against such loans).

(3)	Amounts primarily represent production related advances due to certain of its equity method investees.

In addition, as of March 31, 2023, the Company has entered into certain leases that have not yet commenced primarily related to studio facilities owned by an equity-method investee, for which construction has not yet been completed. See Note 9 for further information.

21. Subsequent Events

The Company has evaluated subsequent events through July 12, 2023, the date which the combined financial statements were issued.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

UNAUDITED CONDENSED COMBINED BALANCE SHEETS

	December 31, 2023	March 31, 2023
	(Amounts in millions)
ASSETS
Cash and cash equivalents	$247.1	$210.9
Accounts receivable, net	734.1	527.0
Due from Starz Business (Note 18)	66.5	157.6
Other current assets	417.1	256.5

Total current assets	1,464.8	1,152.0
Investment in films and television programs, net	1,908.2	1,786.7
Property and equipment, net	35.9	23.8
Investments	71.5	64.7
Intangible assets, net	26.9	26.9
Goodwill	801.4	795.6
Other assets	810.4	563.0

Total assets	$5,119.1	$4,412.7

LIABILITIES
Accounts payable	$214.1	$251.1
Content related payables	66.7	26.6
Other accrued liabilities	263.3	215.4
Participations and residuals	595.9	524.4
Film related obligations	1,258.2	923.7
Debt—short term portion	50.3	41.4
Deferred revenue	248.0	126.2

Total current liabilities	2,696.5	2,108.8
Debt	1,542.4	1,202.2
Participations and residuals	472.0	329.6
Film related obligations	554.4	1,016.4
Other liabilities	338.8	120.9
Deferred revenue	81.5	52.0
Deferred tax liabilities	18.8	18.1

Total liabilities	5,704.4	4,848.0
Commitments and contingencies (Note 15)
Redeemable noncontrolling interests	406.2	343.6

EQUITY (DEFICIT)
Parent net investment	(1,090.5)	(881.9)
Accumulated other comprehensive income	97.2	101.5

Total parent equity (deficit)	(993.3)	(780.4)
Noncontrolling interests	1.8	1.5

Total equity (deficit)	(991.5)	(778.9)

Total liabilities, redeemable noncontrolling interests and equity (deficit)	$5,119.1	$4,412.7

See accompanying notes.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS

	Nine Months Ended December 31,
	2023	2022
	(Amounts in millions)
Revenues:
Revenue	$1,684.2	$1,611.6
Revenue—Starz Business (Note 18)	422.1	648.6

Total revenues	2,106.3	2,260.2
Expenses:
Direct operating	1,306.0	1,687.9
Distribution and marketing	346.0	189.0
General and administration	261.6	242.4
Depreciation and amortization	11.1	13.2
Restructuring and other	61.5	20.6

Total expenses	1,986.2	2,153.1

Operating income	120.1	107.1
Interest expense	(157.1)	(117.8)
Interest and other income	6.9	4.9
Other expense	(14.3)	(17.2)
Loss on extinguishment of debt	—	(1.3)
Gain on investments, net	2.7	42.1
Equity interests income	5.7	0.8

Income (loss) before income taxes	(36.0)	18.6
Income tax provision	(16.7)	(5.2)

Net income (loss)	(52.7)	13.4
Less: Net loss attributable to noncontrolling interests	6.2	7.3

Net income (loss) attributable to Parent	$(46.5)	$20.7

See accompanying notes.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

UNAUDITED CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Nine Months Ended December 31,
	2023	2022
	(Amounts in millions)
Net income (loss)	$(52.7)	$13.4
Foreign currency translation adjustments, net of tax	1.8	(3.7)
Net unrealized gain (loss) on cash flow hedges, net of tax	(6.1)	111.5

Comprehensive income (loss)	$(57.0)	$121.2
Less: Comprehensive loss attributable to noncontrolling interests	6.2	7.3

Comprehensive income (loss) attributable to Parent	$(50.8)	$128.5

See accompanying notes.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

UNAUDITED CONDENSED COMBINED STATEMENTS OF EQUITY (DEFICIT)

	Parent Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Equity (Deficit)	Non-controlling Interests(a)	Total Equity (Deficit)
	(Amounts in millions)
Balance at March 31, 2023	$(881.9)	$101.5	$(780.4)	$1.5	$(778.9)
Net (loss) income	(46.5)	—	(46.5)	1.1	(45.4)
Net transfers to Parent	(90.6)	—	(90.6)	—	(90.6)
Noncontrolling interests	—	—	—	(0.8)	(0.8)
Redeemable noncontrolling interests adjustment to redemption value	(71.5)	—	(71.5)	—	(71.5)
Other comprehensive loss	—	(4.3)	(4.3)	—	(4.3)

Balance at December 31, 2023	$(1,090.5)	$97.2	$(993.3)	$1.8	$(991.5)

Balance at March 31, 2022	$(271.5)	$10.2	$(261.3)	$1.8	$(259.5)
Net income	20.7	—	20.7	0.1	20.8
Net transfers to Parent	(577.9)	—	(577.9)	—	(577.9)
Noncontrolling interests	—	—	—	(0.7)	(0.7)
Redeemable noncontrolling interests adjustment to redemption value	(34.8)	—	(34.8)	—	(34.8)
Other comprehensive income	—	107.8	107.8	—	107.8

Balance at December 31, 2022	$(863.5)	$118.0	$(745.5)	$1.2	$(744.3)

(a)	Excludes redeemable noncontrolling interests, which are reflected in temporary equity (see Note 9).

See accompanying notes.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS

	Nine Months Ended December 31,

	2023	2022
	(Amounts in millions)
Operating Activities:
Net income (loss)	$(52.7)	$13.4
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11.1	13.2
Amortization of films and television programs	948.1	1,295.6
Amortization of debt financing costs and other non-cash interest	19.6	17.1
Non-cash share-based compensation	53.6	42.2
Other amortization	29.3	48.8
Content and other impairments	—	5.9
Loss on extinguishment of debt	—	1.3
Equity interests income	(5.7)	(0.8)
Gain on investments, net	(2.7)	(42.1)
Deferred income taxes	0.7	0.1
Changes in operating assets and liabilities:
Proceeds from the termination of interest rate swaps	—	188.7
Accounts receivable, net	58.3	(25.9)
Investment in films and television programs, net	(700.8)	(1,255.0)
Other assets	(14.6)	(54.7)
Accounts payable and accrued liabilities	(86.9)	(7.6)
Participations and residuals	10.1	78.1
Content related payables	1.7	6.4
Deferred revenue	41.3	(7.8)
Due from Starz Business	91.1	(29.2)

Net Cash Flows Provided By Operating Activities	401.5	287.7

Investing Activities:
Purchase of eOne, net of cash acquired (see Note 2)	(331.1)	—
Proceeds from the sale of equity method and other investments	5.2	46.3
Investment in equity method investees and other	(11.3)	(17.5)
Increase in loans receivable	(3.6)	—
Purchases of accounts receivables held for collateral	(85.6)	(135.4)
Receipts of accounts receivables held for collateral	105.7	140.5
Capital expenditures	(5.1)	(4.5)

Net Cash Flows Provided By (Used In) Investing Activities	(325.8)	29.4

Financing Activities:
Debt—borrowings	2,270.5	1,238.0
Debt—repayments	(1,926.0)	(1,452.1)
Film related obligations—borrowings	1,072.9	1,330.2
Film related obligations—repayments	(1,317.7)	(599.5)
Settlement of financing component of interest rate swaps	—	(134.5)
Purchase of noncontrolling interest	(0.6)	—
Distributions to noncontrolling interest	(1.7)	(4.8)
Parent net investment	(127.6)	(620.1)

Net Cash Flows Used In Financing Activities	(30.2)	(242.8)

Net Change In Cash, Cash Equivalents and Restricted Cash	45.5	74.3
Foreign Exchange Effects on Cash, Cash Equivalents and Restricted Cash	0.5	(3.5)
Cash, Cash Equivalents and Restricted Cash—Beginning Of Period	251.4	270.3

Cash, Cash Equivalents and Restricted Cash—End Of Period	$297.4	$341.1

See accompanying notes.

1. Description of Business, Basis of Presentation and Significant Accounting Policies

Description of Business

Lions Gate Entertainment Corp. (“Lionsgate” or “Parent”) encompasses world-class motion picture and television studio operations (collectively referred to as the “Studio Business”) and the STARZ premium global subscription platforms (the “Starz Business”) to bring a unique and varied portfolio of entertainment to consumers around the world. Lionsgate has historically had three reportable business segments: (1) Motion Picture, (2) Television Production and (3) Media Networks. The Studio Business was substantially reflected in the Lionsgate Motion Picture and Television Production segments. These financial statements reflect the combination of the assets, liabilities, operations and cash flows reflecting the Studio Business which is referred to in these condensed combined financial statements as the “Studio Business” or the “Company”.

These condensed combined financial statements of the Studio Business have been prepared on a carve-out basis and are derived from Lionsgate’s consolidated financial statements and accounting records. These condensed combined financial statements reflect the Studio Business’s combined historical financial position, results of operations and cash flows as they were historically managed in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). The condensed combined financial statements may not be indicative of the Studio Business’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had the Studio Business operated as an independent, publicly traded company during the periods presented.

The Studio Business consists of the Motion Picture and Television Production reportable segments, together with a substantially all of Lionsgate’s corporate general and administrative costs. Motion Picture consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired. Television Production consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction programming. Television Production includes the domestic and international licensing of Starz original productions to the Starz Business, and the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment, a talent management company.

Basis of Presentation

The Studio Business has historically operated as part of Lionsgate and not as a standalone company. The Studio Business’s condensed combined financial statements, representing the historical assets, liabilities, operations and cash flows of the combination of the operations making up the worldwide Studio Business, have been derived from the separate historical accounting records maintained by Lionsgate, and are presented on a carve-out basis. These condensed combined financial statements reflect the combined historical results of operations, financial position, comprehensive income (loss) and cash flows of the Studio Business for the periods presented as historically managed within Lionsgate through the use of a management approach in identifying the Studio Business’s operations. In using the management approach, considerations over how the business operates were utilized to identify historical operations that should be presented within the carve-out financial statements. This approach was taken due to the organizational structure of certain legal entities comprising the Studio Business.

All revenues and costs as well as assets and liabilities directly associated with the business activity of the Studio Business are included in the accompanying condensed combined financial statements. Revenues and costs associated with the Studio Business are specifically identifiable in the accounting records maintained by Lionsgate and primarily represent the revenue and costs used for the determination of segment profit of the Motion Picture and Television Production segments of Lionsgate. In addition, the Studio Business costs include an allocation of corporate general and administrative expense (inclusive of share-based compensation) which has been allocated to the Studio Business as further discussed below. Other costs excluded from the Motion Picture and Television Production segment profit but relating to the Studio Business are generally specifically identifiable as costs of the Studio Business in the accounting records of Lionsgate and are included in the accompanying combined financial statements.

Lionsgate utilizes a centralized approach to cash management. Cash generated by the Studio Business is managed by Lionsgate’s centralized treasury function and cash is routinely transferred to the Company or to the Starz Business to fund operating activities when needed. Cash and cash equivalents of the Studio Business are reflected in the combined balance sheets. Payables to and receivables from Lionsgate, primarily related to the Starz Business, are often settled through movement to the intercompany accounts between Lionsgate, the Starz Business and the Studio Business. Other than certain specific balances related to unsettled payables or receivables, the intercompany balances between the Studio Business and Lionsgate have been accounted for as parent net investment. See Note 18 for further details.

The Studio Business is the primary borrower of certain indebtedness (the revolving credit facility, term loan A, and term loan B, together referred to as the “Senior Credit Facilities”) of Lionsgate. The Senior Credit Facilities are generally used as a method of financing Lionsgate’s operations in totality and are not specifically identifiable to the Studio Business or the Starz Business. It is not practical to determine what the capital structure would have been historically for the Studio Business or the Starz Business as standalone companies. A portion of Lionsgate’s corporate debt, Lionsgate’s 5.500% senior notes due April 15, 2029 (the “Senior Notes”) and related interest expense are not reflected in the Studio Business’s condensed combined financial statements. The Studio Business remains a guarantor under the Senior Notes indenture agreement. See Note 6 for further details.

Additional indebtedness directly related to the Studio Business, including production loans, borrowing under the Production Tax Credit and IP Credit Facility, Backlog Facility (each as defined below) and other obligations, are reflected in the Studio Business’s condensed combined financial statements. See Note 7 for further details.

Lionsgate’s corporate general and administrative functions and costs have historically provided oversight over both the Starz Business and the Studio Business. These functions and costs include, but are not limited to, salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense. Accordingly, the condensed combined financial statements of the Studio Business include allocations of certain general and administrative expenses (inclusive of share-based compensation) from Lionsgate related to these corporate and shared service functions historically provided by Lionsgate. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures considered to be a reasonable reflection of the historical utilization levels of these services. Accordingly, the Studio Business financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity, and may not be indicative of the expenses that the Company will incur in the future.

The Company also pays certain costs on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs which are reflected as expenses of the Starz Business. The Starz Business also pays certain costs on behalf of the Company such as legal expenses, software development costs and severance which are reflected as expenses of the Studio Business. The settlement of reimbursable expenses between the Studio Business and the Starz Business have been accounted for as parent net investment. See Note 18 for further detail of parent net investment included in these condensed combined financial statements.

Management believes the assumptions underlying these condensed combined financial statements, including the assumptions regarding the allocation of general and administrative expenses from Lionsgate to the Studio Business, are reasonable. However, the allocations may not include all of the actual expenses that would have been incurred by the Studio Business and may not reflect its combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Studio Business been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Studio Business been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Studio Business might have performed directly or outsourced, and strategic decisions the Company might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. See Note 18 for further detail of the allocations included in these condensed combined financial statements.

The unaudited condensed combined financial statements have been prepared in accordance with U.S. GAAP for interim financial information and accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of the Company’s management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been reflected in these unaudited condensed combined financial statements. Operating results for the nine months ended December 31, 2023 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2024. The balance sheet at March 31, 2023 has been derived from the audited combined financial statements at that date, but does not include all the information and footnotes required by U.S. GAAP for complete financial statements. The accompanying unaudited condensed combined financial statements should be read together with the combined financial statements and related notes included in the audited combined financial statements for the fiscal year ended March 31, 2023.

Principles of Consolidation

The accompanying unaudited condensed combined financial statements of the Company have been derived from the consolidated financial statements and accounting records of Lionsgate and reflect certain allocations from Lionsgate as further discussed above.

All significant intercompany balances and transactions within the Company have been eliminated in these condensed combined financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs used for the amortization of investment in films and television programs; estimates related to the revenue recognition of sales or usage-based royalties; fair value of equity-based compensation; the allocations of costs to the Company for certain corporate and shared service functions in preparing the condensed combined financial statements on a carve-out basis; fair value of assets and liabilities for allocation of the purchase price of companies acquired; income taxes including the assessment of valuation allowances for deferred tax assets; accruals for contingent liabilities; and impairment assessments for investment in films and television programs, property and equipment, equity investments and goodwill. Actual results could differ from such estimates.

Recent Accounting Pronouncements

Segment Reporting: In November 2023, the Financial Accounting Standards Board (“FASB”) issued guidance which expands public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and therefore will be effective beginning with the Company’s financial statements issued for the fiscal year ending March 31, 2025 and subsequent interim periods, with early adoption permitted. The Company is currently evaluating the impact of adopting this guidance on its combined financial statements and disclosures.

Income Taxes: In December 2023, the FASB issued guidance which expands income tax disclosures by requiring public business entities, on an annual basis, to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. Additionally, this guidance requires all entities disaggregate disclosures on the amount of income taxes paid (net of refunds received), income or loss from continuing operations before income tax expense (or benefit) and income tax expense (or benefit) from continuing operations. This guidance is effective for fiscal years beginning after December 15, 2024, and therefore will be effective beginning with the Company’s annual audited combined financial statements for the fiscal year ending March 31, 2026 with early adoption permitted. The Company is currently evaluating the impact of adopting this guidance on its combined financial statements and disclosures.

2. Acquisitions

eOne Acquisition

On December 27, 2023, Lionsgate and its subsidiaries, Lions Gate Entertainment Inc., a Delaware corporation (“LGEI”), and Lions Gate International Motion Pictures S.à.r.l., a Luxembourg société à responsabilité limitée (“LGIMP” and, with the Company and LGEI, collectively the “Buyers”), completed the previously announced acquisition of all of the issued and outstanding equity interests of the companies constituting the Entertainment One television and film (“eOne”) business from Hasbro, Inc., a Rhode Island corporation (“Hasbro”), pursuant to that certain Equity Purchase Agreement (the “Purchase Agreement”) dated August 3, 2023. The aggregate cash purchase price was approximately $375.0 million, subject to certain purchase price adjustments, including for cash, debt, and working capital. Upon closing, the Company paid $331.0 million, net of cash acquired of $54.1 million, which reflects the purchase price of $375.0 million adjusted for estimated cash, debt, transaction costs and working capital. The preliminary purchase price is subject to further adjustments based on the final determination of the purchase price adjustments. The acquisition of eOne, a film and television production and distribution company, builds the Company’s film and television library, strengthens the Company’s scripted and unscripted television business, and continues to expand the Company’s presence in Canada and the U.K.

The acquisition was accounted for under the acquisition method of accounting, with the financial results of eOne included in the Company’s combined results from December 27, 2023. There was no material revenue or net income from eOne for the period from December 27, 2023 through December 31, 2023. The Company incurred approximately $8.8 million of acquisition-related costs that were expensed in restructuring and other during the nine months ended December 31, 2023.

Allocation of Purchase Consideration. The Company has made a preliminary estimate of the allocation of the preliminary purchase price of eOne to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair value. The Company is still evaluating the fair value of film and television programs and libraries, projects in development, intangible assets, and income taxes, in addition to ensuring all other assets and liabilities and contingencies have been identified and recorded. The Company has estimated the preliminary fair value of assets acquired and liabilities assumed based on information currently available and will continue to adjust those estimates as additional information pertaining to events or circumstances present at December 27, 2023 becomes available and final appraisals and analysis are completed. The Company has also conducted an initial review of, and is in the process of continuing to evaluate, the accounting policies and practices of eOne, to determine if differences in accounting policies and practices require reclassifications to conform to the Company’s accounting policies and practices. As a result of that review, the Company may identify additional differences between the accounting policies and practices of the companies that, when conformed, could have a material impact on the combined financial statements of the Company. The Company will reflect measurement period adjustments, in the period in which the adjustments occur, and the Company will finalize its accounting for the acquisition within one year from December 27, 2023. A change in the fair value of the net assets may change the amount of the purchase price allocable to goodwill. If the final fair value estimates and tax adjustments related to the net assets acquired decrease from their preliminary estimates, the amount of goodwill will increase and if the final fair value estimates and tax adjustments related to the net assets acquired increase from their preliminary estimates, the amount of goodwill will decrease and may result in a gain on purchase. In addition, the final fair value estimates related to the net assets acquired could impact the amount of amortization expense recorded associated with amounts allocated to film and television programs and other intangible assets. The preliminary goodwill recorded was not significant and is reflected in the table below. The goodwill will not be amortized for financial reporting purposes, and will not be deductible for federal tax purposes. The fair value measurements were primarily based on significant inputs that are not observable in the market, such as discounted cash flow (DCF) analyses, and thus represent Level 3 fair value measurements.

The preliminary allocation of the purchase price to the assets acquired and liabilities assumed, and a reconciliation to total consideration transferred is presented in the table below:

(Amounts in millions)
Cash and cash equivalents	$54.1
Accounts receivable	287.6
Investment in films and television programs	367.9
Property and equipment	14.0
Intangible assets	4.0
Other assets(1)	205.0
Accounts payable and accrued liabilities	(72.0)
Content related payable	(37.3)
Participations and residuals(1)	(203.7)
Film related obligations(1)	(105.8)
Other liabilities and deferred revenue (1)	(134.5)

Preliminary fair value of net assets acquired	379.3
Goodwill	5.8

Preliminary purchase price consideration	$385.1

(1) Includes current and non-current amounts.

Investment in films and television programs includes the preliminary fair value of completed films and television programs which have been produced by eOne or for which eOne has acquired distribution rights, as well as the preliminary fair value of films and television programs in production, pre-production and development. For investment in films and television programs, the fair value was preliminarily estimated based on forecasted cash flows discounted to present value at a rate commensurate with the risk of the assets. Titles that were released less than three years prior to the acquisition date (December 27, 2023) were valued individually and will be amortized using the individual film forecast method, based on the ratio of current period revenues to management’s estimated remaining total gross revenues to be earned (“ultimate revenue”). Titles released more than three years prior to the acquisition date were valued as part of a library and will be amortized on a straight-line basis over the estimated useful life of 5 years to 10 years.

The intangible assets acquired include trade names with a weighted average estimated useful life of 5 years. The fair value of the trade names was preliminarily estimated based on the present value of the hypothetical cost savings that could be realized by the owner of the trade names as a result of not having to pay a stream of royalty payments to another party. These cost savings were calculated based on a DCF analysis of the hypothetical royalty payment that a licensee would be required to pay in exchange for use of the trade names, reduced by the tax effect realized by the licensee on the royalty payments.

Other preliminary fair value adjustments were made to property and equipment and right-of-use lease assets to reflect the fair value of certain assets upon acquisition.

Deferred taxes were preliminarily adjusted to record the deferred tax impact of acquisition accounting adjustments primarily related to amounts allocated to film and television programs, other intangible assets, and certain property and equipment, right-of-use lease assets, and other liabilities.

The fair value of eOne’s cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, participations and residuals, film related obligations and other liabilities were estimated to approximate their book values.

Pro Forma Statement of Operations Information. The following unaudited pro forma condensed combined statement of operations information presented below illustrate the results of operations of the Company as if the acquisition of eOne as described above occurred on April 1, 2022. The unaudited pro forma condensed combined financial information is presented for informational purposes and is not indicative of the results of operations that would have been achieved if the acquisition had occurred on April 1, 2022, nor is it indicative of future results. The statement of operations information below includes (i) the statement of operations of eOne for the nine months ended October 1, 2023 combined with the Company’s statement of operations for the nine months ended December 31, 2023, and (ii) the statement of operations of eOne for the nine months ended September 25, 2022 combined with the Company’s statement of operations for the nine months ended December 31, 2022.

	Nine Months Ended December 31,
	2023	2022
	(Amounts in millions)
Revenues	$2,525.6	$2,778.4
Net income (loss) attributable Parent	$(323.7)	$60.4

The unaudited pro forma condensed combined financial information includes, where applicable, adjustments for (i) reductions in amortization expense from the fair value adjustments to investment in films and television programs, (ii) reduction in amortization expense related to acquired intangible assets, (iii) reduction in depreciation expense from the fair value of property and equipment, (iv) transaction costs and other one-time non-recurring costs (v) increase in interest expense resulting from financing the acquisition with borrowings under the Company’s revolving credit facility, (vi) elimination of intercompany activity between eOne and the Company, and (vii) associated tax-related impacts of adjustments. These pro forma adjustments are based on available information as of the date hereof and upon assumptions that the Company believes are reasonable to reflect the impact of the acquisition of eOne on the Company’s historical financial information on a supplemental pro forma basis. The unaudited pro forma condensed combined statement of operations information does not include adjustments related to integration activities, operating efficiencies or cost savings. In addition, the unaudited pro forma condensed combined financial information for the nine months ended December 31, 2023 includes an impairment of goodwill and trade name of $296.2 million which was reflected in the statement of operations of eOne for the nine months ended October 1, 2023.

Business Combination Agreement

On December 22, 2023, Lionsgate entered into a business combination agreement (the “Business Combination Agreement”), with Screaming Eagle Acquisition Corp., a Cayman Islands exempted company

(“Screaming Eagle”), SEAC II Corp., a Cayman Islands exempted company and a wholly-owned subsidiary of Screaming Eagle (“New SEAC”), SEAC MergerCo, a Cayman Islands exempted company and a wholly-owned subsidiary of Screaming Eagle, 1455941 B.C. Unlimited Liability Company, a British Columbia unlimited liability company and a wholly-owned subsidiary of Screaming Eagle, LG Sirius Holdings ULC, a British Columbia unlimited liability company and wholly-owned subsidiary of Lionsgate and LG Orion Holdings ULC, a British Columbia unlimited liability company and wholly-owned subsidiary of Lionsgate (“StudioCo”). Pursuant to the terms and conditions of the Business Combination Agreement, the Studio Business will be combined with Screaming Eagle through a series of transactions, including an amalgamation of StudioCo and New SEAC under a Canadian plan of arrangement (the “Business Combination”). Upon consummation of the Business Combination, approximately 87.3% of the total shares of the Studio Business are expected to continue to be held by Lionsgate, while Screaming Eagle public shareholders and founders and common equity financing investors are expected to own an aggregate of approximately 12.7% of the combined company. In addition to establishing the Studio Business as a standalone publicly-traded entity, the transaction is expected to deliver approximately $350.0 million of gross proceeds to the Company, including $175.0 million in private investments in public equities (“PIPE”) financing. The transaction is subject to certain closing conditions, including regulatory approvals and approval from the shareholders and public warrant holders of Screaming Eagle, and is expected to close in the spring of 2024. The closing of the transaction is also subject to the gross proceeds to the Company being equal to a minimum of $350.0 million.

Harry E. Sloan, a member of Lionsgate’s Board of Directors, is also the Chairman of Screaming Eagle, and owns, directly or indirectly, a material interest in Eagle Equity Partners V, LLC, a Delaware limited liability company, the Screaming Eagle sponsor. Mr. Sloan recused himself from the decisions to approve the Business Combination made by both the board of directors of Screaming Eagle and Lionsgate.

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Screaming Eagle will be treated as the acquired company and the Studio Business will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New SEAC will represent a continuation of the financial statements of the Studio Business, with the Business Combination treated as the equivalent of the Studio Business issuing stock for the historical net assets of Screaming Eagle, accompanied by a recapitalization. The net assets of Screaming Eagle will be stated at fair value, which approximates historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the Studio Business.

3. Investment in Films and Television Programs

The predominant monetization strategy for all of the Company’s investments in films and television programs is on an individual film basis. Total investment in films and television programs is as follows:

	December 31, 2023	March 31, 2023
	(Amounts in millions)
Investment in Films and Television Programs:
Released, net of accumulated amortization	$987.8	$779.9
Completed and not released	296.1	289.8
In progress	561.4	649.1
In development	62.9	67.9

Investment in films and television programs, net	$1,908.2	$1,786.7

At December 31, 2023, acquired film and television libraries have remaining unamortized costs of $233.5 million, which are monetized individually and are being amortized on a straight line basis or the individual-film-forecast method over a weighted-average remaining period of approximately 13.0 years (March 31, 2023—unamortized costs of $132.8 million).

Amortization of investment in film and television programs is $948.1 million and $1,295.6 million for the nine months ended December 31, 2023 and 2022, respectively, and was included in direct operating expense in the combined statements of operations.

Impairments: Investment in films and television programs includes write-downs to fair value, which are included in direct operating expense on the combined statements of operations, and represented the following amounts by segment for the nine months ended December 31, 2023 and 2022:

	Nine Months Ended December 31,
	2023	2022
	(Amounts in millions)
Impairments by segment:
Motion Picture	$27.5	$1.1
Television Production	6.6	4.7

	$34.1	$5.8

4. Investments

The Company’s investments consisted of the following:

	December 31, 2023	March 31, 2023
	(Amounts in millions)
Investments in equity method investees	$67.1	$63.1
Other investments	4.4	1.6

	$71.5	$64.7

Equity Method Investments:

The Company has investments in various equity method investees with ownership percentages ranging from approximately 6% to 49%. These investments include:

Spyglass. Spyglass is a global premium content company, focused on developing, producing, financing and acquiring motion pictures and television programming across all platforms for worldwide audiences.

STARZPLAY Arabia. STARZPLAY Arabia (Playco Holdings Limited) offers a STARZ-branded online subscription video-on-demand service in the Middle East and North Africa. On October 17, 2022, the Company sold a portion of its ownership interest in STARZPLAY Arabia and received net proceeds of $43.4 million, and the Company recorded a gain of $43.4 million on the sale which is included in gain (loss) on investments in the Company’s unaudited condensed combined statement of operations for the nine months ended December 31, 2022. Subsequent to the transaction, the Company continues to hold a minority ownership interest in STARZPLAY Arabia.

Roadside Attractions. Roadside Attractions is an independent theatrical distribution company.

Pantelion Films. Pantelion Films is a joint venture with Videocine, an affiliate of Televisa, which produces, acquires and distributes a slate of English and Spanish language feature films that target Hispanic moviegoers in the U.S.

Atom Tickets. Atom Tickets is the first-of-its-kind theatrical mobile ticketing platform and app.

42. 42 is a fully integrated management and production company, producing film, television and content, representing actors, writers, directors, comedians, presenters, producers, casting directors and media book rights, with offices in London and Los Angeles.

Other. In addition to the equity method investments discussed above, the Company holds ownership interests in other immaterial equity method investees.

5. Goodwill

Changes in the carrying value of goodwill by reporting segment were as follows:

	Motion Picture	Television Production	Total
	(Amounts in millions)
Balance as of March 31, 2023	$393.7	$401.9	$795.6
Acquisition of eOne (see Note 2)	1.0	4.8	5.8

Balance as of December 31, 2023	$394.7	$406.7	$801.4

6. Debt

Total debt of the Company, excluding film related obligations, was as follows:

	December 31, 2023	March 31, 2023
	(Amounts in millions)
Senior Credit Facilities:
Revolving Credit Facility	$375.0	$—
Term Loan A	407.1	428.2
Term Loan B	822.3	831.7

Total corporate debt	1,604.4	1,259.9
Unamortized debt issuance costs	(11.7)	(16.3)

Total debt, net	1,592.7	1,243.6
Less current portion	(50.3)	(41.4)

Non-current portion of debt	$1,542.4	$1,202.2

Senior Credit Facilities (Revolving Credit Facility, Term Loan A and Term Loan B)

Revolving Credit Facility Availability of Funds & Commitment Fee. The Revolving Credit Facility provides for borrowings and letters of credit up to an aggregate of $1.25 billion, and at December 31, 2023 there was $875.0 million available. However, borrowing levels are subject to certain financial covenants as discussed below. There were no letters of credit outstanding at December 31, 2023. The Company is required to pay a quarterly commitment fee on the Revolving Credit Facility of 0.250% to 0.375% per annum, depending on the achievement of certain leverage ratios, as defined in the credit and guarantee agreement dated December 8, 2016, as amended (the “Credit Agreement”), on the total Revolving Credit Facility of $1.25 billion less the amount drawn.

Maturity Date:

•

Revolving Credit Facility & Term Loan A: April 6, 2026. The outstanding amounts may become due on December 23, 2024 (i.e., 91 days prior to March 24, 2025) prior to its maturity on April 6, 2026 in the event that the aggregate principal amount of outstanding Term Loan B in excess of $250 million has not been repaid, refinanced or extended to have a maturity date on or after July 6, 2026. The Company expects to refinance and extend the maturity date of the Term Loan B prior to December 23, 2024 such that the maturity of the revolving credit facility and Term Loan A are not accelerated.

•	Term Loan B: March 24, 2025.

Interest: In June 2023, the Company amended its Credit Agreement to replace the benchmark interest rate, U.S. dollar LIBOR, with the Secured Overnight Financing Rate (“SOFR”), due to the discontinuance of LIBOR, as further described below.

•

Revolving Credit Facility & Term Loan A: As amended on June 14, 2023, the Revolving Credit Facility and term loan A facility due April 2026 (the “Term Loan A”) bear interest at a rate per annum equal to SOFR plus 0.10% plus 1.75% margin (or an alternative base rate plus 0.75%), with a SOFR floor of zero (prior to the amendment, bore interest at LIBOR plus 1.75% margin, with a LIBOR floor of zero). The margin is subject to potential increases of up to 50 basis points (two (2) increases of 25 basis points each) upon certain increases to net first lien leverage ratios, as defined in the Credit Agreement (effective interest rate of 7.20% as of December 31, 2023, before the impact of interest rate swaps, see Note 16 for interest rate swaps).

•

Term Loan B: As amended on June 14, 2023, the term loan B facility due March 2025 (the “Term Loan B”) bears interest at a rate per annum equal to SOFR plus 0.10% plus 2.25% margin, with a SOFR floor of zero (or an alternative base rate plus 1.25% margin) (prior to the amendment, bore interest at LIBOR plus 2.25% margin with a LIBOR floor of zero) (effective interest rate of 7.70% as of December 31, 2023, before the impact of interest rate swaps).

Required Principal Payments:

•

Term Loan A: Quarterly principal payments, at quarterly rates of 1.25% beginning September 30, 2022, 1.75% beginning September 30, 2023, and 2.50% beginning September 30, 2024 through March 31, 2026, with the balance payable at maturity.

•	Term Loan B: Quarterly principal payments at a quarterly rate of 0.25%, with the balance payable at maturity.

The Term Loan A and Term Loan B also require mandatory prepayments in connection with certain asset sales, subject to certain significant exceptions, and the Term Loan B is subject to additional mandatory repayment from specified percentages of excess cash flow, as defined in the Credit Agreement.

Optional Prepayment:

•	Revolving Credit Facility, Term Loan A & Term Loan B: The Company may voluntarily prepay the Revolving Credit Facility, Term Loan A and Term Loan B at any time without premium or penalty.

Security. The Senior Credit Facilities are guaranteed by the guarantors named in the Credit Agreement (including entities of Lionsgate that are not part of the Company) and are secured by a security interest in substantially all of the assets of Lionsgate and the Guarantors (as defined in the Credit Agreement), subject to certain exceptions.

Covenants. The Senior Credit Facilities contain representations and warranties, events of default and affirmative and negative covenants that are customary for similar financings and which include, among other things and subject to certain significant exceptions, restrictions on the ability to declare or pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets and merge or consolidate with any other person. In addition, a net first lien leverage maintenance covenant and an interest coverage ratio maintenance covenant apply to the Revolving Credit Facility and the Term Loan A and are tested quarterly. As of December 31, 2023, Lionsgate was in compliance with all applicable covenants.

Change in Control. The Company may also be subject to an event of default upon a change in control (as defined in the Credit Agreement) which, among other things, includes a person or group acquiring ownership or control in excess of 50% of existing Lionsgate common stock.

Lionsgate Senior Notes:

As discussed in Note 1, the Senior Notes of Lionsgate are not reflected in the Studio Business condensed combined financial statements. The Studio Business remains a guarantor under the Senior Notes indenture agreement. The outstanding principal balance of the Senior Notes was $715.0 million and $800.0 million at December 31, 2023 and March 31, 2023, respectively, with a maturity date of April 15, 2029. The Studio Business guarantee would be applicable if an event of default were to occur by Lionsgate. As of December 31, 2023, Lionsgate was in compliance with all applicable covenants with respect to the Senior Notes and no events of default had occurred.

Debt Transactions:

Term Loan A Prepayment. In April 2022, the Company voluntarily prepaid the entire outstanding principal amount of the Term Loan A due March 22, 2023 of $193.6 million, together with accrued and unpaid interest.

Loss on Extinguishment of Debt:

During the nine months ended December 31, 2022, the Company recorded a loss on extinguishment of debt related to the transaction described above of $1.3 million. The Company did not incur a loss on extinguishment of debt during the nine months ended December 31, 2023.

7. Film Related Obligations

	December 31, 2023	March 31, 2023
	(Amounts in millions)
Film related obligations:
Production Loans	$1,279.2	$1,349.9
Production Tax Credit Facility	250.0	231.8
Backlog Facility and Other	175.0	226.0
IP Credit Facility	117.3	143.8

Total film related obligations	1,821.5	1,951.5
Unamortized debt issuance costs	(8.9)	(11.4)

Total film related obligations, net	1,812.6	1,940.1
Less current portion	(1,258.2)	(923.7)

Total non-current film related obligations	$554.4	$1,016.4

Production Loans. Production loans represent individual and multi-title loans for the production of film and television programs that the Company produces. The majority of the Company’s production loans have contractual repayment dates either at or near the expected completion or release dates, with the exception of certain loans containing repayment dates on a longer term basis, and incur primarily SOFR based interest at a weighted average rate of 6.91% (before the impact of interest rate swaps, see Note 16 for further information on interest rate swaps). Production loans amounting to $1,109.2 million are secured by collateral which consists of the underlying rights related to the intellectual property (i.e. film or television show), and $170.0 million are unsecured.

Production Tax Credit Facility. In January 2021, as amended in December 2023, the Company entered into a non-recourse senior secured revolving credit facility (the “Production Tax Credit Facility”) based on and secured by collateral consisting solely of certain of the Company’s tax credit receivables.

The maximum principal amount of the Production Tax Credit Facility is $250.0 million, subject to the amount of collateral available, which is based on specified percentages of amounts payable to the Company by governmental authorities pursuant to the tax incentive laws of certain eligible jurisdictions that arise from the production or exploitation of motion pictures and television programming in such jurisdiction. Cash collections from the underlying collateral (tax credit receivables) are used to repay the Production Tax Credit Facility. Advances under the Production Tax Credit Facility bear interest at a rate equal to SOFR plus 0.10% to 0.25% depending on the SOFR term (i.e., one, three or six months), plus 1.50% per annum or the base rate plus 0.50% per annum (effective interest rate of 6.95% at December 31, 2023). The Production Tax Credit Facility matures on January 27, 2025. As of December 31, 2023, there were no amounts available under the Production Tax Credit Facility.

IP Credit Facility. In July 2021, as amended in September 2022, certain subsidiaries of the Company entered into a senior secured amortizing term credit facility (the “IP Credit Facility”) based on and secured by the collateral consisting solely of certain of the Company’s rights in certain library titles. The maximum principal amount of the IP Credit Facility is $161.9 million, subject to the amount of collateral available, which is based on the valuation of cash flows from the libraries. The cash flows generated from the exploitation of the rights will be applied to repay the IP Credit Facility subject to cumulative minimum guaranteed payment amounts as set forth below:

Cumulative Period From September 29, 2022 Through:	Cumulative Minimum Guaranteed Payment Amounts	Payment Due Date
	(in millions)
September 30, 2023	$30.4	November 14, 2023
September 30, 2024	$60.7	November 14, 2024
September 30, 2025	$91.1	November 14, 2025
September 30, 2026	$121.4	November 14, 2026
July 30, 2027	$161.9	July 30, 2027

Advances under the IP Credit Facility bear interest at a rate equal to, at the Company’s option, SOFR plus 0.11% to 0.26% depending on the SOFR term (i.e., one or three months) plus 2.25% per annum (with a SOFR floor of 0.25%) or the base rate plus 1.25% per annum (effective interest rate of 7.78% at December 31, 2023). The IP Credit Facility matures on July 30, 2027.

Backlog Facility and Other:

Backlog Facility. In March 2022, as amended in August 2022, certain subsidiaries of the Company entered into a committed secured revolving credit facility (the “Backlog Facility”) based on and secured by collateral consisting solely of certain of the Company’s fixed fee or minimum guarantee contracts where cash will be received in the future. The maximum principal amount of the Backlog Facility is $175.0 million, subject to the amount of eligible collateral contributed to the facility. Advances under the Backlog Facility bear interest at a rate equal to Term SOFR plus 0.10% to 0.25% depending on the SOFR term (i.e., one, three or six months), plus an applicable margin amounting to 1.15% per annum. The applicable margin is subject to a potential increase to either 1.25% or 1.50% based on the weighted average credit quality rating of the collateral contributed to the facility (effective interest rate of 6.60% at December 31, 2023). The Backlog Facility revolving period ends on May 16, 2025, at which point cash collections from the underlying collateral is used to repay the facility. The facility maturity date is up to 2 years, 90 days after the revolving period ends, currently August 14, 2027. As of December 31, 2023, there was $175.0 million outstanding under the Backlog Facility, and there were no amounts available under the Backlog Facility (March 31, 2023—$175.0 million outstanding).

Other. The Company has previously had other loans, which are secured by contracted receivables which are not yet recognized as revenue under certain licensing agreements. Outstanding loan balances under these “other” loans must be repaid with any cash collections from the underlying collateral if and when received by the Company, and may be voluntarily repaid at any time without prepayment penalty fees. The Company’s “other” loans had no amounts outstanding as of December 31, 2023.

8. Fair Value Measurements

Fair Value

Accounting guidance and standards about fair value define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair Value Hierarchy

Fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting guidance and standards establish three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

The following table sets forth the assets and liabilities required to be carried at fair value on a recurring basis as of December 31, 2023 and March 31, 2023:

	December 31, 2023			March 31, 2023
	Level 1	Level 2	Total	Level 1	Level 2	Total
	(Amounts in millions)
Assets:
Forward exchange contracts (see Note 16)	$—	$—	$—	$—	$2.9	$2.9
Interest rate swaps (see Note 16)	—	34.2	34.2	—	41.1	41.1
Liabilities:
Forward exchange contracts (see Note 16)	—	(2.1)	(2.1)	—	(0.1)	(0.1)

The following table sets forth the carrying values and fair values of the Company’s outstanding debt and film related obligations at December 31, 2023 and March 31, 2023:

	December 31, 2023		March 31, 2023
	(Amounts in millions)
	Carrying Value	Fair Value(1)	Carrying Value	Fair Value(1)
		(Level 2)		(Level 2)
Term Loan A	$404.1	$403.0	$424.2	$415.4
Term Loan B	819.5	814.1	827.2	817.1
Production Loans	1,275.4	1,279.2	1,346.1	1,349.9
Production Tax Credit Facility	248.4	250.0	229.4	231.8
Backlog Facility and Other	173.9	175.0	223.7	226.0
IP Credit Facility	114.9	117.3	140.8	143.8

(1)

The Company measures the fair value of its outstanding debt and interest rate swaps using discounted cash flow techniques that use observable market inputs, such as SOFR-based yield curves, swap rates, and credit ratings (Level 2 measurements).

The Company’s financial instruments also include cash and cash equivalents, accounts receivable, accounts payable, content related payables, other accrued liabilities, other liabilities, and borrowings under the Revolving Credit Facility, if any. The carrying values of these financial instruments approximated the fair values at December 31, 2023 and March 31, 2023.

9. Noncontrolling Interests

Redeemable Noncontrolling Interests

The table below presents the reconciliation of changes in redeemable noncontrolling interests:

	Nine Months Ended December 31,

	2023	2022
	(Amounts in millions)
Beginning balance	$343.6	$321.2
Net loss attributable to redeemable noncontrolling interests	(7.3)	(7.4)
Noncontrolling interests discount accretion	—	13.4
Adjustments to redemption value	71.5	34.7
Cash distributions	(1.0)	(4.8)
Purchase of noncontrolling interest	(0.6)	—

Ending balance	$406.2	$357.1

Redeemable noncontrolling interests (included in temporary equity on the unaudited condensed combined balance sheets) primarily relate to the November 12, 2015 acquisition of a controlling interest in Pilgrim Media Group and the May 29, 2018 acquisition of a controlling interest in 3 Arts Entertainment.

3 Arts Entertainment. As of December 31, 2023, the Company had a redeemable noncontrolling interest representing 49% of 3 Arts Entertainment. The noncontrolling interest was subject to put and call options at fair value that were exercisable during the period. See below discussion of the January 2, 2024 purchase of a portion of the noncontrolling interest. The put and call options were determined to be embedded in the noncontrolling interest, and because the put rights are outside the control of the Company, the noncontrolling interest holder’s interest is presented as redeemable noncontrolling interest outside of shareholders’ equity on the Company’s condensed combined balance sheets.

The noncontrolling interest holders are employees of 3 Arts Entertainment. Pursuant to the various 3 Arts Entertainment acquisition and related agreements, a portion of the noncontrolling interest holders’ participation in the put and call proceeds is based on the noncontrolling interest holders’ performance during the period. Further, if the employment of a noncontrolling interest holder is terminated, under certain circumstances, their participation in distributions cease and the put and call value is discounted from the fair value of their equity ownership percentage. Accordingly, earned distributions are accounted for as compensation and are being expensed within general and administrative expense as incurred. Additionally, the amount of the put and call proceeds subject to the discount is accounted for as compensation, and is amortized over the vesting period within general and administrative expense and reflected as an addition to redeemable noncontrolling interest over the vesting period which ended in November 2022.

On January 2, 2024, Lionsgate closed on the acquisition of an additional 25% of 3 Arts Entertainment representing approximately half of the noncontrolling interest for approximately $194 million. In addition, Lionsgate purchased certain profit interests held by certain managers and entered into certain option rights agreements, which replaced the put and call rights discussed above by providing noncontrolling interest holders the right to sell to the Company and Lionsgate the right to purchase their remaining (24%) interest beginning in January 2027.

Pilgrim Media Group. The Company has a remaining redeemable noncontrolling interest representing 12.5% of Pilgrim Media Group. The noncontrolling interest holder has a right to put and the Company has a right to call the noncontrolling interest at fair value, subject to a cap, exercisable for thirty (30) days beginning November 12, 2024, as amended. The put and call options have been determined to be embedded in the noncontrolling interest, and because the put rights are outside the control of the Company and require partial cash settlement, the noncontrolling interest holder’s interest is presented as redeemable noncontrolling interest outside of shareholders’ equity on the Company’s condensed combined balance sheets.

Redeemable noncontrolling interests are measured at the greater of (i) the redemption amount that would be paid if settlement occurred at the balance sheet date less the amount attributed to unamortized noncontrolling interest discount if applicable, or (ii) the historical value resulting from the original acquisition date value plus or minus any earnings or loss attribution, plus the amount of amortized noncontrolling interest discount, less the amount of cash distributions that are not accounted for as compensation, if any. The amount of the redemption value in excess of the historical values of the noncontrolling interest, if any, is recognized as an increase to redeemable noncontrolling interest and a charge to parent net investment.

Other. The Company has other immaterial redeemable noncontrolling interests.

Other Noncontrolling Interests

The Company has other immaterial noncontrolling interests that are not redeemable.

10. Revenue

Revenue by Segment, Market or Product Line

The table below presents revenues by segment, market or product line for the nine months ended December 31, 2023 and 2022:

	Nine Months Ended
	December 31,
	2023	2022
	(Amounts in millions)
Revenue by Type:
Motion Picture
Theatrical	$194.2	$28.6
Home Entertainment
Digital Media	495.3	378.5
Packaged Media	63.0	55.3

Total Home Entertainment	558.3	433.8
Television	214.5	147.0
International	255.3	166.5
Other	23.3	15.7

Total Motion Picture revenues(1)	1,245.6	791.6

Television Production
Television	554.2	973.1
International	137.7	219.4
Home Entertainment
Digital Media	113.4	205.1
Packaged Media	1.0	2.7

Total Home Entertainment	114.4	207.8
Other	54.4	68.3

Total Television Production revenues(2)	860.7	1,468.6

Total revenues	$2,106.3	$2,260.2

(1)

Total Motion Picture revenues for the nine months ended December 31, 2023 and 2022, includes $113.7 million and $30.0 million, respectively, of revenues from licensing Motion Picture segment product to the Starz Business.

(2)

Total Television Production revenues for the nine months ended December 31, 2023 and 2022, includes $308.4 million and $618.6 million, respectively, of revenues from licensing Television Production segment product to the Starz Business.

Remaining Performance Obligations

Remaining performance obligations represent deferred revenue on the balance sheet plus fixed fee or minimum guarantee contracts where the revenue will be recognized and the cash received in the future (i.e., backlog). Revenues expected to be recognized in the future related to performance obligations that are unsatisfied at December 31, 2023 are as follows:

		Year Ending March 31,
	Rest of Year Ending March 31, 2024	2025	2026	Thereafter	Total
	(Amounts in millions)
Remaining Performance Obligations	$486.2	$917.3	$431.9	$106.7	$1,942.1

The above table does not include estimates of variable consideration for transactions involving sales or usage-based royalties in exchange for licenses of intellectual property. The revenues included in the above table include all fixed fee contracts regardless of duration.

Revenues of $236.2 million, including variable and fixed fee arrangements, were recognized during the nine months ended December 31, 2023 from performance obligations satisfied prior to March 31, 2023. These revenues were primarily associated with the distribution of television and theatrical product in electronic sell-through and video-on-demand formats, and to a lesser extent, the distribution of theatrical product in the domestic and international markets related to films initially released in prior periods.

Accounts Receivable, Contract Assets and Deferred Revenue

The timing of revenue recognition, billings and cash collections affects the recognition of accounts receivable, contract assets and deferred revenue. See the unaudited condensed combined balance sheets or Note 17 for accounts receivable, contract assets and deferred revenue balances at December 31, 2023 and March 31, 2023.

Accounts Receivable. Accounts receivable are presented net of a provision for doubtful accounts. The Company estimates provisions for accounts receivable based on historical experience for the respective risk categories and current and future expected economic conditions. To assess collectability, the Company analyzes market trends, economic conditions, the aging of receivables and customer specific risks, and records a provision for estimated credit losses expected over the lifetime of the receivables in direct operating expense.

The Company performs ongoing credit evaluations and monitors its credit exposure through active review of customers’ financial condition, aging of receivable balances, historical collection trends, and expectations about relevant future events that may significantly affect collectability. The Company generally does not require collateral for its trade accounts receivable.

Changes in the provision for doubtful accounts consisted of the following:

	March 31, 2023	(Benefit) provision for doubtful accounts	Other (1)	Uncollectible accounts written-off(2)	December 31, 2023
	(Amounts in millions)
Provision for doubtful accounts	$8.7	$0.3	$1.3	$(3.3)	$7.0

(1)	Represents the provision for doubtful accounts acquired in the acquisition of eOne (see Note 2).
(2)	Represents primarily accounts receivable previously reserved for bad debt from customers in Russia, related to Russia’s invasion of Ukraine.

Contract Assets. Contract assets relate to the Company’s conditional right to consideration for completed performance under the contract. Amounts relate primarily to contractual payment holdbacks in cases in which the Company is required to deliver additional episodes or seasons of television content in order to receive payment, complete certain administrative activities, such as guild filings, or allow the Company’s customers’ audit rights to expire.

Deferred Revenue. Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Company satisfies the corresponding performance obligation. Revenues of $103.0 million were recognized during the nine months ended December 31, 2023, related to the balance of deferred revenue at March 31, 2023.

11. Share-Based Compensation

The Company recognized the following share-based compensation expense during the nine months ended December 31, 2023 and 2022:

	Nine Months Ended December 31,
	2023	2022
	(Amounts in millions)
Compensation Expense:
Stock options	$1.4	$1.4
Restricted share units and other share-based compensation	32.6	21.6
Share appreciation rights	0.2	0.1

Total Studio employee share-based compensation expense	34.2	23.1
Corporate allocation of share-based compensation	12.1	17.0

	$46.3	$40.1
Impact of accelerated vesting on equity awards(1)	7.3	2.1

Total share-based compensation expense	$53.6	$42.2

(1)	Represents the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.

Share-based compensation expense, by expense category, consisted of the following:

	Nine Months Ended December 31,
	2023	2022
	(Amounts in millions)
Share-Based Compensation Expense:
General and administration	$46.3	$40.1
Restructuring and other	7.3	2.1

	$53.6	$42.2

The following table sets forth the stock option, share appreciation rights (“SARs”), restricted stock and restricted share unit activity on grants related directly to the Company employees and Lionsgate corporate and shared service employees during the nine months ended December 31, 2023:

	Stock Options and SARs					Restricted Stock and Restricted Share Units
	Lions Gate Class A Voting Shares			Lions Gate Class B Non-Voting Shares		Lions Gate Class A Voting Shares			Lions Gate Class B Non-Voting Shares
	Number of Shares		Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares		Weighted- Average Grant- Date Fair Value	Number of Shares	Weighted- Average Grant-Date Fair Value
	(Number of shares in millions)
Outstanding at March 31, 2023	4.3		$26.35	19.0	$15.50	—	(1)	$10.95	10.8	$9.90
Granted	—		—	0.3	$8.88	0.1		$8.87	6.2	$8.20
Options exercised or restricted stock or RSUs vested	—	(1)	$7.70	(0.1)	$7.11	—	(1)	$10.89	(6.9)	$9.33
Forfeited or expired	(1.9)		$30.81	(2.1)	$27.72	—		—	(0.3)	$8.72

Outstanding at December 31, 2023	2.4		$22.96	17.1	$13.92	0.1		$9.27	9.8	$8.69

(1)	Represents less than 0.1 million shares.

12. Income Taxes

For purposes of the condensed combined financial statements, income taxes have been calculated as if the Company files income tax returns on a standalone basis. The Company’s U.S. operations and certain of its non-U.S. operations historically have been included in the income tax returns of Lionsgate or its subsidiaries that may not be part of the Company. The Company believes the assumptions supporting its allocation and presentation of income taxes on a separate return basis are reasonable. However, the Company’s tax results, as presented in the condensed combined financial statements, may not be reflective of the results that the Company expects to generate in the future.

The income tax provision for the nine months ended December 31, 2023 and 2022 is calculated by estimating the Company’s annual effective tax rate (estimated annual tax provision divided by estimated annual income before income taxes), and then applying the effective tax rate to income (loss) before income taxes for the period, plus or minus the tax effects of items that relate discretely to the period, if any.

The Company’s income tax provision differs from the federal statutory rate multiplied by pre-tax income (loss) due to the mix of the Company’s pre-tax income (loss) generated across the various jurisdictions in which the Company operates, changes in the valuation allowance against the Company’s deferred tax assets, and certain minimum taxes and foreign withholding taxes. The Company’s income tax provision for the nine months ended December 31, 2023 was also impacted by charges for interest on uncertain tax benefits. The Company acquired all of the issued and outstanding equity interests of eOne on December 27, 2023 and is evaluating the tax impact on the preliminary purchase price allocation (see Note 2).

The Company’s income tax provision can be affected by many factors, including the overall level of pre-tax income, the mix of pre-tax income generated across the various jurisdictions in which the Company operates, changes in tax laws and regulations in those jurisdictions, changes in uncertain tax positions, changes in valuation allowances on its deferred tax assets, tax planning strategies available to the Company, and other discrete items.

13. Restructuring and Other

Restructuring and other includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable. During the nine months ended December 31, 2023 and 2022, the Company also incurred certain other unusual charges or benefits, which are included in direct operating expense in the condensed combined statements of operations and are described below. The following table sets forth restructuring and other and these other unusual charges or benefits and the statement of operations line items they are included in for the nine months ended December 31, 2023 and 2022:

	Nine Months Ended December 31,
	2023	2022
	(Amounts in millions)
Restructuring and other:
Other impairments(1)	$—	$5.9
Severance(2)
Cash	24.3	9.2
Accelerated vesting on equity awards (see Note 11)	7.3	2.1

Total severance costs	31.6	11.3
COVID-19 related charges included in restructuring and other	—	0.1
Transaction and other costs(3)	29.9	3.3

Total Restructuring and Other	61.5	20.6
Other unusual charges not included in restructuring and other or the Company’s operating segments:
Content charges included in direct operating expense(4)	1.1	7.7
COVID-19 related charges (benefit) included in direct operating expense(5)	(0.5)	(6.2)

Total restructuring and other and other unusual charges not included in restructuring and other	$62.1	$22.1

(1)

Amounts in the nine months ended December 31, 2022 include an impairment of an operating lease right-of-use asset related to the Studio Business and corporate facilities amounting to $5.8 million associated with a portion of a facility lease that will no longer be utilized by the Company. The impairment reflects a decline in market conditions since the inception of the lease impacting potential sublease opportunities, and represents the difference between the estimated fair value, which was determined based on the expected discounted future cash flows of the lease asset, and the carrying value.

(2)

Severance costs were primarily related to restructuring activities and other cost-saving initiatives. In the nine months ended December 31, 2023, amounts were due to restructuring activities including integration of the acquisition of eOne, and our Motion Picture and Television Production segments.

(3)

Transaction and other costs in the nine months ended December 31, 2023 includes approximately $16.6 million of a loss associated with a theft at a production of a 51% owned consolidated entity. The Company expects to recover a portion of this amount under its insurance coverage and from the noncontrolling interest holders of this entity. In addition, amounts in the nine months ended December 31, 2023 and 2022 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with certain legal matters.

(4)

In the nine months ended December 31, 2022, the amounts represent development costs written off as a result of changes in strategy across the Company’s theatrical slate in connection with certain management changes and changes in the theatrical marketplace in the Motion Picture segment. These charges are excluded from segment results and included in amortization of investment in film and television programs in direct operating expense on the combined statements of operations.

(5)

Amounts include incremental costs, if any, incurred due to circumstances associated with the COVID-19 global pandemic, net of insurance recoveries of $0.6 million in the nine months ended December 31, 2023 (nine months ended December 31, 2022—insurance recoveries of $6.9 million). In the nine months ended December 31, 2023 and 2022, insurance and bad debt recoveries exceeded the incremental costs expensed in the period, resulting in a net benefit included in direct operating expense. The Company is in the process of seeking additional insurance recovery for some of these costs. The ultimate amount of insurance recovery cannot be estimated at this time.

Changes in the restructuring and other severance liability were as follows for the nine months ended December 31, 2023 and 2022:

	Nine Months Ended December 31,
	2023	2022
	(Amounts in millions)
Severance liability
Beginning balance	$3.7	$0.8
Accruals	24.3	9.2
Severance payments	(5.4)	(3.7)

Ending balance(1)	$22.6	$6.3

(1)	As of December 31, 2023, the remaining severance liability of approximately $22.6 million is expected to be paid in the next 12 months.

14. Segment Information

The Company’s reportable segments have been determined based on the distinct nature of their operations, the Company’s internal management structure, and the financial information that is evaluated regularly by the Company’s chief operating decision maker.

The Company has two reportable business segments: (1) Motion Picture and (2) Television Production.

Motion Picture. Motion Picture consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired.

Television Production. Television Production consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction programming. Television Production includes the licensing of Starz original series productions to the Starz Business, and the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment.

Segment information is presented in the table below:

	Nine Months Ended December 31,
	2023	2022
	(Amounts in millions)
Segment revenues
Motion Picture	$1,245.6	$791.6
Television Production	860.7	1,468.6

Total revenue	$2,106.3	$2,260.2

Gross contribution
Motion Picture	$320.3	$248.9
Television Production	134.6	136.6

Total gross contribution	454.9	385.5
Segment general and administration
Motion Picture	83.2	66.2
Television Production	40.5	32.0

Total segment general and administration	123.7	98.2
Segment profit
Motion Picture	237.1	182.7
Television Production	94.1	104.6

Total segment profit	$331.2	$287.3

The Company’s primary measure of segment performance is segment profit. Segment profit is defined as gross contribution (revenues, less direct operating and distribution and marketing expense) less segment general and administration expenses. Segment profit excludes, when applicable, corporate and allocated general and administrative expense, restructuring and other costs, share-based compensation, certain content charges as a result of changes in management and/or content strategy, certain charges related to the COVID-19 global pandemic, charges related to Russia’s invasion of Ukraine, and purchase accounting and related adjustments. The Company believes the presentation of segment profit is relevant and useful for investors because it allows investors to view segment performance in a manner similar to the primary method used by the Company’s management and enables them to understand the fundamental performance of the Company’s businesses.

The reconciliation of total segment profit to the Company’s income (loss) before income taxes is as follows:

	Nine Months Ended December 31,
	2023	2022
	(Amounts in millions)
Company’s total segment profit	$331.2	$287.3
Corporate general and administrative expenses(1)	(76.2)	(57.7)
Adjusted depreciation and amortization(2)	(7.1)	(8.9)
Restructuring and other(3)	(61.5)	(20.6)
COVID-19 related benefit (charges) included in direct operating expense(4)	0.5	6.2
Content charges(5)	(1.1)	(7.7)
Adjusted share-based compensation expense6)	(46.3)	(40.1)
Purchase accounting and related adjustments(7)	(19.4)	(51.4)

Operating income	120.1	107.1
Interest expense	(157.1)	(117.8)
Interest and other income	6.9	4.9
Other expense	(14.3)	(17.2)
Loss on extinguishment of debt	—	(1.3)
Gain on investments, net	2.7	42.1
Equity interests income	5.7	0.8

Income (loss) before income taxes	$(36.0)	$18.6

(1)

Corporate general and administrative expenses reflect the allocations of certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, accounting, tax, legal, human resources, occupancy, and other shared services (see Note 1 and Note 18 for further information). Amount excludes allocation of share-based compensation expense discussed below. The costs included in corporate general and administrative expenses represent certain corporate executive expense (such as salaries and wages for the office of the Chief Executive Officer, Chief Financial Officer, General Counsel and other corporate officers), investor relations costs, costs of maintaining corporate facilities, and other unallocated common administrative support functions, including corporate accounting, finance and financial reporting, internal and external audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense.

(2)

Adjusted depreciation and amortization represents depreciation and amortization as presented on our unaudited condensed combined statements of operations less the depreciation and amortization related to the non-cash fair value adjustments to property and equipment and intangible assets acquired in recent acquisitions which are included in the purchase accounting and related adjustments line item above, as shown in the table below:

	Nine Months Ended December 31,
	2023	2022
	(Amounts in millions)
Depreciation and amortization	$11.1	$13.2
Less: Amount included in purchase accounting and related adjustments	(4.0)	(4.3)

Adjusted depreciation and amortization	$7.1	$8.9

(3)

Restructuring and other includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable. See Note 13 for further information on restructuring and other.

(4)

Amounts represent the incremental costs included in direct operating expense resulting from circumstances associated with the COVID-19 global pandemic, net of insurance recoveries. During the nine months ended December 31, 2023 and 2022, the Company incurred a net benefit in direct operating expense due to insurance and bad debt recoveries in excess of the incremental costs expensed in the periods (see Note 13). These charges (benefits) are excluded from segment operating results.

(5)

Content charges represent certain charges included in direct operating expense in the combined statements of operations, and excluded from segment operating results (see Note 13 for further information).

(6)	The following table reconciles total share-based compensation expense to adjusted share-based compensation expense:

	Nine Months Ended
	December 31,
	2023	2022
	(Amounts in millions)
Total share-based compensation expense(i)	$53.6	$42.2
Less:
Amount included in restructuring and other(ii)	(7.3)	(2.1)

Adjusted share-based compensation	$46.3	$40.1

(i)

Total share-based compensation expense in the nine months ended December 31, 2023 and 2022 includes $12.1 million and $17.0 million, respectively, of corporate allocation of share-based compensation expense, representing the allocation of Lionsgate’s corporate employee share-based compensation expense.

(ii)

Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.

(7)

Purchase accounting and related adjustments primarily represent the amortization of non-cash fair value adjustments to certain assets acquired in recent acquisitions. These adjustments include the accretion of the noncontrolling interest discount related to Pilgrim Media Group and 3 Arts Entertainment, the amortization of the recoupable portion of the purchase price and the expense associated with the earned distributions related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense. The following sets forth the amounts included in each line item in the financial statements:

	Nine Months Ended December 31,
	2023	2022
	(Amounts in millions)
Purchase accounting and related adjustments:
Direct operating	$—	$0.7
General and administrative expense (i)	15.4	46.4
Depreciation and amortization	4.0	4.3

	$19.4	$51.4

(i)

These adjustments include the non-cash charge for the accretion of the noncontrolling interest discount related to Pilgrim Media Group and 3 Arts Entertainment, the non-cash charge for the amortization of the recoupable portion of the purchase price and the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense, as presented in the table below. The noncontrolling equity interest in the distributable earnings of 3 Arts Entertainment are reflected as an expense rather than noncontrolling interest in the combined statements of operations due to the relationship to continued employment.

	Nine Months Ended December 31,
	2023	2022
	(Amounts in millions)
Amortization of recoupable portion of the purchase price	$1.3	$5.7
Noncontrolling interest discount amortization	—	13.3
Noncontrolling equity interest in distributable earnings	14.1	27.4

	$15.4	$46.4

See Note 10 for revenues by media or product line as broken down by segment for the nine months ended December 31, 2023 and 2022.

The following table reconciles segment general and administration expense to the Company’s total combined general and administration expense:

	Nine Months Ended December 31,
	2023	2022
	(Amounts in millions)
General and administration
Segment general and administrative expenses	$123.7	$98.2
Corporate general and administrative expenses	76.2	57.7
Share-based compensation expense included in general and administrative expense(1)	46.3	40.1
Purchase accounting and related adjustments	15.4	46.4

	$261.6	$242.4

(1)

Includes share-based compensation expense related to the allocation of Lionsgate corporate and shared employee share-based compensation expenses of $12.1 million in the nine months ended December 31, 2023 (2022—$17.0 million).

The reconciliation of total segment assets to the Company’s total combined assets is as follows:

	December 31, 2023	March 31, 2023
	(Amounts in millions)
Assets
Motion Picture	$1,744.2	$1,759.4
Television Production	2,393.6	1,949.1
Other unallocated assets(1)	981.3	704.2

	$5,119.1	$4,412.7

(1)	Other unallocated assets primarily consist of cash, other assets and investments.

15. Contingencies

From time to time, the Company is involved in certain claims and legal proceedings arising in the normal course of business.

The Company establishes an accrued liability for claims and legal proceedings when the Company determines that a loss is both probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters.

As of December 31, 2023, the Company is not a party to any material pending claims or legal proceeding and is not aware of any other claims that it believes could, individually or in the aggregate, have a material adverse effect on the Company’s financial position, results of operations or cash flows.

16. Derivative Instruments and Hedging Activities

Forward Foreign Exchange Contracts

The Company enters into forward foreign exchange contracts to hedge its foreign currency exposures on future production expenses and tax credit receivables denominated in various foreign currencies (i.e., cash flow hedges). The Company also enters into forward foreign exchange contracts that economically hedge certain of its foreign currency risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to its financial transactions. Changes in the fair value of the foreign exchange contracts that are designated as hedges are reflected in accumulated other comprehensive income (loss), and changes in the fair value of foreign exchange contracts that are not designated as hedges and do not qualify for hedge accounting are recorded in direct operating expense. Gains and losses realized upon settlement of the foreign exchange contracts that are designated as hedges are amortized to direct operating expense on the same basis as the production expenses being hedged.

As of December 31, 2023, the Company had the following outstanding forward foreign exchange contracts (all outstanding contracts have maturities of less than 20 months from December 31, 2023):

December 31, 2023
Foreign Currency	Foreign Currency Amount		US Dollar Amount	Weighted Average Exchange Rate Per $1 USD
	(Amounts in millions)		(Amounts in millions)
British Pound Sterling	0.4 GBP	in exchange for	$0.4	0.82 GBP
Czech Koruna	180.0 CZK	in exchange for	$8.1	22.13 CZK
Euro	15.3 EUR	in exchange for	$15.4	1.10 EUR
Canadian Dollar	29.5 CAD	in exchange for	$1.0	1.34 CAD
Mexican Peso	35.9 MXN	in exchange for	$1.7	20.52 MXN
South African Rand	53.2 ZAR	in exchange for	$2.9	18.95 ZAR

Interest Rate Swaps

The Company is exposed to the impact of interest rate changes primarily through its borrowing activities. The Company’s objective is to mitigate the impact of interest rate changes on earnings and cash flows. The Company primarily uses pay-fixed interest rate swaps to facilitate its interest rate risk management activities, which the Company generally designates as cash flow hedges of interest payments on floating-rate borrowings.

Pay-fixed swaps effectively convert floating-rate borrowings to fixed-rate borrowings. The unrealized gains or losses from these designated cash flow hedges are deferred in accumulated other comprehensive income (loss) and recognized in interest expense as the interest payments occur. Changes in the fair value of interest rate swaps that are not designated as hedges are recorded in interest expense (see further explanation below).

Cash settlements related to interest rate contracts are generally classified as operating activities on the condensed combined statements of cash flows. However, due to a financing component (debt host) on a portion of our previously outstanding interest rate swaps, the cash flows related to these contracts are classified as financing activities through the date of termination.

Designated Cash Flow Hedges. As of December 31, 2023 and March 31, 2023, the Company had the following pay-fixed interest rate swaps which have been designated as cash flow hedges outstanding (all related to the Company’s SOFR-based debt, see Note 6 and Note 7):

Effective Date	Notional Amount	Fixed Rate Paid	Maturity Date
	(in millions)
May 23, 2018	$300.0	2.915%	March 24, 2025
May 23, 2018	$700.0	2.915%	March 24, 2025	(1)
June 25, 2018	$200.0	2.723%	March 23, 2025	(1)
July 31, 2018	$300.0	2.885%	March 23, 2025	(1)
December 24, 2018	$50.0	2.744%	March 23, 2025	(1)
December 24, 2018	$100.0	2.808%	March 23, 2025	(1)
December 24, 2018	$50.0	2.728%	March 23, 2025	(1)

Total	$1,700.0

(1)	Represents the “Re-designated Swaps” as described in the May 2022 Transactions section below that were previously not designated cash flow hedges at March 31, 2022.

May 2022 Transactions: In May 2022, the Company terminated certain of its previous interest rate swap contracts (the “Terminated Swaps”). As a result of the terminations, the Company received approximately $56.4 million. Simultaneously with the termination of the Terminated Swaps, the Company re-designated all other swaps previously not designated as cash flow hedges of variable rate debt.

The receipt of approximately $56.4 million as a result of the termination was recorded as a reduction of the asset values of the derivatives amounting to $188.7 million and a reduction of the financing component (debt host) of the Terminated Swaps amounting to $131.3 million. At the time of the termination of the Terminated Swaps, there was approximately $180.4 million of unrealized gains recorded in accumulated other comprehensive income (loss) related to these Terminated Swaps. This amount will be amortized as a reduction of interest expense through the remaining term of the swaps unless it becomes probable that the cash flows originally hedged will not occur, in which case the proportionate amount of the gain will be recorded as a reduction to interest expense at that time. In addition, the liability amount of $6.8 million for the Re-designated Swaps at the re-designation date will be amortized as a reduction of interest expense throughout the remaining term of the Re-designated Swaps, unless it becomes probable that the cash flows originally hedged will not occur, in which case the proportionate amount of the loss will be recorded to interest expense at that time.

The receipt of approximately $56.4 million was classified in the unaudited condensed combined statement of cash flows as cash provided by operating activities of $188.7 million reflecting the amount received for the derivative portion of the termination of swaps, and a use of cash in financing activities of $134.5 million reflecting the pay down of the financing component of the Terminated Swaps (inclusive of payments made between April 1, 2022 and the termination date amounting to $3.2 million).

Financial Statement Effect of Derivatives

Unaudited condensed combined statements of operations and comprehensive income (loss): The following table presents the pre-tax effect of the Company’s derivatives on the accompanying unaudited condensed combined statements of operations and comprehensive income (loss) for nine months ended December 31, 2023 and 2022:

	Nine Months Ended December 31,
	2023	2022
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts
Gain (loss) recognized in accumulated other comprehensive income (loss)	$(7.3)	$7.4
Loss reclassified from accumulated other comprehensive income (loss) into direct operating expense	(2.5)	(0.7)
Interest rate swaps
Gain recognized in accumulated other comprehensive income (loss)	$24.7	$87.8
Gain (loss) reclassified from accumulated other comprehensive income (loss) into interest expense	31.5	(5.7)
Derivatives not designated as cash flow hedges:
Interest rate swaps
Loss reclassified from accumulated other comprehensive income (loss) into interest expense	$(5.5)	$(9.9)
Total direct operating expense on combined statements of operations	$1,306.0	$1,687.9
Total interest expense on combined statements of operations	$157.1	$117.8

Unaudited condensed combined balance sheets: The Company classifies its forward foreign exchange contracts and interest rate swap agreements within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments (see Note 8). The portion of the swaps, if any, reflecting the financing component (debt host) of the hybrid instrument discussed above is recorded at amortized cost and reduced over time based on payments. Pursuant to the Company’s accounting policy to offset the fair value amounts recognized for derivative instruments, the Company presents the asset or liability position of the swaps that are with the same counterparty under a master netting arrangement net as either an asset or liability in its unaudited condensed combined balance sheets. As of December 31, 2023 and March 31, 2023, there were no swaps outstanding that were subject to a master netting arrangement.

As of December 31, 2023 and March 31, 2023, the Company had the following amounts recorded in the accompanying unaudited condensed combined balance sheets related to the Company’s use of derivatives:

	December 31, 2023
	Other Current Assets	Other Non- Current Assets	Other Accrued Liabilities	Other Non- Current Liabilities
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts	$—	$—	$2.1	$—
Interest rate swaps	—	34.2	—	—

Fair value of derivatives	$—	$34.2	$2.1	$—

	March 31, 2023
	Other Current Assets	Other Non- Current Assets	Other Accrued Liabilities	Other Non- Current Liabilities
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts	$2.9	$—	$0.1	$—
Interest rate swaps	—	41.1	—	—

Fair value of derivatives	$2.9	$41.1	$0.1	$—

As of December 31, 2023, based on the current release schedule, the Company estimates approximately $2.0 million of losses associated with forward foreign exchange contract cash flow hedges in accumulated other comprehensive income (loss) will be reclassified into earnings during the one-year period ending December 31, 2024.

As of December 31, 2023, the Company estimates approximately $25.4 million of gains recorded in accumulated other comprehensive income associated with interest rate swap agreement cash flow hedges will be reclassified into interest expense during the one-year period ending December 31, 2024.

17. Additional Financial Information

The following tables present supplemental information related to the unaudited condensed combined financial statements.

Cash, Cash Equivalents and Restricted Cash

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the unaudited condensed combined balance sheets to the total amounts reported in the unaudited condensed combined statements of cash flows at December 31, 2023 and March 31, 2023. At December 31, 2023 and March 31, 2023, restricted cash represents primarily amounts related to required cash reserves for interest payments associated with the Production Tax Credit Facility, IP Credit Facility, and Backlog Facility.

	December 31, 2023	March 31, 2023
	(Amounts in millions)
Cash and cash equivalents	$247.1	$210.9
Restricted cash included in other current assets	36.4	27.5
Restricted cash included in other non-current assets	13.9	13.0

Total cash, cash equivalents and restricted cash	$297.4	$251.4

Other Assets

The composition of the Company’s other assets is as follows as of December 31, 2023 and March 31, 2023:

	December 31, 2023	March 31, 2023
	(Amounts in millions)
Other current assets
Prepaid expenses and other	$50.1	$36.0
Restricted cash	36.4	27.5
Contract assets	56.8	63.5
Tax credits receivable	273.8	129.5

	$417.1	$256.5

Other non-current assets
Prepaid expenses and other	$21.5	$7.4
Restricted cash	13.9	13.0
Accounts receivable	105.9	37.8
Contract assets	3.3	5.1
Tax credits receivable	312.8	341.8
Operating lease right-of-use assets(1)	318.8	116.8
Interest rate swap assets	34.2	41.1

	$810.4	$563.0

(1)

During the nine months ended December 31, 2023, the Company extended certain of its operating leases and entered into new operating leases. The Company recorded an increase to operating lease right-of-use assets of $211.9 million which is included in “other non-current assets”. Additionally, the Company recorded a corresponding decrease to operating lease liability of $1.3 million and a corresponding increase of $213.2 million to “other accrued liabilities” and “other liabilities—non-current”, respectively, at December 31, 2023 related to these leases. In addition, in connection with the December 27, 2023 acquisition of eOne, the Company recorded operating lease right-of-use assets of $21.3 million included in “other non-current assets”, and a corresponding operating lease liability of $6.9 million and $17.3 million included in “other accrued liabilities” and “other liabilities—non-current”, respectively, as of December 31, 2023 (see Note 2).

Accounts Receivable Monetization

Under the Company’s accounts receivable monetization programs, the Company has entered into (1) individual agreements to monetize certain of its trade accounts receivable directly with third-party purchasers and (2) a revolving agreement to monetize designated pools of trade accounts receivable with various financial institutions, as further described below. Under these programs, the Company transfers receivables to purchasers in exchange for cash proceeds, and the Company continues to service the receivables for the purchasers. The Company accounts for the transfers of these receivables as a sale, removes (derecognizes) the carrying amount of the receivables from its balance sheets and classifies the proceeds received as cash flows from operating activities in the statements of cash flows. The Company records a loss on the sale of these receivables reflecting the net proceeds received (net of any obligations incurred), less the carrying amount of the receivables transferred. The loss is reflected in the “other expense” line item on the unaudited condensed combined statements of operations. The Company receives fees for servicing the accounts receivable for the purchasers, which represent the fair value of the services and were immaterial for the nine months ended December 31, 2023 and 2022.

Individual Monetization Agreements. The Company enters into individual agreements to monetize trade accounts receivable. The third-party purchasers have no recourse to other assets of the Company in the event of non-payment by the customers. The following table sets forth a summary of the receivables transferred under individual agreements or purchases during the nine months ended December 31, 2023 and 2022:

	Nine Months Ended December 31,
	2023	2022
	(Amounts in millions)
Carrying value of receivables transferred and derecognized	$385.8	$314.9
Net cash proceeds received	370.7	300.0
Loss recorded related to transfers of receivables	15.1	14.9

At December 31, 2023, the outstanding amount of receivables derecognized from the Company’s unaudited condensed combined balance sheets, but which the Company continues to service, related to the Company’s individual agreements to monetize trade accounts receivable was $420.8 million (March 31, 2023—$350.9 million).

Pooled Monetization Agreement. In December 2019, the Company entered into a revolving agreement, as amended in July 2023, to transfer up to $100.0 million of certain receivables to various financial institutions on a recurring basis in exchange for cash equal to the gross receivables transferred, which matured on October 1, 2023. As customers paid their balances, the Company would transfer additional receivables into the program. The transferred receivables were fully guaranteed by a bankruptcy-remote wholly-owned subsidiary of the Company. The third-party purchasers had no recourse to other assets of the Company in the event of non-payment by the customers.

The following table sets forth a summary of the receivables transferred under the pooled monetization agreement during the nine months ended December 31, 2023 and 2022:

	Nine Months Ended December 31,

	2023	2022
	(Amounts in millions)
Gross cash proceeds received for receivables transferred and derecognized	$22.2	$156.0
Less amounts from collections reinvested under revolving agreement	(9.1)	(83.3)

Proceeds from new transfers	13.1	72.7
Collections not reinvested and remitted or to be remitted	(13.4)	(48.0)

Net cash proceeds received (paid or to be paid) (1)	$(0.3)	$24.7
Carrying value of receivables transferred and derecognized (2)	$22.1	$154.2
Obligations recorded	$2.1	$4.4
Loss recorded related to transfers of receivables	$2.0	$2.6

(1)

During the nine months ended December 31, 2023, the Company voluntarily repurchased $46.0 million of receivables previously transferred. In addition, during the nine months ended December 31, 2022, the Company repurchased $27.4 million of receivables previously transferred, as separately agreed upon with the third-party purchasers, in order to monetize such receivables under the individual monetization program discussed above without being subject to the collateral requirements under the pooled monetization program.

(2)	Receivables net of unamortized discounts on long-term, non-interest bearing receivables.

At December 31, 2023, there were no outstanding receivables derecognized from the Company’s unaudited condensed combined balance sheet, for which the Company continues to service, related to the pooled monetization agreement (March 31, 2023—$52.3 million).

Content related payables

Content related payables include minimum guarantees and accrued licensed program rights obligations, which represent amounts payable for film or television rights that the Company has acquired or licensed.

Other Accrued Liabilities

Other accrued liabilities include employee related liabilities (such as accrued bonuses and salaries and wages) of $114.5 million and $102.8 million at December 31, 2023 and March 31, 2023, respectively.

Accumulated Other Comprehensive Income (Loss)

The following table summarizes the changes in the components of accumulated other comprehensive income (loss), net of tax. During the nine months ended December 31, 2023 and 2022, there was no income tax expense or benefit reflected in other comprehensive income (loss) due to the income tax impact being offset by changes in the Company’s deferred tax valuation allowance.

	Foreign currency translation adjustments	Net unrealized gain (loss) on cash flow hedges	Total
	(Amounts in millions)
March 31, 2023	$(41.1)	$142.6	$101.5
Other comprehensive income (loss)	1.8	17.4	19.2
Reclassifications to net loss(1)	—	(23.5)	(23.5)

December 31, 2023	$(39.3)	$136.5	$97.2

March 31, 2022	$(38.9)	$49.1	$10.2
Other comprehensive income (loss)	(3.7)	95.2	91.5
Reclassifications to net loss(1)	—	16.3	16.3

December 31, 2022	$(42.6)	$160.6	$118.0

(1)

Represents a loss of $2.5 million included in direct operating expense and a gain of $26.0 million included in interest expense on the unaudited condensed combined statement of operations in the nine months ended December 31, 2023 (nine months ended December 31, 2022—loss of $0.7 million included in direct operating expense and a loss of $15.6 million included in interest expense) (see Note 16).

Supplemental Cash Flow Information

Significant non-cash transactions during the nine months ended December 31, 2023 and 2022 include certain interest rate swap agreements, which are discussed in Note 16, “Derivative Instruments and Hedging Activities”.

There were no significant non-cash financing or investing activities for the nine months ended December 31, 2023 and 2022.

18. Related Party Transactions

Transactions with Lionsgate

As described in Note 1, Lionsgate utilizes a centralized approach to cash management. Cash generated by the Company or borrowed under certain debt obligations is managed by Lionsgate’s centralized treasury function and is routinely transferred to the Company or to the Starz Business to fund operating activities of the Studio Business and the Starz Business when needed.

Because of this centralized approach to cash management, financial transactions for cash movement and the settlement of payables and receivables when due with Lionsgate are generally accounted for through the net parent investment account. Net parent investment is presented in the combined statements of equity (deficit). Settlements of amounts payable and receivable when due through the net parent investment account are reflected as cash payments or receipts for the applicable operating transaction within operating activities in the combined statements of cash flows, with the net change in parent net investment included within financing activities in the combined statements of cash flows.

In the normal course of business, the Company enters into transactions with Lionsgate and the Starz Business which include the following, which unless otherwise indicated are settled through net parent investment at the time of the transaction:

Licensing of content to the Starz Business: The Company licenses motion pictures and television programming (including Starz original productions) to the Starz Business. The license fees generally are due upon delivery or due at a point in time following the first showing. License fee amounts due are settled with the Starz Business through parent net investment. License fees receivable, not yet due from the Starz Business, are reflected in due from the Starz Business on the condensed combined balance sheets. The consideration to which the Company is entitled under the license agreement with the Starz Business is included in revenue from contracts with customers and presented separately in the unaudited combined statements of operations, see Note 10 for further information.

Corporate expense allocations: As previously described in Note 1, the accompanying condensed combined financial statements include allocations of certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, accounting, tax, legal, human resources, occupancy, and other shared services. During the nine months ended December 31, 2023, corporate expense allocations, excluding amounts related to share-based compensation discussed below, amounted to $76.2 million (nine months ended December 31, 2022—$57.7 million).

Operating expense reimbursement: As previously described in Note 1, the Company pays certain expenses on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs. The Starz Business also pays certain expenses on behalf of the Company such as legal expenses, software development costs and severance. These expenditures are reflected in the financial statements of the Studio Business and the Starz Business as applicable.

Share-based compensation: Lionsgate provides share-based compensation related to the Studio Business employees and as part of its corporate expense allocations a proportionate amount of the share-based compensation related to those corporate functions is charged to the Studio Business.

Monetization of certain accounts receivables: The Company had an agreement with Starz for Starz to transfer certain accounts receivables to the Company to participate in the Company’s pooled monetization arrangement. The Company purchased the transferred receivables at fair value and recorded them at the purchased amount on its balance sheet and classified the purchase price paid in parent net investment. See Note 17 for further information. The accounts receivables purchased from the Starz Business have historically been pledged as collateral under this agreement. Any discount on the purchase of the receivable from the Starz Business is accreted to interest income over the period to collection of the accounts receivable. The accounts receivable purchased from the Starz Business and subsequent collections are reflected as investing activities in the combined statements of cash flows.

Parent Net Investment

The net transfers to and from Lionsgate discussed above were as follows:

	Nine Months Ended December 31,
	2023	2022
	(Amounts in millions)
Cash pooling and general financing activities	$(241.7)	$111.5
Licensing of content(1)	428.8	623.7
Corporate reimbursements	5.9	8.0
Corporate expense allocations (excluding allocation of share-based compensation)	20.2	12.3
Funding of purchases of accounts receivables held for collateral	(85.6)	(135.4)

Net transfers to Parent per combined statements of cash flows	$127.6	$620.1

Share based compensation (including allocation of share-based compensation)	(53.6)	(42.2)
Other non-cash transfer	16.6	—

Net transfers to Parent per combined statements of equity (deficit)	$90.6	$577.9

(1)	Reflects the settlement of amounts due from the Starz Business related to the Company’s licensing arrangements with the Starz Business.

19. Subsequent Events

The Company has evaluated subsequent events through March 8, 2024, the date which the combined financial statements were issued.

On January 2, 2024, the Company closed on the acquisition of an additional 25% of 3 Arts Entertainment representing approximately half of the noncontrolling interest for approximately $194 million. In addition, the Company purchased certain profit interests held by certain managers and entered into certain option rights agreements, which replaced the put and call rights discussed in Note 9 by providing noncontrolling interest holders the right to sell to the Company and the Company the right to purchase their remaining (24%) interest beginning in January 2027, see Note 9.

Entertainment One Film and Television Business

(A Business of Hasbro Inc.)

Combined Financial Statements

For the Years Ended December 25, 2022 and December 26, 2021

Independent Auditors’ Report

Those Charged with Governance

Entertainment One Film and Television Business:

Opinion

We have audited the combined financial statements of Entertainment One Film and Television Business (the Company), which comprise the combined balance sheets as of December 25, 2022 and December 26, 2021, and the related combined statements of operations, comprehensive loss, parent equity and redeemable non-controlling interests, and cash flows for the years then ended, and the related notes to the combined financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 25, 2022 and December 26, 2021, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the combined financial statements are issued.

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Providence, Rhode Island

January 17, 2024

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Combined Balance Sheets

December 25, 2022 and December 26, 2021

(Thousands of Dollars)

	2022	2021
ASSETS
Current assets
Cash and cash equivalents, including restricted cash of $13,600 in 2022 and $35,196 in 2021	$91,077	$132,880
Accounts receivable, less allowance for credit losses of $2,266 in 2022 and $3,042 in 2021	157,749	128,417
Inventories	2,974	3,276
Prepaid expenses and other current assets	423,456	400,433

Total current assets	675,256	665,006

Operating lease right-of-use assets	38,233	48,531
Property, plant and equipment, net	28,696	31,079
Investment in productions and investments in acquired content rights	694,002	596,385
Goodwill	231,000	231,000
Other intangibles, net	118,995	141,840
Other	115,091	58,168

Total assets	$1,901,273	$1,772,009

LIABILITIES, NONCONTROLLING INTERESTS AND PARENT EQUITY
Current liabilities
Production financing	$194,781	$170,053
Accounts payable	29,833	6,667
Deferred revenue	22,991	26,604
Accrued participation and residuals	267,037	265,397
Accrued liabilities	207,252	172,940

Total current liabilities	721,894	641,661

Long-term operating lease liabilities	31,012	40,216
Deferred revenue	714	1,474
Other liabilities	32,175	30,467

Total liabilities	785,795	713,818

Commitments and contingencies (Note 17)
Redeemable noncontrolling interests	—	23,938
Parent equity
Net parent investment	1,143,855	1,028,975
Accumulated other comprehensive earnings (loss)	(28,377)	5,278

Total parent equity	1,115,478	1,034,253

Total liabilities, noncontrolling interests and parent equity	$1,901,273	$1,772,009

See accompanying notes to Combined Financial Statements

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Combined Statements of Operations

Fiscal Years Ended December 25, 2022 and December 26, 2021

(Thousands of Dollars)

	2022	2021
Net revenues	$827,811	$921,043
Costs and expenses:
Direct operating	634,506	734,352
Distribution and marketing	19,299	28,742
General and administration	151,176	135,755
Depreciation and amortization	26,013	26,291

Total costs and expenses	830,994	925,140

Operating loss	(3,183)	(4,097)

Interest expense	14,005	8,444
Interest income	(3,204)	(3,571)
Other income, net	(6,661)	1,302

Loss before income taxes	$(7,323)	$(10,272)
Income tax provision	12,738	1,469

Net loss	(20,061)	(11,741)
Less: Net earnings attributable to noncontrolling interests	576	3,355

Net loss attributable to Entertainment One Film and Television Business	$(20,637)	$(15,096)

See accompanying notes to Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Combined Statements of Comprehensive Loss

Fiscal Years Ended December 25, 2022 and December 26, 2021

(Thousands of Dollars)

	2022	2021
Net loss	$(20,061)	$(11,741)
Other comprehensive loss:
Foreign currency translation adjustments, net of tax	(33,066)	6,225
Net gains on cash flow hedging activities, net of tax	1,535	3,564
Reclassifications to earnings, net of tax:
Net losses on cash flow hedging activities	(2,124)	(1,067)

Other comprehensive earnings (loss), net of tax	(33,655)	8,722

Total comprehensive loss, net of tax	(53,716)	(3,019)
Total comprehensive earnings attributable to noncontrolling interests	576	3,355

Total comprehensive loss attributable to Entertainment One Film and Television Business	$(54,292)	$(6,374)

See accompanying notes to Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Combined Statements of Cash Flows

Fiscal Years Ended December 25, 2022 and December 26, 2021

(Thousands of Dollars)

	Year ended December
	2022	2021
Cash flows from operating activities:
Net loss	$(20,061)	$(11,741)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	7,028	6,808
Amortization of intangible assets	18,985	19,483
Program cost amortization	492,474	556,898
Share-based compensation funded by Parent	4,506	3,735
Non-cash lease expense	9,087	10,060
Deferred income taxes	948	1,246
Other non-cash items	(589)	2,497
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(1,716)	(36,332)
Decrease (increase) in inventories	143	(263)
Increase in prepaid expenses and other current assets	(41,701)	(103,005)
Program spend	(668,874)	(512,064)
Increase (decrease) in accounts payable	27,182	(21,397)
Increase in accrued liabilities	73,213	59,633
Increase (decrease) in accrued participation and residuals	11,786	(11,833)
Decrease in deferred revenue	(3,738)	(39,819)
Decrease in other noncurrent liabilities	(5,504)	(20,130)
Increase in other noncurrent assets	(59,531)	(9,121)

Net cash used in operating activities	(156,362)	(105,345)

Investing activities:
Additions to property, plant and equipment	(5,988)	(5,730)

Net cash used in investing activities	(5,988)	(5,730)

Financing activities:
Buyout of redeemable noncontrolling interest	(18,500)	—
Distributions to noncontrolling interests	(1,900)	(2,600)
Net proceeds from borrowings	257,883	159,646
Repayments of borrowings	(230,974)	(161,612)
Financing transactions with Parent, net	115,625	80,935

Net cash provided by financing activities	122,134	76,369

Effect of exchange rate changes on cash and cash equivalents	(1,587)	2,470

Change in cash and cash equivalents and restricted cash	(41,803)	(32,236)
Cash, cash equivalents and restricted cash at beginning of year	132,880	165,116

Cash, cash equivalents and restricted cash at end of year	$91,077	$132,880

Supplemental information
Income taxes paid	$(6,314)	$(3,648)

Interest paid	$(6,566)	$(3,515)

See accompanying notes to Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Combined Statements of Parent Equity and Redeemable Non-Controlling Interests

Fiscal Years Ended December 25, 2022 and December 26, 2021

(Thousands of Dollars)

	2022	2021
Net Parent Investment
Balance at the beginning of the year	$1,028,975	$972,191
Net loss attributable to Entertainment One Film and Television Business	(20,637)	(15,096)
Share-based compensation funded by Parent	4,506	3,735
Net contributions from Parent	131,011	68,145

Balance at the end of the year	$1,143,855	$1,028,975

Accumulated Other Comprehensive Earnings (Loss), net of tax
Balance at the beginning of the year	$5,278	$(3,444)
Other comprehensive earnings (loss)	(33,655)	8,722

Balance at the end of the year	(28,377)	5,278

Total Parent Equity	$1,115,478	$1,034,253

Redeemable Non-Controlling Interest
Balance at the beginning of the year	$23,938	$24,440
Distributions paid to noncontrolling owners and other foreign exchange	(1,900)	(3,857)
Buyout of redeemable noncontrolling interest	(22,614)	—
Net earnings attributable to non-controlling interests	576	3,355

Balance at the end of the year	$—	$23,938

See accompanying notes to Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

(1)	Description of Business and Basis of Presentation

Description of Business

The accompanying Combined Financial Statements include the accounts of operations that comprise the Entertainment One (“eOne”) Film and Television operations (the “Company”) of Hasbro, Inc.’s (“Hasbro” or the “Parent”). The eOne Film and Television business produces scripted and unscripted television and motion pictures with global distribution and an extensive film and television library. To the extent that an asset, liability, revenue, or expense is directly associated with the Company, it is reflected in the accompanying Combined Financial Statements.

On August 3, 2023, Hasbro and certain of its wholly and majority owned subsidiaries entered into a definitive agreement (the “Purchase Agreement”) to sell the Company’s film and television business to Lionsgate (the “Purchaser” or “Lionsgate”). The deal closed on December 27, 2023 for approximately $375 million in cash, subject to certain purchase price adjustments, plus the assumption by Lionsgate of production financing loans. Upon consummation of the Transaction, the historical operations of the Company were transferred to the Purchaser, and Hasbro and the Purchaser entered into various commercial agreements designed to continue to serve their respective customers. The sale included employees, a content library of nearly 6,500 titles, active productions for non-Hasbro owned IP and the eOne unscripted business, which includes rights for certain Hasbro-based shows.

The business does not include Hasbro’s Allspark operations, nor any active productions for Hasbro-owned IP such as Dungeons & Dragons. Consequently, these operations and assets are not included in the accompanying Combined Financial Statements of the Company.

The accompanying Combined Financial Statements reflect the pushdown of the initial Hasbro acquisition accounting for the assets and liabilities acquired in 2019 which were directly attributable to the Company, and which existed as of the Lionsgate acquisition.

Basis Of Presentation

The Combined Financial Statements represent the operations of the Company and have been prepared on a “carve-out” basis. The Combined Financial Statements have been derived from Hasbro’s Consolidated Financial Statements and accounting records, and reflect the Combined Statements of Operations, Statements of Comprehensive Earnings, Balance Sheets, Cash Flows and Parent Equity of the Company in accordance with accounting principles generally accepted in the United States (“GAAP”).

Hasbro provides certain corporate functions to the Company and costs associated with these provided services have been allocated to the Company. These allocations include treasury functions, tax services and employment legal functions. The costs of such services have been allocated to the Company based on an allocation metric which best represents the Company’s portion of corporate expenses incurred, primarily using the relative percentage of operating income. Management believes such allocations to be reasonable; however, they may not be indicative of the actual expenses that would have been incurred had the Company been operating as an independent company for the period presented. The cost allocations for these items are included in in “General and administration” in the Combined Statement of Operations. The total amounts of these cost allocations were approximately $1,008 thousand and $261 thousand for the years ended December 25, 2022 and December 26, 2021, respectively. See Note 18.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Hasbro maintains a number of share-based compensation programs at a corporate level. The Company’s employees participate in those programs, and as such, the Company was charged a portion of the expenses associated with these programs. The Company was directly attributed share-based compensation expenses of $4,506 thousand and $3,735 thousand for the years ended December 25, 2022 and December 26, 2021, respectively. The charges are included in “General and administration” in the Combined Statements of Operations.

Substantially all employees attributable to the Company are covered by defined contribution plans held by the Company, rather than Hasbro. These related expenses are all directly attributable to the Company and resulting liabilities are in Accrued liabilities in the Combined Balance Sheets.

“Net Parent Investment” represents Hasbro’s interest in the net assets of the Company. The net parent investment balance represents the cumulative net investment by Hasbro in the Company through the periods presented, including any prior net earnings (loss) or comprehensive earnings (loss) attributed to the Company. Certain transactions between the Company, including allocated expenses, are also included in and reflected as a change in the Company’s net parent investment in the Combined Balance Sheets.

The Company frequently engages in various activities with Hasbro, resulting in accounts receivable and accounts payable positions. These balances do not settle in cash and have been eliminated through Net Parent Investment for the periods presented. Additionally, intercompany transactions within the Film & Television business have been eliminated for the periods presented.

The Combined Financial Statements may not be indicative of future performance and do not necessarily reflect the Combined Statements of Operations, Balance Sheets, and Statement of Cash Flows had the Company operated as an independent business from Hasbro during the periods presented.

(2)	Summary of Significant Accounting Policies

Preparation of Combined Financial Statements

The preparation of the Combined Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Combined Financial Statements and notes thereto. Actual results could differ from those estimates.

Fiscal Year

Entertainment One Film and Television Business’ fiscal year ends on the last Sunday in December. The fiscal years ended December 25, 2022 and December 26, 2021 were both fifty-two-week periods.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents include all cash balances and highly liquid investments purchased with an initial maturity to the Company of three months or less. Under the Company’s production financing facilities, certain of the Company’s cash is restricted while the financing is outstanding. At December 25, 2022, $9,494 thousand of the Company’s cash was restricted by such facilities. See Production Financing below and Note 9 for further details. The Company’s cash is also restricted in connection with a historical catalog sale in which the Company

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

sold a future economic interest in certain titles. As part of the sale, the Company agreed to settle a potential unfavorable tax payment of the buyer in relation to the purchased titles. At December 25, 2022, $4,106 thousand of the Company’s cash was restricted for this arrangement.

Accounts Receivable and Allowance for Credit Losses

Credit is granted to customers predominantly on an unsecured basis. Credit limits and payment terms are established based on extensive evaluations made on an ongoing basis throughout the fiscal year with regard to the financial performance, cash generation, financing availability and liquidity status of each customer. The majority of customers are formally reviewed at least annually; more frequent reviews are performed based on the customer’s financial condition and the level of credit being extended. The Company uses a variety of financial transactions, based on availability and cost, to increase the collectability of certain of its accounts, including letters of credit, credit insurance, and requiring cash in advance of delivery.

The Company records an allowance for credit losses for accounts receivable based on management’s expected credit losses. Management’s estimate of expected credit losses is based on its assessment of the business environment, customers’ financial condition, historical collection experience, accounts receivable aging and customer disputes.

Accounts receivable, net on the Combined Balance Sheets represents amounts due from customers less the allowance for credit losses as well as allowances for discounts.

Inventories

Inventories are valued at the lower of cost (first-in, first-out) or net realizable value. Based upon a consideration of quantities on hand and actual and projected sales volume, slow-moving and obsolete inventory is written down to its estimated net realizable value. At both December 25, 2022, and December 26, 2021, substantially all inventory is comprised of finished goods.

Noncontrolling Interests

The financial results and position of the redeemable noncontrolling interests are included in their entirety in the Company’s Combined Statements of Operations and Combined Balance Sheets. The value of the redeemable noncontrolling interests is presented in the Combined Balance Sheets as temporary equity between liabilities and parent equity. During 2022, the Company redeemed all outstanding redeemable noncontrolling interest in Renegade Entertainment, LLC, the only entity for which the Company previously held redeemable noncontrolling interest. Earnings (losses) attributable to the redeemable noncontrolling interests are presented as a separate line on the Combined Statements of Operations which is necessary to identify those earnings (losses) specifically attributable to Hasbro.

Property, Plant and Equipment, Net

Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation is computed using accelerated and straight-line methods to depreciate the cost of property, plant, and equipment over their estimated useful lives. The principal lives, in years, used in determining depreciation rates of various assets are: buildings and improvements 15 to 25 and computer hardware and software 3 to 12. Depreciation expense is classified in the Combined Statements of Operations based on the nature of the property and equipment being depreciated.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Property, plant and equipment, net is reviewed for impairment whenever events or circumstances indicate the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount of the asset or related asset group to future undiscounted cash flows expected to be generated by the asset or asset group. If such assets are considered to be impaired, the impairment to be recognized would be measured by the amount by which the carrying value of the assets exceeds their fair value wherein the fair value is the appraised value. Furthermore, assets to be disposed of are carried at the lower of the net book value or their estimated fair value less disposal costs.

Goodwill and Other Intangible Assets, Net

Goodwill results from the original acquisition of eOne by Hasbro in 2019. Substantially all of the Company’s other intangible assets consist of the cost of exclusive content agreements and libraries. In establishing the value of such rights, the Company considers title ultimate revenue as well as historical collections to date, cash collection timing curves and other financial projections.

Goodwill was attributed based on the fair value of the historical goodwill recognized at the Hasbro acquisition date related to the eOne Film & TV business. There was no further goodwill from business acquisitions to be allocated to the Combined Financial Statements, nor were any impairments recognized.

Goodwill and intangible assets deemed to have indefinite lives are not amortized and are tested for impairment at least annually as of the third quarter of each year. The annual goodwill test begins with a qualitative assessment, where qualitative factors and their impact on critical inputs are assessed to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If the Company determines there is an indication of impairment in its reporting unit based on the qualitative assessment, it is required to perform a quantitative assessment.

The Company performed a qualitative assessment of goodwill in the fourth quarters of 2022 and 2021. Based on the qualitative assessment, the Company determined that there was no impairment trigger which would require a quantitative analysis. As a result, the Company concluded that there was no impairment.

The Company’s intangible assets having definite lives are being amortized over periods ranging from two to fifteen years, primarily using the straight-line method.

The Company reviews intangible assets with definite lives for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset or asset group. If such assets were considered to be impaired, the impairment to be recognized would be measured by the amount by which the carrying value of the assets exceeds their fair value wherein that fair value is determined based on discounted cash flows.

There were no other triggering events in 2022 or 2021 which would indicate the Company’s intangible assets were impaired.

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, short-term borrowings, accounts payable and certain accrued liabilities. At December 25, 2022, the carrying cost of these

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

instruments approximated their fair value. The Company’s financial instruments at December 25, 2022 also include long-term borrowings (see Note 11 for carrying cost and related fair values) as well as certain assets and liabilities measured at fair value (see Notes 11 and 15).

Production Financing

Production financing relates to financing facilities for certain of the Company’s television and film productions. Production financing facilities are arranged on an individual production basis by either special purpose production subsidiaries, each secured by the assets and future revenues of such production subsidiaries, which are non-recourse to the Company’s assets, or through a senior revolving credit facility obtained in November 2021, dedicated to production financing. These facilities typically have maturities of less than two years while the titles are in production and are repaid once the production is delivered and all tax credits, broadcaster pre-sales and international sales have been received. In connection with the production of a television or film program, the Company records initial cash outflows within cash flows from operating activities due to its investment in the production and concurrently records cash inflows within cash flows from financing activities from the production financing it normally obtains. Under these facilities, certain of the Company’s cash is restricted while the financing is outstanding. On December 25, 2022 and December 26, 2021, $9,494 thousand and $31,015 thousand of the Company’s cash was restricted by such facilities, respectively. For further details, see Note 9.

Revenue Recognition

Revenue is recognized when control of the promised goods, intellectual property or production is transferred to the customers or licensees, in an amount that reflects the consideration the Company expects to be entitled to in exchange for transferring those goods. The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable.

The Company enters into contracts to license its intellectual property for use in television and film. The licensees pay the Company either a sales-based or usage-based royalty, or a combination of both, for use of the brands, in some cases subject to minimum guaranteed amounts or fixed fees. The license of the Company’s brands provide access to the intellectual property over the term of the license, generally without any other performance obligation of the Company other than keeping the intellectual property active and is therefore considered a right-to-access license of symbolic intellectual property. The Company records sales-based or usage-based royalty revenues for right-to-access licenses at the occurrence of the licensees’ subsequent sale or usage. When the arrangement includes a minimum guarantee, the Company records the minimum guarantee on a ratable basis over the term of the license period and does not record the sales-based or usage-based royalty revenues until they exceed the minimum guarantee.

The Company produces, sells and licenses television and film content for distribution to third parties in formats that include broadcast, digital streaming, transactional and theatrical. These are intellectual property licenses where the licensees pay either a fixed fee for the content license or a variable fee in the form of a sales-based royalty. The content that the Company delivers to its licensees typically has stand-alone functionality, generally without any other performance obligation of the Company, and is therefore considered a right-to-use license of functional intellectual property. The Company records revenues for right-to-use licenses once the license period has commenced and the licensee has the ability to use the delivered content. In arrangements where the licensee pays the Company a fixed fee for multiple seasons or multiple series of programming,

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

arrangement fees are recorded as revenues based upon their relative fair values. The Company also earns advertising revenues from certain content made available on free to consumer streaming video on demand platforms where the Company earns a portion of the advertising revenues earned by the service provider. The performance obligation is met, and revenue is recorded when the user accesses the Company’s content through the streaming platform.

Direct Operating Expenses

Direct operating expenses include investment in productions and acquired content rights amortization, program cost amortization and participation and residual expenses.

Participation costs represent contingent consideration payable based on the performance of the film or television program to parties associated with the film or television program, including producers, writers, directors or actors. Residuals represent amounts payable to various unions or “guilds” such as the Screen Actors Guild—American Federation of Television and Radio Artists, Directors Guild of America, and Writers Guild of America, based on the performance of the film or television program in certain ancillary markets or based on the individual’s (i.e., actor, director, writer) salary level in the television market.

The Company enters into minimum guarantee royalty arrangements related to the purchase of film and television rights for content to be delivered in the future. These agreements may call for payment in advance or future payment of minimum guaranteed amounts. Amounts paid in advance are recorded as an asset and charged to Direct operating expense when the related revenue is recognized in the Combined Statements of Operations. If all or a portion of the minimum guaranteed amounts appear not to be recoverable through future use of the rights obtained under the license, the non-recoverable portion of the guaranty is charged to expense at that time.

Investment in Productions and Acquired Content Rights

The Company incurs costs in connection with the production of television programming and movies. The majority of these costs are capitalized by the Company as they are incurred and amortized using the individual-film-forecast method, whereby these costs are amortized in the proportion that the current year’s revenues bear to management’s estimate of total ultimate revenues as of the beginning of such period related to the program. Ultimate revenue estimates are periodically reviewed and adjustments, if any, will result in changes to amortization rates and estimated accruals for residuals and participations. Ultimate revenue includes estimates over a period not to exceed ten years following the date of release of the production. Ultimate revenue used in amortization of acquired content rights is estimated over the life of the acquired rights but no longer than a period of ten years. These capitalized costs are reported at the lower of cost, less accumulated amortization, or fair value, and reviewed for impairment when an event or change in circumstances occurs that indicates that impairment may exist. The fair value is determined using a discounted cash flow model which is primarily based on management’s future revenue and cost estimates. Certain of these agreements require the Company to pay minimum guaranteed advances (“MGs”) for participations and residuals. MGs are recognized in the Combined Balance Sheets when a liability arises, usually on delivery of the television or film program to the Company. The current portion of MGs are recorded as Accrued Liabilities.

Distribution and Marketing Expenses

Distribution and marketing expenses primarily include the costs of theatrical prints and advertising (“P&A”) and subscription video-on-demand (“SVOD”) expense and home entertainment expenses and marketing.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Theatrical P&A includes the costs of the theatrical prints delivered to theatrical exhibitors and the advertising and marketing cost associated with the theatrical release of the picture. SVOD expense represents the advertising and marketing cost associated with the SVOD release of the picture. Home entertainment expenses represents manufacturing costs associated with creating the physical products.

Operating Leases

The Company leases certain property through operating leases. Operating lease right-of-use assets are recorded within Operating lease right-of use assets and the related liabilities are recorded within Accrued liabilities and Other liabilities on the Company’s Combined Balance Sheets. The Company has no material finance leases.

Operating lease assets represent the Company’s right to use the underlying asset for the lease term and lease liabilities represent an obligation to make lease payments according to the terms of the lease. Operating lease assets and liabilities are recognized at the inception of the lease agreement based on the estimated present value of lease payments over the lease term, using our incremental borrowing rate based on information available on the lease commencement date. The Company expenses non-lease components as incurred for real estate leases. Leases with an expected term of 12 months or less are not capitalized. Lease expense under such leases is recorded straight line over the life of the lease. For further details on the Company’s operating leases, see Note 14.

Income Taxes

For purposes of the Combined Financial Statements, income tax expense and deferred tax balances have been computed as if the Company filed income tax returns on a separate return basis from Hasbro. As a carve-out entity, deferred taxes and effective tax rate may differ from those in the historical periods.

The Company uses the asset and liability approach for financial accounting and reporting of income taxes. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred taxes are measured using rates expected to apply to taxable income in years in which those temporary differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent it believes that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The assumptions utilized in determining future taxable income require significant judgment and are consistent with the plans and estimates used to manage the underlying businesses. Actual operating results in future years could differ from current assumptions, judgments and estimates. A valuation allowance is recorded to reduce deferred tax assets to the net amount believed to be more likely than not to be realized. As of December 25, 2022, the valuation allowance of $267,106 thousand was primarily related to net operating losses. If it is determined that our deferred tax assets will be realizable in the future in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

The Company uses a two-step process for the measurement of uncertain tax positions that have been taken or are expected to be taken in a tax return. The first step is a determination of whether the tax position should be recognized in the Combined Financial Statements. The second step determines the measurement of the tax position. The Company records potential interest and penalties on uncertain tax positions as a component of income tax expense.

Foreign Currency Translation

Foreign currency assets and liabilities are translated into U.S. dollars at period-end exchange rates, and revenues, costs and expenses are translated at weighted average exchange rates during each reporting period. Net loss includes gains or losses resulting from foreign currency. Other gains and losses resulting from translation of financial statements are a component of other comprehensive earnings (loss).

Pension Plans, Postretirement and Postemployment Benefits

The Company has several plans covering certain groups of employees, which may provide benefits to such employees following their period of employment but prior to their retirement. The Company accrues the costs of these obligations in Other liabilities.

Risk Management Contracts

The Company uses foreign currency forward contracts to mitigate the impact of currency rate fluctuations on firmly committed and projected future foreign currency transactions. These over-the-counter contracts, which hedge television and film production costs and production financing as well as other cross-border currency requirements not denominated in the functional currency of the business unit, are primarily denominated in United States and Canadian dollars, Euros and British pound sterling. All contracts are entered into with a number of counterparties, all of which are major financial institutions. The Company believes that a default by a counterparty would not have a material adverse effect on the financial condition of the Company. The Company does not enter into derivative financial instruments for speculative purposes.

At the inception of the contracts, the Company designates its derivatives as cash flow hedges. The Company formally documents all relationships between hedging instruments and hedged items as well as its risk management objectives and strategies for undertaking various hedge transactions. All hedges designated as cash flow hedges are linked to forecasted transactions and the Company assesses, both at the inception of the hedge and on an on-going basis, the effectiveness of the derivatives used in hedging transactions in offsetting changes in the cash flows of the forecasted transaction.

The Company records all derivatives on the Combined Balance Sheets at fair value. Changes in the derivative fair values that are designated as cash flow hedges are deferred and recorded as a component of Accumulated Other Comprehensive Earnings (Loss) (“AOCE”) until the hedged transactions occur and are then recognized in the Combined Statements of Operations. The Company’s foreign currency contracts hedging anticipated cash flows are designated as cash flow hedges. When it is determined that a derivative is not highly effective as a hedge, the Company discontinues hedge accounting prospectively. Any gain or loss deferred through that date remains in AOCE until the forecasted transaction occurs, at which time it is reclassified to the Combined Statements of Operations. To the extent the transaction is no longer deemed probable of occurring, hedge accounting treatment is discontinued, and amounts deferred would be reclassified to the Combined

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Statements of Operations. In the event hedge accounting requirements are not met, gains and losses on such instruments are included in the Combined Statements of Operations. The Company uses derivatives to economically hedge net balance sheet exposures in foreign currencies. The Company does not use hedge accounting for these contracts as changes in the fair value of these contracts are substantially offset by the remeasurement of the foreign currency denominated balances.

(3)	Revenue Recognition

Contract Assets

In the ordinary course of business, the Entertainment One Film & TV Business enters into contracts to license their intellectual property, providing licensees right-to-use or access such intellectual property for use in the production and for use within content for distribution over streaming platforms and for television and film. The Company also licenses owned television and film content for distribution to third parties in formats that include broadcast, theatrical and digital streaming. Through these arrangements, the Company may receive advanced royalty payments from licensees, either in advance of a licensees’ subsequent sales to customers or prior to the completion of the Company’s performance obligation. The Company defers revenues on all licenses until the respective performance obligations are satisfied. The Company records the aggregate deferred revenues as contract liabilities, with the current portion recorded within Accrued liabilities and the long-term portion recorded as Other liabilities in the Company’s Combined Balance Sheets. Certain multi-year license arrangements have payment terms over the license period that may differ from the timing of revenue recogntion resulting in the recording of contract assets. The Company records contract assets, primarily related to (1) minimum guarantees being recognized in advance of contractual invoicing, which are recognized ratably over the terms of the respective license periods, and (2) film and television distribution revenues recorded for content delivered, where payment will occur over the license term.

The Company’s contract assets are classified within the following financial statement line items in the Combined Balance Sheets at December 25, 2022 and December 26, 2021 as follows:

(In thousands)	2022	2021
Prepaid expenses and other current assets	$319,045	$311,773
Other	109,607	49,710

Contract assets	$428,652	$361,483

Deferred Revenue

Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Company satisfies the corresponding performance obligation. Revenues of $10,957 thousand were recognized during the year ended December 25, 2022.

Unsatisfied Performance Obligations

Unsatisfied performance obligations relate primarily to in-production television content to be delivered in the future under existing agreements with partnering content providers such as broadcasters, distributors, television networks and subscription video on demand services. As of December 25, 2022, unrecognized revenue attributable to unsatisfied performance obligations expected to be recognized in the future was $252,979 thousand. Of this amount, we expect to recognize approximately $205,854 thousand in 2023, $43,172 thousand in 2024, and $3,953 thousand in 2025. These amounts include only fixed consideration.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Accounts Receivable and Allowance for Credit Losses

The Company’s balance for accounts receivable on the Combined Balance Sheets as of December 25, 2022 and December 26, 2021 are primarily from contracts with customers. The Company had no material expense for credit losses in the years ended December 25, 2022 or December 26, 2021.

Disaggregation of revenues

The Company disaggregates its revenues from contracts with customers by category: Home Video and Digital, Broadcast and Licensing and Production and Other. Information by major revenue stream and a reconciliation to reported amounts are as follows:

(In thousands)	2022	2021
Home Video, Digital and Theatrical	$31,803	$46,714
Broadcast and Licensing	242,526	266,965
Production and Other	553,482	607,364

Total revenues	$827,811	$921,043

See further discussion of the Company’s revenue recognition policy in Note 2.

(4)	Other Comprehensive Loss

Components of other comprehensive loss are presented within the Combined Statements of Comprehensive Loss. The following table presents the related tax effects on changes in other comprehensive loss for each of the two fiscal years ended December 25, 2022 and December 26, 2021.

(In thousands)	2022	2021
Other comprehensive earnings (loss), tax effect:
Tax expense on cash flow hedging activities	$(420)	$(616)
Tax (expense) benefit on foreign currency translation amounts	—	—
Reclassifications to earnings, tax effect:
Tax expense on net losses on cash flow hedging activities	404	203

Total tax effect on other comprehensive loss attributable to Entertainment One Film and Television Business Film and Television	$(16)	$(413)

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Changes in the components of accumulated other comprehensive loss, net of tax for each of the two fiscal years ended December 25, 2022 and December 26, 2021 are as follows:

(In thousands)	Gains (Losses) on Derivative Instruments	Foreign Currency Translation Adjustments	Total Accumulated Other Comprehensive Earnings (Loss)
2022
Balance at December 26, 2021	$1,886	$3,392	$5,278
Current period other comprehensive earnings (loss)	1,535	(33,066)	(31,531)
Reclassifications from AOCE to earnings	(2,124)	—	(2,124)

Balance at December 25, 2022	$1,297	$(29,674)	$(28,377)

2021
Balance at December 27, 2020	$(611)	$(2,833)	$(3,444)
Current period other comprehensive earnings	3,564	6,225	9,789
Reclassifications from AOCE to earnings	(1,067)	—	(1,067)

Balance at December 26, 2021	$1,886	$3,392	$5,278

Gains (Losses) on Derivative Instruments

At December 25, 2022, the Company had remaining net deferred gains on foreign currency forward contracts, net of tax, of $1,297 thousand in AOCE. These instruments hedge payments related to television and movie production costs paid in 2022 or expected to be paid in 2023 or 2024. These amounts will be reclassified into the Combined Statements of Operations upon recognition of the related costs.

The Company expects net deferred gains included in AOCE at December 25, 2022 to be reclassified to the Combined Statements of Operations within the next 12 months. However, the amount ultimately realized in earnings is dependent on the fair value of the hedging instruments on the settlement dates.

See Note 15 for additional discussion on reclassifications from AOCE to earnings.

(5)	Property, Plant and Equipment

(In thousands)	2022	2021
Computer software and hardware	$27,802	$16,969
Furniture and fixtures	2,466	9,434
Leasehold improvements	16,108	16,035
Less accumulated depreciation	(17,680)	(11,359)

Total property, plant and equipment, net	$28,696	$31,079

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Expenditures for maintenance and repairs which do not materially extend the life of the assets are charged to operations as incurred. In 2022 and 2021 the Company recorded $7,028 thousand and $6,808 thousand, respectively, of depreciation expense.

See Note 14 for additional discussion on right of use assets.

(6)	Goodwill and Other Intangible Assets

Goodwill

The Company’s goodwill was derived from Hasbro’s acquisition in 2019 where the purchase price exceeded the fair value of the net assets acquired. After the allocation of fair values associated with the Acquisition was completed, the Company’s goodwill was approximately $231,000 thousand. The carrying amount of goodwill did not change during the reporting period. The Company performs an annual impairment assessment on goodwill. This annual impairment assessment is performed in the fourth quarter of the Company’s fiscal year. In addition, if an event occurs or circumstances change that indicate that the carrying value may not be recoverable, the Company will perform an interim impairment test at that time.

During the fourth quarters of 2022 and 2021, the Company performed a qualitative goodwill assessment. Based on the qualitative assessments, the Company determined it was not more likely than not that the carrying value exceeded the fair value of the reporting unit and as a result, the Company concluded it was not necessary to perform a quantitative test for impairment of goodwill.

Accordingly, no goodwill impairment was recorded for each of the years ended December 25, 2022 and December 26, 2021.

Other Intangible Assets, Net

The following table represents a summary of the Company’s other intangible assets, net at December 25, 2022 and December 26, 2021:

(In thousands)	2022	2021
Exclusive content agreements and libraries	$89,481	$95,510
Trade name	85,000	85,000
Accumulated amortization	(55,486)	(38,670)

Total other intangibles assets, net	$118,995	$141,840

The Company’s other intangible assets are amortized straight line over their remaining useful lives, and accumulated amortization of these other intangibles is reflected in other intangible assets, net in the accompanying Combined Balance Sheets.

Intangible assets are reviewed for indications of impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable.

The Company will continue to incur amortization expense related to its exclusive content agreements and libraries and trade name. The Company currently estimates amortization expense related to the above intangible

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

assets to be $19,311 thousand for each of the next four years ended 2023 through 2026, with the exclusive content agreements and libraries fully amortizing in the year ended December 2026. Expected amortization expense related to the trade name will be $5,667 thousand in 2027.

(7)	Investments in Productions and Investments in Acquired Content Rights

Investments in productions and investments in acquired content rights are predominantly monetized on a title-by-title basis and are recorded within other assets in the Company’s Combined Balance Sheets, to the extent they are considered recoverable against future revenues. These amounts are being amortized to program cost amortization using a model that reflects the consumption of the asset as it is released through various channels including broadcast licenses, theatrical release and home entertainment. Amounts capitalized are reviewed periodically on an individual film basis and any portion of the unamortized amount that appears not to be recoverable from future net revenues is expensed as part of program cost amortization during the period the loss becomes evident.

Programming costs consist of the following at December 25, 2022 and December 26, 2021:

(In thousands)	2022	2021
Investment in Films and Television Programs:
Individual monetization
Released, net of amortization	$489,756	$446,392
Completed and not released	78,644	25,450
In production	21,915	50,755
Pre-production	103,687	73,788

Total program investments	$694,002	$596,385

The Company recorded $492,474 thousand of program cost amortization related to released programming during 2022, consisting of the following:

(In thousands)	Investment in Production	Investment in Content	Total
Program cost amortization	$431,996	$60,478	$492,474

Based on management’s total revenue estimates at December 25, 2022, the Company’s expected future amortization expenses for capitalized programming costs over the next three years are as follows:

(In thousands)	2023	2024	2025
Estimated Future Amortization Expense:
Individual monetization
Released	$(109,119)	$(67,227)	$(58,166)
Completed and not released	(42,310)	N/A	N/A

Total	$(151,429)	$(67,227)	$(58,166)

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

In the normal course of its business, the Company also enters into contracts related to obtaining right of first refusal (“first look deals”) to purchase, distribute, or license certain entertainment projects or content. See Note 17 for more information on the Company’s expected future payments for first look deals.

(8)	Accrued Liabilities

Components of accrued liabilities for the fiscal years ended on December 25, 2022 and December 26, 2021 are as follows:

(In thousands)	2022	2021
Accrued expenses IIP & IIC	$78,923	$72,827
Severance	21,131	2,688
Payroll	20,793	34,300
Current lease liability	8,155	9,306
Accrued taxes	20,089	—
Other	58,161	53,819

Total accrued liabilities	$207,252	$172,940

(9)	Production Financing

Production Financing

The Company uses production financing to fund certain of its television and film productions which are arranged on an individual production basis by either special purpose production subsidiaries, each secured by the assets and future revenues of such production subsidiaries, which are non-recourse to the Company’s assets, or through a senior revolving credit facility obtained in November 2021, dedicated to production financing.

Interest is charged at bank prime rate plus a margin based on the risk of the respective production. The weighted average interest rate on all production financing as of December 25, 2022 was 3.3%.

The Company’s senior revolving film and television production credit facility (the “RPCF”) with MUFG Union Bank, N.A., as administrative agent and lender and certain other financial institutions, as lenders thereto (the “Revolving Production Financing Agreement”) provides the Company with commitments having a maximum aggregate principal amount of $250 thousand. The Revolving Production Financing Agreement also provides the Company with the option to request a commitment increase up to an aggregate additional amount of $150 thousand subject to agreement of the lenders. The Revolving Production Financing Agreement extends through November 22, 2024. The Company uses the RPCF to fund certain of the Company’s original film and TV production costs. Borrowings under the RPCF are non-recourse to the Company’s assets.

The Company has U.S. dollar production credit facilities and Canadian dollar and U.S. dollar production loans with various banks. For all periods presented, the carrying value approximated fair value. The carrying amounts of each component of Production Financing were as follows:

(In thousands)	Production Loans	Credit Facilities	Total Production Financing
As of December 25, 2022	$53,198	$141,583	$194,781

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

The following table represents the movements in production financing during 2022:

(In thousands)	Production Financing
Balance at December 26, 2021	$170,053
Drawdown	257,884
Repayments	(230,974)
Foreign exchange differences	(2,182)

Balance at December 25, 2022	$194,781

The Company expects to repay all of its outstanding production financing loans in 2023.

(10)	Income Taxes

The components of earnings (loss) before income taxes, determined by tax jurisdiction, are as follows:

(In thousands)	2022	2021
United States	$(25,855)	$17,656
International	18,532	(27,928)

Total loss before income taxes	$(7,323)	$(10,272)

Income tax expense (benefit) attributable to loss before income taxes are:

(In thousands)	2022	2021
Current
United States	$—	$—
State and local	526	802
International	9,634	(778)
	10,160	24
Deferred
United States	—	—
State and local	—	—
International	2,578	1,445
	2,578	1,445

Total income taxes	$12,738	$1,469

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

A reconciliation of the statutory United States federal income tax rate to the Company’s effective income tax rate is as follows:

(In thousands)	2022	2021
Statutory income tax rate	$(1,538)	$(2,157)
State and local income taxes, net	(1,203)	650
Tax on international earnings	(1,269)	(297)
Change in valuation allowance	23,579	11,041
Deferred tax rate change	(848)	5,748
Loss on disposition of business	(1,514)	—
Uncertain tax positions	380	(6,393)
Partnership interest	(420)	(420)
Provision to return adjustments	(4,707)	(6,029)
Other permanent adjustments	278	(674)

	$12,738	$1,469

The components of deferred income tax expense (benefit) arise from various temporary differences and relate to items included in the Combined Statements of Operations as well as items recognized in other comprehensive earnings. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 25, 2022 and December 26, 2021 are:

(In thousands)	2022	2021
Deferred Tax Assets
Interest carryforward	$10,050	7,920
Lease liability	16,663	8,902
Depreciation and amortization of long-lived assets	24,039	6,283
Other compensation	6,571	1,016
Loss and credit carryforwards	232,437	249,644
Other	8,504	12,032

Gross deferred tax asset	298,264	285,797

Deferred Tax Liabilities
Right of use asset	16,277	8,834
Depreciation and amortization of long-lived assets	26,260	31,160
Other	5,038	7,475

Gross deferred tax liabilities	47,575	47,469
Valuation allowance	(267,106)	(253,797)

Net deferred income taxes	$(16,417)	$(15,469)

The most significant amount of the loss and credit carryforwards relate to tax attributes of the acquired eOne entities that historically operated at losses in certain jurisdictions. At December 25, 2022, the Company has loss and credit carry forwards of $232,437 thousand, which is a decrease of $17,208 thousand from $249,644 thousand at December 26, 2021. Loss and credit carryforwards as of December 25, 2022 relate primarily to the

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

U.S. and Canada. The Canadian loss carry forwards expire at various dates from 2031 to 2042. Some U.S. federal, state and international loss and credit carryforwards expire at various dates throughout 2023 while others have an indefinite carryforward period.

The recoverability of these future tax deductions and credits is evaluated by assessing the adequacy of future expected taxable income from all sources, including taxable income in prior carryback years, reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent the Company does not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is generally established. To the extent that a valuation allowance was established and it is subsequently determined that it is more likely than not that the deferred tax assets will be recovered, the change in the valuation allowance is recognized in the Combined Statements of Operations.

The Company has a valuation allowance for certain net deferred tax assets at December 25, 2022 of $267,106 thousand, which is an increase of $13,309 thousand from $253,797 thousand at December 26, 2021. The valuation allowance pertains to certain U.S. state and international loss and credit carryforwards, some of which have no expiration and others that expire beginning in 2023, and other net deferred tax assets. The increase in the valuation allowance is primarily due to increases in certain net deferred tax assets with no corresponding tax benefit.

At December 25, 2022 and December 26, 2021, the Company’s net deferred income taxes are recorded in the Combined Balance Sheets as follows:

(In thousands)	2022	2021
Other assets	$—	$—
Other liabilities	(16,417)	(15,469)

Net deferred income taxes	$(16,417)	$(15,469)

A reconciliation of unrecognized tax benefits, excluding potential interest and penalties, for the fiscal years ended December 25, 2022, and December 26, 2021 is as follows:

(In thousands)	2022	2021
Balance at beginning of year	$23,850	$31,535
Gross increase in prior period tax positions	—	—
Gross decrease in prior period tax positions	(2,137)	(2,137)
Gross increase in current period tax positions	—	—
Decrease related to settlements with tax authorities	(143)	(5,548)

Decreases from the expiration of statute of limitations	$21,570	$23,850

Some of the unrecognized tax benefits as of December 25, 2022, and December 26, 2021 were recorded within Other liabilities in the Company’s Combined Balance Sheets, and some of the unrecognized tax benefits are netted within the Deferred tax assets, which may include a valuation allowance against the assets. If recognized, these tax benefits would have affected our income tax provision for fiscal years 2022, and 2021 by approximately $5,000 thousand and $5,000 thousand, respectively.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

(11)	Fair Value of Financial Instruments

The Company measures certain financial instruments at fair value. The fair value hierarchy consists of three levels: Level 1 fair values are based on quoted market prices in active markets for identical assets or liabilities that the entity has the ability to access; Level 2 fair values are those based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities; and Level 3 fair values are based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. There have been no transfers between levels within the fair value hierarchy.

Accounting standards permit entities to measure many financial instruments and certain other items at fair value and establish presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities.

At December 25, 2022 and December 26, 2021, the Company had the following assets and liabilities measured using Level 2 fair value indicators in its Combined Balance Sheets:

(In thousands)	Fair Value
December 25, 2022
Assets:
Derivatives	$6,744

Total assets	$6,744

Liabilities:
Derivatives	$2,266

Total liabilities	$2,266

December 26, 2021
Assets:
Derivatives	$4,294

Total assets	$4,294

Liabilities:
Derivatives	$1,613

Total liabilities	$1,613

The Company’s derivatives consist of foreign currency forward contracts. The Company uses current forward rates of the respective foreign currencies to measure the fair value of these contracts.

(12)	Stock Options and Other Stock Awards

Hasbro has share-based compensation plans under which it grants restricted stock units (RSUs) and performance share units (PSUs) to certain management level employees. In addition, employees and non-employee directors of the Company may be granted options to purchase shares of Hasbro’s common stock at the fair market value at the time of grant.

For the periods presented, the Company has recorded share-based compensation expense directly attributable to employees in the Entertainment One Film and Television Business. Total allocated share-based

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

compensation expense and the associated income tax benefits recognized by the Company within General and Administration in the Combined Statement of Operations are as follows:

(In thousands)	2022	2021
Share-based compensation expense	$4,506	$3,735
Income tax benefits	(128)	(106)

Total share-based compensation expense after income taxes	$4,378	$3,629

(13)	Pension, Postretirement and Postemployment Benefits

Pension and Postretirement Benefits

Expenses related to the Company’s defined contribution plans for 2022 and 2021 were approximately $1,305 thousand and $1,346 thousand, respectively.

Postemployment Benefits

Hasbro has several plans covering certain groups of employees, which may provide benefits to such employees following their period of active employment but prior to their retirement. These plans include certain severance plans which provide benefits to employees involuntarily terminated and certain plans which continue Hasbro’s health and life insurance contributions for employees who have left Hasbro’s employ under terms of its long-term disability plan. For the periods presented, the Company has recorded postemployment benefits expense directly attributable to employees in the Entertainment One Film and Television Business.

(14)	Leases

The Company occupies offices under various operating lease arrangements. The Company has no finance leases. The leases have remaining terms of 1 to 7 years, some of which include options to extend lease terms or options to terminate current lease terms at certain times, subject to notice requirements set out in the lease agreement. Payments under certain of the lease agreements may be subject to adjustment based on a consumer price index or other inflationary indices. The lease liability for such lease agreements as of the adoption date, was based on fixed payments as of the adoption date. Any adjustments to these payments based on the related indices will be recorded to expense as incurred. Leases with an expected term of 12 months or less are not capitalized. Lease expense under such leases is recorded straight line over the life of the lease. The Company expenses non-lease components as incurred for real estate leases.

The rent expense under such arrangements and similar arrangements that do not qualify as leases under ASU 2016-02, net of sublease income amounted to $13,679 thousand and $15,303 thousand, respectively, for each of the years ended December 25, 2022 and December 26, 2021, and was not material to the Company’s financial statements nor were expenses related to short term leases (expected term less than twelve months) or variable lease payments during those same periods.

All leases expire prior to 2030. Real estate taxes, insurance and maintenance expenses are generally obligations of the Company. Operating leases often contain renewal options. In those locations in which the Company continues to operate, management expects that, in the normal course of business, leases that expire will be renewed or replaced by leases on other properties.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Information related to the Company’s leases for the years ended December 25, 2022 and December 26, 2021 is as follows:

(In thousands)	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$10,100	$10,479
Right-of-use assets obtained in exchange for lease:
Operating leases net of lease modifications	38,233	48,531

Weighted Average Remaining Lease Term:
Operating leases	5.4 years	6.1 years
Weighted Average Discount Rate:
Operating leases	1.7%	1.7%

The following is a reconciliation of future undiscounted cash flows to the operating liabilities, and the related right of use assets, included in our Combined Balance Sheets as of December 25, 2022:

(In thousands)	Year Ended December 25, 2022
2023	$8,991
2024	7,671
2025	7,739
2026	5,524
2027	5,203
2028 and thereafter	5,963

Total future lease payments	41,091
Less imputed interest	1,924

Present value of future operating lease payments	39,167
Less current portion of operating lease liabilities (1)	8,155

Non-current operating lease liability (2)	31,012

Operating lease right-of-use assets, net (3)	$38,233

(1)	Included in Accrued liabilities on the Combined Balance Sheets
(2)	Included in Other liabilities on the Combined Balance Sheets
(3)	Included in Operating lease right-of-use assets on the Combined Balance Sheets

(15)	Derivative Financial Instruments

The Company uses foreign currency forward and option contracts to mitigate the impact of currency rate fluctuations on firmly committed and projected future foreign currency transactions. These over-the-counter contracts, which hedge future currency requirements related to television and film production cost and production financing facilities (see Note 9 as well as other cross-border transactions not denominated in the functional currency of the business unit), are primarily denominated in United States and Canadian Dollars,

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Pound Sterling and Euros. All contracts are entered into with a number of counterparties, all of which are major financial institutions. The Company believes that a default by a single counterparty would not have a material adverse effect on the financial condition of the Company. The Company does not enter into derivative financial instruments for speculative purposes.

Cash Flow Hedges

All the Company’s designated foreign currency forward contracts are considered to be cash flow hedges. These instruments hedge a portion of the Company’s currency requirements associated with certain production financing loans and other cross-border transactions, primarily in years 2023 and to a lesser extent, 2024.

At December 25, 2022 and December 26, 2021, the notional amounts and fair values of the Company’s foreign currency forward and option contracts designated as cash flow hedging instruments were as follows:

	2022		2021
(In thousands)	Notional Amount	Fair Value	Notional Amount	Fair Value
Hedged Transaction

Foreign currency denominated expense	78,298	1,706	166,225	2,222

The fair values of the Company’s foreign currency forward contracts designated as cash flow hedges are recorded in the Combined Balance Sheets at December 25, 2022 and December 26, 2021 as follows:

(In thousands)	2022	2021
Prepaid expenses and other current assets
Unrealized gains	$2,051	$2,739
Unrealized losses	—	—

Net unrealized gains	$2,051	$2,739

Accrued liabilities
Unrealized gains	$—	$—
Unrealized losses	(292)	(517)

Net unrealized losses	$(292)	$(517)

Net gains on cash flow hedging activities have been reclassified from other comprehensive loss to net earnings for the years ended December 25, 2022 and December 26, 2021 as follows:

(In thousands)	2022	2021
Combined Statements of Operations Classification

Other income, net	2,124	(1,067)

Net realized gains	$2,124	$(1,067)

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Undesignated Hedges

To manage transactional exposure to fair value movements on certain monetary assets and liabilities denominated in foreign currencies, the Company has implemented a balance sheet hedging program. The Company does not use hedge accounting for these contracts as changes in the fair values of these contracts are offset by changes in the fair value of the balance sheet items. As of December 25, 2022 and December 26, 2021, the total notional amounts of the Company’s undesignated derivative instruments were $296,474 thousand and $505,414 thousand, respectively.

At December 25, 2022 and December 26, 2021, the fair values of the Company’s undesignated derivative financial instruments are recorded in the Combined Balance Sheets as follows:

(In thousands)	2022	2021
Prepaid expenses and other current assets
Unrealized gains	$4,693	$1,555
Unrealized losses	—	—

Net unrealized gains	4,693	1,555

Accrued liabilities
Unrealized gains	—	—
Unrealized losses	(1,974)	(1,096)

Net unrealized losses	(1,974)	(1,096)

Total unrealized (losses) gains, net	$2,719	$459

The Company recorded net gains (losses) of $2,766 thousand and $(1,427) thousand on these instruments to other (income) expense, net for 2022 and 2021, respectively, relating to the change in fair value of such derivatives, substantially offsetting gains and losses from the change in fair value of the items to which the instruments relate.

For additional information related to the Company’s derivative financial instruments see Notes 4 and 11.

(16)	Restructuring Actions

During 2020, the Company took certain integration actions related to the acquisition of eOne by Hasbro in 2019.

During 2022, in support of Blueprint 2.0, the Parent announced an Operational Excellence program which the Company took certain restructuring actions, including global workforce reductions, resulting in severance and other employee charges of $23,846 thousand recorded in General and Administration.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

The detail of activity related to the Company’s programs as of December 25, 2022 is as follows:

	Integration Program	Operational Excellence Program
Remaining amounts to be paid as of December 27, 2020	$11,121	$—
Payments made in 2021	(8,542)	—

Remaining amounts to be paid as of December 26, 2021	2,579	—
2022 restructuring charges	—	23,846
Payments made in 2022	(1,616)	(3,678)

Remaining amounts to be paid as of December 25, 2022	$963	$20,168

(17)	Commitments and Contingencies

The Company enters into license agreements with strategic partners for the use of intellectual properties in its content. Certain of these agreements contain provisions for the payment of guaranteed or minimum royalty amounts. In addition, the Company enters into contractual commitments to obtain film and television content distribution rights and minimum guarantee commitments related to the purchase of film and television rights for content to be delivered in the future. Under terms of existing agreements as of December 25, 2022, the Company may, provided the other party meets their contractual commitment, be required to pay amounts as follows: 2023: $24,609 thousand; 2024: $1,545 thousand.

The Company enters into contracts with certain partners which among other things, provide the Company with the right of first refusal to purchase, distribute, or license certain entertainment projects or content. At December 25, 2022, the Company estimates that it may be obligated to pay $16,792 thousand and $3,638 thousand, in 2023 and 2024, respectively, related to such agreements.

The Company is party to certain legal proceedings, as well as certain asserted and unasserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the Combined Financial Statements.

See Note 14 for additional information on the Company’s future lease payment commitments. See Note 9 for additional information on the Company’s long-term debt and production financing repayments.

(18)	Related Parties

The Company has not historically operated as a standalone business and the Combined Financial Statements are derived from the Consolidated Financial Statements and accounting records of Hasbro. The following disclosure summarizes activity between the Company and Hasbro. The Company historically settles intercompany transaction between entities and will net settle intercompany transactions to parent equity prior to close.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

Cost Allocations from Hasbro

Hasbro provides certain services including treasury, tax and legal functions to the Company. The Combined Financial Statements reflect an allocation of these costs. See Note 1 for a discussion of these costs and the methodology used to allocate them.

These allocations are reflected in the Combined Statement of Operations as follows:

(In thousands)	2022	2021
General and administration expenses	$1,008	$261

Management believes these cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, the Company during the periods presented. The allocations may not, however, be indicative of the actual expenses that would have been incurred had the Company operated as a standalone public company. Actual costs that may have been incurred if the Company had been a standalone public company would depend on a number of factors, including the chosen organizational structure, whether the functions were outsourced or performed by Company’s employees, and strategic decisions made in areas such as manufacturing, selling and marketing, research and development, information technology and infrastructure.

Net Parent Investment

“Net parent investment” represents Hasbro’s interest in the net assets of the Company. The net parent investment balance represents the cumulative net investment by Hasbro in the Company through the periods presented, including any prior net earnings (loss) or comprehensive earnings (loss) attributed to the Company. Certain transactions between the Company and other related parties, including allocated expenses, are also included in and reflected as a change in the Company’s net parent investment in the Combined Balance Sheets.

(In thousands)	2022	2021
Net Parent Investment
Corporate allocations	1,008	261
Share-based compensation funded by Parent	4,506	3,735

Net increase in Net Parent Investment	$5,514	$3,996

Related Party Distribution Arrangements

In the ordinary course of business, the Company distributes Hasbro IP-related content through various physical and digital distribution arrangements. Expenses related to these related party distribution arrangements may not be indicative of the actual expenses the Company would have incurred as a separate, stand-alone company or of the costs the Company will incur in the future.

Expenses related to these arrangements were $3,656 thousand and $5,625 thousand in the Combined Statement of Operations for the years ended December 25, 2022 and December 26, 2021, respectively.

(19)	Subsequent Events

The Company has performed an evaluation of subsequent events through January 17, 2024, which is the which is the date the financial statements were available to be issued.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Combined Financial Statements

(Thousands of Dollars)

During the second quarter of 2023, the Company determined that a triggering event occurred following a downward revision of the Company’s financial forecast, driven by challenging industry conditions that included the strike by the Writers Guild of America. As a result, the Company performed a quantitative impairment test and determined that the goodwill related to the Film and TV business was impaired. During the second quarter of 2023, the Company recorded pre-tax non-cash impairment charges of $296,167 thousand as the carrying value of the goodwill exceeded its expected fair value, as determined using a discounted cash flow model which is primarily based on management’s future revenue and cost estimates. These impairment charges consisted of a $231,000 thousand goodwill impairment charge associated with goodwill assigned to the Film and TV business, recorded within Impairment of Goodwill and a $65,167 thousand intangible asset impairment charge related to the Company’s definite-lived intangible eOne Trade Name. These charges are recorded in General and Administration costs, within the Combined Statements of Operations for the quarter and six months ended July 2, 2023.

On December 27, 2023, Hasbro completed the sale of all of the issued and outstanding equity interests of the eOne Film and Television business to Lionsgate. See Footnote 1 for additional information on the Transaction.

Exhibit 99.2

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Condensed Combined Financial Statements

For the Nine Months Ended October 1, 2023 and September 25, 2022

(Unaudited)

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Condensed Combined Balance Sheets

October 1, 2023 and December 25, 2022

(Thousands of Dollars)

	October 1, 2023	December 25, 2022
ASSETS
Current assets
Cash and cash equivalents, including restricted cash of $4,133 in 2023 and $13,600 in 2022	$71,022	$91,077
Accounts receivable, less allowance for credit losses of $1,398 in 2023 and $2,266 in 2022	85,186	157,749
Inventories	2,730	2,974
Prepaid expenses and other current assets	410,374	423,456

Total current assets	569,312	675,256

Operating lease right-of-use assets	29,233	38,233
Property, plant and equipment, net	22,273	28,696
Investment in productions and investments in acquired content rights	731,855	694,002
Goodwill	—	231,000
Other intangibles, net	42,402	118,995
Other	113,029	115,091

Total assets	$1,508,104	$1,901,273

LIABILITIES, NONCONTROLLING INTERESTS AND PARENT EQUITY
Current liabilities
Production financing	$150,096	$194,781
Accounts payable	22,631	29,833
Deferred revenue	26,484	22,991
Accrued participation and residuals	229,823	267,037
Accrued liabilities	136,727	207,252

Total current liabilities	565,761	721,894

Long-term operating lease liabilities	25,643	31,012
Deferred revenue	1,098	714
Other liabilities	13,785	32,175

Total liabilities	606,287	785,795

Commitments and contingencies (Note 14)
Redeemable noncontrolling interests	—	—
Parent equity
Net parent investment	929,651	1,143,855
Accumulated other comprehensive loss	(27,834)	(28,377)

Total parent equity	901,817	1,115,478

Total liabilities, noncontrolling interests and parent equity	$1,508,104	$1,901,273

See accompanying notes to Condensed Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Condensed Combined Statements of Operations

For the Nine Months Ended October 1, 2023 and September 25, 2022

(Thousands of Dollars)

	2023	2022
Net revenues	$419,325	$518,174
Costs and expenses:
Direct operating	320,545	394,479
Distribution and marketing	28,384	12,548
General and administration	87,555	98,221
Depreciation and amortization	18,476	19,584
Impairment of goodwill and trade name	296,167	—
Total costs and expenses	751,127	524,832

Operating loss	(331,802)	(6,658)

Interest expense	29,389	7,261
Interest income	(5,481)	(1,951)
Other expense, net	2,759	311

Loss before income taxes	$(358,469)	$(12,279)
Income tax provision (benefit)	(38,349)	11,237

Net loss	(320,120)	(23,516)
Less: Net earnings attributable to noncontrolling interests	—	576

Net loss attributable to Entertainment One Film and Television Business	$(320,120)	$(24,092)

See accompanying notes to Condensed Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Condensed Combined Statements of Comprehensive Loss

For the Nine Months Ended October 1, 2023 and September 25, 2022

(Thousands of Dollars)

	2023	2022
Net loss	$(320,120)	$(23,516)
Other comprehensive earnings (loss):
Foreign currency translation adjustments, net of tax	1,894	(37,978)
Net gains on cash flow hedging activities, net of tax	408	8,083
Reclassifications to earnings, net of tax:
Net losses on cash flow hedging activities	(1,759)	(1,186)

Other comprehensive earnings (loss), net of tax	543	(31,081)

Total comprehensive loss, net of tax	(319,577)	(54,597)
Total comprehensive earnings attributable to noncontrolling interests	—	576

Total comprehensive loss attributable to Entertainment One Film and Television Business	$(319,577)	$(55,173)

See accompanying notes to Condensed Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Condensed Combined Statements of Cash Flows

For the Nine Months Ended October 1, 2023 and September 25, 2022

(Thousands of Dollars)

	2023	2022
Cash flows from operating activities:
Net loss	$(320,120)	$(23,516)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	6,815	5,293
Amortization of intangible assets	11,661	14,291
Program cost amortization	249,848	318,966
Share-based compensation funded by Parent	8,223	3,019
Non-cash lease expense	9,049	6,560
Deferred income taxes	(41,902)	(38)
Impairment of goodwill and trade name	296,167	—
Other non-cash items	(1,351)	6,897
Changes in assets and liabilities:
Decrease in accounts receivable	47,262	4,799
Decrease (increase) in inventories	245	(290)
Decrease in prepaid expenses and other current assets	27,817	4,221
Program spend	(304,052)	(453,483)
Increase (decrease) in accounts payable	(7,503)	10,071
Increase (decrease) in accrued liabilities	(41,829)	39,422
Decrease in accrued participation and residuals	(37,829)	(11,922)
Increase in deferred revenue	3,845	14,438
Decrease in Other noncurrent liabilities	(7,357)	(1,279)
Decrease (increase) in Other noncurrent assets	27,347	(41,186)

Net cash used in operating activities	(73,664)	(103,737)

Investing activities:
Additions to Property, plant and equipment	(478)	(4,972)

Net cash used in investing activities	(478)	(4,972)

Financing activities:
Buyout of redeemable noncontrolling interest	—	(18,500)
Distributions to noncontrolling interests	—	(1,900)
Net proceeds from borrowings	117,944	204,032
Repayments of borrowings	(162,029)	(188,752)
Financing transactions with Parent, net	97,445	79,895

Net cash provided by financing activities	53,360	74,775

Effect of exchange rate changes on cash and cash equivalents	727	(980)

Change in cash and cash equivalents and restricted cash	(20,055)	(34,914)
Cash, cash equivalents and restricted cash at beginning of period	91,077	132,880

Cash, cash equivalents and restricted cash at end of period	$71,022	$97,966

Supplemental information
Income taxes paid	$(8,948)	$(2,824)

Interest paid	$(9,626)	$(202)

See accompanying notes to Condensed Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Condensed Combined Statements of Parent Equity and Redeemable Non-Controlling Interest

For the Nine Months Ended October 1, 2023 and September 25, 2022

(Thousands of Dollars)

	2023	2022
Net Parent Investment
Balance at the beginning of the period	$1,143,855	$1,028,975
Net loss attributable to Entertainment One Film and Television Business	(320,120)	(24,092)
Share-based compensation funded by Parent	8,223	3,019
Net contributions from Parent	97,693	86,737

Balance at the end of the period	$929,651	$1,094,639

Accumulated Other Comprehensive Earnings (Loss), net of tax
Balance at the beginning of the period	$(28,377)	$5,278
Other comprehensive earnings (loss)	543	(31,081)

Balance at the end of the period	(27,834)	(25,803)

Total Parent Equity	$901,817	$1,068,836

Redeemable Non-Controlling Interest
Balance at the beginning of the period	$—	$23,938
Distributions paid to noncontrolling owners and other foreign exchange	—	(1,500)
Buyout of redeemable noncontrolling interest	—	(23,014)
Net earnings attributable to noncontrolling interests	—	576

Balance at the end of the period	$—	$—

See accompanying notes to Condensed Combined Financial Statements.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

(1)	Description of Business and Basis of Presentation

Description of Business

The accompanying Condensed Combined Financial Statements include the accounts of operations that comprise the Entertainment One (“eOne”) Film and Television operations of Hasbro, Inc. (“Hasbro” or the “Parent”) (the “Company”). The eOne Film and Television business produces scripted and unscripted television and motion pictures with global distribution and an extensive film and television library. To the extent that an asset, liability, revenue, or expense is directly associated with the Company, it is reflected in the accompanying Condensed Combined Financial Statements.

On August 3, 2023, Hasbro and certain of its wholly and majority owned subsidiaries entered into a definitive agreement (the “Purchase Agreement”) to sell the Company’s film and television business to Lionsgate (the “Purchaser” or “Lionsgate”) for approximately $500,000 thousand (the “Transaction”). Upon consummation of the Transaction, the historical operations of the Company will be transferred to the Purchaser, and Hasbro and the Purchaser will enter into various commercial agreements designed to continue to serve their respective customers. The sale will include employees, a content library of nearly 6,500 titles, active productions for non-Hasbro owned IP and the eOne unscripted business, which will include rights for certain Hasbro-based shows.

The business does not include Hasbro’s Allspark operations, nor any active productions for Hasbro-owned IP such as Dungeons & Dragons. Consequently, these assets are not included in the accompanying Condensed Combined Financial Statements of the Company.

The accompanying Condensed Combined Financial Statements reflect the pushdown of acquisition accounting for the assets and liabilities which were directly attributable to the Company, and which existed as of the Lionsgate acquisition.

Basis Of Presentation

The Condensed Combined Financial Statements represent the operations of the Company and have been prepared on a “carve-out” basis. The Condensed Combined Financial Statements have been derived from Hasbro’s Consolidated Financial Statements and accounting records, and reflect the Condensed Combined Statements of Operations, Statements of Comprehensive Earnings, Balance Sheets, Cash Flows and Equity in accordance with accounting principles generally accepted in the United States (“GAAP”).

Hasbro provides certain corporate functions to the Company and costs associated with these provided services have been allocated to the Company. These allocations include treasury functions, tax services and employment legal functions. The costs of such services have been allocated to the Company based on an allocation metric which best represents the Company’s portion of corporate expenses incurred, primarily using the relative percentage of operating income. Management believes such allocations to be reasonable; however, they may not be indicative of the actual expenses that would have been incurred had the Company been operating as an independent company for the period presented. The cost allocations for these items are included in in “General and administration” in the Condensed Combined Statement of Operations. The total amounts of these cost allocations were approximately $299 thousand and $100 thousand for the nine months ended October 1, 2023 and September 25, 2022, respectively. See note 15.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

Hasbro maintains a number of share-based compensation programs at a corporate level. The Company’s employees participate in those programs, and as such, the Company was charged a portion of the expenses associated with these programs. The Company was directly attributed share-based compensation expenses of $8,223 thousand and $3,019 thousand for the nine months ended October 1, 2023 and September 25, 2022, respectively. The charges are included in “General and administration” in the Condensed Combined Statements of Operations.

Substantially all employees attributable to the Company are covered by defined contribution plans held by the Company, rather than Hasbro. These related expenses are all directly attributable to the Company and resulting liabilities are in Accrued liabilities in the Condensed Combined Balance Sheet.

“Net Parent Investment” represents Hasbro’s interest in the net assets of the Company. The net parent investment balance represents the cumulative net investment by Hasbro in the Company through the periods presented, including any prior net earnings (loss) or comprehensive earnings (loss) attributed to the Company. Certain transactions between the Company, including allocated expenses, are also included in and reflected as a change in the Company’s net parent investment in the Condensed Combined Balance Sheets.

The Company frequently engages in various activities with Hasbro, resulting in accounts receivable and accounts payable positions. These balances do not settle in cash and have been eliminated through Net Parent Investment for the periods presented. Additionally, intercompany transactions within the Film and Television business have been eliminated for the periods presented.

The Condensed Combined Financial Statements may not be indicative of future performance and do not necessarily reflect the Condensed Combined Statements of Operations, Balance Sheets, and Statement of Cash Flows had the Company operated as an independent business from Hasbro during the periods presented.

Preparation of Condensed Combined Financial Statements

The preparation of the Condensed Combined Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Condensed Combined Financial Statements and notes thereto. Actual results could differ from those estimates.

The nine-month periods ended October 1, 2023 and September 25, 2022 were 40-week and 39-week periods, respectively. The results of operations for the nine months ended October 1, 2023 are not necessarily indicative of results to be expected for the full year 2023, nor were those of the comparable 2022 period representative of those actually experienced for the full year 2022.

The Condensed Combined Financial Statements may not be indicative of future performance and do not necessarily reflect the Condensed Combined Statement of Operations, Balance Sheet, and Statement of Cash Flows would have been had the Company operated as an independent business from Hasbro during the periods presented. To the extent that an asset, liability, revenue, or expense is directly associated with the Company, it is reflected in the accompanying Condensed Combined Financial Statements.

Impairment of Reporting Unit

During the second quarter of 2023, the Company determined that a triggering event occurred following a downward revision of the Company’s financial forecast, driven by challenging industry conditions that included

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

the strike by the Writers Guild of America. As a result, the Company performed a quantitative impairment test and determined that the Company’s reporting unit was impaired. During the second quarter of 2023, the Company recorded pre-tax non-cash impairment charges of $296,167 thousand as the carrying value of the reporting unit exceeded its expected fair value, as determined using a discounted cash flow model which is primarily based on management’s future revenue and cost estimates. These impairment charges consisted of a $231,000 thousand goodwill impairment charge associated with goodwill and a $65,167 thousand intangible asset impairment charge related to the Company’s definite-lived intangible eOne Trade Name, recorded in Impairment of goodwill and trade name, within the Consolidated Statements of Operations for the nine months ended October 1, 2023.

(2)	Revenue Recognition

Contract Assets

In the ordinary course of business, the Entertainment One Film & TV Business enters into contracts to license their intellectual property, providing licensees right-to-use or access such intellectual property for use in the production and for use within content for distribution over streaming platforms and for television and film. The Company also licenses owned television and film content for distribution to third parties in formats that include broadcast, theatrical and digital streaming. Through these arrangements, the Company may receive advanced royalty payments from licensees, either in advance of a licensees’ subsequent sales to customers or prior to the completion of the Company’s performance obligation. The Company defers revenues on all licenses until the respective performance obligations are satisfied. The Company records the aggregate deferred revenues as contract liabilities, with the current portion recorded within Accrued Liabilities and the long-term portion recorded as Other Liabilities in the Company’s Condensed Combined Balance Sheets. The Company records contract assets, primarily related to (1) minimum guarantees being recognized in advance of contractual invoicing, which are recognized ratably over the terms of the respective license periods, and (2) film and television distribution revenues recorded for content delivered, where payment will occur over the license term.

The Company’s contract assets are classified within the following financial statement line items in the Condensed Combined Balance Sheets at October 1, 2023 and December 25, 2022 as follows:

(In thousands)	2023	2022
Prepaid expenses and other current assets	$301,599	$319,045
Other	84,025	109,607

Contract assets	$385,624	$428,652

Deferred Revenue

Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Company satisfies the corresponding performance obligation. Revenues of $16,430 thousand were recognized during the nine months ended October 1, 2023, related to the balance of deferred revenue at December 25, 2022.

Unsatisfied Performance Obligations

Unsatisfied performance obligations relate primarily to in-production television content to be delivered in the future under existing agreements with partnering content providers such as broadcasters, distributors,

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

television networks and subscription video on demand services. As of October 1, 2023, unrecognized revenue attributable to unsatisfied performance obligations expected to be recognized in the future was $120,516 thousand. Of this amount, we expect to recognize approximately $95,616 thousand in 2023, $22,801 thousand in 2024, and $1,959 thousand in 2025, and $140 thousand in 2026. These amounts include only fixed consideration.

Accounts Receivable and Allowance for Credit Losses

The Company’s balance for accounts receivable on the Condensed Combined Balance Sheets as of October 1, 2023 and December 25, 2022 are primarily from contracts with customers. The Company had no material expense for credit losses in the nine months ended October 1, 2023 or September 25, 2022.

Disaggregation of revenues

The Company disaggregates its revenues from contracts with customers by category: Home Video and Digital, Broadcast and Licensing and Production and Other. Information by major revenue stream and a reconciliation to reported amounts for the nine months ended October 1, 2023 and September 25, 2022 are as follows:

(In thousands)	2023	2022
Home Video, Digital and Theatrical	$18,873	$19,766
Broadcast and Licensing	138,208	129,528
Production and Other	262,244	368,880

Total revenues	$419,325	$518,174

(3)	Other Comprehensive Loss

Components of other comprehensive loss are presented within the Condensed Combined Statements of Comprehensive Loss. The following table presents the related tax effects on changes in other comprehensive loss for each of the nine months ended October 1, 2023 and September 25, 2022.

(In thousands)	2023	2022
Other comprehensive earnings (loss), tax effect:
Tax (expense) benefit on cash flow hedging activities	$(33)	$(1,911)
Tax (expense) benefit on foreign currency translation amounts	—	—
Reclassifications to earnings, tax effect:
Tax expense (benefit) on net (gains) losses on cash flow hedging activities	13	232

Total tax effect on other comprehensive loss attributable to Entertainment One Film and Television Business Film and Television	$(20)	$(1,679)

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

Changes in the components of accumulated other comprehensive loss, net of tax for each of the nine months ended October 1, 2023 and September 25, 2022 are as follows:

(In thousands)	Gains (Losses) on Derivative Instruments	Foreign Currency Translation Adjustments	Total Accumulated Other Comprehensive Earnings (Loss)
2023
Balance at December 25, 2022	$1,296	$(29,673)	$(28,377)
Current period other comprehensive earnings (loss)	408	1,894	2,302
Reclassifications from AOCE to earnings	(1,759)	—	(1,759)

Balance at October 1, 2023	$(55)	$(27,779)	$(27,834)

2022
Balance at December 26, 2021	$1,886	$3,392	$5,278
Current period other comprehensive earnings (loss)	8,083	(37,978)	(29,895)
Reclassifications from AOCE to earnings	(1,186)	—	(1,186)

Balance at September 25, 2022	$8,783	$(34,586)	$(25,803)

Gains (Losses) on Derivative Instruments

At October 1, 2023, the Company had remaining net deferred losses on foreign currency forward contracts, net of tax, of $55 thousand in AOCE. These instruments hedge payments related to television and movie production costs paid in 2023 or expected to be paid in 2024 or 2025. These amounts will be reclassified into the Condensed Combined Statements of Operations upon recognition of the related costs.

The company expects net deferred gains included in AOCE at October 1, 2023, to be reclassified to the Condensed Combined Statements of Operations within the next 12 months. However, the amount ultimately realized in earnings is dependent on the fair value of the hedging instruments on the settlement dates.

See note 12 for additional discussion on reclassifications from AOCE to earnings.

(4)	Property, Plant and Equipment

(In thousands)	October 1, 2023	December 25, 2022
Computer software and hardware	$27,980	$27,802
Furniture and fixtures	2,612	2,466
Leasehold improvements	16,148	16,108
Less accumulated depreciation	(24,467)	(17,680)

Total property, plant and equipment, net	$22,273	$28,696

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

Expenditures for maintenance and repairs which do not materially extend the life of the assets are charged to operations as incurred. In the nine months ended October 1, 2023 and September 25, 2022, the Company recorded $6,815 thousand and $5,293 thousand, respectively, of depreciation expense.

See note 11 for additional discussion on right of use assets.

(5)	Goodwill and Other Intangible Assets

Goodwill

Changes in the carrying amount of goodwill, for the nine months ended October 1, 2023 are as follows:

(In thousands)	Goodwill
Balance as of December 25, 2022	$231,000
Impairment during the period (1)	(231,000)

Balance as of October 1, 2023	$—

(1)	See note 1 for discussion of goodwill impairment recorded during the second quarter of 2023.

Other Intangible Assets, Net

The following table represents a summary of the Company’s other intangible assets, net at October 1, 2023 and December 25, 2022:

(In thousands)	2023	2022
Exclusive content agreements and libraries	$89,726	$89,481
Trade name (1)	—	85,000
Accumulated amortization	(47,324)	(55,486)

Total other intangibles assets, net	$42,402	$118,995

(1)	See note 1 for discussion of eOne Trade name impairment recorded during the second quarter of 2023.

The Company’s other intangible assets are amortized straight line over their remaining useful lives, and accumulated amortization of these other intangibles is reflected in other intangible assets, net in the accompanying Condensed Combined Balance Sheets.

Intangible assets are reviewed for indications of impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. See note 1 for discussion of eOne Trade name impairment recorded during the second quarter of 2023.

(6)	Investments in Productions and Investments in Acquired Content Rights

Investments in productions and investments in acquired content rights are predominantly monetized on a title-by-title basis and are recorded within other assets in the Company’s Condensed Combined Balance Sheets,

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

to the extent they are considered recoverable against future revenues. These amounts are being amortized to program cost amortization using a model that reflects the consumption of the asset as it is released through various channels including broadcast licenses, theatrical release and home entertainment. Amounts capitalized are reviewed periodically on an individual film basis and any portion of the unamortized amount that appears not to be recoverable from future net revenues is expensed as part of program cost amortization during the period the loss becomes evident. The Company’s unamortized investments in productions and investments in acquired content rights consisted of the following at October 1, 2023 and December 25, 2022:

(In thousands)	2023	2022
Investment in Films and Television Programs:
Individual monetization
Released, net of amortization	$463,657	$489,756
Completed and not released	68,741	78,644
In production	76,013	21,915
Pre-production	123,444	103,687

Total program investments	$731,855	$694,002

The Company recorded $249,848 thousand of program cost amortization related to released programming in the nine months ended October 1, 2023, consisting of the following:

(In thousands)	Investment in Production	Investment in Content	Total
Program cost amortization	$219,847	$30,001	$249,848

(7)	Accrued Liabilities

Components of accrued liabilities for the nine months ended October 1, 2023 and December 25, 2022 are as follows:

(In thousands)	2023	2022
Accrued expenses IIP & IIC	$48,012	$78,923
Severance	12,215	21,131
Payroll	6,417	20,793
Current lease liability	7,035	8,155
Accrued taxes	25,755	20,089
Other	37,293	58,161

Total accrued liabilities	$136,727	$207,252

(8)	Production Financing

Production Financing

The Company uses production financing to fund certain of its television and film productions which are arranged on an individual production basis by either special purpose production subsidiaries, each secured by the assets and future revenues of such production subsidiaries, which are non-recourse to the Company’s assets, or through a senior revolving credit facility obtained in November 2021, dedicated to production financing.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

Interest is charged at bank prime rate plus a margin based on the risk of the respective production. The weighted average interest rate on all production financing as of October 1, 2023 was 7.5%.

The Company’s senior revolving film and television production credit facility (the “RPCF”) with MUFG Union Bank, N.A., as administrative agent and lender and certain other financial institutions, as lenders thereto (the “Revolving Production Financing Agreement”) provides the Company with commitments having a maximum aggregate principal amount of $250,000 thousand. The Revolving Production Financing Agreement also provides the Company with the option to request a commitment increase up to an aggregate additional amount of $150,000 thousand subject to agreement of the lenders. The Revolving Production Financing Agreement extends through November 22, 2024. The Company uses the RPCF to fund certain of the Company’s original film and TV production costs. Borrowings under the RPCF are non-recourse to the Company’s assets.

The Company has U.S. dollar production credit facilities and Canadian dollar and U.S. dollar production loans with various banks. For all periods presented, the carrying value approximated fair value. The carrying amounts of each component of Production Financing were as follows:

(In thousands)	Production Loans	Credit Facilities	Total Production Financing
As of October 1, 2023	$8,185	$141,911	$150,096

The following table represents movements in production financing during the first nine months of 2023:

(In thousands)	Production Financing
Balance at December 25, 2022	$194,781
Drawdown	117,939
Repayments	(162,029)
Foreign exchange differences	(595)

Balance at October 1, 2023	$150,096

(9)	Income Taxes

In preparing the Film and TV carve-out financial statements, The Company has determined the tax provision for those operations on a separate return basis. The tax provision and the related tax disclosures set out below are not necessarily representative of the tax provision and the related tax disclosures that may arise in the future.

The Company files income tax returns in the United States and various state and international jurisdictions. In the normal course of business, the Company is regularly audited by U.S. federal, state and local, and international tax authorities in various tax jurisdictions.

Our effective tax rate (“ETR”) from continuing operations was 10.7% for the nine months ended October 1, 2023 and (91.5%) for the nine months ended September 25, 2022. The following items caused the year-to-date ETR to be significantly different from the prior year ETR:

•	During the nine months ended October 1, 2023, the Company recorded a net discrete tax benefit of $14,046 thousand primarily associated with a tax benefit on the impairment of eOne trade name in the

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

UK. During the nine months ended October 1, 2023, the Company also recorded a $3,553 thousand tax expense related to non-recoverable withholding tax in Canada and the US.

•

During the nine months ended September 25, 2022, the Company recorded a net discrete tax benefit of $1,747 thousand primarily associated with certain provision to return adjustments in the UK. During the nine months ended September 25, 2022, the Company also recorded $11,275 thousand of tax expense related to non-recoverable withholding tax in Canada and the US.

(10)	Fair Value of Financial Instruments

The Company measures certain financial instruments at fair value. The fair value hierarchy consists of three levels: Level 1 fair values are based on quoted market prices in active markets for identical assets or liabilities that the entity has the ability to access; Level 2 fair values are those based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities; and Level 3 fair values are based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. There have been no transfers between levels within the fair value hierarchy.

Accounting standards permit entities to measure many financial instruments and certain other items at fair value and establish presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities.

At October 1, 2023 and December 25, 2022, the Company had the following assets and liabilities measured using Level 2 fair value indicators in its Condensed Combined Balance Sheets:

(In thousands)	Fair Value
October 1, 2023
Assets:
Derivatives	$1,890

Total assets	$1,890

Liabilities:
Derivatives	$4,676

Total liabilities	$4,676

December 25, 2022
Assets:
Derivatives	$6,744

Total assets	$6,744

Liabilities:
Derivatives	$2,266

Total liabilities	$2,266

The Company’s derivatives consist of foreign currency forward contracts. The Company uses current forward rates of the respective foreign currencies to measure the fair value of these contracts.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

(11)	Leases

The Company occupies offices under various operating lease arrangements. The Company has no finance leases. The leases have remaining terms of 1 to 7 years, some of which include options to extend lease terms or options to terminate current lease terms at certain times, subject to notice requirements set out in the lease agreement. Payments under certain of the lease agreements may be subject to adjustment based on a consumer price index or other inflationary indices. The lease liability for such lease agreements as of the adoption date, was based on fixed payments as of the adoption date. Any adjustments to these payments based on the related indices will be recorded to expense as incurred. Leases with an expected term of 12 months or less are not capitalized. Lease expense under such leases is recorded straight line over the life of the lease. The Company expenses non-lease components as incurred for real estate leases.

The rent expense under such arrangements and similar arrangements that do not qualify as leases under ASU 2016-02, net of sublease income amounted to $7,820 thousand and $10,335 thousand, respectively, for each of the nine months period ended October 1, 2023 and September 25, 2022, and was not material to the Company’s financial statements nor were expenses related to short term leases (expected term less than twelve months) or variable lease payments during those same periods.

All leases expire prior to 2030. Real estate taxes, insurance and maintenance expenses are generally obligations of the Company. Operating leases often contain renewal options. In those locations in which the Company continues to operate, management expects that, in the normal course of business, leases that expire will be renewed or replaced by leases on other properties.

Information related to the Company’s leases for the nine months ended October 1, 2023 and September 25, 2022 is as follows:

(In thousands)	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$7,043	$7,697
Right-of-use assets obtained in exchange for lease:
Operating leases net of lease modifications	29,233	40,409

Weighted Average Remaining Lease Term:
Operating leases	4.9 years	5.6 years
Weighted Average Discount Rate:
Operating leases	1.8%	1.7%

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

The following is a reconciliation of future undiscounted cash flows to the operating liabilities, and the related right of use assets, included in our Condensed Combined Balance Sheets as of October 1, 2023:

(In thousands)	October 1, 2023
2023 (excluding the nine-month period ended October 1, 2023)	$2,007
2024	7,677
2025	7,745
2026	5,530
2027	5,208
2028 and thereafter	5,966

Total future lease payments	34,133
Less imputed interest	1,455

Present value of future operating lease payments	32,678
Less current portion of operating lease liabilities (1)	7,035

Non-current operating lease liability (2)	25,643

Operating lease right-of-use assets, net (3)	$29,233

(1)	Included in Accrued liabilities on the Condensed Combined Balance Sheets
(2)	Included in Other liabilities on the Condensed Combined Balance Sheets
(3)	Included in Operating lease right-of-use assets on the Condensed Combined Balance Sheets

(12)	Derivative Financial Instruments

The Company uses foreign currency forward and option contracts to mitigate the impact of currency rate fluctuations on firmly committed and projected future foreign currency transactions. These over-the-counter contracts, which hedge future currency requirements related to television and film production cost and production financing facilities (see note 8) as well as other cross-border transactions not denominated in the functional currency of the business unit, are primarily denominated in United States and Canadian Dollars, Pound Sterling and Euros. All contracts are entered into with a number of counterparties, all of which are major financial institutions. The Company believes that a default by a single counterparty would not have a material adverse effect on the financial condition of the Company. The Company does not enter into derivative financial instruments for speculative purposes.

Cash Flow Hedges

All the Company’s designated foreign currency forward contracts are considered to be cash flow hedges. These instruments hedge a portion of the Company’s currency requirements associated with certain production financing loans and other cross-border transactions, primarily in years 2023 and to a lesser extent, 2024.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

At October 1, 2023 and December 25, 2022, the notional amounts and fair values of the Company’s foreign currency forward and option contracts designated as cash flow hedging instruments were as follows:

	2023		2022
(In thousands)	Notional Amount	Fair Value	Notional Amount	Fair Value
Hedged Item

Foreign Currency denominated expense	28,669	(44)	78,298	1,706

The fair values of the Company’s foreign currency forward contracts designated as cash flow hedges are recorded in the Condensed Combined Balance Sheets at October 1, 2023 and December 25, 2022, as follows:

(In thousands)	2023	2022
Prepaid expenses and other current assets
Unrealized gains	$55	$2,051
Unrealized losses	—	—

Net unrealized gains	$55	$2,051

Accrued liabilities
Unrealized gains	$—	$—
Unrealized losses	(98)	(292)

Net unrealized losses	$(98)	$(292)

Net gains on cash flow hedging activities have been reclassified from other comprehensive earnings (loss) to net loss for the nine months ended October 1, 2023 and September 25, 2022 as follows:

(In thousands)	2023	2022
Condensed Combined Statements of Operations Classification

Other expense, net	1,759	1,186

Net realized gains	$1,759	$1,186

Undesignated Hedges

To manage transactional exposure to fair value movements on certain monetary assets and liabilities denominated in foreign currencies, the Company has implemented a balance sheet hedging program. The Company does not use hedge accounting for these contracts as changes in the fair values of these contracts are offset by changes in the fair value of the balance sheet items. As of October 1, 2023 and December 25, 2022, the total notional amounts of the Company’s undesignated derivative instruments were $289,536 thousand and $296,474 thousand, respectively.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

At October 1, 2023 and December 25, 2022, the fair value of the Company’s undesignated derivative financial instruments are recorded in the Condensed Combined Balance Sheets as follows:

(In thousands)	2023	2022
Prepaid expenses and other current assets
Unrealized gains	$1,836	$4,693
Unrealized losses	—	—

Net unrealized gains	1,836	4,693

Accrued liabilities
Unrealized gains	—	—
Unrealized losses	(4,577)	(1,974)

Net unrealized losses	(4,577)	(1,974)

Total unrealized (losses) gains, net	$(2,741)	$2,719

The Company recorded net gains (losses) of $905 thousand and $(8,712) thousand on these instruments to other expense, net for the nine months ended October 1, 2023 and September 25, 2022, respectively, relating to the change in fair value of such derivatives, substantially offsetting gains and losses from the change in fair value of the items to which the instruments relate.

For additional information related to the Company’s derivative financial instruments see notes 3 and 10.

(13)	Restructuring Actions

During 2020, the Company took certain integration actions related to the acquisition of eOne by Hasbro in 2019. Substantially all of the remaining cash payments related to these programs are expected to be made by the end of 2024.

During 2022, in support of Blueprint 2.0, the Parent announced an Operational Excellence program in which the Company took certain restructuring actions, including global workforce reductions, resulting in severance and other employee charges.

The detail of activity related to the Company’s programs as of October 1, 2023 is as follows:

(In thousands)	Integration Program	Operational Excellence Program
Remaining amounts to be paid as of December 25, 2022	$963	$20,168
Payments made in the nine months ended October 1, 2023	—	(8,916)

Remaining amounts to be paid as of October 1, 2023	963	11,252

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

(14)	Commitments and Contingencies

The Company is party to certain legal proceedings, as well as certain asserted and unasserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the Condensed Combined Financial Statements.

See note 11 for additional information on the Company’s future lease payment commitments. See note 8 for additional information on the Company’s long-term debt and production financing repayments.

(15)	Related Parties

The Company has not historically operated as a standalone business and the Condensed Combined Financial Statements are derived from the Consolidated Financial Statements and accounting records of Hasbro. The following disclosure summarizes activity between the Company and Hasbro. The Company historically settles intercompany transaction between entities and will net settle intercompany transactions to equity prior to close.

Cost Allocations from Hasbro

Hasbro provides certain services including treasury, tax and legal functions to the Company. The Consolidated Financial Statements reflect an allocation of these costs. See note 1 for a discussion of these costs and the methodology used to allocate them.

These allocations are reflected in the Condensed Combined Statement of Operations for nine-month period ended October 1, 2023 and September 25, 2022, as follows:

(In thousands)	2023	2022
General and administration expenses	$299	$100

Management believes these cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, the Company during the periods presented. The allocations may not, however, be indicative of the actual expenses that would have been incurred had the Company operated as a standalone public company. Actual costs that may have been incurred if the Company had been a standalone public company would depend on a number of factors, including the chosen organizational structure, whether the functions were outsourced or performed by Company’s employees, and strategic decisions made in areas such as manufacturing, selling and marketing, research and development, information technology and infrastructure.

Entertainment One Film and Television Business

(A Business of Hasbro, Inc.)

Notes to Condensed Combined Financial Statements

(Thousands of Dollars)

Net Parent Investment

“Net Parent Investment” represents Hasbro’s interest in the net assets of the Company. The net parent investment balance represents the cumulative net investment by Hasbro in the Company through the periods presented, including any prior net earnings (loss) or comprehensive earnings (loss) attributed to the Company. Certain transactions between the Company and other related parties, including allocated expenses, are also included in and reflected as a change in the Company’s net parent investment in the Condensed Combined Balance Sheets.

(In thousands)	October 1, 2023	December 25, 2022
Net Parent Investment
Corporate allocations	299	1,008
Share-based compensation funded by Parent	8,223	4,506

Net increase in Net Parent Investment	$8,522	$5,514

Related Party Distribution Arrangements

In the ordinary course of business, the Company distributes Hasbro IP-related content through various physical and digital distribution arrangements. Expenses related to these related party distribution arrangements may not be indicative of the actual expenses the Company would have incurred as a separate, stand-alone company or of the costs the Company will incur in the future.

Expenses related to these arrangements were $3,008 thousand and $2,345 thousand in the Condensed Combined Statement of Operations for the nine months period ended October 1, 2023 and September 25, 2022, respectively.

(16)	Subsequent Events

The Company has performed an evaluation of subsequent events for disclosure through December 21, 2023, which is the date the financial statements were available to be issued.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the Pubco Common Shares being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission registration fee		$39,861
Accounting fees and expenses
Legal fees and expenses
Financial printing and miscellaneous expenses

Total	$

Item 14.	Indemnification of Directors and Officers.

The Pubco Closing Articles provide that Pubco will indemnify its current and former directors and officers against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of a legal proceeding or investigative action, whether current, threatened, pending or contemplated, in which such person, by reason of being or having been a director or officer of Pubco is or may be joined as a party or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. British Columbia law provides that a company must not indemnify a director if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the director did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be, with such associated corporation being an affiliate of the company or a partnership, trust, joint venture or other unincorporated entity in which the director served in the capacity as a director or a position equivalent to that thereof, at the request of the company; or

•

in the case of an eligible proceeding other than a civil proceeding, if the director did not have reasonable grounds for believing that the director’s conduct in respect of which the proceeding was brought was lawful.

The Pubco Closing Articles also permit Pubco to purchase insurance for the benefit of any current or former officer, director, employee or other agent of Pubco or an affiliate of Pubco or, at Pubco’s request, of another entity, for any liability arising out of that person’s actions in such capacity, regardless of whether British Columbia law would permit indemnification. Pubco intends to enter into indemnification agreements with each of its current and future directors and officers. These agreements will require Pubco to indemnify these individuals to the fullest extent permitted under British Columbia law against liability that may arise by reason of their service to Pubco, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified and have provided a written undertaking required under British Columbia law.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description
2.1†	Business Combination Agreement, dated as of December 22, 2023, by and among Screaming Eagle Acquisition Corp., SEAC II Corp., SEAC MergerCo, 1455941 B.C. Unlimited Liability Company, Lions Gate Entertainment Corp., LG Sirius Holdings ULC and LG Orion Holdings ULC. (incorporated by reference to Annex A-1 of New SEAC’s Form S-4/A (File No. 333-276414), last filed with the SEC on April 12, 2024).

2.2	Amendment No. 1 to the Business Combination Agreement, dated as of April 11, 2024, by and among Screaming Eagle Acquisition Corp., SEAC II Corp., SEAC MergerCo, 1455941 B.C. Unlimited Liability Company, Lions Gate Entertainment Corp., LG Sirius Holdings ULC and LG Orion Holdings ULC (incorporated by reference to Annex A-2 of New SEAC’s Form S-4/A (File No. 333-276414), last filed with the SEC on April 12, 2024).

3.1	Form of Pubco Closing Articles (incorporated by reference to Annex C of New SEAC’s Form S-4/A (File No. 333-276414), last filed with the SEC on April 12, 2024).

4.1	Warrant Agreement by and between SEAC and Continental Stock Transfer & Trust Company, dated as of January 5, 2022 (incorporated by reference to Exhibit 4.1 to SEAC’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 10, 2022).

4.3	Form of SEAC Warrant Agreement Amendment (incorporated by reference to Annex F of New SEAC’s Form S-4/A (File No. 333-276414), last filed with the SEC on April 12, 2024).

4.4	Form of Warrantholder Support Agreement (incorporated by reference to Annex E of New SEAC’s Form S-4/A (File No. 333-276414), last filed with the SEC on April 12, 2024).

5.1*	Opinion of Dentons Canada LLP regarding legality of securities being registered.

10.1	Form of Subscription Agreements (incorporated by reference to Annex D of New SEAC’s Form S-4/A (File No. 333-276414), last filed with the SEC on April 12, 2024).

10.2	Sponsor Support Agreement, dated as of December 22, 2023, by and among Eagle Equity Partners V, LLC, Screaming Eagle Acquisition Corp., LG Orion Holdings ULC and Lionsgate Entertainment Corp. (incorporated by reference to Annex G of New SEAC’s Form S-4/A (File No. 333-276414), last filed with the SEC on April 12, 2024).

10.3	Form of Lock-Up Agreement (incorporated by reference to Annex J of New SEAC’s Form S-4/A (File No. 333-276414), last filed with the SEC on April 12, 2024).

10.4	Form of Sponsor Option Agreement (incorporated by reference to Annex H of New SEAC’s Form S-4/A (File No. 333-276414), last filed with the SEC on April 12, 2024).

10.5	Form of Amended and Restated Registration Rights Agreement (incorporated by reference to Annex I of New SEAC’s Form S-4/A (File No. 333-276414), last filed with the SEC on April 12, 2024).

10.6	Form of Tax Matters Agreement (incorporated by reference to Exhibit 10.6 of New SEAC’s Form S-4/A (File No. 333-276414), last filed with the SEC on April 12, 2024).

10.7	Voting and Standstill Agreement, dated as of November 10, 2015, by and among Lions Gate Entertainment Corp., Liberty Global plc, Discovery Communications, Inc., Liberty Global Incorporated Limited, Discovery Lightning Investments Ltd., Dr. John C. Malone and affiliates of MHR Fund Management, LLC (incorporated by reference to Exhibit 10.10 of New SEAC’s Form S-4/A (File No. 333-276414), last filed with the SEC on April 12, 2024).

Exhibit Number	Description

10.8	Amendment to Voting and Standstill Agreement, dated as of June 30, 2016, by and among Lions Gate Entertainment Corp., Liberty Global plc, Discovery Lightning Investments Ltd., Dr. John C. Malone, MHR Fund Management, LLC, Liberty Global Incorporated Limited, Discovery Communications, Inc. and affiliates of MHR Fund Management, LLC (incorporated by reference to Exhibit 10.10.1 of New SEAC’s Form S-4/A (File No. 333-276414), last filed with the SEC on April 12, 2024).

21.1*	List of subsidiaries of Pubco.

23.1	Consent of Ernst and Young LLP.

23.2	Consent of WithumSmith+Brown, PC.

23.3	Consent of KPMG LLP.

23.4*	Consent of Dentons Canada LLP (included as part of Exhibit 5.1 hereto).

107	Filing Fee Table.

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	To be filed by amendment.
†	Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.
‡

Portions of this exhibit have been redacted in compliance with Item 601(b)(10)(iv) of Regulation S-K. The omitted information is not material and is the type of information that the registrant customarily and actually treats as private and confidential.

Item 17.	Undertakings.

The undersigned registrant, hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on April 22, 2024.

SEAC II Corp.

By:	/s/ Eli Baker
Name:	Eli Baker
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities indicated on April 22, 2024.

Name	Title	Date

/s/ Eli Baker Eli Baker	Chief Executive Officer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 22, 2024